Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274355

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Permian Resources Corporation and Earthstone Energy, Inc.:

On behalf of the boards of directors of Permian Resources Corporation (“Permian Resources”) and Earthstone Energy, Inc. (“Earthstone”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the merger between Permian Resources and Earthstone. We are requesting that you take certain actions as a Permian Resources or Earthstone stockholder.

On August 21, 2023, Permian Resources, Smits Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of Permian Resources (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Permian Resources (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company (“Permian Resources OpCo”), Earthstone and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Earthstone OpCo”), entered into an Agreement and Plan of Merger (the “merger agreement”), providing for (i) the merger of Merger Sub I with and into Earthstone (the “Initial Company Merger” and, the effective time thereof, the “Initial Company Merger Effective Time”), with Earthstone continuing its existence as the surviving corporation following the Initial Company Merger as a direct, wholly owned subsidiary of Permian Resources (the “surviving corporation”), (ii) the subsequent merger of the surviving corporation with and into Merger Sub II (the “Subsequent Company Merger” and, the effective time thereof, the “Subsequent Company Merger Effective Time”; the Subsequent Company Merger, together with the Initial Company Merger, the “Company Mergers”), with Merger Sub II continuing its existence as the surviving entity following the Subsequent Company Merger as a direct, wholly owned subsidiary of Permian Resources, and (iii) the subsequent merger of Earthstone OpCo with and into Permian Resources OpCo (the “OpCo Merger” and, collectively with the Company Mergers, the “mergers”), with Permian Resources OpCo continuing its existence as the surviving operating company following the OpCo Merger.

If the mergers are completed, subject to certain exceptions, (i) each share of Class A common stock, par value $0.001 per share, of Earthstone (the “Earthstone Class A common stock”) will be converted into the right to receive 1.446 shares (the “exchange ratio”) of Class A common stock, par value $0.0001 per share, of Permian Resources (the “Permian Resources Class A common stock”), with cash paid in lieu of the issuance of fractional shares, if any, (ii) each share of Class B common stock, par value $0.001 per share, of Earthstone (the “Earthstone Class B common stock” and, together with the Earthstone Class A common stock, the “Earthstone common stock”) will be converted into the right to receive a number of shares of Class C common stock, par value $0.0001 per share, of Permian Resources (the “Permian Resources Class C common stock” and, together with the Permian Resources Class A common stock, the “Permian Resources common stock”) equal to the exchange ratio, with fractional shares, if any, to be canceled for no consideration, (iii) each common unit of Earthstone OpCo representing limited liability company membership interests in Earthstone OpCo (the “Earthstone OpCo Units”) will be converted into the right to receive a number of common units representing limited liability company interests in Permian Resources OpCo equal to the exchange ratio, with cash paid in lieu of the issuance of fractional units, if any, other than to the surviving entity in the Subsequent Company Merger and its wholly owned subsidiaries, and provided that the surviving entity and its wholly owned subsidiaries will receive, in exchange for their Earthstone OpCo Units, a number of Permian Resources OpCo Units equal, in the aggregate, to the number of shares of Permian Resources Class A common stock that are issued in connection with the Initial Company Merger, and (iv) all existing shares of Permian Resources common stock will remain outstanding.

Following the completion of the mergers, it is anticipated that persons who were stockholders of Permian Resources and Earthstone immediately prior to the mergers will own approximately 73% and 27% of the combined company, respectively, on a fully diluted basis.

Completion of the mergers requires, among other things, the separate approvals of both the holders of Permian Resources common stock (the “Permian Resources stockholders”) and the holders of Earthstone common stock (the “Earthstone stockholders”). To obtain the required stockholder approvals, Permian Resources and Earthstone will each hold special meetings of their respective stockholders in connection with the mergers (respectively, the “Permian Resources special meeting” and the “Earthstone special meeting”).

At the Permian Resources special meeting, the Permian Resources stockholders will be asked to vote on (1) a proposal to approve the issuance of shares of Permian Resources common stock to the Earthstone stockholders (the “Permian Resources stock issuance proposal”) and (2) a proposal to approve the adjournment of the Permian Resources special meeting to solicit additional proxies if there are not sufficient votes at the time of the Permian Resources special meeting to approve the Permian Resources stock issuance proposal (the “Permian Resources adjournment proposal”).

Approval of each of the Permian Resources stock issuance proposal and the Permian Resources adjournment proposal requires the affirmative vote of the holders of shares of Permian Resources common stock, voting together as a single class, representing a majority of votes properly cast on such proposal. The mergers cannot be completed without the approval of the Permian Resources stock issuance proposal. For the avoidance of doubt, approval of the Permian Resources adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Concurrently with the execution of the merger agreement, Earthstone and Permian Resources entered into a total of four Voting and Support Agreements (the “Permian Resources Support Agreements”) with certain existing Permian Resources stockholders (the “Permian Resources Supporting Stockholders”), pursuant to which, among other things, the Permian Resources Supporting Stockholders have agreed, subject to certain exceptions described in the section titled “The Mergers — Permian Resources Support Agreements,” not to transfer any of their shares of Permian Resources common stock or Permian Resources OpCo Units in advance of the record date for the Permian Resources special meeting and to vote their shares of Permian Resources common stock in favor of the Permian Resources stock issuance proposal, subject to the terms and conditions set forth in the respective Permian Resources Support Agreements. As of September 20, 2023, the record date for the Permian Resources special meeting, the Permian Resources Supporting Stockholders, collectively, hold approximately 48.9% of the outstanding voting power of Permian Resources.

The Permian Resources special meeting will be held on October 30, 2023 at 10:00 a.m., Central Time, at the Petroleum Club of Midland located at 501 West Wall Street, Midland, Texas 79701. Permian Resources’ board of directors unanimously recommends that Permian Resources stockholders (i) vote “FOR” the Permian Resources stock issuance proposal and (ii) vote “FOR” the Permian Resources adjournment proposal.

At the Earthstone special meeting, Earthstone stockholders will be asked to vote on (1) a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the Company Mergers (the “Earthstone merger proposal”), (2) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Earthstone’s named executive officers that is based on or otherwise relates to the mergers (the “Earthstone compensation advisory proposal”) and (3) a proposal to approve the adjournment of the Earthstone special meeting to solicit additional proxies if there are not sufficient votes at the time of the Earthstone special meeting to approve the Earthstone merger proposal (the “Earthstone adjournment proposal”).

Approval of the Earthstone merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Earthstone common stock, voting together as a single class, entitled to vote on such proposal. The mergers cannot be completed without the approval of the Earthstone merger proposal. Approval of each of the Earthstone compensation advisory proposal and the Earthstone adjournment proposal requires the affirmative vote of holders of a majority in voting power of the shares of Earthstone common stock, voting together as a single class, present in person or represented by proxy and entitled to vote on such proposal. For the avoidance of doubt, neither the approval of the Earthstone compensation advisory proposal nor the approval of the Earthstone adjournment proposal is a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Concurrently with the execution of the merger agreement, Permian Resources and Earthstone entered into two Voting and Support Agreements (the “Earthstone Support Agreements”) with certain existing Earthstone stockholders (collectively, the “Earthstone Supporting Stockholders”), pursuant to which, among other things, the Earthstone Supporting Stockholders have agreed not to transfer any of their shares of Earthstone common stock or Earthstone OpCo Units and to vote their shares of Earthstone common stock in favor of the Earthstone merger proposal, subject to the terms and conditions set forth in the respective Earthstone Support Agreements. As of September 22, 2023, the record date for the Earthstone special meeting, the Earthstone Supporting Stockholders, collectively, hold approximately 47.8% of the outstanding voting power of Earthstone.

The Earthstone special meeting will be held on October 30, 2023, at 10:00 a.m., Central Time at the offices of Earthstone located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The board of directors of Earthstone unanimously recommends that the Earthstone stockholders (i) vote “FOR” the Earthstone merger proposal, (ii) vote “FOR” the Earthstone compensation advisory proposal and (iii) vote “FOR” the Earthstone adjournment proposal.

Although the number of shares of Permian Resources common stock that Earthstone stockholders will receive in exchange for their shares of Earthstone common stock is fixed, the market value of the merger consideration will fluctuate with the market price of Permian Resources Class A common stock and will not be known at the time Earthstone stockholders vote to adopt the merger agreement or at the time Permian Resources stockholders vote to approve the Permian Resources stock issuance proposal. Based on the closing price of Permian Resources Class A common stock on the New York Stock Exchange (“NYSE”) on August 18, 2023, the last trading day before the public announcement of the parties entering into the merger agreement, the merger consideration represented approximately $18.64 in value for each share of Earthstone Class A common stock. Based on the closing price of Permian Resources Class A common stock on the NYSE on September 22, 2023, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, the merger consideration represented approximately $19.00 in value for each share of Earthstone Class A common stock.

Permian Resources Class A common stock and Earthstone Class A common stock are traded on the NYSE under the ticker symbols “PR” and “ESTE,” respectively. We urge you to obtain current market quotations for Permian Resources Class A common stock and Earthstone Class A common stock.

The obligations of Permian Resources and Earthstone to complete the mergers are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

The accompanying joint proxy statement/prospectus describes the Permian Resources special meeting and the Permian Resources stock issuance proposal to be considered thereat, the Earthstone special meeting and the Earthstone merger proposal and the Earthstone compensation advisory proposal to be considered thereat, and the mergers. Please carefully read the entire accompanying joint proxy statement/prospectus, including “Risk Factors” beginning on page 36, for a discussion of the risks relating to the mergers. You also can obtain information about Permian Resources and Earthstone from documents that each has filed with the U.S. Securities and Exchange Commission (the “SEC”). Please see “Where You Can Find More Information” beginning on page 221 of the accompanying joint proxy statement/prospectus for how you may obtain such information.

Sincerely,

William M. Hickey, III and James H. Walter Co-Chief Executive Officers Permian Resources Corporation	Robert J. Anderson President and Chief Executive Officer Earthstone Energy, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in the accompanying joint proxy statement/prospectus or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated September 25, 2023, and is first being mailed to Permian Resources stockholders of record and Earthstone stockholders of record on or about September 26, 2023.

PERMIAN RESOURCES CORPORATION

300 N. Marienfeld Street, Suite 1000

Midland, Texas 79701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 30, 2023

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders (the “Permian Resources special meeting”) of Permian Resources Corporation (“Permian Resources”), to be held at 10:00 a.m., Central Time, on October 30, 2023, at the Petroleum Club of Midland located at 501 West Wall Street, Midland, Texas 79701. The Permian Resources special meeting is being held for the following purposes:

•

To vote on a proposal to approve the issuance of shares of Permian Resources Class A common stock, par value $0.0001 per share (“Permian Resources Class A common stock”), and Permian Resources Class C common stock, par value $0.0001 per share (“Permian Resources Class C common stock” and, together with Permian Resources Class A common stock, “Permian Resources common stock”), to stockholders of Earthstone Energy, Inc. (“Earthstone”), in connection with the transactions pursuant to the terms of the Agreement and Plan of Merger, dated as of August 21, 2023 (as amended from time to time, the “merger agreement”), by and among Permian Resources, Smits Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of Permian Resources (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Permian Resources (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company (“Permian Resources OpCo”), Earthstone and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Earthstone OpCo”) (the “Permian Resources stock issuance” and such proposal, the “Permian Resources stock issuance proposal”); and

•

To vote on a proposal to approve the adjournment of the Permian Resources special meeting to solicit additional proxies if there are not sufficient votes at the time of the Permian Resources special meeting to approve the Permian Resources stock issuance proposal (the “Permian Resources adjournment proposal”).

Permian Resources will transact no other business at the Permian Resources special meeting, except such business as may properly be brought before the Permian Resources special meeting or any adjournments or postponements thereof by or at the direction of the Permian Resources board of directors (the “Permian Resources board”) in accordance with the Second Amended and Restated Bylaws of Permian Resources. The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached documents, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Permian Resources special meeting. You are encouraged to read this entire document carefully. In particular, please see “The Mergers” beginning on page 67 for a description of the transactions contemplated by the merger agreement, including the Permian Resources stock issuance, and “Risk Factors” beginning on page 36 for an explanation of the risks associated with the mergers (as defined below) and the other transactions contemplated by the merger agreement, including the Permian Resources stock issuance.

The merger agreement, among other things, provides for (i) the merger of Merger Sub I with and into Earthstone (the “Initial Company Merger”), with Earthstone continuing its existence as the surviving corporation following the Initial Company Merger as a direct, wholly owned subsidiary of Permian Resources (the “surviving corporation”), (ii) the subsequent merger of the surviving corporation with and into Merger Sub II (the “Subsequent Company Merger” and together, with the Initial Company Merger, the “Company Mergers”), with

Merger Sub II continuing its existence as the surviving entity following the Subsequent Company Merger as a direct, wholly owned subsidiary of Permian Resources and (iii) the subsequent merger of Earthstone OpCo with and into Permian Resources OpCo (the “OpCo Merger” and, collectively with the Company Mergers, the “mergers”), with Permian Resources OpCo continuing its existence as the surviving operating company following the OpCo Merger.

Approval of the Permian Resources stock issuance proposal by the affirmative vote of the holders of a majority of the votes cast on the Permian Resources stock issuance proposal is required to complete the mergers and the other transactions contemplated thereby. You are encouraged to read this entire document carefully.

The Permian Resources board has fixed the close of business on September 20, 2023 as the record date for the determination of the Permian Resources stockholders entitled to receive notice of, and to vote at, the Permian Resources special meeting or any adjournments or postponements thereof. Only Permian Resources stockholders of record on the record date are entitled to receive notice of, and to vote at, the Permian Resources special meeting or any adjournments or postponements thereof. For additional information regarding the Permian Resources special meeting, please see “Permian Resources Special Meeting” beginning on page 50 of the enclosed joint proxy statement/prospectus.

The Permian Resources board, at a meeting duly called and held, has by unanimous vote (i) determined that the merger agreement and the transactions contemplated thereby, including the Permian Resources stock issuance, are fair to, and in the best interests of, Permian Resources and the Permian Resources stockholders, (ii) approved and declared advisable the execution, delivery and performance by Permian Resources of the merger agreement and the consummation of the transactions contemplated thereby, including the Permian Resources stock issuance, and (iii) resolved to recommend that the Permian Resources stockholders approve the Permian Resources stock issuance. The Permian Resources board unanimously recommends that Permian Resources stockholders vote “FOR” the Permian Resources stock issuance proposal and vote “FOR” the Permian Resources adjournment proposal.

As a Permian Resources stockholder, you play an important role by considering and acting on these matters. We appreciate the time and attention you invest in making thoughtful decisions.

Please vote as promptly as possible, regardless of whether you plan to attend the Permian Resources special meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, please submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) signing and returning your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting at the Permian Resources special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Permian Resources common stock entitled to vote on the applicable proposal and who is present at the Permian Resources special meeting may vote at the Permian Resources special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked before the voting polls are closed at the Permian Resources special meeting in the manner described in the joint proxy statement/prospectus.

If you have any questions concerning the Permian Resources stock issuance proposal, the Permian Resources adjournment proposal, the mergers, or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Permian Resources common stock, please contact Permian Resources’ proxy solicitor:

Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: PR@investor.morrowsodali.com

Your vote is very important, regardless of the number of shares of Permian Resources common stock you own. The mergers cannot be completed unless stockholders of both Permian Resources and Earthstone approve certain proposals related to the mergers. Approval of the Permian Resources stock issuance proposal requires the affirmative vote of the holders of a majority of the votes cast on the Permian Resources stock issuance proposal. Whether or not you plan to attend the Permian Resources special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the Permian Resources special meeting.

By order of the Board of Directors,

Chad W. MacDonald

Corporate Secretary

Permian Resources Corporation

EARTHSTONE ENERGY, INC.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 30, 2023

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders (the “Earthstone special meeting”) of Earthstone Energy, Inc. (“Earthstone”), to be held at 10:00 a.m., Central Time, on October 30, 2023, at the offices of Earthstone located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The Earthstone special meeting is being held for the following purposes:

•

To vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 21, 2023 (as may be amended from time to time, the “Merger Agreement”), by and among Earthstone, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Earthstone OpCo”), Permian Resources Corporation, a Delaware corporation (“Permian Resources”), Smits Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of Permian Resources (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Permian Resources (“Merger Sub II”), and Permian Resources Operating, LLC, a Delaware limited liability company (“Permian Resources OpCo”), pursuant to which (i) Merger Sub I will merge with and into Earthstone (the “Initial Company Merger”), with Earthstone surviving the Initial Company Merger as a direct, wholly owned subsidiary of Permian Resources (the “surviving corporation”), (ii) following the Initial Company Merger, the surviving corporation will merge with and into Merger Sub II (the “Subsequent Company Merger” and, together with the Initial Company Merger, the “Company Mergers”), with Merger Sub II surviving the Subsequent Company Merger as a direct, wholly owned subsidiary of Permian Resources (in such capacity, the “Surviving Company”), and (iii) following the Company Mergers, Earthstone OpCo will merge with and into Permian Resources OpCo (the “OpCo Merger,” and, collectively with the Company Mergers, the “mergers”), with Permian Resources OpCo surviving the OpCo Merger (the “Earthstone merger proposal”);

•

To vote on a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Earthstone’s named executive officers that is based on or otherwise relates to the mergers (the “Earthstone compensation advisory proposal”); and

•

To vote on a proposal to approve the adjournment of the Earthstone special meeting to solicit additional proxies if there are not sufficient votes at the time of the Earthstone special meeting to approve the Earthstone merger proposal (the “Earthstone adjournment proposal”).

Earthstone will transact no other business at the Earthstone special meeting, except such business as may properly be brought before the Earthstone special meeting or any adjournments or postponements thereof by or at the direction of the Earthstone board of directors (the “Earthstone board”) in accordance with the Amended and Restated Bylaws of Earthstone. The accompanying joint proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached documents, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Earthstone special meeting. You are encouraged to read this entire document carefully. In particular, please see “The Mergers” beginning on page 67 for a description of the transactions contemplated by the merger agreement, and “Risk Factors” beginning on page 36 for an explanation of the risks associated with the mergers (as defined below) and the other transactions contemplated by the merger agreement.

The merger agreement, among other things, provides for (i) the merger of Merger Sub I with and into Earthstone (the “Initial Company Merger”), with Earthstone continuing its existence as the surviving corporation following the Initial Company Merger as a direct, wholly owned subsidiary of Permian Resources (the “surviving corporation”), (ii) the subsequent merger of the surviving corporation with and into Merger Sub II (the “Subsequent Company Merger” and together, with the Initial Company Merger, the “Company Mergers”), with Merger Sub II continuing its existence as the surviving entity following the Subsequent Company Merger as a direct, wholly owned subsidiary of Permian Resources and (iii) the subsequent merger of Earthstone OpCo with and into Permian Resources OpCo (the “OpCo Merger” and, collectively with the Company Mergers, the “mergers”), with Permian Resources OpCo continuing its existence as the surviving operating company following the OpCo Merger.

Approval of the Earthstone merger proposal by the affirmative vote of the holders of a majority of the outstanding shares of Earthstone Class A common stock, par value $0.001 per share (the “Earthstone Class A common stock”), and Earthstone Class B common stock, par value $0.001 per share (the “Earthstone Class B common stock,” and together with the Earthstone Class A common stock, the “Earthstone common stock”), voting together as a single class and entitled to vote on such proposal is required to approve the mergers and complete the mergers.

Approval of each of the Earthstone compensation advisory proposal on a non-binding advisory basis and the Earthstone adjournment proposal requires the affirmative vote of a majority of the voting power of shares of Earthstone common stock present in person or represented by proxy and entitled to vote thereon. For the avoidance of doubt, neither the approval of the Earthstone compensation advisory proposal nor the approval of the Earthstone adjournment proposal is a condition to the closing of the mergers or otherwise required to effectuate the mergers.

The Earthstone board has fixed the close of business on September 22, 2023 as the record date for the determination of the Earthstone stockholders entitled to receive notice of, and to vote at, the Earthstone special meeting or any adjournments or postponements thereof. The Earthstone stockholders of record on the record date are entitled to receive notice of, and to vote at, the Earthstone special meeting or any adjournments or postponements thereof. For additional information regarding the Earthstone special meeting, please see “Earthstone Special Meeting” beginning on page 58 of the enclosed joint proxy statement/prospectus.

The Earthstone board, at a meeting duly called and held, has by unanimous vote (i) determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, Earthstone and the Earthstone stockholders, (ii) approved and declared advisable the execution, delivery and performance by Earthstone of the merger agreement and the consummation of the transactions contemplated thereby, including the Company Mergers, and (iii) resolved to recommend that the Earthstone stockholders approve the merger agreement and the transactions contemplated thereby, including the Company Mergers. The Earthstone board unanimously recommends that Earthstone stockholders (i) vote “FOR” the Earthstone merger proposal, (ii) vote “FOR” the Earthstone compensation advisory proposal and (iii) vote “FOR” the Earthstone adjournment proposal.

As an Earthstone stockholder, you play an important role by considering and acting on these matters. We appreciate the time and attention you invest in making thoughtful decisions.

Please vote as promptly as possible, regardless of whether you plan to attend the Earthstone special meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, please submit a proxy to vote your shares as promptly as possible by submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting at the Earthstone special meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Earthstone common stock entitled to vote on the applicable proposal and who is present at the Earthstone special meeting may vote at the Earthstone special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked before the voting polls are closed at the Earthstone special meeting in the manner described in the joint proxy statement/prospectus.

If you have any questions concerning the Earthstone merger proposal, the Earthstone compensation advisory proposal, the Earthstone adjournment proposal or this joint proxy statement/prospectus, would like additional copies, or need help voting your shares of Earthstone common stock, please contact Earthstone’s proxy solicitor:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

(281) 298-4246

Earthstone Energy, Inc.

c/o Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: ESTE@investor.morrowsodali.com

Your vote is very important. The merger between Earthstone and Permian Resources cannot be completed without the approval of the Earthstone merger proposal by the affirmative vote of the holders of a majority of the outstanding shares of Earthstone common stock entitled to vote thereon. Abstentions will have the same effect as a vote “AGAINST” the Earthstone merger proposal, the Earthstone compensation advisory proposal and the Earthstone adjournment proposal. Broker non-votes and the failure to submit a proxy or vote at the Earthstone special meeting will have the same effect as a vote “AGAINST” the Earthstone merger proposal and will have no effect on the Earthstone compensation advisory proposal or the Earthstone adjournment proposal. Approval of the Earthstone compensation advisory proposal or the Earthstone adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Your vote is important and we encourage you to review the attached joint proxy statement/prospectus and vote your shares of Earthstone common stock in order to be represented at the Earthstone special meeting. On behalf of the Earthstone board, we thank you for your continued support of Earthstone.

By Order of the Board of Directors

EARTHSTONE ENERGY, INC.

Robert J. Anderson
President, Chief Executive Officer and Director

September 25, 2023

ADDITIONAL INFORMATION

Each of Permian Resources and Earthstone file annual, quarterly, and current reports, proxy statements and other business and financial information with the U.S. Securities and Exchange Commission (the “SEC”) electronically, and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from Permian Resources at www.permianres.com and from Earthstone at www.earthstoneenergy.com, as applicable. The information contained on, or that may be accessed through, Permian Resources’ and Earthstone’s websites is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

Permian Resources has filed with the SEC a registration statement on Form S-4 with respect to the shares of Permian Resources common stock issuable to Earthstone stockholders in the mergers, of which this joint proxy statement/prospectus forms a part. This joint proxy statement/prospectus constitutes the prospectus of Permian Resources filed as part of the registration statement. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and obtain a copy of the registration statement, including any amendments, schedules and exhibits, at the SEC’s website mentioned above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement.

This joint proxy statement/prospectus incorporates important business and financial information about Permian Resources and Earthstone from documents that are not attached to this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus, including copies of financial statements and management’s discussion and analysis, free of charge by requesting them in writing or by telephone from the appropriate company or its proxy solicitor at the following addresses and telephone numbers:

For Permian Resources stockholders:
Permian Resources Corporation
300 N. Marienfeld Street, Suite 1000
Midland, Texas 79701
(432) 695-4222

Permian Resources Corporation
c/o Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: PR@investor.morrowsodali.com

For Earthstone stockholders:
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
(281) 298-4246

Earthstone Energy, Inc.
c/o Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: ESTE@investor.morrowsodali.com

If you would like to request any documents, please do so by October 23, 2023, which is five business days prior to the date of the Permian Resources special meeting and the Earthstone special meeting, in order to receive them before the applicable meeting.

For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, please see “Where You Can Find More Information.”

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Permian Resources (File No. 333-274355), constitutes a prospectus of Permian Resources under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Permian Resources Class A common stock issuable to holders of Eligible Earthstone Class A shares as contemplated by the merger agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Permian Resources and Earthstone under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This joint proxy statement/prospectus also constitutes a notice of meeting with respect to the Permian Resources special meeting and a notice of meeting with respect to the Earthstone special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. Neither Permian Resources nor Earthstone can guarantee the reliability of such other information that others may give you. This joint proxy statement/prospectus is dated September 25, 2023, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information. Neither the mailing of this joint proxy statement/prospectus to Permian Resources stockholders or Earthstone stockholders nor the issuance by Permian Resources of shares of Permian Resources common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Permian Resources has been provided by Permian Resources, and information contained in this joint proxy statement/prospectus regarding Earthstone has been provided by Earthstone.

All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars, unless otherwise noted. All references in this joint proxy statement/prospectus to:

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“Chisholm Acquisition” refer to the acquisition by Earthstone OpCo on February 15, 2022 of interests in oil and gas leases and related property of Chisolm Energy Operating, LLC and certain of its affiliates located in Lea and Eddy counties, New Mexico;

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“Class A merger consideration” refer to the right to receive 1.446 shares of Permian Resources Class A common stock per each Eligible Earthstone Class A share, with cash paid in lieu of the issuance of fractional shares, if any;

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“Class B merger consideration” refer to the right to receive 1.446 shares of Permian Resources Class C common stock per each Eligible Earthstone Class B share, with fractional shares, if any, to be canceled for no consideration;

•	“closing” refer to the closing of the mergers;

•	“closing date” refer to the date on which the closing occurs;

•	“Code” refer to the Internal Revenue Code of 1986, as amended;

•	“Colgate” refer to Colgate Energy Partners III, LLC;

•	“Colgate Merger” refer to Permian Resources’ acquisition of Colgate, completed on August 31, 2022;

•	“combined company” refer to Permian Resources and its consolidated subsidiaries after giving effect to the mergers;

•	“Company Mergers” refer to the Initial Company Merger and the Subsequent Company Merger;

•	“COPAS” refer to the Council of Petroleum Accountants Society;

•	“DGCL” refer to Delaware General Corporation Law;

•	“DLLCA” refer to Delaware Limited Liability Company Act;

•	“Earthstone” refer to Earthstone Energy, Inc., a Delaware corporation;

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“Earthstone adjournment proposal” refer to the proposal to approve the adjournment of the Earthstone special meeting to solicit additional proxies if there are not sufficient votes at the time of the Earthstone special meeting to approve the Earthstone merger proposal;

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“Earthstone benefit plan” refer to any employee benefit plan sponsored, maintained or contributed to (or required to be contributed to) by Earthstone or any of its subsidiaries, or under or with respect to which Earthstone or any of its subsidiaries has any current or contingent liability or obligation;

•	“Earthstone board” refer to the Earthstone board of directors;

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“Earthstone bylaws” refer to Earthstone’s amended and restated bylaws adopted February 26, 2010, as amended by the first amendment thereto, dated November 22, 2011, and the second amendment thereto, dated October 22, 2015;

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“Earthstone certificate of incorporation” refer to Earthstone’s third amended and restated certificate of incorporation, dated May 9, 2017, as amended by the certificate of amendment thereto, dated July 20, 2021, and the certificate of amendment thereto, dated June 8, 2023;

•	“Earthstone Class A common stock” refer to the Class A common stock of Earthstone, par value $0.001 per share;

•	“Earthstone Class B common stock” refer to the Class B common stock of Earthstone, par value $0.001 per share;

•	“Earthstone common stock” refer to the Earthstone Class A common stock and the Earthstone Class B common stock;

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“Earthstone compensation advisory proposal” refer to the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Earthstone’s named executive officers that is based on or otherwise relates to the mergers;

•	“Earthstone equity plan” refer to Earthstone’s 2014 Long-Term Incentive Plan, as amended;

•	“Earthstone merger proposal” refer to the proposal to adopt the merger agreement and the transactions contemplated therein, including the Company Mergers;

•	“Earthstone OpCo” refer to Earthstone Energy Holdings, LLC, a Delaware limited liability company;

•	“Earthstone OpCo LLC Agreement” refer to the second amended and restated limited liability company agreement of Earthstone OpCo;

•	“Earthstone OpCo unitholders” refer to holders of Earthstone OpCo Units;

•	“Earthstone OpCo Units” refer to common units representing limited liability company interests in Earthstone OpCo;

•	“Earthstone PSU” refer to a restricted stock unit granted pursuant to the Earthstone equity plan that is subject to performance-based vesting;

•	“Earthstone RSU” refer to a restricted stock unit granted pursuant to the Earthstone equity plan that vests solely on the basis of time;

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“Earthstone special meeting” refer to the special meeting of the Earthstone stockholders in connection with the transactions contemplated by the merger agreement, as may be adjourned or postponed from time to time;

•	“Earthstone stockholders” refer to holders of Earthstone common stock;

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“Earthstone Support Agreements” refer to those certain Voting and Support Agreements, dated as of August 21, 2023, by and among Permian Resources, Earthstone and certain existing Earthstone stockholders and attached as Annexes F-1 and F-2 hereto;

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“Earthstone Supporting Stockholders” refer to each of and collectively, EnCap Energy Capital Fund VII, L.P., Bold Energy Holdings, LLC, EnCap Energy Capital Fund XI, L.P., Cypress Investments, LLC and Broken Oak Investments, LLC;

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“Eligible Earthstone Class A shares” refer to each share of Earthstone Class A common stock issued and outstanding immediately prior to the Initial Company Merger Effective Time, excluding shares of Earthstone Class A common stock held by Earthstone as treasury shares or held by Permian Resources, Merger Sub I, Merger Sub II or any of their respective subsidiaries immediately prior to the Initial Company Merger Effective Time and, in each case, not held on behalf of third parties and any shares of Earthstone Class A common stock covered by Earthstone RSUs or Earthstone PSUs;

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“Eligible Earthstone Class B shares” refer to each share of Earthstone Class B common stock issued and outstanding immediately prior to the Initial Company Merger Effective Time, excluding shares of Earthstone Class B common stock held by (i) Earthstone as treasury shares or held by Permian Resources, Merger Sub I, Merger Sub II or any of their respective subsidiaries immediately prior to the Initial Company Merger Effective Time and, in each case, not held on behalf of third parties and (ii) any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL;

•	“Eligible Earthstone shares” refer to the Eligible Earthstone Class A shares and the Eligible Earthstone Class B shares;

•	“EnCap” refer to EnCap Investments L.P., a Delaware limited partnership;

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“EnCap Funds” refer to, collectively, EnCap Energy Capital Fund VIII, L.P., a Texas limited partnership, Bold Energy Holdings, LLC, a Texas limited liability company, and EnCap Energy Capital Fund XI, L.P., a Texas limited partnership;

•	“EnCap Letter Agreement” refer to that certain Letter Agreement, dated August 21, 2023, by and among Earthstone and the EnCap Funds;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“exchange agent” refer to a commercial bank, trust company or transfer agent that is mutually acceptable to Permian Resources and Earthstone to act as the exchange agent;

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“exchange ratio” refer to (i) the ratio of 1.446 shares of Permian Resources common stock per each Eligible Earthstone share that will be issued to holders of Eligible Earthstone shares in connection with the Initial Company Merger or (ii) the ratio of 1.446 Permian Resources OpCo Units per each Earthstone OpCo Unit that will be issued to holders of Earthstone OpCo Units in connection with the OpCo Merger;

•	“GAAP” refer to accounting principles generally accepted in the United States of America;

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“Initial Company Merger” refer to the merger of Merger Sub I with and into Earthstone, with Earthstone continuing its existence as the surviving corporation following such merger as a direct, wholly owned subsidiary of Permian Resources;

•	“Initial Company Merger Effective Time” refer to the time the Initial Company Merger becomes effective;

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“merger agreement” refer to the Agreement and Plan of Merger, dated as of August 21, 2023, by and among Permian Resources, Permian Resources OpCo, Earthstone, Earthstone OpCo, Merger Sub I and Merger Sub II, as amended, supplemented or otherwise modified through the date hereof;

•	“merger consideration” refer to the Class A merger consideration and the Class B merger consideration;

•	“Merger Sub I” refer to Smits Merger Sub I Inc., a Delaware corporation and direct, wholly owned subsidiary of Permian Resources;

•	“Merger Sub II” refer to Smits Merger Sub II LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Permian Resources;

•	“mergers” refer to, collectively, the Initial Company Merger, the Subsequent Company Merger and the OpCo Merger;

•	“NGLs” means natural gas liquids;

•	“NGP” refer to NGP Energy Capital Management, LLC, a Texas limited liability company;

•	“NGP Funds” refer to, collectively, NGP XI US Holdings, L.P., NGP XII US Holdings, L.P. and Luxe Energy, LLC;

•	“Novo” refer to Novo Oil & Gas Holdings, LLC, a Delaware limited liability company;

•	“Novo Acquisition” refer to the acquisition by Earthstone OpCo on August 15, 2023 of 100% of the issued and outstanding equity interests of Novo;

•	“Novo Assets” refer to the assets acquired in the Novo Acquisition;

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“Novo Divestiture” refer to the purchase by Northern Oil & Gas, Inc., immediately after the Novo Acquisition, of an undivided one-third interest in Novo’s oil and gas and related assets acquired by Earthstone OpCo pursuant to the Novo Acquisition;

•	“Novo Transactions” refer to the Novo Acquisition and the Novo Divestiture;

•	“NYMEX Strip” refer to New York Mercantile Exchange strip;

•	“NYSE” refer to the New York Stock Exchange;

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“OpCo Merger” refer to, occurring as soon as practicable following the Subsequent Company Merger, the merger of Earthstone OpCo with and into Permian Resources OpCo, with Permian Resources OpCo continuing its existence as the surviving operating company;

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“OpCo merger consideration” refer to the right to receive 1.446 Permian Resources OpCo Units per Earthstone OpCo Unit issued and outstanding immediately prior to the effective time of the OpCo Merger, with cash paid in lieu of the issuance of fractional units, if any;

•	“OpCo Merger Effective Time” refer to the time the OpCo Merger becomes effective;

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“outside date” refer to April 21, 2024; provided that if on such date, (i) any waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act have not been terminated or have not expired, or (ii) a governmental authority has adopted a legal prohibition or law (in each case, that relates to the matters described in clause (i)) that makes consummation of the transactions contemplated by the merger agreement illegal or otherwise prohibited, but all other conditions to the closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, shall be capable of being satisfied on such date) or waived, then the outside date will automatically extend to August 21, 2024;

•	“Pearl” refer to Pearl Energy Investments, L.P., a Delaware limited partnership;

•	“Permian Resources” refer to Permian Resources Corporation, a Delaware corporation;

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“Permian Resources adjournment proposal” refer to the proposal to approve the adjournment of the Permian Resources special meeting to solicit additional proxies if there are not sufficient votes at the time of the Permian Resources special meeting to approve the Permian Resources stock issuance proposal;

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“Permian Resources benefit plan” refer to an employee benefit plan sponsored, maintained or contributed to (or required to be contributed to) by Permian Resources or any of its subsidiaries, or under or with respect to which Permian Resources or any of its subsidiaries has any current or contingent liability or obligation;

•	“Permian Resources board” refer to the Permian Resources board of directors;

•	“Permian Resources bylaws” refer to the Second Amended and Restated Bylaws of Permian Resources, as in effect as of the date of this joint proxy statement/prospectus;

•	“Permian Resources certificate of incorporation” refer to Permian Resources’ fourth amended and restated certificate of incorporation, dated September 1, 2022;

•	“Permian Resources Class A common stock” refer to the Class A common stock, par value $0.0001 per share, of Permian Resources;

•	“Permian Resources Class C common stock” refer to the Class C common stock, par value $0.0001 per share, of Permian Resources;

•	“Permian Resources common stock” refer to the Permian Resources Class A common stock and the Permian Resources Class C common stock;

•	“Permian Resources equity plan” refer to Permian Resources’ 2023 Long Term Incentive Plan;

•	“Permian Resources OpCo” refer to Permian Resources Operating, LLC, a Delaware limited liability company;

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“Permian Resources OpCo A&R LLCA” refer to the Seventh Amended and Restated Limited Liability Company Agreement of Permian Resources OpCo to be entered into at closing, substantially in the form attached as Annex G hereto;

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“Permian Resources OpCo LLCA” refer to the Sixth Amended and Restated Limited Liability Company Agreement of Permian Resources OpCo, as in effect as of the date of this joint proxy statement/prospectus;

•	“Permian Resources OpCo Units” refer to common units representing limited liability company interests in Permian Resources OpCo;

•	“Permian Resources Option” refer to an option to purchase Permian Resources Class A common stock under the Permian Resources equity plan;

•	“Permian Resources PSU” refer to a restricted stock unit granted pursuant to the Permian Resources equity plan that is subject to performance-based vesting;

•	“Permian Resources Restricted Shares” refer to restricted stock awards granted pursuant to the Permian Resources equity plan;

•	“Permian Resources Severance Plan” refer to the Permian Resources Third Amended and Restated Severance Plan;

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“Permian Resources special meeting” refer to the special meeting of the Permian Resources stockholders in connection with the transactions contemplated by the merger agreement, as may be adjourned or postponed from time to time;

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“Permian Resources stock issuance” refer to the issuance of shares of Permian Resources Class A common stock and Permian Resources Class C common stock to the Earthstone stockholders in connection with the transactions pursuant to the terms of the merger agreement;

•	“Permian Resources stock issuance proposal” refer to the proposal to approve the Permian Resources stock issuance;

•	“Permian Resources stockholders” refer to holders of Permian Resources common stock;

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“Permian Resources Support Agreements” refer to those certain Voting and Support Agreements, dated as of August 21, 2023, by and among Earthstone, Permian Resources and certain existing Permian Resources stockholders and attached as Annexes E-1, E-2, E-3 and E-4 hereto;

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“Permian Resources Supporting Stockholders” refer to each of and collectively, William M. Hickey, III, James H. Walter, the NGP Funds, Pearl Energy Investments, L.P., Pearl Energy Investments II, L.P., Pearl CIII Holdings, L.P., Riverstone VI Centennial QB Holdings, L.P., REL US Centennial Holdings, LLC, Riverstone Non-ECI USRPI AIV, L.P. and Silver Run Sponsor, LLC;

•	“Post Oak” refer to Post Oak Energy Capital, LP, a Delaware limited partnership;

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“pre-closing dividend” refer to the dividends and corresponding distributions that Earthstone and Earthstone OpCo are expected to declare during the interim period, to be paid following the closing, to the holders of Earthstone Class A common stock and Earthstone OpCo Units that are equivalent to those dividends and distributions that would have been received by the holders of Earthstone Class A common stock and Earthstone OpCo Units with respect to the shares of Permian Resources Class A common stock and Permian Resources OpCo Units issuable to them under the merger agreement, had the mergers been completed on or prior to August 15, 2023 (the record date set by Permian Resources for the dividend and corresponding distribution it paid on August 23, 2023);

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“Registration Rights Agreement” refer to that certain Registration Rights Agreement, dated as of August 21, 2023, by and among Permian Resources and the parties listed on the signature pages thereto and attached as Annex D hereto;

•	“Riverstone” refer to Riverstone Holdings LLC, a Delaware limited liability company;

•	“SEC” refer to the U.S. Securities and Exchange Commission;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•	“special meetings” refer to the Permian Resources special meeting and the Earthstone special meeting;

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“Subsequent Company Merger” refer to, occurring as soon as practicable following the Initial Company Merger, the merger of Earthstone with and into Merger Sub II, with Merger Sub II continuing its existence as the surviving entity following such merger as a direct, wholly owned subsidiary of Permian Resources;

•	“Subsequent Company Merger Effective Time” refer to the time the Subsequent Company Merger becomes effective;

•	“surviving corporation” refer to Earthstone following the Initial Company Merger (as a direct, wholly owned subsidiary of Permian Resources);

•	“surviving entity” refer to Merger Sub II following the Subsequent Company Merger (as a direct, wholly owned subsidiary of Permian Resources); and

•	“Transactions” refer to the transactions contemplated by the merger agreement, including the mergers and the pre-closing dividend.

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QUESTIONS AND ANSWERS

The following are some questions that you may have regarding the mergers, the Permian Resources stock issuance and other matters being considered at the Permian Resources special meeting and Earthstone special meeting and the answers to those questions. Permian Resources and Earthstone urge you to carefully read the entirety of this joint proxy statement/prospectus, including the annexes hereto and the information incorporated by reference herein, because the information in this section does not provide all the information that might be important to you with respect to the mergers, the Permian Resources stock issuance and the other matters being considered at the Permian Resources special meeting and the Earthstone special meeting.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Permian Resources and Earthstone have agreed to merge their respective businesses and have entered into the merger agreement, pursuant to which, on the terms and subject to the conditions included in the merger agreement, (i) Merger Sub I, a direct, wholly owned subsidiary of Permian Resources, will merge with and into Earthstone, with Earthstone surviving such merger as a direct, wholly owned subsidiary of Permian Resources, (ii) subsequently, Earthstone will merge with and into Merger Sub II, with Merger Sub II surviving the such merger as a direct, wholly owned subsidiary of Permian Resources and (iii) Earthstone OpCo will merge with and into Permian Resources OpCo, with Permian Resources OpCo surviving such merger. The merger agreement, which governs the terms of the transactions, is attached to this joint proxy statement/prospectus as Annex A.

Completion of the mergers requires, among other things, the separate approvals of both the Permian Resources stockholders and the Earthstone stockholders. To obtain the required stockholder approvals, Permian Resources and Earthstone will each hold special meetings of their respective stockholders in connection with the mergers.

At the Permian Resources special meeting, the Permian Resources stockholders will be asked to vote on the Permian Resources stock issuance proposal and the Permian Resources adjournment proposal. Approval of each of the Permian Resources stock issuance proposal and the Permian Resources adjournment proposal requires the affirmative vote of the holders of shares of Permian Resources common stock, voting together as a single class, representing a majority of votes properly cast on such proposal.

At the Earthstone special meeting, Earthstone stockholders will be asked to vote on the Earthstone merger proposal, the Earthstone compensation advisory proposal and the Earthstone adjournment proposal. Approval of the Earthstone merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Earthstone common stock, voting together as a single class, entitled to vote on such proposal. Approval of each of the Earthstone compensation advisory proposal and the Earthstone adjournment proposal requires the affirmative vote of holders of a majority in voting power of the shares of Earthstone common stock, voting together as a single class, present in person or represented by proxy and entitled to vote on such proposal. For the avoidance of doubt, neither the approval of the Earthstone compensation advisory proposal nor approval of the Earthstone adjournment proposal is a condition to the closing of the mergers or otherwise required to effectuate the mergers.

The mergers cannot be completed without the approval of the Permian Resources stock issuance proposal and the Earthstone merger proposal. The approval of the Permian Resources adjournment proposal, the Earthstone compensation advisory proposal and the Earthstone adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

This joint proxy statement/prospectus, which you should read carefully, contains important information about the mergers, the Permian Resources stock issuance, the Earthstone compensation advisory proposal and other matters being considered at the Permian Resources special meeting and the Earthstone special meeting.

Q:	When and where is the Permian Resources special meeting?

A:	The Permian Resources special meeting will be held on October 30, 2023 at 10:00 a.m., Central Time, at the Petroleum Club of Midland located at 501 West Wall Street, Midland, Texas 79701.

Q:	When and where is the Earthstone special meeting?

A:	The Earthstone special meeting will be held on October 30, 2023, at 10:00 a.m., Central Time, at the offices of Earthstone located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

Q:	What will holders of Earthstone common stock and Earthstone OpCo Units receive for their shares of Earthstone common stock and their Earthstone OpCo Units in the mergers?

A:

At the Initial Company Merger Effective Time, subject to certain exceptions, each Eligible Earthstone Class A share will be converted automatically into the right to receive 1.446 shares of Permian Resources Class A common stock, with cash paid in lieu of the issuance of fractional shares, if any, and each Eligible Earthstone Class B share will be converted automatically into the right to receive 1.446 shares of Permian Resources Class C common stock, with fractional shares, if any, to be canceled for no consideration.

At the OpCo Merger Effective Time, each Earthstone OpCo Unit will be converted automatically into the right to receive 1.446 Permian Resources OpCo Units, with cash paid in lieu of the issuance of fractional units, if any, other than to the surviving entity in the Subsequent Company Merger and its wholly owned subsidiaries, and provided that the surviving entity and its wholly owned subsidiaries will receive, in exchange for their Earthstone OpCo Units, a number of Permian Resources OpCo Units equal, in the aggregate, to the number of shares of Permian Resources Class A common stock that are issued in connection with the Initial Company Merger.

In addition, each outstanding Earthstone RSU and Earthstone PSU in respect of Earthstone common stock will be treated as described in “The Merger Agreement — Treatment of Earthstone Equity Awards in the Mergers.”

For additional information regarding the consideration to be received in the mergers, please see “The Mergers — Effects of the Mergers.”

Q:	If I am a holder of Earthstone common stock or Earthstone OpCo Units, how will I receive the merger consideration to which I am entitled?

A:

If you are a holder of record, as of immediately prior to the Initial Company Merger Effective Time or OpCo Merger Effective Time, as applicable, of certificates that represent the Eligible Earthstone shares or Earthstone OpCo Units (“Earthstone certificates”), a notice advising you of the effectiveness of the Initial Company Merger or the OpCo Merger, as applicable, and a letter of transmittal and instructions for the surrender of your Earthstone certificates will be mailed to you as soon as practicable after the OpCo Merger Effective Time. After receiving proper documentation from you, the exchange agent will send to you (i) with respect to Earthstone certificates of Eligible Earthstone shares, a statement reflecting the aggregate whole number of shares of Permian Resources common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement, (ii) with respect to Earthstone certificates of Earthstone OpCo Units, a statement reflecting the aggregate whole number of Permian Resources OpCo Units (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement, and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Permian Resources Class A common stock or any fractional Permian Resources OpCo Units, and any dividends and other distributions on the shares of Permian Resources common stock or Permian Resources OpCo Units issuable to you under the merger agreement.

If you are a holder of record, as of immediately prior to the Initial Company Merger Effective Time or OpCo Merger Effective Time, as applicable, of Eligible Earthstone shares or Earthstone OpCo Units represented by book-entry (“Earthstone book-entry securities”) which are not held through The Depository Trust Company (“DTC”), the exchange agent will deliver to you, promptly after the OpCo Merger Effective Time, (i) a notice advising you of the effectiveness of the Initial Company Merger or OpCo Merger, as applicable, (ii) a statement reflecting the aggregate whole number of shares of Permian Resources common stock or Permian Resources OpCo Units, as applicable (which, in each case, will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Permian Resources Class A common stock or any fractional Permian Resources OpCo Units, and any dividends and other distributions on the shares of Permian Resources common stock or Permian Resources OpCo Units issuable to you as merger consideration.

If you are a holder of record of Earthstone book-entry securities which are held through DTC, the exchange agent will transmit to DTC or its nominees promptly on or after the closing date, the Class A merger consideration, cash in lieu of any fractional shares of Permian Resources Class A common stock and any dividends and other distributions on the shares of Permian Resources Class A common stock issuable under the merger agreement, in each case, that DTC has the right to receive.

No interest will be paid or accrued on any amount payable for Eligible Earthstone Class A shares or Earthstone OpCo Units pursuant to the merger agreement.

For additional information on the exchange of Earthstone common stock and Earthstone OpCo Units for the merger consideration, see the section entitled “The Merger Agreement — Exchange and Payment Procedures.”

In addition, pursuant to the merger agreement, Earthstone and Earthstone OpCo are expected to declare during the interim period, to be paid following the closing, the pre-closing dividend, consisting of dividends and corresponding distributions to the holders of Earthstone Class A common stock and Earthstone OpCo Units that are equivalent to those dividends and distributions that would have been received by the holders of Earthstone Class A common stock and Earthstone OpCo Units with respect to the Permian Resources Class A common stock and Permian Resources OpCo Units issuable to them under the merger agreement, had the mergers been completed on or prior to August 15, 2023 (the record date set by Permian Resources for the dividend and corresponding distribution it paid on August 23, 2023). Based on dividends declared by Permian Resources as of the date of this joint proxy statement/prospectus, the amount of the pre-closing dividend is expected to be not less than $0.1446 per share of Earthstone Class A common stock and Earthstone OpCo Unit.

Q:	What will holders of Earthstone equity awards receive in the mergers?

A:

The merger agreement provides that, to the extent provided for in the applicable award agreement, each Earthstone RSU that is outstanding immediately prior to the Initial Company Merger Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest in full immediately prior to the Initial Company Merger Effective Time (including with respect to any dividend equivalents credited with respect to such Earthstone RSU that remain unpaid as of the Initial Merger Effective Time, including the pre-closing dividend) and (ii) be canceled and converted into the right to receive, without interest, the Class A merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone RSU, with cash paid in lieu of fractional shares of Permian Resources Class A common stock in accordance with the merger agreement.

The merger agreement also provides that, to the extent provided for in the applicable award agreement, each Earthstone PSU that is outstanding immediately prior to the Initial Company Merger Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest immediately prior to the Initial Company Merger Effective Time (including with respect to any dividend equivalents credited with respect to such Earthstone PSU that remain unpaid as of the Initial Merger Effective Time, including the pre-closing dividend) based on the attainment of the applicable performance metrics at the maximum level of performance and (ii) be canceled and converted into the right to receive, without interest, the Class A merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone PSU, with cash paid in lieu of fractional shares of Permian Resources Class A common stock in accordance with the merger agreement.

To the extent the applicable award agreement as in effect at the Initial Company Merger Effective Time does not provide for the treatment described above (i.e., for any Earthstone RSUs that may be granted after the date of entry into the merger agreement), such Earthstone RSU shall, at the Initial Company Merger Effective Time, be assumed by Permian Resources and converted into the right to receive, upon vesting, the merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone RSU. Thereafter, each such converted Earthstone RSU will continue to be governed by the same terms and conditions (including vesting and forfeiture) that were applicable to the corresponding Earthstone RSU immediately prior to the Initial Company Merger Effective Time.

For additional information on the treatment of Earthstone equity awards, please see “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers — Treatment of Earthstone Equity Awards in the Mergers” and “The Merger Agreement — Treatment of Earthstone Equity Awards.”

Q:	How will holders of Permian Resources common stock and Permian Resources OpCo Units be affected by the mergers?

A:

Upon completion of the mergers, each holder of Permian Resources common stock or Permian Resources OpCo Units will hold the same number of shares of Permian Resources common stock or Permian Resources OpCo Units, as applicable, that such holder held immediately prior to completion of the mergers. As a result of the mergers, holders of Permian Resources common stock or Permian Resources OpCo Units would own shares or units, as applicable, in a larger company with more assets. However, because Permian Resources will be issuing additional shares of Permian Resources common stock to holders of Eligible Earthstone shares and additional Permian Resources OpCo Units to each holder of Earthstone OpCo Units, each share of Permian Resources common stock and each Permian Resources OpCo Unit issued and outstanding immediately prior to the mergers will represent a smaller percentage of the aggregate number of shares of Permian Resources common stock or Permian Resources OpCo Units, as applicable, issued and outstanding after the mergers.

Q:	Who would own Permian Resources immediately following the mergers?

A:

Following the closing of the mergers, based on the number of shares of Permian Resources common stock outstanding as of the date of the merger agreement, Permian Resources’ existing stockholders would own approximately 73% of the issued and outstanding shares of the combined company and Earthstone’s existing stockholders would own approximately 27% of the issued and outstanding shares of the combined company, in each case on a fully diluted basis. The exact equity stake of Earthstone stockholders in Permian Resources immediately following the Initial Company Merger Effective Time will depend on the number of shares of Permian Resources common stock and shares of Earthstone common stock issued and outstanding immediately prior to the Initial Company Merger Effective Time.

The combined company will retain Permian Resources’ current “Up-C” structure, in which substantially all of the operating assets of Permian Resources will be held by Permian Resources OpCo, and Permian Resources’ only assets will be equity interests in Permian Resources OpCo.

Q:	What will be the composition of the board of directors and management of Permian Resources following the completion of the mergers?

A:

Pursuant to the terms of the merger agreement, Permian Resources is required to take all necessary corporate action so that prior to the Initial Company Merger Effective Time, the Permian Resources board is comprised of eleven directors and, upon the Initial Company Merger Effective Time, (i) one individual designated by Earthstone will be appointed to serve as a Class I director, with a term ending at the 2026 annual meeting of the combined company’s stockholders and (ii) one individual designated by Earthstone will be appointed to serve as a Class III director, with a term ending at the 2025 annual meeting of the combined company’s stockholders.

Q:	How important is my vote?

A:

Your vote “FOR” each proposal presented at the Permian Resources special meeting and Earthstone special meeting is very important, and you are encouraged to submit a proxy as soon as possible. The mergers cannot be completed without the approval of the Permian Resources stock issuance proposal and the Earthstone merger proposal. The approval of the Permian Resources adjournment proposal, the Earthstone compensation advisory proposal and the Earthstone adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Permian Resources. Approval of each of the Permian Resources stock issuance proposal and the Permian Resources adjournment proposal requires the affirmative vote of the holders of shares of Permian Resources common stock, voting together as a single class, representing a majority of votes properly cast on such proposal. Accordingly, the failure of a Permian Resources stockholder to submit a proxy or vote at the Permian Resources special meeting, a Permian Resources stockholder’s abstention, and a broker non-vote will have no effect on the outcome of each proposal, assuming the presence of a quorum.

For the avoidance of doubt, the approval of the Permian Resources adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Earthstone. Approval of the Earthstone merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Earthstone common stock, voting together as a single class, entitled to vote on such proposal. Accordingly, an Earthstone stockholder’s abstention from voting, a broker non-vote, the failure of an Earthstone stockholder to vote or the failure of an Earthstone stockholder to submit a proxy will have the same effect as a vote “AGAINST” the Earthstone merger proposal.

Approval of each of the Earthstone compensation advisory proposal and the Earthstone adjournment proposal requires the affirmative vote of a majority of the voting power of shares of Earthstone common stock, voting together as a single class, present in person or represented by proxy and entitled to vote on such proposal. Accordingly, an Earthstone stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Earthstone compensation advisory proposal and the Earthstone adjournment proposal, while a broker non-vote or the failure of an Earthstone stockholder to vote will have no effect on the outcome of either of the proposals.

For the avoidance of doubt, the approval of each of the Earthstone compensation advisory proposal and the Earthstone adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Q:	How do the Permian Resources board and the Earthstone board recommend that I vote?

A:

The Permian Resources board unanimously recommends that Permian Resources stockholders vote (i) “FOR” the Permian Resources stock issuance proposal and (ii) “FOR” the Permian Resources adjournment proposal. For additional information regarding how the Permian Resources board recommends Permian Resources stockholders vote, see the section entitled “The Mergers — Recommendation of the Permian Resources Board and Reasons for the Mergers.”

The Earthstone board unanimously recommends that Earthstone stockholders vote (i) “FOR” the Earthstone merger proposal, (ii) “FOR” the Earthstone compensation advisory proposal and (iii) “FOR” the Earthstone adjournment proposal. For additional information regarding how the Earthstone board recommends that Earthstone stockholders vote, see the section entitled “The Mergers — Recommendation of the Earthstone Board and Reasons for the Mergers.”

Q:

Are there any Permian Resources stockholders or Earthstone stockholders who have already committed to voting in favor of the Permian Resources stock issuance proposal or the Earthstone merger proposal?

A:

Yes. As an inducement to Earthstone entering into, and concurrent with the execution of, the merger agreement, Permian Resources and Earthstone entered into a total of four Voting and Support Agreements with the Permian Resources Supporting Stockholders, pursuant to which, among other things, the Permian Resources Supporting Stockholders have agreed, subject to certain exceptions described in the section titled “The Mergers — Permian Resources Support Agreements,” not to transfer any of their shares of Permian Resources common stock or Permian Resources OpCo Units in advance of the Permian Resources record date and to vote their shares of Permian Resources common stock in favor of the Permian Resources stock issuance proposal, subject to the terms and conditions set forth in the respective Permian Resources Support Agreements. As of the Permian Resources record date, the Permian Resources Supporting Stockholders, collectively, hold approximately 48.9% of the outstanding voting power of Permian Resources.

Additionally, Earthstone and Permian Resources entered into two Voting and Support Agreements with the Earthstone Supporting Stockholders, pursuant to which, among other things, the Earthstone Supporting Stockholders have agreed not to transfer any of their shares of Earthstone common stock or Earthstone OpCo Units and to vote their shares of Earthstone common stock in favor of the Earthstone merger proposal, subject to the terms and conditions set forth in the respective Earthstone Support Agreements. As of the Earthstone record date, the Earthstone Supporting Stockholders, collectively, hold approximately 47.8% of the outstanding voting power of Earthstone.

For additional information, please see “The Mergers — Permian Resources Support Agreements” and “The Mergers — Earthstone Support Agreements.”

Q:	Will the shares of Permian Resources Class A common stock received at the time of completion of the Initial Company Merger be traded on an exchange?

A:

Yes. It is a condition to the consummation of the mergers that the shares of Permian Resources Class A common stock to be issued pursuant to the merger agreement (including shares of Permian Resources Class A common stock issuable upon exchange of the Permian Resources OpCo Units and shares of Permian Resources Class C common stock to be issued pursuant to the mergers) be authorized for listing on the NYSE, subject to official notice of issuance. Earthstone Class A common stock currently trades on the NYSE under the stock symbol “ESTE.” When the mergers are completed, the Earthstone Class A common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act. The Permian Resources Class A common stock to be issued in connection with the mergers will be registered under the Securities Act and will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to the persons that are parties to the Registration Rights Agreement, who have agreed to certain transfer restrictions for a period of six months following the closing of the mergers and pursuant to the Registration Rights Agreement, subject to certain exceptions, including that the NGP Funds may, in a single transaction, sell up to $350 million of Permian Resources common stock after the Permian Resources record date, and following such sale certain stockholders party to the Registration Rights Agreement may participate, on a pro rata basis, in certain secondary offerings of Permian Resources common stock. See the section of this joint proxy statement/prospectus entitled “The Mergers — Registration Rights Agreement” beginning on page 143 for further discussion of the terms of the transfer restrictions.

Q:	What are the material U.S. federal income tax consequences of the Company Mergers to holders of Earthstone Class A common stock?

A:

Assuming that the Company Mergers are completed as currently contemplated, Permian Resources and Earthstone intend for the Company Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Earthstone’s obligation to complete the mergers that it receive an opinion from Vinson & Elkins L.L.P. (“Vinson & Elkins,” counsel to Earthstone), another nationally recognized law firm reasonably satisfactory to Earthstone, or Kirkland & Ellis, LLP (“Kirkland & Ellis,” counsel to Permian Resources), dated as of the closing date, to the effect that the Company Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the Company Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in “The Mergers — Material U.S. Federal Income Tax Consequences of the Company Mergers”) of shares of Earthstone Class A common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Earthstone Class A common stock for shares of Permian Resources Class A common stock pursuant to the Company Mergers, except with respect to any cash received in the pre-closing dividend and any cash received in lieu of fractional shares of Permian Resources Class A common stock.

Please see “The Mergers — Material U.S. Federal Income Tax Consequences of the Company Mergers” for a more detailed discussion of the U.S. federal income tax consequences of the Company Mergers to U.S. holders of shares of Earthstone Class A common stock. Each Earthstone stockholder is strongly encouraged to consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Transactions to it.

Q:	When do Permian Resources and Earthstone expect to complete the mergers?

A:

Permian Resources and Earthstone currently expect to complete the mergers by year-end 2023. However, neither Permian Resources nor Earthstone can predict the actual date on which the mergers will be completed, nor can the parties ensure that the mergers will be completed, because completion is subject to conditions beyond the control of either company. Please see “The Mergers — Regulatory Approvals” and “The Merger Agreement — Conditions to Completion of the Mergers.”

Q:	What happens if the requisite stockholder approvals are not obtained or the mergers are not completed?

A:

If the Earthstone merger proposal is not approved by the Earthstone stockholders, the Permian Resources stock issuance proposal is not approved by Permian Resources stockholders or the mergers are not completed for any other reason, holders of Earthstone common stock and Earthstone OpCo Units will not receive any merger consideration for shares of Earthstone common stock or Earthstone OpCo Units they own. Instead, Earthstone will remain an independent public company, Earthstone Class A common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Earthstone will continue to file periodic reports with the SEC.

Under specified circumstances, Earthstone or Permian Resources may be required to pay a termination fee upon or subsequent to termination of the merger agreement, as described in “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement.”

Q:	Who can vote at, and what are the record dates of, each of the Permian Resources special meeting and the Earthstone special meeting?

A:

All Permian Resources stockholders who hold shares of Permian Resources common stock of record at the close of business on September 20, 2023, the record date for the Permian Resources special meeting (the “Permian Resources record date”), are entitled to receive notice of, and to vote at, the Permian Resources special meeting.

All Earthstone stockholders who hold shares of Earthstone common stock of record at the close of business on September 22, 2023, the record date for the Earthstone special meeting (the “Earthstone record date”), are entitled to receive notice of, and to vote at, the Earthstone special meeting.

Q:	How many votes may I cast?

A:

Each outstanding share of Permian Resources common stock entitles its holder of record to one vote on each matter to be considered at the Permian Resources special meeting. The Permian Resources stockholders of record on the Permian Resources record date are the only Permian Resources stockholders that are entitled to receive notice of, and to vote at, the Permian Resources special meeting and any adjournments or postponements thereof.

Each outstanding share of Earthstone common stock entitles its holder of record to one vote on each matter to be considered at the Earthstone special meeting. The Earthstone stockholders of record on the Earthstone record date are the only Earthstone stockholders that are entitled to receive notice of, and to vote at, the Earthstone special meeting or any adjournments or postponements thereof.

Q:	What constitutes a quorum at each of the Permian Resources special meeting and the Earthstone special meeting?

A:	For business to be conducted at the Permian Resources special meeting and the Earthstone special meeting, a quorum must be present.

A quorum at the Permian Resources special meeting requires the presence, in person or by proxy, of the holders of shares of outstanding capital stock of the Permian Resources representing a majority of the voting power of all outstanding shares of capital stock of Permian Resources entitled to vote at such meeting. If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of Permian Resources common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Permian Resources special meeting. Both abstentions and broker non-votes are counted in determining that a quorum is present for the Permian Resources special meeting.

A quorum at the Earthstone special meeting constitutes the holders of not less than a majority of the shares entitled to vote at the Earthstone special meeting, present in person or by proxy. If you submit a properly executed proxy card, even if you do not vote for the proposals or vote to “abstain” in respect of the proposals, your shares of Earthstone common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Earthstone special meeting. Both abstentions and broker non-votes are counted in determining that a quorum is present for the Earthstone special meeting.

Q:	What do I need to do now?

A:

After you have carefully read and considered the information contained in or incorporated by reference into this joint proxy statement/prospectus, please submit your proxy in accordance with the instructions set forth on the applicable enclosed proxy card, or complete, sign, date, and return the applicable enclosed proxy card in the self-addressed, stamped envelope provided as soon as possible so that your shares will be represented and voted at the Permian Resources special meeting or the Earthstone special meeting, as applicable.

For additional information on voting procedures, please see “Permian Resources Special Meeting” and “Earthstone Special Meeting.”

Q:	How will my proxy be voted?

A:

If you submit your proxy via the internet, by telephone, or by completing, signing, dating, and returning the applicable enclosed proxy card, your proxy will be voted in accordance with your instructions.

For additional information on voting procedures, please see “Permian Resources Special Meeting” and “Earthstone Special Meeting.”

Q:	Who will count the votes?

A:	The votes at the Permian Resources special meeting will be tabulated and certified by the inspector of elections appointed by the Permian Resources board.

The votes at the Earthstone special meeting will be tabulated and certified by the inspector of elections appointed by the Earthstone board.

Q:	May I vote at the special meeting?

A:

Yes. If you are a Permian Resources stockholder of record on the Permian Resources record date, or an Earthstone stockholder of record on the Earthstone record date, you may attend the Permian Resources special meeting or Earthstone special meeting, respectively, and vote your shares electronically, in lieu of submitting your proxy by internet, by telephone, or by completing, signing, dating, and returning the applicable enclosed proxy card. Please note that attendance alone at the Permian Resources special meeting or the Earthstone special meeting, as applicable, will not cause the voting of your shares; you must affirmatively vote the proxy card or meeting ballot provided.

If you are a beneficial owner of shares of Permian Resources common stock or Earthstone common stock, you are also invited to attend the Permian Resources special meeting or the Earthstone special meeting, respectively. However, because you are not the Permian Resources stockholder of record or Earthstone stockholder of record, you may not vote your shares in person at the Permian Resources special meeting or the Earthstone special meeting, respectively, unless you request and obtain a “legal proxy” issued in your own name from your bank, broker or other nominee.

If you appoint a non-management proxy holder, please make sure he or she is aware and ensure he or she will attend and submit a vote on your behalf at the applicable special meeting, with the proper authority from you, for your vote to count.

Q:	How do I attend my special meeting?

A:	Permian Resources stockholders will only be able to attend the Permian Resources special meeting in person at the Petroleum Club of Midland located at 501 West Wall Street, Midland, Texas 79701.

Earthstone stockholders will only be able to attend the Earthstone special meeting in person at the Earthstone offices at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

For additional information on attending the Permian Resources special meeting and the Earthstone special meeting, please see “Permian Resources Special Meeting” and “Earthstone Special Meeting.”

Q:	What should I do if I receive more than one set of voting materials for the Permian Resources special meeting or the Earthstone special meeting?

A:

You may receive more than one set of voting materials for the Permian Resources special meeting, the Earthstone special meeting, or both, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of Permian Resources common stock or your shares of Earthstone common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.

Q:	What is the difference between holding shares of record and holding shares as a beneficial owner of shares of Permian Resources common stock or Earthstone common stock?

A:

If your shares of Permian Resources common stock are registered directly in your name with Permian Resources’ transfer agent, Continental Stock Transfer & Trust Company, or your shares of Earthstone common stock are registered directly in your name with Earthstone’s transfer agent, Direct Transfer, LLC, you are considered, with respect to those shares, to be the stockholder of record. If you are a stockholder of record, then this joint proxy statement/prospectus and your proxy card have been sent directly to you by Permian Resources or Earthstone, as applicable.

If your shares of Permian Resources common stock or Earthstone common stock are held through a bank, broker or other nominee, you are considered, with respect to those shares, the beneficial owner, and those shares are held in “street name” by your bank, broker or other nominee. In that case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend the Permian Resources special meeting or the Earthstone special meeting, as applicable. However, because you are not the stockholder of record, you may not vote your shares of Permian Resources common stock or Earthstone common stock, as applicable, at the applicable special meeting unless you request and obtain a “legal proxy” issued in your own name from your bank, broker or other nominee.

Q:

If my shares of Permian Resources common stock or Earthstone common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:	No. If your shares of Permian Resources common stock or Earthstone common stock are held in the name of a bank, broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, broker or other nominee and follow the voting procedures provided by your bank, broker or other nominee on your voting instruction form.

You should instruct your bank, broker or other nominee how to vote your shares of Permian Resources common stock or Earthstone common stock, as applicable. Under the rules applicable to broker-dealers, your bank, broker or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the Permian Resources special meeting or the Earthstone special meeting. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares.

Permian Resources Proposals

Under the current applicable rules, brokers, banks or other nominees do not have discretionary authority to vote on the Permian Resources stock issuance proposal or the Permian Resources adjournment proposal because each of these proposals is considered non-routine under NYSE rules. Therefore, if you fail to provide your broker, bank or other nominee with instructions on how to vote your shares with respect to the Permian Resources stock issuance proposal or the Permian Resources adjournment proposal, your shares will be counted as broker non-votes. Failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the Permian Resources stock issuance proposal or the Permian Resources adjournment proposal, assuming the presence of a quorum.

Earthstone Proposals

Under the current applicable rules, brokers, banks or other nominees do not have discretionary authority to vote on the Earthstone merger proposal, the Earthstone compensation advisory proposal or the Earthstone adjournment proposal because each of these proposals is considered non-routine under NYSE rules. Therefore, if you fail to provide your broker, bank or other nominee with instructions on how to vote your shares with respect to the Earthstone merger proposal, the Earthstone compensation advisory proposal or the Earthstone adjournment proposal, your shares will be counted as broker non-votes. Failure to instruct your broker, bank or other nominee on how to vote your shares will have (i) no effect on the Earthstone compensation advisory proposal or the Earthstone adjournment proposal and (ii) the same effect as a vote “AGAINST” the Earthstone merger proposal.

For additional information on voting procedures, please see “Permian Resources Special Meeting” and “Earthstone Special Meeting.”

Q:	What do I do if I am a Permian Resources stockholder and I want to revoke my proxy?

A:	Permian Resources stockholders may revoke a proxy before the voting polls are closed at the Permian Resources special meeting, by the following methods:

•	voting at a later time by Internet or telephone until 11:59 p.m. (Eastern Time) on October 29, 2023;

•	voting in person at the Permian Resources special meeting;

•	delivering to the Permian Resources Corporate Secretary a proxy with a later date or a written revocation of the most recent proxy; or

•	giving notice to the inspector of elections at the Permian Resources special meeting.

Permian Resources stockholders that hold their shares in street name (for example, shares held in the name of a bank, broker or other holder of record) and vote by proxy may later revoke such proxy by informing the holder of record in accordance with that entity’s procedures.

For additional information, please see “Permian Resources Special Meeting.”

Q:	What do I do if I am an Earthstone stockholder and I want to revoke my proxy?

A:	Earthstone stockholders may revoke a proxy before it is exercised by:

•	giving written notice to Earthstone’s Corporate Secretary;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet until 11:59 p.m. (Eastern Time) on October 29, 2023; or

•	attending and voting in person at the Earthstone special meeting.

Beneficial owners of shares of Earthstone common stock may submit new voting instructions by contacting their broker, bank or other holder of record.

For additional information, please see “Earthstone Special Meeting.”

Q:	Are there any risks that I should consider as a Permian Resources stockholder or Earthstone stockholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risks set forth in “Risk Factors.” You also should read and carefully consider the risk factors of Permian Resources and Earthstone contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What happens if I sell or otherwise transfer my shares of Permian Resources common stock before the Permian Resources special meeting?

A:

The Permian Resources record date is prior to the date of the Permian Resources special meeting. If you sell or otherwise transfer your shares of Permian Resources common stock after the Permian Resources record date but before the Permian Resources special meeting, unless special arrangements are made between you and the person to whom you transfer your shares of Permian Resources common stock (such as provision of a proxy), you will retain your right to vote such shares at the Permian Resources special meeting but will otherwise transfer ownership of and the economic interest in your shares of Permian Resources common stock.

Q:	What happens if I sell or otherwise transfer my shares of Earthstone common stock before the Earthstone special meeting?

A:

The Earthstone record date is prior to the date of the Earthstone special meeting. If you sell or otherwise transfer your shares of Earthstone common stock after the Earthstone record date but before the Earthstone special meeting, unless special arrangements are made between you and the person to whom you transfer your shares of Earthstone common stock (such as provision of a proxy), you will retain your right to vote such shares at the Earthstone special meeting but will otherwise transfer ownership of and the economic interest in your shares of Earthstone common stock.

Q:	What happens if I sell or otherwise transfer my shares of Earthstone common stock before the completion of the mergers?

A:

Only Earthstone stockholders as of immediately prior to the Initial Company Merger Effective Time will become entitled to receive the merger consideration. If you sell your shares of Earthstone common stock prior to the Initial Company Merger, you will not become entitled to receive the merger consideration by virtue of the mergers.

Q:	Do any of the officers or directors of Permian Resources have interests in the mergers that may differ from or be in addition to my interests as a Permian Resources stockholder?

A:

In considering the recommendation of the Permian Resources board that Permian Resources stockholders vote to approve the Permian Resources stock issuance proposal, Permian Resources stockholders should be aware that, aside from their interests as Permian Resources stockholders, Permian Resources’ directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Permian Resources stockholders generally. These interests are described in more detail in the section entitled “The Mergers — Interests of Certain Permian Resources Directors and Executive Officers in the Mergers.” The Permian Resources board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger and in recommending the approval of the Permian Resources stock issuance proposal. See “The Mergers — Background of the Mergers” and “The Mergers — Recommendation of the Permian Resources Board and Reasons for the Mergers.”

Q:	Do any of the officers or directors of Earthstone have interests in the mergers that may differ from or be in addition to my interests as an Earthstone stockholder?

A:

In considering the recommendation of the Earthstone board that Earthstone stockholders vote to approve the Earthstone merger proposal and the Earthstone compensation advisory proposal, Earthstone stockholders should be aware that, aside from their interests as Earthstone stockholders, Earthstone’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Earthstone stockholders generally. These interests are described in more detail in the section entitled “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers.” The Earthstone board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger and in recommending the approval of the Earthstone merger proposal and the Earthstone compensation advisory proposal. See “The Mergers — Background of the Mergers” and “The Mergers — Recommendation of the Earthstone Board and Reasons for the Mergers.”

Q:

If I am a Permian Resources stockholder and I oppose the Permian Resources stock issuance proposal or if I am an Earthstone stockholder and I oppose the Earthstone merger proposal or the Earthstone compensation advisory proposal, but all such proposals are approved, what are my rights?

A:

Under the DGCL, Permian Resources stockholders are not entitled to dissenters’ or appraisal rights in connection with the Permian Resources stock issuance as contemplated by the merger agreement. Permian Resources stockholders may vote against the Permian Resources stock issuance proposal if they do not favor such proposal.

Because shares of Permian Resources Class A common stock are listed on the NYSE and holders of Eligible Earthstone Class A shares are not required to receive consideration other than shares of Permian Resources Class A common stock, which are listed on the NYSE, and any cash received in lieu of fractional shares of Permian Resources Class A common stock as contemplated by the merger agreement, holders of Eligible Earthstone Class A shares are not entitled to exercise dissenters’ or appraisal rights under Delaware law in connection with the mergers.

Earthstone Class B stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the criteria and conditions set forth in Section 262 of the DGCL. Earthstone Class B common stock held by stockholders that do not vote to approve the mergers and make a demand for appraisal in accordance with the DGCL will not be converted into Permian Resources Class C common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

For more information regarding dissenters’ or appraisal rights, please see “The Mergers — Appraisal Rights and Dissenters’ Rights.”

Q:	Where can I find voting results of the Permian Resources special meeting and the Earthstone special meeting?

A:

Permian Resources and Earthstone intend to announce their respective preliminary voting results at the Permian Resources special meeting and the Earthstone special meeting, respectively, and disclose their respective final voting results in Current Reports on Form 8-K that will be filed with the SEC following the Permian Resources special meeting and the Earthstone special meeting. All reports that Permian Resources and Earthstone file with the SEC are publicly available when filed. Please see “Where You Can Find More Information.”

Q:	How can I find more information about Permian Resources and Earthstone?

A:	You can find more information about Permian Resources and Earthstone from various sources described in “Where You Can Find More Information.”

Q:

Who can answer any questions I may have about the Permian Resources special meeting, the Earthstone special meeting or the transactions contemplated by the merger agreement, including the mergers and the Permian Resources stock issuance?

A:

If you have any questions about the Permian Resources special meeting, the Earthstone special meeting, the mergers, the Permian Resources stock issuance proposal, the Earthstone merger proposal, how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or documents incorporated by reference herein, the applicable enclosed proxy card or voting instructions, you should contact:

For Permian Resources stockholders: Investor Relations Permian Resources Corporation 300 N. Marienfeld Street, Suite 1000 Midland, Texas 79701 (432) 695-4222	For Earthstone stockholders: Investor Relations Earthstone Energy, Inc. 1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380 (281) 298-4246
Morrow Sodali LLC 509 Madison Avenue, Suite 1206 New York, NY 10022 Banks and Brokers Call: (203) 658-9400 Stockholders Call Toll Free: (800) 662-5200 E-mail: PR@investor.morrowsodali.com	Morrow Sodali LLC 509 Madison Avenue, Suite 1206 New York, NY 10022 Banks and Brokers Call: (203) 658-9400 Stockholders Call Toll Free: (800) 662-5200 E-mail: ESTE@investor.morrowsodali.com

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. To understand the mergers and the matters being voted on by Permian Resources and Earthstone stockholders at their respective special meetings more fully, and to obtain a more complete description of the legal terms of the merger agreement and the agreements related thereto, you should carefully read this entire document, including the annexes and the documents incorporated herein by reference and to which Permian Resources and Earthstone refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”

The Parties (see page 67)

Permian Resources Corporation

Permian Resources is an independent oil and natural gas company engaged in development of crude oil and associated liquids-rich natural gas reserves with assets concentrated in the core of the Delaware Basin.

Permian Resources is a Delaware corporation with principal executive offices located at 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701. Its telephone number at that address is (432) 695-4222. Shares of Permian Resources Class A common stock are listed for trading on the NYSE under the symbol “PR.” Additional information about Permian Resources and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Smits Merger Sub I Inc.

Merger Sub I is a Delaware corporation and direct, wholly owned subsidiary of Permian Resources that was incorporated for the sole purpose of effecting the mergers. In the Initial Company Merger, Merger Sub I will merge with and into Earthstone, with Earthstone surviving such merger as a direct, wholly owned subsidiary of Permian Resources, and the separate corporate existence of Merger Sub I will cease. Merger Sub I has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub I’s principal executive office is located at c/o Permian Resources Corporation, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, and its telephone number at that address is (432) 695-4222.

Smits Merger Sub II LLC

Merger Sub II is a Delaware limited liability company and direct, wholly owned subsidiary of Permian Resources that was formed for the sole purpose of effecting the mergers. In the Subsequent Company Merger, Earthstone, as the surviving corporation following the Initial Company Merger, will merge with and into Merger Sub II, with Merger Sub II continuing its existence as the surviving entity following the Subsequent Company Merger as a direct, wholly owned subsidiary of Permian Resources. Merger Sub II has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub II’s principal executive office is located at c/o Permian Resources Corporation, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, and its telephone number at that address is (432) 695-4222.

Permian Resources Operating, LLC

Permian Resources OpCo is a Delaware limited liability company and consolidated subsidiary of Permian Resources. In connection with the OpCo Merger, Earthstone OpCo will merge with and into Permian Resources OpCo, with Permian Resources OpCo continuing its existence as the surviving operating company following the OpCo Merger.

Permian Resources OpCo’s principal executive office is located at c/o Permian Resources Corporation, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, and its telephone number at that address is (432) 695-4222.

Earthstone Energy, Inc.

Earthstone is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves primarily in the Delaware Basin and the Midland Basin.

Earthstone is a Delaware corporation with principal executive offices located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. Its telephone number at that address is (281) 298-4246. Shares of Earthstone Class A common stock are traded on the NYSE under the symbol “ESTE.” Additional information about Earthstone and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See also “Where You Can Find More Information.”

Earthstone Energy Holdings, LLC

Earthstone OpCo is a Delaware limited liability company and subsidiary of Earthstone. In connection with the OpCo Merger, Earthstone OpCo will merge with and into Permian Resources OpCo, with Permian Resources OpCo continuing its existence as the surviving operating company following the OpCo Merger, and the separate limited liability company existence of Earthstone OpCo will cease.

Earthstone OpCo’s principal executive office is located at c/o Earthstone Energy, Inc., 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and its telephone number at that address is (281)  298-4246.

The Mergers (see page 67)

Upon satisfaction or waiver of the conditions to closing in the merger agreement, (i) Merger Sub I will merge with and into Earthstone, with Earthstone continuing its existence as the surviving corporation following the Initial Company Merger as a direct, wholly owned subsidiary of Permian Resources, (ii) Earthstone, as the surviving corporation, will then merge with and into Merger Sub II with Merger Sub II surviving such merger as a direct, wholly owned subsidiary of Permian Resources and (iii) Earthstone OpCo will then merge with and into Permian Resources OpCo, with Permian Resources OpCo continuing its existence as the surviving operating company.

At the Initial Company Merger Effective Time, subject to certain exceptions, each Eligible Earthstone Class A share will be converted automatically into the right to receive the Class A merger consideration, consisting of 1.446 shares of Permian Resources Class A common stock, with cash paid in lieu of the issuance of fractional shares, if any, and each Eligible Earthstone Class B share will be converted automatically into the right to receive the Class B merger consideration, consisting of 1.446 shares of Permian Resources Class C common stock, with fractional shares, if any, to be canceled for no consideration.

At the OpCo Merger Effective Time, each Earthstone OpCo Unit will be converted automatically into the right to receive 1.446 Permian Resources OpCo Units, with cash paid in lieu of the issuance of fractional units, if any, other than to the surviving entity in the Subsequent Company Merger and its wholly owned subsidiaries, and provided that the surviving entity and its wholly owned subsidiaries will receive, in exchange for their Earthstone OpCo Units, a number of Permian Resources OpCo Units equal, in the aggregate, to the number of shares of Permian Resources Class A common stock that are issued in connection with the Initial Company Merger.

In addition, Earthstone will take all actions as may be necessary so that at the Initial Company Merger Effective Time, each outstanding Earthstone RSU and Earthstone PSU in respect of Earthstone common stock will be treated as described in “The Merger Agreement — Treatment of Earthstone Equity Awards in the Mergers.”

Permian Resources Special Meeting (see page 50)

The Permian Resources special meeting will be held on October 30, 2023, at 10:00 a.m., Central Time. The Permian Resources special meeting will be held at the Petroleum Club of Midland located at 501 West Wall Street, Midland, Texas 79701. The Permian Resources special meeting is being held to consider and vote on a proposal to approve the issuance of shares of Permian Resources common stock to Earthstone stockholders in connection with the transactions pursuant to the terms of the merger agreement.

The record date for the determination of Permian Resources stockholders entitled to notice of and to vote at the Permian Resources special meeting is the close of business on September 20, 2023. Only Permian Resources stockholders who held Permian Resources common stock of record on the Permian Resources record date are entitled to vote at the Permian Resources special meeting and any adjournments or postponements of the Permian Resources special meeting. Each issued and outstanding share of Permian Resources common stock entitles its holder of record to one vote on each matter to be considered at the Permian Resources special meeting.

For business to be conducted at the Permian Resources special meeting, a quorum must be present. A quorum at the Permian Resources special meeting requires the presence, in person or by proxy, of the holders of shares of outstanding capital stock of the Permian Resources representing a majority of the voting power of all outstanding shares of capital stock of Permian Resources entitled to vote at such meeting. Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum at the Permian Resources special meeting. In accordance with Section 2.6 of the Permian Resources bylaws, the chairman of the meeting of stockholders may adjourn the meeting from time to time, regardless of the outcome of the Permian Resources adjournment proposal. At any subsequent reconvening of the Permian Resources special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Permian Resources special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Approval of each of the Permian Resources stock issuance proposal and the Permian Resources adjournment proposal requires the affirmative vote of the holders of shares of Permian Resources common stock, voting together as a single class, representing a majority of votes properly cast on such proposal. Accordingly, the failure of a Permian Resources stockholder to submit a proxy or vote at the Permian Resources special meeting, a Permian Resources stockholder’s abstention, and a broker non-vote will have no effect on the outcome of the Permian Resources stock issuance proposal or the Permian Resources adjournment proposal, assuming the presence of a quorum.

The mergers cannot be completed without the approval of the Permian Resources stock issuance proposal. The approval of the Permian Resources adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

As of the Permian Resources record date, there were 328,795,305 shares of Permian Resources Class A common stock and 243,075,559 shares of Permian Resources Class C common stock issued and entitled to vote, held by 25 and 49 holders of record, respectively. As of the Permian Resources record date, Permian Resources directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 126,238,123 shares of Permian Resources common stock, or approximately 22.1% of the combined voting power of the outstanding shares of Permian Resources common stock.

Concurrently with the execution of the merger agreement, Earthstone and Permian Resources entered into a total of four Permian Resources Support Agreements with the Permian Resources Supporting Stockholders, pursuant to which, among other things, the Permian Resources Supporting Stockholders have agreed, subject to certain exceptions described in the section titled “The Mergers — Permian Resources Support Agreements,” not to transfer any of their shares of Permian Resources common stock or Permian Resources OpCo Units in advance of the Permian Resources record date and to vote their shares of Permian Resources common stock in favor of the Permian Resources stock issuance proposal, subject to the terms and conditions set forth in the respective Permian Resources Support Agreements. As of the Permian Resources record date, the Permian Resources Supporting Stockholders, collectively, hold approximately 48.9% of the outstanding voting power of Permian Resources. For additional information on the Permian Resources Support Agreements, please see “The Mergers — Permian Resources Support Agreements.”

Recommendation of the Permian Resources Board and Reasons for the Mergers (see page 83)

The Permian Resources board unanimously recommends that Permian Resources stockholders vote “FOR” the Permian Resources stock issuance proposal and “FOR” the Permian Resources adjournment proposal.

For additional information on the recommendations of the Permian Resources board, please see “The Mergers — Recommendation of the Permian Resources Board and Reasons for the Mergers.”

Earthstone Special Meeting (see page 58)

The Earthstone special meeting will be held on October 30, 2023, at 10:00 a.m., Central Time at the offices of Earthstone, located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The Earthstone special meeting is being held to consider and vote on a proposal to approve and adopt the merger agreement and a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Earthstone’s named executive officers that is based on or otherwise relates to the mergers.

The record date for the determination of Earthstone stockholders entitled to notice of and to vote at the Earthstone special meeting is the close of business on September 22, 2023. Only Earthstone stockholders who held Earthstone common stock of record on the Earthstone record date are entitled to vote at the Earthstone special meeting and any adjournments or postponements of the Earthstone special meeting. Each issued and outstanding share of Earthstone common stock entitles its holder of record to one vote on each matter to be considered at the Earthstone special meeting.

For business to be conducted at the Earthstone special meeting, a quorum must be present. A quorum at the Earthstone special meeting requires the presence, in person or by proxy, of the holders of not less than a majority of the shares entitled to vote at the Earthstone special meeting, present in person or by proxy. Both abstentions and broker non-votes are counted in determining that a quorum is present for the Earthstone special meeting. In accordance with Section 2.6 of the Earthstone bylaws, if a quorum is not present at the Earthstone special meeting, the chairman of the Earthstone special meeting, or the Earthstone stockholders, although less than a quorum, may adjourn the Earthstone special meeting to another time and place. Further, in accordance with Section 2.11 of the Earthstone bylaws, the presiding officer of the Earthstone special meeting may, except to the extent inconsistent with any such rules or regulations adopted by the Earthstone board, adjourn the Earthstone special meeting without a vote of the Earthstone stockholders, whether or not a quorum is present. At any subsequent reconvening of the Earthstone special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Earthstone special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Approval of the Earthstone merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Earthstone common stock, voting together as a single class, entitled to vote on such proposal. Accordingly, an Earthstone stockholder’s abstention from voting, a broker non-vote, the failure of an Earthstone stockholder to vote or the failure of an Earthstone stockholder to submit a proxy will have the same effect as a vote “AGAINST” the Earthstone merger proposal.

Approval of each of the Earthstone compensation advisory proposal and the Earthstone adjournment proposal requires the affirmative vote of a majority of the voting power of shares of Earthstone common stock, voting together as a single class, present in person or represented by proxy and entitled to vote on such proposal. Accordingly, an Earthstone stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Earthstone compensation advisory proposal and the Earthstone adjournment proposal, while a broker non-vote or the failure of an Earthstone stockholder to vote will have no effect on the outcome of either of the proposals.

The mergers cannot be completed without the approval of the Earthstone merger proposal. Neither the approval of the Earthstone compensation advisory proposal nor the approval of the Earthstone adjournment proposal is a condition to the closing of the mergers or otherwise required to effectuate the mergers.

As of the Earthstone record date, there were 106,331,055 shares of Earthstone Class A common stock and 34,257,641 shares of Earthstone Class B common stock issued and outstanding, held by 1,757 and 6 holders of record, respectively. As of the Earthstone record date, Earthstone directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 3,482,523 shares of Earthstone common stock, or approximately 2.5% of the combined voting power of the issued and outstanding shares of Earthstone common stock. For additional information on the Earthstone special meeting, please see “Earthstone Special Meeting.”

Concurrently with the execution of the merger agreement, Permian Resources and Earthstone entered into two Earthstone Support Agreements with the Earthstone Supporting Stockholders, pursuant to which, among other things, the Earthstone Supporting Stockholders have agreed not to transfer any of their shares of Earthstone common stock or Earthstone OpCo Units and to vote their shares of Earthstone common stock in favor of the Earthstone merger proposal, subject to the terms and conditions set forth in the respective Earthstone Support Agreements. As of September 22, 2023, the record date for the Earthstone special meeting, the Earthstone Supporting Stockholders, collectively, hold approximately 47.8% of the outstanding voting power of Earthstone. For additional information on the Earthstone Support Agreements, please see “The Mergers — Earthstone Support Agreements.”

Recommendation of the Earthstone Board and Reasons for the Mergers (see page 86)

The Earthstone board unanimously recommends that Earthstone stockholders vote “FOR” the Earthstone merger proposal, “FOR” the Earthstone compensation advisory proposal, and “FOR” the Earthstone adjournment proposal.

For additional information on the recommendations of the Earthstone board, please see “The Mergers — Recommendation of the Earthstone Board and Reasons for the Mergers.”

Opinion of Permian Resources’ Financial Advisor (see page 99 and Annex B)

On August 20, 2023, Morgan Stanley & Co. LLC (“Morgan Stanley”) rendered its oral opinion to the Permian Resources board (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion addressed to the Permian Resources board dated the same date) as to, as of August 20, 2023, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the fairness, from a financial point of view, to Permian Resources of the exchange ratio in the mergers pursuant to the merger agreement.

The full text of Morgan Stanley’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken, is attached as Annex B to this joint proxy statement/prospectus. The summary of Morgan Stanley’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Permian Resources stockholders are encouraged to read the Morgan Stanley opinion carefully in its entirety. Morgan Stanley’s opinion was directed to the Permian Resources board, in its capacity as such, and addressed only the fairness from a financial point of view to Permian Resources of the exchange ratio in the mergers pursuant to the merger agreement as of the date of such opinion. Morgan Stanley’s opinion did not address any other aspects or implications of the mergers. Morgan Stanley’s opinion did not in any manner address the price at which Permian Resources Class A common stock would trade following the consummation of the mergers or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Permian Resources common stock or Earthstone common stock as to how such holder should vote at the Permian Resources special meeting or Earthstone special meeting, respectively, or whether to take any other action with respect to the mergers.

For a further discussion of Morgan Stanley’s opinion, please see “The Mergers — Opinion of Permian Resources’ Financial Advisor” beginning on page 99 of this joint proxy statement/prospectus.

Opinion of Earthstone’s Financial Advisor (see page 109 and Annex C)

Earthstone retained RBC Capital Markets, LLC (“RBCCM”), in part, to provide an opinion as to the fairness, from a financial point of view, to holders of the Eligible Earthstone Class A shares of the exchange ratio provided for in the Initial Company Merger. On August 20, 2023, RBCCM rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated such date, to the Earthstone board to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the exchange ratio provided for in the Initial Company Merger was fair, from a financial point of view, to holders of the Eligible Earthstone Class A shares.

RBCCM’s advice (written or oral) and opinion were provided for the benefit, information and assistance of the Earthstone board (in its capacity as such) in connection with its evaluation of the mergers. RBCCM’s opinion did not address the underlying business decision of Earthstone to engage in the mergers or the relative merits of the mergers compared to any alternative business strategy or transaction that may be available to Earthstone or in which Earthstone might engage. RBCCM’s opinion does not constitute an opinion or recommendation to any Earthstone stockholder as to how any such stockholder should vote or act with respect to the mergers or any proposal to be voted upon in connection with the mergers or otherwise.

The full text of RBCCM’s written opinion, dated August 20, 2023, is attached to this joint proxy statement/prospectus as Annex C, and constitutes a part of this joint proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBCCM in rendering its opinion.

For a further discussion of RBCCM’s opinion, Earthstone’s relationship with RBCCM and the terms of RBCCM’s engagement, please see “The Mergers — Opinion of Earthstone’s Financial Advisor” beginning on page 109 of this joint proxy statement/prospectus.

Interests of Certain Permian Resources Directors and Executive Officers in the Mergers (see page 121)

When considering the recommendation of the Permian Resources board that Permian Resources stockholders vote “FOR” the Permian Resources stock issuance proposal, Permian Resources stockholders should be aware that certain of Permian Resources’ directors and executive officers have interests in the mergers that are different from, or in addition to, the interests of other Permian Resources stockholders generally. The Permian Resources board was aware of these interests when it approved the merger agreement and the transactions contemplated thereby and recommended that Permian Resources stockholders vote “FOR” the Permian Resources stock issuance proposal. Such interests include that certain current directors and executive officers of are expected to continue as directors and executive officers of Permian Resources following consummation of the mergers.

The mergers do not constitute a “change in control” for purposes of the executives’ or non-employee directors’ equity award arrangements, or the Permian Resources Severance Plan. Accordingly, there are no payments or benefits to Permian Resources named executive officers that are based on or otherwise relate to the mergers.

Interests of Certain Earthstone Directors and Executive Officers in the Mergers (see page 121)

In considering the recommendation of the Earthstone board that Earthstone’s stockholders vote to approve the Earthstone merger proposal and the Earthstone compensation advisory proposal, Earthstone’s stockholders should be aware that, aside from their interests as Earthstone stockholders, Earthstone’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Earthstone’s stockholders generally. These interests are described in more detail in the section entitled “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers.”

The Earthstone board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the Company Mergers and in recommending the approval of the Earthstone merger proposal and the Earthstone compensation advisory proposal. See “The Mergers — Background of the Mergers” and “The Mergers — Recommendation of the Earthstone Board and Reasons for the Mergers.” Earthstone’s stockholders should take these interests into account in deciding whether to vote “FOR” the Earthstone merger proposal and the Earthstone compensation advisory proposal. These interests are described in more detail in the section entitled “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers.”

Board of Directors and Management of Permian Resources Following Completion of the Mergers (see page 129)

Pursuant to the terms of the merger agreement, Permian Resources is required to take all necessary corporate action so that upon or after the Initial Company Merger Effective Time, the Permian Resources board is comprised of eleven directors, and (i) one individual designated by Earthstone will be appointed to serve as a Class I director, with a term ending at the 2026 annual meeting of the combined company’s stockholders and (ii) one individual designated by Earthstone will be appointed to serve as a Class III director, with a term ending at the 2025 annual meeting of the combined company’s stockholders. The current executive officers of Permian Resources are expected to continue as officers of the combined company following the mergers.

Material U.S. Federal Income Tax Consequences of the Company Mergers (see page 129)

Assuming that the Company Mergers are completed as currently contemplated, Permian Resources and Earthstone intend for the Company Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Earthstone’s obligation to complete the mergers that it receive an opinion from Vinson & Elkins (counsel to Earthstone), another nationally recognized law firm reasonably satisfactory to Earthstone or Kirkland & Ellis (counsel to Permian Resources), dated as of the closing date, to the effect that the Company Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the Company Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in “The Mergers — Material U.S. Federal Income Tax Consequences of the Company Mergers”) of shares of Earthstone Class A common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Earthstone Class A common stock for shares of Permian Resources Class A common stock pursuant to the Company Mergers, except with respect to any cash received in the pre-closing dividend and any cash received in lieu of fractional shares of Permian Resources Class A common stock.

Please see “The Mergers — Material U.S. Federal Income Tax Consequences of the Company Mergers” for a more detailed discussion of the U.S. federal income tax consequences of the Company Mergers to U.S. holders of Earthstone Class A common stock. Each Earthstone stockholder is strongly encouraged to consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Transactions to it.

Accounting Treatment of the Mergers (see page 133)

Permian Resources and Earthstone prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations provides for the use of the acquisition method of accounting for the mergers, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. Permian Resources will be treated as the acquirer for accounting purposes. Permian Resources is the entity issuing the equity of the combined company. The composition of the management team and, thereby, the overall decision-making power of the combined company will be more heavily dominated by Permian Resources executives. Additionally, the legacy Permian Resources headquarters in Midland, Texas will remain the headquarters of the combined company. Each of these factors holds significant strategic implications for the combined company and, when combined with the inapplicability or relative neutrality of all other indicators considered, results in the conclusion that Permian Resources is the accounting acquirer.

Regulatory Approvals (see page 134)

Antitrust Clearance

The completion of the mergers is subject to antitrust review in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder, the mergers cannot be completed until the parties to the merger agreement have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), and until the applicable waiting period has expired or has been terminated.

On September 1, 2023, Permian Resources and Earthstone each filed a premerger notification and report form under the HSR Act. The waiting period with respect to the notification and report forms filed under the HSR Act will expire at 11:59 p.m., Eastern Time, on October 2, 2023.

At any time before or after consummation of the mergers, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the mergers or seeking the divestiture of substantial assets of Permian Resources or Earthstone or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

U.S. Securities and Exchange Commission

In connection with the Permian Resources stock issuance proposal, Permian Resources has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of shares of Permian Resources Class A common stock issuable under the merger agreement in the Initial Company Merger will be registered with the SEC.

The New York Stock Exchange

The completion of the mergers is subject to approval for listing of the shares of Permian Resources Class A common stock to be issued pursuant to the merger agreement (including shares of Permian Resources Class A common stock issuable upon exchange of the Permian Resources OpCo Units and Permian Resources Class C common stock to be issued pursuant to the merger agreement) on the NYSE, subject to official notice of issuance.

Dividend Policy (see page 135)

Pursuant to the merger agreement, until the Initial Company Merger Effective Time, Permian Resources and Permian Resources OpCo will not declare any distribution that is not fully paid prior to the closing date. Additionally, pursuant to the merger agreement, Earthstone and Earthstone OpCo are expected to declare during the interim period, to be paid following the closing, the pre-closing dividend, consisting of dividends and corresponding distributions to the holders of Earthstone Class A common stock and Earthstone OpCo Units that are equivalent to those dividends and distributions that would have been received by the holders of Earthstone Class A common stock and Earthstone OpCo Units with respect to their Permian Resources Class A common stock and Permian Resources OpCo Units issuable to them under the merger agreement, had the mergers been completed on or prior to August 15, 2023 (the record date set by Permian Resources for the dividend and corresponding distribution it paid on August 23, 2023). Based on dividends declared by Permian Resources as of the date of this joint proxy statement/prospectus, the amount of the pre-closing dividend is expected to be not less than $0.1446 per share of Earthstone Class A common stock and Earthstone OpCo Unit.

Any future dividends will be at the discretion of the Permian Resources board and would depend on the combined company’s financial condition, results of operations and capital requirements, as well as applicable law, regulatory constraints, industry practice and other business considerations that the Permian Resources board considers relevant.

For additional information on the treatment of dividends, see “The Mergers — Dividend Policy” and “The Merger Agreement — Conduct of Business.”

Listing of Permian Resources Class A Common Stock; Delisting and Deregistration of Earthstone Class A Common Stock (see page 136)

It is a condition to the consummation of the mergers that the shares of Permian Resources Class A common stock to be issued pursuant to the merger agreement (including shares of Permian Resources Class A common stock issuable upon exchange of the Permian Resources OpCo Units and shares of Permian Resources Class C common stock to be issued pursuant to the merger agreement) be approved for listing on the NYSE, subject to official notice of issuance.

Shares of Earthstone Class A common stock currently trade on the NYSE under the stock symbol “ESTE.” When the mergers are completed, the Earthstone Class A common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights and Dissenters’ Rights (see page 136)

Permian Resources

Under the DGCL, Permian Resources stockholders are not entitled to dissenters’ or appraisal rights in connection with the Permian Resources stock issuance as contemplated by the merger agreement.

Earthstone

Under the DGCL, Earthstone Class A stockholders are not entitled to dissenters’ or appraisal rights in connection with the Earthstone merger proposal.

Earthstone Class B stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the criteria and conditions set forth in Section 262 of the DGCL. Earthstone Class B common stock held by stockholders that do not vote to approve the mergers and make a demand for appraisal in accordance with the DGCL will not be converted into Permian Resources Class C common stock but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

Registration Rights Agreement (see page 143 and Annex D)

Concurrently with the execution of the merger agreement, and to be effective upon the closing of the mergers, Permian Resources, certain Permian Resources stockholders and certain Earthstone stockholders have entered into the Registration Rights Agreement, pursuant to which Permian Resources will grant to such parties certain demand, “piggy-back” and shelf registration rights with respect to the shares of Permian Resources common stock to be received by such Earthstone stockholders in the mergers and the shares of Permian Resources common stock currently owned by such Permian Resources stockholders and subject to existing registration rights, subject to certain customary thresholds and conditions. The parties to the Registration Rights Agreement will be restricted from the sale and/or transfer of the Permian Resources common stock for a period of six months following the closing of the mergers, subject to certain exceptions.

For more information on the Registration Rights Agreement, please see “The Mergers — Registration Rights Agreement.”

Permian Resources Support Agreements (see page 143 and Annexes E-1, E-2, E-3 and E-4)

As an inducement to Earthstone entering into, and concurrent with the execution of, the merger agreement, Permian Resources and Earthstone entered into a total of four Voting and Support Agreements with the Permian Resources Supporting Stockholders, pursuant to which, among other things, the Permian Resources Supporting Stockholders have agreed until the Termination Date (as defined therein), subject to certain exceptions described in “The Mergers — Permian Resources Support Agreements,” not to transfer any of their shares of Permian Resources common stock or Permian Resources OpCo Units prior to the Permian Resources record date and to vote their shares of Permian Resources common stock in favor of the Permian Resources stock issuance proposal, subject to the terms and conditions set forth in the respective Permian Resources Support Agreements. As of the Permian Resources record date, the Permian Resources Supporting Stockholders, collectively, hold approximately 48.9% of the outstanding voting power of Permian Resources.

For more information on the Permian Resources Support Agreements, please see “The Mergers — Permian Resources Support Agreements.”

Earthstone Support Agreements (see page 144 and Annexes F-1 and F-2)

As an inducement to Permian Resources entering into, and concurrent with the execution of, the merger agreement, Earthstone and Permian Resources entered into two Voting and Support Agreements with the Earthstone Supporting Stockholders, pursuant to which, among other things, the Earthstone Supporting Stockholders have agreed until the Termination Date (as defined therein) not to transfer any of their shares of Earthstone common stock or Earthstone OpCo Units and to vote their shares of Earthstone common stock in favor of the Earthstone merger proposal, subject to the terms and conditions set forth in the respective Earthstone Support Agreements. As of the Earthstone record date, the Earthstone Supporting Stockholders, collectively, hold approximately 47.8% of the outstanding voting power of Earthstone.

For more information on the Earthstone Support Agreements, please see “The Mergers — Earthstone Support Agreements.”

Permian Resources OpCo A&R LLCA (see page 145 and Annex G)

In connection with, and upon the consummation of, the transactions contemplated by the merger agreement, the Permian Resources OpCo LLCA will be amended and restated in its entirety to, among other things, admit holders of Earthstone OpCo Units as members of Permian Resources OpCo and reflect the consummation of the mergers.

For more information on the Permian Resources OpCo A&R LLCA, please see “The Mergers — Permian Resources OpCo A&R LLCA.”

EnCap Letter Agreement (see page 144)

Concurrently with the execution of the merger agreement, Earthstone and the EnCap Funds, which own shares of Earthstone common stock and Earthstone OpCo Units, entered into the EnCap Letter Agreement, pursuant to which, among other things, the EnCap Funds have agreed to (i) grant an independent trustee (the “Trustee”) the sole right to exercise any voting rights attached to the shares of Permian Resources common stock to be received by the EnCap Funds in connection with the consummation of the mergers and (ii) direct the Trustee to vote such shares of Permian Resources common stock in an amount and in a manner proportional to the vote of all other Permian Resources stockholders entitled to vote on a particular matter. Additionally, the EnCap Funds have agreed under the EnCap Letter Agreement to not request that a representative of the EnCap Funds be designated as a member of the Permian Resources board upon the consummation of the mergers and cause any representative of the EnCap Funds to decline any opportunity to be designated as such.

For more information on the EnCap Letter Agreement, please see “The Mergers — EnCap Letter Agreement.”

Completion of the Mergers (see page 147)

Unless the parties agree otherwise, the closing of the mergers will take place on a date that is three business days after the satisfaction or, to the extent permitted by applicable law, waiver in accordance with the terms of the merger agreement of the last of the conditions to closing (other than any such conditions which by their nature cannot be satisfied until the date of closing, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the date of closing).

As soon as practicable following the closing, a certificate of merger with respect to the Initial Company Merger, prepared and executed in accordance with the relevant provisions of the DGCL, will be filed with the Office of the Secretary of State of the State of Delaware. The Initial Company Merger will become effective upon the filing and acceptance of the certificate of merger with the Office of the Secretary of State of the State of

Delaware, or at such later time as the parties agree upon in writing and specify in the certificate of merger. As soon as practicable following the Initial Company Merger Effective Time, a certificate of merger with respect to the Subsequent Company Merger, prepared and executed in accordance with the relevant provisions of the DGCL and DLLCA, will be filed with the Office of the Secretary of State of the State of Delaware. The Subsequent Company Merger will become effective upon the filing of the certificate of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as the parties agree upon in writing and specify in the certificate of merger. As soon as practicable following the Subsequent Company Merger Effective Time, a certificate of merger with respect to the OpCo Merger, prepared and executed in accordance with the DLLCA, will be filed with the Office of the Secretary of State of the State of Delaware. The OpCo Merger will become effective upon such filing, or at such later as the parties agree upon in writing and specify in such certificate of merger.

Permian Resources and Earthstone have targeted to complete the mergers by year-end 2023, subject to the receipt of the required Permian Resources stockholder approval and Earthstone stockholder approval, applicable regulatory approvals and the satisfaction or waiver of the other conditions to the mergers, in each case, as set forth in the merger agreement (described under “The Merger Agreement — Conditions to Completion of the Mergers”).

Treatment of Earthstone Equity Awards in the Mergers (see page 159)

The merger agreement provides that, to the extent provided in the applicable award agreement as in effect at the Initial Company Merger Effective Time, each Earthstone RSU that is outstanding immediately prior to the Initial Company Merger Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest in full immediately prior to the Initial Company Merger Effective Time (including with respect to any dividend equivalents credited with respect to such Earthstone RSU that remain unpaid as of the Initial Company Merger Effective Time, including the pre-closing dividend) and (ii) be canceled and converted into the right to receive, at the Initial Company Merger Effective Time, without interest, the Class A merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone RSU, with cash paid in lieu of fractional shares of Permian Resources Class A common stock in accordance with the merger agreement.

The merger agreement further provides that, to the extent provided in the applicable award agreement as in effect at the Initial Company Merger Effective Time, each Earthstone PSU that is outstanding immediately prior to the Initial Company Merger Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest immediately prior to the Initial Company Merger Effective Time (including with respect to any dividend equivalents credited with respect to such Earthstone PSU that remain unpaid as of the Initial Company Merger Effective Time, including the pre-closing dividend), based on the attainment of the applicable performance metrics at the maximum level of performance and (ii) be canceled and converted into the right to receive, without interest, the Class A merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone PSU, with cash paid in lieu of fractional shares of Permian Resources Class A common stock in accordance with the merger agreement.

To the extent the applicable award agreement as in effect at the Initial Company Merger Effective Time does not provide for the treatment described above (i.e., for any Earthstone RSUs that may be granted after the date of entry into the merger agreement), such Earthstone RSU shall, at the Initial Company Merger Effective Time, be assumed by Permian Resources and converted into the right to receive, upon vesting, the merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone RSU. Thereafter, each such converted Earthstone RSU will continue to be governed by the same terms and conditions (including vesting and forfeiture) that were applicable to the corresponding Earthstone RSU immediately prior to the Initial Company Merger Effective Time.

No Solicitation; Changes in Recommendation (see page 160)

Subject to certain exceptions, the merger agreement limits Permian Resources’ and Earthstone’s ability to solicit or engage in discussions with any person with respect to a Permian Resources competing proposal or an Earthstone competing proposal (as defined in “The Merger Agreement — No Solicitation; Changes in Recommendation”), as applicable. For a more detailed discussion on Permian Resources and Earthstone and the ability of their boards of directors to consider other proposals, please see “The Merger Agreement — No Solicitation; Changes in Recommendation.”

Conditions to Completion of the Mergers (see page 176)

The obligations of Permian Resources and Earthstone to consummate the mergers are subject to the satisfaction (or waiver by all parties, to the extent permissible under applicable laws) of the following mutual conditions:

•

approval of the Earthstone merger proposal by the Earthstone stockholders shall have been obtained and approval of the Permian Resources stock issuance proposal by the Permian Resources stockholders shall have been obtained;

•	any waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act shall have been terminated or shall have expired;

•

no governmental entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, including the mergers, and no law shall have been adopted that makes consummation of the transactions contemplated by the merger agreement, including the mergers, illegal or otherwise prohibited;

•

the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, filed by Permian Resources in connection with the issuance of shares of Permian Resources Class A common stock in the Initial Company Merger, shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order; and

•

the shares of Permian Resources Class A common stock to be issued pursuant to the merger agreement (including shares of Permian Resources Class A common stock issuable upon exchange of the Permian Resources OpCo Units and shares of Permian Resources Class C common stock to be issued pursuant to the merger agreement) shall have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of Earthstone and Earthstone OpCo to consummate the mergers is also subject to the satisfaction, or waiver by Earthstone, of the following additional conditions:

•

the accuracy of the representations and warranties of Permian Resources, Merger Sub I, Merger Sub II and Permian Resources OpCo set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of August 21, 2023 and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties will be true and correct as of such date), and Earthstone’s receipt of an officer’s certificate from Permian Resources to that effect;

•

performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with pursuant to the merger agreement by Permian Resources, Merger Sub I, Merger Sub II and Permian Resources OpCo prior to the Initial Company Merger Effective Time, and Earthstone’s receipt of an officer’s certificate from Permian Resources to that effect;

•	each of Permian Resources and Merger Sub II shall have delivered to Earthstone an executed counterpart to the Permian Resources OpCo A&R LLCA; and

•

receipt of an opinion from Vinson & Elkins (counsel to Earthstone), another nationally recognized law firm reasonably satisfactory to Earthstone or Kirkland & Ellis (counsel to Permian Resources), dated as of the closing date, to the effect that the Company Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of Permian Resources, Merger Sub I, Merger Sub II and Permian Resources OpCo to consummate the mergers is also subject to the satisfaction, or waiver by Permian Resources, of the following additional conditions:

•

the accuracy of the representations and warranties of Earthstone set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of August 21, 2023 and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties will be true and correct as of such date), and Permian Resources’ receipt of an officer’s certificate from Earthstone to that effect; and

•

performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with pursuant to the merger agreement by Earthstone prior to the Initial Company Merger Effective Time, and Permian Resources’ receipt of an officer’s certificate from Earthstone to that effect.

As further discussed under the section entitled “Risk Factors,” neither Permian Resources nor Earthstone can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.

Termination of the Merger Agreement (see page 177)

Permian Resources and Earthstone may mutually agree in writing to terminate the merger agreement before consummating the Initial Company Merger, even after approval of the Permian Resources stock issuance proposal by the Permian Resources stockholders and of the Earthstone merger proposal by the Earthstone stockholders has been obtained.

In addition, either Permian Resources or Earthstone may terminate the merger agreement if:

•

any governmental entity having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers and such order, decree, ruling or injunction or other action shall have become final and non-appealable, or if there shall be adopted any law that permanently makes consummation of any of the mergers illegal or otherwise permanently prohibited; provided, however, that the right to terminate the merger agreement under this bullet shall not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the primary cause of or resulted in the action or event described in this bullet occurring;

•

the consummation of the mergers has not occurred on or before 5:00 p.m., Houston, Texas time, on the outside date; provided that the right to terminate the merger agreement under this bullet shall not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the primary cause of or resulted in the failure of the mergers to occur on or before such date;

•

the other party has caused a terminable breach (as defined in “The Merger Agreement — Termination of the Merger Agreement”); provided, however, that the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

•

the approval of the Earthstone merger proposal by the Earthstone stockholders shall not have been obtained upon a vote at a duly held Earthstone special meeting; or the approval of the Permian Resources stock issuance proposal by the Permian Resources stockholders shall not have been obtained upon a vote at a duly held Permian Resources special meeting.

In addition, the merger agreement may be terminated under the following circumstances:

•

by Permian Resources, (i) prior to, but not after, the time the Earthstone stockholders approve the Earthstone merger proposal, if the Earthstone board or a committee thereof has effected an Earthstone recommendation change (as defined in “The Merger Agreement — Termination of the Merger Agreement”) (regardless of whether such Earthstone recommendation change is permitted by the merger agreement) or (ii) prior to, but not after, the time the Permian Resources stockholders approve the Permian Resources stock issuance proposal, in order to enter into a definitive agreement with respect to a Permian Resources superior proposal (provided Permian Resources contemporaneously pays the termination fee described in “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement”); and

•

by Earthstone, (i) prior to, but not after, the time the Permian Resources stockholders approve the Permian Resources stock issuance proposal, if the Permian Resources board or a committee thereof has effected a Permian Resources recommendation change (as defined in “The Merger Agreement — Termination of the Merger Agreement”) (regardless of whether such Permian Resources recommendation change is permitted by the merger agreement) or (ii) prior to, but not after, the time the Earthstone stockholders approve the Earthstone merger proposal, in order to enter into a definitive agreement with respect to an Earthstone superior proposal (provided Earthstone contemporaneously pays the termination fee described in “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement”).

Expenses and Termination Fees Relating to the Termination of the Merger Agreement (see page 178)

Termination Fees Payable by Permian Resources

The merger agreement requires Permian Resources to pay Earthstone a termination fee of $175.0 million if:

•	Earthstone terminates the merger agreement following a Permian Resources recommendation change as described below in the section entitled “The Merger Agreement — Termination of the Merger Agreement”;

•

Permian Resources terminates the merger agreement prior to, but not after, the time the Permian Resources stockholders approve the Permian Resources stock issuance proposal, in order to enter into a definitive agreement with respect to a Permian Resources superior proposal; or

•

(i)(A) either party terminates the merger agreement because the Permian Resources stockholder approval is not obtained and on or before the date of any such termination a Permian Resources competing proposal has been publicly announced or publicly disclosed or (B) (x) Permian Resources terminates the merger agreement following the outside date at a time when Earthstone would be permitted to terminate the merger agreement due to a terminable breach by Permian Resources or (y) Earthstone terminates the merger agreement due to a terminable breach by Permian Resources and, in the case of clause (x) or (y), on or before the date of any such termination a Permian Resources competing proposal shall have been announced, disclosed or otherwise communicated to the Permian Resources board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within twelve months after the date of such termination, Permian Resources enters into a definitive agreement with respect to a Permian Resources competing proposal (or publicly approves or recommends to the Permian Resources stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a Permian Resources competing proposal) or consummates a Permian Resources competing proposal (defined for the purpose of this clause (ii) with all references to “20% or more” and “at least 20%” in the definition of Permian Resources competing proposal being replaced with “more than 50%”).

In no event shall Earthstone be entitled to receive more than one payment of the termination fee.

Termination Fees Payable by Earthstone

The merger agreement requires Earthstone to pay Permian Resources a termination fee of $87.5 million if:

•	Permian Resources terminates the merger agreement following an Earthstone recommendation change as described below in the section entitled “The Merger Agreement — Termination of the Merger Agreement”;

•

Earthstone terminates the merger agreement prior to, but not after, the time the Earthstone stockholders approve the Earthstone merger proposal in order to enter into a definitive agreement with respect to a Earthstone superior proposal; or

•

(i)(A) either party terminates the merger agreement because the required Earthstone stockholder approval is not obtained, and on or before the date of any such termination an Earthstone competing proposal has been publicly announced or publicly disclosed or (B) (x) Earthstone terminates the merger agreement following the outside date at a time when Permian Resources would be permitted to terminate the merger agreement due to a terminable breach by Earthstone or (y) Permian Resources terminates the merger agreement due to a terminable breach by Earthstone and, in the case of clause (x) or clause (y), on or before the date of any such termination an Earthstone competing proposal shall have been announced, disclosed or otherwise communicated to the Earthstone board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within twelve months after the date of such termination, Earthstone enters into a definitive agreement with respect to an Earthstone competing proposal (or publicly approves or recommends to the Earthstone stockholders or otherwise does not oppose, in the case of a tender or exchange offer, an Earthstone competing proposal) or consummates an Earthstone competing proposal (defined for the purpose of this clause (ii) with all references to “20% or more” and “at least 20%” in the definition of Earthstone competing proposal being replaced with “more than 50%”).

In no event shall Permian Resources be entitled to receive more than one payment of the termination fee.

Expenses

The merger agreement requires Permian Resources to pay Earthstone expenses in the amount of $50.0 million (the “Earthstone Expenses”) if the merger agreement is terminated by either Earthstone or Permian Resources because the required Permian Resources stockholder approval is not obtained.

The merger agreement requires Earthstone to pay Permian Resources expenses in the amount of $25.0 million (the “Permian Resources Expenses”) if the merger agreement is terminated by either Permian Resources or Earthstone because the required Earthstone stockholder approval is not obtained.

In no event will the payment of the Earthstone Expenses or of the Permian Resources Expenses, as applicable, relieve Permian Resources or Earthstone, respectively, of any later obligation to pay the termination fees described in the section entitled “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement”; however Earthstone is entitled to credit any prior Permian Resources

Expenses actually paid by Earthstone against the amount of any such termination fees required to be paid by Earthstone and Permian Resources is entitled to credit any prior Earthstone Expenses actually paid by Permian Resources against the amount of any such termination fees required to be paid by Permian Resources.

Except for the payment of Earthstone Expenses and Permian Resources Expenses described above, each of Permian Resources and Earthstone shall pay its own expenses incident to preparing for, entering into and carrying out the merger agreement and the consummation of the transactions contemplated therein, regardless of whether the mergers shall be consummated, except that all filing fees paid in respect of the filings under the HSR Act in connection with the mergers will be borne by Permian Resources.

Specific Performance (see page 180)

In addition to any other remedy that may be available to each party under the terms of the merger agreement, at law or in equity, including monetary damages, prior to the termination of the merger agreement, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Comparison of Stockholder Rights (see page 211)

Earthstone stockholders receiving Permian Resources common stock in connection with the mergers will have different rights once they become Permian Resources stockholders due to differences between the governing documents of Permian Resources and Earthstone. These differences are described in more detail in “Comparison of Stockholder Rights.”

Risk Factors (see page 36)

Before voting at the Permian Resources special meeting or the Earthstone special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the specific risk factors under the heading “Risk Factors.”

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following summary unaudited pro forma combined balance sheet data gives effect to the mergers and the Novo Transactions as if they had occurred on June 30, 2023, while the unaudited pro forma combined statements of operations data for the six months ended June 30, 2023 and the year ended December 31, 2022 are presented as if each of the mergers, the Novo Transactions and the Colgate Merger had occurred on January 1, 2022. The following summary unaudited pro forma combined financial statements should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 190 and the related notes.

The summary unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had such transactions occurred as of the dates indicated. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 36. The unaudited pro forma combined financial statements do not reflect the impacts of any potential operational efficiencies, revenue enhancements, cost savings or economies of scale that the combined company may achieve as a result of the mergers.

	For the Six Months Ended June 30, 2023	For the Year Ended December 31, 2022
	(in thousands, except per share data)
Pro Forma Combined Statement of Operations Data:
Total Revenues	$2,235,073	$5,309,689
Net income (loss) attributable to Class A common stock	$344,073	$1,017,407
Income (loss) per share of Class A common stock, basic	$0.74	$2.27
Income (loss) per share of Class A common stock, diluted	$0.69	$1.86

Pro Forma Combined Balance Sheet Data (at period end):
Cash and cash equivalents	$87,004
Total assets	$14,286,049
Long-term debt	$3,949,929
Total equity	$8,558,305

SUMMARY PRO FORMA COMBINED PROVED RESERVES AND PRODUCTION DATA

The following table presents the estimated pro forma combined net proved developed and undeveloped reserves as of December 31, 2022, giving effect to the mergers as if they had been completed on December 31, 2022, and as if the Novo Transactions, which were completed on August 15, 2023, had also been completed on December 31, 2022. However, the proved reserves presented below represent the respective estimates made as of December 31, 2022 by Permian Resources, Earthstone and Novo while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which have occurred or may occur subsequent to (i) December 31, 2022, (ii) the Novo Acquisition or (iii) the mergers. The pro forma production data set forth below gives effect to the mergers and the Novo Transactions as if they had been completed on January 1, 2022.

The following summary pro forma reserve and production information has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in “Risk Factors” beginning on page 36. The summary pro forma reserve and production information should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements” and the related notes thereto included in this joint proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 221.

	As of December 31, 2022
	Permian Resources Historical	Earthstone Historical	Novo Historical(1)	Permian Resources Pro Forma Combined
Proved reserves:
Oil (MBbls)	287,032	138,400	20,532	445,964
Natural gas (MMcf)	1,033,571	742,166	201,973	1,977,710
NGLs (MBbls)	122,851	105,841	30,638	259,330
Total (MBoe)	582,146	367,936	84,832	1,034,914
Proved developed reserves:
Oil (MBbls)	156,941	88,759	12,335	258,035
Natural gas (MMcf)	652,270	574,762	143,669	1,370,701
NGLs (MBbls)	74,940	80,168	20,944	176,052
Total (MBoe)	340,593	264,721	57,224	662,538
Proved undeveloped reserves:
Oil (MBbls)	130,091	49,641	8,197	187,929
Natural gas (MMcf)	381,301	167,404	58,304	607,009
NGLs (MBbls)	47,911	25,673	9,694	83,278
Total (MBoe)	241,553	103,215	27,608	372,376

(1)	Represents the retained two-thirds interest acquired by Earthstone in the Novo Transactions.

	For the Year Ended December 31, 2022
	Permian Resources Historical	Earthstone Historical	Novo Historical(1)	Permian Resources Pro Forma Combined
Production:
Oil (MBbls)	18,235	11,866	2,259	32,360
Natural gas (MMcf)	59,692	54,392	18,022	132,106
NGLs (MBbls)	6,750	7,599	2,607	16,956
Total (MBoe)	34,934	28,531	7,870	71,335

(1)	Represents the retained two-thirds interest acquired by Earthstone in the Novo Transactions.

	For the Six Months Ended June 30, 2023
	Permian Resources Historical	Earthstone Historical	Novo Historical(1)	Permian Resources Pro Forma Combined
Production:
Oil (MBbls)	14,730	8,167	2,290	25,187
Natural gas (MMcf)	49,066	35,118	12,796	96,980
NGLs (MBbls)	6,029	4,980	1,829	12,838
Total (MBoe)	28,937	19,000	6,251	54,188

(1)	Represents the retained two-thirds interest acquired by Earthstone in the Novo Transactions.

MARKET PRICE INFORMATION

Permian Resources Class A common stock is listed on the NYSE under the symbol “PR.” Earthstone Class A common stock is listed on the NYSE under the symbol “ESTE.”

The high and low trading prices for the Permian Resources Class A common stock as of August 18, 2023, the last trading day immediately before the public announcement of the mergers, were $12.89 and $12.24, respectively. The high and low trading prices for the Earthstone Class A common stock as of August 18, 2023, the last trading day immediately before the public announcement of the mergers, were $16.27 and $15.45, respectively.

As of September 20, 2023, with respect to Permian Resources, and as of September 22, 2023, with respect to Earthstone, there were 328,795,305 shares of Permian Resources Class A common stock issued and entitled to vote and 106,331,055 shares of Earthstone Class A common stock outstanding, respectively.

Because the exchange ratio will not be adjusted for changes in the market price of either Permian Resources Class A common stock or Earthstone Class A common stock, the market value of Permian Resources Class A common stock that Earthstone stockholders will have the right to receive on the date the mergers are completed may vary significantly from the market value of the Permian Resources Class A common stock that Earthstone stockholders would receive if the mergers were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of Permian Resources Class A common stock and Earthstone Class A common stock prior to voting your shares. Please see “Risk Factors — Risk Factors Relating to the Mergers.”

The following table sets forth the closing sale price per share of Permian Resources Class A common stock as reported on the NYSE and the closing sale price per share of Earthstone Class A common stock as reported on the NYSE, in each case on August 18, 2023, the last trading day before the public announcement of the parties entering into the merger agreement, and on September 22, 2023, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the Class A merger consideration as of the same two dates. The implied value was calculated by multiplying the NYSE closing price of a share of Permian Resources Class A common stock on the relevant date by the exchange ratio of 1.446 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock.

	Permian Resources Class A Common Stock Closing Price	Earthstone Class A Common Stock Closing Price	Exchange Ratio	Implied Per Share Value of Class A Merger Consideration
August 18, 2023	$12.89	$16.23	1.446	$18.64
September 22, 2023	$13.14	$19.03	1.446	$19.00

Permian Resources stockholders and Earthstone stockholders are encouraged to obtain current market quotations for Permian Resources Class A common stock and Earthstone Class A common stock and to review carefully the other information contained in this joint proxy statement/prospectus, attached hereto or incorporated by reference herein. No assurance can be given concerning the market price of Permian Resources Class A common stock before or after the effective date of the mergers. Please see “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

RISK FACTORS

In deciding how to vote, Permian Resources stockholders and Earthstone stockholders, respectively, should carefully consider the following risk factors and all of the information contained in or incorporated by reference herein, including, but not limited to, the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” as well as Permian Resources’ and Earthstone’s other filings with the SEC incorporated herein by reference. Please see “Where You Can Find More Information.”

Risks Relating to the Mergers

Because the market price of Permian Resources Class A common stock will fluctuate, holders of Eligible Earthstone Class A shares and holders of Earthstone equity awards cannot be sure of the value of the shares of Permian Resources Class A common stock they will receive in connection with the mergers. In addition, because the exchange ratio is fixed, the number of shares of Permian Resources Class A common stock to be received by holders of Eligible Earthstone Class A shares and to which holders of Earthstone equity awards would be entitled in connection with the mergers will not change between now and the time the mergers are completed to reflect changes in the trading prices of Permian Resources Class A common stock or Earthstone Class A common stock.

In connection with the mergers, (i) each Eligible Earthstone Class A share will be converted into the right to receive 1.446 shares of Permian Resources Class A common stock, with cash paid in lieu of the issuance of fractional shares, if any, (ii) each Eligible Earthstone Class B share will be converted into the right to receive 1.446 shares of Permian Resources Class C common stock, with fractional shares, if any, to be canceled for no consideration, and (iii) each Earthstone OpCo Unit will be converted into the right to receive 1.446 Permian Resources OpCo Units, with cash paid in lieu of the issuance of fractional units, if any, other than to the surviving entity in the Subsequent Company Merger and its wholly owned subsidiaries, and provided that the surviving entity and its wholly owned subsidiaries will receive, in exchange for their Earthstone OpCo Units, a number of Permian Resources OpCo Units equal, in the aggregate, to the number of shares of Permian Resources Class A common stock that are issued in connection with the Initial Company Merger. The exchange ratio is fixed, which means that it will not change between now and the closing date, regardless of whether the market price of either Permian Resources Class A common stock or Earthstone Class A common stock changes. Therefore, the value of the share consideration will depend on the market price of Permian Resources Class A common stock at the Initial Company Merger Effective Time. The market price of Permian Resources Class A common stock has fluctuated since the date of the announcement of the parties’ entry into the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, the date the mergers are completed and thereafter. The market price of Permian Resources Class A common stock, when received by holders of Eligible Earthstone Class A shares after the mergers are completed, could be greater than, less than or the same as the market price of Permian Resources Class A common stock on the date of this joint proxy statement/prospectus or at the time of the Earthstone special meeting. Accordingly, you should obtain current stock price quotations for Permian Resources Class A common stock and Earthstone Class A common stock before deciding how to vote or abstain from voting on any of the proposals described in this joint proxy statement/prospectus.

The market price for Permian Resources Class A common stock following the closing may be affected by factors different from those that historically have affected or currently affect Permian Resources Class A common stock and Earthstone Class A common stock.

Upon completion of the mergers, holders of Eligible Earthstone shares and holders of Earthstone equity awards will receive shares of Permian Resources common stock. Permian Resources’ financial position may differ from its financial position before the completion of the mergers, and the results of operations of the combined company may be affected by some factors that are different from those currently affecting the results of operations of Permian Resources and those currently affecting the results of operations of Earthstone.

Accordingly, the market price and performance of Permian Resources Class A common stock is likely to be different from the performance of Earthstone Class A common stock in the absence of the mergers. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Permian Resources Class A common stock, regardless of Permian Resources’ actual operating performance. For a discussion of the businesses of Permian Resources and Earthstone, and important factors to consider in connection with those businesses, see the documents attached hereto or incorporated by reference and referred to in “Where You Can Find More Information.”

Permian Resources stockholders and Earthstone stockholders, in each case as of immediately prior to the mergers, will have reduced ownership in the combined company.

Following the closing, based on the number of shares of Permian Resources common stock outstanding as of the date of the merger agreement, Permian Resources’ existing stockholders would own approximately 73% of the issued and outstanding shares of the combined company and Earthstone’s existing stockholders would own approximately 27% of the issued and outstanding shares of the combined company, in each case on a fully diluted basis. As a result, Permian Resources’ current stockholders and Earthstone’s current stockholders will have less influence on the policies of the combined company than they currently have on the policies of Permian Resources and Earthstone, respectively.

Holders of Eligible Earthstone Class A shares are not entitled to appraisal rights in connection with the mergers.

Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under the DGCL, holders of Eligible Earthstone Class A shares will not have rights to an appraisal of the fair value of their shares in connection with the mergers because they are receiving shares of Permian Resources Class A common stock, which stock trades the NYSE. However, holders of shares of Earthstone Class B common stock who do not vote in favor of the Earthstone merger proposal will be entitled to exercise appraisal rights under the DGCL, solely with respect to their shares of Earthstone Class B common stock (and not, for the avoidance of doubt, with respect to any shares of Earthstone Class A common stock or Earthstone OpCo Units held by them), in connection with the mergers if they take certain actions and meet certain conditions. For more information regarding dissenters’ or appraisal rights, please see “The Mergers — Appraisal Rights and Dissenters’ Rights.”

The mergers are subject to a number of conditions to the obligations of both Permian Resources and Earthstone to complete the mergers, which, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the mergers or result in termination of the merger agreement.

The obligations of Permian Resources and Earthstone to consummate the mergers are subject to the satisfaction (or waiver by all parties, to the extent permissible under applicable laws) of the conditions described in “The Merger Agreement — Conditions to Completion of the Mergers.”

Many of the conditions to completion of the mergers are not within either Permian Resources’ or Earthstone’s control, and neither company can predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the outside date, it is possible that the merger agreement may be terminated. Although Permian Resources and Earthstone have agreed in the merger agreement to use reasonable best efforts, subject to certain limitations, to promptly complete the mergers, these and other conditions to the completion of the mergers may fail to be satisfied. In addition, satisfying the conditions to and completion of the mergers may take longer, and could cost more, than Permian Resources and Earthstone expect. Neither Permian Resources nor Earthstone can predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the mergers for a significant period of time or prevent them from occurring. Any delay in completing the mergers may adversely affect the cost savings and other benefits that Permian Resources and Earthstone expect to achieve if the mergers and the integration of the companies’ respective businesses are completed within the expected timeframe. There can be no assurance that all required regulatory approvals will be obtained or obtained prior to the termination date.

Uncertainties associated with the mergers may cause a loss of management personnel and other key employees of Permian Resources and Earthstone, which could adversely affect the future business and operations of the combined company following the mergers.

Permian Resources and Earthstone are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company’s success after the mergers will depend in part upon its ability to retain key management personnel and other key employees of both Permian Resources and Earthstone. Current and prospective employees of Permian Resources and Earthstone may experience uncertainty about their roles within the combined company following the mergers or other concerns regarding the timing and completion of the mergers or the operations of the combined company following the mergers, any of which may have an adverse effect on the ability of Permian Resources and Earthstone to retain or attract key management and other key personnel. If Permian Resources or Earthstone are unable to retain personnel, including key management, who are critical to the future operations of the companies, Permian Resources and Earthstone could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the mergers. No assurance can be given that the combined company will be able to retain or attract key management personnel and other key employees to the same extent that Permian Resources and Earthstone have previously been able to retain or attract their own employees.

The business relationships of Permian Resources and Earthstone may be subject to disruption due to uncertainty associated with the mergers, which could have a material adverse effect on the results of operations, cash flows and financial position of Permian Resources or Earthstone pending and following the mergers.

Parties with which Permian Resources or Earthstone do business may experience uncertainty associated with the mergers, including with respect to current or future business relationships with Permian Resources or Earthstone following the mergers. Permian Resources’ and Earthstone’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Permian Resources or Earthstone following the mergers. These disruptions could have a material and adverse effect on the results of operations, cash flows and financial position of Permian Resources or Earthstone, regardless of whether the mergers are completed, as well as a material and adverse effect on Permian Resources’ ability to realize the expected cost savings and other benefits of the mergers. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the mergers or termination of the merger agreement.

The merger agreement subjects Permian Resources and Earthstone to restrictions on their respective business activities prior to the Initial Company Merger Effective Time.

The merger agreement subjects Permian Resources and Earthstone to restrictions on their respective business activities prior to the Initial Company Merger Effective Time. The merger agreement obligates each of Permian Resources and Earthstone to generally use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets and preserve its existing relationships with governmental entities and its significant customers, suppliers and others having significant business dealings with it. These restrictions could prevent Permian Resources and Earthstone from pursuing certain business opportunities that arise prior to the Initial Company Merger Effective Time and are outside the ordinary course of business. See “The Merger Agreement — Conduct of Business” for additional details.

Earthstone directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the Earthstone stockholders generally.

In considering the recommendation of the Earthstone board that Earthstone stockholders vote in favor of the Earthstone merger proposal and the Earthstone compensation advisory proposal, Earthstone stockholders should be aware of and take into account the fact that, aside from their interests as Earthstone stockholders, certain Earthstone directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Earthstone stockholders generally. These interests are described in more detail in the section entitled “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers” for a more detailed description of these interests. The Earthstone board was aware of and considered these potential interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the mergers, in approving the merger agreement and the transactions contemplated thereby, and in recommending that Earthstone stockholders vote in favor of the Earthstone merger proposal and the Earthstone compensation advisory proposal.

The merger agreement limits Permian Resources’ and Earthstone’s respective ability to pursue alternatives to the mergers, which may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require Permian Resources or Earthstone to pay the other party a termination fee.

The merger agreement contains certain provisions that restrict each of Permian Resources’ and Earthstone’s ability to initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Permian Resources competing proposal or Earthstone competing proposal, each as described in “The Merger Agreement — No Solicitation; Changes in Recommendation”, as applicable, and Permian Resources and Earthstone have each agreed to certain terms and conditions relating to their ability to engage in, continue or otherwise participate in any discussions with respect to, provide a third party confidential information with respect to or enter into any an acquisition agreement with respect to certain unsolicited proposals that constitute or are reasonably likely to lead to a competing proposal. Further, even if the Permian Resources board or the Earthstone board changes, withdraws, modifies, or qualifies its recommendation with respect to the Permian Resources stock issuance proposal or the Earthstone merger proposal, as applicable, unless the merger agreement has been terminated in accordance with its terms, both parties will still be required to submit the Permian Resources stock issuance proposal and the Earthstone merger proposal, as applicable, to a vote at their respective special meetings. In addition, Permian Resources and Earthstone generally have an opportunity to offer to modify the terms of the merger agreement in response to any competing acquisition proposals or intervening events before the Earthstone board or Permian Resources board, respectively, may withdraw or qualify their respective recommendations. For more information, see the section entitled “The Merger Agreement — No Solicitation; Changes in Recommendation.” The merger agreement further provides that, under specified circumstances, including after receipt of certain alternative acquisition proposals, Earthstone may be required to pay Permian Resources a cash termination fee equal to $87.5 million or Permian Resources may be required to pay Earthstone a cash termination fee equal to $175.0 million. See “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement” for additional details.

While both Earthstone and Permian Resources believe these provisions to be reasonable and customary and are not preclusive of other offers, these provisions could discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in acquiring all or a significant portion of Earthstone or Permian Resources from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared, in Earthstone’s case, to pay consideration with a higher per share value than the total value proposed to be paid or received in the mergers. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Failure to complete the mergers could negatively impact Permian Resources’ or Earthstone’s stock price and have a material adverse effect on their results of operations, cash flows and financial position.

If the mergers are not completed for any reason, including as a result of failure to obtain all requisite regulatory approvals or if the Permian Resources stockholders or Earthstone stockholders fail to approve the applicable requisite proposals, the ongoing businesses of Permian Resources and Earthstone may be materially adversely affected and, without realizing any of the benefits of having completed the mergers, Permian Resources and Earthstone would be subject to a number of risks, including the following:

•	Permian Resources and Earthstone may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•

Permian Resources and Earthstone and their respective subsidiaries may experience negative reactions from their respective customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners;

•	Permian Resources and Earthstone will still be required to pay certain significant costs relating to the mergers, such as legal, accounting, financial advisor and printing fees;

•	Permian Resources or Earthstone may be required to pay a termination fee as required by the merger agreement;

•

the merger agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms thereof, which may delay or prevent the respective companies from undertaking business opportunities that, absent the merger agreement, may have been pursued;

•

matters relating to the mergers (including integration planning) require substantial commitments of time and resources by each company’s management, which may have resulted in the distraction of each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies; and

•

litigation related to any failure to complete the mergers or related to any enforcement proceeding commenced against Permian Resources, Permian Resources OpCo, Earthstone or Earthstone OpCo to perform their respective obligations pursuant to the merger agreement.

If the mergers are not completed, the risks described above may materialize and they may have a material adverse effect on Permian Resources’ or Earthstone’s results of operations, cash flows, financial position and stock prices.

The shares of Permian Resources Class A common stock to be received by Earthstone stockholders upon completion of the mergers will have different rights from shares of Earthstone Class A common stock.

Upon completion of the mergers, Earthstone stockholders will no longer be Earthstone stockholders. Instead, former Earthstone stockholders will become Permian Resources stockholders and, while their rights as Permian Resources stockholders will continue to be governed by the laws of the state of Delaware, their rights will be subject to and governed by the terms of the Permian Resources certificate of incorporation and the Permian Resources bylaws. The terms of the Permian Resources certificate of incorporation and the Permian Resources bylaws are in some respects different than the terms of the Earthstone certificate of incorporation and the Earthstone bylaws, which currently govern the rights of Earthstone stockholders. See “Comparison of Stockholder Rights” for a discussion of the different rights associated with shares of Permian Resources common stock and shares of Earthstone common stock.

Completion of the mergers may trigger change in control or other provisions in certain agreements to which Permian Resources or Earthstone is a party.

The completion of the mergers may trigger change in control or other provisions in certain agreements to which Permian Resources or Earthstone is a party. If Permian Resources and Earthstone are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminating such agreements, or seeking monetary damages. Even if Permian Resources and Earthstone are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to Permian Resources or Earthstone.

The completion of the mergers will constitute a change of control under Earthstone’s and Earthstone OpCo’s revolving credit facility (the “Earthstone credit facility”). As a result of a change of control, at the direction of the lenders holding a majority of the outstanding loans under the Earthstone credit facility, the commitments thereunder may be terminated and the outstanding balance under the Earthstone credit facility may be accelerated and become due and payable by Earthstone OpCo in connection with the completion of the mergers. As of June 30, 2023, no borrowings were outstanding under the Earthstone credit facility. However, Earthstone is permitted to incur borrowings under the Earthstone credit facility during the interim period between the execution of the merger agreement and the closing, subject to certain limitations set forth in the merger agreement. The merger agreement contains a condition requiring Permian Resources to have sufficient funds at closing to pay off the outstanding indebtedness, if any, under the Earthstone credit facility.

Permian Resources and Earthstone are expected to incur significant transaction costs in connection with the mergers, which may be in excess of those anticipated by them.

Permian Resources and Earthstone have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the mergers, combining the operations of the two companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Permian Resources and Earthstone regardless of whether the mergers are completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs, and filing fees. Permian Resources will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. Permian Resources and Earthstone will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in connection with the mergers and the integration of the two companies’ businesses. While Permian Resources and Earthstone have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by Permian Resources or Earthstone even if the mergers are not completed, could have an adverse effect on Permian Resources’ or Earthstone’s business, financial condition and results of operations.

Litigation relating to the mergers could result in an injunction preventing the completion of the mergers and/or substantial costs to Permian Resources and Earthstone.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, mergers or other business combination agreements. Defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Permian Resources’ and Earthstone’s business, financial condition and results of operations.

Lawsuits that may be brought against Permian Resources, Earthstone or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the mergers. One of the conditions to the closing of the mergers is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the mergers. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the mergers, that injunction may delay or prevent the mergers from being completed within the expected timeframe or at all, which may adversely affect Permian Resources’ and Earthstone’s respective business, financial condition and results of operations.

There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the mergers are completed may adversely affect Permian Resources’ or Earthstone’s business, financial condition and results of operations.

Risks Relating to the Combined Company Following the Mergers

The combined company may be unable to integrate the business of Permian Resources and Earthstone successfully or realize the anticipated benefits of the mergers.

The mergers involve the combination of two companies that currently operate as independent public companies. The combination of two independent businesses is complex, costly and time consuming, and each of Permian Resources and Earthstone will be required to devote significant management attention and resources to integrating the business practices and operations of Earthstone into Permian Resources. Potential difficulties that Permian Resources and Earthstone may encounter as part of the integration process include the following:

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the inability to successfully combine the business of Permian Resources and Earthstone in a manner that permits the combined company to achieve, on a timely basis, or at all, the enhanced revenue opportunities and cost savings and other benefits anticipated to result from the mergers;

•

complexities associated with managing the combined businesses, including difficulty addressing possible differences in operational philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	the assumption of contractual obligations with less favorable or more restrictive terms; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the mergers.

In addition, Permian Resources and Earthstone have operated and, until the completion of the mergers, will continue to operate, independently. It is possible that the integration process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies.

Any of these issues could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or achieve the anticipated benefits of the mergers or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company following the mergers.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company will be uncertain.

Although Permian Resources has paid cash dividends on Permian Resources common stock in the past, the combined company board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Any payment of future dividends will be at the discretion of the combined company board and will depend on combined company’s results of operations, financial condition, cash requirements, future prospects and other considerations that the combined company board deems relevant, including, but not limited to:

•	the combined company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the combined company board, which could change its dividend practices at any time and for any reason;

•	the combined company’s desire to maintain or improve the credit ratings on its debt;

•	the amount of dividends that the combined company may distribute to its stockholders is subject to restrictions under Delaware law; and

•	the agreements governing the combined company’s indebtedness.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

The trading price and volume of the combined company common stock may be volatile following the mergers.

The trading price and volume of the combined company common stock may be volatile following completion of the mergers. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the combined company common stock. As a result, you may suffer a loss on your investment. Many factors may impair the market for the combined company common stock and the ability of investors to sell shares at an attractive price and could also cause the market price and demand for the combined company common stock to fluctuate substantially, which may negatively affect the price and liquidity of the combined company common stock. Many of these factors and conditions are beyond the control of the combined company or the combined company stockholders.

Following the consummation of mergers, the market price of the combined company common stock may be depressed by the perception that former Earthstone stockholders may sell the shares of common stock they will acquire at closing and for other reasons related to the mergers.

Subject to applicable securities laws and the restrictions applicable to certain Earthstone Supporting Stockholders under the Registration Rights Agreement, former Earthstone stockholders, may seek to sell shares of the combined company common stock held by them on the effective date, following the consummation of the mergers. The transactions documents contain no restriction on the ability of former Earthstone stockholders, other than the Earthstone Supporting Stockholders, to sell such shares of the combined company common stock. In addition, concurrently with the execution and delivery of the merger agreement, Permian Resources and certain former Earthstone stockholders entered into the Registration Rights Agreement, pursuant to which, among other things and subject to certain restrictions, Permian Resources is required to file with the SEC a Registration Statement on Form S-3 registering for resale the shares of Permian Resources Class A common stock issued to such holders in the mergers and to conduct certain underwritten offerings at such holders’ request. The Registration Rights Agreement also provides such holders with customary piggyback registration rights. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of the combined company common stock, may affect the market for, and the market price of, shares of the combined company common stock in an adverse manner.

The unaudited pro forma combined financial statements, the summary pro forma combined proved reserves and production data and the unaudited prospective financial and operating information prepared by Permian Resources and Earthstone included in this joint proxy statement/prospectus are based on a number of preliminary estimates and assumptions and the actual results of operations, cash flows and financial position of the combined company after the mergers may differ materially.

The unaudited pro forma information and the unaudited prospective financial information in this joint proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on available information and certain assumptions and estimates that Permian Resources and Earthstone believe are reasonable, and is not necessarily indicative of what Permian Resources’ actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, the combined company’s actual results and financial position after the pro forma events occur may differ materially and adversely from the unaudited pro forma information included in this joint proxy statement/prospectus. The unaudited pro forma combined financial statements have been prepared with Permian Resources as the accounting acquirer under GAAP and reflect adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

The financial forecasts are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under the sections “The Mergers — Certain Unaudited Prospective Financial and Operating Information” were based on assumptions of, and information available to, Permian Resources management and Earthstone management, as applicable, when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond Permian Resources’ and Earthstone’s control and may not be realized. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from Permian Resources’ and Earthstone’s estimates. In view of these uncertainties, the inclusion of financial estimates in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

Permian Resources’ and Earthstone’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither Permian Resources nor Earthstone undertakes any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The financial estimates of Permian Resources and Earthstone included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, Permian Resources and Earthstone, as applicable. Moreover, neither Permian Resources’ nor Earthstone’s independent accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to Permian Resources’ or Earthstone’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof, and, accordingly, such independent accountants assume no responsibility for, and disclaim any association with, Permian Resources’ and Earthstone’s prospective financial information. The reports of such independent accountants included or incorporated by reference herein, as applicable, relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this joint proxy statement/prospectus and should not be read to do so. See “The Mergers — Certain Unaudited Prospective Financial and Operating Information” for more information.

The opinions of Permian Resources’ and Earthstone’s respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the mergers.

Each of the boards of Permian Resources and Earthstone has received an opinion from its respective financial advisor in connection with the signing of the merger agreement, but has not obtained any updated opinion from its respective financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Permian Resources or Earthstone, general market and economic conditions and other factors that may be beyond the control of Permian Resources or Earthstone, and on which the companies’ respective financial advisors’ opinions were based, may significantly alter the value of Permian Resources or Earthstone or the prices of the shares of Permian Resources common stock or Earthstone common stock by the time the mergers are completed. The opinions do not speak as of the time the mergers will be completed or as of any date other than the date of such opinions. Because neither Permian Resources nor Earthstone currently anticipates asking its respective financial advisor to update its opinion, such opinions will not address the fairness of the mergers consideration from a financial point of view at the time the mergers are completed. The Permian Resources board’s recommendation that Permian Resources stockholders vote in favor of the Permian Resources stock issuance proposal and the Earthstone board’s recommendation that Earthstone stockholders vote in favor of the Earthstone merger proposal and the Earthstone compensation advisory proposal, however, are made as of the date of this joint proxy statement/prospectus.

The synergies attributable to the mergers may vary from expectations.

The combined company may fail to realize the anticipated benefits and synergies expected from the mergers, which could adversely affect the combined company’s business, financial condition and results of operations. The success of the mergers will depend, in significant part, on the combined company’s ability to successfully integrate the acquired business, grow the revenue of the combined company and realize the anticipated strategic benefits and synergies from the combination. Permian Resources and Earthstone believe that the combination of the companies will provide operational and financial scale, increasing free cash flow, and enhancing the combined company’s corporate rate of return. However, achieving these goals requires, among other things, realization of the targeted cost synergies expected from the mergers. This growth and the anticipated benefits of the transaction may not be realized fully or at all, or may take longer to realize than expected. Actual operating, technological, strategic and revenue opportunities, if achieved at all, may be less significant than expected or may take longer to achieve than anticipated. If the combined company is not able to achieve these objectives and realize the anticipated benefits and synergies expected from the mergers within the anticipated timing or at all, the combined company’s business, financial condition and results of operations may be adversely affected.

The future results of the combined company following the mergers will suffer if the combined company does not effectively manage its expanded operations.

Following the mergers, the size of the business of the combined company will increase significantly. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the mergers.

The mergers may result in a loss of customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners and may result in the termination of existing contracts.

Following the mergers, some of the customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners of Permian Resources or Earthstone may terminate or scale back their current or prospective business relationships with the combined company. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that the combined company is too closely allied with one of their competitors. In addition, Permian Resources and Earthstone have contracts with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners that may require Permian Resources or Earthstone to obtain consents from these other parties in connection with the mergers, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners are adversely affected by the mergers, or if the combined company, following the mergers, loses the benefits of the contracts of Permian Resources or Earthstone, the combined company’s business and financial performance could suffer.

The Permian Resources certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Permian Resources stockholders, which could limit Permian Resources stockholders’ ability to obtain a favorable judicial forum for disputes with Permian Resources or its directors, officers or other employees.

The Permian Resources certificate of incorporation provides that, unless Permian Resources consents in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware (or, in the event that such Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of Permian Resources, (B) any action asserting a claim of breach of a fiduciary duty owed to Permian Resources by any of its directors, officers, employees or agents or the Permian Resources stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, the Permian Resources certificate of incorporation or the Permian Resources bylaws or (D) any action asserting a claim against Permian Resources that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.

This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Permian Resources is deemed to have received notice of and consented to the foregoing forum selection provision. This provision may limit Permian Resources stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with Permian Resources or its directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Permian Resources may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.

Sales or perceived sales of a substantial number of shares of Permian Resources Class A common stock by the Permian Resources Supporting Stockholders or the Earthstone Supporting Stockholders may cause the price of Permian Resources Class A common stock to decline.

Concurrently with the execution and delivery of the merger agreement, Permian Resources entered into the Registration Rights Agreement with the Permian Resources Supporting Stockholders and certain Earthstone Supporting Stockholders who will collectively own, based on the outstanding shares as of September 20, 2023, approximately 46.5% of the Permian Resources common stock following consummation of the mergers. Pursuant to the Registration Rights Agreement, Permian Resources will, among other things, be required following closing to register for resale the shares of Permian Resources Class A common stock (including shares of Permian Resources Class A common stock issuable upon exchange of such holders’ Permian Resources OpCo Units and shares of Permian Resources Class C common stock) held by such holders, to conduct certain offerings at such holders’ request and to provide customary piggyback registration rights to such holders. If the Permian Resources Supporting Stockholders or such Earthstone Supporting Stockholders sell a substantial number of shares of Permian Resources Class A common stock in the public market after the consummation of the mergers, it could create a circumstance commonly referred to as an “overhang.” Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock, and the expectation or existence of overhang can cause the trading price of the stock to fall. The existence of an overhang, whether or not sales have occurred or are occurring, can also make it more difficult for a company to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that the company deems reasonable or appropriate.

The combined company’s ability to use the existing net operating loss (“NOL”) carryforwards of Earthstone and its subsidiaries and those of Permian Resources may be limited.

As of December 31, 2022, Earthstone and its subsidiaries had aggregate U.S. federal NOL carryforwards of approximately $175.3 million, some of which are subject to various existing limitations, including as a result of the consummation of the Chisholm Acquisition on February 15, 2022. Some of these U.S. federal NOL carryforwards expire between 2036 and 2037, while others have no expiration date. In addition, as of December 31, 2022, Permian Resources had aggregate U.S. federal NOL carryforwards of approximately $349.2 million. Some of these U.S. federal NOL carryforwards expire in 2037, while others have no expiration date.

The combined company’s ability to utilize such U.S. NOL carryforwards to reduce future income subject to U.S. federal income tax may be subject to certain limitations, including under Section 382 of the Code (“Section 382”). Section 382 generally imposes an annual limitation on the amount of NOL carryforwards that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who each own (or who are each deemed to own) at least 5% of such corporation’s stock have a cumulative change in their ownership of more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change occurs, utilization of the corporation’s existing NOLs would be subject to an annual limitation under Section 382, generally determined (subject to adjustments) by multiplying (i) the fair market value of such corporation’s stock at the time of the ownership change by (ii) the applicable long-term tax-exempt rate in effect during the month in which the ownership change occurs.

As a result of the Company Mergers, Earthstone is expected to undergo such an ownership change. Accordingly, the utilization of Earthstone’s NOL carryforwards is expected to be subject to an annual limitation under Section 382 (calculated as described above). In addition, while Permian Resources is not expected to undergo an ownership change as a result of the Company Mergers, such mergers could contribute to an ownership change with respect to Permian Resources in the future, depending upon subsequent changes in the ownership of Permian Resources common stock (which changes may be beyond the control of Permian Resources). Accordingly, the utilization of Permian Resources’ NOL carryforwards could become subject to an annual limitation under Section 382 (calculated as described above) in the future. The limitation with respect to Earthstone’s existing NOL carryforwards and, if applicable, Permian Resources’ existing NOL carryforwards could result in a portion of Earthstone and its subsidiaries’ NOL carryforwards, on the one hand, and Permian Resources’ NOL carryforwards, on the other hand, expiring prior to their utilization.

Other Risks Relating to Permian Resources and Earthstone

As a result of entering into the merger agreement, Permian Resources’ and Earthstone’s businesses are and will be subject to the risks described above. In addition, Permian Resources and Earthstone are, and following completion of the mergers, Permian Resources will be, subject to the risks described in Permian Resources’ and Earthstone’s most recent Annual Report on Form 10-K as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, and the documents to which Permian Resources and Earthstone refer you within this joint proxy statement/prospectus, as well as oral statements made or to be made by Permian Resources and Earthstone, include “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the United States Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this joint proxy statement/prospectus, including those that address activities, events, or developments that Permian Resources or Earthstone expects, believes, or anticipates will or may occur in the future, are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the mergers, the expected timetable for completing the mergers, the results, effects, benefits and synergies of the mergers, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities, and anticipated future performance and any other statements regarding Permian Resources’ or Earthstone’s future expectations, beliefs, plans, objectives, financial conditions, assumptions, or future events or performance that are not historical facts. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “should,” “could,” “would,” “may,” “might,” “foresee,” “plan,” “will,” “guidance,” “outlook,” “future,” “assume,” “forecast,” “focus,” “target,” “continue,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking.

Permian Resources and Earthstone caution investors that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are outside Permian Resources’ and Earthstone’s control, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties that could cause actual results to differ from those described in forward-looking statements include the following:

•	the merger agreement may be terminated in accordance with its terms and the mergers may not be completed;

•	Permian Resources stockholders may not approve the Permian Resources stock issuance proposal;

•	Earthstone stockholders may not approve the Earthstone merger proposal;

•	the parties may not be able to satisfy the conditions to the completion of the mergers in a timely manner or at all;

•	the mergers may not be accretive, and may be dilutive, to Permian Resources’ earnings per share, which may negatively affect the market price of Permian Resources Class A common stock;

•	Permian Resources and Earthstone may incur significant transaction and other costs in connection with the mergers in excess of those anticipated by Permian Resources or Earthstone;

•	the combined company may fail to realize anticipated synergies or other benefits expected from the mergers in the timeframe expected or at all;

•	the ultimate timing, outcome, and results of integrating the operations of Permian Resources and Earthstone;

•	the mergers and the announcement and/or completion thereof could have an adverse effect on business or employee relationships;

•	the risk related to disruption of management time from ongoing business operations due to the mergers;

•	the mergers may disrupt current plans and operations that may harm Permian Resources’ or Earthstone’s respective businesses;

•	the effects of the business combination of Permian Resources and Earthstone, including the combined company’s future financial condition, results of operations, strategy, and plans;

•	changes in capital markets and the ability of the combined company to finance operations in the manner expected;

•	regulatory approval of the transaction;

•	any litigation relating to the mergers;

•

risks to Permian Resources’ and Earthstone’s operating results and businesses generally, including the volatility of oil and natural gas prices and the uncertainty of estimates of oil and natural gas reserves and the other risks, contingencies and uncertainties applicable to Permian Resources and Earthstone disclosed in Permian Resources’ and Earthstone’s other filings with the SEC incorporated herein by reference; and

•	the uncertainty of the value of the merger consideration due to the fixed exchange ratio and potential fluctuation in the market price of Permian Resources Class A common stock.

The foregoing list of factors is not exhaustive. For further discussion of these and other risks, contingencies, and uncertainties applicable to Permian Resources and Earthstone, please see “Risk Factors” in this joint proxy statement/prospectus as well as Permian Resources’ and Earthstone’s other filings with the SEC incorporated herein by reference. Please see “Where You Can Find More Information” for more information about the SEC filings incorporated by reference into this joint proxy statement/prospectus.

All subsequent written or oral forward-looking statements attributable to Permian Resources, Earthstone or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained in this section. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Permian Resources nor Earthstone assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

PERMIAN RESOURCES SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Permian Resources stockholders as part of a solicitation of proxies by the Permian Resources board for use at the Permian Resources special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides Permian Resources stockholders with important information about the Permian Resources special meeting and should be read carefully in its entirety.

Date, Time and Place of the Permian Resources Special Meeting

Permian Resources special meeting will be held on October 30, 2023 at 10:00 a.m., Central Time, at the Petroleum Club of Midland located at 501 West Wall Street, Midland, Texas 79701.

Purpose of the Permian Resources Special Meeting

The Permian Resources special meeting is being held to consider and vote on the following proposals:

•

Proposal 1 (Permian Resources stock issuance proposal): to approve the issuance of shares of Permian Resources common stock to Earthstone stockholders in connection with the transactions pursuant to the terms of the merger agreement; and

•

Proposal 2 (Permian Resources adjournment proposal): to approve the adjournment of the Permian Resources special meeting to solicit additional proxies if there are not sufficient votes at the time of the Permian Resources special meeting to approve the Permian Resources stock issuance proposal.

For the avoidance of doubt, the approval of the Permian Resources adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Recommendation of the Permian Resources Board

The Permian Resources board unanimously recommends that Permian Resources stockholders vote:

•	Proposal 1 (Permian Resources stock issuance proposal): “FOR”; and

•	Proposal 2 (Permian Resources adjournment proposal): “FOR.”

This joint proxy statement/prospectus contains important information regarding these proposals and factors that Permian Resources stockholders should consider when deciding how to cast their votes. Permian Resources stockholders are encouraged to read this entire document carefully, including the annexes attached to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement and the transactions contemplated thereby, including the Permian Resources stock issuance proposal and the Permian Resources adjournment proposal.

Voting by Directors and Executive Officers

On the Permian Resources record date, there were 328,795,305 shares of Class A common stock and 243,075,559 shares of Permian Resources Class C common stock issued and entitled to vote, held by 25 and 49 holders of record, respectively. On the Permian Resources record date, Permian Resources directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 126,238,123 shares of Permian Resources common stock, or approximately 22.1% of the issued and outstanding shares of Permian Resources common stock. William M. Hickey, III and James H. Walter, Co-Chief Executive Officers of Permian Resources and members of the Permian Resources board, have agreed, pursuant to the applicable Permian Resources Support Agreement, to vote their shares “FOR” the Permian Resources stock issuance proposal. Although none of them has entered into any agreement obligating them to do so as a director or executive officer of Permian Resources, Permian Resources currently expects that all of its other directors and executive officers will vote their shares “FOR” the Permian Resources stock issuance proposal and “FOR” the Permian Resources adjournment proposal.

Support Agreements

Concurrently with the execution of the merger agreement, Earthstone, Permian Resources and the Permian Resources Supporting Stockholders entered into the Permian Resources Support Agreements, pursuant to which, among other things, the Permian Resources Supporting Stockholders have agreed to vote their shares of Permian Resources common stock in favor of the Permian Resources stock issuance proposal, subject to the terms and conditions set forth in the respective Permian Resources Support Agreements. As of the Permian Resources record date, the Permian Resources Supporting Stockholders, collectively, hold approximately 48.9% of the outstanding voting power of Permian Resources. Pursuant to the Permian Resources Support Agreements, Permian Resources expects that the Permian Resources Supporting Stockholders will vote “FOR” the Permian Resources stock issuance proposal and “FOR” the Permian Resources adjournment proposal.

Attendance at the Permian Resources Special Meeting

Only Permian Resources stockholders of record on the Permian Resources record date, beneficial owners of Permian Resources common stock on the Permian Resources record date, holders of valid proxies for the Permian Resources special meeting and invited guests of Permian Resources may attend the Permian Resources special meeting, which will be held at the Petroleum Club of Midland located at 501 West Wall Street, Midland, Texas 79701.

Permian Resources stockholders will be able to attend, vote their shares, and submit questions during the Permian Resources special meeting. The Permian Resources special meeting will begin promptly at 10:00 a.m., Central Time. Permian Resources stockholders must present valid, government-issued picture identification, such as a driver’s license, before being admitted to the Permian Resources special meeting. Permian Resources stockholders with shares held in the name of their brokers, banks or other nominees must bring an account statement or letter from the nominee indicating beneficial ownership on the Permian Resources record date. Cameras, recording devices, cell phones and other electronic devices may not be used during the special meeting. Permian Resources stockholders should allow ample time for check-in procedures.

Record Date

The Permian Resources board has fixed the close of business on September 20, 2023 as the Permian Resources record date for the determination of the Permian Resources stockholders entitled to receive notice of, and to vote at, the Permian Resources special meeting. The Permian Resources stockholders of record on the Permian Resources record date are the only Permian Resources stockholders that are entitled to receive notice of, and to vote at, the Permian Resources special meeting or any adjournments or postponements of the Permian Resources special meeting.

Outstanding Shares as of Record Date and Voting Rights of Permian Resources Stockholders

On the Permian Resources record date, there were 328,795,305 shares of Permian Resources Class A common stock and 243,075,559 shares of Permian Resources Class C common stock issued and entitled to vote, held by 25 and 49 holders of record, respectively. Each share of Permian Resources common stock entitles its holder of record to one vote at the Permian Resources special meeting.

A complete list of registered Permian Resources stockholders entitled to vote at the Permian Resources special meeting will be available for viewing, for purposes germane to the Permian Resources special meeting, during ordinary business hours for a period of ten days before the Permian Resources special meeting at Permian Resources offices at 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, and during the Permian Resources special meeting at the Petroleum Club of Midland located at 501 West Wall Street, Midland,

Texas 79701. Stockholders who wish to view such list in advance of the Permian Resources special meeting should contact the General Counsel by writing to Permian Resources Corporation, Attn: General Counsel, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701 or by calling (432) 695-4222.

Quorum; Abstentions and Broker Non-Votes

For business to be conducted at the Permian Resources special meeting, a quorum must be present. A quorum at the Permian Resources special meeting requires the presence, in person or by proxy, of the holders of shares of outstanding capital stock of the Permian Resources representing a majority of the voting power of all outstanding shares of capital stock of Permian Resources entitled to vote at such meeting. Both abstentions and broker non-votes are counted in determining that a quorum is present for the Permian Resources special meeting.

Adjournment

Under the merger agreement, Permian Resources (i) is required to adjourn or postpone the Permian Resources special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Permian Resources stockholders or if, as of the time the Permian Resources special meeting is scheduled, there are insufficient shares of Permian Resources common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Permian Resources special meeting, and (ii) may adjourn or postpone the Permian Resources special meeting if, as of the time for which the Permian Resources special meeting is scheduled, there are insufficient shares of Permian Resources common stock represented (either in person or by proxy) to obtain the approval of the Permian Resources stock issuance proposal. See the section entitled “The Merger Agreement — Efforts to Hold the Permian Resources Special Meeting and the Earthstone Special Meeting — Permian Resources Special Meeting.”

In accordance with Section 2.6 of the Permian Resources bylaws, the chairman of the meeting of stockholders may adjourn the meeting from time to time, regardless of the outcome of the Permian Resources adjournment proposal. At any subsequent reconvening of the Permian Resources special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Permian Resources special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Vote Required

The votes required for each proposal are as follows:

•

Proposal 1 (Permian Resources stock issuance proposal). Approval of the Permian Resources stock issuance proposal requires the affirmative vote of the holders of shares of Permian Resources common stock, voting together as a single class, representing a majority of votes properly cast on such proposal. The failure of a Permian Resources stockholder to submit a proxy or vote at the Permian Resources special meeting, a Permian Resources stockholder’s abstention, and a broker non-vote will have no effect on the outcome of such proposal, assuming the presence of a quorum; and

•

Proposal 2 (Permian Resources adjournment proposal). Approval of the Permian Resources adjournment proposal requires the affirmative vote of the holders of shares of Permian Resources common stock, voting together as a single class, representing a majority of votes properly cast on such proposal. The failure of a Permian Resources stockholder to submit a proxy or vote at the Permian Resources special meeting, a Permian Resources stockholder’s abstention, and a broker non-vote will have no effect on the outcome of such proposal.

The mergers cannot be completed without the approval of the Permian Resources stock issuance proposal. The approval of the Permian Resources adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

An abstention occurs when the beneficial owner of shares, or a bank, broker or other nominee holding shares for a beneficial owner, is present or represented by proxy, and entitled to vote at the meeting, but such person refrains from voting as to a particular proposal by expressly marking the “abstain” box on the voting instruction form or ballot.

A broker non-vote occurs when a broker or other nominee returns a valid proxy card without voting on such proposal because they did not receive voting instructions from the street name holder and do not have discretionary authority to vote the shares on a particular proposal. Under applicable rules, banks, brokers and other nominees have discretionary voting power with respect to matters that are considered routine. Each of the Permian Resources stock issuance proposal and the Permian Resources adjournment proposal is considered non-routine under the rules of the NYSE, and therefore the bank, broker or other nominee has no discretionary authority to vote on such proposal. If there are any broker non-votes received, they will have no effect on the outcome of the Permian Resources stock issuance proposal or Permian Resources adjournment proposal, assuming the presence of a quorum.

How to Vote

Permian Resources stockholders of record on the Permian Resources record date may have their shares of Permian Resources common stock voted by submitting a proxy by following the instructions provided on the enclosed proxy card. Permian Resources recommends that Permian Resources stockholders entitled to vote submit a proxy prior to the Permian Resources special meeting even if they plan to attend the Permian Resources special meeting.

Permian Resources stockholders as of the Permian Resources record date may vote by any of the four methods listed below.

Internet. Permian Resources stockholders may vote on the Internet at https://www.cstproxy.com/permianres/sm2023. This website also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to the Permian Resources stockholders’ service provider plans). The Notice of Internet Availability contains instructions to access the proxy materials, as does the proxy card, if one is received by mail. By voting on the Internet, Permian Resources stockholders can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on October 29, 2023.

Mail. Permian Resources stockholders that received proxy cards by mail may vote by mail by completing, signing, dating and returning the proxy card in the pre-addressed, postage-paid envelope provided. If a Permian Resources stockholder votes by mail but the proxy card is returned unsigned, then such vote cannot be counted. If a Permian Resources stockholder votes by mail and the returned proxy card is signed, but there is no indication of how to vote, the proxy will be voted as recommended by the Permian Resources board. If mailed, completed and signed proxy cards must be received by October 29, 2023.

Meeting. Permian Resources stockholders may attend and vote at the Permian Resources special meeting.

The Permian Resources board recommends that voting by using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the Permian Resources special meeting. Using one of the first three methods discussed above to vote will not limit a Permian Resources stockholder’s right to vote at the Permian Resources special meeting if the Permian Resources stockholder later decides to attend in person.

Permian Resources stockholders who hold their shares of Permian Resources common stock beneficially in “street name” and wish to submit a proxy must provide instructions to the bank, broker or other nominee that holds their shares of record as to how to vote their shares with respect to the Permian Resources stock issuance proposal and the Permian Resources adjournment proposal. Permian Resources stockholders who hold their shares of Permian Resources common stock beneficially and wish to vote at the Permian Resources special meeting must obtain proxies issued in their own names (known as a “legal proxy”).

Proxies and Revocation

Permian Resources stockholders may revoke a proxy before the voting polls are closed at the Permian Resources special meeting, by the following methods:

•	voting at a later time by Internet or telephone until 11:59 p.m. (Eastern Time) on October 29, 2023;

•	voting in person at the Permian Resources special meeting;

•	delivering to the Permian Resources Corporate Secretary a proxy with a later date or a written revocation of the most recent proxy; or

•	giving notice to the inspector of elections at the Permian Resources special meeting.

Permian Resources stockholders that hold their shares in street name (for example, shares held in the name of a bank, broker or other holder of record) and vote by proxy may later revoke such proxy by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

Permian Resources will bear all costs of solicitation related to the Permian Resources special meeting. In addition to sending and making available these materials, some of Permian Resources’ directors, officers and other employees may solicit proxies by contacting Permian Resources stockholders via the Internet, by mail, personal interview or telephone. None of Permian Resources’ officers or employees will receive any extra compensation for soliciting Permian Resources stockholders. Permian Resources may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and Permian Resources will reimburse the forwarding expenses. In addition, Permian Resources has retained Morrow Sodali LLC to assist in soliciting proxies and have agreed to pay Morrow Sodali LLC fee not to exceed $20,000 plus out of pocket expenses. Permian Resources will bear all costs of solicitation.

Dissenters’ or Appraisal Rights

Under the DGCL, as well as the governing documents of Permian Resources, Permian Resources stockholders are not entitled to dissenters’ or appraisal rights in connection with the Permian Resources stock issuance as contemplated by the merger agreement.

Other Matters

At this time, Permian Resources knows of no other matters to be submitted at the Permian Resources special meeting.

Householding of Permian Resources Special Meeting Materials

One copy of this joint proxy statement/prospectus and notice will be sent to Permian Resources stockholders that share an address, unless they have notified Permian Resources that they want to continue receiving multiple packages. Each Permian Resources stockholder in the household will continue to receive a separate proxy card.

This process, known as “householding,” reduces the volume of duplicate information received at a household and helps to reduce Permian Resources’ expenses. A copy will also be sent upon written or oral request to any Permian Resources stockholder of a shared address to which a single copy was delivered. If two or more Permian Resources stockholders with a shared address are currently receiving only one copy, then they may request to receive multiple packages in the future, or if a Permian Resources stockholder is currently receiving multiple packages, then the Permian Resources stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Permian Resources Corporation, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701 or by calling (432) 695-4222.

Questions and Additional Information

Permian Resources stockholders may contact Permian Resources’ proxy solicitor with any questions about the Permian Resources stock issuance proposal, the Permian Resources adjournment proposal or how to vote or to request additional copies of any materials at:

Permian Resources Corporation

c/o Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: PR@investor.morrowsodali.com

PERMIAN RESOURCES PROPOSAL 1 — PERMIAN RESOURCES STOCK ISSUANCE PROPOSAL

This joint proxy statement/prospectus is being furnished to you as a stockholder of Permian Resources as part of the solicitation of proxies by the Permian Resources board for use at the Permian Resources special meeting to consider and vote upon a proposal to approve the issuance of shares of Permian Resources common stock to holders of Eligible Earthstone shares in connection with the transactions pursuant to the terms of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the rules of the NYSE, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the mergers are completed, Permian Resources expects to issue approximately 210.8 million shares of Permian Resources common stock in connection with the transactions (consisting of approximately 161.2 million shares of Permian Resources Class A common stock and approximately 49.5 million shares of Permian Resources Class C common stock), which will exceed 20% of the shares of Permian Resources common stock outstanding before such issuance, and for this reason, Permian Resources must obtain the approval of Permian Resources stockholders for the issuance of shares of Permian Resources common stock in connection with the transactions.

In the event the Permian Resources stock issuance proposal is approved by the Permian Resources stockholders, but the merger agreement is terminated (without the mergers being completed) prior to the issuance of shares of Permian Resources common stock pursuant to the merger agreement, Permian Resources will not issue any shares of Permian Resources common stock as a result of the approval of the Permian Resources stock issuance proposal.

The Permian Resources board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the Permian Resources stock issuance, are fair to, and in the best interests of, Permian Resources and the Permian Resources stockholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the Permian Resources stock issuance.

The Permian Resources board accordingly unanimously recommends that Permian Resources stockholders vote “FOR” the Permian Resources stock issuance proposal pursuant to the merger agreement, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in “The Mergers” and “The Merger Agreement” and as attached as Annex A to this joint proxy statement/prospectus. The merger cannot be completed without the approval of the Permian Resources stock issuance proposal.

Assuming a quorum is present at the Permian Resources special meeting, approval of the Permian Resources stock issuance proposal requires the affirmative vote of the holders of shares of Permian Resources common stock, voting together as a single class, representing a majority of votes properly cast on such proposal. Accordingly, the failure of a Permian Resources stockholder to submit a proxy or vote at the Permian Resources special meeting, a Permian Resources stockholder’s abstention, and a broker non-vote will have no effect on the outcome of the Permian Resources stock issuance proposal, assuming the presence of a quorum.

IF YOU ARE A PERMIAN RESOURCES STOCKHOLDER,

THE PERMIAN RESOURCES BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE PERMIAN RESOURCES STOCK ISSUANCE PROPOSAL

PERMIAN RESOURCES PROPOSAL 2 — PERMIAN RESOURCES ADJOURNMENT PROPOSAL

Assuming a quorum is present at the Permian Resources special meeting, approval of the Permian Resources adjournment proposal requires the affirmative vote of holders of shares of Permian Resources common stock, voting together as a single class, representing a majority of votes properly cast on such proposal. Accordingly, the failure of a Permian Resources stockholder to submit a proxy or vote at the Permian Resources special meeting, a Permian Resources stockholder’s abstention, and a broker non-vote will have no effect on the outcome of the Permian Resources adjournment proposal, assuming the presence of a quorum.

IF YOU ARE A PERMIAN RESOURCES STOCKHOLDER,

THE PERMIAN RESOURCES BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE PERMIAN RESOURCES ADJOURNMENT PROPOSAL

EARTHSTONE SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to Earthstone stockholders as part of a solicitation of proxies by the Earthstone board for use at the Earthstone special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides Earthstone stockholders with important information about the Earthstone special meeting and should be read carefully in its entirety.

Date, Time and Place of the Earthstone Special Meeting

Earthstone special meeting will be held on October 30, 2023 at 10:00 a.m., Central Time, at the offices of Earhtstone located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

Purpose of the Earthstone Special Meeting

The Earthstone special meeting is being held to consider and vote on the following proposals:

•

Proposal 1 (Earthstone merger proposal): to approve and adopt the merger agreement, by and among Earthstone, Earthstone OpCo, Permian Resources, Merger Sub I, Merger Sub II and Permian Resources OpCo, pursuant to which (i) Merger Sub I will merge with and into Earthstone, with Earthstone continuing its existence as the surviving corporation following the Initial Company Merger as a direct, wholly owned subsidiary of Permian Resources, (ii) following the Initial Company Merger, the surviving corporation will merge with and into Merger Sub II, with Merger Sub II surviving the Subsequent Company Merger as a direct, wholly owned subsidiary of Permian Resources, and (iii) following the Company Mergers, Earthstone OpCo will merge with and into Permian Resources OpCo;

•

Proposal 2 (Earthstone compensation advisory proposal): to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Earthstone’s named executive officers that is based on or otherwise relates to the mergers; and

•

Proposal 3 (Earthstone adjournment proposal): to approve the adjournment of the Earthstone special meeting to solicit additional proxies if there are not sufficient votes at the time of the Earthstone special meeting to approve the Earthstone merger proposal.

For the avoidance of doubt, neither the approval of the Earthstone compensation advisory proposal nor the approval of the Earthstone adjournment proposal is a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Recommendation of the Earthstone Board

The Earthstone board unanimously recommends that Earthstone stockholders vote:

•	Proposal 1 (Earthstone merger proposal): “FOR”;

•	Proposal 2 (Earthstone compensation advisory proposal): “FOR”; and

•	Proposal 3 (Earthstone adjournment proposal): “FOR.”

This joint proxy statement/prospectus contains important information regarding these proposals and factors that Earthstone stockholders should consider when deciding how to cast their votes. Earthstone stockholders are encouraged to read this entire document carefully, including the annexes attached to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement and the transactions contemplated thereby, including the Earthstone merger proposal, the Earthstone compensation advisory proposal and the Earthstone adjournment proposal.

The Non-Binding Earthstone Compensation Advisory Proposal and Interests of Directors

In considering the recommendations of the Earthstone board, Earthstone stockholders should be aware that certain of Earthstone’s directors and executive officers may have interests that are different from, or in addition to, the interests of Earthstone stockholders more generally. For additional information, please see “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers.”

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Earthstone provide its stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Earthstone’s named executive officers that is based on or otherwise relates to the mergers, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers.” This vote is commonly referred to as a “say on golden parachute” vote. Accordingly, Earthstone stockholders are being provided with the opportunity to cast an advisory (non-binding) vote on those change of control payments.

Earthstone stockholders should note that the Earthstone compensation advisory proposal is merely an advisory vote that will not be binding on Earthstone, Permian Resources or their respective boards of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the vote on the Earthstone compensation advisory proposal, if the mergers are consummated, the eligibility of the Earthstone named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

The Earthstone compensation advisory proposal is a proposal separate and apart from the Earthstone merger proposal. Accordingly, an Earthstone stockholder may vote to approve one proposal and not the other. Because the vote on the Earthstone compensation advisory proposal is on a non-binding advisory basis, the compensation that may be paid or become payable to Earthstone’s named executive officers that is based on or otherwise relates to the mergers is advisory in nature only, it will not be binding on Earthstone or Permian Resources, and the approval of the Earthstone compensation advisory proposal is not a condition to the completion of the mergers or otherwise required to effectuate the mergers.

Voting by Directors and Executive Officers

On the Earthstone record date, there were 106,331,055 shares of Earthstone Class A common stock and 34,257,641 shares of Earthstone Class B common stock issued and outstanding, held by 1,757 and 6 holders of record, respectively. On the Earthstone record date, Earthstone directors and executive officers, and their affiliates, as a group, beneficially owned and were entitled to vote 3,482,523 shares of Earthstone common stock, or approximately 2.5% of the issued and outstanding shares of Earthstone common stock. Although none of them has entered into any agreement obligating them to do so as a director or executive officer of Earthstone, Earthstone currently expects that all of its other directors and executive officers will vote their shares “FOR” the Earthstone merger proposal, “FOR” the Earthstone compensation advisory proposal and “FOR” the Earthstone adjournment proposal.

Support Agreements

Concurrently with the execution of the merger agreement, Permian Resources and Earthstone entered into the Earthstone Support Agreements, pursuant to which, among other things, the Earthstone Supporting Stockholders have agreed not to transfer any of their shares of Earthstone common stock or Earthstone OpCo Units and to vote their shares of Earthstone common stock in favor of the Earthstone merger proposal, subject to the terms and conditions set forth in the respective Earthstone Support Agreements. As of September 22, 2023, the record date for the Earthstone special meeting, the Earthstone Supporting Stockholders, collectively, hold approximately 47.8% of the outstanding voting power of Earthstone. Earthstone Supporting Stockholders will vote (i) “FOR” the Earthstone merger proposal, (ii) “FOR” the Earthstone compensation advisory proposal and (iii) “FOR” the Earthstone adjournment proposal.

Attendance at the Earthstone Special Meeting

Only Earthstone stockholders of record on the Earthstone record date, beneficial owners of Earthstone common stock on the Earthstone record date, holders of valid proxies for the Earthstone special meeting and invited guests of Earthstone may attend the Earthstone special meeting, which will be held at the offices of Earthstone, located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

Earthstone stockholders will be able to attend, vote their shares, and submit questions during the Earthstone special meeting. The Earthstone special meeting will begin promptly at 10:00 a.m., Central Time.

Record Date

The Earthstone board has fixed the close of business on September 22, 2023 as the Earthstone record date for the determination of the Earthstone stockholders entitled to receive notice of, and to vote at, the Earthstone special meeting. The Earthstone stockholders of record on the Earthstone record date are the only Earthstone stockholders that are entitled to receive notice of, and to vote at, the Earthstone special meeting or any adjournments or postponements of the Earthstone special meeting.

Outstanding Shares as of Record Date and Voting Rights of Earthstone Stockholders

On the Earthstone record date, there were 106,331,055 shares of Earthstone Class A common stock and 34,257,641 shares of Earthstone Class B common stock issued and outstanding, held by 1,757 and 6 holders of record, respectively. Each share of Earthstone common stock entitles its holder of record to one vote at the Earthstone special meeting.

A complete list of registered Earthstone stockholders entitled to vote at the Earthstone special meeting will be available for examination, for purposes germane to the Earthstone special meeting, during ordinary business hours for a period of ten days prior to the Earthstone special meeting at the offices of Earthstone, located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. Earthstone stockholders who wish to view such list in advance of the Earthstone special meeting should contact Earthstone in writing to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

Quorum; Abstentions and Broker Non-Votes

For business to be conducted at the Earthstone special meeting, a quorum must be present. A quorum at the Earthstone special meeting constitutes the holders of not less than a majority of the shares entitled to vote at the Earthstone special meeting, present in person or by proxy. If you submit a properly executed proxy card, even if you do not vote for the proposals or vote to “abstain” in respect of the proposals, your shares of Earthstone common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Earthstone special meeting. Both abstentions and broker non-votes are counted in determining that a quorum is present for the Earthstone special meeting.

Adjournment

Under the merger agreement, Earthstone (i) is required to adjourn or postpone the Earthstone special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Earthstone stockholders or if, as of the time the Earthstone special meeting is scheduled, there are insufficient shares of Earthstone common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Earthstone special meeting, and (ii) may adjourn or postpone the Earthstone special meeting if, as of the time for which the Earthstone special meeting is scheduled, there are insufficient shares of Earthstone common stock represented (either in person or by proxy) to obtain the approval of the Earthstone merger proposal. See the section entitled “The Merger Agreement — Efforts to Hold the Permian Resources Special Meeting and the Earthstone Special Meeting — Earthstone Special Meeting.”

In accordance with Section 2.6 of the Earthstone bylaws, if a quorum is not present at the Earthstone special meeting, the chairman of the Earthstone special meeting, or the Earthstone stockholders, although less than a quorum, may adjourn the Earthstone special meeting to another time and place. Further, in accordance with Section 2.11 of the Earthstone bylaws, the presiding officer of the Earthstone special meeting may, except to the extent inconsistent with any such rules or regulations adopted by the Earthstone board, adjourn the Earthstone special meeting without a vote of the Earthstone stockholders, whether or not a quorum is present. At any subsequent reconvening of the Earthstone special meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Earthstone special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Vote Required

The votes required for each proposal are as follows:

•

Proposal 1 (Earthstone merger proposal). Approval of the Earthstone merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Earthstone common stock, voting together as a single class and entitled to vote on such proposal. The mergers cannot be completed without the approval of the Earthstone merger proposal.

•

Proposal 2 (Earthstone compensation advisory proposal). Approval of the Earthstone compensation advisory proposal on a non-binding advisory basis requires the affirmative vote of a majority of the voting power of shares of Earthstone common stock present in person or represented by proxy and entitled to vote thereon. For the avoidance of doubt, the approval of Earthstone compensation advisory proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

•

Proposal 3 (Earthstone adjournment proposal). Approval of the Earthstone adjournment proposal requires the affirmative vote of a majority of the voting power of shares of Earthstone common stock present in person or represented by proxy and entitled to vote thereon. For the avoidance of doubt, the approval of the Earthstone adjournment proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

An abstention occurs when the beneficial owner of shares, or a bank, broker or other nominee holding shares for a beneficial owner, is present or represented by proxy, and entitled to vote at the meeting, but such person refrains from voting as to a particular proposal by expressly marking the “abstain” box on the voting instruction form or ballot.

A broker non-vote occurs when a broker or other nominee returns a valid proxy card without voting on such proposal because they did not receive voting instructions from the street name holder and do not have discretionary authority to vote the shares on a particular proposal. Under applicable rules, banks, brokers and other nominees have discretionary voting power with respect to matters that are considered routine. Each of the Earthstone merger proposal and the Earthstone compensation advisory proposal is considered non-routine under the rules of the NYSE, and therefore the bank, broker or other nominee has no discretionary authority to vote on such proposal. If there are any broker non-votes received, they will have the same effect as a vote “AGAINST” the Earthstone merger proposal and will have no effect on the Earthstone compensation advisory proposal or the Earthstone adjournment proposal.

How to Vote

Earthstone stockholders of record on the Earthstone record date may have their shares of Earthstone common stock voted by submitting a proxy by following the instructions provided on the enclosed proxy card. Earthstone recommends that Earthstone stockholders entitled to vote submit a proxy prior to the Earthstone special meeting even if they plan to attend the Earthstone special meeting.

Earthstone stockholders who hold their shares in their own name as a holder of record with Earthstone’s transfer agent, Direct Transfer, LLC, may instruct the proxies how to vote following the instructions listed on the proxy card, by signing, dating and mailing the proxy card in the postage paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card. Earthstone stockholders may also attend the Earthstone special meeting and vote their shares in person.

Earthstone stockholder who hold their shares through a broker, bank or other nominee (held in “street name”), will receive instructions from such broker, bank or other nominee that must be followed in order to have their shares voted. If any such stockholder wants to vote in person, they must obtain a legal proxy from their broker, bank or other nominee and bring it to the Earthstone special meeting.

Proxies and Revocation

Earthstone stockholders who hold their shares in street name must follow the instructions of their broker, bank or other nominee to revoke their voting instructions.

Earthstone stockholders may revoke a proxy before it is exercised by:

•	giving written notice to Earthstone’s Corporate Secretary;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet until 11:59 p.m. (Eastern Time) on October 29, 2023; or

•	attending and voting in person at the Earthstone special meeting.

Solicitation of Proxies

Earthstone will bear all costs of solicitation related to the Earthstone special meeting. In addition to sending and making available these materials, some of Earthstone’s directors, officers and other employees may solicit proxies by contacting Earthstone stockholders via the Internet, by mail, personal interview or telephone. None of Earthstone’s officers or employees will receive any extra compensation for soliciting Earthstone stockholders. Earthstone may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Earthstone common stock that those companies or persons hold of record, and Earthstone will reimburse the forwarding expenses. In addition, Earthstone has retained Morrow Sodali LLC to assist in soliciting proxies and have agreed to pay Morrow Sodali LLC fee not to exceed $20,000 plus out of pocket expenses. Earthstone will bear all costs of solicitation.

Dissenters’ or Appraisal Rights

Under the DGCL, holders of shares of Earthstone Class A common stock are not entitled to dissenters’ or appraisal rights in connection with the Earthstone merger proposal.

Holders of shares of Earthstone Class B common stock are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the criteria and conditions set forth in Section 262 of the DGCL. Earthstone Class B common stock held by stockholders that do not vote to approve the mergers and make a demand for appraisal in accordance with the DGCL will not be converted into Permian Resources Class C common stock but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

Other Matters

At this time, Earthstone knows of no other matters to be submitted at the Earthstone special meeting.

Householding of Earthstone Special Meeting Materials

One copy of this joint proxy statement/prospectus and notice will be sent to Earthstone stockholders that share an address, unless they have notified Earthstone that they want to continue receiving multiple packages.

Each Earthstone stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at a household and helps to reduce Earthstone’s expenses. A copy will also be sent upon written or oral request to any Earthstone stockholder of a shared address to which a single copy was delivered. If two or more Earthstone stockholders with a shared address are currently receiving only one copy, then they may request to receive multiple packages in the future, or if a Earthstone stockholder is currently receiving multiple packages, then the Earthstone stockholder may request to receive a single copy in the future. Such requests may be made by writing to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246. If two or more Earthstone stockholders object to householding and wish to receive multiple packages in the future, or if such stockholders received multiple packages at a single address and would like to request delivery of a single copy in the future, such stockholder may contact Earthstone’s Corporate Secretary as described above if he/she is a holder of record. If such Earthstone stockholder holds their shares through a bank, broker or other holder of record, he/she should contact such holder of record.

Questions and Additional Information

Earthstone stockholders may contact Earthstone’s proxy solicitor with any questions about the Earthstone merger proposal, the Earthstone compensation advisory proposal, the Earthstone adjournment proposal or how to vote or to request additional copies of any materials at:

Earthstone Energy, Inc.

c/o Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: ESTE@investor.morrowsodali.com

EARTHSTONE PROPOSAL 1 — EARTHSTONE MERGER PROPOSAL

The Earthstone board, after due and careful discussion and consideration, unanimously approved and recommended that Earthstone stockholders approve and adopt the merger agreement, the execution, delivery and performance of the merger agreement and the consummation of the mergers contemplated thereby.

The Earthstone board accordingly unanimously recommends that Earthstone stockholders vote “FOR” the Earthstone merger proposal, as disclosed in this joint proxy statement/prospectus, particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus entitled “The Mergers” and “The Merger Agreement,” and as attached as Annex A to this joint proxy statement/prospectus.

The mergers cannot be completed without the affirmative vote of the holders of a majority of the outstanding shares of Earthstone common stock, voting together as a single class, entitled to vote on the Earthstone merger proposal. Accordingly, an Earthstone stockholder’s abstention from voting, a broker non-vote, the failure of an Earthstone stockholder to vote or the failure of an Earthstone stockholder to submit a proxy will have the same effect as a vote “AGAINST” the Earthstone merger proposal.

IF YOU ARE AN EARTHSTONE STOCKHOLDER,

THE EARTHSTONE BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE EARTHSTONE MERGER PROPOSAL

EARTHSTONE PROPOSAL 2 — EARTHSTONE COMPENSATION ADVISORY PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Earthstone is seeking a non-binding advisory stockholder approval of the compensation of Earthstone’s named executive officers that is based on or otherwise relates to the mergers as disclosed in “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to Earthstone’s Named Executive Officers in Connection with the Mergers.” The proposal gives Earthstone stockholders the opportunity to express their views on the compensation of Earthstone’s named executive officers.

Accordingly, the Earthstone board unanimously recommends that Earthstone stockholders vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that Earthstone stockholders approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Earthstone’s named executive officers that is based on or otherwise relates to the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to Earthstone’s Named Executive Officers in Connection with the Mergers” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

The vote on the Earthstone compensation advisory proposal on a non-binding advisory basis is a vote separate and apart from the vote on the Earthstone merger proposal. Accordingly, Earthstone stockholders may vote to approve the Earthstone merger proposal and vote not to approve the Earthstone compensation advisory proposal, and vice versa. If the mergers are completed, the compensation may be paid to Earthstone’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if the Earthstone stockholders fail to approve the Earthstone compensation advisory proposal. For the avoidance of doubt, the approval of the Earthstone compensation advisory proposal is not a condition to the closing of the mergers or otherwise required to effectuate the mergers.

Approval of the Earthstone compensation advisory proposal on a non-binding advisory basis requires the affirmative vote of a majority of the voting power of shares of Earthstone common stock, voting together as a single class, present in person or represented by proxy and entitled to vote on such proposal, provided that a quorum is present. An Earthstone stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Earthstone compensation advisory proposal, while a broker non-vote or the failure of an Earthstone stockholder to vote will have no effect on the outcome of the Earthstone compensation advisory proposal.

IF YOU ARE AN EARTHSTONE STOCKHOLDER,

THE EARTHSTONE BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE EARTHSTONE COMPENSATION ADVISORY

PROPOSAL ON A NON-BINDING ADVISORY BASIS

EARTHSTONE PROPOSAL 3 — EARTHSTONE ADJOURNMENT PROPOSAL

Assuming a quorum is present at the Earthstone special meeting, approval of the Earthstone adjournment proposal requires the affirmative vote of holders of a majority in voting power of the shares of Earthstone common stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the Earthstone adjournment proposal. Accordingly, an Earthstone stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Earthstone adjournment proposal, while a broker non-vote or the failure of an Earthstone stockholder to vote will have no effect on the outcome of the Earthstone adjournment proposal.

IF YOU ARE AN EARTHSTONE STOCKHOLDER,

THE EARTHSTONE BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE EARTHSTONE ADJOURNMENT PROPOSAL

THE MERGERS

This section of the joint proxy statement/prospectus describes the material aspects of the mergers. This section may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the documents attached hereto and incorporated by reference into this joint proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the mergers and the transactions related thereto. In addition, important business and financial information about each of Permian Resources and Earthstone is included in or incorporated by reference into this joint proxy statement/prospectus and is included in the annexes hereto. Please see “Where You Can Find More Information.”

The Parties

Permian Resources Corporation

Permian Resources is an independent oil and natural gas company engaged in development of crude oil and associated liquids-rich natural gas reserves with assets concentrated in the core of the Delaware Basin.

Permian Resources is a Delaware corporation with principal executive offices located at 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701. Its telephone number at that address is (432) 695-4222. Shares of Permian Resources Class A common stock are listed for trading on the NYSE under the symbol “PR.” Additional information about Permian Resources and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Smits Merger Sub I Inc.

Merger Sub I is a Delaware corporation and direct, wholly owned subsidiary of Permian Resources that was incorporated for the sole purpose of effecting the mergers. In the Initial Company Merger, Merger Sub I will merge with and into Earthstone, with Earthstone surviving such merger as a direct, wholly owned subsidiary of Permian Resources, and the separate corporate existence of Merger Sub I will cease. Merger Sub I has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub I’s principal executive office is located at c/o Permian Resources Corporation, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, and its telephone number at that address is (432) 695-4222.

Smits Merger Sub II LLC

Merger Sub II is a Delaware limited liability company and direct, wholly owned subsidiary of Permian Resources that was formed for the sole purpose of effecting the mergers. In the Subsequent Company Merger, Earthstone, as the surviving corporation following the Initial Company Merger, will merge with and into Merger Sub II, with Merger Sub II continuing its existence as the surviving entity following the Subsequent Company Merger as a direct, wholly owned subsidiary of Permian Resources. Merger Sub II has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub II’s principal executive office is located at c/o Permian Resources Corporation, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, and its telephone number at that address is (432) 695-4222.

Permian Resources Operating, LLC

Permian Resources OpCo is a Delaware limited liability company and consolidated subsidiary of Permian Resources. In connection with the OpCo Merger, Earthstone OpCo will merge with and into Permian Resources OpCo, with Permian Resources OpCo continuing its existence as the surviving operating company following the OpCo Merger.

Permian Resources OpCo’s principal executive office is located at c/o Permian Resources Corporation, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, and its telephone number at that address is (432) 695-4222.

Earthstone Energy, Inc.

Earthstone is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves primarily in the Delaware Basin and the Midland Basin.

Earthstone is a Delaware corporation with principal executive offices located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. Its telephone number at that address is (281) 298-4246. Shares of Earthstone Class A common stock are traded on the NYSE under the symbol “ESTE.” Additional information about Earthstone and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See also “Where You Can Find More Information.”

Earthstone Energy Holdings, LLC

Earthstone OpCo is a Delaware limited liability company and subsidiary of Earthstone. In connection with the OpCo Merger, Earthstone OpCo will merge with and into Permian Resources OpCo, with Permian Resources OpCo continuing its existence as the surviving operating company following the OpCo Merger, and the separate limited liability company existence of Earthstone OpCo will cease.

Earthstone OpCo’s principal executive office is located at c/o Earthstone Energy, Inc., 1400 Woodloch

Forest Drive, Suite 300, The Woodlands, Texas 77380, and its telephone number at that address is (281) 298-4246.

Effects of the Mergers

The merger agreement, among other things, provides for (i) the Initial Company Merger, with Earthstone continuing its existence as the surviving corporation and a direct, wholly owned subsidiary of Permian Resources at the Initial Company Merger Effective Time, (ii) the Subsequent Company Merger, with Merger Sub II continuing its existence as the surviving entity following the Subsequent Company Merger as a direct, wholly owned subsidiary of Permian Resources at the Subsequent Company Merger Effective Time and (iii) the OpCo Merger, with Permian Resources OpCo continuing its existence as the surviving entity at the OpCo Merger Effective Time.

In addition, the Earthstone board will take all actions as may be necessary so that, at the Initial Company Merger Effective Time, each outstanding Earthstone RSU and Earthstone PSU in respect of Earthstone common stock will be treated as described in “— Interests of Certain Earthstone Directors and Executive Officers in the Mergers — Treatment of Earthstone Equity Awards” and “The Merger Agreement — Treatment of Earthstone Equity Awards in the Mergers.”

Background of the Mergers

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Permian Resources and Earthstone. The following is a summary of the events leading up to the signing of the merger agreement and the key meetings, negotiations, discussions and actions by and between Permian Resources and Earthstone and their respective advisors that preceded the public announcement of the transaction; it does not purport to catalogue every conversation or interaction among representatives of Permian Resources and Earthstone.

The Permian Resources board, in the ordinary course and consistent with its fiduciary duties, regularly evaluates Permian Resources’ operations and future business prospects with a focus on generating long-term value, growing free cash flow and returning cash to stockholders. In connection with such evaluation, the

Permian resources board and executive management team of Permian Resources also reviews and assesses potential strategic alternatives available to it, including mergers and acquisition (“M&A”) transactions. As part of such assessment, the Permian Resources management team has had contacts with other public and private companies predominately focused in the acquisition, exploration, development and production of oil and natural gas (“E&P”) business from time to time.

The Earthstone board regularly reviews the strategic direction of Earthstone and evaluates potential opportunities to enhance stockholder value, including potential strategic combinations and acquisition opportunities.

For the past several years, one of the primary reasons Earthstone has pursued acquisitions that would enhance its scale is the belief that small-cap and mid-cap oil and gas companies like Earthstone have consistently traded at lower trading multiples of EBITDA and other cash flow metrics than their peer companies with larger market capitalizations. Earthstone has sought to grow its stock price through multiple expansion from profitable growth, which has been a consistent focus of the Earthstone board and management. Earthstone has completed eight acquisitions since 2021, and has consistently sought opportunities to increase production, improve costs and operating efficiencies, and increase and enhance its drilling inventory, while also maintaining low leverage and a returns-focused approach to stockholder capital stewardship.

Notwithstanding its successful M&A activity, Earthstone has continued to trade at a lower trading multiple than its larger market cap peers. Because the Earthstone board believes that there could be significant benefits to Earthstone and its stockholders by increasing its operating scale, adding additional low break even inventory, and increasing its market capitalization and trading liquidity, Earthstone engaged in a number of preliminary discussions regarding potential business combination transactions with several third parties throughout 2022 and 2023, in addition to its evaluation of acquisition opportunities. Generally, these third parties, including the companies discussed below, were small or mid-cap exploration and production companies that shared similar goals of building scale and market recognition to enhance development opportunities, reduce operating costs, reduce financing costs, expand acquisition opportunities and, ultimately, generate higher trading multiples, among other benefits of scale. As Earthstone grew in size and the number of privately held companies and asset packages being sold in the Permian Basin that were material enough to achieve Earthstone’s strategic priorities diminished, the opportunity to combine with other publicly traded companies became of relatively greater focus to the Earthstone board as a way of enhancing and accelerating shareholder value.

On June 1, 2022, Mr. Robert J. Anderson, the President and Chief Executive Officer of Earthstone, initiated a meeting with the Chief Executive Officer of Company A, a publicly traded oil and gas producer with assets primarily located in the Permian Basin, to discuss a number of topics, including the benefits of scale to oil and gas producers, including with respect to the necessity of scale to permit a company to compete in bidding for acquisitions of larger asset packages being divested by third parties. This meeting was held in the ordinary course, as members of the Earthstone board and Earthstone senior management also regularly meet with and discuss challenges in the E&P business with senior management of peer companies.

On June 21, 2022, Earthstone and Company A entered into a mutual confidentiality agreement, which included a mutual and customary “standstill” provision that expired twelve months thereafter.

Throughout the summer of 2022 and early fall of 2022, members of senior management of Earthstone and Company A met three times to discuss the possibility of a combination transaction and to exchange high level due diligence information regarding each company’s assets and operations. In addition, the parties provided each other non-public due diligence information during this period. During these discussions, Earthstone and Company A assumed that any transaction would involve a stock-for-stock merger but no exchange ratio was ever proposed or agreed upon.

On October 12, 2022, after senior management of Earthstone determined a combination with Company A was not a good fit at that time given the nature of Company A’s assets, Mr. Anderson advised the Chief

Executive Officer of Company A that Earthstone was no longer interested in pursuing a potential combination with Company A at that time and the parties terminated discussions.

On November 14, 2022, Mr. Anderson, together with Mr. Frank A. Lodzinski, the Executive Chairman of the Earthstone board, met with the Chief Executive Officer and a member of the board of directors of Company B, a publicly traded oil and gas producer whose operations were located outside of the Permian Basin. This meeting was held in the ordinary course. Topics of discussion included trends impacting the oil and gas industry generally, challenges that oil and gas producers were facing in attempts to gain scale and investor relevance, and the asset acquisition market in their respective areas and the ability to grow through asset transactions.

On November 21, 2022, Mr. Anderson met with the Chief Executive Officer of Company C, a publicly traded oil and gas producer whose assets were located outside of the Permian Basin. This meeting was held in the ordinary course. During the meeting the representatives of both Earthstone and Company C discussed challenges they were facing in their respective businesses to gain scale and investor relevance, as well as the asset acquisition market in their respective geographic areas and the ability to grow through asset transactions.

On December 6, 2022, the Earthstone board held a regularly scheduled meeting with members of Earthstone senior management attending. During this meeting, in addition to its regular agenda, management reviewed market concerns about a large percentage of corporate ownership held by a small group of private equity sponsors, acquisition opportunities, trading discount to peers, valuation, potential for growth on a standalone basis and potential for growth through a merger, among other matters.

On January 12, 2023, Mr. Anderson and Mr. Mark Lumpkin, Jr., Executive Vice President and Chief Financial Officer of Earthstone, met with the Chief Executive Officer and the Chief Financial Officer of Company B at the request of Company B. The two parties discussed challenges facing their respective businesses and the need for further scale and the public M&A market generally as an additional approach to gaining scale and investor relevance.

On January 31, 2023, the Earthstone board held a regularly scheduled meeting with members of Earthstone senior management attending. During this meeting, in addition to its regular agenda, management reviewed with the Earthstone board Earthstone’s stock price performance, trading volume, equity ownership, acquisition and divestiture opportunities and strategic opportunities that might be available to Earthstone.

On February 2, 2023, Mr. Anderson met with the Chief Executive Officer of Company C to discuss the possibility of exploring a strategic combination involving Earthstone and Company C.

On February 15, 2023, Mr. Anderson and Mr. James Walter, Co-Chief Executive Officer of Permian Resources, met to discuss M&A activity in the industry generally, views within the investor community of small and mid-cap oil and gas producers, and the benefits and necessity of scale to be competitive within the industry.

During the first quarter of 2023, Earthstone began discussions with representatives of RBCCM regarding strategic opportunities, including strategic combinations involving Earthstone.

On March 20, 2023, Mr. Anderson and the Chief Executive Officer of Company B met while attending the same industry conference. During the meeting they discussed the M&A market broadly and the importance of scale to oil and gas producers. Also on March 20, 2023, Earthstone and Company B entered into a mutual confidentiality agreement, which included a mutual and customary “standstill” provision, but no “don’t ask, don’t waive” provisions or other restriction on the ability of Company B to make a private proposal regarding a business combination to the Earthstone board.

Also on March 20, 2023, Mr. Anderson and Mr. Walter briefly met while attending the same industry conference, and agreed to reconnect with respect to exploring potential strategic opportunities between Earthstone and Permian Resources.

On March 21, 2023, Mr. Anderson met with the Chief Executive Officer of Company D, a publicly traded oil and gas producer whose assets were primarily located in the Permian Basin, to discuss general industry and corporate challenges faced by small and mid-cap oil and gas companies. The two met while attending the same industry conference and discussed the M&A markets generally.

In a subsequent call on March 24, 2023, Mr. Anderson and the Chief Executive Officer of Company B discussed the next steps to explore the potential for a strategic combination involving Earthstone and Company B.

On March 28, 2023, Earthstone and Company C entered into a mutual confidentiality agreement, which included a mutual and customary “standstill” provision, but no “don’t ask, don’t waive” provisions or other restriction on the ability of Company C to make a private proposal regarding a business combination to the Earthstone board.

In March 2023, Permian Resources contacted Kirkland & Ellis to discuss the engagement of Kirkland & Ellis on its potential acquisition of Earthstone. In April 2023, representatives of Permian Resources’ executive management team contacted each of Morgan Stanley and Jefferies LLC (“Jefferies”) to discuss the engagement of each firm as a financial advisor in connection with Permian Resources’ consideration of potential strategic alternatives.

On April 4, 2023, senior management of Earthstone and Company C participated in an introductory call to discuss process matters related to conducting mutual, preliminary due diligence. Throughout April and into the first half of May 2023, Earthstone and Company C provided each other non-public due diligence information.

On April 5, 2023, at the request of Permian Resources, Mr. Walter, Mr. Will Hickey, Co-Chief Executive Officer of Permian Resources, and Mr. Guy Oliphint, Executive Vice President and Chief Financial Officer of Permian Resources, met with Mr. Douglas E. Swanson, Jr. and Mr. Brad A. Thielemann, members of the Earthstone board and partners of EnCap, and certain other members of EnCap, to provide a high-level overview of Permian Resources’ business, assets, operations and strategy utilizing publicly available data. At this meeting, there was also a brief and general discussion of various EnCap portfolio companies in the Delaware Basin and the overall merits of scale in the current upstream environment.

On April 12, 2023, Mr. Walter contacted Mr. Anderson. During the discussion, Mr. Walter expressed an interest in exploring a potential acquisition of Earthstone by Permian Resources, citing his belief that such a transaction would present substantial benefits to each company’s stockholders. Following the discussion, Mr. Walter sent Mr. Anderson a draft confidentiality and non-disclosure agreement, which would allow Permian Resources and Earthstone to exchange certain confidential information as the companies evaluated a potential transaction.

On April 13, 2023, Mr. Anderson and the Chief Executive Officer of Company D met and discussed broad industry trends with respect to consolidation and M&A and the benefits of scale to independent oil and gas producers. They agreed to reconnect in the coming months.

On April 14, 2023, Mr. Anderson met with the Chief Executive Officer of Company C to discuss the benefits of scale to oil and gas producers, including the necessity of scale when competing to acquire larger asset opportunities expected to be put up for sale in the medium term.

Following the execution of the confidentiality agreement, from mid-April through mid-May 2023, Earthstone and Company B provided each other non-public due diligence information. On May 1, 2023, senior management of Earthstone and Company B met to discuss each other’s respective assets, operations and prospects. During these discussions, Earthstone and Company B assumed that any transaction would involve a stock-for-stock merger, but no exchange ratio was ever proposed or agreed upon.

During the beginning of the second quarter of 2023, Earthstone began discussions with Wells Fargo Securities, LLC (“Wells Fargo”) regarding strategic opportunities, including strategic combinations involving Earthstone, and Earthstone formally engaged Wells Fargo for such purposes on April 18, 2023.

On April 19, 2023, Permian Resources and Earthstone entered into a mutual confidentiality and non-disclosure agreement. The confidentiality agreement included customary nondisclosure and nonuse provisions and a customary standstill provision that prohibited each party, for the duration of the standstill period, from publicly offering to acquire or acquiring the other party, and from taking certain other actions, including soliciting proxies and making any public request to amend, waive or terminate the standstill provision, in each case, without the prior consent of the other party and provided that such standstill covenants would terminate upon the occurrence of certain specified events. Following the execution of the confidentiality agreement, the parties exchanged operational and financial due diligence information.

Also on April 19, 2023, a meeting of the independent conflicts committee of the Earthstone board, comprised of Mr. David S. Habachy, Mr. Jay F. Joliat and Mr. Ray Singleton (the “Earthstone conflicts committee”), having been delegated the authority by the Earthstone board to evaluate, negotiate and, if determined by the Earthstone conflicts committee, approve a potential acquisition of Novo which was conducting a marketed sales process, was convened. Earthstone senior management was interested in jointly pursuing an acquisition of Novo with Northern Oil and Gas, Inc. (“NOG”). Mr. Anderson and Mr. Robert W. Hunt, Jr., Executive Vice President and General Counsel of Earthstone, were present by invitation. Each member of the Earthstone conflicts committee was determined by the Earthstone board to be independent of and have no material relationships with EnCap.

That same day, the Permian Resources board convened a special meeting virtually with members of Permian Resources’ executive management team, to consider potential strategic opportunities and business development initiatives, including the potential transaction with Earthstone. After discussion, the Permian Resources board instructed Permian Resources’ executive management team to provide updates on its ongoing evaluation at subsequent meetings.

On April 25, 2023, at a regularly scheduled meeting of the Permian Resources board, with members of Permian Resources’ executive management team in attendance, Permian Resources’ executive management team provided an update on the potential strategic business opportunities evaluated by it since the last board meeting, including the potential transaction with Earthstone and the due diligence efforts to date.

Also on April 25, 2023, Mr. Anderson and Mr. Walter met to discuss a possible combination involving Earthstone and Permian Resources, including the potential benefits of such a transaction to each company’s stockholders in a low premium acquisition, including as to the complementary Delaware Basin asset bases of the companies and the increased scale of the combined company, which would provide greater and more cost effective access to equity and debt capital, cost and operating synergies and enhanced ability to compete for M&A transactions compared to either Earthstone or Permian Resources on a stand-alone basis.

On April 26, 2023, members of Permian Resources’ and Earthstone’s executive management teams met to discuss, among other matters, a potential business combination transaction involving Permian Resources and Earthstone, including as to the combined company’s corporate strategy, opportunities to gain further scale and participate in larger-sized M&A transactions, operational synergies, and the potential to obtain a “re-rating” of the combined company’s trading multiple, comparable to larger companies, resulting in a higher stock price. During the meeting, Mr. Walter stated that Permian Resources intended to send Earthstone a written proposal specifying the terms upon which Permian Resources could acquire Earthstone and, again, reiterated that such terms would include a low premium to Earthstone stockholders. During the discussions on April 25 and April 26, 2023, Earthstone and Permian Resources assumed that any transaction would involve a stock-for-stock merger, but no specific exchange ratio or premium was ever proposed or agreed upon.

On April 28, 2023, Mr. Anderson and the Chief Executive Officer of Company C met by telephone to discuss their respective thoughts as to a potential business combination involving Earthstone and Company C, including as to the combined asset base of the combined company, the benefits of scale that would be available to the combined company, potential cost synergies and the future asset deals coming to the market, with the size and scale of the combined company positioning it to better pursue these larger asset deals. During these discussions, Earthstone and Company C assumed that any transaction would involve a stock-for-stock merger but no exchange ratio was ever proposed or agreed upon. Mr. Anderson did advise the Chief Executive Officer of Company C, however, that given Earthstone’s lower trading multiple, any transaction at an “at the market” exchange ratio would likely not be of interest to Earthstone.

Also on April 28, 2023, Messrs. Walter and Anderson spoke and discussed potential next steps in exploring a business combination transaction as well as potential benefits of a combination.

On May 2, 2023, the Permian Resources board convened in a special meeting virtually with members of Permian Resources’ executive management team and representatives of each of Kirkland & Ellis, Morgan Stanley and Jefferies in attendance, to receive an update from Mr. Walter on the status of discussions with Earthstone and to consider summary financial information and comparable market combination data points in furtherance of the Permian Resources board’s preparation of a proposal to acquire Earthstone. After discussion, including with respect to preliminary structuring matters, the Permian Resources board instructed the management team to prepare, with the assistance of Morgan Stanley, certain financial information to assist in the review of a possible transaction, including with respect to inventory, capital return and accretion dilution metrics.

On May 8, 2023, senior management of Earthstone and Company C met to discuss each other’s respective assets, operations and prospects, as well as to review some of the potential attributes of the combined company, including advantages of scale.

On May 10, 2023, the Earthstone conflicts committee met with members of Earthstone senior management to review the Novo assets in preparation for an initial bid deadline on May 16, 2023. At this meeting, the Earthstone conflicts committee authorized Earthstone to submit an initial bid for Novo.

On May 16, 2023, the Earthstone board held its regularly scheduled meeting with members of Earthstone senior management attending. During this meeting, in addition to its regular agenda, management reviewed with the Earthstone board its efforts to date to engage with other potential similarly situated companies regarding potential strategic combinations and the Earthstone board discussed and evaluated potential strategic alternatives that may be available to Earthstone. During this meeting, the Earthstone board also discussed the relative benefits and drawbacks of (i) continuing as a stand-alone company, (ii) continuing its approach of growing through acquisitions, (iii) a merger with a similarly situated small mid-cap oil and gas producer, such as Permian Resources, Company B, Company C or Company D, and (iv) a sale to a large oil and gas company. During the course of this meeting, the Earthstone board generally agreed that there were significant benefits to scale, but that the benefits of scale would be undermined if scale was achieved in a manner that resulted only in diversification of Earthstone’s asset base outside of the Midland and Delaware basins and not in solidifying Earthstone’s asset base within the Permian basin. During this meeting, the Earthstone board concluded that any business combination with Company B or Company C, both of whom had operations located primarily outside of the Permian Basin, was not of interest and Mr. Anderson was asked to convey those conclusions. The Earthstone board also expressed support for continuing to explore further opportunities to increase scale, including through potential combinations with other public companies with assets primarily located in the Permian Basin, including Company D and Permian Resources.

On May 19, 2023, the Earthstone conflicts committee authorized Earthstone management to submit a second round bid of $1.5 billion for the Novo Acquisition, with $1 billion of that value net to Earthstone for a 66.67% interest in Novo after participation by NOG with respect to $500 million for a 33.33% interest. NOG independently arrived at its $500 million valuation.

Also on May 19, 2023, Earthstone was informed by representatives of Novo’s financial advisor that the $1.5 billion bid Earthstone had made jointly with NOG to acquire Novo was acceptable to Novo, and that the parties were prepared to proceed towards negotiating definitive agreements and announcing a transaction by June 2023. Over the course of the next four weeks, Earthstone, NOG and Novo negotiated definitive agreements, with Earthstone receiving the same economic and legal terms as NOG, which was also participating in the negotiations and has no affiliations or material relationships with EnCap.

Also on May 19, 2023, at the direction of the Earthstone board, Mr. Anderson separately advised the Chief Executive Officer of Company B and the Chief Executive Officer of Company C that Earthstone was not interested in continuing to explore a potential combination with Company B or Company C, as applicable, at that time, and the parties terminated discussions.

On May 30, 2023, the Chief Executive Officer of Company D contacted Mr. Anderson and indicated Company D was interested in exploring a strategic combination involving Earthstone and Company D. Mr. Anderson and the Chief Executive Officer of Company D agreed to exchange confidential information to permit each of Earthstone and Company D to more fully understand the other company’s business and the potential combined business. Earthstone and Company D entered into a mutual confidentiality agreement on May 30, 2023, which included a mutual and customary “standstill” provision, but no “don’t ask, don’t waive” provisions or other restriction on the ability of Company D to make a private proposal regarding a business combination to the Earthstone board.

On May 31, 2023, Mr. Anderson and Mr. Walter discussed potential general and administrative synergies that could be realized in connection with a potential business combination involving Earthstone and Permian Resources. Mr. Walter indicated to Mr. Anderson that he thought it was possible the Permian Resources board would make a formal proposal regarding a business combination to Earthstone in the coming weeks.

Following the execution of the confidentiality agreement between Earthstone and Company D, the parties provided each other non-public due diligence information throughout June 2023.

On June 5, 2023, the Permian Resources board convened in a special meeting virtually with members of Permian Resources’ executive management team in attendance to consider the terms of a non-binding proposal to Earthstone and the timing with respect to the delivery of such a proposal. After discussion, the Permian Resources board instructed the management team to prepare and deliver, with the assistance of Morgan Stanley and Kirkland & Ellis, a proposal reflecting a 4.0% premium and a draft merger agreement, with the expectation that the parties would move expeditiously to definitive documentation that month.

Later that same day and on behalf of the Permian Resources board, Messrs. Hickey and Walter sent a written, non-binding proposal (the “June 5th Proposal”) to Mr. Anderson specifying Permian Resources’ interest in acquiring all of the outstanding capital stock of Earthstone in exchange for such number of Permian Resources common stock representing an implied premium of 4.0% to the closing price of Earthstone Class A common stock as of immediately prior to the execution of the merger agreement. Based on the closing trading prices on June 5, 2023 of Earthstone Class A common stock of $12.49 and Permian Resources Class A common stock of $9.77 on such date, a 4.0% premium would have implied an exchange ratio of approximately 1.3295 shares of Permian Resources common stock to be received for each share of Earthstone common stock and valued each share of Earthstone Class A common stock at $12.99 per share. The June 5th Proposal also provided that (i) a combination would be structured in a tax deferred or tax free manner for both holders of Earthstone Class A common stock and holders of Earthstone Class B common stock, with respect to their corresponding Earthstone OpCo Units and (ii) the combined company would be headquartered in Midland, Texas and managed by Permian Resources’ existing management team.

Concurrently with the delivery of the June 5th Proposal, Permian Resources delivered to Earthstone a draft merger agreement. The draft merger agreement contemplated, among other things, that (i) certain significant stockholders of Earthstone would deliver voting and support agreements within 24 hours of parties’ execution of the merger agreement, with the right of Permian Resources to terminate the merger agreement in the absence of such event, and which such support agreements would not terminate upon a change in recommendation by the Earthstone board, (ii) certain significant stockholders of Earthstone would be party to a registration rights agreement on substantially similar terms to Permian Resources’ existing registration rights agreement, (iii) neither Permian Resources nor Earthstone would be permitted to terminate the merger agreement in order to accept a “superior proposal” until each party’s stockholders voted on the mergers, (iv) a to-be-determined termination fee would be payable by each of Earthstone and Permian Resources under certain circumstances, (v) either party could terminate the merger agreement if the transactions were not consummated within a to-be-specified number of months from the execution thereof, (vi) Permian Resources would not be obligated to make any divestitures or agree to any restrictive covenants in order to obtain applicable regulatory approvals, (vii) Earthstone would generally provide more fulsome representations and warranties and interim operating covenants than Permian Resources, including restrictions on Earthstone’s ability to pay any dividends between signing and closing while permitting Permian Resources to pay unlimited dividends, and (viii) the combined company board would be comprised solely of directors from Permian Resources.

Mr. Anderson subsequently disseminated the June 5th Proposal to the Earthstone board, which agreed with Mr. Anderson’s recommendation to defer any response to or engagement with Permian Resources on its proposal until after the announcement of the Novo Acquisition, which was expected within 10 days and currently required significant attention from Earthstone management.

On June 8, 2023, Earthstone held its annual meeting of stockholders. The following day, on June 9, 2023, members of senior management of Earthstone, including Messrs. Anderson, Lumpkin, Hunt and Mr. Steven Collins, Executive Vice President and Chief Operations Officer of Earthstone, met with senior management at Novo to negotiate definitive terms regarding the Novo Acquisition.

On June 12, 2023, senior management of Earthstone and Company D met to discuss each other’s respective assets, operations and prospects.

On June 13, 2023, Messrs. Hickey, Walter and Anderson spoke via telephone and Mr. Anderson indicated that, given other matters requiring Earthstone’s attention, Earthstone was not prepared to engage on the June 5th Proposal at that time. In addition, Mr. Anderson indicated to Mr. Walter that the premium proposed in the June 5th Proposal was inadequate and Earthstone had other near-term priorities.

On June 15, 2023, Earthstone announced the Novo Acquisition, for a cash purchase price of $1.5 billion, with Earthstone acquiring a 66.67% interest in the Novo assets for $1.0 billion net to Earthstone’s interest and NOG acquiring the remaining 33.33% of the Novo assets for $500 million net to NOG. Following the announcement of the Novo Acquisition, the price of Earthstone Class A common stock traded up approximately 5.4% in the first trading day following announcement, from $12.78 per share at the close of trading on June 14, 2023 to $13.47 at the close of trading on June 15, 2023.

On June 19, 2023, the Permian Resources board convened in a special meeting virtually with members of Permian Resources’ executive management team in attendance to consider the terms of a revised proposal to Earthstone and the timing with respect to the delivery of such a proposal. After discussion of the impacts of the pending transaction with Novo on Earthstone’s size and financial profile, the Permian Resources board instructed the management team to prepare and deliver, with the assistance of Morgan Stanley and Kirkland & Ellis, a revised proposal reflecting an exchange ratio representing a premium no greater than 7.0%.

Also on June 19, 2023, Mr. Walter called Mr. Anderson to congratulate him on the Novo Acquisition. Mr. Walter advised Mr. Anderson that Permian Resources had spent significant time evaluating the Novo assets, and that Permian Resources believed a combination between Earthstone and Permian Resources remained compelling after accounting for the Novo Acquisition, and that the incremental scale in the Delaware had positive implications. Mr. Walter indicated that Permian Resources intended to deliver a revised proposal.

Later that same day, Messrs. Hickey and Walter sent a revised, non-binding written proposal to Mr. Anderson that reflected an increase in the exchange ratio from the June 5th Proposal to 1.392 shares of Permian Resources common stock for each share of Earthstone common stock (the “June 19th Proposal”). The June 19th Proposal implied a $14.62 per share value for Earthstone Class A common stock and represented an approximate 7.0% premium to the closing price of Earthstone Class A common stock of $13.66 on June 16, 2023, the last trading day prior to delivery of the June 19th Proposal. Permian Resources requested a response to the proposal, including a markup of the previously provided draft merger agreement, by June 26, 2023.

On June 22, 2023, the Earthstone board held a meeting to consider the June 19th Proposal. During this meeting, Mr. Hunt reviewed with the Earthstone board its fiduciary duties in considering strategic alternatives, and Mr. Anderson and Mr. Lumpkin reviewed with the Earthstone board the status of discussions with Permian Resources and Company D, and provided an overview of the June 19th Proposal, relevant background information on Permian Resources and its assets and operation, and preliminary, high level financial analyses related to the June 19th Proposal. After discussion, including the potential benefits of a combination with Permian Resources and its strategic logic, as well as concerns that the June 19th Proposal undervalued the contributions of Earthstone to the combined company, the Earthstone board generally agreed that it was in the best interests of Earthstone’s stockholders for Earthstone to engage with Permian Resources to better evaluate the offer and the potential value and strategic direction of the combined company. The Earthstone board determined that, until such engagement had occurred, it was not willing to make any counterproposal or otherwise respond to the June 19th Proposal.

On June 23, 2023, Mr. Anderson met with the Chief Executive Officer of Company D to discuss Earthstone’s recently announced Novo Acquisition and its impact on any potential business combination involving Earthstone and Company D. During the discussions in May and June 2023, Earthstone and Company D assumed that any transaction would involve a stock-for-stock merger but no exchange ratio was ever proposed or agreed upon.

Also on June 23, 2023, Mr. Anderson had a meeting with Mr. Walter to discuss the June 19th Proposal. During this meeting, Mr. Anderson requested the opportunity to perform further due diligence on Permian Resources, including through a meeting with members of the Permian Resources board and senior management to better understand the background for the proposal, their strategic vision for the combined company, and related matters, in order to permit Earthstone to better evaluate the June 19th Proposal.

On June 27, 2023, Mr. Lodzinski had a meeting with Mr. Steven Gray, the Chairman of the Permian Resources board, to discuss the possibility of a business combination involving Earthstone and Permian Resources, including Earthstone’s affirmative interest in continuing discussions with Permian Resources and its need for a deeper understanding of Permian Resources’ strategy for the pro forma business, considerations related to market liquidity for large private equity stockholders in each of Permian Resources and Earthstone, debt-related objectives and other opportunities for value creation, including further M&A.

On July 10, 2023, Mr. Gray and members of Permian Resources senior management met with the members of the Earthstone board and Earthstone senior management to discuss Permian Resources’ rationale for pursuing a combination with Earthstone and its views as to potential synergies and benefits, the strategic direction of the combined company, and likely investor response to a transaction. During this meeting, Messrs. Hickey, Walter and Oliphint presented materials to the Earthstone board and members of Earthstone’s senior management team regarding the perceived merits of a potential transaction, including an overview of Permian Resources’ business, assets, and operations, financial and operating strategies, investor base and anticipated synergies with respect to drilling and completion costs, lease operating expenses, G&A and financial cost structures, based on Permian Resources’ review of publicly available information and the financial and commercial due diligence materials exchanged to date. After this meeting, the participants from the Earthstone board and Earthstone senior management met separately and discussed the assets of, and potential synergies in a combination with, each of Permian Resources and Company D, and generally agreed to further evaluate a potential combination with Permian Resources and suspend discussions with Company D at such time.

On July 13, 2023, Mr. Anderson advised the Chief Executive Officer of Company D that Earthstone was not interested in continuing to explore a potential combination with Company D at that time, and the parties terminated discussions.

On July 21, 2023, Earthstone engaged Vinson & Elkins to act as its legal counsel in connection with a potential business combination with Permian Resources.

On July 21, 2023, the Earthstone board held a special meeting to discuss a potential response to the June 19th Proposal, which was joined by Mr. Lumpkin, Mr. Hunt and representatives of each of RBCCM and Wells Fargo, financial advisors to Earthstone. During this meeting, the representatives of RBCCM discussed with the Earthstone board the M&A landscape in the industry, and also presented to the Earthstone board certain preliminary pro forma financial analyses related to a potential business combination with Permian Resources. The Earthstone board, together with Earthstone senior management and representatives of RBCCM, discussed the June 19th Proposal, including as it compared to continuing as a stand-alone company and pursuing future opportunities to expand its scale, including the possibility of a combination with other potential counterparties, the potential relative benefits and risks of each path, the opportunities and benefits that might be available to the combined company in a merger with Permian Resources, including as to synergies, the potential “re-rating” of trading multiples, and the enhanced ability to compete for future M&A opportunities. After discussion, the Earthstone board authorized a non-binding counterproposal to Permian Resources where Permian Resources would acquire Earthstone at an exchange ratio of at least 1.600 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock.

On July 24, 2023, in accordance with the Earthstone board’s authorization, Mr. Anderson sent a written non-binding counteroffer to Messrs. Hickey and Walter (the “July 24th Proposal”). The July 24th Proposal contemplated Earthstone stockholders owning 28% of the share capital of the combined company on a fully diluted basis. The July 24th Proposal noted that board governance and employee considerations would be important to Earthstone. In addition, the July 24th Proposal noted that Earthstone could not permit value leakage to occur during the interim period between signing and closing through dividends by Permian Resources, without any ability of Earthstone to pay corresponding dividends, and requested a response by July 31, 2023. Later that same day, Messrs. Hickey and Walter communicated Earthstone’s counteroffer to the Permian Resources board and noted that it would be discussed at the regularly scheduled meeting of the Permian Resources board the following day.

On July 25, 2023, at a regularly scheduled meeting of the Permian Resources board, with members of Permian Resources’ executive management team, Permian Resources’ executive management team reviewed Earthstone’s counteroffer with the Permian Resources board. After discussion, the Permian Resources board instructed the executive management team to prepare a revised proposal reflecting an exchange ratio of 1.450 shares of Permian Resources common stock for each share of Earthstone common stock.

Also on July 25, 2023, Mr. Anderson and Mr. Walter discussed the July 24th Proposal, including questions from Permian Resources regarding Earthstone’s assumed fully diluted share counts.

Consistent with the direction of the Permian Resources board, later on July 25, 2023, Mr. Walter sent a revised proposal to Mr. Anderson (the “July 25th Proposal”). The July 25th Proposal specified that Permian Resources would acquire all outstanding shares of capital stock of Earthstone at a fixed exchange ratio of 1.450 shares of Permian Resources common stock for each share of Earthstone common stock. The July 25th Proposal implied a value of $16.49 per share of Earthstone common stock based on the closing trading prices on July 25, 2023 for each of Earthstone and Permian Resources stock, representing an implied premium of 5.5% to the closing price of Earthstone Class A common stock on July 25, 2023 of $15.62. This exchange ratio would result in Earthstone stockholders holding approximately 27% of the share capital of the combined company on a fully diluted basis and the July 25th Proposal included Permian Resources’ assumptions for the share capital of each of Earthstone and Permian Resources to support the fully-diluted share count. The July 25th Proposal further specified that Permian Resources expects to pay a dividend to its stockholders on August 23, 2023 of $0.10 to holders of record as of August 15, 2023. Permian Resources requested a response by July 31, 2023.

On July 31, 2023, the Earthstone board held a special meeting to discuss the July 25th Proposal and potential responses, with members of Earthstone senior management also participating. At this meeting, Earthstone senior management presented to the Earthstone board an updated preliminary financial analysis of the July 25th Proposal. After the presentation, the members of the Earthstone board, together with representatives of Earthstone senior management, discussed the July 25th Proposal, including as it compared to continuing as a stand-alone company and pursuing future opportunities to expand its scale, including the possibility of a combination with other potential counterparties, the potential relative benefits and risks of each path, the opportunities and benefits that might be available to the combined company in a merger with Permian Resources, including as to synergies, the potential “re-rating” of trading multiples, and the enhanced ability to compete for future M&A opportunities. After discussion, the Earthstone board authorized a non-binding counterproposal to Permian Resources, where Permian Resources would acquire Earthstone in an all-stock transaction at an exchange ratio of 1.600 shares of Permian Resources common stock for each share of Earthstone common stock, to be delivered after each of Earthstone and Permian Resources had announced their second quarter earnings.

On August 2, 2023, each of Earthstone and Permian Resources announced its second quarter earnings.

On August 4, 2023, Mr. Anderson sent Messrs. Walter and Hickey a written, non-binding counterproposal for Permian Resources to acquire Earthstone in an all-stock transaction with a fixed exchange ratio of 1.600 shares of Permian Resources common stock for each share of Earthstone common stock, based on the closing trading prices on August 4, 2023 for each of Earthstone and Permian Resources stock, with such exchange ratio representing an implied premium of 18.7% to the closing price of Earthstone Class A common stock on August 4, 2023 of $16.17. Mr. Anderson advised Mr. Walter and Mr. Hickey that while the Earthstone board agreed that the significant strategic potential of a combination with Permian Resources was compelling, it did not believe the July 25th Proposal appropriately valued Earthstone’s relative contributions to the combined company based on certain actual and estimated future financial metrics, including production, adjusted EBITDA and unlevered free cash flow, as described under “— Earthstone Management Projections for Earthstone” and “— Earthstone Management Projections for Permian Resources”.

On August 7, 2023, the Permian Resources board convened in a special meeting virtually with members of Permian Resources’ executive management team in attendance to consider the terms of Earthstone’s counterproposal and the terms of a revised proposal to Earthstone on a best and final basis. After discussion, the Permian Resources board instructed the Permian Resources management team to prepare and deliver, with the assistance of Morgan Stanley and Kirkland & Ellis, a revised proposal reflecting an exchange ratio of 1.500 shares of Permian Resources common stock for each share of Earthstone common stock.

On August, 8, 2023, consistent with the direction of the Permian Resources board, Mr. Walter sent a revised written, non-binding proposal to Mr. Anderson (the “August 8th Proposal”). The August 8th Proposal specified that Permian Resources would be prepared to acquire all outstanding shares of capital stock of Earthstone at a fixed exchange ratio of 1.500 shares of Permian Resources common stock for each share of Earthstone common stock, representing an implied value of $18.14 per share of Earthstone Class A common stock, based on the closing trading prices of August 7, 2023 for each of Earthstone and Permian Resources stock, and an implied premium of 13.3% to the closing price of Earthstone Class A common stock on August 7, 2023 of $16.00. This exchange ratio would result in Earthstone stockholders holding approximately 27.5% of the share capital of the combined company on a fully diluted basis. Permian Resources indicated the August 8th Proposal was its “best and final” offer and that Permian Resources would terminate discussions if it were not accepted by the end of the day on August 11, 2023.

On August 9, 2023, Mr. Anderson called Messrs. Hickey and Walter to discuss the August 8th Proposal and, specifically, representation of former Earthstone directors on the Permian Resources board after closing and terms of the voting and support agreement and registration rights agreement contemplated by Permian Resources’ initial draft merger agreement.

On August 11, 2023, the Earthstone board held a special meeting to discuss the August 8th Proposal, with members of Earthstone senior management also participating. At this meeting, Earthstone senior management presented to the Earthstone board an updated preliminary financial analysis of the August 8th Proposal. After the presentation, the members of the Earthstone board, together with representatives of Earthstone senior management, discussed the August 8th Proposal, including as it compared to continuing as a stand-alone company and pursuing future opportunities to expand its scale, including the possibility of a combination with other potential counterparties, the potential relative benefits and risks of each path, the opportunities and benefits that might be available to the combined company in a merger with Permian Resources, including as to synergies, the potential “re-rating” of trading multiples to those prevailing for much larger companies, and the enhanced ability to compete for future M&A opportunities. In addition, the members of the Earthstone board and Earthstone senior management compared the value implied by the August 8th Proposal of $18.14 per share of Class A common stock favorably to the value per share of Class A common stock implied by both the July 24th Proposal ($18.12 per share) and the June 5th Proposal ($12.99 per share). The Earthstone board also generally agreed that it was unlikely Permian Resources would be willing to further increase its offer and may terminate discussions if the proposed exchange ratio were not accepted. After discussion of the proposal, the Earthstone board agreed to negotiate definitive documentation on the basis of the August 8th Proposal, subject to (i) the ability of the Earthstone board to terminate the merger agreement to accept an Earthstone superior proposal in the event a third party made a topping bid for Earthstone during the pendency of the merger agreement, (ii) agreement between Earthstone and Permian Resources as to appropriate mechanics to prevent value leakage from disproportionate dividends being paid to Permian Resources equityholders compared to Earthstone equityholders during the pendency of the merger agreement and (iii) mutually agreeable resolution of governance and employee matters, including two directors from Earthstone joining the combined company board. Mr. Anderson communicated the terms on which Earthstone was willing to proceed with negotiating definitive documents to Mr. Walter later that day, and they agreed to target announcing a transaction on August 21, 2023. From August 11, 2023 through signing, management of Earthstone and Permian Resources engaged in regular communications regarding due diligence, investor relations and rollout matters, employee communications and related matters.

On August 13, 2023, representatives of Kirkland & Ellis sent representatives of Vinson & Elkins a draft form of the voting and support agreement to be delivered by certain significant Earthstone stockholders. Among other things, the draft provided that the covenant to vote in favor of the transactions contemplated by the merger agreement would terminate upon the occurrence of an Earthstone change of recommendation or if the merger agreement were terminated. That same day, representatives of Kirkland & Ellis sent representatives of Vinson & Elkins a draft registration rights agreement pursuant to which certain Earthstone stockholders would be provided registration rights substantially similar to the registration rights of certain Permian Resources’ stockholders and that such Earthstone stockholders would be prohibited from transferring any Permian Resources securities during the six months following closing of the transactions contemplated by the merger agreement.

On August 14, 2023, the Permian Resources board convened for a board update call with members of Permian Resources’ executive management team in attendance to discuss the proposed transaction with Earthstone and the contemplated timeline necessary to achieve announcement of a transaction as expeditiously as possible.

On August 15, 2023, the Earthstone board held a special meeting, with members of Earthstone senior management and representatives of Vinson & Elkins also in attendance. During this meeting, the representatives of Vinson & Elkins reviewed with the members of the Earthstone board their fiduciary duties in connection with evaluating the proposed merger. During the course of this review, representatives of Vinson & Elkins discussed with the board the existence of potential interests that directors and their affiliates could have in connection with a combination transaction that could be or could appear to be different from public holders of Earthstone Class A common stock, which interests are described under “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers”, and noted that members of the Earthstone board that were not affiliated with EnCap would be asked to hold a special meeting with Earthstone’s legal counsel on the litigation contemplated by the Complaint (the “Assad Matter”), Norton Rose Fulbright (“NRF”), to evaluate whether the Earthstone board viewed the impact of the merger on the derivative claims as material to EnCap.

During the meeting, representatives of Vinson & Elkins also reviewed both the key provisions set forth in the original draft merger agreement and a proposed revised draft prepared by Vinson & Elkins in consultation with Earthstone senior management. At the conclusion of the meeting, the Earthstone board authorized Vinson & Elkins to deliver a revised draft merger agreement that (i) included a provision permitting Earthstone to pay a “true up” dividend to its stockholders equivalent to the per share value of any dividends declared by Permian Resources on Permian Resources Class A common stock and Permian OpCo LLC Units with a record date between the signing date of the merger agreement and the closing of the merger, calculated on an as converted basis as if the Earthstone stockholders had received merger consideration on the day of signing, (ii) eliminated the “force the vote” provision as it applied to Earthstone and replaced it with a provision permitting Earthstone to terminate the merger agreement in order to accept an Earthstone superior proposal, (iii) proposed that the termination fees that could be payable by Permian Resources and Earthstone under certain circumstances be calculated to equal 2.5% of each company’s equity value, and that the expense reimbursement payable by Permian Resources and Earthstone under certain circumstances be calculated to equal 1.0% of each company’s equity value, (iv) provided that the combined company board would include two members from the Earthstone board selected by Earthstone, (v) included generally reciprocal representations and warranties and more restrictive interim operating covenants applied to Permian Resources compared to the original merger agreement draft, particularly with respect to material M&A activity, equity issuances and repurchases, and debt incurrence and (vi) provided that as a condition to closing, Earthstone must receive an opinion from Vinson & Elkins (or another nationally recognized law firm reasonably acceptable to Earthstone) to the effect that the Company Mergers will qualify as a tax-free reorganization and the OpCo Merger will be generally tax-free to the Earthstone OpCo unitholders. The merger agreement draft also noted that Earthstone expected to receive voting and support agreements from Permian Resources’ largest stockholders with aggregate ownership of approximately 43% of the voting power of Permian Resources common stock, and generally deferred comment on provisions related to employee compensation matters, pending input from the Earthstone compensation committee.

Later that evening, representatives of Vinson & Elkins sent revised drafts of each of the merger agreement, voting and support agreement and registration rights agreement to Kirkland & Ellis, with revised drafts of the voting and support agreement reflecting input from EnCap and Post Oak.

On August 16, 2023, representatives of Kirkland & Ellis sent a revised draft of the merger agreement to Vinson & Elkins. The revised draft of the merger agreement included, among other terms, that (i) the termination fee payable by each of Earthstone and Permian Resources under certain circumstances would be $100 million and the expense reimbursement payable under certain other circumstances would be $25 million, (ii) the consummation of the transaction would not be contingent on Earthstone’s receipt of an opinion with respect to the tax treatment of the Company Mergers or with respect to the tax treatment of the holders of Earthstone OpCo Units, (iii) Permian Resources would also be permitted to terminate the merger agreement in order to accept a Permian Resources superior proposal and (iv) Permian Resources would not generally not be prohibited from engaging in M&A, incurring indebtedness or engaging in stock buybacks during the period between signing and closing. Further, the draft accepted certain of Earthstone’s terms, including that Permian Resources would request its three largest stockholders to enter into voting and support agreements on substantially similar terms to the voting and support agreement to be delivered by certain Earthstone stockholders, the true-up dividend provision, generally reciprocal representations and warranties, and that the merger agreement may be terminated by either party if the transactions are not consummated within eight months of the execution thereof, subject to a four-month extension if certain regulatory approvals have not been obtained.

On the morning of August 17, 2023, the Earthstone compensation committee met to consider whether it was advisable and in the best interests of Earthstone stockholders to negotiate for any specific provisions with respect to the compensation of employees between signing and closing and the protection of continuing employees following closing, given concerns that an announced merger could affect employee retention and motivation.

On August 17, 2023, Vinson & Elkins distributed to Kirkland & Ellis proposed riders for inclusion in the merger agreement related to employee matters, including the treatment of employee equity in the merger, post- closing employee protection provisions, and provisions providing flexibility to implement a severance policy and cash retention bonus pool which were consistent with the direction of the Earthstone compensation committee.

On the afternoon of August 17, 2023, Messrs. Anderson, Lumpkin and Hunt of Earthstone, together with representatives of Vinson & Elkins, met with Messrs. Walter, Hickey and Oliphint, Mr. John Bell, Executive Vice President and General Counsel of Permian Resources, and Mr. Chad MacDonald, Senior Vice President and Deputy General Counsel of Permian Resources, together with representatives of Kirkland & Ellis, to negotiate remaining outstanding issues in the merger agreement. That same afternoon, Messrs. Anderson, Swanson, Jr. and Thielemann and Mr. Frost Cochran, a member of the Earthstone board and a partner at Post Oak, together with their respective legal counsel in their capacity as investors in Earthstone, met with Messrs. Walter, Hickey and Oliphint to discuss matters related to post-closing registration rights and the terms of the voting and support agreements. Later that same day, the Permian Resources board convened for a board update call with members of Permian Resources’ executive management team in attendance, to receive an update on the proposed transaction with Earthstone, as well as to discuss the appropriateness of the 1.500 fixed exchange ratio in light of the companies’ relative stock performance since the August 8th Proposal relative to the Permian Resources board’s expectation and Messrs. Hickey’s and Walter’s messaging that the proposed transaction would be at a low premium to Earthstone stockholders.

Also on August 17, 2023, Mr. Walter called Mr. Anderson to discuss the Permian Resources board’s expectation that the proposed transaction would be at a low premium to Earthstone stockholders. Messrs. Walter and Anderson noted the companies’ relative stock performance since the August 8th Proposal, but no specific changes to the exchange ratio set forth in the August 8th Proposal were made or agreed to.

On August 18, 2023, the members of the Earthstone board that were not affiliated with EnCap met with Mr. Hunt and representatives of NRF. During this meeting, representatives of NRF reviewed with the Earthstone board the current status of the Assad Matter and provided views as to the relative strengths and weaknesses of the claims and potential liability faced by EnCap. The members of the Earthstone board present unanimously determined that the Assad Matter did not present a material liability to EnCap and that its extinguishment in connection with the merger, if it were to occur, would not be material to Earthstone or EnCap.

On August 18, 2023, Vinson & Elkins delivered a revised draft merger agreement to Kirkland & Ellis and updated the Earthstone board as to key outstanding issues and proposed resolutions contained in the revised draft merger agreement, which included (i) acceptance of the mutual “fiduciary out” provision as applicable to Permian Resources, which would permit it to terminate the merger agreement to accept a Permian Resources superior proposal in certain circumstances, (ii) a proposed Earthstone termination fee of $87.5 million and Permian Resources termination fee of $175 million, (iii) proposed expense reimbursement obligations for Earthstone of $25 million and Permian Resources of $50 million, (iv) restrictions on Permian Resources’ ability to engage in material M&A, debt incurrence and stock repurchases and (v) that the consummation of the transaction would be contingent on Earthstone’s receipt of an opinion with respect to the tax treatment of the Company Mergers and with respect to the tax treatment of the holders of Earthstone OpCo Units.

On August 18, 2023, Earthstone entered into a formal engagement letter with RBCCM, which was to be effective as of July 14, 2023 and which, among other things, contemplated RBCCM providing a written opinion to the Earthstone board as to the fairness, from a financial point of view, of the consideration to be received in a potential business combination. On August 20, 2023, Earthstone entered into a formal engagement letter with Wells Fargo.

Following the close of trading on August 18, 2023, Messrs. Hickey and Walter sent Mr. Anderson a written, non-binding proposal revising the exchange ratio from the August 8th Proposal to be equal to 1.446 shares of Permian Resources common stock for each share of Earthstone common stock (the “August 18th Proposal”), with such exchange ratio representing an implied premium of 14.8% to the closing price of Earthstone Class A common stock on August 18, 2023 of $16.23 and resulting in Earthstone stockholders holding approximately 27% of the share capital of the combined company on a fully diluted basis. The August 18th Proposal noted that due to differences in the relative trading of Earthstone and Permian Resources common stock in the prior week, the previously agreed 1.500 exchange ratio would imply a premium of 19.0% to the closing price of Earthstone Class A common stock on August 18, 2023, which was a one-day premium at which the Permian Resources board would not be willing to proceed with the proposed transaction.

That afternoon, the Permian Resources board convened in a special meeting virtually with members of Permian Resources’ executive management team and representatives of Kirkland & Ellis and Morgan Stanley in attendance, to consider the status of the proposed transaction. Representatives of Morgan Stanley discussed the financial terms of the proposed transaction, including certain share price premiums and financial multiples implied by the proposed 1.500 exchange ratio specified in the August 8th Proposal and the 1.446 exchange ratio conveyed to Earthstone earlier that day, and comparable transactions and the implied premiums thereof. Representatives of Kirkland & Ellis then reminded the Permian Resources board of its fiduciary duties under applicable law in its consideration of the proposed transaction and summarized the material terms of the then current drafts of the merger agreement and the ancillary agreements.

Also on August 18, 2023, Permian Resources provided to its three largest stockholders, NGP, Pearl and Riverstone, a draft of the voting and support agreement.

On August 19, 2023, the Earthstone board met, with representatives of Earthstone senior management in attendance, to discuss the August 18th Proposal. At the conclusion of the discussion, the Earthstone board authorized a counterproposal, where Earthstone would agree to the 1.446 exchange ratio so long as the “true up” dividend would compensate Earthstone stockholders for value leakage related to Permian Resources recently declared second quarter distribution, payable to holders of record of Permian Resources equity as of August 15, 2023. Mr. Anderson communicated this counterproposal to Mr. Walter.

On August 19, 2023, representatives of Kirkland & Ellis sent a revised draft of the merger agreement to Vinson & Elkins. The revised draft of the merger agreement included, among other terms, that the consummation of the transaction would not be contingent on Earthstone’s receipt of an opinion with respect to the tax treatment of the Company Mergers or with respect to the tax treatment of the holders of Earthstone OpCo units. Further, the draft accepted certain of Earthstone’s terms, including the “true up” dividend discussed by Messrs. Anderson and Walter, the amount of termination fees and expense reimbursement caps payable by each party and restrictions on Permian Resources’ ability to engage in material M&A, incur indebtedness and repurchase stock. That same day representatives of each of Earthstone’s and Permian Resources’ respective executive management teams discussed increasing the amount of the “true up” dividend that Earthstone would be permitted to pay to account for the dividend that Permian Resources expected to pay to its stockholders with respect to the second quarter of 2023. Earthstone agreed to the 1.446 exchange ratio proposed by Permian Resources on the prior day.

Also on August 19, 2023, Vinson & Elkins distributed to Kirkland & Ellis a draft of a letter agreement that Earthstone intended to enter into with EnCap at signing, in which EnCap would agree (i) not to seek or permit EnCap employees to serve as directors on the combined company board upon closing of the merger and (ii) to hold the Permian Resources common stock it received in the merger in a voting trust, which would obligate the trustee to vote all shares in a manner proportional to how all other Permian Resources stockholders vote their shares generally.

On August 20, 2023, Kirkland & Ellis and Vinson & Elkins exchanged drafts of the voting and support agreements. During the course of finalizing Permian Resources’ and Earthstone’s respective voting and support agreements, EnCap requested that Messrs. Walter and Hickey also enter into a voting and support agreement, which they agreed to do.

On August 20, 2023, the Permian Resources board convened in a special meeting virtually with members of Permian Resources’ executive management team and representatives of Kirkland & Ellis and Morgan Stanley in attendance, to consider the status of the proposed transaction. Representatives of Kirkland & Ellis then summarized the changes to the material terms of the merger agreement and ancillary agreements from those reviewed with the board on August 18, 2023. Representatives of Morgan Stanley then reviewed the financial terms of the proposed transaction, including the financial metrics underlying its fairness opinion, as revised from the prior meeting to reflect the exchange ratio of 1.446 shares of Permian Resources common stock for each share of Earthstone common stock. Upon request of the Permian Resources board, representatives of Morgan Stanley orally rendered its fairness opinion to the Permian Resources board to the effect that, as of August 20, 2023, and based upon and subject to the assumptions made and limitations to be set forth in the opinion, the proposed exchange ratio in the mergers pursuant to the merger agreement was fair from a financial point of view to Permian Resources. Morgan Stanley subsequently confirmed its opinion in writing. After discussion, the Permian Resources board unanimously determined that the merger agreement and transactions contemplated thereby, including the Permian Resources stock issuance, are fair to, and in the best interests of, Permian Resources and the Permian Resources stockholders and approved and declared advisable the execution, delivery and performance by Permian Resources of the merger agreement and transactions contemplated thereby, including the Permian Resources stock issuance, and resolved to recommend that the Permian Resources stockholders approve the Permian Resources stock issuance.

On the evening of August 20, 2023, the Earthstone board held a meeting, with members of Earthstone senior management and representatives from RBCCM, Wells Fargo and Vinson & Elkins in attendance. During the meeting, representatives from RBCCM reviewed with the Earthstone board its financial analyses with respect to the proposed merger with Permian Resources and, upon the request of the Earthstone board, rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated such date, that, as of such date and based on and subject to the assumptions, qualifications limitations and other matters set forth in the written opinion, the exchange ratio provided for in the Initial Company Merger was fair, from a financial point of view, to holders of the Eligible Earthstone Class A shares. Also during the meeting, representatives from Vinson & Elkins, together with Mr. Hunt, reviewed with the Earthstone board the fiduciary duties of the Earthstone directors and materials summarizing the proposed substantially final terms of the merger agreement, which had previously been provided to the Earthstone board in advance of the meeting. Following discussion, the Earthstone board unanimously: (i) declared the merger agreement and the transactions contemplated thereby, including the merger, fair to, and in the best interests of Earthstone and the Earthstone stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to the Earthstone stockholders for adoption at a meeting of such stockholders and (iv) recommended that the Earthstone stockholders vote in favor of the adoption of the merger agreement.

That same day and into the following morning, representatives of each of Kirkland & Ellis and Vinson & Elkins finalized the merger agreement and disclosure schedules. Prior to markets opening on August 21, 2023, the parties executed the merger agreement and, shortly thereafter, issued a joint press release announcing the transaction.

Recommendation of the Permian Resources Board and Reasons for the Mergers

On August 20, 2023, the Permian Resources board unanimously determined that the merger agreement and the transactions contemplated thereby, including the Permian Resources stock issuance, are fair to, and in the best interests of, Permian Resources and its stockholders, and has unanimously approved and declared advisable the execution, delivery and performance by Permian Resources of the merger agreement and the consummation of the transactions contemplated thereby, including the Permian Resources stock issuance.

The Permian Resources board unanimously recommends that Permian resources stockholders vote “FOR” the Permian Resources stock issuance proposal.

In the course of reaching its determinations and recommendations, the Permian Resources board consulted with the Permian Resources executive management team and its outside legal and financial advisors and considered several potentially positive factors that weighed in favor of the merger, including the following (not necessarily presented in order of relative importance):

•	Financial Considerations

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Permian Resources’ expectation that the mergers will be accretive in the near and long term on all relevant metrics, including cash flow per share, free cash flow per share, net asset value and return of capital;

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Permian Resources’ expectation that the mergers will enhance Permian Resources’ return of capital program by enhancing free cash flow generation and supporting a 20% increase in the base dividend to Permian Resources’ stockholders; and

•	Permian Resources’ expectation that the combined company will have a strengthened credit profile, with an expected leverage ratio at closing of approximately 1.0x net-debt-to-LQA EBITDA or less.

•	Synergies and Strategic Considerations

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Permian Resources’ belief that Earthstone’s high-quality assets and top-tier inventory will generate significant free cash flow due to low capital expenditure requirements, and its belief that the mergers will create a resilient energy production company that is expected to produce stable cash flows through varied commodity cycles;

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The fact that after giving effect to the mergers, the combined company will own more than 400,000 net acres in the Permian Basin, with a total net production of around 300 MBoe/d, and the belief that the combined company’s leveraged scale and optimized operations will lead to sustainable free cash flow generation and disciplined, differentiated growth; and

•	Permian Resources’ belief that the mergers are expected to result in synergies of at least $175 million annually.

•	Opinion of Financial Advisor

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The fact that Morgan Stanley delivered a written opinion to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the exchange ratio in the mergers pursuant to the merger agreement was fair, from a financial point of view, to Permian Resources.

•	Likelihood of Completion of the Transaction

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Permian Resources’ belief, due to the limited number and customary nature of the closing conditions, that the transaction will be consummated prior to the outside date of April 21, 2024 (or August 21, 2024, as extended under certain specified circumstances).

•	Favorable Terms of the merger agreement

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Permian Resources’ belief, in coordination with Permian Resources’ legal advisors, that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the merger agreement may be terminated, are reasonable;

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The fact that Permian Resources has the ability, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal; and

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The fact that the Permian Resources board has the ability to terminate the merger agreement under certain circumstances, including to enter into an agreement relating to a superior proposal, subject to certain conditions (including payment of a termination fee and certain rights of Earthstone).

The Permian Resources Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the mergers and the merger agreement, including the following (not necessarily presented in order of relative importance):

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The risks and contingencies relating to the announcement and pendency of the mergers, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of Permian Resources’ business during the period between the execution of the merger agreement and the completion of the mergers;

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The potential challenges and difficulties in integrating the operations of Earthstone and Permian Resources and the risk that the anticipated cost savings and operational and other synergies between the two companies, or other anticipated benefits of the mergers, might not be realized, may only be achieved over time or might take longer to realize than expected;

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The fact that Permian Resources would be required to (i) pay Earthstone a termination fee of $175 million if, among other circumstances, Permian Resources were to terminate the merger agreement in order to enter into an agreement relating to a superior proposal and/or (ii) reimburse Earthstone’s costs and expenses up to $50 million under certain circumstances, including if the Permian Resources stockholders do not approve the Permian Resources stock issuance;

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The fact that there are restrictions in the merger agreement on Permian Resources’ ability to solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied;

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The fact that the restrictions on Permian Resources’ conduct of business prior to completion of the transaction could delay or prevent Permian Resources from undertaking business opportunities that may arise or from taking other actions with respect to its operations during the pendency of the transaction; and

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The Permian Resources board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 36 and 48, respectively.

After taking into account the factors set forth above, as well as others, the Permian Resources board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the mergers were outweighed by the potential benefits of the mergers to Permian Resources stockholders.

The foregoing discussion of factors considered by Permian Resources is not intended to be exhaustive but summarizes the material factors considered by the Permian Resources board. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the mergers, the Permian Resources board did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Permian Resources board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Permian Resources board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Permian Resources’ executive management team and the Permian Resources board’s outside legal and financial advisors.

In considering the recommendation of the Permian Resources board to approve the merger agreement, holders of Permian Resources common stock should be aware that the executive officers and directors of Permian Resources have certain interests in the transaction that may be different from, or in addition to, the interests of Permian Resources stockholders generally. See the section entitled “— Interests of Certain Permian Resources Directors and Executive Officers in the Mergers” beginning on page 121.

It should be noted that this explanation of the reasoning of the Permian Resources board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 48.

Recommendation of the Earthstone Board and Reasons for the Mergers

By unanimous vote, the Earthstone board, at a meeting held on August 20, 2023, (i) declared that the merger agreement and the related transactions contemplated thereby are fair to, and in the best interests of Earthstone and Earthstone’s stockholders, (ii) approved and declared advisable the merger agreement and the related transactions contemplated thereby, including the Company Mergers, and (iii) directed that the merger agreement be submitted to Earthstone’s stockholders for adoption at a meeting of such stockholders and recommended that Earthstone’s stockholders approve and adopt the merger agreement and the transactions contemplated thereby, including the Company Mergers.

The Earthstone board unanimously recommends that Earthstone stockholders vote “FOR” the Earthstone merger proposal.

In evaluating the merger agreement, the mergers and the other transactions contemplated by the transaction documents, the Earthstone board met multiple times to consider a potential transaction with Permian Resources, and consulted with Earthstone’s senior management, its outside legal counsel and financial advisors. The Earthstone board determined that entering into the merger agreement with Permian Resources provided the best alternative for maximizing stockholder value reasonably available to Earthstone, including when compared to continuing to operate on a stand-alone basis.

In recommending that Earthstone stockholders vote their shares of Earthstone common stock in favor of adoption of the merger agreement, the Earthstone board also considered a number of factors, including the following factors (not necessarily in order of relative importance) which the Earthstone board viewed as being generally positive or favorable in coming to its determination and recommendation:

•	Attractive value and acquisition currency. The aggregate value and nature of the consideration to be received in the mergers by Earthstone stockholders, including the fact that:

•

based on the closing trading price of Permian Resources Class A common stock of $12.89 on August 18, 2023 (the last trading day prior to the announcement of the merger agreement), the merger consideration represented an implied value of $18.64 per share of Earthstone Class A common stock, representing a premium of 14.8%. The fixed exchange ratio and the all-stock nature of the merger consideration offers Earthstone stockholders the benefit of any increase in the trading price of the Permian Resources Class A common stock before the closing of the mergers; and

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each holder of Earthstone Class A common stock and Earthstone OpCo Units will receive a dividend at closing equal to $0.1446 per share equivalent to the dividend and distribution paid to Permian Resources Class A common stock and Permian Resources OpCo Units, and any additional interim period dividends and distributions equivalent to those that are declared and paid by Permian Resources with respect to the Permian Resources Class A common stock and Permian Resources OpCo Units during such time, in each case, multiplied by the exchange ratio.

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Stockholder participation in future growth of combined company. Following the mergers, Earthstone stockholders will have the ability as stockholders of Permian Resources to participate in the expected future value and growth of the combined company, including dividends and other potential stockholder returns, which the Earthstone board viewed as an important opportunity for Earthstone stockholders.

The Earthstone board determined that, among other things, a combination with Permian Resources would:

•	create a significantly larger, enhanced footprint in the Permian Basin that allows for increased focus on the highest returning opportunities across the two companies’ complementary acreage positions;

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enhance the two companies’ combined credit, resulting in a leverage ratio at closing of approximately 1.0x net debt-to-LQA EBITDA or less and a lower cost of debt capital than would be realized by Earthstone on a stand-alone basis;

•	provide for the ability to enter into more favorable commercial contracts, and accelerate development opportunities across the two companies which provides additional operating synergies;

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result in a combined company that is able to (i) generate significant free cash flow due to the significant production and development potential of the combined assets and (ii) further realize the benefits of operating and administrative synergies, scale and combined financial strength;

•	result in a combined company that is expected to continue to pay base and variable dividends to accelerate the returns to the combined company stockholders;

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result in a combined company that, due to its credit rating, liquidity, cash flow and market capitalization, is better positioned to compete in acquisition processes, including with respect to larger asset packages and corporate merger or acquisition targets;

•	increase trading liquidity;

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create the possibility that the combined company’s stock could be “re-rated” compared to either company on a stand-alone basis, resulting in trading multiple expansion, a higher stock price and lower cost of equity capital compared to either company on a stand-alone basis;

•	result in an expected higher trading multiple to the Earthstone stockholders on a combined basis versus the stand-alone trading multiple due to the attractiveness of the combined entity;

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provide significant identified administrative and lease operating cost synergies estimated to be approximately $75 million annually and capital expenditure synergies estimated to be approximately $85 million annually;

•	improve efficiencies across operating expenses and capital expenditures through the benefit of combined knowledge and technical expertise; and

•	enhance the ability to realize potential stockholder benefits from strategic alternatives as a larger company.

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Continuation of stand-alone Earthstone. The Earthstone board determined that the equity markets favor larger companies and there are certain risks associated with continuing to operate as a stand-alone company, including:

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the risk that it may become increasingly difficult for Earthstone to increase its production and reserves and achieve further benefits of scale through acquisitions given that many of the most attractive third-party acquisition targets have been acquired by larger companies, while investor focus continues to shift to larger market capitalization companies;

•	the risk that additional equity and debt capital would be required to continue significant asset acquisitions and the leverage profile and absolute debt could increase significantly;

•	the risk that necessary additional equity capital may not be available at a reasonable cost or at all;

•	the risk that it may become increasingly difficult to attract debt capital at competitive costs, particularly relative to larger companies;

•	the risk that, Earthstone may become less competitive, on a relative basis, compared with larger Permian Basin producers, given scale-related advantages available to larger companies; and

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the risk that, as a smaller, stand-alone company, Earthstone’s transition to larger scale pad development, required for greater efficiency, will result in production delays and resultant delays in cash flow which could lead to lower credit ratings and reduced access to third-party financial resources.

Based on these considerations, the Earthstone board believed the value offered to Earthstone stockholders pursuant to the transactions would be more favorable to Earthstone’s stockholders than the potential value that might reasonably be expected to result from remaining as an independent public company.

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Combined business governance and leadership. The combined company will be overseen by the Permian Resources executive management team who have a track record of delivering value for stockholders through asset acquisitions, integration and successful execution of capital deployed. Governance is provided by an experienced, diverse board, which will primarily consist of the current Permian Resources directors and will include two designees to be appointed by Earthstone.

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High-quality and complementary assets. The Earthstone board considered the quality and scale of the combined company’s asset base, including participation by Earthstone’s stockholders in a larger, high-quality asset base in the Delaware Basin as well as significant overlap between the companies’ New Mexico asset base.

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Opportunity to receive alternative acquisition proposals. The Earthstone board considered the terms of the merger agreement whereby the Earthstone board may respond to unsolicited acquisition proposals and determined that third parties would likely not be deterred from making a competing proposal because the Earthstone board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the Earthstone board considered:

•

subject to its compliance with the merger agreement, the Earthstone board can change its recommendation to Earthstone stockholders with respect to the approval and adoption of the merger agreement prior to the adoption thereof by the Earthstone stockholders if the Earthstone board determines in good faith (after consultation with its financial advisors and outside legal advisors) that, with respect to a superior proposal or an intervening event, the failure to take such action would be inconsistent with the Earthstone board’s fiduciary duties; and

•

while the merger agreement contains a termination fee of $87.5 million, representing approximately 3.2% of the transaction’s equity value at signing that Earthstone would be required to pay to Permian Resources in certain circumstances, including if Permian Resources terminates the merger agreement in connection with a change in the Earthstone board’s recommendation to stockholders with respect to adoption of the merger agreement or if Earthstone terminates the merger agreement to enter into a superior proposal, the Earthstone board believed that this fee (with a corresponding termination fee of $175.0 million due to Earthstone by Permian Resources under reciprocal circumstances) is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees and provisions in comparable mergers involving companies with equivalent equity value and not preclusive of other offers.

•

Receipt of fairness opinion from RBCCM. The Earthstone board considered the financial analyses reviewed and discussed with representatives of RBCCM, as well as the oral opinion of RBCCM rendered to the Earthstone board on August 20, 2023, which opinion was subsequently confirmed by delivery of a written opinion, dated such date, to the effect that, as of the date of such opinion, based on and subject to the assumptions, qualifications, limitations, and other matters set forth therein, the exchange ratio provided for in the Initial Company Merger was fair, from a financial point of view, to holders of the Eligible Earthstone Class A shares, as more fully described below under the heading “— Opinion of Earthstone’s Financial Advisor.”

•

Likelihood of completion of the mergers. The Earthstone Support Agreements provide that Earthstone stockholders collectively holding approximately 48% of the outstanding voting power of Earthstone have agreed, among other things, to vote their shares of Earthstone common stock in favor of the matters submitted to the Earthstone stockholders in connection with the adoption of the merger agreement and the approval of the transactions contemplated thereby. Likewise, the Permian Resources Support Agreements provide that Permian Resources stockholders collectively holding approximately 49% of the outstanding voting power of Permian Resources have agreed, among other things, to vote their shares of Permian Resources common stock in favor of the matters to be submitted to Permian Resources stockholders in connection with the Permian Resources stock issuance contemplated by the merger agreement.

•

Tax considerations. The Earthstone board considered that the Company Mergers are intended to qualify for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

•

Other terms of the merger agreement. The Earthstone board concluded, after consultation with Earthstone’s legal advisors, that the other terms of the merger agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to closing, and the circumstances under which the merger agreement may be terminated, are reasonable.

The Earthstone board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):

•

Fixed exchange ratio. The Earthstone board considered the fact that because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Earthstone stockholders bear the risk of a decrease in the trading price of Permian Resources Class A common stock during the pendency of the mergers and the fact that the merger agreement, although providing dividend and distribution rights as outlined above, does not provide Earthstone with a collar or a value-based termination right.

•

Risks associated with the pendency of the transaction. The Earthstone board considered the risks and contingencies relating to the announcement and pendency of the transaction (including the likelihood of litigation or other opposition brought by or on behalf of Earthstone stockholders or Permian Resources stockholders challenging the mergers and the other transactions contemplated by the merger agreement) and the risks and costs to Earthstone if the completion of the transactions is not accomplished in a timely manner or if the transactions do not close at all, including potential employee attrition, the impact on Earthstone’s relationships with third parties and the effect termination of the merger agreement may have on the trading price of Earthstone Class A common stock and Earthstone’s operating results.

•

Considerations with respect to the combined company. The Earthstone board determined that, among other things, a combination with Permian Resources could potentially have the following impacts, which it generally considered to be negative:

•

The combined company will continue to have significant amounts of its equity held by private equity financial sponsors as of closing of the mergers, which may be perceived negatively by third party investors both in terms of influencing corporate operations and trading of the combined company’s shares.

•	The mergers are expected to be immediately dilutive on a per share basis to operating cash flow and free cash flow, compared to Earthstone on a stand-alone basis.

•

Interim operating covenants. The Earthstone board considered the restrictions on the conduct of Earthstone’s and its subsidiaries’ businesses during the period between the execution of the merger agreement and the completion of the transactions as set forth in the merger agreement.

•

Competing proposal; termination fees. The possibility that the termination fee could discourage other potential parties from making a competing offer; although the Earthstone board believed that the termination fee amount is reasonable and will not unduly deter any other party that might be interested in making a competing proposal.

•

Permian Resources change of recommendation; Permian Resources stockholder vote. The Earthstone board considered the right of the Permian Resources board to change its recommendation to Permian Resources stockholders in certain circumstances, subject to certain conditions (including considering any adjustments to the merger agreement proposed by Earthstone and payment to Earthstone of a $175.0 million termination fee). The Earthstone board also considered that, even if the merger agreement is approved by Earthstone stockholders, Permian Resources stockholders may not approve the Permian Resources stock issuance proposal, which is a closing condition of the mergers.

•

Permian Resources Support Agreements. The Earthstone board considered the fact that, in the event that the Permian Resources board changes its recommendation to its stockholders to approve and adopt the merger agreement, Riverstone’s, NGP’s and Pearl’s voting obligations fall away, and the Permian Resources Support Agreements are terminated (with a corresponding right in the Earthstone Support Agreements).

•

Interests of Earthstone directors and executive officers. The Earthstone board considered that Earthstone’s directors and executive officers may have interests in the transactions that may be different from, or in addition to, those of Earthstone stockholders. For more information about such interests, see below under the heading “— Interests of Certain Earthstone Directors and Executive Officers in the Mergers.”

•	Merger costs. The Earthstone board considered the costs associated with the completion of the transactions, including management’s time and energy and potential opportunity costs.

•

Regulatory approval. The Earthstone board considered that the mergers and the related transactions require regulatory approval to complete such transactions and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approval.

•	Other risks. The Earthstone board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Earthstone board believed that, overall, the potential benefits of the transactions to Earthstone stockholders outweighed the risks and uncertainties of the transactions.

The foregoing discussion of factors considered by the Earthstone board in reaching its conclusions and recommendation includes the principal and material factors considered by the Earthstone board. It is not intended to be exhaustive or complete and may not include all items considered by the Earthstone board. Given the significant extent of tangible and strategic matters involved in its evaluation of the transactions, the Earthstone board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendation. Rather, the Earthstone board viewed its decisions as being based on the totality of the factors and information it considered. Moreover, each member of the Earthstone board applied their own personal business judgment and experience to the process and may have given different weight to different factors. The Earthstone board based its recommendation on the totality of the information available to it, including discussions with Earthstone’s management and outside legal and financial advisors.

It should be noted that this explanation of the reasoning of the Earthstone board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Unaudited Prospective Financial and Operating Information

Permian Resources Forecasted Financial Information

Permian Resources, as a matter of course, does not make public long-term forecasts or projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with

Permian Resources’ evaluation of the mergers and not for public disclosure, Permian Resources management provided (i) certain unaudited internal financial forecasts with respect to Permian Resources on a stand-alone basis prepared by Permian Resources management to the Permian Resources board, Earthstone and their respective financial advisors and (ii) certain unaudited financial forecasts with respect to Earthstone on a stand-alone basis prepared by Permian Resources management utilizing in part information provided by Earthstone management as discussed below to the Permian Resources board and its financial advisors (collectively, the “Permian Resources Forecasted Financial Information”).

The Permian Resources Forecasted Financial Information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Permian Resources Forecasted Financial Information was provided by Permian Resources to Morgan Stanley for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “— Opinion of Permian Resources’ Financial Advisor.” The inclusion of this Permian Resources Forecasted Financial Information should not be regarded as an indication that any of Permian Resources, Earthstone, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this Permian Resources Forecasted Financial Information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

The Permian Resources Forecasted Financial Information includes non-GAAP financial measures, including Adjusted EBITDAX and Free Cash Flow. Please see the tables below for a description of how Permian Resources defines these non-GAAP financial measures. Permian Resources believes that Adjusted EBITDAX provides information useful in assessing operating and financial performance across periods, while Free Cash Flow provides a useful measure of available cash generated by operating activities for investing, to reduce leverage or make distributions. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Permian Resources may not be comparable to similarly titled measures used by other companies.

The Permian Resources Forecasted Financial Information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity as of the date on which such forecasts were finalized, the Permian Resources Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Permian Resources and Earthstone management teams, including, among others, Permian Resources’ and/or Earthstone’s future results, oil and gas industry activity, commodity prices, demand for oil and natural gas, the availability of sufficient cash flow or financing to fund the exploration and development costs associated with their respective projected drilling programs, takeaway capacity and the availability of services in the areas in which Permian Resources and Earthstone operate, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information” and “Risk Factors.” The Permian Resources Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Permian Resources and its affiliates, officers, directors, advisors or other representatives cannot give assurance that the Permian Resources Forecasted Financial Information and the underlying estimates and assumptions will be realized. This Permian Resources Forecasted Financial Information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below.

Permian Resources’ independent registered public accounting firm, KPMG LLP (“KPMG”), has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying Permian Resources Forecasted Financial Information and, accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The KPMG report included in this joint proxy statement/prospectus relate to Permian Resources’ previously issued historical financial statements. Such reports do not extend to the Permian Resources Forecasted Financial Information included herein and should not be read to do so.

The Permian Resources Forecasted Financial Information does not take into account any circumstances or events occurring after the date it was prepared. Permian Resources cannot give assurance that, had the Permian Resources Forecasted Financial Information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Permian Resources does not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Permian Resources Forecasted Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the mergers under GAAP, or to reflect changes in general economic or industry conditions. The Permian Resources Forecasted Financial Information does not take into account all of the possible financial and other effects of the mergers on Permian Resources, the effect on Permian Resources of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the Permian Resources Forecasted Financial Information does not take into account the effect on Permian Resources of any possible failure of the mergers to occur. Neither Permian Resources nor any of its affiliates, officers, directors, advisors or other representatives have made, make or is authorized in the future to make any representation to any Permian Resources stockholder or Earthstone stockholder or other person regarding Permian Resources’ ultimate performance compared to the information contained in the Permian Resources Forecasted Financial Information or that the Permian Resources Forecasted Financial Information will be achieved. The inclusion of the Permian Resources Forecasted Financial Information herein should not be deemed an admission or representation by Permian Resources or its affiliates, officers, directors, advisors or other representatives or any other person that it considered, or now considers, it to be viewed as material information of Permian Resources or Earthstone, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Permian Resources Forecasted Financial Information included below is not being included in this joint proxy statement/prospectus in order to influence any Permian Resources stockholder’s or Earthstone stockholder’s decision or to induce any stockholder to vote in favor of any of the proposals at the Permian Resources special meeting or the Earthstone special meeting, but is being provided solely because it was made available to the Permian Resources board and Permian Resources’ financial advisors in connection with the mergers.

In light of the foregoing, and considering that the Permian Resources special meeting and the Earthstone special meeting will be held several months after the Permian Resources Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Permian Resources stockholders and Earthstone stockholders are cautioned not to place undue reliance on such information, and Permian Resources urges you to review Permian Resources’ and Earthstone’s most recent SEC filings for a description of Permian Resources’ and Earthstone’s reported financial results included therein. See the section entitled “Where You Can Find More Information.”

In preparing the prospective financial and operating information described below, Permian Resources management used the following oil and natural gas price assumptions, which were based on (1) Bloomberg consensus pricing (“Bloomberg Consensus”) as of August 11, 2023, (2) long-term constant pricing assumption (“Flat Pricing”) and (3) New York Mercantile Exchange strip pricing (“NYMEX Strip”) as of August 11, 2023:

	Commodity Prices
	2023E	2024E	2025E	2026E	2027E
Bloomberg Consensus
Oil ($/Bbl)	$76.61	$81.00	$79.00	$75.00	$75.00
Gas ($/MMBtu)	$2.93	$3.60	$4.00	$3.41	$3.41
Flat Pricing
Oil ($/Bbl)	$77.04	$80.00	$80.00	$80.00	$80.00
Gas ($/MMBtu)	$3.06	$3.50	$3.50	$3.50	$3.50
NYMEX Strip
Oil ($/Bbl)	$78.02	$78.31	$73.24	$69.24	$70.00
Gas ($/MMBtu)	$2.90	$3.62	$4.01	$4.03	$4.00

Permian Resources Projections for Permian Resources

The following table sets forth certain summarized prospective financial and operating information regarding Permian Resources on a stand-alone basis for the years 2023 through 2027, based on the price assumptions indicated above, which information was prepared by Permian Resources management and authorized by the Permian Resources board to be used and relied upon by Permian Resources’ financial advisor in connection with the financial analyses that Morgan Stanley performed in connection with its opinion described in “—Opinion of Permian Resources’ Financial Advisor.” The following unaudited prospective financial and operating information should not be regarded as an indication that Permian Resources considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, Permian Resources’ anticipated or actual capital allocation relating to the Permian Resources assets post-closing of the mergers.

	Permian Resources Stand-Alone
	2023E	2024E	2025E	2026E	2027E
	($ in millions)
Bloomberg Consensus
Production (MBoe/d)	168	171	187	188	192
Adjusted EBITDAX(1)	$2,149	$2,303	$2,571	$2,378	$2,425
Cash flow from operations	$1,997	$2,166	$2,323	$2,051	$2,102
Free cash flow(2)	$585	$925	$1,025	$981	$943
Flat Pricing
Production (MBoe/d)	168	171	187	188	192
Adjusted EBITDAX(1)	$2,172	$2,266	$2,560	$2,576	$2,627
Cash flow from operations	$2,020	$2,129	$2,317	$2,204	$2,259
Free cash flow(2)	$609	$889	$1,018	$1,134	$1,100
NYMEX Strip
Production (MBoe/d)	168	171	187	188	192
Adjusted EBITDAX(1)	$2,188	$2,226	$2,362	$2,223	$2,293
Cash flow from operations	$2,036	$2,091	$2,169	$1,931	$2,000
Free cash flow(2)	$624	$850	$871	$861	$841

(1)

Adjusted EBITDAX is defined as earnings (loss) before interest expense, income taxes, DD&A, stock based compensation, loss (gain) on commodity derivatives, net settlements on commodity derivates and other non-recurring charges. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)

Free cash flow is defined as cash flow from operations less capital expenditures. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Permian Resources Projections for Earthstone

Permian Resources management also provided to the Permian Resources board certain unaudited prospective financial and operating information with respect to Earthstone on a stand-alone basis, which was generally derived from information provided by Earthstone management. Such forecasts with respect to Earthstone also were provided to Permian Resources’ financial advisor and were authorized by the Permian Resources board for their use and reliance in connection with the financial analyses that Morgan Stanley performed in connection with its opinion described in “—Opinion of Permian Resources’ Financial Advisor.” The following table sets forth a summary of this prospective financial and operating information regarding Earthstone for the years 2023 through 2027 as prepared by Permian Resources management based on the price assumptions indicated above. The following unaudited prospective financial and operating information should not be regarded as an indication that Permian Resources considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, Permian Resources anticipated or actual capital allocation relating to the Earthstone assets post-closing of the mergers.

	Earthstone Stand-Alone
	2023E	2024E	2025E	2026E	2027E
	($ in millions)
Bloomberg Consensus
Production (MBoe/d)	112	127	129	132	134
Adjusted EBITDAX(1)	$1,198	$1,578	$1,574	$1,368	$1,310
Cash flow from operations	$1,096	$1,388	$1,366	$1,226	$1,191
Free cash flow(2)	$383	$602	$756	$461	$538
Flat Pricing
Production (MBoe/d)	112	127	129	132	134
Adjusted EBITDAX(1)	$1,222	$1,549	$1,556	$1,484	$1,424
Cash flow from operations	$1,120	$1,362	$1,351	$1,323	$1,285
Free cash flow(2)	$407	$576	$741	$557	$632
NYMEX Strip
Production (MBoe/d)	112	127	129	132	134
Adjusted EBITDAX(1)	$1,224	$1,522	$1,445	$1,296	$1,260
Cash flow from operations	$1,121	$1,342	$1,259	$1,166	$1,150
Free cash flow(2)	$408	$555	$649	$401	$497

(1)

Adjusted EBITDAX is defined as earnings (loss) before interest expense, income taxes, DD&A, stock based compensation, loss (gain) on commodity derivatives, net settlements on commodity derivates and other non-recurring charges. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)

Free cash flow is defined as cash flow from operations less capital expenditures. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Permian Resources Management Projections for Expected Synergies and Cost Savings

In connection with Permian Resources’ evaluation of the mergers, Permian Resources management provided to the Permian Resources board and Permian Resources’ financial advisor certain estimates of the amounts and timing of expected synergies anticipated by Permian Resources management to result from the mergers based on Bloomberg Consensus pricing, which included cumulative cost savings of approximately $221 for the years 2024 through 2027 and additional drilling and completions synergies totaling approximately $202 million for the years 2024 through 2027 (together, the “Permian Resources Expected Synergies”).

PERMIAN RESOURCES DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PERMIAN RESOURCES FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Earthstone Forecasted Financial Information

Earthstone as a matter of course does not make public long-term forecasts or internal projections as to future production, revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the Earthstone board’s evaluation of the proposed mergers, Earthstone management prepared and provided to the Earthstone board certain unaudited prospective financial and operating information relating to Earthstone on a standalone basis for the fiscal years ending December 31, 2023 through December 31, 2027, which is referred to as the “Earthstone Projections for Earthstone,” and certain unaudited prospective financial and operating information relating to Permian Resources for the fiscal years ending December 31, 2023 through December 31, 2027, which is referred to as the “Earthstone Projections for Permian Resources.” The Earthstone Projections for Earthstone were prepared under the supervision of Earthstone management on a consistent basis as regular prospective financial and operating information prepared under the supervision of Earthstone management in the ordinary course of Earthstone’s financial forecasting, planning and budgeting, updated for the most recently available information and assumptions. The Earthstone Projections for Permian Resources were prepared under the supervision of Earthstone management after reviewing unaudited prospective financial, operating information and reserves data of Permian Resources provided to them by Permian Resources described under “Certain Unaudited Prospective Financial and Operating Information — Permian Resources Forecasted Financial Information.” Earthstone authorized its financial advisor, RBCCM, to use and rely upon the Earthstone Projections for Earthstone and the Earthstone Projections for Permian Resources in connection with its financial analyses and its opinion described in the section entitled “The Mergers — Opinion of Earthstone’s Financial Advisor.” Certain other unaudited prospective financial, operating information and reserves data relating to Earthstone also was provided to Permian Resources and its financial advisor.

The summary of the unaudited prospective financial and operating information below is not included to influence the decision of Earthstone stockholders or Permian Resources stockholders whether to vote to approve the mergers, the Permian Resources stock issuance or any other proposal to be considered at the special meetings, but is provided solely because it was made available to the Earthstone board and Earthstone’s financial advisor in connection with the mergers. The inclusion of the below information should not be regarded as an indication that any of Earthstone, Permian Resources, their respective advisors or other representatives or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numerical specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Earthstone’s or Permian Resources’ management, including, among others, Earthstone’s and/or Permian Resources’ future results, oil and gas industry activity, commodity prices, demand for oil and natural gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, takeaway capacity and the availability of services in the areas in which Earthstone and Permian

Resources operate, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Where You Can Find More Information.”

The unaudited prospective financial and operating information also reflects assumptions as to certain business decisions that are subject to change and subjective judgment that is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Earthstone can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial and operating information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and “Where You Can Find More Information.”

The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Earthstone’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Earthstone contained in its Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus, relates to historical financial information of Earthstone, and such report does not extend to the projections included below and should not be read to do so.

Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Earthstone can give no assurance that, had the unaudited prospective financial and operating information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Earthstone does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on Earthstone or Permian Resources of the mergers, the effect on Earthstone or Permian Resources of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the unaudited prospective financial and operating information does not take into account the effect on Earthstone or Permian Resources of any possible failure of the mergers to occur. None of Earthstone, Permian Resources or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding Earthstone’s or Permian Resources’ ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Earthstone, Permian Resources or their respective advisors or other representatives or any other person that it is viewed as material information of Earthstone or Permian Resources, particularly in light of the inherent risks and uncertainties associated with such forecasts.

In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Earthstone stockholders and Permian Resources stockholders are cautioned not to place undue reliance on such information and are encouraged to review Earthstone’s and Permian Resources’ most recent SEC filings for a description of Earthstone’s and Permian Resources’ respective reported financial results. See the section entitled “Where You Can Find More Information.”

Earthstone Management Projections for Earthstone

In preparing the prospective financial and operating information described below, the management team of Earthstone used the following price assumptions, which are based on both NYMEX oil and gas strip pricing and Wall Street consensus pricing, in each case as of August 18, 2023 (amounts may reflect rounding):

	Oil and Gas Strip Pricing
	2H2023E	2024E	2025E	2026E+
Commodity Prices
Oil ($/Bbl)	$80.06	$77.19	$72.94	$69.41
Gas ($/MMBtu)	$2.91	$3.55	$3.99	$4.02

	Wall Street Consensus Pricing
	2H2023E	2024E	2025E	2026E+
Commodity Prices
Oil ($/Bbl)	$76.97	$81.00	$79.00	$75.00
Gas ($/MMBtu)	$2.90	$3.60	$4.00	$3.41

In addition to the assumptions with respect to commodity prices, the Earthstone Projections for Earthstone are based on various other assumptions, including, but not limited to, the following principal assumptions: the maintenance of a five rig drilling program throughout the development period and the consummation of the Novo Transactions on August 15, 2023. The Earthstone Projections for Earthstone also reflect assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

The following table presents selected unaudited forecasted financial and operating information of Earthstone contained in the Earthstone Projections for Earthstone:

($ in millions, except production)	2023E	4QA 2023E	2024E	2025E	2026E	2027E
Oil and Gas Strip Pricing
Production (MBoe/d)	116.9	137.2	133.2	128.5	128.1	130.5
EBITDA(1)	$1,216	$1,516	$1,534	$1,435	$1,327	$1,342
Capital expenditures	$729	$672	$658	$667	$630	$700
Unlevered pre-tax free cash flow(2)	$487	$844	$877	$768	$697	$642

(1)

EBITDA is defined as earnings before interest, taxes, depreciation, depletion and amortization. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)

Unlevered pre-tax free cash flow is defined as EBITDA less capital expenditures. Free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

($ in millions, except production)	2023E	4QA 2023E	2024E	2025E	2026E	2027E
Wall Street Consensus Pricing
Production (MBoe/d)	116.9	137.2	133.2	128.5	128.1	130.5
EBITDA(1)	$1,183	$1,427	$1,621	$1,571	$1,396	$1,414
Capital expenditures	$729	$672	$658	$667	$630	$700
Unlevered pre-tax free cash flow(2)	$454	$755	$963	$904	$767	$714

(1)

EBITDA is defined as earnings before interest, taxes, depreciation, depletion and amortization. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)

Unlevered pre-tax free cash flow is defined as EBITDA less capital expenditures. Free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

Earthstone Management Projections for Permian Resources

In preparing the prospective financial and operating information described below, the management team of Earthstone used the following price assumptions, which are based on both NYMEX oil and gas strip pricing and Wall Street consensus pricing, in each case as of July 1, 2023 (amounts may reflect rounding):

	Oil and Gas Strip Pricing
	2H2023E	2024E	2025E	2026E+
Commodity Prices
Oil ($/Bbl)	$80.06	$77.19	$72.94	$69.41
Gas ($/MMBtu)	$2.91	$3.55	$3.99	$4.02

	Wall Street Consensus Pricing
	2H2023E	2024E	2025E	2026E+
Commodity Prices
Oil ($/Bbl)	$76.97	$81.00	$79.00	$75.00
Gas ($/MMBtu)	$2.90	$3.60	$4.00	$3.41

In addition to the assumptions with respect to commodity prices, the Earthstone Projections for Permian Resources are based on various other assumptions, including, but not limited to, the following principal assumptions: the maintenance of a seven rig drilling program throughout the development period. The Earthstone Projections for Permian Resources also reflects assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

The following table presents selected unaudited forecasted financial and operating information of Permian Resources contained in the Earthstone Projections for Permian Resources (amounts may reflect rounding):

($ in millions, except production)	2023E	4QA 2023E	2024E	2025E	2026E	2027E
Oil and Gas Strip Pricing
Production (MBoe/d)	166.0	173.2	174.5	191.9	205.8	204.6
EBITDA(1)	$2,186	$2,436	$2,336	$2,568	$2,585	$2,498
Capital expenditures	$1,393	$1,292	$1,240	$1,500	$1,339	$1,355
Unlevered pre-tax free cash flow(2)	$793	$1,144	$1,096	$1,068	$1,246	$1,143

(1)

EBITDA is defined as earnings before interest, taxes, depreciation, depletion and amortization. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)

Unlevered pre-tax free cash flow is defined as EBITDA less capital expenditures. Free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

($ in millions, except production)	2023E	4QA 2023E	2024E	2025E	2026E	2027E
Wall Street Consensus Pricing
Production (MBoe/d)	166.0	173.2	174.5	191.9	205.8	204.6
EBITDA(1)	$2,144	$2,330	$2,448	$2,798	$2,749	$2,656
Capital expenditures	$1,393	$1,292	$1,240	$1,500	$1,339	$1,355
Unlevered pre-tax free cash flow(2)	$751	$1,038	$1,207	$1,298	$1,409	$1,301

(1)

EBITDA is defined as earnings before interest, taxes, depreciation, depletion and amortization. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)

Unlevered pre-tax free cash flow is defined as EBITDA less capital expenditures. Free cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

EARTHSTONE DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL AND OPERATING INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL AND OPERATING INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Opinion of Permian Resources’ Financial Advisor

Permian Resources retained Morgan Stanley to provide it with financial advisory services in connection with the mergers and to provide a financial opinion to the Permian Resources board. Permian Resources selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, experience and reputation. On August 20, 2023, Morgan Stanley rendered its oral opinion to the Permian Resources board (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion addressed to the Permian Resources board dated the same date) as to, as of August 20, 2023, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the fairness, from a financial point of view, to Permian Resources of the exchange ratio in the mergers pursuant to the merger agreement.

The full text of Morgan Stanley’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken, is attached as Annex B to this joint proxy statement/prospectus. The summary of Morgan Stanley’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Permian Resources’ stockholders are encouraged to read the Morgan Stanley opinion carefully in its entirety. Morgan Stanley’s opinion was directed to the Permian Resources board, in its capacity as such, and addressed only the fairness from a financial point of view to Permian Resources of the exchange ratio in the mergers pursuant to the merger agreement as of the date of such opinion. Morgan Stanley’s opinion did not address any other aspects or implications of the mergers. Morgan Stanley’s opinion did not in any manner address the price at which Permian Resources Class A common stock would trade following the consummation of the mergers or at any time, and Morgan Stanley expressed no opinion or recommendation to any holder of shares of Permian Resources common stock or Earthstone common stock as to how such holder should vote at the Permian Resources special meeting or Earthstone special meeting, respectively, or whether to take any other action with respect to the mergers.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Earthstone and Permian Resources, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Earthstone and Permian Resources, respectively;

•

reviewed financial and operating projections concerning Earthstone prepared by the management of Permian Resources (including, as applicable, alternative commodity price assumptions reflected therein, tax attributes and the financial impact of Earthstone’s hedging arrangements, the “Financial and Operating Projections for Earthstone”);

•

reviewed financial and operating projections concerning Permian Resources prepared by the management of Permian Resources (including, as applicable, alternative commodity price assumptions reflected therein, tax attributes and the financial impact of Permian Resources’ hedging arrangements, the “Financial and Operating Projections for Permian Resources”);

•

reviewed information relating to certain strategic, financial and operational benefits, including cost savings (the “Synergies Estimates”), anticipated to result from the mergers, prepared by the management of Permian Resources;

•

discussed the past and current operations and financial condition and the prospects of Earthstone and Permian Resources, including alternative commodity price assumptions, tax attributes and the financial impact of hedging arrangements, as well as information relating to certain strategic, financial and operational benefits anticipated to result from the mergers, with senior executives of Permian Resources;

•	reviewed the reported prices and trading activity for Earthstone Class A common stock and Permian Resources Class A common stock;

•

compared the financial performance of Earthstone and Permian Resources and the prices and trading activity of Earthstone Class A common stock and Permian Resources Class A common stock with that of certain other publicly-traded companies comparable with Earthstone and Permian Resources, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions Morgan Stanley deemed relevant;

•	reviewed a draft dated August 20, 2023 of the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Earthstone and Permian Resources, and formed a substantial basis for this opinion. With respect to the Financial and Operating Projections for Earthstone, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Permian Resources as to the future financial performance of Earthstone and the other matters addressed thereby, including commodity price assumptions, tax attributes and the financial impact of Earthstone’s hedging arrangements. With respect to the Financial and Operating Projections for Permian Resources, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Permian Resources as to the future financial performance of Permian Resources and the other matters addressed thereby, including commodity price assumptions, tax attributes and the financial impact of Permian Resources’ hedging arrangements. With respect to the information relating to certain strategic, financial and operational benefits, including the Synergies Estimates, anticipated to result from the mergers, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Permian Resources as to the matters addressed thereby. At the direction of the Permian Resources board, Morgan Stanley assumed that the Financial and Operating Projections for Earthstone, the Financial and Operating Projections for Permian Resources and the Synergies Estimates were a reasonable basis upon which to evaluate Earthstone, Permian Resources and the mergers, and at the direction of the Permian Resources board, Morgan Stanley used and relied upon the Financial and Operating Projections for Earthstone, the Financial and Operating Projections for Permian Resources and the Synergies Estimates for purposes of its analyses and this opinion. Morgan Stanley expressed no view or opinion with respect to the Financial and Operating Projections for Earthstone, the Financial and Operating Projections for Permian Resources and the Synergies Estimates, or the assumptions and methodologies upon which they were based.

In addition, Morgan Stanley relied upon, without independent verification (i) the assessments of the management of Permian Resources with respect to Permian Resources’ ability to integrate the businesses of Earthstone and Permian Resources and (ii) the assessments of the management of Permian Resources as to Earthstone’s existing technology and future capabilities with respect to the extraction of Earthstone’s oil and gas reserves and other oil and gas resources (and associated timing and costs) and the production of various oil and gas products (and associated timing and costs), and, with the consent of the Permian Resources board, Morgan Stanley assumed that there had been no developments that would adversely affect such management’s views with respect to such technologies, capabilities, timing and costs. In addition, Morgan Stanley assumed that the mergers would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to it. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers. With the Permian Resources board’s approval, Morgan Stanley also assumed that the mergers would qualify for the intended tax treatment contemplated by the merger agreement. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Permian Resources and its legal, tax, and regulatory advisors respect to such matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the parties, or any class of such persons, to the mergers relative to the exchange ratio or otherwise. Morgan Stanley did not made any independent valuation or appraisal of the assets or liabilities of Earthstone or Permian Resources, nor had it been furnished with any such valuations or appraisal. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Events occurring or coming to Morgan Stanley’s attention after the date thereof may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. As the Permian Resources board was aware, the financial projections and estimates that Morgan Stanley had reviewed regarding the future financial performance of Earthstone and Permian Resources reflected certain assumptions regarding the oil and gas industry and future commodity prices associated with that industry that are or could be subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on Morgan Stanley’s analyses and opinion.

Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to other business or financial strategies that might be available to Permian Resources, nor did it address the underlying business decision of Permian Resources to enter into the merger agreement. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith.

Morgan Stanley had been advised and, for purposes of its analyses and opinion, Morgan Stanley assumed, that there was, as of the date of its opinion, and as of the closing of the mergers there would be, an outstanding share of Permian Resources Class C common stock associated with each outstanding Permian Resources OpCo Unit not held by Permian Resources or its subsidiaries, that each holder of outstanding shares of Permian Resources Class C common stock, as of the date of its opinion, held, and as of the closing of the mergers would hold, an equivalent number of Permian Resources OpCo Units and that, pursuant to the Permian Resources OpCo LLCA, holders of Permian Resources OpCo Units other than Permian Resources and CRP Holdco Corp. had the right to require Permian Resources OpCo to redeem its Permian Resources OpCo Units together with the associated shares of Permian Resources Class C common stock for, at the election of Permian Resources OpCo, an equal number of shares of Permian Resources Class A common stock or cash based on the fair market value of Permian Resources Class A common stock as determined in accordance with the Permian Resources OpCo LLCA, and, consequently, for purposes of its analyses and opinion, Morgan Stanley, at the Permian Resources board’s direction, treated one share of Permian Resources Class C common stock and the associated Permian Resources OpCo Unit as a single integrated security equivalent in value and identical in all other respects to a share of Permian Resources Class A common stock.

Morgan Stanley had been advised and, for purposes of its analyses and opinion, Morgan Stanley assumed, that there was, as of the date of its opinion, and as of immediately prior to the closing of the mergers there would be, an outstanding share of Earthstone Class B common stock associated with each outstanding Earthstone OpCo Unit not held by Earthstone or its subsidiaries, that each holder of outstanding shares of Earthstone Class B common stock, as of the date of its opinion, held, and as of immediately prior to the closing of the mergers would hold, an equivalent number of Earthstone OpCo Units and that, pursuant to the Earthstone OpCo LLC Agreement, holders of Earthstone OpCo Units other than Earthstone and its subsidiaries had the right to require Earthstone OpCo to redeem its Earthstone OpCo Units together with the associated shares of Earthstone Class B common stock for, at the election of Earthstone OpCo, an equal number of shares of Earthstone Class A common stock or cash based on the fair market value of Earthstone Class A common stock as determined in accordance with Earthstone OpCo LLC Agreement, and, consequently, for purposes of its analyses and opinion, Morgan Stanley, at the Permian Resources board’s direction, treated one share of Earthstone Class B common stock and the associated Earthstone OpCo Unit as a single integrated security equivalent in value and identical in all other respects to a share of Earthstone Class A common stock.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley’s opinion was for the information of the Permian Resources board. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which Permian Resources Class A common stock would trade following consummation of the mergers or at any time and Morgan Stanley expressed no opinion or recommendation as to how the stockholders of Permian Resources or Earthstone should vote at the special meetings to be held in connection with the mergers.

In performing its analyses, Morgan Stanley considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Morgan Stanley’s analyses for comparative purposes is identical to Permian Resources, Earthstone or the proposed mergers. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness to Permian Resources from a financial point of view of the exchange ratio in the mergers, Morgan Stanley did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Morgan Stanley’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Permian

Resources’ control and the control of Morgan Stanley. Much of the information used in, and accordingly the results of, Morgan Stanley’s analyses are inherently subject to substantial uncertainty.

Summary of Financial Analyses of Morgan Stanley

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to the Permian Resources board, both provided as of August 20, 2023. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 18, 2023. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.

Morgan Stanley utilized and relied upon the number of issued and outstanding shares of Earthstone and Permian Resources provided by management of Permian Resources. In addition, in performing the financial analyses summarized below and in arriving at its opinion, at the direction of Permian Resources, Morgan Stanley utilized and relied upon the Financial and Operating Projections for Permian Resources and the Financial and Operating Projections for Earthstone, in each case using the following three alternative commodities pricing cases described under “— Certain Unaudited Prospective Financial and Operating Information — Permian Resources Forecasted Financial Information” and referred to in this section as Bloomberg Consensus, Flat Pricing and NYMEX Strip.

Selected Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Morgan Stanley reviewed and compared specific financial data relating to each of Earthstone and Permian Resources with selected companies that Morgan Stanley deemed comparable to Earthstone and Permian Resources, respectively, based on size, expected growth and leverage profile.

Morgan Stanley considered, among other things, the following financial metrics of each of the comparable companies as of August 18, 2023:

•

the ratio of aggregate value (defined as market capitalization plus net debt, preferred equity and minority interests) to 2024 estimated EBITDAX (calculated as earnings before interest, taxes, depreciation, amortization and exploration expenses) (based on median research consensus per S&P Capital IQ (such median research consensus we refer to, for purposes of this section, as “Wall Street consensus estimates”));

•	the ratio of share price to 2024 estimated operating cash flow per share (based on Wall Street consensus estimates); and

•	the 2024 free cash flow yield (based on Wall Street consensus estimates).

The selected companies and the metrics for each of the selected companies are summarized as follows:

Selected Companies	AV/ 2024E EBITDAX (x)	P / 2024E Operating Cash Flow Per Share (x)	2024 FCF Yield (%)
Chord Energy Corp.(1)(2)	3.6x	3.9x	13.5%
Civitas Resources, Inc.(1)(2)	3.3x	2.4x	18.2%
Callon Petroleum Co.(1)(2)	3.1x	2.0x	12.9%
Enerplus Corp.(1)(2)	3.5x	3.8x	13.6%
Highpeak Energy Inc.(2)	2.5x	1.9x	NM
Matador Resources Co.(1)	4.4x	3.6x	9.0%
SM Energy Company(1)(2)	3.5x	3.1x	10.7%
Vital Energy Inc.(2)	2.6x	1.3x	14.4%

(1)	Selected peers for Permian Resources
(2)	Selected peers for Earthstone

Based on the analysis of the relevant metrics for each of the selected companies, and upon the application of its professional judgment and experience (which included the weighting more heavily the selected companies which Morgan Stanley deemed most comparable to Permian Resources and Earthstone, as the case may be, in the relevant metrics), Morgan Stanley selected for each of Permian Resources and Earthstone reference ranges of financial multiples and applied those ranges, as applicable, to the relevant Permian Resources and Earthstone financial statistics (based on the Financial and Operating Projections for Permian Resources and the Financial and Operating Projections for Earthstone, in each case using Bloomberg Consensus pricing estimates as approved by Permian Resources).

Morgan Stanley used the following references ranges of multiples and percentages to calculate the following ranges of the implied per share values of Earthstone Class A common stock:

Metric	Earthstone Statistic	Reference Range	Implied Value Range Per Class A Share for Earthstone
2024E EBITDAX	$1,578MM	2.50x – 3.50x	$14.60 – $25.45
2024E Cash Flow from Operations	$1,388MM	1.75x – 2.75x	$16.65 – $26.20
2024E Free Cash Flow	$602MM	14.0% – 19.0%	$21.75 – $29.50

Morgan Stanley used the following references ranges of multiples and percentages to calculate the following ranges of the implied per share values of Permian Resources Class A common stock:

Metric	Permian Resources Statistic	Reference Range	Implied Value Range Per Class A Share for Permian Resources
2024E EBITDAX	$2,303MM	3.50x – 4.50x	$10.30 – $14.30
2024E Cash Flow from Operations	$2,166MM	2.75x – 3.75x	$10.30 – $14.05
2024E Free Cash Flow	$925MM	9.0% – 14.0%	$11.45 – $17.80

The selected companies analysis indicated the following implied exchange ratio reference ranges of (x) 1.021 to 2.471 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock (based on EBITDAX multiples), (y) 1.185 to 2.544 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock (based on cash flow from operations multiples) and (z) 1.222 to 2.576 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock (based on free cash flow yields), as compared to the exchange ratio in the mergers of 1.446 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis on each of Earthstone and Permian Resources based on estimates of future cash flows from July 1, 2023 through December 31, 2027 and calculated a terminal value at the end of such projection period. As directed by Permian Resources, this analysis was based on the Financial and Operating Projections for Permian Resources and the Financial and Operating Projections for Earthstone, in each case using the three alternative commodities pricing assumptions of Permian Resources described above.

Earthstone Discounted Cash Flow Analysis

With respect to Earthstone, Morgan Stanley calculated a range of implied total equity values of Earthstone and values per share of Earthstone Class A common stock based on estimates provided by Permian Resources management of future unlevered free cash flows of Earthstone from July 1, 2023 through December 31, 2027. Morgan Stanley calculated a terminal value range for Earthstone by applying an exit multiple range of 2.5x to 3.5x to Permian Resources’ estimate of EBITDAX of Earthstone for 2027. Morgan Stanley then discounted the unlevered free cash flows and terminal value to present value as of August 18, 2023 using discount rates of 10.2% to 11.6%, representing the range of discount rates for Earthstone selected by Morgan Stanley based on Earthstone’s weighted average cost of capital. Morgan Stanley then deducted the net debt of Earthstone from the resulting value to derive equity value. Based on the above-described analysis, Morgan Stanley derived ranges of implied values per share of Earthstone Class A common stock as of August 18, 2023 of $17.50 to $24.50 (Bloomberg Consensus pricing), $15.75 to $22.50 (NYMEX Strip pricing) and $19.50 to $27.15 (Flat Pricing).

Permian Resources Discounted Cash Flow Analysis

With respect to Permian Resources, Morgan Stanley calculated a range of implied total equity values of Permian Resources and values per share of Permian Resources Class A common stock based on estimates provided by Permian Resources management of future unlevered free cash flows of Permian Resources from July 1, 2023 through December 31, 2027. Morgan Stanley calculated a terminal value range for Permian Resources by applying an exit multiple range of 3.5x to 4.5x to Permian Resources’ estimate of EBITDAX of Permian Resources for 2027. Morgan Stanley then discounted the unlevered free cash flows and terminal value to present value as of August 18, 2023 using discount rates of 10.4% to 11.9%, representing the range of discount rates for Permian Resources selected by Morgan Stanley based on Permian Resources’ weighted average cost of capital. Morgan Stanley then deducted the net debt of Permian Resources from the resulting value to derive equity value. Based on the above-described analysis, Morgan Stanley derived ranges of implied values per share of Permian Resources Class A common stock as of August 18, 2023 of $11.55 to $15.05 (Bloomberg Consensus pricing), $10.55 to $13.80 (NYMEX Strip pricing) and $12.65 to $16.40 (Flat Pricing).

The discounted cash flow analysis indicated the following implied exchange ratio reference ranges of (x) 1.163 to 2.121 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock (Bloomberg Consensus pricing), (y) 1.141 to 2.133 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock (NYMEX Strip pricing) and (z) 1.189 to 2.146 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock (Flat Pricing), as compared to the exchange ratio in the mergers of 1.446 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock.

Selected Precedent Transactions Analysis

Morgan Stanley performed a precedent transactions analysis, which is designed to derive an implied value of a company based on publicly available financial terms for selected transactions. In connection with its analysis, Morgan Stanley reviewed publicly available statistics for certain transactions involving exploration and production targets with transaction values in excess of $1 billion that announced from 2018 through August 18, 2023.

The financial data reviewed included the implied Transaction Value as a multiple of EBITDAX for the fiscal year following announcement of the transaction, or Forward EBITDAX.

Date Announced	Target	Acquiror	TV / Forward EBITDAX
05/22/23	PDC Energy	Chevron Corporation	2.9x
02/28/23	Ranger Oil Corp.	Baytex Energy Corp.	3.0x
03/07/22	Whiting Petroleum	Oasis Petroleum	3.6x
08/11/21	Vine Energy	Chesapeake Energy	3.5x
05/24/21	Cimarex Energy	Cabot Oil & Gas	5.2x
05/10/21	Extraction Oil & Gas	Bonanza Creek Energy	3.1x
12/21/20	QEP Resources	Diamondback Energy	3.9x
10/20/20	Parsley Energy	Pioneer Natural Resources	5.9x
10/19/20	Concho Resources	ConocoPhillips	5.4x
09/28/20	WPX Energy	Devon Energy Corp.	4.2x
07/20/20	Noble Energy	Chevron Corporation	8.1x
11/14/19	Carrizo Oil & Gas	Callon Petroleum	3.7x
10/14/19	Jagged Peak Energy	Parsley Energy	4.2x
08/26/19	SRC Energy	PDC Energy	3.3x
04/24/19	Anadarko Petroleum	Occidental Petroleum	7.5x
11/19/18	Resolute Energy Corp.	Cimarex	4.4x
11/01/18	Newfield Exploration	Encana Corp.	4.4x
10/30/18	WildHorse Resource Development	Chesapeake Energy	5.2x
08/14.18	Energen Corportion	Diamondback Energy	7.7x
03/28/18	RSP Permian	Concho Resources	10.0x

Based on the analysis of the relevant metrics for each of the precedent transactions, and upon the application of its professional judgment and experience (weighting more heavily the precedent transactions involving targets which Morgan Stanley deemed most comparable to Earthstone and Permian Resources, respectively), Morgan Stanley applied a multiple range of 3.0x to 4.0x to Earthstone’s 2024E EBITDAX (based on the Financial and Operating Projections for Earthstone) and 3.5x to 4.5x to Permian Resources’ 2024E EBITDAX (based on the Financial and Operating Projections for Permian Resources), in each case using the Bloomberg Consensus pricing as approved by Permian Resources. This analysis indicated a range of implied per share value of Earthstone Class A common stock of $20.05 to $30.85 and a range of implied per share value of the Permian Resources Class A common stock of $10.30 to $14.30. The selected precedent transaction analysis indicated an implied exchange ratio reference range of 1.402 to 2.995 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock, as compared to the exchange ratio in the mergers of 1.446 shares of Permian Resources Class A common stock for each share of Earthstone Class A common stock.

Other Information

Morgan Stanley also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

Historical Trading Prices

Morgan Stanley reviewed the historical intraday trading ranges of the Earthstone Class A common stock for the 52-week period through August 18, 2023 and of the Permian Resources Class A common stock since

September 1, 2022 (the date Permian Resources Class A common stock started trading under its new ticker symbol). Morgan Stanley noted that the low and high intraday prices for Earthstone Class A common stock and Permian Resources Class A common stock, and the low and high of the daily exchange ratios (based on daily trading) since September 1, 2022, were as follows:

Subject	Low	High
Earthstone Class A common stock	$10.65	$17.54
Permian Resources Class A common stock	$6.12	$12.89
Daily Exchange Ratios	1.214x	1.960x

Equity Research

Earthstone

Morgan Stanley reviewed sell-side analyst price targets per share of Earthstone Class A common stock prepared and published by nine equity research analysts during the time period from August 3, 2023 through August 18, 2023. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Earthstone Class A common stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Earthstone Class A common stock was $18.00 per share to $31.00 per share.

In order to better compare the price targets with the offer consideration, Morgan Stanley discounted such price targets to present value by applying, for a one-year discount period, an illustrative discount rate of 12.7%, which was selected by Morgan Stanley based on Earthstone’s assumed cost of equity. The resulting discount indicated an implied range of equity values for shares of Earthstone Class A common stock of $15.95 per share to $27.50 per share.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Earthstone Class A common stock and these estimates are subject to uncertainties, including the future financial performance of Earthstone and future financial market conditions.

Permian Resources

Morgan Stanley reviewed sell-side analyst price targets per share of Permian Resources Class A common stock prepared and published by 14 equity research analysts during the time period from August 2, 2023 through August 18, 2023. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Permian Resources Class A common stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Permian Resources Class A common stock was $11.00 per share to $17.00 per share.

In order to better compare the price targets with the offer consideration, Morgan Stanley discounted such price targets to present value by applying, for a one-year discount period, an illustrative discount rate of 13.0%, which was selected by Morgan Stanley based on Permian Resources’ assumed cost of equity. The resulting discount indicated an implied range of equity values for shares of Permian Resources Class A common stock of $9.75 per share to $15.05 per share.

The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Permian Resources Class A common stock and these estimates are subject to uncertainties, including the future financial performance of Permian Resources and future financial market conditions.

Morgan Stanley noted that the exchange ratio ranges implied by (x) the undiscounted target price range was 1.059x to 2.818x and (y) the discounted target price range was 1.060x to 2.821x.

Precedent Premia Analysis

Morgan Stanley considered premia paid in the selected transactions referred to above in the section entitled “— Selected Precedent Transactions Analysis.” Morgan Stanley noted that the range (encompassing the 25% percentile to the 75% percentile) of one-day premia to unaffected closing stock price (generally, the day before market rumors directly mentioning the company name or the last full day of trading before transaction announcement) in these transactions was approximately 1% to 15%. Application of this range of premia to the August 18, 2023 share prices for Earthstone Class A common stock and the Permian Resources Class A common stock resulted in implied ranges of equity value (x) for shares of Earthstone Class A common stock of $16.40 per share to $18.65 per share and (y) for shares of the Permian Resources Class A common stock of $13.00 per share to $14.80 per share. Morgan Stanley noted that the exchange ratio range implied by the precedent premia analysis was 1.108x to 1.435x.

General

In connection with the review of the merger agreement and the transactions contemplated thereby by the Permian Resources board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Earthstone or Permian Resources. In performing its analyses, Morgan Stanley made numerous judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Earthstone or Permian Resources. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above as part of its analysis of the fairness, from a financial point of view, to Permian Resources of the exchange ratio pursuant to the merger agreement and in connection with the rendering of its oral opinion, subsequently confirmed by delivery of a written opinion, dated August 20, 2023, to the Permian Resources board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Earthstone Class A common stock or shares of Permian Resources Class A common stock might actually trade following the consummation of the mergers or at any time.

The exchange ratio pursuant to the merger agreement was determined by Earthstone and Permian Resources through arm’s-length negotiations between Earthstone and Permian Resources and was approved by the Permian Resources board. Morgan Stanley provided advice to Permian Resources during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Permian Resources or the Permian Resources board or opine that any specific exchange ratio constituted the only appropriate exchange ratio for the mergers.

Morgan Stanley’s opinion and its presentation to the Permian Resources board was one of many factors taken into consideration by the Permian Resources board in deciding to consider, approve and declare the advisability of the merger agreement and the transactions contemplated thereby and to recommend the approval of the Permian Resources stock issuance proposal by the holders of Permian Resources common stock. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Permian Resources board with respect to the exchange ratio pursuant to the merger agreement or of whether the Permian Resources board would have been willing to agree to a different exchange ratio.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Permian Resources, Earthstone or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Permian Resources board with financial advisory services and a financial opinion described in this section and attached as Annex B to this joint proxy statement/prospectus in connection with the mergers, and Permian Resources has agreed to pay Morgan Stanley a fee for its services of $10 million, of which $1.5 million was payable upon the rendering of Morgan Stanley’s fairness opinion and the remainder of which is contingent upon completion of the mergers. Permian Resources has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Permian Resources has agreed to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the 30 months prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates provided financing services to EnCap, a significant stockholder in Earthstone, and its affiliates and portfolio companies, for which Morgan Stanley received fees of approximately $10-20 million. Morgan Stanley may seek to provide financial advisory and financing services to Permian Resources, Earthstone and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of Earthstone’s Financial Advisor

Earthstone retained RBCCM, in part, to provide an opinion as to the fairness, from a financial point of view, to holders of the Eligible Earthstone Class A shares of the exchange ratio provided for in the Initial Company Merger. On August 20, 2023, RBCCM rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated such date, to the Earthstone board to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the exchange ratio provided for in the Initial Company Merger was fair, from a financial point of view, to holders of the Eligible Earthstone Class A shares.

RBCCM’s advice (written or oral) and opinion were provided for the benefit, information and assistance of the Earthstone board (in its capacity as such) in connection with its evaluation of the mergers. RBCCM’s opinion did not address the underlying business decision of Earthstone to engage in the mergers or the relative merits of the mergers compared to any alternative business strategy or transaction that may be available to Earthstone or in which Earthstone might engage. RBCCM’s opinion does not constitute an opinion or recommendation to any Earthstone stockholder as to how any such stockholder should vote or act with respect to the mergers or any proposal to be voted upon in connection with the mergers or otherwise. The issuance of RBCCM’s opinion was approved by RBCCM’s fairness opinion committee.

RBCCM’s opinion addressed the fairness, from a financial point of view and as of the date thereof, of the exchange ratio to holders of the Eligible Earthstone Class A shares (to the extent expressly specified therein), without regard to individual circumstances of specific holders that may distinguish such holders or the securities of Earthstone held by such holders. RBCCM’s opinion did not in any way address any other terms, conditions, implications or other aspects of the mergers or the merger agreement, including, without limitation, the form or structure of the mergers or any other agreement, arrangement or understanding entered into in connection with or contemplated by the mergers or otherwise. RBCCM did not express any opinion or view with respect to, and relied upon the assessments of Earthstone and its representatives regarding, legal, regulatory, tax, accounting and similar matters, as to which RBCCM understood that Earthstone obtained such advice as it deemed necessary from qualified professionals. In rendering its opinion, RBCCM did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the consideration to be received by holders of the Eligible Earthstone Class A shares or otherwise. In connection with its engagement, RBCCM was not requested to, and it did not, undertake a third-party solicitation process on Earthstone’s behalf with respect to the acquisition of all or a part of Earthstone.

In rendering its opinion, RBCCM assumed and relied upon the accuracy and completeness of all information that was reviewed by RBCCM, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with RBCCM by, or on behalf of, Earthstone or Permian Resources (including, without limitation, financial statements and related notes), and upon the assurance of the management and other representatives of Earthstone that they were not aware of any relevant information that had been omitted or that remained undisclosed to RBCCM. RBCCM did not assume responsibility for independently verifying, and did not independently verify, such information. RBCCM also assumed at the direction of the management of Earthstone and with the consent of the Earthstone board, that each of the Standalone Projections, the Resource Information and the Combined Company Projections (as each is defined below) that it was directed to utilize in its analyses, including the Synergies (as defined below), were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Earthstone as to the future financial performance of each of Earthstone, Permian Resources and the combined company (subject, in the case of the Projections, to the varying underlying future crude oil, natural gas and NGLs commodity price assumptions). RBCCM expressed no opinion as to any such Projections or Resource Information or the assumptions upon which they were based. RBCCM relied upon the assessments of the management of Earthstone as to future crude oil, natural gas and NGLs drilling and production, market and cyclical trends and prospects relating to the crude oil, natural gas and NGLs industry, regulatory matters with respect thereto and the potential impact thereof on each of Earthstone and Permian Resources, and RBCCM assumed that there would be no developments with respect to any of the foregoing that would be meaningful to its analyses or opinion. RBCCM further assumed that there will be no developments with respect to any of the foregoing that would have an adverse effect on Earthstone, Permian Resources or the mergers (or the Synergies) that would be meaningful in any respect to its analyses or opinion.

In connection with its opinion, RBCCM did not assume any responsibility to perform, and did not perform, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to Earthstone, Permian Resources or any other entity and RBCCM was not furnished with any such valuations or appraisals, other than the Resource Information. RBCCM did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Earthstone, Permian Resources or any other entity. RBCCM is not an expert in the evaluation of crude oil, natural gas and NGLs reserves, drilling, or production levels and expressed no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing), of any crude oil, natural gas or NGLs reserves of Earthstone, Permian Resources or otherwise. RBCCM expressed no view as to future crude oil, natural gas, NGLs and related commodity prices utilized in its analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on its analyses or opinion. RBCCM did not investigate, and made no assumption regarding, any litigation or other claims affecting Earthstone, Permian Resources or any other entity. RBCCM did not evaluate the solvency or fair value of Earthstone, Permian Resources or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. RBCCM assumed that the mergers will be consummated in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the mergers, no delay, limitation, restriction or condition will be imposed or occur, including any divestiture or other requirements, that would have an adverse effect on Earthstone, Permian Resources or the mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. RBCCM also assumed that each of (i) the Initial Company Merger and the Subsequent Company Merger, taken together, and (ii) the OpCo Merger, will qualify for the intended tax treatment contemplated by the merger agreement. In addition, RBCCM assumed that the final executed merger agreement would not differ, in any respect meaningful to its analyses or opinion, from the draft that it reviewed.

RBCCM’s opinion speaks only as of the date thereof, is based on the conditions as they existed and information supplied or reviewed as of the date thereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may have existed or occurred after such date. RBCCM did not undertake any obligation to update, revise or reaffirm its opinion for events occurring after the date thereof. RBCCM’s opinion, as set forth therein, relates to the relative values of Earthstone Class A common stock and Permian Resources Class A common stock. RBCCM did not express any opinion as to the actual value of Permian Resources Class A common stock when issued or distributed in the Initial Company Merger or the price or range of prices at which Earthstone Class A common stock, Permian Resources Class A common stock or any other securities of Earthstone or Permian Resources may trade or otherwise be transferable at any time, including following announcement or consummation of the mergers. As the Earthstone board was aware, the crude oil and natural gas commodity markets, and the industries in which Earthstone and Permian Resources operate, have experienced and continue to experience volatility and RBCCM expressed no opinion or view as to any potential effects of such volatility on Earthstone or Permian Resources (or their respective businesses) or the mergers (including the contemplated benefits thereof).

For the purposes of rendering its opinion, RBCCM undertook such review, inquiries and analyses as it deemed necessary or appropriate under the circumstances, including the following:

•	RBCCM reviewed the financial terms of a draft, labeled “Execution Version”, of the merger agreement;

•

RBCCM reviewed certain publicly available financial and other information, and certain historical operating data, relating to Earthstone made available to it from published sources and internal records of Earthstone, pro forma for the Novo Transactions;

•

RBCCM reviewed certain publicly available financial and other information, and certain historical operating data, relating to Permian Resources made available to it from published sources and internal records of Permian Resources;

•

RBCCM reviewed (a) financial projections and other estimates and data relating to Earthstone, prepared by the management of Earthstone (the “Standalone Earthstone Projections”), as well as financial projections and other estimates and data relating to Permian Resources, prepared by the management of Earthstone (the “Standalone Permian Resources Projections” and, together with the Standalone Earthstone Projections, the “Standalone Projections”), (b) financial projections and other estimates and data, prepared by the management of Earthstone relating to the combined company (the “Combined Company Projections” and, together with the Standalone Projections, the “Projections”), which included estimates of the potential cost savings anticipated by the management of Earthstone to be realized from the mergers by the combined company through certain drilling optimization and reductions in capital expenditures and other corporate expenses (collectively, the “Synergies”), (c) certain crude oil, natural gas and NGLs reserve information regarding proved and unproved crude oil, natural gas and NGLs reserves and undeveloped resources of Earthstone, pro forma for the Novo Transactions, prepared by the management of Earthstone (the “Earthstone Resource Information”), and certain crude oil, natural gas and NGLs reserve information regarding proved and unproved crude oil, natural gas and NGLs reserves and undeveloped resources of Permian Resources, prepared by the management of Earthstone (the “Permian Resources Resource Information” and, together with the Earthstone Resource Information, the “Resource Information”), which, in each case, included the discounting of categories of crude oil, natural gas and NGLs reserves and undeveloped resources information provided by the management of Earthstone, as well as (d) certain future crude oil, natural gas and NGLs commodity price assumptions, which included NYMEX Strip pricing (as of August 18, 2023, “Strip Pricing”) and Wall Street research analyst consensus pricing estimates (as of August 18, 2023, “Consensus Pricing”), all of which Projections, Synergies, Resource Information, commodity price assumptions and other data RBCCM was directed by the management of Earthstone to utilize for purposes of its analyses and opinion;

•

RBCCM conducted discussions with members of the senior management of Earthstone, relating to the respective businesses, prospects and financial outlook of Earthstone, Permian Resources and the combined company, Resource Information, the Synergies, and the crude oil, natural gas and NGLs commodity price assumptions RBCCM was directed to utilize by the management of Earthstone;

•	RBCCM reviewed the reported prices and trading activity for Earthstone Class A common stock and Permian Resources Class A common stock;

•

RBCCM compared certain financial metrics of Earthstone and Permian Resources with those of selected publicly traded companies in lines of businesses that it considered generally relevant in evaluating Earthstone and Permian Resources; and

•	RBCCM considered other information and performed other studies and analyses as it deemed appropriate.

Set forth below is a summary of the material financial analyses performed by RBCCM in connection with rendering its opinion, as delivered to the Earthstone board in connection with its meeting on August 20, 2023. The order of analyses described does not represent relative importance or weight given to those analyses by RBCCM. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by RBCCM, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

For purposes of its analyses, RBCCM reviewed a number of financial and operating metrics, using certain time periods, including:

•

“Enterprise Value” — the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other in-the-money securities convertible, exercisable or exchangeable into or for equity securities of the company), plus the amounts of its net debt (the amount of its outstanding indebtedness and out-of-the-money convertible and non-convertible preferred stock, less the amount of cash and cash equivalents on its balance sheet) and non-controlling interests, less the amount of investments in unconsolidated affiliates; and

•	“EBITDA” — the amount of the relevant company’s earnings before interest, taxes, depreciation, depletion and amortization for a specified time period.

Unless the context indicates otherwise, the analyses performed below were calculated using (i) the closing prices of Earthstone Class A common stock, Permian Resources Class A common stock and the selected U.S. public companies predominately focused in the E&P business as of August 18, 2023, (ii) historical, financial and operating data for the selected companies based on publicly available information for each company as of August 18, 2023, (iii) the Enterprise Values for (a) Earthstone based on net debt as of June 30, 2023 (pro forma for the Novo Transactions and (b) Permian Resources based on net debt as of June 30, 2023, and (iv) per share amounts for (a) Earthstone based on diluted shares outstanding as of August 18, 2023 using the treasury stock method, assuming all shares of Earthstone Class B common stock had been exchanged for shares of Earthstone Class A common stock (without regard for any tax implications) and (b) Permian Resources based on diluted shares outstanding as of August 18, 2023 using the treasury stock method, assuming all shares of Permian Resources Class C common stock had been exchanged for shares of Permian Resources Class A common stock (without regard for any tax implications) and conversion of in-the-money convertible debt. The calculations of Resource Information each of Earthstone and Permian Resources were as estimated as of June 30, 2023 by the management of Earthstone. Calculations of Resource Information and other crude oil, natural gas and NGLs resources criteria were based on Earthstone management estimates; none of which were based on SEC reserve criteria. All market-based commodity price assumptions were based on pricing data as of August 18, 2023, including NGL pricing at 30% of crude oil realizations, as per management of Earthstone. Unless the context indicates otherwise, estimates of EBITDA for each of the calendar year fourth quarter of 2023, annualized (“4QA 2023E”), and the calendar year 2024 (“2024E”) for (i) the selected companies were based on median consensus Wall Street analyst estimates (such median consensus estimates, “Wall Street research”) available as of August 18, 2023, and (ii) Earthstone and Permian Resources were based on estimates provided by the management of Earthstone.

For purposes of certain analyses below, the term “implied per share merger consideration” refers to the implied per share value of the Class A merger consideration of $18.64, based on the exchange ratio of 1.446 shares of Permian Resources Class A common stock per share of Earthstone Class A common stock and the closing price of Permian Resources Class A common stock on August 18, 2023 of $12.89.

Earthstone Standalone Financial Analyses

Selected Companies Analysis. RBCCM reviewed certain financial and operating information and implied trading multiples for selected publicly traded companies as compared to the corresponding information and implied trading multiples for Earthstone. In choosing the selected companies, RBCCM considered publicly traded E&P companies with significant operations in the Permian Basin and market capitalization between $1 billion and $8 billion. In this analysis, RBCCM compared, among other things, multiples of implied Enterprise Value to EBITDA for each of 4QA 2023E and 2024E.

The results of this analysis are summarized in the following table:

Enterprise Value/ EBITDA
Selected Publicly Traded Companies	4QA 2023E	2024E
Permian Resources	4.1x	3.9x
SM Energy Company	3.5x	3.5x
Callon Petroleum Company	3.1x	3.0x
Vital Energy, Inc.	2.7x	2.6x
Mean	3.4x	3.3x
Median	3.3x	3.3x
Earthstone	2.9x	2.6x

From this data, RBCCM selected Enterprise Value reference ranges for Earthstone using EBITDA multiples for 4QA 2023E of 2.7x—3.5x and EBITDA multiples for 2024E of 2.6x—3.5x (in each case, based on the Standalone Earthstone Projections) and using Consensus Pricing. RBCCM also reviewed corresponding multiples of Matador Resources Company (“Matador”), which were 4.5x for 4QA 2023E and 4.3x for 2024E, but excluded such multiples from the selected reference ranges in light of the significance of its midstream business to its overall business operations. RBCCM then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Earthstone Class A common stock as compared to the implied per share merger consideration:

Implied Equity Value Per Share Reference Range		Implied Per Share Merger Consideration
4QA 2023E EBITDA	2024E EBITDA
$14.39 - $21.98	$16.80 - $26.66	$18.64

Net Asset Value Analysis. RBCCM performed a net asset value (“NAV”) analysis of Earthstone by calculating the estimated net present value of its estimated crude oil, natural gas and NGLs reserves through the end of their economic life, based on the Earthstone Resource Information. RBCCM performed this analysis using the Earthstone Resource Information using pricing assumptions as directed by the management of Earthstone based on (a) Strip Pricing, as well as (b) Consensus Pricing, in each case, through year-end 2026, and held flat thereafter, as per the management of Earthstone. RBCCM selected discount rates of 11.75% to 13.75%, which reflected RBCCM’s estimate of Earthstone’s weighted average cost of capital (“WACC”), as more fully described below under “— Discounted Cash Flow Analysis,” and applied such range of discount rates to the projected net cash flows from the estimated crude oil and natural gas and NGLs reserves, after adjusting for non-drilling and completion capital costs, estimated income taxes and general and administrative expenses, in each case, as provided by Earthstone management, to arrive at Enterprise Value reference ranges.

RBCCM derived implied equity value per share reference ranges from the Enterprise Value reference ranges using the net debt and diluted share information described above, as well as applying certain additional balance sheet adjustments as of June 30, 2023, as per public filings, related primarily to hedges. This NAV analysis indicated the following implied equity value per share reference ranges for Earthstone Class A common stock as compared to the implied per share merger consideration:

Implied Equity Value Per Share Reference Range		Implied Per Share Merger Consideration
Consensus Pricing	Strip Pricing
$19.35 - $22.65	$16.89 - $19.93	$18.64

Discounted Cash Flow Analysis. RBCCM performed a discounted cash flow (“DCF”) analysis of Earthstone by calculating the estimated net present value of the after-tax unlevered free cash flows of Earthstone as of June 30, 2023, based on the Standalone Earthstone Projections through December 31, 2027, and using each of Strip Pricing and Consensus Pricing.

RBCCM performed the DCF analysis using (i) discount rates ranging from 11.75% to 13.75% based on an estimated WACC for Earthstone, using the capital asset pricing model (“CAPM”) as well as applying a size premium, and (ii) a terminal value at the end of the forecast period, using terminal multiples ranging from 2.7x—3.5x estimated calendar year 2028 (“2028E”) EBITDA, which estimated EBITDA was the terminal year EBITDA for Earthstone based on the Standalone Earthstone Projections. RBCCM then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. The DCF analysis indicated the following implied per share common equity reference range as compared to the implied per share merger consideration:

Implied Equity Value Per Share Reference Range		Implied Per Share Merger Consideration
Consensus Pricing	Strip Pricing
$18.56 - $24.94	$16.52 - $22.55	$18.64

Permian Resources Standalone Financial Analyses

Selected Companies Analysis. RBCCM reviewed certain financial and operating information and implied trading multiples for selected publicly traded companies as compared to the corresponding information and implied trading multiples for Permian Resources. In choosing the selected companies, RBCCM considered publicly traded E&P companies with significant operations in the Permian Basin and market capitalization between $2.5 billion and $25 billion. In this analysis, RBCCM compared, among other things, multiples of implied Enterprise Value to EBITDA for each of 4QA 2023E and 2024E.

The results of this analysis are summarized in the following table:

Enterprise Value/ EBITDA
Selected Publicly Traded Companies	4QA 2023E	2024E
Coterra Energy Inc.	5.4x	5.1x
Marathon Oil Corporation	4.5x	4.4x
Ovintiv Inc.	4.0x	4.2x
SM Energy Company	3.5x	3.5x
Callon Petroleum Company	3.1x	3.0x
Mean	4.1x	4.1x
Median	4.0x	4.2x
Permian Resources	4.1x	3.9x

From this data, RBCCM selected Enterprise Value reference ranges for Permian Resources using EBITDA multiples for 4QA 2023E of 3.1x—4.5x and EBITDA multiples for 2024E of 3.0x—4.4x (in each case, based on the Standalone Permian Resources Projections and using Consensus Pricing). RBCCM also reviewed corresponding multiples of Matador, which were 4.5x for 4QA 2023E and 4.3x for 2024E, but excluded such multiples from the selected reference ranges in light of the significance of its midstream business to its overall business operations. RBCCM then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Permian Resources Class A common stock as compared to the closing price of Permian Resources Class A common stock on August 18, 2023:

Implied Equity Value Per Share Reference Range		Closing Price on August 18, 2023
4QA 2023E EBITDA	2024E EBITDA
$8.91 - $14.55	$9.24 - $15.01	$12.89

Net Asset Value Analysis. RBCCM performed an NAV analysis of Permian Resources by calculating the estimated net present value of its estimated crude oil, natural gas and NGLs reserves through the end of their economic life, based on the Permian Resources Resource Information. RBCCM performed this analysis using the Permian Resources Resource Information, as well as using pricing assumptions as directed by the management of Earthstone based on (a) Strip Pricing, as well as (b) Consensus Pricing, in each case, through year-end 2026, and held flat thereafter, as per the management of Earthstone. RBCCM selected discount rates of 9.75% to 11.75%, which reflected RBCCM’s estimate of Permian Resources’ WACC, as more fully described below under “—Discounted Cash Flow Analysis,” and applied such range of discount rates to the projected net cash flows from the estimated crude oil, natural gas and NGLs reserves, after adjusting for non-drilling and completion capital costs, estimated income taxes and general and administrative expenses, in each case, as provided by Earthstone management, to arrive at Enterprise Value reference ranges.

RBCCM derived implied equity value per share reference ranges from the Enterprise Value reference ranges using the net debt and diluted share information described above as well as applying certain additional balance sheet adjustments as of June 30,2023, as per public filings, related primarily to hedges. This NAV analysis indicated the following implied equity value per share reference ranges for Permian Resources Class A common stock as compared to the closing price of Permian Resources Class A common stock on August 18, 2023:

Implied Equity Value Per Share Reference Range		Closing Price on August 18, 2023
Consensus Pricing	Strip Pricing
$11.70 - $13.72	$10.35 - $12.20	$12.89

Discounted Cash Flow Analysis. RBCCM performed a DCF analysis of Permian Resources by calculating the estimated net present value of the after-tax unlevered free cash flows of Permian Resources as of June 30, 2023, based on the Standalone Permian Resources Projections through December 31, 2027, and using each of Strip Pricing and Consensus Pricing.

RBCCM performed the DCF analysis using (i) discount rates ranging from 9.75% to 11.75% based on an estimated WACC for Permian Resources, using CAPM as well as applying a size premium and (ii) a terminal value at the end of the forecast period, using terminal multiples ranging from 3.1x—4.5x 2028E EBITDA, which estimated EBITDA was the terminal year EBITDA for Permian Resources based on the Standalone Permian Resources Projections. RBCCM then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. The DCF analysis indicated the following implied per share common equity reference range as compared to the closing price of Permian Resources Class A common stock on August 18, 2023:

Implied Equity Value Per Share Reference Range		Closing Price on August 18, 2023
Consensus Pricing	Strip Pricing
$11.35 - $16.45	$10.24 - $15.03	$12.89

Implied Exchange Ratio Analysis

RBCCM calculated certain implied exchange ratio reference ranges for the mergers.

Selected Public Companies Exchange Ratio Analysis. Based on the per share value reference ranges for Earthstone Class A common stock and Permian Resources Class A common stock implied by the selected publicly traded companies analyses described above for which the same financial metrics were applied, and the corresponding assumptions underlying each such analysis, RBCCM calculated implied exchange ratio reference ranges. In each case, the low end of each implied ratio reference range was calculated by dividing the low end of the applicable Earthstone Class A common stock implied per share value reference range by the high end of the applicable Permian Resources Class A common stock implied per share value reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Earthstone Class A common stock implied per share value reference range by the low end of the applicable Permian Resources Class A common stock implied per share value reference range. The analysis indicated the following implied exchange ratio reference ranges as compared to the exchange ratio in the mergers:

Implied Exchange Ratio Reference Range		Exchange Ratio
4QA 2023E EBITDA	0.989x - 2.467x	1.446x
2024E EBITDA	1.119x - 2.885x	1.446x

Net Asset Value Exchange Ratio Analysis. Based on the per share value reference ranges for Earthstone Class A common stock and Permian Resources Class A common stock implied by the NAV analyses described above for which the same financial metrics were applied, and the corresponding assumptions underlying each such analysis, RBCCM calculated implied exchange ratio reference ranges. In each case, the low end of each implied ratio reference range was calculated by dividing the low end of the applicable Earthstone Class A common stock implied per share value reference range by the high end of the applicable Permian Resources Class A common stock implied per share value reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Earthstone Class A common stock implied per share value reference range by the low end of the applicable Permian Resources Class A common stock implied per share value reference range. The analysis indicated the following implied exchange ratio reference ranges as compared to the exchange ratio in the mergers:

Implied Exchange Ratio Reference Range		Exchange Ratio
Consensus Pricing	1.410x - 1.936x	1.446x
Strip Pricing	1.384x - 1.924x	1.446x

Discounted Cash Flow Analysis. Based on the per share value reference ranges for Earthstone Class A common stock and Permian Resources Class A common stock implied by the DCF analyses described above for which the same financial metrics were applied, and the corresponding assumptions underlying each such analysis, RBCCM calculated implied exchange ratio reference ranges. In each case, the low end of each implied ratio reference range was calculated by dividing the low end of the applicable Earthstone Class A common stock implied per share value reference range by the high end of the applicable Permian Resources Class A common stock implied per share value reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Earthstone Class A common stock implied per share value reference range by the low end of the applicable Permian Resources Class A common stock implied per share value reference range. The analysis indicated the following implied exchange ratio reference ranges as compared to the exchange ratio in the mergers:

Implied Exchange Ratio Reference Range		Exchange Ratio
Consensus Pricing	1.128x - 2.197x	1.446x
Strip Pricing	1.099x - 2.201x	1.446x

Has-Gets Analyses

RBCCM performed analyses to calculate the theoretical change in per share equity value for holders of Earthstone Class A common stock based upon their pro forma ownership in the combined company, as compared to their ownership in Earthstone as a standalone company, using each of the NAV and DCF standalone analyses described above, and adjusted to reflect the estimated Synergies, as provided by Earthstone management, which Synergies consisted of approximately $160 million per year (tax affected, where appropriate) through June 30, 2033, together with additional Synergies relating to drilling schedule optimization, and the exchange ratio. Each of the pro forma NAV and the DCF analyses applied discount rates consistent with the ranges described above applied to Permian Resources on a standalone basis, and the DCF analysis applied a terminal multiple range of 2.9x—4.2x 2028E EBITDA, reflecting a weighted average of the terminal multiples used for Earthstone and Permian Resources on standalone bases. This analysis indicated the following implied per share equity value reference ranges for Earthstone Class A common stock on a standalone basis, as compared to the implied per share equity value to be received by holders of Earthstone Class A common stock in the combined company, inclusive of the estimated Synergies:

	Earthstone Class A Common Stock Standalone Implied Equity Value Per Share Reference Range	Combined Company Implied Equity Value Per Share to Holders of Earthstone Class A Common Stock Reference Range
NAV
Consensus Pricing	$19.35 - $22.65	$20.74 - $24.05
Strip Pricing	$16.89 - $19.93	$18.55 - $21.60
DCF
Consensus Pricing	$18.56 - $24.94	$20.58 - $28.61
Strip Pricing	$16.52 - $22.55	$18.73 - $26.29

Other Information

RBCCM also noted for the Earthstone board the following additional analyses and factors that were not considered part of RBCCM’s financial analyses with respect to its opinion but were referenced for informational purposes:

Review of Historical Trading Ranges

•	Trading Range Analysis for Earthstone. RBCCM reviewed certain historical closing prices for Earthstone Class A common stock during the 52-week period ended August 18, 2023, which reflected the following historical stock price information for Earthstone Class A common stock as compared to the closing price of Earthstone Class A common stock on August 18, 2023 and the implied per share merger consideration:

Trading Period Prior to August 18, 2023	Stock Price
52-Week High	$17.36
52-Week Low	$10.77
Closing Price on August 18, 2023	$16.23
Implied Per Share Merger Consideration	$18.64

•

Trading Range Analysis for Permian Resources. RBCCM reviewed certain historical closing prices for Permian Resources Class A common stock during the 52-week period ended August 18, 2023, which reflected the following historical stock price information for Permian Resources Class A common stock as compared to the closing price of Permian Resources Class A common stock on August 18, 2023:

Trading Period Prior to August 18, 2023	Stock Price
52-Week High	$12.89
52-Week Low	$6.17
Closing Price on August 18, 2023	$12.89

•

Implied Exchange Ratio Analysis. Based upon the historical 52-week stock price trading ranges for Earthstone Class A common stock and Permian Resources Class A common stock described above, RBCCM calculated an implied exchange ratio reference range. The implied exchange ratio reference range was calculated by dividing the closing price of Earthstone Class A common stock by the closing price of Permian Resources Class A common stock for each of the trading days of the 52-week period, with the lowest and highest of such exchange ratios reflecting the low end and the high end, respectively, of the implied exchange ratio reference range. In addition, RBCCM performed the same analysis with respect to the year-to-date (“YTD”) stock price trading ranges for each of Earthstone Class A common stock and Permian Resources Class A common stock. The analysis indicated implied exchange ratio reference ranges of 1.214x to 1.991x and 1.214x to 1.527x for the 52-week historical trading range analysis and the YTD historical trading range analysis, respectively, as compared to the exchange ratio of 1.446x.

Review of Research Analysts Price Targets

•

Analysts’ Price Targets for Earthstone. RBCCM reviewed one-year forward stock price targets for Earthstone Class A common stock in seven published, publicly available Wall Street research analysts’ reports, which indicated the following low and high per share stock price targets for Earthstone Class A common stock as compared to the closing price of Earthstone Class A common stock on August 18, 2023 and the implied per share merger consideration:

Trading Period Prior to August 18, 2023	Stock Price
High	$31.00
Low	$18.00
Closing Price on August 18, 2023	$16.23
Implied Per Share Merger Consideration	$18.64

•

Analysts’ Price Targets for Permian Resources. RBCCM reviewed one-year forward stock price targets for Permian Resources Class A common stock in 14 recently published, publicly available Wall Street research analysts’ reports, which indicated the following low and high per share stock price targets for Permian Resources Class A common stock as compared to the closing price of Permian Resources Class A common stock on August 18, 2023:

Analyst Price Targets as of August 18, 2023	Stock Price
High	$17.00
Low	$11.00
Closing Price on August 18, 2023	$12.89

•

Implied Exchange Ratio Analysis. Based upon the per share stock price target ranges for Earthstone Class A common stock and Permian Resources Class A common stock described above, RBCCM calculated an implied exchange ratio reference range. The low end of the implied exchange ratio reference range was calculated by dividing the low end of the per share Earthstone Class A common stock price target range by the high end of the per share Permian Resources Class A common stock price target range, and the high end of the implied exchange ratio reference range was calculated by dividing the high end of the per share Earthstone Class A common stock price target range by the low end of the per share Permian Resources Class A common stock price target range. The analysis indicated an implied exchange ratio reference range of 1.059x to 2.818x, as compared to the exchange ratio of 1.446x.

Review of Premiums Paid in Precedent Transactions

•

Premiums Paid Analysis. RBCCM reviewed the implied premiums paid in all stock consideration transactions announced since July 2020, which involved U.S. public E&P target companies, using premiums based on one trading day (or otherwise unaffected) prior to the announcement of the applicable transaction. Such range of implied premiums indicated low and high premiums of approximately (0.8)% and 15.4%, respectively, for the applicable transactions (with a median of 5.5%), which RBCCM then applied to the closing price of Earthstone Class A common stock on August 18, 2023, the last trading day prior to the announcement of the mergers, which resulted in an implied per share reference range for Earthstone Class A common stock of $16.10 to $18.72, as compared to the closing price of Earthstone Class A common stock on August 18, 2023 of $16.23 per share and the implied per share merger consideration of $18.64.

•

Implied Exchange Ratio Analysis. Based upon the per share value reference ranges implied by the premiums paid analysis described above, RBCCM calculated an implied exchange ratio reference range. The low end of the implied exchange ratio reference range was calculated by dividing the low end of the per share value reference range of Earthstone Class A common stock by the closing price of Permian Resources Class A common stock on August 18, 2023, and the high end of the implied exchange ratio reference range was calculated by dividing the high end of the per share value reference range of Earthstone Class A common stock by the closing price of Permian Resources Class A common stock on August 18, 2023. The analysis indicated implied exchange ratio reference range of 1.249x to 1.453x, as compared to the exchange ratio of 1.446x.

Overview of Analyses; Other Considerations

No single company or transaction used in the above analyses as a comparison was identical to Earthstone, Permian Resources or the mergers, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Several analytical methodologies were used by RBCCM, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBCCM were based on all the analyses and factors presented herein taken as a whole and also on application of RBCCM’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBCCM therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

RBCCM, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or certain of its affiliates may act as a market maker and broker in the publicly traded securities of Earthstone, Permian Resources and/or other entities involved in the mergers, or their respective affiliates, and receive customary compensation in connection therewith, and may also actively trade securities of Earthstone, Permian Resources and/or other entities involved in the mergers, or their respective affiliates, for its or its affiliates’ own account or for the account of customers and, accordingly, RBCCM and its affiliates may hold a long or short position in such securities. RBCCM and certain of its affiliates in the past have provided, and/or currently are providing, investment banking, commercial banking and financial advisory services to Earthstone, Permian Resources, EnCap, and NGP, and certain of their respective affiliates unrelated to the mergers, for which services RBCCM and its affiliates have received and expect to receive customary compensation, including, since the beginning of RBCCM’s 2021 fiscal year (November 1, 2020), having acted or acting as (i) with respect to Earthstone, (a) joint bookrunner on a senior unsecured notes offering in June 2023, (b) lead bookrunner on a senior unsecured notes offering in April 2022, (c) financial advisor in connection with the purchase of Independence Resources Management, LLC in January 2021, (d) lender under a credit facility, and (e) commodity hedging services provider, having received aggregate compensation of approximately CAD$16 million relating to such services; (ii) with respect to Permian Resources and/or its predecessor entities, (a) co-manager in connection with a secondary offering of Class A common stock in March 2023, (b) joint bookrunner in connection with a senior unsecured notes offering in January 2021, (c) co-manager in connection with a senior unsecured notes offering in March 2021, (d) counterparty to a certain call option arrangement relating to certain convertible notes and (e) commodity hedging services provider, having received aggregate compensation of approximately CAD$7 million relating to such services; (iii) with respect to EnCap, its affiliates and certain portfolio companies of EnCap, (a) financial advisor to certain portfolio companies of EnCap in connection with the sale of two portfolio companies in 2023, (b) lender under certain credit facilities of four portfolio companies of EnCap (other than Earthstone), and (c) commodity hedging services provider, including to certain portfolio companies of EnCap, having received aggregate compensation of approximately CAD$22.8 million relating to such services; and (iv) with respect to NGP, its affiliates and certain portfolio companies of NGP, (a) bookrunner in connection with a senior unsecured notes offering in September 2021 for a certain portfolio company of NGP, (b) financial advisor to certain portfolio companies of NGP in connection with the sale of a portfolio company in August 2023 and certain portfolio company assets in July 2021, (c) lender under certain credit facilities of three portfolio companies of NGP, and (d) commodity hedging services provider to certain portfolio companies of NGP, having received aggregate compensation of approximately CAD$22.8 million relating to such services. Additionally, RBCCM and certain of its affiliates in the future may provide investment banking, commercial banking and financial advisory services to Earthstone, Permian Resources, EnCap, NGP, Post Oak, Riverstone, Pearl and certain of their respective affiliates.

Under its engagement agreement with Earthstone, RBCCM became entitled to a fee of US$1.5 million upon the delivery of its written opinion in connection with the mergers, without regard to whether such opinion was accepted or the mergers are consummated. If Earthstone consummates the mergers, RBCCM will receive an additional transaction fee of US$13 million paid upon closing, against which the fee RBCCM received for delivery of its opinion will be credited. In addition, if the mergers are consummated, RBCCM may be entitled to an additional fee of up to US$3 million, payable at Earthstone’s sole discretion. Earthstone has also agreed to indemnify RBCCM for certain liabilities that may arise out of its engagement, and to reimburse certain expenses incurred by RBCCM in connection with its services. The terms of RBCCM’s engagement letter were negotiated at arm’s length between Earthstone and RBCCM, and the Earthstone board was aware of this fee arrangement at the time it reviewed and approved the merger agreement.

Interests of Certain Permian Resources Directors and Executive Officers in the Mergers

When considering the recommendation of the Permian Resources board that Permian Resources stockholders vote “FOR” the Permian Resources stock issuance proposal, Permian Resources stockholders should be aware that certain of Permian Resources’ directors and executive officers have interests in the mergers that are different from, or in addition to, the interests of other Permian Resources stockholders generally. The Permian Resources board was aware of these interests when it approved the merger agreement and the transactions contemplated thereby and recommended that Permian Resources stockholders vote “FOR” the Permian Resources stock issuance proposal. Such interests include that certain current directors and executive officers of are expected to continue as directors and executive officers of Permian Resources following consummation of the mergers.

The mergers do not constitute a “change in control” for purposes of the executives’ or non-employee directors’ equity award arrangements, or the Permian Resources Severance Plan. Accordingly, there are no payments or benefits to Permian Resources named executive officers that are based on or otherwise relate to the mergers.

Interests of Certain Earthstone Directors and Executive Officers in the Mergers

In considering the recommendations of the Earthstone board, Earthstone stockholders should be aware that Earthstone’s executive officers have interests in the mergers, including financial interests, which may be different from, or in addition to, the interests of the other Earthstone stockholders generally.

The members of the Earthstone board were aware of and considered these interests, among other matters, in evaluating the merger agreement, in approving the merger agreement and in determining to recommend that Earthstone stockholders approve the proposals presented at the Earthstone special meeting.

The following discussion sets forth certain of these interests in the mergers of each person who has served as an executive officer or non-employee director of Earthstone since January 1, 2022.

Treatment of Earthstone Equity Awards in the Mergers

The merger agreement provides that, to the extent provided in the applicable award agreement as in effect at the Initial Company Merger Effective Time, each Earthstone RSU that is outstanding immediately prior to the Initial Company Merger Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest in full immediately prior to the Initial Company Merger Effective Time (including with respect to any dividend equivalents credited with respect to such Earthstone RSU that remain unpaid as of the Initial Company Merger Effective Time, including the pre-closing dividend) and (ii) be canceled and converted into the right to receive, at the Initial Company Merger Effective Time, without interest, the Class A merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone RSU, with cash paid in lieu of fractional shares of Permian Resources Class A common stock in accordance with the merger agreement. It is expected that the Earthstone board or Earthstone compensation committee will approve amendments to outstanding Earthstone RSUs to clarify that the pre-closing dividend will accrue as a dividend equivalent right thereunder.

The merger agreement further provides that, to the extent provided in the applicable award agreement as in effect at the Initial Company Merger Effective Time, each Earthstone PSU that is outstanding immediately prior to the Initial Company Merger Effective Time will automatically, by virtue of the occurrence of the closing of the mergers, (i) vest immediately prior to the Initial Company Merger Effective Time (including, with respect to any dividend equivalents credited with respect to such Earthstone PSU that remain unpaid as of the Initial Company Merger Effective Time, including the pre-closing dividend), based on the attainment of the applicable performance metrics at the maximum level of performance and (ii) be canceled and converted into the right to receive, without interest, the Class A merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone PSU, with cash paid in lieu of fractional shares of Permian Resources Class A common stock in accordance with the merger agreement. It is expected that the Earthstone board or Earthstone compensation committee will approve amendments to outstanding Earthstone PSUs to clarify that the pre-closing dividend will accrue as a dividend equivalent right thereunder.

To the extent the applicable award agreement as in effect at the Initial Company Merger Effective Time does not provide for the treatment described above (i.e., for any Earthstone RSUs that may be granted after the date of entry into the merger agreement), such Earthstone RSU shall, at the Initial Company Merger Effective Time, be assumed by Permian Resources and converted into the right to receive, upon vesting, the merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone RSU. Thereafter, each such converted Earthstone RSU will continue to be governed by the same terms and conditions (including vesting and forfeiture) that were applicable to the corresponding Earthstone RSU immediately prior to the Initial Company Merger Effective Time.

The table below sets forth (i) the number of Earthstone RSUs and Earthstone PSUs, as applicable, that are unvested as of November 1, 2023, the assumed date of the mergers solely for the purposes of this disclosure, for each executive officer of Earthstone and each non-employee member of the Earthstone board, and (ii) the estimated value of the Class A merger consideration that each holder may receive in connection with the mergers with respect to such awards (on a pre-tax basis). Such amounts have been calculated assuming the value of the Class A merger consideration is $19.26 per share, determined by multiplying the exchange ratio of 1.446 by $13.32, which represents the average closing price of a share of Permian Resources’ common stock over the first five business days following the first public announcement of the mergers on August 21, 2023. The actual value realized with respect to any Earthstone RSUs and Earthstone PSUs cannot be determined with any certainty until the awards are settled.

	Number of Unvested Shares Subject to Earthstone RSUs (#)	Number of Unvested Shares Subject to Earthstone PSUs at Maximum Achievement (#)	Total ($)
Earthstone Executive Officer
Robert J. Anderson	89,682	1,011,000	21,199,135
Mark Lumpkin, Jr.	45,108	548,260	11,428,268
Steven C. Collins	45,108	548,260	11,428,268
Timothy D. Merrifield	40,435	525,120	10,892,589
Tony Oviedo	41,800	531,880	11,049,077
Robert W. Hunt Jr.	39,629	109,590	2,873,958
Frank Lodzinski	8,100	—	156,006

	Number of Unvested Shares Subject to Earthstone RSUs (#)	Total ($)
Earthstone Non-Employee Directors(1)
Frost S. Cochran	—	—
David S. Habachy	3,250	62,595
Jay F. Joliat	3,250	62,595
Phillip D. Kramer	3,250	62,595
Ray Singleton	3,250	62,595
Douglas E. Swanson, Jr.	—	—
Brad A. Thielemann	—	—
Zachary G. Urban	3,250	62,595
Robert L. Zorich	—	—

(1)	Non-employee directors who are affiliated with EnCap or Post Oak do not receive Earthstone equity awards.

Earthstone Executive Officer Severance Arrangements

Earthstone does not have any employment agreements with any of its executive officers. The Earthstone RSU award agreements and the Earthstone PSU award agreements under which Earthstone has granted the applicable awards contain provisions providing for accelerated vesting upon the death or disability of the executive officer, upon termination of employment by Earthstone without cause or termination of employment by the executive officer for “good reason,” and upon a change in control of the Company. The mergers constitute such a change in control.

Earthstone adopted a Change in Control and Severance Benefit Plan, as amended and restated (the “CIC Plan”), which provides for severance benefits to the Company’s executive officers. Pursuant to the CIC Plan, following a change in control and during the “protection period,” which period extends from the date of the change in control until the date that is 18 months (24 months for Messrs. Lodzinski and Anderson) following the occurrence of a change in control, if the executive officer’s employment is terminated by Earthstone without cause or by the executive officer for CIC Good Reason (as defined below) and the executive officer executes and does not revoke a general release, the executive officer is entitled to (1) a lump-sum payment of, in the case of Messrs. Lodzinski and Anderson, 300%, and, in the case of Messrs. Lumpkin, Collins, Merrifield, Oviedo and Hunt, 200% of the executive’s annual base salary; (2) a lump-sum payment of, in the case of Messrs. Lodzinski and Anderson, 300%, and, in the case of Messrs. Lumpkin, Collins, Merrifield, Oviedo and Hunt, 200% of the greatest of (i) the annual bonus earned by the executive during the prior year, (ii) the annual bonus earned by the executive two years prior to the termination date, and (iii) the executive’s current target bonus (the “AIP Amount”); (3) a lump-sum payment of the executive’s pro-rated AIP Amount (based on the number of days employed during the year of termination); and (4) reimbursement of 18 months (24 months for Messrs. Lodzinski and Anderson) of the premium necessary to continue health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time (“COBRA”). These payments are subject to the executive’s compliance with any obligations and restrictive covenants (including covenants not to compete and not to solicit) binding upon the executive under any agreement that survives the termination of employment. As of the date hereof, none of the executive officers is a party to any such restrictive covenant agreement; however, Earthstone may enter into restrictive covenants agreements relating to non-solicitation and non-competition obligations with one or more executive officers during the interim period.

“CIC Good Reason” exists in the event any of the following actions are taken without an executive officer’s consent: (i) a material reduction in the executive officer’s position, authority, power, functions, duties or responsibilities compared to the executive officer’s position, authority, power, functions, duties or responsibilities as of the change in control; (ii) the executive officer’s primary work location being moved more than 50 miles from the executive officer’s primary work location immediately prior to the relocation; or (iii) Earthstone or any of its affiliates materially reduce the executive officer’s base salary.

Under the merger agreement, Earthstone is permitted to, and expects the Earthstone board to amend the CIC Plan to provide for a lump-sum payment of 100% of each executive officer’s AIP Amount rather than the pro-rated AIP Amount described above to the extent a qualifying termination of employment occurs in the fourth quarter of Earthstone’s fiscal year. In addition, Earthstone expects the Earthstone board to amend the CIC Plan (other than in respect of Mr. Lodzinski) to revise the definition of “AIP” under the plan to provide that (1) if a qualifying termination of employment occurs in 2023, “AIP” shall mean the annual bonus that would be paid to the executive officer, calculated by multiplying such executive officer’s target bonus opportunity for the bonus year that includes such executive officer’s termination of employment by (x) if the executive officer was employed by Earthstone or any of its subsidiaries in 2022 and eligible to receive a full bonus for the 2022 bonus year, such executive officer’s annual bonus performance multiplier for the 2022 bonus year, based on actual performance, or (y) if the executive officer was not employed by Earthstone or any of its subsidiaries in 2022 or was not eligible to receive a full bonus for the 2022 bonus year, the annual bonus performance multiplier that applied for similarly situated employees of Earthstone or any of its subsidiaries for the 2022 bonus year, based on actual performance; and (2) if the qualifying termination of employment does not occur in 2023, the definition of AIP shall remain the same as the definition in effect as of the date of the merger agreement.

For an estimate of the value of the severance payments and benefits described above that would become payable to each of our named executive officers upon a severance-qualifying termination, see “— Quantification of Potential Payments to Our Named Executive Officers in Connection with the Mergers” below. The estimated value of the severance payment described above that would be payable upon a severance-qualifying termination of employment for Mr. Lodzinski is $2,130,403 and for Mr. Hunt is $2,571,375.

Pursuant to the CIC Plan, in the event the executive officer’s employment is terminated for death or disability, the executive officer is entitled to (1) 100% (150% for Messrs. Lodzinski and Anderson) of the

executive’s annual base salary; (2) 100% (150% for Messrs. Lodzinski and Anderson) of the AIP Amount; and (3) reimbursement of 12 months (18 months for Messrs. Lodzinski and Anderson) of health benefits for his estate. Pursuant to the CIC Plan, if the executive officer’s employment with the Company is terminated by the Company without cause or by the named executive officer for a good reason and not during the protection period, the executive officer is entitled to receive (1) 100% (200% for Messrs. Lodzinski and Anderson) of the executive’s annual base salary, (2) 100% (200% for Messrs. Lodzinski and Anderson) of the executive’s pro-rated AIP Amount (based on the number of days employed during the year of termination), and (3) reimbursement of 12 months (18 months for Messrs. Lodzinski and Anderson) of health benefits.

Earthstone Retention Arrangements

Pursuant to the merger agreement, Earthstone has the ability to establish an executive retention program in an aggregate amount of up to $5,100,000 to promote retention and incentivize efforts to consummate the closing. Such retention amounts would become payable no earlier than the closing, subject to the executive’s continued employment with Earthstone or its subsidiaries through the applicable retention date. Subject to certain limitations, Earthstone also has the ability to grant certain retention awards to promote retention and incentivize the efforts to consummate the closing of other employees who are not executive officers. As of the date hereof, Earthstone has not committed to pay any amounts under such retention program to any of the executive officers or other employees.

Annual Incentive Payments

Permian Resources will provide that each eligible continuing employee receives an annual bonus in respect of the fiscal year in which the closing date occurs consistent with the disclosure letter delivered by Earthstone to Permian Resources, which generally provides for a payout consistent with 2022 bonus payout levels, with modifications to reflect any base salary or target bonus percentages as in effect for 2023.

New Management Arrangements

As of the date of this joint proxy statement/prospectus, except as set forth above, there are no other new employment, equity contribution or other agreements between any Earthstone executive officer or director, on the one hand, and Earthstone or Permian Resources, on the other hand. Prior to and following the closing of the mergers, however, certain of our executive officers may have discussions with, and may enter into agreements with, Permian Resources, the surviving corporation or their affiliates regarding employment with or the right to participate in the equity of the surviving corporation or one or more of its affiliates to be effective following the closing of the mergers.

Non-Employee Director Compensation

In accordance with the merger agreement, Earthstone expects to grant the members of the Conflicts Committee of the Earthstone board an additional cash retainer for their services in the Novo Acquisition as follows: $50,000 for the Chairman of the Conflicts Committee and $40,000 for the remaining members of the Conflicts Committee.

Quantification of Potential Payments and Benefits to Earthstone’s Named Executive Officers in Connection with the Mergers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Earthstone’s named executive officers that is based on or otherwise relates to the mergers and that will or may become payable to Earthstone’s named executive officers at the consummation of the mergers or upon a qualifying termination of employment that occurs during the protection period, assuming (i) the closing occurs on November 1, 2023 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (ii) each of the Earthstone named executive officers experiences a qualifying termination on such date, (iii) the Earthstone named executive officers’ respective base salaries and target annual bonuses remain unchanged from those that were in effect as of the date of this filing, (iv) Earthstone RSUs and Earthstone PSUs held by the named executive officers that are outstanding as of the date hereof do not otherwise vest prior to the completion of the mergers, except with respect to regularly scheduled vesting dates occurring prior to the assumed closing date of November 1, 2023, (v) for purposes of determining the value of Earthstone RSUs and Earthstone PSUs, the value of the Class A merger consideration is $19.26 per share, determined by multiplying the exchange ratio of 1.446 by $13.32, which represents the average closing price of a share of Permian Resources Class A common stock over the first five business days following the first public announcement of the mergers on August 21, 2023, (vi) Earthstone PSUs will performance vest at maximum performance, (vii) no Earthstone named executive officer receives any additional equity grants prior to completion of the mergers, (viii) each Earthstone named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits described below and (ix) the only payment in respect of dividend equivalent rights will be the pre-closing dividend described in note (4) to the table below. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below.

The payments described in the table below are made pursuant to the arrangements described above in the section entitled “Interests of Certain Earthstone Directors and Executive Officers in the Mergers.”

Earthstone Named Executive Officer	Cash(1)($)	Equity(2)($)	Perquisites/ Benefits(3)($)	Other(4)($)	Total(5)($)
Robert J. Anderson (President and Chief Executive Officer)	6,942,000	21,199,135	30,403	159,159	28,330,697
Mark Lumpkin, Jr. (Executive Vice President and Chief Financial Officer)	2,853,948	11,428,268	34,533	85,801	14,402,550
Steven C. Collins (Executive Vice President and Chief Operations Officer)	2,853,948	11,428,268	22,802	85,801	14,390,819
Timothy D. Merrifield (Executive Vice President, Geology and Geophysics)	2,536,841	10,892,589	22,802	81,779	13,534,011
Tony Oviedo (Executive Vice President, Accounting and Administration)	2,695,396	11,049,077	34,533	82,954	13,861,960

(1)

Amounts shown reflect the severance payments provided under the CIC Plan as described above in the section entitled “— Earthstone Executive Officer Severance Arrangements.” The amounts included in this column are considered to be “double-trigger” payments, which means that both a change in control of Earthstone, such as the Company Mergers, and a qualifying termination of employment must occur during the “protection period,” which period extends from the date of the change in control until the date that is 18 months (24 months for Mr. Anderson) following the occurrence of a change in control, prior to any payment being provided to the applicable Earthstone named executive officer. As described above in the section entitled “— Earthstone Executive Officer Severance Arrangements,” each named executive officer would receive cash payments that consist of (a) in the case of Mr. Anderson, 300%, and, in the case of Messrs. Lumpkin, Collins, Merrifield and Oviedo, 200% of the executive’s annual base salary; and (b) in the case of Mr. Anderson, 300%, and, in the case of Messrs. Lumpkin, Collins, Merrifield and Oviedo, 200% of an annual bonus equal to the amount derived based on the performance multiplier applicable for the 2022 bonus year, multiplied by the executive’s 2023 target bonus opportunity, which is expected to be the relevant bonus amount for a closing that occurs in 2023.

(2)

Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of Earthstone RSUs and Earthstone PSUs, as more fully described above under “— Treatment of Earthstone Equity Awards in the Mergers.” The merger agreement provides for the vesting and settlement of Earthstone PSUs based on maximum performance. The number of shares of Earthstone common stock deliverable with respect to each Earthstone PSU that is outstanding immediately prior to the Initial Company Merger Effective Time will vest at 200% of the shares covered by the award. The amounts in this column attributable to Earthstone RSUs and Earthstone PSUs are considered to be “single-trigger,” which means that only a change in control of Earthstone, such as the mergers, must occur prior to any payment being provided to the Earthstone named executive officer. The estimated number of accelerated Earthstone RSUs and Earthstone PSUs is set forth in the table below.

Earthstone Named Executive Officer	Earthstone RSUs (Single Trigger) (#)	Earthstone PSUs (Based on Maximum Achievement) (Single Trigger) (#)	Total (#)
Robert J. Anderson	89,682	1,011,000	1,100,682
Mark Lumpkin, Jr.	45,108	548,260	593,368
Steven C. Collins	45,108	548,260	593,368
Timothy D. Merrifield	40,435	525,120	565,555
Tony Oviedo	41,800	531,880	573,680

(3)

Amounts shown reflect the total estimated value of health and welfare coverage (which include medical, dental and vision coverage) paid by (or reimbursed by) Earthstone that are the same or an equivalent amount the named executive officer received prior to the termination of employment. As described above in the section entitled “— Earthstone Executive Officer Severance Arrangements,” each named executive officer would receive COBRA coverage for 18 months (or 24 months for Mr. Anderson) following a qualifying termination that occurs during the applicable protection period. Such benefits are “double-trigger.”

(4)

Amounts shown reflect the “single-trigger” payments in settlement of dividend equivalent rights related to the pre-closing dividend that will be paid upon the closing of the mergers in connection with the $0.10 dividend declared by Permian Resources on shares of Permian Resources Class A common stock paid on August 23, 2023 to Permian Resources stockholders of record as of August 15, 2023. The number of shares of Permian Resources common stock to which these dividend equivalent rights relate under the Earthstone RSUs and Earthstone PSUs was determined by multiplying the exchange ratio of 1.446 by the number of Earthstone RSUs and Earthstone PSUs held by each named executive officer.

(5)

The CIC Plan provides that golden parachute payments will be paid in full or reduced to fall within the safe harbor amount provided under Section 280G of the Code, whichever will provide a better net after-tax position for a participant. For purposes of this disclosure, the maximum amount potentially payable to each named executive officer in connection with the merger is reflected even though such maximum amounts could be reduced pursuant to the cutback language included in the CIC Plan.

Earthstone Support Agreements

Concurrently with the execution of the merger agreement, Permian Resources and Earthstone entered into two Earthstone Support Agreements with the Earthstone Supporting Stockholders, pursuant to which, among other things, the Earthstone Supporting Stockholders have agreed not to transfer any of their shares of Earthstone common stock or Earthstone OpCo Units and to vote their shares of Earthstone common stock in favor of the Earthstone merger proposal, subject to the terms and conditions set forth in the respective Earthstone Support Agreements. As of September 22, 2023, the record date for the Earthstone special meeting, the Earthstone Supporting Stockholders, collectively, hold approximately 47.8% of the outstanding voting power of Earthstone. For additional information on the Earthstone Support Agreements, please see “The Mergers — Earthstone Support Agreements.”

Registration Rights Agreement

Concurrently with the execution of the merger agreement, and to be effective upon the closing of the mergers, Permian Resources, certain Permian Resources stockholders and certain Earthstone stockholders have entered into the Registration Rights Agreement, pursuant to which Permian Resources will grant to such parties certain demand, “piggy-back” and shelf registration rights with respect to the shares of Permian Resources common stock to be received by such Earthstone stockholders in the mergers and the shares of Permian

Resources common stock currently owned by such Permian Resources stockholders and subject to existing registration rights, subject to certain customary thresholds and conditions. The parties to the Registration Rights Agreement will be restricted from the sale and/or transfer of the Permian Resources common stock for a period of six months following the closing of the mergers, subject to certain exceptions.

For more information on the Registration Rights Agreement, please see “The Mergers — Registration Rights Agreement.”

EnCap Letter Agreement

Concurrently with the execution of the merger agreement, Earthstone and the EnCap Funds, which own shares of Earthstone common stock and Earthstone OpCo Units, entered into the EnCap Letter Agreement, pursuant to which, among other things, the EnCap Funds have agreed to not request that a representative of the EnCap Funds be designated as a member of the Permian Resources board upon the consummation of the mergers and cause any representative of the EnCap Funds to decline any opportunity to be designated as such.

For more information on the EnCap Letter Agreement, please see “The Mergers — EnCap Letter Agreement.”

Post Oak Ownership in Permian Resources

As of September 1, 2023, an affiliate of Post Oak, Broken Oak Investments, LLC (“Broken Oak”), holds approximately 4,900,842 shares of Permian Resources Class A common stock or approximately 0.9% of the current outstanding voting power of Permian Resources. After giving effect to the mergers, affiliates of Post Oak will hold approximately 21,048,632 shares of Permian Resources Class A common stock or approximately 2.7% of the outstanding voting power of the combined company. Prior to the execution of the merger agreement, Post Oak informed the Earthstone board of Broken Oak’s ownership interests.

Certain Legal Proceedings

On September 7, 2022, George Assad (“Plaintiff”), a purported Earthstone stockholder, filed a derivative lawsuit putatively on behalf of Earthstone in the Delaware Court of Chancery, in a case styled Assad v. EnCap Investments, L.P., et al, C.A. No 2022-0786-PAF. On September 30, 2022, Plaintiff filed his amended complaint (the “Complaint”), the operative pleading in the litigation. The Complaint alleges that Earthstone’s 2022 sale of Series A Convertible Preferred Stock to EnCap and Post Oak was unfair to Earthstone and was entered to benefit EnCap to the detriment of Earthstone. Based on that equity sale, the Complaint asserts derivative claims for breach of fiduciary duty against six of Earthstone’s directors and against EnCap (collectively, “Defendants”), as well as a derivative claim for aiding and abetting breaches of fiduciary duty against EnCap. Plaintiff seeks, among other things, unspecified monetary damages or a recission of the equity sale.

On October 14, 2022, Defendants and Earthstone, as the nominal defendant, moved to dismiss the Complaint for failure to state a claim and for failure to plead that Plaintiff was excused from making a demand that the Earthstone board consider whether to pursue the litigation. The motion to dismiss has been fully briefed and was taken under advisement by the Court following oral argument on July 18, 2023.

On August 22, 2023, Plaintiff filed an emergency motion to expedite the litigation on the ground that he will lose standing to assert his derivative claims in the event that the mergers close before a final judgment in the litigation. On August 29, 2023, the Court denied Plaintiff’s motion – principally on the ground that the loss of Plaintiff’s standing to bring the derivative claims is not irreparable harm, because the claims would pass to Permian Resources as the acquiror of Earthstone’s assets upon the closing of the mergers.

No schedule has been entered for the litigation, and Earthstone intends to continue to contest Plaintiff’s allegations, which it believes to be without merit.

Indemnification and Insurance

Permian Resources, as the surviving company following the mergers, has agreed for a period of six years following the Initial Company Merger Effective Time to, jointly and severally, indemnify, defend and hold harmless, in the same manner as provided by Earthstone immediately prior to the execution of the merger agreement and as set forth in the Earthstone certificate of incorporation, each director or officer of Earthstone or any of its subsidiaries or any person who was serving at the request of Earthstone or any of its subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, benefit plan, trust or other enterprise (in such case, an “Indemnified Person”), against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of such Indemnified Person’s position as a director, officer or fiduciary, in each case to the fullest extent permitted under applicable law. Permian Resources, as the surviving company, will jointly and severally, pay expenses incurred in connection with the preceding in advance of the final disposition of any such proceeding to each Indemnified Person to the fullest extent permitted under applicable law.

Permian Resources will cause to be put in place, and Permian Resources will fully prepay immediately prior to the Initial Company Merger Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six years from the Initial Company Merger Effective Time from an insurance carrier with the same or better credit rating as Earthstone’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Earthstone’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at, prior to, or after the Initial Company Merger Effective Time. For a more detailed description, see the section entitled “The Merger Agreement — Indemnification and Insurance.”

Director Appointments

As of the Initial Company Merger Effective Time, the combined company board will consist of eleven members, two of whom will be designated by Earthstone, which designees may be current directors of Earthstone. For a more detailed description, see the section entitled “— Board of Directors and Management of Permian Resources Following Completion of the Mergers.”

Board of Directors and Management of Permian Resources Following Completion of the Mergers

Upon the completion of the mergers, William M. Hickey, III and James H. Walter, Co-Chief Executive Officers of Permian Resources and members of the Permian Resources board, will continue to serve as Co-Chief Executive Officers and directors of the combined company. The other executive officers of Permian Resources are also expected to continue in their current roles with the combined company.

Pursuant to the terms of the merger agreement, Permian Resources is required to take all necessary corporate action so that upon and after the Initial Company Merger Effective Time, the Permian Resources board is comprised of eleven directors, and (i) one individual designated by Earthstone will be appointed to serve as a Class I director, with a term ending at the 2026 annual meeting of the combined company’s stockholders and (ii) one individual designated by Earthstone will be appointed to serve as a Class III director, with a term ending at the 2025 annual meeting of the combined company’s stockholders.

Material U.S. Federal Income Tax Consequences of the Company Mergers

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of Earthstone Class A common stock who (i) exchange their shares of Earthstone Class A common stock for shares of Permian Resources Class A common stock (and cash in lieu of fractional shares of Permian Resources Class A common stock, if any) pursuant to the Company Mergers and (ii) receive the pre-closing dividend in connection therewith. The following discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, judicial interpretations thereof and published rulings and other positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. The U.S. federal income tax laws are complex and subject to varying interpretation. Neither Permian Resources nor Earthstone has sought, nor intends to seek, any ruling from the IRS with respect to the statements made and the positions or conclusions described in the following summary, and there can be no assurance the IRS or a court will not take a contrary position.

This discussion is limited to U.S. holders that hold their shares of Earthstone Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) and who do not hold Earthstone OpCo Units. This discussion is not a complete description of all of the U.S. federal income tax consequences of the Company Mergers and any related transactions, nor does it describe (i) any tax consequences of the Company Mergers and any related transactions arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to U.S. federal income taxation or (ii) the tax consequences of owning or disposing of shares of Permian Resources Class A common stock received in the Company Mergers. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders of Earthstone Class A common stock in light of their individual circumstances (including the impact of the Medicare surtax on certain net investment income) or to U.S. holders of Earthstone Class A common stock that are subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	tax-exempt or governmental organizations;

•	dealers in securities or traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold shares of Earthstone Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons that purchased or sell their shares of Earthstone Class A common stock as part of a wash sale;

•	certain former citizens or long-term residents of the United States or persons whose functional currency is other than the U.S. dollar;

•	persons that are not U.S. holders;

•	persons who acquired or hold their shares of Earthstone Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

•

persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the Company Mergers) five percent or more (by vote or value) of any class of Earthstone or Permian Resources common stock.

THE TAX CONSEQUENCES OF THE COMPANY MERGERS AND ANY RELATED TRANSACTIONS TO A HOLDER OF EARTHSTONE CLASS A COMMON STOCK MAY BE COMPLEX

AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN PERMIAN RESOURCES’ OR EARTHSTONE’S CONTROL. ALL EARTHSTONE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE COMPANY MERGERS AND ANY RELATED TRANSACTIONS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

U.S. Holder Defined

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Earthstone Class A common stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Earthstone Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner or the partnership, upon the activities of the partnership and upon certain determinations made at the partnership or partner level. Accordingly, if you are a partner in a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Earthstone Class A common stock, you should consult your tax advisor regarding the tax consequences to you of the Transactions.

U.S. Federal Income Tax Treatment of the Company Mergers

Assuming that the Company Mergers are completed as currently contemplated, Permian Resources and Earthstone intend for the Company Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Earthstone’s obligation to complete the mergers that it receive an opinion from Vinson & Elkins (counsel to Earthstone), another nationally recognized law firm reasonably satisfactory to Earthstone or Kirkland & Ellis (counsel to Permian Resources), dated as of the closing date, to the effect that the Company Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This condition is waivable, and although Earthstone does not currently intend to waive this opinion condition to its obligation to complete the mergers, Permian Resources and Earthstone will undertake to recirculate this joint proxy statement/prospectus or circulate a supplement thereto and resolicit stockholders if this condition is waived and the change in tax consequences to the holders of Earthstone Class A common stock is material. The opinion described above will be based on representations from each of Permian Resources and Earthstone and on customary factual assumptions, as well as certain covenants and undertakings by Permian Resources and Earthstone. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected, and the U.S. federal income tax consequences of the Company Mergers could differ materially from those described below. In addition, the opinion will not be binding on the IRS or any court. Permian Resources and Earthstone have not requested, and do not intend to request, any ruling from the IRS with respect to the tax consequences of the Company Mergers. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following discussion assumes the Company Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

U.S. Federal Income Tax Treatment of the Pre-Closing Dividend

Although not free from doubt, Permian Resources and Earthstone expect the pre-closing dividend received by a U.S. holder of shares of Earthstone Class A common stock to be treated for U.S. federal income tax purposes as consideration received in connection with the exchange of such U.S. holder’s shares of Earthstone Class A common stock pursuant to the Company Mergers.

It is possible that the pre-closing dividend could be characterized as a distribution by either of Earthstone (prior to the Company Mergers) or Permian Resources (after the Company Mergers). Such a distribution would be treated as a dividend for U.S. federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of Earthstone or Permian Resources, as applicable. To the extent the pre-closing dividend exceeds the current and accumulated earnings and profits of Earthstone or Permian Resources, as applicable, the distribution would be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Earthstone Class A common stock or Permian Resources Class A common stock, as applicable, and thereafter as capital gain from the sale or exchange of such common stock.

The following discussion assumes the pre-closing dividend is treated as a part of the consideration received pursuant to the Company Mergers for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Company Mergers

Assuming that the Company Mergers, taken together, and pre-closing dividend are treated as described above in “—U.S. Federal Income Tax Treatment of the Company Mergers” and “—U.S. Federal Income Tax Treatment of the Pre-Closing Dividend”, the material U.S. federal income tax consequences of the Company Mergers to U.S. holders of shares of Earthstone Class A common stock will be as follows:

•

a U.S. holder of shares of Earthstone Class A common stock generally will recognize gain, but not loss, equal to the lesser of (i) the excess, if any, of (A) the sum of the fair market value of the Permian Resources Class A common stock received by such U.S. holder pursuant to the Company Mergers (including any fractional share of Permian Resources Class A common stock deemed received and treated as exchanged for cash, as discussed below) and the amount of cash received by such U.S. holder in the pre-closing dividend over (B) the U.S. holder’s tax basis in the shares of Earthstone Class A common stock surrendered in the Company Mergers, and (ii) the amount of cash received by such U.S. holder in the pre-closing dividend;

•

the aggregate tax basis of the shares of Permian Resources Class A common stock received by a U.S. holder of Earthstone Class A common stock pursuant to the Company Mergers (including any fractional share of Permian Resources Class A common stock deemed received and treated as exchanged for cash, as discussed below) generally will equal the aggregate adjusted tax basis of such U.S. holder’s shares of Earthstone Class A common stock exchanged for such Permian Resources Class A common stock, increased by the amount of gain recognized and decreased by the amount of cash received in the pre-closing dividend; and

•

the holding period of the Permian Resources Class A common stock received by a U.S. holder in exchange for shares of Earthstone Class A common stock pursuant to the Company Mergers (including any fractional share of Permian Resources common stock deemed received and treated as exchanged for cash, as discussed below) generally will include the holding period of the Earthstone Class A common stock exchanged for such Permian Resources Class A common stock.

Any gain recognized by a U.S. holder generally will be capital gain, and will be long-term capital gain if, as of the effective date of the Initial Company Merger, such U.S. holder’s holding period for its Earthstone Class A common stock surrendered pursuant to the Company Mergers is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. If a U.S. holder of shares of Earthstone Class A common stock acquired different blocks of Earthstone Class A common stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of Permian Resources Class A common stock may be determined separately with reference to each block of Earthstone Class A common stock. Any such U.S. holder should consult its tax advisor regarding the tax bases and holding periods of the particular shares of Permian Resources Class A common stock received in the Company Mergers.

U.S. Federal Income Tax Consequences of Cash in Lieu of Fractional Shares

A U.S. holder of shares of Earthstone Class A common stock who receives cash in lieu of a fractional share of Permian Resources Class A common stock generally will be treated as having received such fractional share pursuant to the Company Mergers and then as having exchanged such fractional share of Permian Resources Class A common stock for cash. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of such fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in its Earthstone Class A common stock surrendered that is allocated to such fractional share of Permian Resources Class A common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Initial Company Merger, the U.S. holder’s holding period for the fractional share of Permian Resources Class A common stock deemed to be received is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

HOLDERS OF EARTHSTONE CLASS A COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE COMPANY MERGERS AND THE PRE-CLOSING DIVIDEND TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Company Mergers and the pre-closing dividend. Further, a U.S. holder of Earthstone Class A common stock may be subject to U.S. backup withholding on any cash payments made in connection with the Company Mergers and the pre-closing dividend unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMPANY MERGERS AND THE PRE-CLOSING DIVIDEND. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR U.S. HOLDER. ALL EARTHSTONE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS TO THEM, INCLUDING TAX REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

Accounting Treatment of the Mergers

Permian Resources and Earthstone prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations provides for the use of the acquisition method of accounting for the mergers, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. Permian Resources will be treated as the acquirer for accounting purposes. Permian Resources is the entity issuing the equity of the combined company. The composition of the management team and, thereby, the overall decision-making power of the combined company will be more heavily dominated by Permian Resources executives. Additionally, the legacy Permian Resources headquarters in Midland, Texas will remain the headquarters of the combined company. Each of these factors holds significant strategic implications for the combined company and, when combined with the inapplicability or relative neutrality of all other indicators considered, results in the conclusion that Permian Resources is the accounting acquirer.

Regulatory Approvals

Antitrust Clearance

The completion of the mergers is subject to antitrust review in the United States. Under the HSR Act, and the rules promulgated thereunder, the mergers cannot be completed until the parties to the merger agreement have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated.

On September 1, 2023, Permian Resources and Earthstone each filed a premerger notification and report form under the HSR Act. The waiting period with respect to the notification and report forms filed under the HSR Act will expire at 11:59 p.m., Eastern Time, on October 2, 2023.

At any time before or after consummation of the mergers, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the mergers or seeking the divestiture of substantial assets of Permian Resources or Earthstone or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

U.S. Securities and Exchange Commission

In connection with the Permian Resources stock issuance proposal, Permian Resources has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, that must be declared effective by the SEC and pursuant to which the issuance of shares of Permian Resources Class A common stock issuable under the merger agreement in the Initial Company Merger will be registered with the SEC.

The New York Stock Exchange

The completion of the mergers is subject to approval for listing of the shares of Permian Resources Class A common stock to be issued pursuant to the merger agreement (including shares of Permian Resources Class A common stock issuable upon exchange of the Permian Resources OpCo Units and shares of Permian Resources Class C common stock to be issued pursuant to the merger agreement) on the NYSE, subject to official notice of issuance.

Exchange of Shares

For information on the exchange of Earthstone common stock for the merger consideration, please see the section entitled “The Merger Agreement — Exchange and Payment Procedures.”

Section 16 Matters

Prior to the Initial Company Merger Effective Time, the parties have agreed to take such steps as may be required to cause any dispositions of equity securities of Earthstone (including derivative securities) or acquisitions of equity securities of Permian Resources (including derivative securities) in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Earthstone, or will become subject to such reporting requirements with respect to Permian Resources, to be exempt under Rule 16b-3 under the Exchange Act

Treatment of Indebtedness

As of June 30, 2023, Permian Resources had approximately $2.1 billion of total long-term debt outstanding (net of unamortized debt issuance costs and original issue discounts), consisting of $300 million of borrowings outstanding under its credit agreement and approximately $1.8 billion of senior unsecured notes and convertible senior notes, and Earthstone had approximately $1.0 billion of total long-term debt (excluding approximately $800 million of total debt related to the Novo Transactions and net of unamortized debt issuance costs and original issue discounts) consisting of 8.000% Senior Notes due 2027 (the “Earthstone 2027 Notes”) and 9.875% Senior Notes due 2031 (together with the Earthstone 2027 Notes, the “Earthstone Notes”), each issued by Earthstone OpCo.

Pursuant to the merger agreement, Earthstone will deliver a payoff letter to Permian Resources setting forth the amounts outstanding under Earthstone’s existing credit facility at least one business day prior to the closing date. The Earthstone Notes will remain outstanding after closing of the mergers, and Permian Resources OpCo will succeed as issuer under the indentures governing such notes.

For a description of Permian Resources’ and Earthstone’s existing indebtedness, see Permian Resources’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 3, 2023, and Earthstone’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed on August 2, 2023, each of which is incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” for additional information.

Dividend Policy

Pursuant to the merger agreement, until the Initial Company Merger Effective Time, Permian Resources and Permian Resources OpCo will not declare any distribution that is not fully paid prior to the closing date. Additionally, pursuant to the merger agreement, Earthstone and Earthstone OpCo are expected to declare during the interim period, to be paid following the closing, the pre-closing dividend, consisting of dividends and corresponding distributions to the holders of Earthstone Class A common stock and Earthstone OpCo Units that are equivalent to those dividends and distributions that would have been received by the holders of Earthstone Class A common stock and Earthstone OpCo Units with respect to their Permian Resources Class A common stock and Permian Resources OpCo Units issuable to them under the merger agreement, had the mergers been completed on or prior to August 15, 2023 (the record date set by Permian Resources for the dividend and corresponding distribution it paid on August 23, 2023). Based on dividends declared by Permian Resources as of the date of this joint proxy statement/prospectus, the amount of the pre-closing dividend is expected to be not less than $0.1446 per share of Earthstone Class A common stock and Earthstone OpCo Unit.

Any future dividends will be at the discretion of the Permian Resources board and would depend on the combined company’s financial condition, results of operations and capital requirements, as well as applicable law, regulatory constraints, industry practice and other business considerations that the Permian Resources board considers relevant. The terms of the combined company’s debt agreements will contain restrictions on its ability to pay dividends. The terms of agreements governing debt that the combined company may incur in the future may also limit or prohibit dividend payments. Additionally, the right of Permian Resources stockholders to receive dividends and distributions upon liquidation will be subject to the satisfaction of any applicable preference granted to the holders of any Permian Resources preferred stock that may then be outstanding, if any. Accordingly, Permian Resources cannot assure you that it will continue to pay dividends in the future.

Listing of Permian Resources Class A Common Stock; Delisting and Deregistration of Earthstone Class A Common Stock

It is a condition to the consummation of the mergers that the shares of Permian Resources Class A common stock to be issued pursuant to the merger agreement (including shares of Permian Resources Class A common stock issuable upon exchange of the Permian Resources OpCo Units and shares of Permian Resources Class C common stock to be issued pursuant to the merger agreement) be approved for listing on the NYSE, subject to official notice of issuance.

Shares of Earthstone Class A common stock currently trade on the NYSE under the stock symbol “ESTE.” When the mergers are completed, the Earthstone Class  A common stock will cease to be traded on the NYSE and will be deregistered under the Exchange Act.

Appraisal Rights and Dissenters’ Rights

Permian Resources

Under the DGCL, as well as the governing documents of Permian Resources, Permian Resources stockholders are not entitled to dissenters’ or appraisal rights in connection with the Permian Resources stock issuance as contemplated by the merger agreement.

Earthstone

Under the DGCL, holders of Earthstone Class A common stock are not entitled to dissenters’ or appraisal rights in connection with the mergers. However, if the mergers are consummated, holders and beneficial owners of shares of Earthstone Class B common stock who continuously hold shares of Earthstone Class B common stock through the consummation of the mergers, who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares in accordance with the DGCL, and who otherwise comply with the statutory requirements of Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the mergers under Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this joint proxy statement/prospectus as Annex H and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Earthstone stockholders or beneficial owners of shares of Earthstone Class B common stock exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder,” “holder of shares of Earthstone Class B common stock” or “Earthstone stockholder” are to the record holder of shares of Earthstone Class B common stock unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein (and the word “person” means any individual, corporation, partnership, unincorporated association or other entity).

Under Section 262, if the mergers are completed, holders and beneficial owners of shares of Earthstone Class B common stock who: (i) submit a written demand for appraisal of their shares and do not withdraw their demand, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262; (ii) do not vote in favor of the adoption of the merger agreement; (iii) continuously are the record holders of such shares through the effective time of the mergers; (iv) who are entitled to demand appraisal rights under Section 262 and (v) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Earthstone Class B common stock, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, Section 262 provides that the Delaware Court of Chancery will dismiss appraisal proceedings as to all Earthstone stockholders and beneficial owners of shares of Earthstone Class B common stock who have asserted appraisal rights unless (A) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Earthstone Class B common stock as measured in accordance with subsection (g) of Section 262; or (B) the value of the aggregate merger consideration in respect of the shares of Earthstone Class B common stock for which appraisal rights have been pursued and perfected exceeds $1 million or the “ownership thresholds”. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the mergers through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may voluntarily pay to each Earthstone stockholder and beneficial owner of Earthstone Class B common stock entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger is to be submitted for approval at a meeting of Earthstone stockholders, such as the Earthstone special meeting, Earthstone, not less than 20 days prior to the meeting of Earthstone stockholders, must notify each of the Earthstone stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the Earthstone stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This joint proxy statement/prospectus constitutes Earthstone’s notice to Earthstone stockholders that appraisal rights are available in connection with the mergers, and the full text of Section 262 is attached to this joint proxy statement/prospectus as Annex H. In connection with the mergers, any holder of shares of Earthstone Class B common stock or any beneficial owner of Earthstone Class B common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or beneficial owner’s right to do so, should review this discussion and Annex H carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. An Earthstone stockholder or beneficial owner of Earthstone Class B common stock who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of shares of Earthstone Class B common stock, Earthstone believes that if an Earthstone stockholder or beneficial owner of Earthstone Class B common stock considers exercising such rights, that Earthstone stockholder or beneficial owner of Earthstone Class B common stock should seek the advice of legal counsel.

Earthstone stockholders or beneficial owners of shares of Earthstone Class B common stock wishing to exercise the right to seek an appraisal of their shares of Earthstone Class B common stock must do ALL of the following:

•

in the case of a holder of Earthstone Class B common stock, such person must not vote, or abstain from voting, in favor of the Earthstone merger proposal. In the case of a beneficial owner of Earthstone Class B common stock, such person must not instruct such person’s broker, bank or other nominee to vote such person’s share, or abstain from voting, in favor of the Earthstone merger proposal;

•

the Earthstone stockholder or beneficial owner of Earthstone Class B common stock must deliver to Earthstone a written demand for appraisal before the vote on the Earthstone merger proposal at the Earthstone special meeting, which written demand must reasonably inform Earthstone of the identity of the Earthstone stockholder or beneficial owner of Earthstone Class B common stock and that the Earthstone stockholder or beneficial owner of Earthstone Class B common stock intends to demand appraisal of his, her or its shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the Earthstone merger proposal. Voting

“AGAINST” or failing to vote “FOR” the Earthstone merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262;

•

the Earthstone stockholder or beneficial owner of Earthstone Class B common stock must continuously hold or beneficially own, as applicable, the shares of Earthstone Class B common stock from the date of making the demand through the effective time of the mergers (an Earthstone stockholder or beneficial owner of Earthstone Class B common stock will lose appraisal rights if the Earthstone stockholder or beneficial owner of Earthstone Class B common stock transfers the shares before the effective time of the mergers); and

•

the Earthstone stockholder or beneficial owner of Earthstone Class B common stock must otherwise comply with the procedures of Section 262, including filing a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares owned by such stockholder or beneficial owner within 120 days after the effective time of the mergers. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds articulated in Section 262(g) must be met.

Filing Written Demand

Any holder of shares of Earthstone Class B common stock or beneficial owner of Earthstone Class B common stock wishing to exercise appraisal rights must deliver to Earthstone, before the vote on the Earthstone merger proposal at the Earthstone special meeting at which the Earthstone merger proposal will be submitted to Earthstone stockholders, a written demand for the appraisal of the Earthstone stockholder’s or beneficial owner of Earthstone Class B common stock.

In the case of an Earthstone stockholder, that Earthstone stockholder must not vote or submit a proxy in favor of the Earthstone merger proposal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Earthstone merger proposal, and it will constitute a waiver of the Earthstone stockholder’s appraisal rights. Therefore, an Earthstone stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Earthstone merger proposal or abstain from voting, or otherwise fail to vote, on the Earthstone merger proposal.

In the case of a beneficial owner of Earthstone Class B common stock, brokers, banks and other nominees that hold shares of Earthstone Class B common stock in “street name” for their customers do not have discretionary authority to vote those shares on the proposal to approve and adopt the merger agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Earthstone Class B common stock held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the proposal to approve and adopt the merger agreement, and does not revoke such instruction prior to the vote on the proposal to approve and adopt the merger agreement, then such shares will be voted in favor of the approval and adoption of the merger agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner of Earthstone Class B common stock who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank or other nominee how to vote on the proposal to approve and adopt the merger agreement or must instruct such broker, bank or other nominee to vote against the approval and adoption of the merger agreement or abstain from voting on such proposal.

Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the Earthstone merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Earthstone merger proposal. A proxy or vote against the Earthstone merger proposal will not constitute a demand. An Earthstone stockholder’s or beneficial owner of Earthstone Class B common stock’s failure to make the written demand prior to the taking of the vote on the Earthstone merger proposal at the Earthstone special meeting will constitute a waiver of appraisal rights.

A demand for appraisal made by an Earthstone stockholder or beneficial owner of Earthstone Class B common stock must be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform Earthstone of the identity of such holder or beneficial owner. In addition, in the case of a demand for appraisal made by a beneficial owner of Earthstone Class B common stock, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of Earthstone Class B common stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and accurate copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262. Whether made by an Earthstone stockholder or beneficial owner of Earthstone Class B common stock, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares in connection with the mergers. If the shares are owned of record or beneficially owned in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner or beneficial owner, and if the shares are owned of record or beneficially owned by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint record holders or beneficial owners. An authorized agent, including an authorized agent for two (2) or more joint record holders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record owner or owners or beneficial owner or owners, respectively, and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners or beneficial owner or owners, as applicable.

All demands for appraisal pursuant to Section 262 should be in writing and should be mailed or delivered to:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention: Corporate Secretary

At any time within 60 days after the effective time of the mergers, any holder of shares of Earthstone Class B common stock or beneficial owner who has delivered a written demand to Earthstone and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement by delivering to the surviving entity a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the mergers will require written approval of the surviving entity. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Earthstone stockholder or beneficial owner of Earthstone Class B common stock without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any Earthstone stockholder or beneficial owner of Earthstone Class B common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Earthstone stockholder’s or beneficial owner’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the mergers.

Notice by the Surviving Corporation

If the mergers are completed, within ten days after the effective time of the mergers, the surviving entity will notify each holder of shares of Earthstone Class B common stock or beneficial owner of Earthstone Class B common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the mergers have become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the mergers, but not thereafter, the surviving corporation or any holder of shares of Earthstone Class B common stock or beneficial owner who has complied with Section 262 and is entitled to seek appraisal under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving entity in the case of a petition filed by an Earthstone stockholder or beneficial owner of Earthstone Class B common stock, demanding a determination of the fair value of the shares held by all dissenting Earthstone stockholders or beneficial owners of Earthstone Class B common stock entitled to appraisal rights who did not vote their shares in favor of the mergers and properly demanded appraisal of such shares. The surviving entity is under no obligation, and has no present intention, to file a petition, and Earthstone stockholders and beneficial owners of Earthstone Class B common stock should not assume that the surviving entity will file a petition or initiate any negotiations with respect to the fair value of the shares of Earthstone Class B common stock. Accordingly, any holders of shares of Earthstone Class B common stock or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Earthstone Class B common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Earthstone Class B common stock or beneficial owner to file such a petition within the period specified in Section 262 could nullify the Earthstone stockholder’s or beneficial owner’s previous written demand for appraisal.

Within 120 days after the effective time of the mergers, any person who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares of Earthstone Class B common stock not voted in favor of the adoption of the merger agreement and with respect to which Earthstone has received demands for appraisal, and the aggregate number of holders of such shares or beneficial owners holding or owning such shares (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The surviving entity must mail such statement to the requesting Earthstone stockholder or beneficial owner of Earthstone Class B common stock within ten days after receipt by the surviving corporation of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder of shares of Earthstone Class B common stock or a beneficial owner and a copy thereof is served upon the surviving entity, the surviving entity will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Earthstone stockholders or beneficial owners of shares of Earthstone Class B common stock who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving entity and all of the Earthstone stockholders or beneficial owners of shares of Earthstone Class B common stock shown on such verified list at the addresses stated therein. Such notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving entity. After notice to Earthstone stockholders or beneficial owners of shares of Earthstone Class B common stock as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those Earthstone stockholders or beneficial owners of shares of Earthstone Class B common stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the Earthstone stockholders or beneficial owners of shares of Earthstone Class B common stock who demanded appraisal of their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any Earthstone stockholder or beneficial owner of Earthstone Class B common stock fails to comply with that direction, the Delaware Court of Chancery may dismiss that Earthstone stockholders or beneficial owner of Earthstone Class B common stock from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all Earthstone stockholders and beneficial owners of shares of Earthstone Class B common stock who assert appraisal rights unless one of the ownership thresholds is met.

Determination of Fair Value

After determining the holders and beneficial owners of shares of Earthstone Class B common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to Earthstone stockholders or beneficial owners of shares of Earthstone Class B common stock seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Earthstone Class B common stock, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the surviving entity pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective time of the mergers through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the mergers and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may pay to each Earthstone stockholder and beneficial owner of Earthstone Class B common stock entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the mergers that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the mergers.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the mergers and not the product of speculation, may be considered.”

Earthstone stockholders and beneficial owners of shares of Earthstone Class B common stock considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and Earthstone stockholders and beneficial owners of shares of Earthstone Class B common stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Earthstone nor Permian Resources anticipates offering more than the merger consideration to any Earthstone stockholder or beneficial owner of the Earthstone Class B common stock exercising appraisal rights, and each of Earthstone and Permian Resources reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Earthstone Class B common stock is less than the merger consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to Earthstone stockholders or beneficial owners of shares of Earthstone Class B common stock seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon the application of an Earthstone stockholder or beneficial owner of Earthstone Class B common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by an Earthstone stockholder or beneficial owner of Earthstone Class B common stock in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any Earthstone stockholder or beneficial owner of Earthstone Class B common stock who demands appraisal of his, her or its shares of Earthstone Class B common stock under Section 262 fails to perfect, withdraws or otherwise loses, such holder’s right to appraisal, the Earthstone stockholder’s or beneficial owner of Earthstone Class B common stock’s shares of Earthstone Class B common stock will be deemed to have been converted at the effective time of the mergers into the right to receive the merger consideration, without interest, upon delivery by such holder of a properly completed and duly executed letter of transmittal to Earthstone or the exchange agent and transfer of the shares of Earthstone Class B common stock. An Earthstone stockholder or beneficial owner of Earthstone Class B common stock will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the mergers, if neither of the ownership thresholds described above is met or if the Earthstone stockholder or beneficial owner of Earthstone Class B common stock properly delivers to the surviving entity a written withdrawal of the holder’s or beneficial owner’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time of the mergers, no Earthstone stockholder or beneficial owner of Earthstone Class B common stock who has demanded appraisal rights will be entitled to vote such shares of Earthstone Class B common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Earthstone Class B common stock, if any, payable to Earthstone stockholders as of a time prior to the effective time of the mergers. If no petition for an appraisal is filed, if neither of the ownership thresholds described above is met, or if the Earthstone stockholder or beneficial owner of Earthstone Class B common stock delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the mergers, either within 60 days after the effective time of the mergers or thereafter with the written approval of the surviving corporation, then the right of such Earthstone stockholder or beneficial owner of Earthstone Class B common stock to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any Earthstone stockholder or beneficial owner of Earthstone Class B common stock without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing will not affect the right of any Earthstone stockholder or beneficial owner of Earthstone Class B common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Earthstone stockholder’s or beneficial owner of Earthstone Class B common stock’s demand for appraisal and to accept the terms offered upon the mergers within 60 days after the effective time of the mergers.

EARTHSTONE STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND BENEFICIAL OWNERS OF SHARES OF EARTHSTONE COMMON STOCK WHO INSTRUCT SUCH PERSONS’ BROKERS, BANKS OR OTHER NOMINEES TO VOTE SUCH PERSONS’ SHARES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of an Earthstone stockholder’s statutory appraisal rights. Consequently, any Earthstone stockholder or beneficial owner of Earthstone Class B common stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Registration Rights Agreement

Concurrently with the execution of the merger agreement, and to be effective upon the closing of the mergers, Permian Resources, certain Permian Resources stockholders and certain Earthstone stockholders have entered into the Registration Rights Agreement, pursuant to which Permian Resources will grant to such stockholders certain demand, “piggy-back” and shelf registration rights with respect to the shares of Permian Resources common stock to be received by such Earthstone stockholders in the mergers and the shares of Permian Resources common stock currently owned by such Permian Resources stockholders and subject to existing registration rights, subject to certain customary thresholds and conditions. Permian Resources has agreed to pay certain expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights Agreement and indemnify them for certain securities law matters in connection with any registration statement filed pursuant thereto. The stockholders party to the Registration Rights Agreement will be restricted from the sale and/or transfer of the Permian Resources common stock for a period of six months following the closing of the mergers, subject to certain exceptions, including that the NGP Funds may, in a single transaction, sell up to $350 million of Permian Resources common stock after the Permian Resources record date, and following such sale certain stockholders party to the Registration Rights Agreement may participate, on a pro rata basis, in certain secondary offerings of Permian Resources common stock.

Permian Resources Support Agreements

As an inducement to Earthstone entering into, and concurrent with the execution of, the merger agreement, Permian Resources and Earthstone entered into a total of four Permian Resources Support Agreements with the Permian Resources Supporting Stockholders, pursuant to which, among other things, the Permian Resources Supporting Stockholders have agreed until the Termination Date (i) not to transfer any of their shares of Permian Resources common stock or Permian Resources OpCo Units, provided, however, that the NGP Funds may, in a single transaction, sell up to $350 million of Permian Resources common stock after the Permian Resources record date; (ii) to vote their shares of Permian Resources common stock in favor of the Permian Resources stock issuance proposal; and (iii) vote their shares of Permian Resources common stock against (A) any competing proposal or other proposal made in opposition to the adoption of the merger agreement, or in competition or inconsistent with the transactions contemplated thereby, (B) any action or agreement that would result in a breach of any covenant, representation, warranty or any other obligation or agreement of Permian Resources or its subsidiaries contained in the merger agreement or of such Permian Resources Supporting Stockholder contained in the Permian Resources Support Agreement, (C) any action or agreement that would reasonably be expected to result in the nonoccurrence of a condition to the consummation of the transactions contemplated by the merger agreement or any change to the voting rights of any class of Permian Resources common stock and (D) any other action that would reasonably be expected to impede, delay, postpone or adversely affect the any of the transactions contemplated by the merger agreement or Permian Resources Support Agreement, subject to the terms and conditions set forth in the respective Permian Resources Support Agreements. As of the Permian Resources record date, the Permian Resources Supporting Stockholders, collectively, hold approximately 48.9% of the outstanding voting power of Permian Resources. With respect to the Permian Resources Support

Agreements, the “Termination Date” shall be the earliest to occur of (i) the Parent Stockholder Approval (as defined in the merger agreement) being obtained, (ii) the termination of the merger agreement in accordance with its terms, (iii) a Parent Change of Recommendation (as defined in the merger agreement), (iv) the date of any modification, waiver or amendment to the merger agreement (without such Permian Resources Supporting Stockholder’s prior consent) that increases the amount or changes the form of consideration payable to the holders of Earthstone common stock or Earthstone OpCo Units pursuant to the merger agreement, or (v) the termination of the applicable Permian Resources Support Agreement by consent of the parties thereto.

Earthstone Support Agreements

As an inducement to Permian Resources entering into, and concurrent with the execution of, the merger agreement, Earthstone and Permian Resources entered into two Earthstone Support Agreements with the Earthstone Supporting Stockholders, pursuant to which, among other things, the Earthstone Supporting Stockholders have agreed until the Termination Date (i) not to transfer any of their shares of Earthstone common stock or Earthstone OpCo Units; (ii) to vote their shares of Earthstone common stock in favor of the (A) Earthstone merger proposal, (B) Earthstone compensation proposal and (C) Earthstone adjournment proposal; and (iii) to vote their shares of Earthstone common stock against (A) any competing proposal or other proposal made in opposition to the adoption of the merger agreement, or in competition or inconsistent with the transactions contemplated thereby, (B) any action or agreement that would result in a breach of any covenant, representation, warranty or any other obligation or agreement of Earthstone or its subsidiaries contained in the merger agreement or of such Earthstone Supporting Stockholder contained in the Earthstone Support Agreement, (C) any action or agreement that would reasonably be expected to result in the nonoccurrence of a condition to the consummation of the transactions contemplated by the merger agreement or any change to the voting rights of any class of shares of capital stock of Earthstone and (D) any other action that would reasonably be expected to impede, delay, postpone or adversely affect the any of the transactions contemplated by the merger agreement, including the mergers, or the Earthstone Support Agreements, in each case, subject to the terms and conditions therein. As of the Earthstone record date, the Earthstone Supporting Stockholders, collectively, hold approximately 47.8% of the outstanding voting power of Earthstone. With respect to the Earthstone Support Agreements, the “Termination Date” shall be the earliest to occur of (i) the Company Stockholder Approval (as defined in the merger agreement) being obtained, (ii) the termination of the merger agreement in accordance with its terms, (iii) a Company Change of Recommendation (as defined in the merger agreement), (iv) the date of any modification, waiver or amendment to the merger agreement (without such Earthstone Supporting Stockholder’s prior consent) that decreases the amount or changes the form of consideration payable to the holders of Earthstone common stock or Earthstone OpCo Units pursuant to the merger agreement, (v) the breach of certain representations of Permian Resources under the Earthstone Support Agreements or (vi) the termination of the applicable Earthstone Support Agreement by consent of the parties thereto.

EnCap Letter Agreement

Concurrently with the execution of the merger agreement, Earthstone and the EnCap Funds, which own shares of Earthstone common stock and Earthstone OpCo Units, entered into the EnCap Letter Agreement, pursuant to which, among other things, the EnCap Funds agreed to (i) grant the Trustee the sole right to exercise any voting rights attached to the shares of Permian Resources common stock to be received by the EnCap Funds in connection with the consummation of the mergers and (ii) direct the Trustee to vote such shares of Permian Resources common stock in an amount and in a manner proportional to the vote of all other Permian Resources stockholders entitled to vote on a particular matter. Additionally, the EnCap Funds have agreed under the EnCap Letter Agreement to not request that a representative of the EnCap Funds be designated as a member of the Permian Resources board upon the consummation of the mergers and cause any representative of the EnCap Funds to decline any opportunity to be designated as such.

Permian Resources OpCo A&R LLCA

In connection with, and upon the consummation of, the transactions contemplated by the merger agreement, the Permian Resources OpCo LLCA will be amended and restated in its entirety to substantially in the form of the Permian Resources OpCo A&R LLCA attached as Annex G hereto.

Pursuant to the Permian Resources OpCo A&R LLCA, each member of Permian Resources OpCo (other than Permian Resources and its subsidiaries) shall have the right to cause Permian Resources OpCo to redeem all or a portion of its Permian Resources OpCo Units in exchange for, at Permian Resources OpCo’s option, (i) an equal number of shares of Permian Resources Class A common stock or (ii) a cash amount, to be determined based on the volume weighted average price of a share of Permian Resources Class A common stock on NYSE or such stock exchange that the Permian Resources Class A common stock is then listed for the five consecutive trading days ending on, and including, the date on which such redeeming member delivers notice to Permian Resources OpCo of such member’s intention to redeem all or a portion of its Permian Resources OpCo Units, equal to the market value of an equal number of shares of Permian Resources Class A common stock. Any redemption notice delivered for a redemption on a Special Redemption Date (as defined in the Permian Resources OpCo A&R LLCA) specified by Permian Resources may be made contingent on the consummation of the transaction described in the notice of Permian Resources specifying such Special Redemption Date.

Unless prior approval has been obtained, the redemption rights of each member of Permian Resources OpCo is subject to the following limitations: (i) redemptions shall only be permitted on a Redemption Date (as defined in the Permian Resources OpCo A&R LLCA), subject to certain exceptions; (ii) a redeeming member of Permian Resources OpCo shall only be permitted to redeem less than all of its Permian Resources OpCo Units if (A) prior to such redemption it holds at least 50,000 Permian Resources OpCo Units and (B) it redeems not less than 50,000 Permian Resources OpCo Units in such redemption; and (iii) any redemption of Permian Resources OpCo Units issued after the date of the Permian Resources OpCo A&R LLCA (other than in connection with any recapitalization), including such Permian Resources OpCo Units issued to members as of the date thereof, may be limited in accordance with the terms of any agreements or instruments entered into in connection with such issuance, as deemed necessary or desirable in the discretion of Permian Resources. Notwithstanding the foregoing, any member of Permian Resources OpCo may exercise its redemption rights with respect to all or at least 7,000,000 Permian Resources OpCo Units (as adjusted for any unit splits, combinations, subdivisions, reclassifications or similar actions or events) at any time.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein, and certain exhibits thereto. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Permian Resources and Earthstone encourage you to read carefully the merger agreement in its entirety before making any investment or voting decisions as it is the principal legal document governing the business combination between Permian Resources and Earthstone described in this joint proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the merger agreement. Neither Permian Resources nor Earthstone intends that the merger agreement will be a source of business or operational information about Permian Resources or Earthstone. Accordingly, the representations, warranties, covenants, and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Permian Resources and Earthstone make with the SEC, as described in “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Permian Resources and Earthstone are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Permian Resources and Earthstone contained in this joint proxy statement/prospectus or Permian Resources’ or Earthstone’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Permian Resources or Earthstone contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by Permian Resources and Earthstone are qualified and subject to important limitations agreed to by Permian Resources and Earthstone in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what is generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the mergers. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents attached to or incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information.”

Terms of the Mergers; Merger Consideration

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the applicable provisions of the DGCL and the DLLCA, as applicable, (i) at the Initial Company Merger Effective Time, Merger Sub I will merge with and into Earthstone, with Earthstone continuing its existence as the surviving corporation following the Initial Company Merger as a direct wholly owned subsidiary of Permian Resources, (ii) at the Subsequent Company Merger Effective Time, Earthstone, as the

surviving corporation, will be merged with and into Merger Sub II, with Merger Sub II continuing its existence as the surviving company following the Subsequent Company Merger as a direct wholly owned subsidiary of Permian Resources and (iii) at the OpCo Merger Effective Time, Earthstone OpCo will be merged with and into Permian Resources OpCo, with Permian Resources OpCo continuing its existence as the surviving operating company following the OpCo Merger.

At the Initial Company Merger Effective Time, each Eligible Earthstone Class A share will be converted automatically into the right to receive the Class A merger consideration, consisting of 1.446 shares of Permian Resources Class A common stock, with cash paid in lieu of the issuance of fractional shares, if any, and each Eligible Earthstone Class B share will be converted automatically into the right to receive the Class B merger consideration, consisting of 1.446 shares of Permian Resources Class C common stock, with fractional shares, if any, to be canceled for no consideration. At the OpCo Merger Effective Time, each Earthstone OpCo Unit will be converted automatically into the right to receive 1.446 Permian Resources OpCo Units, with cash paid in lieu of the issuance of fractional units, if any, other than to the surviving entity in the Subsequent Company Merger and its wholly owned subsidiaries, and provided that the surviving entity and its wholly owned subsidiaries will receive, in exchange for their Earthstone OpCo Units, a number of Permian Resources OpCo Units equal, in the aggregate, to the number of shares of Permian Resources Class A common stock that are issued in connection with the Initial Company Merger. The exchange ratio will be appropriately adjusted prior to the Initial Company Merger Effective Time to account for any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of share or the like.

Permian Resources will not issue any fractional shares of Permian Resources common stock or fractional Permian Resources OpCo Units in connection with the mergers. In lieu of any fractional shares of Permian Resources Class A common stock to which a holder of Earthstone Class A common stock, Earthstone RSUs or Earthstone PSUs would have otherwise been entitled, each holder of Earthstone Class A common stock Earthstone RSUs or Earthstone PSUs shall receive cash, without interest, attributable to such fractional shares based on the prevailing prices of any Permian Resources Class A common stock sold at then-prevailing prices on the NYSE by the exchange agent (reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs of the exchange agent in connection with such sales). In lieu of any fractional shares of Permian Resources OpCo Units to which a holder of Earthstone OpCo Units would otherwise have been entitled, each holder of Earthstone OpCo Units shall receive cash, without interest, in an amount equal to the product of (i) such fractional part of a share of Permian Resources OpCo Unit multiplied by (ii) the volume weighted average trading price of Permian Resources Class A common stock on the NYSE for the five consecutive trading days immediately prior to the closing date, as reported by Bloomberg, L.P. If any holder of Eligible Earthstone Class B shares would otherwise be entitled to receive a fraction of a share of Permian Resources Class C common stock, such fractional share of Permian Resources Class C common stock shall be canceled, and such holder shall not be entitled to any additional consideration in respect of such shares of Permian Resources Class C common stock.

At the Subsequent Company Merger Effective Time, each share of surviving corporation stock issued and outstanding immediately prior to the Subsequent Company Merger Effective Time will be converted into and shall represent one validly issued, fully paid and nonassessable unit of the surviving entity. Each unit of Merger Sub II issued and outstanding immediately prior to the Subsequent Company Merger Effective Time will be unaffected by the Subsequent Company Merger and will remain outstanding as a unit of the surviving entity immediately following the Subsequent Company Merger Effective Time.

Completion of the Mergers

Unless the parties agree otherwise, the closing of the mergers will take place on a date that is three business days after the satisfaction or, to the extent permitted by applicable law, waiver in accordance with the terms of the merger agreement of the last of the conditions to closing (other than any such conditions which by their nature cannot be satisfied until the date of closing, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with the merger agreement on the date of closing).

As soon as practicable following the closing, a certificate of merger with respect to the Initial Company Merger, prepared and executed in accordance with the relevant provisions of the DGCL, will be filed with the Office of the Secretary of State of the State of Delaware. The Initial Company Merger will become effective upon the filing and acceptance of the certificate of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as the parties agree upon in writing and specify in the certificate of merger. As soon as practicable following the Initial Company Merger Effective Time, a certificate of merger with respect to the Subsequent Company Merger, prepared and executed in accordance with the relevant provisions of the DGCL and DLLCA, will be filed with the Office of the Secretary of State of the State of Delaware. The Subsequent Company Merger will become effective upon the filing of the certificate of merger with the Office of the Secretary of State of the State of Delaware, or at such later time as the parties agree upon in writing and specify in the certificate of merger. As soon as practicable following the Subsequent Company Merger Effective Time, a certificate of merger with respect to the OpCo Merger, prepared and executed in accordance with the DLLCA, will be filed with the Office of the Secretary of State of the State of Delaware. The OpCo Merger will become effective upon such filing, or at such later as the parties agree upon in writing and specify in such certificate of merger.

Permian Resources and Earthstone have targeted to complete the mergers by year-end 2023, subject to the receipt of the required Permian Resources stockholder approval and Earthstone stockholder approval, applicable regulatory approvals and the satisfaction or waiver of the other conditions to the mergers, in each case, as set forth in the merger agreement (described below under “— Conditions to Completion of the Mergers”).

Exchange and Payment Procedures

Prior to the Initial Company Merger Effective Time, Permian Resources will enter into an agreement with a commercial bank, trust company or transfer agent that is mutually acceptable to Earthstone and Permian Resources to act as an agent for the holders of Eligible Earthstone shares and Earthstone OpCo Units, in each case, in connection with the Initial Company Merger and the OpCo Merger, as applicable, and to receive the merger consideration to which the Earthstone stockholders are entitled pursuant to the merger agreement.

Prior to the Initial Company Merger Effective Time, Permian Resources and Permian Resources OpCo will deposit or cause to be deposited with the exchange agent, for the benefit of the holders of Eligible Earthstone shares and Earthstone OpCo Units, the merger consideration. Permian Resources will also make available to the exchange agent, from time to time as needed, cash sufficient to pay any dividends or other distributions declared or made with respect to shares of Permian Resources common stock or Permian Resources OpCo Units with a record date after the Initial Company Merger Effective Time (with respect to Permian Resources common stock) or the OpCo Merger Effective Time (with respect to Permian Resources OpCo Units) (“Post-Effective Time Distributions”) and to make cash payments in lieu of issuing fractional shares upon the conversion of Eligible Earthstone Class A shares and Earthstone OpCo Units into the merger consideration.

No interest shall be paid or accrue on any cash portion of the merger consideration payable upon surrender of any Earthstone Eligible Class A share or Earthstone OpCo Unit (or affidavits of loss in lieu thereof) or Earthstone book-entry shares.

Permian Resources, Earthstone, the surviving company, the exchange agent and any other applicable withholding agent will be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to the merger agreement any amounts or securities as may be required to be deducted and withheld under applicable law.

If any portion of the merger consideration deposited with the exchange agent is not claimed within 180 days following the closing date, such merger consideration will be delivered to Permian Resources, upon demand, and any former Earthstone stockholder or Earthstone OpCo unitholder who has not received the merger consideration, any cash-in-lieu of fractional shares or units or Post-Effective Time Distributions, will thereafter look only to the surviving company, the surviving operating company and Permian Resources for payment of their claim for such amounts.

Certificates

As soon as practicable after the OpCo Merger Effective Time, Permian Resources will cause the exchange agent to deliver to each record holder, as of immediately prior to the OpCo Merger Effective Time or the Initial Company Merger Effective Time, as applicable, of an outstanding certificate or certificates that immediately prior to the OpCo Merger Effective time or the Initial Company Merger Effective Time, as applicable, represented Eligible Earthstone shares or Earthstone OpCo Units, as applicable, a notice advising such holders of the effectiveness of the Initial Company Merger and OpCo Merger, as applicable, and a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon proper delivery of such certificates to the exchange agent, and which shall be in a customary form and agreed to by Permian Resources and Earthstone prior to the closing) and instructions for use in effecting the surrender of such certificates for payment of the merger consideration pursuant to the merger agreement.

Upon surrender to the exchange agent of a certificate that immediately prior to the Initial Company Merger Effective Time or the OpCo Merger Effective Time, as applicable, represented Eligible Earthstone shares or Eligible OpCo Units, as applicable, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such certificate shall be entitled to receive in exchange therefor (A) with respect to certificates of Eligible Earthstone shares, one or more shares of Permian Resources common stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Permian Resources common stock, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of Earthstone common stock then held by such holder) and (B) with respect to certificates of Earthstone OpCo Units, one or more Permian Resources OpCo Units (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of Permian Resources OpCo units, if any, that such holder has the right to receive pursuant to the merger agreement and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Permian Resources Class A common stock or fractional Permian Resources OpCo Units and Post-Effective Time Distributions pursuant to the merger agreement.

If any certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the surviving company or the surviving operating company, the posting of an indemnity bond in such amount as the surviving company or the surviving operating company, as applicable, may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent shall issue in exchange for such lost, stolen or destroyed certificate the applicable merger consideration, cash payable in lieu of any fractional shares of Permian Resources Class A common stock or fractional Permian Resources OpCo Units and Post-Effective Time Distributions pursuant to the merger agreement.

Non-DTC Book-Entry Shares

Promptly after the OpCo Merger Effective Time, Permian Resources will cause the exchange agent to deliver to each record holder, as of immediately prior to the OpCo Merger Effective Time or Initial Company Merger Effective Time, as applicable, of Eligible Earthstone shares or Earthstone OpCo Units, as applicable, represented by book-entry and not held through DTC (a) a notice advising such holders of the effectiveness of the Initial Company Merger or the OpCo Merger, as applicable, (b) a statement reflecting the number of shares of Permian Resources common stock or Permian Resources OpCo Units, as applicable (which shall be in uncertificated book-entry form), representing, in the aggregate, the whole number of shares of Permian Resources common stock, if any, or Permian Resources OpCo Units, if any, that such holder has the right to receive pursuant to the merger agreement (after taking into account all shares of Earthstone common stock and

Earthstone OpCo Units then held by such holder) and (c) a check in the amount equal to the cash payable in lieu of any fractional shares of Permian Resources Class A common stock or fractional Permian Resources OpCo Units and Post-Effective Time Distributions pursuant to the merger agreement.

DTC Book-Entry Shares

With respect to book-entry shares held through DTC, Permian Resources and Earthstone shall cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees promptly on or after the closing date, upon surrender of Eligible Earthstone shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Class A merger consideration, the cash to be paid in lieu of any fractional shares of Permian Resources Class A common stock in accordance with the terms of the merger agreement, if any, and any unpaid Post-Effective Time Distributions.

Combined Company Management Following the Mergers and the Permian Resources Board Following the Initial Company Merger

Upon closing, the Co-Chief Executive Officers of Permian Resources, William M. Hickey, III and James H. Walter, will continue to serve as Co-Chief Executive Officers and as a members of the board of the combined company. The combined company will remain headquartered in Midland, Texas upon closing.

Pursuant to the terms of the merger agreement, Permian Resources is required to take all necessary corporate action so that upon and after the Initial Company Merger Effective Time, the Permian Resources board is comprised of eleven directors, and (i) one individual designated by Earthstone is appointed to serve as a Class I director, with a term ending at the 2026 annual meeting of the combined company stockholders and (ii) one individual designated by Earthstone is appointed to serve as a Class III director, with a term ending at the 2025 annual meeting of the combined company stockholders.

Representations and Warranties

Permian Resources and Earthstone have each made representations and warranties to the other. Earthstone’s representations and warranties relate to, among other topics, the following:

•	organization, good standing, and corporate power;

•	capitalization;

•	corporate authority to enter into the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts, and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC reports and financial statements and internal controls and procedures;

•	absence of certain changes or events;

•	absence of undisclosed material liabilities;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	compliance with applicable laws and permits;

•	compensation and employee benefits;

•	employment and labor matters;

•	tax matters;

•	litigation;

•	intellectual property and information technology matters;

•	real property, rights-of-way, reserve reports, oil and gas leases, and oil and gas interests;

•	environmental matters;

•	material contracts;

•	insurance;

•	derivative transactions and hedging;

•	receipt of the opinion of Earthstone’s financial advisor described in the section entitled “The Mergers — Opinion of Earthstone’s Financial Advisor”;

•	absence of undisclosed brokers’ fees and expenses;

•	related party transactions;

•	certain regulatory matters;

•	inapplicability of state takeover statutes and anti-takeover laws;

•	tax treatment; and

•	absence of other representations and warranties.

Permian Resources’ representations and warranties relate to, among other topics, the following, as applicable:

•	organization, good standing, and corporate power;

•	capitalization;

•	corporate authority to enter into the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts, and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	SEC reports and financial statements and internal controls and procedures;

•	absence of certain changes or events;

•	absence of undisclosed material liabilities;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus;

•	compliance with applicable laws and permits;

•	compensation and employee benefits;

•	employment and labor matters;

•	tax matters;

•	litigation;

•	real property, rights-of-way, reserve reports, oil and gas leases, and oil and gas interests;

•	environmental matters;

•	material contracts;

•	insurance;

•	derivative transactions and hedging;

•	receipt of the opinion from Permian Resources’ financial advisor described in the section entitled “The Mergers — Opinion of Permian Resources’ Financial Advisor”;

•	absence of undisclosed brokers’ fees and expenses;

•	related party transactions;

•	the conduct of Merger Sub I and Merger Sub II since their respective formations;

•	certain regulatory matters;

•	inapplicability of state takeover statutes and anti-takeover laws;

•	tax treatment;

•	financing matters;

•	ownership of Earthstone common stock;

•	production of waxy crude; and

•	absence of other representations and warranties.

Certain of the representations and warranties given by Permian Resources and Earthstone, as applicable, are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to a party means any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of Permian Resources or Earthstone or their respective subsidiaries to consummate the mergers and the other transactions contemplated by the merger agreement or (b) has, or would have, a material adverse effect on the financial condition, business or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that, in the case of clause (b) above, no fact, circumstance, effect, change, event or development (by itself or when taken together with any and all other facts, circumstances, effects, changes, events or developments) to the extent directly or indirectly resulting from, arising out of, attributable to or related to any of the following shall be deemed to be or constitute a “material adverse effect” or be taken into account when determining whether a “material adverse effect” has occurred or may, would or could occur: (1) general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally, (2) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market, (3) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry), (4) political conditions (or changes in such conditions), the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), or acts of war (including the Russian/Ukraine conflict), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), (5) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions, (6) the announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby (other than with respect to any representation or warranty that is intended to address the consequences resulting from the execution and delivery of the merger agreement or the announcement or consummation of the transactions contemplated thereby), (7) the execution and delivery of or compliance with the terms of, or the taking of any action or failure to take any action which action or failure to act is requested in writing by the other party or expressly required by, the merger agreement, the public announcement of the merger agreement or the transactions contemplated thereby (provided that this clause (7) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby), (8) changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or interpretations thereof), or that result from any action taken for the purpose of complying with the foregoing, (9) any changes in the share price or trading volume of such party’s stock or any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect to the extent not otherwise excluded by the definition hereof) or (10) any proceedings made or brought by any of the current or former stockholders of such party, against Earthstone, Permian Resources or any of their respective directors or officers, arising out of the mergers or in connection with any of the other transactions contemplated by the merger agreement; provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (1) through (5), disproportionately adversely affect Permian Resources or Earthstone and their respective subsidiaries, as applicable, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) shall be taken into account when determining whether a “material adverse effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

Conduct of Business

Pursuant to the merger agreement, each of Permian Resources and Earthstone has agreed to restrict the conduct of its respective business between August 21, 2023 and the earlier of the Initial Company Merger Effective Time and the termination of the merger agreement.

Conduct of Business by Earthstone and its Subsidiaries

In general, except (i) as previously disclosed to Permian Resources, (ii) as expressly permitted or required by the merger agreement, (iii) as may be required by applicable law, or (iv) as otherwise consented to by Permian Resources in writing (such consent not to be unreasonably withheld, delayed or conditioned), until the earlier of the Initial Company Merger Effective Time and the termination of the merger agreement, Earthstone has agreed to, and to cause each of its subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets and preserve its existing relationships with governmental entities and its significant customers, suppliers and others having significant business dealings with it.

In addition, except (i) as previously disclosed to Permian Resources, (ii) as expressly permitted or required by the merger agreement, (iii) as may be required by applicable law, or (iv) as otherwise consented to by Permian Resources in writing (such consent not to be unreasonably withheld, delayed or conditioned), until the earlier of the Initial Company Merger Effective Time and the termination of the merger agreement, Earthstone has agreed that it will not, and will cause its subsidiaries not to:

(i) (A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Earthstone or its subsidiaries, except for (1) dividends and distributions by a wholly owned subsidiary of Earthstone to Earthstone or another direct or indirect wholly owned subsidiary of Earthstone or by a wholly owned subsidiary of Earthstone OpCo to Earthstone OpCo or to another direct or indirect wholly owned subsidiary of Earthstone OpCo, or distributions otherwise permitted by the merger agreement or (2) tax distributions by Earthstone OpCo to the extent required by and in accordance with the Earthstone OpCo LLC Agreement, (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in

Earthstone or any of its subsidiaries or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares in the capital of, or other equity interests in, Earthstone or any subsidiary of Earthstone, other than in the case of clause (C), in respect of (I) any Earthstone RSUs and Earthstone PSUs outstanding as of August 21, 2023, in accordance with the terms of the Earthstone equity plan and applicable award agreements in effect as of August 21, 2023 or (II) a non-cash exchange or redemption of Earthstone OpCo Units (together with shares of Earthstone Class B common stock) in accordance with the Earthstone OpCo LLC Agreement;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Earthstone or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance of shares of Earthstone Class A common stock upon the vesting or lapse of any restrictions on any awards granted under the Earthstone equity plan and outstanding on August 21, 2023 in accordance with their terms in effect as of August 21, 2023, and the issuance of corresponding Earthstone OpCo Units to Earthstone in accordance with the Earthstone OpCo LLC Agreement, (B) issuances by a wholly owned subsidiary of Earthstone OpCo of such subsidiary’s capital stock or other equity interests to Earthstone OpCo or any other wholly owned subsidiary of Earthstone OpCo or issuances by a direct or indirect wholly owned subsidiary of Earthstone of such subsidiary’s capital stock or other equity interests to Earthstone or any other wholly owned subsidiary of Earthstone and (C) issuances in connection with an exchange or redemption of Earthstone OpCo Units (together with shares of Earthstone Class B common stock) in accordance with the Earthstone OpCo LLC Agreement;

(iii) amend or propose to amend (A) Earthstone’s organizational documents or (B) the organizational documents of any of Earthstone’s subsidiaries;

(iv) (A) merge, consolidate, combine or amalgamate with any person other than mergers between wholly owned subsidiaries of Earthstone or between wholly owned subsidiaries of Earthstone OpCo or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, other than in the case of clause (B), (x) acquisitions or investments for which the consideration is less than $30,000,000 in the aggregate or that are otherwise in connection with asset swaps permitted by the merger agreement, (y) acquisitions of inventory, equipment, materials, consumables or other similar assets in the ordinary course of business or pursuant to an existing contract in effect on August 21, 2023 and set forth on the disclosure letter delivered by Earthstone to Permian Resources or (z) licenses in the ordinary course of business;

(v) sell, lease, swap, exchange, transfer, farmout, license, encumber (other than permitted encumbrances), or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, encumber (other than permitted encumbrances), or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to a contract in effect on August 21, 2023 and set forth on the disclosure letter delivered by Earthstone to Permian Resources, (B) sales, leases, exchanges or dispositions for which the consideration is less than $10,000,000 in the aggregate, (C) sales, swaps, exchanges, transfers or dispositions among Earthstone or Earthstone OpCo and its wholly owned subsidiaries or among wholly owned subsidiaries of Earthstone OpCo, (D) sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business consistent with past practice, (E) the sale of hydrocarbons in the ordinary course of business or (F) swaps of assets or property, which may include cash consideration, up to $10,000,000 in the aggregate;

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Earthstone or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of Earthstone or among wholly owned subsidiaries of Earthstone OpCo;

(vii) change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Earthstone and its subsidiaries, except as required by GAAP, COPAS or applicable law;

(viii) (A) make, change or revoke any material tax election (but excluding any election that must be made periodically and is made consistent with past practice), (B) change an annual tax accounting period, (C) change any material tax accounting method, (D) file any material amended tax return, (E) enter into any material closing agreement with respect to taxes, (F) settle or compromise any material proceeding with respect to taxes, (G) surrender any right to claim a material tax refund or (H) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material taxes (other than extensions of time to file tax returns obtained in the ordinary course of business);

(ix) except as required by an existing Earthstone benefit plan as in effect on August 21, 2023, (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors; (B) grant to any of its directors, executive officers, employees or individual independent contractors any incentive compensation or severance or termination pay except that Earthstone may pay each employee an annual bonus for the 2023 fiscal year consistent with the disclosure letter delivered by Earthstone to Permian Resources; (C) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, executive officers, employees or individual independent contractors; (D) establish, adopt, enter into, amend, modify or terminate any Earthstone benefit plan (or any plan, policy, or arrangement that would be an Earthstone benefit plan if it had been in existence as of August 21, 2023); (E) enter into any new award agreements under the Earthstone equity plan or any other Earthstone benefit plan, or amend or terminate any award agreements under the Earthstone equity plan or any other Earthstone benefit plan in effect as of August 21, 2023; (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors; or (G) hire, promote, engage, terminate (other than for cause), furlough, or temporarily lay off any of its employees or individual independent contractors, in each case whose total annual compensation exceeds $200,000;

(x) (i) modify, extend, terminate or enter into any labor agreement or (ii) recognize any labor union, works council, labor organization or group of employees as the bargaining representative of any employees;

(xi) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that would trigger notice obligations under the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar laws;

(xii) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of Earthstone or any of its subsidiaries;

(xiii) (A) incur, create, assume, waive or release any indebtedness or guarantee any such indebtedness of another person or (B) incur, create or assume any encumbrances on any property or assets of Earthstone or any of its subsidiaries in connection with any indebtedness thereof, other than permitted encumbrances; provided, however, that the foregoing shall not restrict (1) the incurrence of indebtedness under Earthstone’s credit facility in the ordinary course of business consistent with past practice, or (2) additional indebtedness (other than for borrowed money) in an amount not to exceed $5,000,000 or (3) the creation of any encumbrance securing indebtedness permitted by the foregoing clause (1) and (2).

(xiv) (A) except for marketing contracts which are addressed in clause (B) below, other than in the ordinary course of business consistent with past practice (1) enter into any contract that would be an Earthstone contract if it were in effect on August 21, 2023 (other than Earthstone contracts entered into in connection with transactions permitted by the merger agreement), or (2) modify, amend, terminate or assign, or waive or assign any rights under, any Earthstone contract (other than as permitted by the merger agreement); and (B) other than extensions of 12 months or less of any marketing contracts (and only if such marketing contract is expiring according to its terms and up for renewal) on terms substantially similar to those in effect with respect to such marketing contract on August 21, 2023, (1) enter into any marketing contract (other than marketing contracts entered into in connection with transactions permitted by the merger agreement), or (2) modify, amend, terminate or assign, or waive or assign any rights under, any marketing contract (other than as permitted by the merger agreement);

(xv) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceedings (excluding any proceeding in respect of taxes or any transaction litigation) except (A) the settlement of such proceedings involving payments of no more than $1,000,000 individually or $5,000,000 in the aggregate on a basis that would not (A) prevent or materially delay consummation of the mergers or the other transactions contemplated by the merger agreement and (B) as would not result in any restriction on future activity or conduct of Permian Resources or its subsidiaries or a finding or admission of a violation of law;

(xvi) make or commit to make any capital expenditures that are in the aggregate greater 110% of the capital expenditures expressly provided for in the capital budget included on the disclosure letter delivered by Earthstone to Permian Resources, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures on an emergency basis for the safety of individuals, assets or the environments in which individuals perform work for Earthstone and its subsidiaries (provided that Earthstone shall notify Permian Resources of any such emergency expenditure as soon as reasonably practicable);

(xvii) fail to use its reasonable best efforts to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Earthstone and its subsidiaries at a level at least comparable to current levels (or current market terms) or otherwise in a manner inconsistent with past practice;

(xviii) elect to participate with respect to any proposed operation regarding any oil and gas properties that involve capital expenditures (net to the interest of Earthstone and its subsidiaries) in excess of $2,500,000;

(xix) take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by the merger agreement; or

(xx) agree or commit to take any action that is prohibited by the foregoing.

Conduct of Business by Permian Resources and its Subsidiaries

In general, except (i) as previously disclosed to Earthstone, (ii) expressly permitted or required by the merger agreement, (iii) as may be required by applicable law or (iv) as otherwise consented to by Earthstone in writing (such consent not to be unreasonably withheld, delayed or conditioned), until the earlier of the Initial Company Merger Effective Time and the termination of the merger agreement, Permian Resources has agreed to, and to cause each of its subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets and preserve its existing relationships with governmental entities and its significant customers, suppliers and others having significant business dealings with it.

In addition, except (i) as previously disclosed to Earthstone, (ii) as expressly permitted or required by the merger agreement, (iii) as may be required by applicable law or (iv) as otherwise consented to by Earthstone in writing (such consent not to be unreasonably withheld, delayed or conditioned), until the earlier of the Initial Company Merger Effective Time and the termination of the merger agreement, Permian Resources has agreed that it will not, and will cause its subsidiaries not to:

(i) (A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Permian Resources or its subsidiaries, except for (1) dividends and distributions by a wholly owned subsidiary of Permian Resources to Permian Resources or another direct or indirect wholly owned subsidiary of Permian Resources or by a wholly owned subsidiary of Permian Resources OpCo to Permian Resources OpCo or to another direct or indirect wholly owned subsidiary of Permian Resources OpCo or (2) tax distributions by Permian Resources OpCo to the extent required by and in accordance with the Permian Resources OpCo LLCA, (B) split, combine or reclassify any shares in the capital of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Permian Resources or any of its subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares in the capital of, or other equity interests in, Permian Resources or any subsidiary of Permian Resources, other than in the case of clause (C), in respect of (I) any Permian Resources Restricted Shares, Permian Resources PSUs, Permian Resources Options or other awards outstanding as of August 21, 2023 or granted after August 21, 2023 as permitted by the merger agreement, in accordance with the terms of the Permian Resources equity plan and applicable award agreements, (II) a non-cash exchange or redemption of Permian Resources OpCo Units (together with shares of Permian Resources Class C common stock) in accordance with the Permian Resources OpCo LLCA or (III) any redemptions or share repurchases made subject to the limitations set forth on the disclosure schedules delivered by Permian Resources to Earthstone;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Permian Resources or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance of shares of Permian Resources Class A common stock upon the vesting or lapse of any restrictions on any awards granted under the Permian Resources equity plan and outstanding as of August 21, 2023 in accordance with their terms in effect as of August 21, 2023, and the issuance of corresponding Permian Resources OpCo Units to Permian Resources in accordance with the Permian Resources OpCo LLCA, (B) the grant of Permian Resources Restricted Shares, Permian Resources PSUs, Permian Resources Options or other awards, in each case, under the Permian Resources equity plan in connection with annual grants and awards to newly hired employees, in each case, in the ordinary course of business and in a manner consistent with past practice, including in terms of timing, amount and forms of awards, (C) issuances by a wholly owned subsidiary of Permian Resources OpCo of such subsidiary’s capital stock or other equity interests to Permian Resources OpCo or any other wholly owned subsidiary of Permian Resources OpCo or issuances by a direct or indirect wholly owned subsidiary of Permian Resources of such subsidiary’s capital stock or other equity interests to Permian Resources or any other wholly owned subsidiary of Permian Resources and (D) issuances in connection with an exchange or redemption of Permian Resources OpCo Units (together with shares of Permian Resources Class C common stock) in accordance with the Permian Resources OpCo LLCA;

(iii) amend or propose to amend (A) Permian Resources’ organizational documents or (B) the organizational documents of any subsidiary of Permian Resources;

(iv) (A) merge, consolidate, combine or amalgamate with any person other than mergers between wholly owned subsidiaries of Permian Resources or between wholly owned subsidiaries of Permian Resources OpCo or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, other than, in the case of each of clauses (A) and (B), in one or more acquisitions or investments, including by merger involving subsidiaries of Permian Resources OpCo, that do not involve (i) consideration valued in excess of $500,000,000 in the aggregate or (ii) the direct or indirect acquisition of any material assets located outside of the Permian Basin;

(v) sell, lease, swap, exchange, transfer, farmout, license, encumber (other than permitted encumbrances), or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, encumber (other than permitted encumbrances), or otherwise dispose of, any material portion of its assets or properties, other than

(A) pursuant to a contract in effect on August 21, 2023 and set forth on the disclosure letter delivered by Permian Resources to Earthstone, (B) sales, leases, exchanges or dispositions for which the consideration is less than $200,000,000 in the aggregate, (C) sales, swaps, exchanges, transfers or dispositions among Permian Resources or Permian Resources OpCo and its wholly owned subsidiaries or among wholly owned subsidiaries of Permian Resources OpCo, (D) sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business consistent with past practice, (E) the sale of hydrocarbons in the ordinary course of business or (F) swaps of assets or property, which may include cash consideration, up to $500,000,000 in the aggregate;

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Permian Resources or any of its subsidiaries, other than such transactions among wholly owned subsidiaries of Permian Resources or among wholly owned subsidiaries of Permian Resources OpCo;

(vii) change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Earthstone and its subsidiaries, except as required by GAAP, COPAS or applicable law;

(viii) (A) incur, create, assume, waive or release any indebtedness or guarantee any such indebtedness of another person or (B) incur, create or assume any encumbrances on any property or assets of Permian Resources or any of its subsidiaries in connection with any indebtedness thereof, other than permitted encumbrances; provided, however, that the foregoing shall not restrict (1) the incurrence of indebtedness under existing credit facilities in the ordinary course of business consistent with past practice, or (2) additional indebtedness (other than for borrowed money) in an amount not to exceed $10,000,000 or (3) the creation of any encumbrance securing indebtedness permitted by the foregoing clause (1) and (2);

(ix) take any action (including without limitation any acquisition, disposition, merger, consolidation, entry into a contract or otherwise) that would or would reasonably be expected to result in a breach of Permian Resources’ representations and warranties in with respect to production as of the time of the taking of such action or as of the Initial Company Merger Effective Time;

(x) take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by the merger agreement; or

(xi) agree or commit to take any action that is prohibited by the foregoing.

Employee Matters

Pursuant to the merger agreement Permian Resources has agreed that for a period of 12 months following closing, Permian Resources will provide each employee of Permian Resources or its affiliates who was an employee of Earthstone or any of its affiliates immediately prior to the closing and who continues in employment with Permian Resources or any of its subsidiaries, including the surviving company and the surviving operating company, immediately following the closing (each, a “continuing employee”): (i) annual base salary or hourly wage rate (as applicable) and annual cash bonus opportunities that are no less favorable than the annual base salary or hourly wage rate, as applicable, and annual cash bonus opportunities in effect for such continuing employee immediately prior to the closing and (ii) employee benefits (including equity and equity-based compensation but excluding nonqualified deferred compensation, defined benefit plans, and retiree medical or welfare plans or arrangements) that are substantially similar in the aggregate to the employee benefits to which such continuing employee was entitled immediately prior to the closing (subject to the same exclusions).

Notwithstanding the foregoing, with respect to any continuing employee whose employment is terminated during the 18-month period following closing, Permian Resources will provide severance benefits to such continuing employee that are no less favorable than those that would have been payable to such continuing employee in respect of such a termination of employment under the severance plan, policy or agreement maintained by Earthstone for the benefit of such continuing employee immediately prior to the closing as set forth on the disclosure letter delivered by Earthstone to Permian Resources.

From and after the closing, as applicable, Permian Resources will credit the continuing employees for purposes of vesting, eligibility to participate and benefit accrual (including for purposes of determining severance benefits and the number of vacation days and other paid time off to which each continuing employee is entitled) under the corresponding Permian Resources benefit plan (subject to certain exceptions) in which the continuing employees participate, for such continuing employees’ service with Earthstone and its subsidiaries to the same extent and for the same purposes that such service was taken into account under a corresponding Earthstone benefit plan in effect immediately prior to the closing, to the extent that such credit does not result in duplicate benefits or compensation.

The parties will use commercially reasonable efforts, for the plan year in which the closing occurs, to (i) waive any limitation on health coverage of any continuing employee or their covered dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under any Permian Resources benefit plan that is a group health plan in which the continuing employees participate to the extent such conditions, periods or requirements are satisfied or waived under the Earthstone benefit plan and (ii) give each continuing employee credit towards applicable deductibles, coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the closing date for which payment has been made, in each case to the extent permitted by the applicable insurance plan provider.

Upon advance written request by Permian Resources at least five days before the closing date, Earthstone will take all necessary and appropriate actions to cause each 401(k) plan to be terminated and all participants to cease participating under any such 401(k) plan, in each case, no later than the business day preceding the closing date. As soon as practicable following the closing, Permian Resources will use commercially reasonable efforts to cause each continuing employee to become a participant in the Permian Resources 401(k) plan.

Permian Resources will provide that each eligible continuing employee receives an annual bonus in respect of the fiscal year in which the closing date occurs consistent with the disclosure letter delivered by Earthstone to Permian Resources.

From and after the closing, Permian Resources will, or will cause the surviving company, the surviving operating company and their respective subsidiaries, to assume and honor their respective obligations under all employment, severance, change in control, retention, and other agreements, if any, between Earthstone (or a subsidiary thereof) and an individual employed prior to the closing by Earthstone or a subsidiary thereof to the extent set forth on the disclosure letter delivered by Earthstone to Permian Resources or as otherwise contemplated by the terms of the merger agreement and such disclosure letter.

Notwithstanding the foregoing, nothing in the merger agreement is intended to confer upon any individual the right to remain employed for any period of time or to restrict Permian Resources’, the surviving company’s the surviving operating company’s or any of their respective affiliates’ right to (i) terminate any individual’s employment at any time and for any reason, (ii) provide any person any right to employment or service with Permian Resources or any of its subsidiaries or any particular term or condition of employment or service or (iii) adopt, terminate, revise or amend any new plan, Permian Resources benefit plan or other employee benefit plans sponsored, maintained or contributed to by Permian Resources or its affiliates.

Treatment of Earthstone Equity Awards in the Mergers

At the Initial Company Merger Effective Time, to the extent provided in the applicable award agreement as in effect at the Initial Company Merger Effective Time, each Earthstone RSU that is outstanding immediately prior to the Initial Company Merger Effective Time will automatically, by virtue of the occurrence of the closing, (i) vest in full immediately prior to the Initial Company Merger Effective Time (including with respect to any dividend equivalents credited with respect to such Earthstone RSU that remain unpaid as of the Initial Company Merger Effective Time, including the pre-closing dividend) and (ii) be canceled and converted into the right to receive, at the Initial Company Merger Effective Time, without interest, the Class A merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone RSU, with cash paid in lieu of fractional shares of Permian Resources Class A common stock in accordance with the merger agreement.

In addition, at the Initial Company Merger Effective Time, to the extent provided for in the applicable award agreement as in effect at the Initial Company Merger Effective Time, each Earthstone PSU that is outstanding immediately prior to the Initial Company Merger Effective Time, will automatically, by virtue of the occurrence of the closing, (i) vest immediately prior to the Initial Company Merger Effective Time (including with respect to any dividend equivalents with respect to under such Earthstone PSU that remain unpaid as of the Initial Company Merger Effective Time, including the pre-closing dividend), based on the attainment of the applicable performance metrics at the maximum level of performance and (ii) be canceled and converted into the right to receive, without interest, the Class A merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone PSU, with cash paid in lieu of fractional shares of Permian Resources Class A common stock in accordance with the merger agreement.

To the extent the applicable award agreement as in effect at the Initial Company Merger Effective Time does not provide for the treatment described above (i.e., for any Earthstone RSUs that may be granted after the date of entry into the merger agreement), such Earthstone RSU shall, at the Initial Company Merger Effective Time, be assumed by Permian Resources and converted into the right to receive, upon vesting, the merger consideration with respect to each share of Earthstone Class A common stock subject to such Earthstone RSU. Thereafter, each such converted Earthstone RSU will continue to be governed by the same terms and conditions (including vesting and forfeiture) that were applicable to the corresponding Earthstone RSU immediately prior to the Initial Company Merger Effective Time.

For additional information on the treatment of Earthstone equity awards, please see “The Mergers — Interests of Certain Earthstone Directors and Executive Officers in the Mergers — Treatment of Earthstone Equity Awards in the Mergers.”

No Solicitation; Changes in Recommendation

No Solicitation by Permian Resources

Permian Resources has agreed that, from and after August 21, 2023 and until the earlier of the Initial Company Merger Effective Time and termination of the merger agreement, Permian Resources and its officers and directors will, and will cause Permian Resources’ subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of Permian Resources and its subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a “Permian Resources competing proposal.” Permian Resources was required to immediately terminate any physical and electronic data access related to any potential Permian Resources competing proposal previously granted to such person.

Permian Resources has also agreed that, from and after August 21, 2023 and until the earlier of the Initial Company Merger Effective Time and termination of the merger agreement, Permian Resources and its officers and directors will not, will cause Permian Resources’ subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Permian Resources and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Permian Resources competing proposal;

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engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to, relating to, or in furtherance of a Permian Resources competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Permian Resources competing proposal;

•

furnish any information regarding Permian Resources or its subsidiaries, or access to the properties, assets or employees of Permian Resources or its subsidiaries, to any person in connection with or in response to any Permian Resources competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Permian Resources competing proposal;

•

enter into any letter of intent or agreement in principle, or other agreement providing for a Permian Resources competing proposal (other than certain confidentiality agreements, as described below under the section entitled “— No Solicitation; Changes in Recommendation — Permian Resources: No Solicitation Exceptions”); or

•	submit any Permian Resources competing proposal to the vote of the Permian Resources stockholders.

Notwithstanding the foregoing, Permian Resources or any of its representatives may, (A) in response to an unsolicited inquiry or proposal from a third party, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Permian Resources superior proposal (as defined below) and (B) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its representatives of the restrictions described in this section “— No Solicitation; Changes in Recommendation” (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under Permian Resources’ non-solicitation covenants in the merger agreement).

From and after August 21, 2023, Permian Resources will promptly (and in any event within 48 hours) notify Earthstone of the receipt by Permian Resources (either directly or indirectly) of any Permian Resources competing proposal made on or after August 21, 2023 or any request for information or data relating to Permian Resources or any of its subsidiaries made by any person in connection with a Permian Resources competing proposal or any request for discussions or negotiations with Permian Resources or a representative of Permian Resources relating to a Permian Resources competing proposal (including the identity of such person), and Permian Resources will provide to Earthstone promptly (and in any event within 48 hours) (i) a redacted copy of any such Permian Resources competing proposal made in writing provided to Permian Resources or any of its subsidiaries or (ii) if a Permian Resources competing proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Permian Resources will keep Earthstone reasonably informed, on a prompt basis (and in any event within 48 hours), of any material development regarding the status or terms of any Permian Resources competing proposals (including any amendments thereto) or material requests and will promptly (and in any event within 48 hours) apprise Earthstone of the status of any such discussions or negotiations and will provide to Earthstone as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) copies of all material written correspondence and other written materials provided to Permian Resources or its representatives from any person. Permian Resources will notify Earthstone if Permian Resources determines to begin providing information or to engage in discussions or negotiations concerning a Permian Resources competing proposal, prior to providing any such information or engaging in any such discussions or negotiations.

Definition of Permian Resources Competing Proposal

A “Permian Resources competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Permian Resources or any of its subsidiaries) involving, directly or indirectly:

•

any direct or indirect acquisition (by asset purchase, share purchase, amalgamation, merger, arrangement, business combination, or otherwise) by any person or group of any business or assets of Permian Resources or any of its subsidiaries (including shares in the capital of or ownership interest in any subsidiary) that accounted for or generated 20% or more of Permian Resources’ and its subsidiaries’ assets (by fair market value), net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long term supply agreement having a similar economic effect,

•

any direct or indirect acquisition of beneficial ownership by any person or group of 20% or more of the outstanding shares of Permian Resources common stock or any other securities entitled to vote on the election of directors or any direct or indirect take-over bid, tender or exchange offer or that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of Permian Resources common stock or any other securities entitled to vote on the election of directors or

•

any merger, amalgamation, arrangement, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Permian Resources or any of its subsidiaries which is structured to permit any person or group to acquire beneficial ownership of at least 20% of Permian Resources’ and its subsidiaries’ assets or equity interests.

Permian Resources: No Solicitation Exceptions

Prior to, but not after, the time the Permian Resources stock issuance proposal has been approved by the Permian Resources stockholders, Permian Resources and its representatives may engage in the first, second and third bullets in the second paragraph of the section above titled “— No Solicitation; Changes in Recommendation — No Solicitation by Permian Resources” with any person if Permian Resources receives a bona fide written Permian Resources competing proposal from such person and such Permian Resources competing proposal did not arise in breach of the obligations described in “— No Solicitation; Changes in Recommendation — No Solicitation by Permian Resources”; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by Permian Resources” may be furnished until Permian Resources receives an executed confidentiality agreement from such person, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to Permian Resources in the aggregate than the terms of the Confidentiality Agreement dated April 19, 2023 between Permian Resources OpCo and Earthstone (the “Confidentiality Agreement”) and that such confidentiality agreement does not contain provisions that prohibit Permian Resources from complying with the obligations described in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by Permian Resources”;

•

any such non-public information has previously been made available to, or is made available to, Earthstone prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 48 hours) after) the time such information is made available to such person;

•

prior to taking any such actions, the Permian Resources board determines in good faith, after consultation with Permian Resources’ financial advisors and outside legal counsel, that such Permian Resources competing proposal is, or would reasonably be expected to lead to, a Permian Resources superior proposal; and

•

prior to taking any such actions, the Permian Resources board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the Permian Resources board to the Permian Resources stockholders under applicable law.

No Solicitation by Earthstone

Earthstone has agreed that, from and after August 21, 2023 and until the earlier of the Initial Company Merger Effective Time and termination of the merger agreement, Earthstone and its officers and directors will, and will cause Earthstone’s subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of Earthstone and its subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any person with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an “Earthstone competing proposal.” Earthstone was required to immediately terminate any physical and electronic data access related to any potential Earthstone competing proposal previously granted to such person.

Earthstone has also agreed that, from and after August 21, 2023 and until the earlier of the Initial Company Merger Effective Time and termination of the merger agreement, Earthstone and its officers and directors will not, and will cause Earthstone’s subsidiaries and their respective officers and directors not to, and will use reasonable best efforts to cause the other representatives of Earthstone and its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Earthstone competing proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with any person with respect to, relating to, or in furtherance of an Earthstone competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Earthstone competing proposal;

•

furnish any information regarding Earthstone or its subsidiaries, or access to the properties, assets or employees of Earthstone or its subsidiaries, to any person in connection with or in response to any Earthstone competing proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Earthstone competing proposal;

•

enter into any letter of intent or agreement in principle, or other agreement providing for an Earthstone competing proposal (other than certain confidentiality agreements, as described below under the section entitled “— No Solicitation; Changes in Recommendation — Earthstone: No Solicitation Exceptions”); or

•	submit any Earthstone competing proposal to the vote of the Earthstone stockholders.

Notwithstanding the foregoing, Earthstone or any of its representatives may, (i) in response to an unsolicited inquiry or proposal from a third party, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes an “Earthstone superior proposal” (as defined below) and (ii) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its representatives of the restrictions described in this section “— No Solicitation; Changes in Recommendation” (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted under Earthstone’s non-solicitation covenants in the merger agreement).

From and after August 21, 2023, Earthstone will promptly (and in any event within 48 hours) notify Permian Resources of the receipt by Earthstone (either directly or indirectly) of any Earthstone competing proposal made on or after August 21, 2023 or any request for information or data relating to Earthstone or any of its subsidiaries made by any person in connection with an Earthstone competing proposal or any request for discussions or negotiations with Earthstone or a representative of Earthstone relating to an Earthstone competing proposal (including the identity of such person), and

Earthstone will provide to Permian Resources promptly (and in any event within 48 hours) (i) a redacted copy of any Earthstone competing proposal made in writing provided to Earthstone or any of its subsidiaries or (ii) if any such Earthstone competing proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Earthstone will keep Permian Resources reasonably informed, on a prompt basis (and in any event within 48 hours), of any material development regarding the status or terms of any Earthstone competing proposals (including any amendments thereto) or material requests and will promptly (and in any event within 48 hours) apprise Permian Resources of the status of any such discussions or negotiations and will provide to Permian Resources as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) copies of all material written correspondence and other written materials provided to Earthstone or its representatives from any person. Earthstone will notify Permian Resources if Earthstone determines to begin providing information or to engage in discussions or negotiations concerning an Earthstone competing proposal, prior to providing any such information or engaging in any such discussions or negotiations.

Definition of Earthstone Competing Proposal

An “Earthstone competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Permian Resources or any of its subsidiaries) involving, directly or indirectly:

•

any direct or indirect acquisition (by asset purchase, share purchase, amalgamation, merger, arrangement, business combination, or otherwise) by any person or group of any business or assets of Earthstone or any of its subsidiaries (including shares in the capital of or ownership interest in any subsidiary) that accounted for or generated 20% or more of Earthstone’s and its subsidiaries’ assets (by fair market value), net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long term supply agreement having a similar economic effect,

•

any direct or indirect acquisition of beneficial ownership by any person or group of 20% or more of the outstanding shares of Earthstone common stock or any other securities entitled to vote on the election of directors or any direct or indirect take-over bid, tender or exchange offer or that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of Earthstone common stock or any other securities entitled to vote on the election of directors or

•

any merger, amalgamation, arrangement, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Earthstone or any of its subsidiaries which is structured to permit any person or group to acquire beneficial ownership of at least 20% of Earthstone’s and its subsidiaries’ assets or equity interests.

Earthstone: No Solicitation Exceptions

Prior to, but not after, the time the Earthstone merger proposal has been approved by the Earthstone stockholders, Earthstone and its representatives may engage in the first, second and third bullets in the second paragraph of the section above titled “— No Solicitation; Changes in Recommendation — No Solicitation by Earthstone” with any person if Earthstone receives a bona fide written Earthstone competing proposal from such person and such Earthstone competing proposal did not arise in breach of the obligations described in “— No Solicitation; Changes in Recommendation — No Solicitation by Earthstone”; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the “no solicitation” obligations described in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by Earthstone” may be furnished until Earthstone receives an executed confidentiality agreement from such person, subject to certain conditions, including that the terms of such confidentiality agreement are no less favorable to Earthstone in the aggregate than the terms of the Confidentiality Agreement and that such confidentiality agreement does not contain provisions that prohibit Earthstone from complying with the obligations described in the section entitled “— No Solicitation; Changes in Recommendation — No Solicitation by Earthstone”;

•

any such non-public information has previously been made available to, or is made available to, Permian Resources prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 48 hours) after) the time such information is made available to such person;

•

prior to taking any such actions, the Earthstone board determines in good faith, after consultation with Earthstone’s financial advisors and outside legal counsel, that such Earthstone competing proposal is, or would reasonably be expected to lead to, an Earthstone superior proposal; and

•

prior to taking such actions, the Earthstone board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties owed by the Earthstone board to the Earthstone stockholders under applicable law.

Permian Resources: Restrictions on Change of Recommendation

Subject to certain exceptions described below, the Permian Resources board, including any committee thereof, and its officers and directors will not, and will cause its subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Permian Resources and its subsidiaries not to, directly or indirectly:

•

withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Earthstone, the Permian Resources board recommendation;

•	fail to include the Permian Resources board recommendation in this joint proxy statement/prospectus;

•	approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Permian Resources competing proposal;

•

publicly declare advisable or publicly propose to enter into, any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to a Permian Resources competing proposal (other than certain confidentiality agreements, as described above under the section entitled “— No Solicitation; Changes in Recommendation — Permian Resources: No Solicitation Exceptions”) (a “Permian Resources alternative acquisition agreement”);

•

in the case of a Permian Resources competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Permian Resources common stock (other than by Earthstone or any of its subsidiaries), fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•

if a Permian Resources competing proposal will have been publicly announced or disclosed (other than pursuant to the foregoing bullet), fail to publicly reaffirm the Permian Resources board recommendation on or prior to five business days after Earthstone so requests in writing; or

•	cause or permit Permian Resources to enter into a Permian Resources alternative acquisition agreement.

We refer to the taking of any of the actions described in the bullets above as a “Permian Resources recommendation change.”

Earthstone: Restrictions on Change of Recommendation

Subject to certain exceptions described below, Earthstone and its officers and directors will not, and will cause its subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other representatives of Earthstone and its subsidiaries not to, directly or indirectly:

•

withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Permian Resources, the Earthstone board recommendation;

•	fail to include the Earthstone board recommendation in this joint proxy statement/prospectus;

•	approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Earthstone competing proposal;

•

publicly declare advisable or publicly propose to enter into, any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to an Earthstone competing proposal (other than certain confidentiality agreements, as described above under the section entitled “— No Solicitation; Changes in Recommendation — Earthstone: No Solicitation Exceptions”) (an “Earthstone alternative acquisition agreement”);

•

in the case of an Earthstone competing proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Earthstone common stock (other than by Permian Resources or any of its subsidiaries), fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

•

if an Earthstone competing proposal will have been publicly announced or disclosed (other than pursuant to the foregoing bullet), fail to publicly reaffirm the Earthstone board recommendation on or prior to five business days after Permian Resources so requests in writing; or

•	cause or permit Earthstone to enter into an Earthstone alternative acquisition agreement.

We refer to the taking of any of the actions described in the bullets above as an “Earthstone recommendation change.”

Permian Resources: Permitted Changes of Recommendation in Connection with Superior Proposals

Prior to, but not after, the time the Permian Resources stock issuance proposal has been approved by the Permian Resources stockholders, in response to a bona fide written Permian Resources competing proposal from a third party that was not solicited at any time following the execution of the merger agreement and did not arise in breach of the obligations set forth in Permian Resources’ non-solicitation covenants, if the Permian Resources board so chooses, the Permian Resources board may effect a Permian Resources change of recommendation if:

•

the Permian Resources board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Permian Resources competing proposal is a Permian Resources superior proposal;

•

the Permian Resources board determines in good faith, after consultation with its outside legal counsel, that the failure to effect a Permian Resources recommendation change in response to such Permian Resources superior proposal would be inconsistent with the fiduciary duties owed by the Permian Resources board to the Permian Resources stockholders under applicable law;

•

Permian Resources provides Earthstone written notice of such proposed action and the basis therefore three business days in advance, which notice will set forth in writing that the Permian Resources board intends to consider whether to take such action and includes a copy of the available proposed Permian Resources competing proposal and any applicable transaction and financing documents;

•

after giving such notice and prior to effecting such Permian Resources recommendation change, Permian Resources will make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Earthstone (to the extent Earthstone wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Permian Resources board not to effect a Permian Resources recommendation change in response thereto; and

•

at the end of the three business day period, prior to taking action to effect a Permian Resources recommendation change, the Permian Resources board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Earthstone in writing and any other information offered by Earthstone in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Permian Resources competing proposal remains a Permian Resources superior proposal and, after consultation with its outside legal counsel, that the failure to effect a Permian Resources recommendation change in response to such Permian Resources superior proposal would be inconsistent with the fiduciary duties owed by the Permian Resources board to the Permian Resources stockholders under applicable law, provided that in the event of any material changes regarding any Permian Resources superior proposal (it being understood that any amendment or modification to the economic terms of any such Permian Resources superior proposal will be deemed material), Permian Resources will be required to deliver a new written notice to Earthstone and to comply with the requirements set forth in these bullets with respect to such new written notice, except that the advance written notice obligation set forth in these bullets will be reduced to two business days; provided, further, that any such new written notice will in no event shorten the original three business day notice period.

Definition of Permian Resources Superior Proposal

A “Permian Resources superior proposal” means a Permian Resources competing proposal that was not solicited at any time following August 21, 2023 (with references to “20% or more” and “at least 20%” in the definition of Permian Resources competing proposal being deemed to be replaced with references to “more than 50%”), that in the good faith determination of the Permian Resources board, after consultation with Permian Resources’ financial advisors:

•

if consummated, would result in a transaction more favorable to Permian Resources stockholders from a financial point of view than the mergers (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by Earthstone in response to such proposal or otherwise); and

•

is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects or factors considered relevant by the Permian Resources board.

Permian Resources: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the time the Permian Resources stock issuance proposal has been approved by the Permian Resources stockholders, in response to a Permian Resources intervening event (as defined below) that occurs or arises after the execution of the merger agreement and that did not arise from or in connection with a breach of the merger agreement by Permian Resources, Permian Resources may, if the Permian Resources board so chooses, effect a Permian Resources change of recommendation (only of the type contemplated by the first and second bullets in the first paragraph of the section above titled “— Permian Resources: Restrictions on Change of Recommendation”) if:

•	the Permian Resources board determines in good faith, after consultation with its financial advisors and outside legal counsel, that a Permian Resources intervening event has occurred;

•

the Permian Resources board determines in good faith, after consultation with its outside legal counsel, that the failure to effect a Permian Resources recommendation change in response to such Permian Resources intervening event would be inconsistent with the fiduciary duties owed by the Permian Resources board to the Permian Resources stockholders under applicable law;

•

Permian Resources provides Earthstone written notice of such proposed action and the basis therefore three business days in advance, which notice will set forth in writing that the Permian Resources board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Permian Resources intervening event;

•

after giving such notice and prior to effecting such Permian Resources recommendation change, Permian Resources will make itself available to negotiate (and cause its officers, employees, financial advisors and outside legal counsel to be available to negotiate) with Earthstone (to the extent Earthstone wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Permian Resources board not to effect a Permian Resources recommendation change in response thereto; and

•

at the end of the three business day period, prior to taking action to effect a Permian Resources recommendation change, the Permian Resources board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Earthstone in writing and any other information offered by Earthstone in response to the notice, and determines in good faith, after consultation with its outside legal counsel, that the failure to effect a Permian Resources recommendation change in response to such Permian Resources intervening event would be inconsistent with the fiduciary duties owed by the Permian Resources board to the Permian Resources stockholders under applicable law, provided that in the event of any material changes regarding any Permian Resources intervening event, Permian Resources will be required to deliver a new written notice to Earthstone and to comply with the requirements set forth in these bullets with respect to such new written notice, except that the advance written notice obligation set forth in these bullets will be reduced to two business days; provided, further, that any such new written notice will in no event shorten the original three business day notice period.

Definition of Permian Resources Intervening Event

A “Permian Resources intervening event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to Permian Resources that occurs or arises after August 21, 2023 that was not known to or reasonably foreseeable by the Permian Resources board as of August 21, 2023 (or if known, the magnitude or material consequences of which were not known by the Permian Resources board as of August 21, 2023); provided, however, that in no event shall (i) the receipt, existence or terms of a Permian Resources competing proposal or Earthstone competing proposal, or any matter relating thereto or of consequence thereof or (ii) any changes in the market price or trading volume of Permian Resources’ Class A common stock or Earthstone’s Class A common stock or any other securities of Permian Resources or Earthstone, or the fact that Permian Resources or Earthstone meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (however, the underlying cause or any of the foregoing may constitute a Permian Resources intervening event), constitute a Permian Resources intervening event.

Earthstone: Permitted Changes of Recommendation in Connection with Superior Proposals

Prior to, but not after, the time the Earthstone merger proposal has been approved by the Earthstone stockholders, in response to a bona fide written Earthstone competing proposal from a third party that was not solicited at any time following the execution of the merger agreement and did not arise in breach of the obligations set forth Earthstone’s non-solicitation covenants, if the Earthstone board so chooses, the Earthstone board may effect an Earthstone change of recommendation if:

•	the Earthstone board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Earthstone competing proposal is an Earthstone superior proposal;

•

the Earthstone board determines in good faith, after consultation with its outside legal counsel, that the failure to effect an Earthstone recommendation change in response to such Earthstone superior proposal would be inconsistent with the fiduciary duties owed by the Earthstone board to the Earthstone stockholders under applicable law;

•

Earthstone provides Permian Resources written notice of such proposed action and the basis therefore three business days in advance, which notice will set forth in writing that the Earthstone board intends to consider whether to take such action and includes a copy of the available proposed Earthstone competing proposal and any applicable transaction and financing documents;

•

after giving such notice and prior to effecting such Earthstone recommendation change, Earthstone will make itself available to negotiate (and cause its officers, employees, financial advisors and outside legal counsel to be available to negotiate) with Permian Resources (to the extent Permian Resources wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Earthstone board not to effect an Earthstone recommendation change in response thereto; and

•

at the end of the three business day period, prior to taking action to effect an Earthstone recommendation change, the Earthstone board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Permian Resources in writing and any other information offered by Permian Resources in response to the notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Earthstone competing proposal remains an Earthstone superior proposal and, after consultation with its outside legal counsel, that the failure to effect an Earthstone recommendation change in response to such Earthstone superior proposal would be inconsistent with the fiduciary duties owed by the Earthstone board to the Earthstone stockholders under applicable law, provided that in the event of any material changes regarding any Earthstone superior proposal (it being understood that any amendment or modification to the economic terms of any such Earthstone superior proposal will be deemed material), Earthstone will be required to deliver a new written notice to Permian Resources and to comply with the requirements set forth in these bullets with respect to such new written notice, except that the advance written notice obligation set forth in these bullets will be reduced to two business days; provided, further, that any such new written notice will in no event shorten the original three business day notice period.

Definition of Earthstone Superior Proposal

An “Earthstone superior proposal” means an Earthstone competing proposal that was not solicited at any time following August 21, 2023 (with references to “20% or more” and “at least 20%” in the definition of Earthstone competing proposal being deemed to be replaced with references to “more than 50%”), that in the good faith determination of the Permian Resources board, after consultation with Earthstone’s financial advisors:

•

if consummated, would result in a transaction more favorable to Earthstone stockholders from a financial point of view than the mergers (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of the merger agreement offered by Permian Resources in response to such proposal or otherwise); and

•

is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other aspects or factors considered relevant by the Earthstone board.

Earthstone: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the time the Earthstone merger proposal has been approved by the Earthstone stockholders, in response to an Earthstone intervening event (as defined below) that occurs or arises after the execution of the merger agreement and that did not arise from or in connection with a breach of the merger agreement by Earthstone, Earthstone may, if the Earthstone board so chooses, effect an Earthstone change of recommendation (only of the type contemplated by the first and second bullets in the first paragraph of the section above titled “— Earthstone: Restrictions on Change of Recommendation”) if:

•	the Earthstone board determines in good faith, after consultation with its financial advisors and outside legal counsel, that an Earthstone intervening event has occurred;

•

the Earthstone board determines in good faith, after consultation with its outside legal counsel, that the failure to effect an Earthstone recommendation change in response to such Earthstone intervening event would be inconsistent with the fiduciary duties owed by the Earthstone board to the Earthstone stockholders under applicable law;

•

Earthstone provides Permian Resources written notice of such proposed action and the basis therefore three business days in advance, which notice will set forth in writing that the Earthstone board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Earthstone intervening event;

•

after giving such notice and prior to effecting such Earthstone recommendation change, Earthstone will make itself available to negotiate (and cause its officers, employees, financial advisors and outside legal counsel to be available to negotiate) with Permian Resources (to the extent Permian Resources wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Earthstone board not to effect an Earthstone recommendation change in response thereto; and

•

at the end of the three business day period, prior to taking action to effect an Earthstone recommendation change, the Earthstone board takes into account any adjustments or revisions to the terms of the merger agreement proposed by Permian Resources in writing and any other information offered by Permian Resources in response to the notice, and determines in good faith, after consultation with its outside legal counsel, that the failure to effect an Earthstone recommendation change in response to such Earthstone intervening event would be inconsistent with the fiduciary duties owed by the Earthstone board to the Earthstone stockholders under applicable law, provided that in the event of any material changes regarding any Earthstone intervening event, Earthstone will be required to deliver a new written notice to Permian Resources and to comply with the requirements set forth in these bullets with respect to such new written notice, except that the advance written notice obligation set forth in these bullets will be reduced to two business days; provided, further, that any such new written notice will in no event shorten the original three business day notice period.

Definition of Earthstone Intervening Event

An “Earthstone intervening event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to Earthstone that occurs or arises after August 21, 2023 that was not known to or reasonably foreseeable by the Earthstone board as of August 21, 2023 (or if known, the magnitude or material consequences of which were not known by the Earthstone board as of August 21, 2023); provided, however, that in no event shall (i) the receipt, existence or terms of an Earthstone competing proposal or Permian Resources competing proposal, or any matter relating thereto or of consequence thereof or (ii) any changes in the market price or trading volume of shares of Earthstone’s Class A common stock or Permian Resources’ Class A common stock or any other securities of Earthstone or Permian Resources, or the fact that Earthstone or Permian Resources meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (however, the underlying cause or any of the foregoing may constitute an Earthstone intervening event), constitute an Earthstone intervening event.

Permian Resources: Confidentiality and Standstill Agreements

From August 21, 2023 and continuing until the earlier of the Initial Company Merger Effective Time and the termination of the merger agreement, Permian Resources has agreed not to (and it will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party. However, prior to, but not after, the time the Permian Resources stock issuance proposal has been approved by the Permian Resources stockholders, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Permian Resources board may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Permian Resources competing proposal, on a confidential basis, to the Permian Resources board and communicate such waiver to the applicable third party. Permian Resources must advise Earthstone at least two business days prior to taking such action.

Earthstone: Confidentiality and Standstill Agreements

From August 21, 2023 and continuing until the earlier of the Initial Company Merger Effective Time and the termination of the merger agreement, Earthstone has agreed not to (and it will cause its subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its subsidiaries is a party. However, prior to, but not after, the time the Earthstone merger proposal has been approved by the Earthstone stockholders, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Earthstone board may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make an Earthstone competing proposal, on a confidential basis, to the Earthstone board and communicate such waiver to the applicable third party. Earthstone must advise Permian Resources at least two business days prior to taking such action.

Certain Permitted Disclosure

The Permian Resources board and the Earthstone board may, after consultation with their respective outside legal counsels, make such disclosures as the Permian Resources board or the Earthstone board determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other disclosure required to be made in this joint proxy statement/prospectus by applicable U.S. federal securities laws. However, if such disclosure has the effect of withdrawing or adversely modifying the recommendation of the Permian Resources board or the Earthstone board, as applicable, such disclosure will be deemed a Permian Resources recommendation change or an Earthstone recommendation change, as applicable, and the non-disclosing party will have the right to terminate the merger agreement as set forth below in the section entitled “— Termination of the Merger Agreement.”

Efforts to Close the Mergers, HSR and Other Regulatory Approvals

Except to the extent that the parties’ obligations are limited by the merger agreement, the parties have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper, or advisable to consummate and make effective, promptly, the mergers and the other transactions.

In furtherance of the foregoing, Permian Resources and Earthstone have agreed to use their reasonable best efforts to (i) promptly prepare and file all forms, notifications, declarations, registrations notices and other submissions required to be filed with any governmental entity or with the NYSE prior to the consummation of the transactions contemplated by the merger agreement, (ii) obtain (and cooperate with each other in obtaining) any consent, clearance, authorization, order or approval of, or any exemption by, any third party, including any governmental entity required to be obtained or made by Permian Resources, Earthstone or any of their respective subsidiaries in connection with or that are necessary to consummate the transactions contemplated by the merger agreement and (iii) defend any proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any governmental entity vacated or reversed. Notwithstanding the foregoing or anything to the contrary in the merger agreement, in no event shall Earthstone, Permian Resources or any of their respective affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such person’s authorization, approval, consent or waiver to effectuate the transactions contemplated by the merger agreement (except with respect to any customary filing fees payable to the SEC or NYSE in connection with the transactions contemplated by the merger agreement). In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the transactions contemplated by the merger agreement, the parties will cooperate with each other and use their respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement. Additionally, neither Earthstone nor Permian Resources will take any action after the date of the merger agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, authorization, order or approval from any governmental entity necessary to be obtained prior to closing.

Permian Resources and Earthstone shall also:

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each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement and work cooperatively in connection with obtaining all required consents, clearances, authorizations, orders or approvals of, or any exemptions by, any governmental entity;

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promptly consult with the other party with respect to, provide any necessary information with respect to (and, in the case of substantive correspondence, provide the other party (or its counsel) copies of), all filings, notices or other submissions made by such party with any governmental entity or any other information supplied by such party to, or correspondence with, a governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement;

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promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any material communication from any governmental entity regarding the transactions contemplated by the merger agreement;

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permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication with any such governmental entity;

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if either party or any representative thereof receives a request for additional information or documentary material from any governmental entity with respect to the transactions contemplated by the merger agreement, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other party, an appropriate response in substantial compliance with such request; and

•

refrain from participating in any meeting or teleconference with any governmental entity where material issues would be discussed in connection with the merger agreement and the transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate thereat.

To the extent any materials are provided in connection with the reasonable best efforts, HSR or other approvals section of the merger agreement, such materials may be redacted (i) to remove references concerning the valuation of Earthstone, Permian Resources, the transactions contemplated by the merger agreement or other confidential or competitively sensitive information, (ii) as necessary to comply with contractual requirements and (iii) as necessary to address reasonable privilege waiver risks.

Efforts to Hold the Permian Resources Special Meeting and the Earthstone Special Meeting

Permian Resources Special Meeting

Permian Resources has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Permian Resources to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the Permian Resources stock issuance proposal by Permian Resources stockholders, to be held as promptly as practicable following the clearance of this joint proxy statement/prospectus by the SEC and the registration statement, of which this joint proxy statement/prospectus forms a part, being declared effective by the SEC. Unless there has been a Permian Resources recommendation change in accordance with the terms of the merger agreement, the Permian Resources board must recommend that the Permian Resources stockholders vote to approve the Permian Resources stock issuance proposal at the Permian Resources special meeting and the Permian Resources board must solicit from Permian Resources stockholders proxies in favor of the Permian Resources stock issuance proposal, and this joint proxy statement/prospectus is required to include such recommendation of the Permian Resources board.

Permian Resources (i) will be required to adjourn or postpone the Permian Resources special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Permian Resources stockholders or if, as of the time the Permian Resources special meeting is scheduled, there are insufficient shares of Permian Resources common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Permian Resources special meeting, and (ii) may adjourn or postpone the Permian Resources special meeting if, as of the time for which the Permian Resources special meeting is scheduled, there are insufficient shares of Permian Resources common stock represented (either in person or by proxy) to obtain the approval of the Permian Resources stock issuance proposal.

Notwithstanding the foregoing, the Permian Resources special meeting will not be adjourned or postponed to a date that is more than 15 business days after the immediately preceding date for which the Permian Resources special meeting was previously scheduled (though the Permian Resources special meeting shall be adjourned or postponed every time the circumstances described in (i) exist, and may be adjourned or postponed every time the circumstances described in (ii) exist) or to a date on or after three business days prior to the outside date.

If requested by Earthstone, Permian Resources will promptly provide all voting tabulation reports relating to the Permian Resources special meeting and will otherwise keep Earthstone reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Permian Resources stockholders with respect thereto. Unless there has been a Permian Resources recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Permian Resources stockholders or any other person to prevent the approval of the Permian Resources stock issuance proposal.

Once Permian Resources has established the Permian Resources record date, Permian Resources may not change the Permian Resources record date or establish a different record date for the Permian Resources special meeting without the prior written consent of Earthstone (which consent will not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable law or its organizational documents or in connection with a postponement or adjournment of the Permian Resources special meeting permitted pursuant to the merger agreement.

Earthstone Special Meeting

Earthstone has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Earthstone to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the Earthstone merger proposal by Earthstone stockholders, to be held as promptly as practicable following the clearance of this joint proxy statement/prospectus by the SEC and the registration statement, of which this joint proxy statement/prospectus forms a part, being declared effective by the SEC. Unless there has been an Earthstone recommendation change in accordance with the merger agreement, the Earthstone board must recommend that the Earthstone stockholders vote in favor of the Earthstone merger proposal and the Earthstone board must solicit from Earthstone stockholders proxies in favor of the Earthstone merger proposal, and this joint proxy statement/prospectus is required to include such recommendation of the Earthstone board.

Earthstone (i) will be required to adjourn or postpone the Earthstone special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Earthstone stockholders or if, as of the time the Earthstone special meeting is scheduled, there are insufficient shares of Earthstone common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Earthstone special meeting, and (ii) may adjourn or postpone the Earthstone special meeting if, as of the time for which the Earthstone special meeting is scheduled, there are insufficient shares of Earthstone common stock represented (either in person or by proxy) to obtain the approval of the Earthstone merger proposal. Notwithstanding the foregoing, the Earthstone special meeting will not be adjourned or postponed to a date that is more than 15 business days after the immediately preceding date for which the Earthstone special meeting was previously scheduled (though the Earthstone special meeting shall be adjourned or postponed every time the circumstances described in (i) exist, and may be adjourned or postponed every time the circumstances described in (ii) exist) or to a date on or after three business days prior to the outside date.

If requested by Permian Resources, Earthstone will promptly provide all voting tabulation reports relating to the Earthstone special meeting and will otherwise keep Permian Resources reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Earthstone stockholders with respect thereto.

Timing of Special Meetings

Permian Resources and Earthstone are required to cooperate and use their reasonable best efforts to set the record dates for and hold the Permian Resources special meeting and the Earthstone special meeting on the same day at approximately the same time.

Indemnification and Insurance

Until the six-year anniversary of the Initial Company Merger Effective Time, Permian Resources and the surviving company have agreed to, jointly and severally, indemnify, defend and hold harmless, in the same manner as provided by Earthstone immediately prior to August 21, 2023, each person who is now, or has been at any time prior to August 21, 2023 or who becomes, prior to the Initial Company Merger Effective Time, a director or officer of Earthstone or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan or is or was serving at the request of Earthstone or any of its respective subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, in each case, when acting in such capacity (whom are referred to herein as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any threatened or actual proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director or officer of Earthstone or any of its subsidiaries, a fiduciary under any employee benefit plan sponsored, maintained, or contributed to by Earthstone or is or was serving at the request of Earthstone or any of its subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, but not after, the Initial Company Merger Effective Time and whether asserted or claimed prior to, at or after the Initial Company Merger Effective Time (which liabilities are referred to herein as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated thereby, in each case to the fullest extent permitted under applicable law (and Permian Resources and the surviving company will, jointly and severally, pay expenses incurred in connection therewith, including but not limited to expenses for the retention of Earthstone’s regularly engaged legal counsel or other counsel satisfactory to them, in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law).

Until the six-year anniversary date of the Initial Company Merger Effective Time, neither Permian Resources nor the surviving company will amend, repeal or otherwise modify any provision in the organizational documents of the surviving company or its subsidiaries in any manner that would affect adversely the rights thereunder or under the organizational documents of the surviving company or any of its subsidiaries of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Permian Resources and the surviving company and its subsidiaries will fulfill and honor any indemnification, expense advancement, or exculpation agreements between Earthstone or any of its subsidiaries and any of their respective directors or officers existing and in effect immediately prior to the Initial Company Merger Effective Time.

Permian Resources and the surviving company will cause to be put in place, and Permian Resources will fully prepay immediately prior to the Initial Company Merger Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six years from the Initial Company Merger Effective Time from an insurance carrier with the same or better credit rating as Earthstone’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Earthstone’s existing policies, subject to a premium cap, with respect to matters, acts or omissions existing or occurring at, prior to, or after the Initial Company Merger Effective Time.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among other things, covenants relating to:

•	cooperation between Permian Resources and Earthstone in the preparation of this joint proxy statement/prospectus;

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access by each party to certain information about the other party during the period prior to the earlier of the Initial Company Merger Effective Time or termination of the merger agreement, as applicable;

•	cooperation between Permian Resources and Earthstone in connection with public announcements;

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taking all reasonable steps within each party’s control to exempt (or ensure the continued exemption of) the mergers and the transactions contemplated by the merger agreement from the takeover laws of any state that purport to apply to the merger agreement or the transactions contemplated thereby;

•	requirements of Section 16(a) of the Exchange Act;

•	absence of control of the other parties’ businesses;

•	cooperation between Permian Resources and Earthstone in the defense or settlement of any stockholder litigation relating to the transactions contemplated by the merger agreement;

•	transfer taxes;

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delisting of shares of Earthstone Class A common stock on the NYSE and conditional approval for listing of the shares of Permian Resources Class A common stock to be issued pursuant to the Initial Company Merger on the NYSE prior to the Initial Company Merger Effective Time, subject to official notice of issuance;

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the declaration and payment of dividends in respect of shares of Permian Resources Class A common stock and Earthstone Class A common stock and the record and payment dates relating thereto such that, until the Initial Merger Effective Time, Permian Resources will not declare any dividend and Permian Resources OpCo will not declare any distribution that, in each case, is not fully paid prior to the date of closing;

•	the prepayment of Earthstone’s existing credit facility and cooperation in obtaining or refinancing any debt financing of Permian Resources, Earthstone or their respective affiliates;

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certain tax matters, including cooperation to cause the transactions contemplated by the merger agreement to qualify for the intended tax treatment and to obtain a tax opinion regarding the treatment of the Company Mergers as a “reorganization” within the meaning of Section 368(a) of the Code;

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cooperation regarding the amendment or novation of Earthstone’s derivative contracts and compliance with hedging requirements under Earthstone’s existing credit facility and Permian Resources’ existing credit facility; and

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Permian Resources not taking any action, or failing to take any action, which action or failure would reasonably be expected to cause Permian Resources to be ineligible to file a registration statement on Form S-3ASR.

Conditions to Completion of the Mergers

The obligations of Permian Resources and Earthstone to consummate the mergers are subject to the satisfaction (or waiver by all parties, to the extent permissible under applicable laws) of the following mutual conditions:

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approval of the Earthstone merger proposal by the Earthstone stockholders shall have been obtained and approval of the Permian Resources stock issuance proposal by the Permian Resources stockholders shall have been obtained;

•	any waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act shall have been terminated or shall have expired;

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no governmental entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, including the mergers, and no law shall have been adopted that makes consummation of the transactions contemplated by the merger agreement, including the mergers, illegal or otherwise prohibited;

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the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, filed by Permian Resources in connection with the issuance of shares of Permian Resources Class A common stock in the Initial Company Merger shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order; and

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the shares of Permian Resources Class A common stock to be issued pursuant to the merger agreement (including shares of Permian Resources Class A common stock issuable upon exchange of the Permian Resources Class C common stock to be issued pursuant to the mergers) shall have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of Earthstone and Earthstone OpCo to consummate the mergers is also subject to the satisfaction, or waiver by Earthstone, of the following additional conditions:

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the accuracy of the representations and warranties of Permian Resources, Merger Sub I, Merger Sub II and Permian Resources OpCo set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of August 21, 2023 and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties will be true and correct as of such date), and Earthstone’s receipt of an officer’s certificate from Permian Resources to that effect;

•	performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with pursuant to the merger agreement by Permian Resources, Merger Sub I,

Merger Sub II and Permian Resources OpCo prior to the Initial Company Merger Effective Time, and Earthstone’s receipt of an officer’s certificate from Permian Resources to that effect;

•	each of Permian Resources and Merger Sub II shall have delivered to Earthstone an executed counterpart to the Permian Resources OpCo A&R LLCA; and

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receipt of an opinion from Vinson & Elkins (counsel to Earthstone), another nationally recognized law firm reasonably satisfactory to Earthstone or Kirkland & Ellis (counsel to Permian Resources), dated as of the closing date, to the effect that the Company Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of Permian Resources, Merger Sub I, Merger Sub II and Permian Resources OpCo to consummate the mergers is also subject to the satisfaction, or waiver by Permian Resources, of the following additional conditions:

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the accuracy of the representations and warranties of Earthstone set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of August 21, 2023 and as of the closing date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties will be true and correct as of such date), and Permian Resources’ receipt of an officer’s certificate from Earthstone to that effect; and

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performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with pursuant to the merger agreement by Earthstone prior to the Initial Company Merger Effective Time, and Permian Resources’ receipt of an officer’s certificate from Earthstone to that effect.

As further discussed under the section entitled “Risk Factors,” neither Permian Resources nor Earthstone can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.

Termination of the Merger Agreement

Permian Resources and Earthstone may mutually agree in writing to terminate the merger agreement before consummating the Initial Company Merger, even after approval of the Permian Resources stock issuance proposal by the Permian Resources stockholders and of the Earthstone merger proposal by the Earthstone stockholders has been obtained.

In addition, either Permian Resources or Earthstone may terminate the merger agreement if:

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any governmental entity having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers and such order, decree, ruling or injunction or other action shall have become final and non-appealable, or if there shall be adopted any law that permanently makes consummation of any of the mergers illegal or otherwise permanently prohibited; provided, however, that the right to terminate the merger agreement under this bullet shall not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the primary cause of or resulted in the action or event described in this bullet occurring;

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the consummation of the mergers has not occurred on or before 5:00 p.m., Houston, Texas time, on the outside date; provided that the right to terminate the merger agreement under this bullet shall not be available to any party whose failure to fulfill any material covenant or agreement pursuant to the merger agreement has been the primary cause of or resulted in the failure of the mergers to occur on or before such date;

•	the other party has caused a breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which would give rise to the failure of certain conditions to the mergers, if it was continuing as of the closing and such breach is not curable prior to the outside date or, if curable prior to the outside date, has not been cured by the earlier of (i) thirty days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the outside date; provided, however, that the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement contained in the merger agreement (a “terminable breach”); provided, however, that the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

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the approval of the Earthstone merger proposal by the Earthstone stockholders shall not have been obtained upon a vote at a duly held Earthstone special meeting; or the approval of the Permian Resources stock issuance proposal by the Permian Resources stockholders shall not have been obtained upon a vote at a duly held Permian Resources special meeting.

In addition, the merger agreement may be terminated under the following circumstances:

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by Permian Resources, (i) prior to, but not after, the time the Earthstone stockholders approve the Earthstone merger proposal, if the Earthstone board or a committee thereof has effected an Earthstone recommendation change (regardless of whether such Earthstone recommendation change is permitted by the merger agreement) or (ii) prior to, but not after, the time the Permian Resources stockholders approve the Permian Resources stock issuance proposal, in order to enter into a definitive agreement with respect to a Permian Resources superior proposal (provided Permian Resources contemporaneously pays the termination fee described below); and

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by Earthstone, (i) prior to, but not after, the time the Permian Resources stockholders approve the Permian Resources stock issuance proposal, if the Permian Resources board or a committee thereof has effected a Permian Resources recommendation change (regardless of whether such Permian Resources recommendation change is permitted by the merger agreement) or (ii) prior to, but not after, the time the Earthstone stockholders approve the Earthstone merger proposal in order to enter into a definitive agreement with respect to an Earthstone superior proposal (provided Earthstone contemporaneously pays the termination fee described below).

Expenses and Termination Fees Relating to the Termination of the Merger Agreement

Termination Fees Payable by Permian Resources

The merger agreement requires Permian Resources to pay Earthstone a termination fee of $175.0 million if:

•	Earthstone terminates the merger agreement following a Permian Resources recommendation change as described above in the section entitled “— Termination of the Merger Agreement”;

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Permian Resources terminates the merger agreement prior to, but not after, the time the Permian Resources stockholders approve the Permian Resources stock issuance proposal, in order to enter into a definitive agreement with respect to a Permian Resources superior proposal; or

•

(i)(A) either party terminates the merger agreement because the Permian Resources stockholder approval is not obtained and on or before the date of any such termination a Permian Resources competing proposal has been publicly announced or publicly disclosed or (B) (x) Permian Resources terminates the merger agreement following the outside date at a time when Earthstone would be permitted to terminate the merger agreement due to a terminable breach by Permian Resources or (y) Earthstone terminates the merger agreement due to a terminable breach by Permian Resources and, in the case of clause (x) or clause (y), on or before the date of any such termination a Permian Resources competing proposal shall have been announced, disclosed or otherwise communicated to the Permian Resources board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within twelve months after the date of such termination, Permian Resources enters into a definitive agreement with respect to a Permian Resources competing proposal

(or publicly approves or recommends to the Permian Resources stockholders or otherwise does not oppose, in the case of a tender or exchange offer, a Permian Resources competing proposal) or consummates a Permian Resources competing proposal (defined for the purpose of this clause (ii) with all references to “20% or more” and “at least 20%” in the definition of Permian Resources competing proposal being replaced with “more than 50%”).

In no event shall Earthstone be entitled to receive more than one payment of the termination fee.

Termination Fees Payable by Earthstone

The merger agreement requires Earthstone to pay Permian Resources a termination fee of $87.5 million, if:

•	Permian Resources terminates the merger agreement following an Earthstone recommendation change as described above in the section entitled “— Termination of the Merger Agreement”;

•

Earthstone terminates the merger agreement prior to, but not after, the time the Earthstone stockholders approve the Earthstone merger proposal in order to enter into a definitive agreement with respect to an Earthstone superior proposal; or

•

(i)(A) either party terminates the merger agreement because the required Earthstone stockholder approval is not obtained, and on or before the date of any such termination an Earthstone competing proposal has been publicly announced or publicly disclosed or (B) (x) Earthstone terminates the merger agreement following the outside date at a time when Permian Resources would be permitted to terminate the merger agreement due to a terminable breach by Earthstone or (y) Permian Resources terminates the merger agreement due to a terminable breach by Earthstone and, in the case of clause (x) or clause (y), on or before the date of any such termination an Earthstone competing proposal shall have been announced, disclosed or otherwise communicated to the Earthstone board and not withdrawn without qualification at least seven business days prior to the date of such termination and (ii) within twelve months after the date of such termination, Earthstone enters into a definitive agreement with respect to an Earthstone competing proposal (or publicly approves or recommends to the Earthstone stockholders or otherwise does not oppose, in the case of a tender or exchange offer, an Earthstone competing proposal) or consummates an Earthstone competing proposal (defined for the purpose of this clause (ii) with all references to “20% or more” and “at least 20%” in the definition of Earthstone competing proposal being replaced with “more than 50%”).

In no event shall Permian Resources be entitled to receive more than one payment the termination fee.

Expenses

The merger agreement requires Permian Resources to pay the Earthstone Expenses if the merger agreement is terminated by either Earthstone or Permian Resources because the required Permian Resources stockholder approval is not obtained.

The merger agreement requires Earthstone to pay the Permian Resources Expenses if the merger agreement is terminated by either Permian Resources or Earthstone because the required Earthstone stockholder approval is not obtained.

In no event will the payment of the Earthstone Expenses or of the Permian Resources Expenses, as applicable, relieve Permian Resources or Earthstone, respectively, of any later obligation to pay the termination fees described above in the section entitled “The Merger Agreement — Expenses and Termination Fees Relating to the Termination of the Merger Agreement”; however Earthstone is entitled to credit any prior Permian Resources Expenses actually paid by Earthstone against the amount of any such termination fees required to be paid by Earthstone and Permian Resources is entitled to credit any prior Earthstone Expenses actually paid by Permian Resources against the amount of any such termination fees required to be paid by Permian Resources.

Except for the payment of Earthstone Expenses and Permian Resources Expenses described above, each of Permian Resources and Earthstone shall pay its own expenses incident to preparing for, entering into and carrying out the merger agreement and the consummation of the transactions contemplated therein, regardless of whether the mergers shall be consummated, except that all filing fees paid in respect of the filings under the HSR Act in connection with the merger will be borne by Permian Resources.

No Third Party Beneficiaries

Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than Permian Resources, Permian Resources OpCo, Earthstone, Earthstone OpCo, Merger Sub I and Merger Sub II any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:

•

from and after the Initial Company Merger Effective Time, the rights of the holders of shares of Earthstone common stock to receive the merger consideration and any dividends or distributions to be paid in accordance with the merger agreement; and

•	from and after the Initial Company Merger Effective Time, the rights of the indemnified persons to enforce the obligations described under “— Indemnification and Insurance.”

Amendments and Waivers

Subject to applicable law, (i) the merger agreement may be amended pursuant to a written instrument signed on behalf of the parties; provided that, once adopted by the Earthstone stockholders, no amendments to the merger agreement which by law would require further approval by the Earthstone stockholders shall be made without first obtaining such further approval, and (ii) either party may waive the other party’s compliance with the terms of the merger agreement.

Specific Performance

In addition to any other remedy that may be available to each party under the terms of the merger agreement, at law or in equity, including monetary damages, prior to the termination of the merger agreement, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Governing Law

The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

INFORMATION ABOUT PERMIAN RESOURCES

Permian Resources is an independent oil and natural gas company engaged in development of crude oil and associated liquids-rich natural gas reserves with assets concentrated in the core of the Delaware Basin. Permian Resources is a Delaware corporation with principal executive offices located at 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701. Its telephone number at that address is (432) 695-4222. Permian Resources’ Class A common stock is listed on the NYSE under the symbol “PR.” Additional information about Permian Resources and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT EARTHSTONE

Earthstone is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves primarily in the Delaware Basin and the Midland Basin. Earthstone’s principal executive offices are located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. Its telephone number at that address is (281) 298-4246. Shares of Earthstone’s Class A common stock are traded on the NYSE under the symbol “ESTE.” Additional information about Earthstone and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See also “Where You Can Find More Information.”

SECURITY OWNERSHIP OF EARTHSTONE MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table includes all holdings of Earthstone Class A common stock and Earthstone Class B common stock, as of September 22, 2023, of Earthstone’s directors, named executive officers, Earthstone’s directors and executive officers as a group, and all those known by Earthstone to be beneficial owners of more than five percent of its outstanding shares of Earthstone common stock. Unless otherwise noted, the mailing address of each person or entity named below is 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)(2)
	Class A Common Stock		Class B Common Stock		Combined Voting Power(3)
Name	Number	Percent of Class(4)	Number	Percent of Class(5)	Number	Percent
Named Executive Officers:
Robert J. Anderson	693,490	*	—	—	693,490	*
Mark Lumpkin, Jr.	258,552	*	—	—	258,552	*
Steven C. Collins	394,198	*	—	—	394,198	*
Timothy D. Merrifield	464,367	*	—	—	464,367	*
Tony Oviedo	130,409	*	—	—	130,409	*

Directors:
Frank A. Lodzinski(6)	566,243	*	—	—	566,243	*
Frost W. Cochran	—	—	—	—	—	—
David S. Habachy	11,900	*	—	—	11,900	*
Jay F. Joliat	232,638	*	—	—	232,638	*
Phillip D. Kramer	117,450	*	—	—	117,450	*
Ray Singleton	622,160	*	—	—	622,160	*
Douglas E. Swanson, Jr.	—	—	—	—	—	—
Brad A. Thielemann	—	—	—	—	—	—
Zachary G. Urban	80,415	*	—	—	80,415	*
Robert L. Zorich	—	—	—	—	—	—

Officers and Directors as a Group (15 persons):	3,571,822	3.4%	—	—	3,571,822	2.5%

Beneficial Owners of More than Five Percent:
EnCap Investments L.P.(7)	22,122,820	20.8%	33,956,524	99.1%	56,079,344	39.9%
Post Oak Energy Capital, LP(8)	11,167,213	10.5%	—	—	11,167,213	7.9%
State Street Corporation(9)	5,674,136	5.3%	—	—	5,674,136	4.0%
OnyxPoint Global Management LP(10)	5,504,043	5.2%	—	—	5,504,043	3.9%

*	Less than one percent.
(1)

Subject to the terms of the Earthstone OpCo LLC Agreement, Earthstone OpCo unitholders have the right to exchange all or a portion of its Earthstone OpCo Units (together with a corresponding number of shares of Earthstone Class B common stock) for Earthstone Class A common stock (or the cash option) at an exchange ratio of one share of Earthstone Class A common stock for each Earthstone OpCo Unit (and corresponding share of Earthstone Class B common stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Earthstone has the option to deliver cash in lieu of shares of Earthstone Class A common stock upon exercise by Earthstone OpCo unitholders of their exchange right. As a result, beneficial ownership of Earthstone Class B common stock and Earthstone OpCo Units is not reflected as beneficial ownership of shares of Earthstone Class A common stock for which such units and stock may be exchanged.

(2)

This table lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person.

(3)

Represents the percentage of voting power of Earthstone Class A common stock and Earthstone Class B common stock voting together as a single class. Each share of Earthstone Class B common stock has no economic rights, but entitles the holder thereof to one vote for each Earthstone OpCo Unit held by such holder.

(4)	The percentage is based upon 106,331,055 shares of Earthstone Class A common stock issued and outstanding as of September 22, 2023.
(5)	The percentage is based upon 34,257,641 shares of Earthstone Class B common stock issued and outstanding as of September 22, 2023.
(6)

Includes 408,386 shares of Earthstone Class A common stock held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

(7)

Attributable to shares owned directly or indirectly by three investment funds affiliated with EnCap (the “EnCap Members”): (i) EnCap Energy Capital Fund VIII, L.P. (“EnCap Fund VIII”), which directly holds 2,303,000 shares of Earthstone Class A common stock; (ii) EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX”), which beneficially owns 33,956,524 shares of Earthstone Class B common stock and an equivalent number of Earthstone OpCo Units that are directly owned by its wholly owned subsidiary, Bold Holdings; and (iii) EnCap Energy Capital Fund XI, L.P. (“EnCap Fund XI”), which directly holds 19,819,820 shares of Earthstone Class A common stock. EnCap Partners GP, LLC (“EnCap Partners GP”) is general partner of EnCap Partners, LP (“EnCap Partners”), which is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap Investments L.P. (“EnCap Investments LP”), which is the general partner of EnCap Equity Fund VIII GP, L.P. (“EnCap Fund VIII GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”), which are the general partners of EnCap Fund VIII and EnCap Fund IX, respectively. EnCap Partners is the sole member of EnCap Equity Fund XI GP, LLC (“EnCap Fund XI GP”), which is the general partner of EnCap Equity Fund XI GP, L.P. (“EnCap Equity Fund XI GP LP”), which is the general partner of EnCap Fund XI. Therefore, each of EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP, EnCap Fund VIII GP, EnCap Fund IX GP, EnCap Fund XI GP, and EnCap Equity Fund XI GP LP, may be deemed to beneficially own the reported securities that are held beneficially or of record by any EnCap Members under its direct or indirect control. Each of EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP, EnCap Fund VIII GP, EnCap Fund IX GP, EnCap Fund XI GP, and EnCap Equity Fund XI GP LP disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The address for the EnCap entities listed above is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.

(8)

Beneficial ownership information is based solely on a Schedule 13D/A filed with the SEC on August 23, 2023. Cypress Investments, LLC (“Cypress”) is the record holder of 11,017,213 shares of Earthstone Class A common stock and Broken Oak Investments, LLC (“Broken Oak”) is the record holder of 150,000 shares of Earthstone Class A common stock. Post Oak is the sole managing member of Cypress and Broken Oak. Post Oak Energy Holdings, LLC (“POEH”) is the sole general partner of Post Oak. Messrs. Frost W. Cochran, Philip A. Davidson and Clint S. Wetmore are the individual members of POEH (collectively, the “POEH Members”). The POEH Members have shared voting and investment power with respect to the shares of Earthstone Class A common stock held by Cypress and Broken Oak, and each of the POEH Members may disclaim beneficial ownership of such shares. The business address of each of the foregoing parties is 34 S. Wynden Drive, Suite 300, Houston, Texas 77056.

(9)

Beneficial ownership information is based solely on a Schedule 13G filed with the SEC on February 8, 2023 by State Street Corporation with an address of State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street Corporation has sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 5,647,136 shares and shared dispositive power with respect to 5,674,136 shares.

(10)	Beneficial ownership information is based solely on a Schedule 13G filed with the SEC on January 10, 2023. OnyxPoint Permian Equity Aggregator II LLC, a wholly-owned subsidiary of OnyxPoint Permian

Opportunities Fund LP (together, the “Fund”), directly holds 5,457,528 shares of Earthstone Class A common stock. OnyxPoint Global Management LP (“Global Management”) and its affiliates have voting and dispositive power over the 5,457,528 shares held by the Fund as well as 46,515 shares held in various client accounts managed by Global Management and its affiliates. Shaia Hosseinzadeh has sole control of Global Management and its affiliates and, accordingly, has voting and dispositive power over and may be deemed to beneficially own 5,504,043 shares of Earthstone Class A common stock. The business address of each of the foregoing parties is One World Trade Center, 46th Floor, New York, NY 10007.

SECURITY OWNERSHIP OF PERMIAN RESOURCES MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information known to Permian Resources regarding ownership of shares of Permian Resources Class A common stock and Permian Resources Class C common stock as of September 20, 2023 by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of Permian Resources common stock;

•	each of Permian Resources’ directors and named executive officers for 2022; and

•	all of Permian Resources’ current executive officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership percentages are based on 328,795,305 shares of Permian Resources Class A common stock and 243,075,559 shares of Permian Resources Class C common stock issued and entitled to vote as of September 20, 2023.

Unless otherwise indicated, Permian Resources believes that all persons named in the table below have sole voting and investment power with respect to all shares of Permian Resources common stock beneficially owned by them.

	Class A Common Stock		Class C Common Stock(1)		Combined Voting Power
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
5% or Greater Stockholders
Funds affiliated with NGP(2)	—	—	99,394,371	40.9%	99,394,371	17.4%
Funds affiliated with Pearl (3)	—	—	89,133,469	36.7%	89,133,469	15.6%
Funds affiliated with Riverstone(4)	58,227,600	17.7%	—	—	58,227,600	10.2%
The Vanguard Group, Inc.(5)	18,961,413	5.8%	—	—	18,961,413	3.3%

Directors and Named Executive Officers
William M. Hickey	—	—	16,467,681	6.8%	16,467,681	2.9%
James H. Walter	—	—	16,267,681	6.7%	16,267,681	2.8%
Sean R. Smith(6)	8,653,192	2.7%	—	—	8,653,192	1.5%
Guy M. Oliphint(7)	101,693	*	—	—	101,693	*
George S. Glyphis(8)	2,538,518	*	—	—	2,538,518	*
Matthew R. Garrison(9)	1,638,451	*	—	—	1,638,451	*
John C. Bell(10)	53,517	*	1,878,243	*	1,931,760	*
Brent P. Jensen(11)	1,391,032	*	—	—	1,391,032	*
Davis O. O’Connor(12)	2,672,333	*	—	—	2,672,333	*
Maire A. Baldwin(13)	246,496	*	—	—	246,496	*
Karan E. Eves(14)	46,376	*	—	—	46,376	*
Steven D. Gray(15)	168,720	*	—	—	168,720	*
Matthew G. Hyde(16)	213,174	*	—	—	213,174	*
Aron Marquez(17)	46,376	*	—	—	46,376	*
William J. Quinn(3)	—	—	89,133,469	36.7%	89,133,469	15.6%
Jeffrey H. Tepper(18)	223,665	*	—	—	223,665	*
Robert M. Tichio	—	—	—	—	—	—
All current directors and executive officers, as a group (13 individuals)	2,491,049	*	123,747,074	50.9%	126,238,123	22.1%

*	Less than one percent.

(1)

Subject to the terms of Permian Resources OpCo LLCA, holders of Permian Resources OpCo Units (other than the Permian Resources) generally have the right to exchange all or a portion of their Permian Resources OpCo Units (together with a corresponding number of shares of Permian Resources Class C common stock) for Permian Resources Class A common stock at an exchange ratio of one share of Permian Resources Class A common stock for each Permian Resources OpCo Unit (and corresponding share of Permian Resources Class C common stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Permian Resources has the option to deliver cash in lieu of shares of Permian Resources Class A common stock upon exercise by holders of Permian Resources OpCo Units of their exchange right. As a result, beneficial ownership of Permian Resources Class C common stock and Permian Resources OpCo Units is not reflected as beneficial ownership of shares of Permian Resources Class A common stock for which such common units and stock may be exchanged.

(2)

Includes 25,748,457 shares of Permian Resources Class C common stock held of record by NGP XI US Holdings, L.P., 12,853,273 shares of Permian Resources Class C common stock held of record by NGP Pearl Holdings II, LLC and 60,792,641 shares of Permian Resources Class C common stock held of record by Luxe Energy, LLC. NGP XI US Holdings, L.P. controls Luxe Energy, LLC. NGP XI Holdings GP, L.L.C. is the sole general partner of NGP XI US Holdings, L.P., and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P. NGP XII US Holdings, L.P. controls NGP Pearl Holdings II, LLC. NGP XII Holdings GP, L.L.C. is the sole general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XI, L.L.C. and GFW XII, L.L.C. has delegated full power and authority to manage NGP XI US Holdings, L.P. and NGP XII US Holdings, L.P., respectively, to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick and Jill Lampert serve as voting members of the Executive Committee of NGP Energy Capital Management, L.L.C. The business address for each person named in this footnote is 2850 N. Harwood Street, 19th Floor, Dallas, Texas 75201. This information is based upon the Amendment No. 1 to Schedule 13D filed by affiliates of NGP Energy Capital Management, L.L.C. on March 14, 2023.

(3)

Includes 56,429,386 shares of Permian Resources Class C common stock held of record by Pearl Energy Investments, L.P. (“Pearl I”), 16,094,353 shares of Permian Resources Class C common stock held of record by Pearl Energy Investments II, L.P. (“Pearl II”) and 16,609,730 shares of Permian Resources Class C common stock held of record by Pearl CIII Holdings, L.P. (“Colgate Holdings”). Pearl I is controlled by Pearl Energy Investment GP, L.P., its general partner (“Pearl I GP, L.P.”). Pearl I GP, L.P. is controlled by Pearl Energy Investment UGP, LLC, its general partner (“Pearl I UGP”). Pearl I UGP is controlled by William J. Quinn, the founder and managing partner of Pearl Energy Investments. Pearl II is controlled by Pearl Energy Investment II GP, L.P., its general partner (“Pearl II GP, L.P.”). Pearl II GP, L.P. is controlled by Pearl Energy Investment II UGP, LLC (“Pearl II UGP”). Pearl II UGP is controlled by Quinn. Colgate Holdings is controlled by Pearl II GP, L.P. Pearl II GP, L.P. is controlled by Pearl II UGP. Pearl II UGP is controlled by Quinn. The business address for each person named in this footnote is 2100 McKinney Ave #1675, Dallas, TX 75201. This information is based upon the Schedule 13D filed by Pearl Energy Investments, L.P. on September 12, 2022.

(4)

Includes 41,084,578 shares of Permian Resources Class A common stock held of record by Riverstone VI Centennial QB Holdings, L.P. (“Riverstone QB Holdings”), 10,052,173 shares of Permian Resources Class A common stock held of record by REL US Centennial Holdings, LLC (“REL US”), 4,129,918 shares of Permian Resources Class A common stock held of record by Riverstone Non-ECI USRPI AIV, L.P. (“Riverstone Non-ECI”), 2,006,422 shares of Permian Resources Class A common stock held of record by Silver Run Sponsor, LLC (“Silver Run Sponsor”) and 954,509 shares of Permian Resources Class A common stock held of record by David Leuschen. David Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (“Riverstone Management”) and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone

Management. Riverstone Management is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P. (“Riverstone/Gower”), which is the sole member of Riverstone Holdings LLC (“Riverstone Holdings”) and the sole shareholder of Riverstone Holdings II (Cayman) Ltd. (“Riverstone Holdings II”). Riverstone Holdings is the managing member of Silver Run Sponsor Manager, LLC (“Silver Run Manager”), which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Holdings is also the sole shareholder of Riverstone Energy GP VI Corp (“Riverstone Energy Corp”), which is the managing member of Riverstone Energy GP VI, LLC (“Riverstone Energy GP”), which is the general partner of Riverstone Energy Partners VI, L.P. (“Riverstone Energy Partners”), which is the general partner of Riverstone QB Holdings. As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Holdings II is the general partner of Riverstone Energy Limited Investment Holdings, LP, which is the sole shareholder of REL IP General Partner Limited (“REL IP GP”), which is the general partner of REL IP General Partner LP (“REL IP”), which is the managing member of REL US. As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Non-ECI GP Ltd. (“Non-ECI GP Ltd.”) is the sole member of Riverstone Non-ECI GP Cayman LLC (“Non-ECI Cayman GP”), which is the general partner of Riverstone Non-ECI Partners GP (Cayman), L.P. (“Non-ECI Cayman”), which is the sole member of Riverstone Non-ECI USRPI AIV GP, L.L.C. (“Riverstone Non-ECI GP”), which is the general partner of Riverstone Non-ECI. Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI. As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI. Each such entity or person disclaims beneficial ownership of these securities. The business address for each person named in this footnote is c/o Riverstone Holdings, 712 Fifth Avenue, 36th Floor, New York, NY 10019. This information is based upon Amendment No. 13 to the Schedule 13D filed by affiliates of Riverstone on March 14, 2023.
(5)

The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Permian Resources Class A common stock. Vanguard has shared voting power over 184,784 shares of Permian Resources Class A common stock, sole dispositive power over 18,604,937 shares of Permian Resources Class A common stock and shared dispositive power over 356,476 shares of Permian Resources Class A common stock. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on Vanguard’s most recent Statement on Schedule 13G filed on February 9, 2023.

(6)

Amount reflected in the table for Mr. Smith reflects his ownership as of his last day of employment on December 31, 2022. Because Mr. Smith is no longer employed by Permian Resources, his security ownership is not included in the total noted above for current directors and executive officers, as a group.

(7)	Amount reflected in the table for Mr. Oliphint includes 101,693 shares of Permian Resources Class A common stock subject to continued time-based vesting requirements.
(8)

Amount reflected in the table for Mr. Glyphis reflects his ownership as of his last day of employment as Executive Vice President and Chief Financial Officer of Permian Resources on February 28, 2023. Because Mr. Glyphis is no longer employed by Permian Resources, his security ownership is not included in the total noted above for current directors and executive officers, as a group.

(9)

Amount reflected in the table for Mr. Garrison reflects his ownership as of his last day of employment on September 1, 2023. Because Mr. Garrison is no longer employed by Permian Resources, his security ownership is not included in the total noted above for current directors and executive officers, as a group.

(10)	Amount reflected in the table for Mr. Bell includes 38,737 shares of Permian Resources Class A common stock subject to continued time-based vesting requirements.
(11)

Amount reflected in the table for Mr. Jensen includes 214,223 shares of Permian Resources Class A common stock subject to continued time-based vesting requirements and 125,000 shares of Permian Resources Class A common stock issuable upon the exercise of stock options.

(12)

Amount reflected in the table for Mr. O’Connor reflects his ownership as of his last day of employment on September 9, 2022. Because Mr. O’Connor is no longer employed by Permian Resources, his security ownership is not included in the total noted above for current directors and executive officers, as a group.

(13)	Amount reflected in the table for Ms. Baldwin includes 28,101 shares of Permian Resources Class A common stock subject to continued time-based vesting requirements.
(14)	Amount reflected in the table for Ms. Eves includes 46,376 shares of Permian Resources Class A common stock subject to continued time-based vesting requirements.
(15)	Amount reflected in the table for Mr. Gray includes 63,720 shares of Permian Resources Class A common stock subject to continued time-based vesting requirements.
(16)	Amount reflected in the table for Mr. Hyde includes 18,822 shares of Permian Resources Class A common stock subject to continued time-based vesting requirements.
(17)	Amount reflected in the table for Mr. Marquez includes 46,376 shares of Permian Resources Class A common stock subject to continued time-based vesting requirements.
(18)	Amount reflected in the table for Mr. Tepper includes 19,353 shares of Permian Resources Class A common stock subject to continued time-based vesting requirements.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On August 21, 2023, Permian Resources (or the “Company”) and Earthstone announced that they have entered into a merger agreement pursuant to which Permian Resources will acquire Earthstone. The merger is expected to close prior to December 31, 2023, subject to customary closing conditions, regulatory approvals and shareholder approvals.

If the mergers are completed, (i) each share of Earthstone Class A common stock will be converted into the right to receive a number of shares of Permian Resources Class A common stock equal to the exchange ratio, (ii) each share of Earthstone Class B common stock will be converted into the right to receive a number of shares of Permian Resources Class C common stock equal to the exchange ratio, (iii) each Earthstone OpCo Unit will be converted into the right to receive a number of Permian Resources OpCo Units equal to the exchange ratio, and (iv) all existing shares of Permian Resources common stock will remain outstanding.

The following unaudited pro forma combined financial statements of the Company (which we refer to as the “pro forma combined financial statements”) have been prepared from the respective historical consolidated financial statements of Permian Resources and Earthstone and have been adjusted to reflect (i) the completion of the mergers, (ii) Earthstone’s completion of the Novo Transactions on August 15, 2023 (collectively referred to in these pro forma combined financial statements as, the “Earthstone Transactions”) and (iii) Permian Resources’ completion of its acquisition of Colgate Energy Partners III, LLC (“Colgate”) on August 31, 2022 (the “Colgate Merger” and collectively referred to in these pro forma combined financial statements as, the “Transactions”). The unaudited pro forma combined balance sheet as of June 30, 2023, gives effect to the mergers and Earthstone Transactions as if they had been completed on June 30, 2023. The unaudited pro forma combined statements of operations for the year ended December 31, 2022, and the six months ended June 30, 2023, give effect to the Transactions as if they had been completed on January 1, 2022.

The mergers will be accounted for as a business combination using the acquisition method of accounting, with Permian Resources as the accounting acquirer. The pro forma combined financial statements have been prepared to reflect transaction accounting adjustments to Permian Resources’ historical financial information that management believes are factually supportable and that are expected to have a continuing impact on results of operations, with the exception of certain nonrecurring items incurred in connection with the mergers.

The pro forma merger consideration and purchase price allocation are preliminary and are based upon estimates of the fair market values of the assets and liabilities of Earthstone as of June 30, 2023, utilizing currently available information. Assumptions and estimates underlying the pro forma adjustments, preliminary merger consideration and preliminary purchase price allocations are described in the accompanying notes, which should be read in conjunction with the pro forma combined financial statements.

As of the date of this filing, the Company has not completed the necessary valuations of the mergers in order to arrive at the required final estimates of the fair value and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Earthstone’s accounting policies to those of the Company. A final determination of the fair value of Earthstone’s assets and liabilities will be based on those that exist as of the closing date, and therefore, cannot be made prior to the completion of the mergers. In addition, the value of the shares to be distributed upon closing of the mergers will be determined based on the market price of the Permian Resources Class A common stock on the closing date. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The final purchase price allocation and merger consideration will be performed subsequent to closing and may be materially different than that reflected herein.

The pro forma combined financial statements and related notes are presented to reflect the Transactions for illustrative purposes only. If the Transactions had occurred in the past, the operating results might have been materially different from those presented in the pro forma combined financial statements. The pro forma combined statements of operations should not be relied upon as an indication of operating results that would have been achieved if the Transactions contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the pro forma combined statements of operations and should not be relied on as an indication of the future results of the combined company following the Transactions. The pro forma combined financial statements do not reflect projected synergies including the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result after the mergers and, accordingly, do not attempt to predict or suggest future results.

PERMIAN RESOURCES CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2023, (in thousands)

	Historical		Earthstone Transactions	Transaction Accounting Adjustments		Pro forma Combined
	Permian Resources	Earthstone
ASSETS		(a)	(b)
Current assets
Cash and cash equivalents	$18,280	$49,500	$487,660	$(468,436)	(c)	$87,004
Accounts receivable, net	309,624	135,632	56,429	—		501,685
Derivative instruments	87,737	7,106	—	—		94,843
Prepaid and other current assets	10,396	19,658	88	—		30,142

Total current assets	426,037	211,896	544,177	(468,436)		713,674
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,415,969	280,221	34,894	300,695	(d)	2,031,779
Proved properties	9,691,058	4,348,453	733,192	(646,750)	(d)	14,125,953
Accumulated depreciation, depletion and amortization	(2,811,580)	(832,886)	(281,322)	1,114,208	(d)	(2,811,580)

Total oil and natural gas properties, net	8,295,447	3,795,788	486,764	768,153		13,346,152
Other property and equipment, net	38,731	11,552	14	—		50,297

Total property and equipment, net	8,334,178	3,807,340	486,778	768,153		13,396,449
Noncurrent assets
Operating lease right-of-use assets	62,049	6,573	—	—		68,622
Other noncurrent assets	104,061	94,632	—	(75,000)	(c)	107,304
				(16,389)	(d)

TOTAL ASSETS	$8,926,325	$4,120,441	$1,030,955	$208,328		$14,286,049

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$661,748	$322,405	$89,418	$84,500	(e)	$1,158,071
Operating lease liabilities	36,160	906	—	—		37,066
Derivative Instruments	354	31,702	—	—		32,056
Other current liabilities	24,462	26,867	2,333	(12,722)	(f)	40,940

Total current liabilities	722,724	381,880	91,751	71,778		1,268,133
Noncurrent liabilities
Long-term debt, net	2,060,070	1,021,555	—	861,873	(c)	3,949,929
				6,431	(d)
Asset retirement obligations	44,546	30,555	2,856	26,634	(d)	104,591
Deferred income taxes	78,685	174,565	—	18,477	(d)	271,727
Operating lease liabilities	27,894	3,524	—	—		31,418
Other noncurrent liabilities	66,396	16,535	21,194	(2,179)	(f)	101,946

Total liabilities	3,000,315	1,628,614	115,801	983,014		5,727,744
Shareholders’ equity
Common stock
Class A	33	106	—	(106)	(d)	49
				16	(g)
Class C	24	—	—	5	(g)	29
Class B	—	34	—	(34)	(d)	—
Member’s equity	—	—	915,154	(915,154)	(d)	—
Additional paid-in capital	2,944,785	1,345,657	—	(1,345,657)	(d)	5,030,540
				2,085,755	(g)
Retained earnings (accumulated deficit)	363,881	411,301	—	(411,301)	(d)	279,381
				(84,500)	(e)

Total shareholders’ equity	3,308,723	1,757,098	915,154	(670,976)		5,309,999
Noncontrolling interest	2,617,287	734,729	—	(734,729)	(d)	3,248,306
				631,019	(g)

Total equity	5,926,010	2,491,827	915,154	(774,686)		8,558,305

TOTAL LIABILITIES AND EQUITY	$8,926,325	$4,120,441	$1,030,955	$208,328		$14,286,049

The accompanying notes are an integral part of the pro forma combined financial statements.

PERMIAN RESOURCES CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2023

(in thousands, except per share data)

	Historical		Earthstone Transactions	Transaction Accounting Adjustments		Pro forma Combined
	Permian Resources	Earthstone
Operating revenues		(a)	(b)
Oil and gas sales	$1,239,666	$783,144	$212,263	$—		$2,235,073
Operating expenses
Lease operating expenses	157,523	126,422	33,732	—		317,677
Severance and ad valorem taxes	97,436	64,958	15,879	—		178,273
Gathering, processing and transportation expenses	37,235	49,158	—	—		86,393
Depreciation, depletion, and amortization	403,945	222,015	51,669	(52,843)	(h)	624,786
General and administrative expenses	88,210	37,571	17,241	(12,453)	(f)	130,569
Merger and integration expense	17,649	401	—	(401)	(i)	17,649
Impairment and abandonment expense	489	854	—	—		1,343
Exploration and other expenses	9,637	6,548	—	—		16,185

Total operating expenses	812,124	507,927	118,521	(65,697)		1,372,875
Net gain (loss) on sale of long-lived assets	66	46,114	—	(46,114)	(i)	66

Income (loss) from operations	427,608	321,331	93,742	19,583		862,264
Other income (expense)
Interest expense	(73,603)	(50,057)	—	(28,018)	(j)	(151,678)
Net gain (loss) on derivative instruments	75,113	(66,773)	—	—		8,340
Other income (expense)	439	812	(1,766)	—		(515)

Total other income (expense)	1,949	(116,018)	(1,766)	(28,018)		(143,853)

Income (loss) before income taxes	429,557	205,313	91,976	(8,435)		718,411
Income tax (expense) benefit	(60,802)	(36,654)	(107)	1,172	(k)	(96,391)

Net income (loss)	368,755	168,659	91,869	(7,263)		622,020
Less: Net (income) loss attributable to noncontrolling interest	(193,236)	(50,069)	—	(34,642)	(l)	(277,947)

Net income (loss) attributable to Class A common stock	$175,519	$118,590	$91,869	$(41,905)		$344,073

Income (loss) per share of Class A common stock:
Basic	$0.57					$0.74
Diluted	$0.52					$0.69
Weighted average common shares outstanding:
Basic	305,593			162,245	(m)	467,838
Diluted	343,935			466,209	(m)	810,144

The accompanying notes are an integral part of the pro forma combined financial statements.

PERMIAN RESOURCES CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

(in thousands, except per share data)

	Permian Resources Pro Forma	Historical Earthstone	Earthstone Transactions	Transaction Accounting Adjustments		Pro forma Combined
	(n)	(a)	(b)
Operating revenues
Oil and gas sales	$3,233,675	$1,695,154	$380,860	$—		$5,309,689
Operating expenses
Lease operating expenses	271,732	162,801	30,217	—		464,750
Severance and ad valorem taxes	235,847	123,054	27,597	—		386,498
Gathering, processing and transportation expenses	109,754	67,714	—	—		177,468
Depreciation, depletion and amortization	618,688	304,465	65,308	(50,317)	(h)	938,144
General and administrative expenses	200,869	74,175	7,823	41,153	(f)	324,020
Merger and integration expense	77,424	8,248	—	(8,248)	(i)	161,924
				84,500	(e)
Impairment and abandonment expense	3,875	—	—	—		3,875
Exploration and other expenses	15,110	2,492	526	—		18,128

Total operating expenses	1,533,299	742,949	131,471	67,088		2,474,807
Net gain (loss) on sale of long-lived assets	(1,314)	13,900	76	(13,976)	(i)	(1,314)

Income (loss) from operations	1,699,062	966,105	249,465	(81,064)		2,833,568
Other income (expense)
Interest expense	(156,855)	(66,821)	—	(72,438)	(j)	(296,114)
Net gain (loss) on derivative instruments	(428,426)	(125,107)	—	—		(553,533)
Other income (expense)	619	856	2,752	—		4,227

Total other income (expense)	(584,662)	(191,072)	2,752	(72,438)		(845,420)

Income (loss) before income taxes	1,114,400	775,033	252,217	(153,502)		1,988,148
Income tax (expense) benefit	(112,824)	(124,416)	(234)	21,334	(k)	(216,140)

Net income (loss)	1,001,576	650,617	251,983	(132,168)		1,772,008
Less: Net (income) loss attributable to noncontrolling interest	(537,990)	(198,132)	—	(18,479)	(l)	(754,601)

Net income (loss) attributable to Class A common stock	$463,586	$452,485	$251,983	$(113,689)		$1,017,407

Income (loss) per share of Class A common stock:
Basic	$1.62					$2.27
Diluted	$1.45					$1.86
Weighted average common shares outstanding:
Basic	286,160			161,231	(m)	447,391
Diluted	323,579			506,380	(m)	829,959

The accompanying notes are an integral part of the pro forma combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The pro forma combined financial statements were prepared utilizing the historical financial information of Permian Resources and Earthstone in accordance with Article 11 of the SEC Regulation S-X, and they incorporate the acquisition method of accounting in accordance with GAAP. Certain transaction accounting adjustments have been computed in order to show the effects of the mergers on the combined historical financial information of Permian Resources and Earthstone. These adjustments are preliminary and based upon the estimated fair value of merger consideration and management’s estimates of fair value of the assets acquired and liabilities assumed.

The Permian Resources and Earthstone historical financial information have been derived from each respective company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2023 and Annual Reports on Form 10-K for the year ended December 31, 2022. The unaudited pro forma adjustments related to the Earthstone Transactions are derived from Earthstone’s Current Report on Form 8-K/A filed on September 5, 2023, which also include the audited financial statements of Novo for the year ended December 31, 2022. The unaudited pro forma adjustments related to the Colgate Merger are derived from Permian Resources’ Current Report on Form 8-K filed on September 8, 2022, which also include the audited financial statements of Colgate for the years ended December 31, 2021 and 2020. These pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes thereto of Permian Resources, Earthstone and Novo, as well as the pro forma financial information included in the Permian Resources and Earthstone Current Reports on Form 8-K referenced above.

The unaudited pro forma combined balance sheet as of June 30, 2023, gives effect to the mergers and Earthstone Transactions as if they had been completed on June 30, 2023. The unaudited pro forma combined statements of operations for the year ended December 31, 2022, and the six months ended June 30, 2023, give effect to the Transactions as if they had been completed on January 1, 2022.

The pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on currently available information. The pro forma combined financial statements do not represent what the combined business’ financial position or results of operations would have been if the Transactions had actually occurred on the dates indicated, nor are they indicative of future financial position or results of operations. Actual results may differ materially from the assumptions and estimates reflected in these pro forma combined financial statements.

Note 2 - Preliminary Purchase Price Allocation

The mergers will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, with Permian Resources being identified as the accounting acquirer. The allocation of the preliminary estimated purchase price with respect to the mergers is based upon management’s estimates and assumptions related to the fair value of assets acquired and liabilities assumed as of June 30, 2023 using currently available information. As the pro forma combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation may be materially different from the pro forma amounts included herein.

Adjustments to the estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as additional information is obtained and as more detailed analyses are completed after the closing date of the mergers, and the purchase price allocation will be finalized as soon as reasonably practicable after this closing date.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

•

changes in the estimated fair value of Permian Resources common stock and underlying Permian Resources OpCo Units issued to holders of Earthstone common stock and Earthstone OpCo Units, which will ultimately be based upon the market price per share of Permian Resources Class A common stock, as well as other factors, on the date of closing of the mergers;

•

changes in the estimated fair value of the identifiable assets acquired and liabilities assumed as of the closing date, which could result from changes in future oil and gas commodity prices, reserve estimates, discount rates, cost assumptions and other factors;

•	changes to the acquired tax bases of Earthstone’s assets and liabilities as of the closing date; and/or

•	certain factors described in the section titled “Risk Factors”.

The following table presents the preliminary merger consideration and purchase price allocation of the assets acquired and liabilities assumed in the mergers:

(in thousands, expect per share amounts)	Preliminary Merger Consideration
Consideration:
Shares of Earthstone Class A Common Stock issued and outstanding	111,501
Shares of Earthstone Class B common stock issued and outstanding(1)	34,258

Total shares of Earthstone common stock issued and outstanding to be exchanged(2)	145,759

Exchange ratio	1.446
Shares of Permian Resources Class A common stock to be issued as merger consideration	161,230
Shares of Permian Resources Class C common stock to be issued as merger consideration(1)	49,537

Total Shares of Permian Resources common stock to be issued as merger consideration	210,767

Permian Resources Class A common stock price on August 18, 2023(3)	$12.89
Total Consideration	$2,716,796

(in thousands)	Preliminary Purchase Price Allocation
Fair value of assets acquired:
Cash and cash equivalents	$68,724
Accounts receivable, net	192,061
Prepaid and other current assets	20,719
Derivative instruments	9,390
Leases	6,573
Unproved oil and natural gas properties	615,811
Proved oil and natural gas properties	4,434,895
Other property and equipment	11,552

Total assets acquired	$5,359,725

(in thousands)	Preliminary Purchase Price Allocation
Fair value of liabilities assumed:
Accounts payable and accrued expenses	$411,823
Derivative instruments	42,326
Long-term debt, net	1,889,859
Asset retirement obligations	60,045
Deferred income taxes	193,042
Leases	6,664
Other liabilities, net	39,170

Total liabilities assumed	$2,642,929

Net assets acquired	$2,716,796

(1)

Each share of Earthstone Class B common stock will be converted into shares of Permian Resources Class C common stock equal to the exchange ratio (with the underlying Earthstone OpCo Units also being converted into a number of Permian Resource OpCo Units equal to the exchange ratio), which collectively represent a noncontrolling interest in the Company. The Permian Resources Class C common stock is not publicly traded but can be exchanged, together with its underlying Permian Resources OpCo Unit, for an equal number of shares of Permian Resources Class A common stock. As such, we have utilized the Permian Resources Class A common stock trading price as a proxy for the estimated fair value of Permian Resources Class C common stock (and their underlying Permian Resources OpCo Units) for this pro forma preliminary merger consideration.

(2)

Represents shares of Earthstone common stock issued and outstanding as of August 21, 2023, and includes 5,170,435 shares reserved for issuance, which represent Earthstone’s unvested restricted and performance stock units that will be fully vested and converted into the right to receive shares of Permian Resources Class A common stock (as included in merger consideration) upon closing of the mergers.

(3)

The final value of the merger consideration will be determined based on the market price of Permian Resources Class A common stock, among other factors, on the closing date of the mergers. The preliminary merger consideration utilizes the market price of $12.89 per share as of August 18, 2023 as a proxy for Permian Resources’ estimated Class A common stock price as of the closing date of the mergers. A 10% increase or decrease in the closing price of Permian Resources Class A common stock would increase or decrease the total merger consideration by approximately $271.7 million assuming all other factors are held constant.

Note 3 - Preliminary Accounting and Pro forma Adjustments

The following adjustments included in the column labeled “Transaction Accounting Adjustments” have been made to the accompanying unaudited pro forma financial statements:

(a)	Certain reclassifications have been made to adjust and conform Earthstone’s historical financial information to Permian Resources’ financial statement classification as follows:

•	reclassification of $5.5 million from land and to other property and equipment, net;

•	reclassification of $2.3 million from noncurrent derivative asset to other noncurrent assets;

•	reclassification of $12.5 million from advances and finance lease liabilities to other current liabilities;

•	reclassification of $11.8 million from derivative liabilities and finance lease liabilities to other noncurrent liabilities; and

•

reclassification of $49.2 million for the six months ended June 30, 2023, and $67.7 million for the year ended December 31, 2022 from lease operating expenses to gathering, processing and transportation expense.

(b)

Represents pro forma adjustments related to the Earthstone Transactions, that were determined to be significant to the pro forma combined financial statements. Refer to Note 5 below for further information on these transactions.

(c)	Reflects pro forma adjustments made to reflect the Earthstone Transactions, consisting of:

•

reduction to cash and cash equivalents to reflect cash consideration of $468.4 million paid initially by Earthstone as part of the total purchase price to acquire Novo. However, Earthstone ultimately received this portion of the purchase consideration back from Northern Oil & Gas, Inc. as a result of its Novo Divestiture;

•	reduction to other noncurrent assets to reflect the $75.0 million escrow deposit paid by Earthstone prior to closing on the Novo Acquisition; and

•	increase to long-term debt to reflect Earthstone’s borrowings of $861.9 million used to fund its Novo Acquisition.

(d)

Reflects the preliminary purchase price allocation to adjust Earthstone’s assets acquired and liabilities assumed, including those acquired in the transactions, to their estimated fair values as follows:

•	an increase in unproved oil and natural gas properties of $300.7 million and a decrease in proved oil and natural gas properties of $646.8 million to reflect their estimated fair values;

•	the elimination of historical accumulated depreciation, depletion, and amortization (“DD&A”) balances of Earthstone and Novo which aggregated $1.1 billion;

•	an increase of $6.4 million to long-term debt to reflect Earthstone’s outstanding senior notes at their estimated fair value;

•	reduction to other noncurrent assets of $16.4 million to eliminate historical unamortized debt issuance costs related to Earthstone’s credit facility;

•	an increase of $26.6 million to reflect the asset retirement obligations assumed at their estimated fair value;

•

a $18.5 million increase in deferred income tax liabilities to reflect changes in the excess of the book basis over the tax basis in the acquired assets and liabilities, and such liability is based on the estimated blended federal and state statutory tax rate of 22.4%. This adjustment is net of the change in book versus bases attributable to noncontrolling interest holders; and

•	the elimination of Earthstone and Novo’s historical shareholders’ equity and noncontrolling interest balances in accordance with the acquisition method of accounting.

(e)

For the year ended December 31, 2022, reflects estimated nonrecurring transaction costs of approximately $84.5 million related to the mergers that are expected to be incurred for advisory, legal, accounting and other professional fees, employee retention costs and other transaction related fees. As of June 30, 2023, no actual transaction costs had been incurred. Therefore, with respect to the pro forma balance sheet as of June 30, 2023, $84.5 million of estimated transaction costs were reflected as an increase to accounts payable and accrued expenses, with a corresponding decrease to retained earnings.

Additionally, employees may be party to certain employment agreements that would entitle each employee to certain benefits in the event of a change in control and subsequent termination due to the mergers. This could result in additional material cash payments and associated expenses. However, at this time, employment decisions have not yet been determined. Due to this uncertainty, an estimate of additional termination costs has not been included in these pro forma combined financial statements.

(f)

Reflects pro forma adjustments for Earthstone’s outstanding restricted stock awards and performance-based stock units that will be fully vested and converted into the right to receive Permian Resources Class A common stock (as included in merger consideration) upon closing of the mergers, as follows:

•

the removal of a portion of Earthstone’s current and noncurrent liabilities for performance-based stock units that were classified as liability based awards but which will be settled in Permian Resources Class A common stock upon closing of the mergers;

•

a decrease in general and administrative expenses (“G&A”) of $12.5 million for the six months ended June 30, 2023 as stock-based compensation expense for these Earthstone awards would not be recognized during the year ended December 31, 2022 assuming the mergers closed on January 1, 2022; and

•

an increase in G&A of $41.2 million for the year ended December 31, 2022 to recognize additional stock based compensation expense for the accelerated vesting of these Earthstone awards assuming the mergers closed on January 1, 2022.

(g)

Reflects the issuance of 161.2 million shares of Permian Resources Class A common stock and 49.5 million shares of Permian Resources Class C common stock (including underlying Permian Resources OpCo Units) to Earthstone’s stockholders as purchase consideration from Permian Resources to effect the mergers. The issuance of Permian Resources Class A common stock resulted in an increase to additional paid in capital and the issuance of Permian Resources Class C common stock resulted in an increase to the noncontrolling interest. Following these issuances, the noncontrolling interest ownership of Permian Resources OpCo is estimated to be 38%.

(h)

Reflects pro forma DD&A expense calculated in accordance with the successful efforts method of accounting for oil and gas properties utilizing the combined company’s production, combined company’s estimated proved reserves, and the preliminary estimated fair value ascribed to the oil and natural gas properties acquired in the mergers as follows:

•

a decrease in DD&A expense of $52.8 million in the pro forma combined statement of operations for the six months ended June 30, 2023 consisting of (i) the elimination of $222.0 million of Earthstone’s historical DD&A expense, (ii) the elimination of $51.7 million of Novo’s historical DD&A expense, and (iii) pro forma incremental DD&A expense for the combined companies of $220.9 million for the first half of 2023; and

•

a decrease in DD&A expense of $50.3 million in the pro forma combined statement of operations for the year ended December 31, 2022 consisting of (i) the elimination of $304.5 million of Earthstone’s historical DD&A expense, (ii) the elimination of $65.3 million of Novo’s historical DD&A expense, and (iii) pro forma incremental DD&A expense for the combined companies of $319.5 million for the year ended December 31, 2022.

(i)

Reflects the elimination of Earthstone and Novo’s historical gains on sale of long-lived assets and related transaction costs, which would not have been incurred giving effect to the mergers as if they had been completed on January 1, 2022.

(j)

Reflects pro forma interest expense resulting from (i) additional borrowings under the credit facility for the funding of the Novo Acquisition, (ii) giving effect to Earthstone’s senior notes assumed by Permian Resources in connection with the mergers, as if these notes had been in place and outstanding as of January 1, 2022, and (iii) the adjustment to debt discount amortization to reflect Earthstone’s senior notes at fair value as of the assumed January 1, 2022 closing date of the mergers, which in the aggregate resulted in the following adjustments:

•

an increase in interest expense of $28.0 million in the pro forma combined statement of operations for the six months ended June 30, 2023 consisting of (i) the elimination of $50.1 million of Earthstone’s historical interest expense, (ii) pro forma interest expense of $48.4 million for Earthstone’s assumed senior notes, as if these notes had been outstanding since January 1, 2022 and their debt discount amortization at fair value as of the assumed January 1, 2022 closing date of the mergers, and (iii) pro forma interest expense of $29.7 million for additional borrowings under the credit facility; and

•

an increase in interest expense of $72.4 million in the pro forma combined statement of operations for the year ended December 31, 2022 consisting of (i) the elimination of $66.8 million of Earthstone’s historical interest expense, (ii) pro forma interest expense of $97.5 million for Earthstone’s assumed senior notes, as if these notes had been outstanding since January 1, 2022 and their debt discount amortization at fair value as of the assumed January 1, 2022 closing date of the mergers, (iii) pro forma interest expense of $39.2 million for additional borrowings under the credit facility, and (iv) pro forma interest expense of $2.5 million related to a commitment fee paid by Permian Resources in conjunction with the mergers.

Pro forma interest expense for the additional borrowings under the Company’s credit facility was calculated using the weighted average effective interest rate under the Company’s credit facility of 6.9% for the six months ended June 30, 2023 and 4.5% for the year ended December 31, 2022. The Company’s credit facility interest rate is based on a market-based benchmark interest rate plus an applicable margin that is dependent on the percentage of the borrowing base utilized. As a result, the Company’s credit facility interest rate is subject to market fluctuations.

The impact on net income attributable to Permian Resources Class A common stock of a 0.125% increase or decrease in the interest rate would be approximately $0.5 million for the six months ended June 30, 2023 and approximately $1.0 million for the year ended December 31, 2022.

(k)

Reflects the income tax effects of the transaction accounting adjustments and the Earthstone Transactions pro forma adjustments, where presented (which have been reduced by the corresponding net income attributable to noncontrolling interest that is not taxable to the c-corporation) at the statutory tax rate of 22.4%, for the year ended December 31, 2022 and six months ended June 30, 2023. The blended tax rate of 22.4% is calculated at the federal statutory rate of 21% plus the Company’s state-apportioned statutory rate, net of federal benefit, of 1.4%.

(l)	Reflects net income attributable to noncontrolling interest owners discussed in item (g) above, which is not subject to U.S. federal or state income tax within the c-corporation.

(m)

Reflects the adjustment to basic and diluted weighted average shares outstanding to reflect the issuance of Permian Resources common stock issued for merger consideration as if it was issued and outstanding as of January 1, 2022. The effect of potentially dilutive securities from the issuance of Permian Resources Class C common stock was determined using the “if-converted” method.

(n)

Incorporates pro forma adjustments related to the Colgate Merger completed by Permian Resources during the year ended December 31, 2022. Refer to Note 4 below for further information on these transactions.

Note 4 - Permian Resources Historical Merger

The Company completed its merger with Colgate on, and all results of the acquired assets are included in the consolidated financial statements of Permian Resources following, August 31, 2022, the closing date of the Colgate Merger. The Colgate Merger has been accounted for as a business combination using the acquisition method of accounting, with the Company being identified as the accounting acquirer. Refer to Note 2—Business Combination under Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for further information regarding the Colgate Merger, merger consideration and purchase price allocation.

Due to the closing date of the Colgate Merger occurring on August 31, 2022, the financial results of Colgate are not included in the historical financial information of Permian Resources from January 1, 2022 through August 31, 2022. As a result, pro forma financial information has been prepared for the statement of operations of Permian Resources for the year ended December 31, 2022, giving effect to the Colgate Merger as if it had been completed on January 1, 2022.

The pro forma combined financial statements have been prepared from the respective historical consolidated financial statements of the Company and Colgate to reflect transaction accounting adjustments to the Company’s historical financial information that management believes are factually supportable and that are expected to have a continuing impact on results of operations, with the exception of certain nonrecurring items incurred in connection with the Colgate Merger.

PERMIAN RESOURCES CORPORATION HISTORICAL MERGER

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

(in thousands, except per share data)

	Historical		Colgate Merger Adjustments		Permian Resources Pro Forma
	Permian Resources	Colgate (1/1/22-8/31/22)
Operating revenues	(a)	(b)
Oil and gas sales	$2,131,265	$1,102,410	$—		$3,233,675
Operating expenses
Lease operating expenses	171,867	99,865	—		271,732
Severance and ad valorem taxes	155,724	80,123	—		235,847
Gathering, processing and transportation expenses	97,915	11,839	—		109,754
Depreciation, depletion, and amortization	444,678	167,644	6,366	(c)	618,688
General and administrative expenses	159,554	23,179	18,136	(d)	200,869
Merger and integration expense	77,424	—	—		77,424
Profit sharing by affiliates	—	22,346	(22,346)	(e)	—
Impairment and abandonment expense	3,875	—	—		3,875
Exploration and other expenses	11,378	3,732	—		15,110

Total operating expenses	1,122,415	408,728	2,156		1,533,299
Net gain (loss) on sale of long-lived assets	(1,314)	53,718	(53,718)	(f)	(1,314)

Income (loss) from operations	1,007,536	747,400	(55,874)		1,699,062
Other income (expense)
Interest expense	(95,645)	(53,196)	(8,014)	(g)	(156,855)
Net gain (loss) on derivative instruments	(42,368)	(386,058)	—		(428,426)
Other income (expense)	609	10	—		619

Total other income (expense)	(137,404)	(439,244)	(8,014)		(584,662)

Income (loss) before income taxes	870,132	308,156	(63,888)		1,114,400
Income tax (expense) benefit	(120,292)	—	7,468	(h)	(112,824)

Net income (loss)	749,840	308,156	(56,420)		1,001,576
Less: Net (income) loss attributable to noncontrolling interest	(234,803)	—	(303,187)	(i)	(537,990)

Net income (loss) attributable to Class A common stock	$515,037	$308,156	$(359,607)		$463,586

Income (loss) per share of Class A common stock:
Basic	$1.80				1.62
Diluted	$1.61				1.45
Weighted average common shares outstanding:
Basic	286,160		—		286,160
Diluted	322,816		763	(j)	323,579

The following adjustments included in the column labeled “Colgate Merger Adjustments” have been made to the unaudited pro forma financial statements of Permian Resources:

(a)

Permian Resources’ historical financial results for the year ended December 31, 2022 include the results of operations for assets acquired and liabilities assumed in the Colgate Merger from September 1, 2022 through December 31, 2022.

(b)	Colgate’s historical financial results include its results of operations for the eight months from January 1, 2022 through August 31, 2022, the closing of the Colgate Merger.

(c)

Reflects an increase in DD&A expense of $6.4 million in the pro forma combined statement of operations for the year ended December 31, 2022 consisting of (i) the elimination of $167.6 million of Colgate’s historical DD&A expense and (ii) pro forma incremental DD&A expense for the combined companies of $174.0 million for the year ended December 31, 2022.

(d)

Reflects the expected incremental stock compensation expense related to equity-based restricted stock and performance stock units granted to employees in connection with and on the closing date of the Colgate Merger.

(e)

Colgate’s historical profit sharing by affiliates expense represents cash payments made directly by affiliates of Colgate to members of its management team for profit interests that they were granted and then subsequently now own at CEP III Holdings, LLC and affiliated entities. These payments are not made directly by Colgate and in the future will not be made by the combined Company. Therefore, $22.3 million for the year end December 31, 2022, was eliminated from the statement of operations as these payments would not have been incurred giving effect to the Colgate Merger as if it had been completed on January 1, 2022.

(f)	Reflects the elimination of Colgate’s historical gain on sale of long-lived assets that would not have been incurred giving effect to the Colgate Merger as if it had been completed on January 1, 2022.

(g)

Reflects pro forma interest expense resulting from (i) additional borrowings under the Company’s credit facility for the cash consideration paid to Colgate unitholders, (ii) the assumption of Colgate’s borrowings outstanding under its credit facility as of the Colgate Merger closing date, as if the assumed borrowings had been outstanding since January 1, 2022, and (iii) the adjustment debt discount amortization to reflect Colgate’s senior notes at fair value, which in the aggregate resulted in the following adjustments:

•

an increase in interest expense of $8.0 million in the pro forma combined statement of operations for the year ended December 31, 2022 consisting of (i) the elimination of $53.2 million of Colgate’s historical interest expense, (ii) pro forma interest expense of $47.3 million for the senior notes, incorporating debt discount amortization based on the notes fair value as of the merger closing date, and (iii) additional pro forma interest expense of $13.9 million assumed for borrowings under the credit facility as of January 1, 2022.

(h)

Reflects the income tax effects of the transaction accounting adjustments, where presented (which have been reduced by the corresponding net loss attributable to noncontrolling interest that is not taxable to the c-corporation) at the statutory tax rate of 22.6%, for the year ended December 31, 2022. The blended tax rate of 22.6% is calculated at the federal statutory rate of 21% plus the Company’s state-apportioned statutory rate of 1.6%.

(i)

Reflects net income (loss) attributable to noncontrolling interest owners, which is not subject to U.S. federal or state income tax within the c-corporation. In connection with the Colgate Merger, 269.3 million shares of Permian Resources Class C common stock were issued for the share consideration to Colgate unitholders including underlying Permian Resources OpCo Units. The issuance of these units creates a noncontrolling interest in the Company, which is equal to approximately 48% of Permian Resources common stock issued and outstanding as of December 31, 2022.

(j)

Considers the effect of potentially dilutive securities from (i) the Permian Resources Class C common stock issued for the Colgate Merger consideration using the “if-converted” method assuming the Colgate Merger was completed on January 1, 2022; and (ii) unvested equity-based restricted stock and performance stock units granted in connection with the Colgate Merger using the treasury stock method.

Note 5 - Earthstone Transactions

On June 14, 2023, Earthstone OpCo entered into (i) a Securities Purchase Agreement with Novo Oil & Gas Legacy Holdings, LLC, Novo Intermediate, LLC and Novo Oil & Gas Holdings, LLC, pursuant to which

Earthstone agreed to acquire 100% of the issued and outstanding equity interests of Novo and (ii) an Acquisition and Cooperation Agreement with Northern Oil and Gas, Inc. (“NOG”), pursuant to which NOG agreed to acquire, immediately after the closing of the Novo Acquisition, an undivided and one-third interest in Novo’s oil and gas assets acquired in the Novo Acquisition for net proceeds of $468.4 million.

The Earthstone Transactions were completed on August 15, 2023. After taking into account preliminary customary purchase price adjustments at closing, Earthstone paid aggregate cash consideration of approximately $1.4 billion, which was funded with a combination of cash on hand of $543.4 million (which included the net proceeds received from NOG pursuant to the Novo Divestiture discussed above) and $861.9 million in borrowings under Earthstone’s credit facility.

The Novo Acquisition was deemed to be material to an investor’s understanding of Earthstone’s business that is being acquired by Permian Resources in the mergers and has therefore been included in the pro forma combined financial statements. The financial impact of the net assets acquired by Earthstone in these transactions is not included in Earthstone’s consolidated financial statements due to the Earthstone Transactions’ closing date of August 15, 2023, which was subsequent to the periods presented herein. As a result, pro forma financial information for the Earthstone Transactions has been included in the Company’s pro forma combined financial statements assuming the Earthstone Transactions were completed on June 30, 2023 for the pro forma combined balance sheet and on January 1, 2022 for the pro forma combined statements of operations. The Earthstone Transactions pro forma information is presented below and was determined as follows:

(i) Novo Historical - derived from Novo’s historical unaudited interim financial information for the six months ended June 30, 2023 and from Novo’s audited financial information for the year ended December 31, 2022;

(ii) Unacquired Portion of Novo - reflects the unacquired portion of Novo based upon information provided by Earthstone and assumptions made by the Company that management believes are reasonable based upon information available at the time of this filing; and

(iii) Novo Portion Sold to NOG - reflects adjustments to remove the oil and gas property interests sold to NOG in the Novo Divestiture.

This information is based on historical results of operations, adjusted for certain estimated accounting adjustments, and certain assumptions that management believes are reasonable, and does not represent the actual results of operations if the transactions would have occurred on January 1, 2022, nor is it necessarily indicative of future results.

EARTHSTONE TRANSACTIONS

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2023

(in thousands)	Novo Historical	Unacquired Portion of Novo	Novo Portion Sold to NOG	Earthstone Transactions
ASSETS	(i)	(ii)	(iii)
Current assets
Cash and cash equivalents	$19,224	$—	$468,436	$487,660
Accounts receivable, net	66,398	(9,969)	—	56,429
Derivative instruments	30,471	(30,471)	—	—
Prepaid and other current assets	1,575	(1,487)	—	88

Total current assets	117,668	(41,927)	468,436	544,177
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	56,708	(21,814)	—	34,894
Proved properties	1,257,560	(55,932)	(468,436)	733,192
Accumulated depreciation, depletion and amortization	(293,536)	12,214	—	(281,322)

Total oil and natural gas properties, net	1,020,732	(65,532)	(468,436)	486,764
Other property and equipment, net	221	(207)	—	14

Total property and equipment, net	1,020,953	(65,739)	(468,436)	486,778
Noncurrent assets
Operating lease right-of-use assets	22	(22)	—	—
Other noncurrent assets	9,116	(9,116)	—	—

TOTAL ASSETS	$1,147,759	$(116,804)	$—	$1,030,955

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$91,492	$(2,074)	$—	$89,418
Operating lease liabilities	22	(22)	—	—
Derivative Instruments	9,969	(9,969)	—	—
Other current liabilities	2,333	—	—	2,333

Total current liabilities	103,816	(12,065)	—	91,751
Noncurrent liabilities
Long-term debt, net	350,000	(350,000)	—	—
Asset retirement obligations	2,856	—	—	2,856
Deferred revenues	21,194	—	—	21,194
Derivative liability	3,796	(3,796)	—	—

Total liabilities	481,662	(365,861)	—	115,801
Shareholders’ equity
Member’s equity	666,097	249,057	—	915,154

TOTAL LIABILITIES AND EQUITY	$1,147,759	$(116,804)	$—	$1,030,955

EARTHSTONE TRANSACTIONS

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2023

(in thousands)	Novo Historical	Unacquired Portion of Novo	Novo Portion Sold to NOG	Earthstone Transactions
Operating revenues	(i)	(ii)	(iii)
Oil and gas sales	$383,058	$(64,663)	$(106,132)	$212,263
Operating expenses
Lease operating expenses	50,599	—	(16,867)	33,732
Severance and ad valorem taxes	28,567	(4,749)	(7,939)	15,879
Depreciation, depletion, and amortization	81,668	(4,164)	(25,835)	51,669
General and administrative expenses	19,128	(1,887)	—	17,241
Exploration and other expenses	123	(123)	—	—

Total operating expense	180,085	(10,923)	(50,641)	118,521
Net gain (loss) on sale of long-lived assets	16	(16)	—	—

Income (loss) from operations	$202,989	$(53,756)	$(55,491)	$93,742
Other income (expense)
Interest expense	(13,298)	13,298	—	—
Gain (loss) on commodity derivatives	28,912	(28,912)	—	—
Other income (expense)	(1,760)	(6)	—	(1,766)

Total other income (expense)	13,854	(15,620)	—	(1,766)

Income before income taxes	216,843	(69,376)	(55,491)	91,976
Income tax expense	(160)	—	53	(107)

Net Income	$216,683	$(69,376)	$(55,438)	$91,869

For the Year Ended December 31, 2022

(in thousands)	Novo Historical	Unacquired Portion of Novo	Novo Portion Sold to NOG	Earthstone Transactions
Operating revenues	(i)	(ii)	(iii)
Oil and gas sales	$663,540	$(92,250)	$(190,430)	$380,860
Operating expenses
Lease operating expenses	45,326	—	(15,109)	30,217
Severance and ad valorem taxes	48,969	(7,574)	(13,798)	27,597
Gathering, processing and transportation expenses
Depreciation, depletion, and amortization	102,851	(4,889)	(32,654)	65,308
General and administrative expenses	8,641	(818)	—	7,823
Exploration and other expenses	808	(282)	—	526

Total operating expense	206,595	(13,563)	(61,561)	131,471
Net gain (loss) on sale of long-lived assets	(60)	136	—	76

Income (loss) from operations	$456,885	$(78,551)	$(128,869)	$249,465
Other income (expense)
Interest expense	(8,791)	8,791	—	—
Gain (loss) on commodity derivatives	(10,325)	10,325	—	—
Other income (expense)	2,664	88	—	2,752

Total other income (expense)	(16,452)	19,204	—	2,752

Income before income taxes	440,433	(59,347)	(128,869)	252,217
Income tax expense	(403)	52	117	(234)

Net Income	$440,030	$(59,295)	$(128,752)	$251,983

Note 6 - Supplemental Pro Forma Information About Oil and Natural Gas Producing Activities

The following tables present estimated pro forma combined proved oil and gas reserve information as of and for the year ended December 31, 2022. The amounts included below represent the respective estimates made as of December 31, 2022 by Permian Resources, Earthstone, and Novo while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which may have occurred subsequent to December 31, 2022, including the mergers. This pro forma information has been prepared for illustrative purposes and is not intended to be a projection of future results. Future results may vary significantly from the results presented.

Estimated Quantities of Proved Oil and Gas Reserves

The following tables present the estimated pro forma combined net estimated proved developed and undeveloped oil and gas reserves information as of December 31, 2022, along with a summary of changes in quantities of proved oil and gas reserves:

	Crude Oil (MBbls)
	Permian Resources Historical	Earthstone Historical	Earthstone Transactions(1)	Pro Forma Combined
Total proved reserves:
Balance - December 31, 2021	153,453	61,075	20,200	234,728
Extensions and discoveries	51,906	13,430	4,652	69,988
Revisions to previous estimates	(22,181)	(7,432)	(2,131)	(31,744)
Purchases of reserves in place	124,072	85,237	70	209,379
Divestitures of reserves in place	(1,983)	(2,044)	—	(4,027)
Production	(18,235)	(11,866)	(2,259)	(32,360)

Balance - December 31, 2022	287,032	138,400	20,532	445,964

Proved developed reserves:
December 31, 2021	77,973	35,824	4,364	118,161
December 31, 2022	156,941	88,759	12,335	258,035
Proved undeveloped reserves:
December 31, 2021	75,480	25,251	15,836	116,567
December 31, 2022	130,091	49,641	8,197	187,929

	Natural Gas (MMcf)
	Permian Resources Historical	Earthstone Historical	Earthstone Transactions(1)	Pro Forma Combined
Total proved reserves:
Balance - December 31, 2021	577,005	284,881	224,893	1,086,779
Extensions and discoveries	144,316	51,346	20,743	216,405
Revisions to previous estimates	(111,405)	37,316	(26,620)	(100,709)
Purchases of reserves in place	494,221	429,646	979	924,846
Divestitures of reserves in place	(10,874)	(6,631)	—	(17,505)
Production	(59,692)	(54,392)	(18,022)	(132,106)

Balance - December 31, 2022	1,033,571	742,166	201,973	1,977,710

Proved developed reserves:
December 31, 2021	326,223	190,999	58,861	576,083
December 31, 2022	652,270	574,762	143,669	1,370,701
Proved undeveloped reserves:
December 31, 2021	250,782	93,882	166,032	510,696
December 31, 2022	381,301	167,404	58,304	607,009

	Natural Gas Liquids (MBbls)
	Permian Resources Historical	Earthstone Historical	Earthstone Transactions(1)	Pro Forma Combined
Total proved reserves:
Balance - December 31, 2021	55,583	39,031	24,473	119,087
Extensions and discoveries	19,387	7,895	3,837	31,119
Revisions to previous estimates	(9,279)	11,663	4,787	7,171
Purchases of reserves in place	66,437	56,268	148	122,853
Divestitures of reserves in place	(2,527)	(1,417)	—	(3,944)
Production	(6,750)	(7,599)	(2,607)	(16,956)

Balance - December 31, 2022	122,851	105,841	30,638	259,330

Proved developed reserves:
December 31, 2021	30,318	25,917	6,242	62,477
December 31, 2022	74,940	80,168	20,944	176,052
Proved undeveloped reserves:
December 31, 2021	25,265	13,114	18,231	56,610
December 31, 2022	47,911	25,673	9,694	83,278

(1)	Represents reserves acquired as a part of the Earthstone Transactions discussed in Note 5, which have been adjusted to reflect solely the portion of Novo’s oil and gas reserves retained by Earthstone.

Standardized Measure of Discounted Future Net Cash Flows

The pro forma combined standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2022 is as follows:

	Year Ended December 31, 2022
(in thousands)	Permian Resources Historical	Earthstone Historical	Earthstone Transactions(1)	Pro Forma Combined
Future cash inflows	$36,444,649	$21,506,026	$4,013,814	$61,964,489
Future development costs	(3,051,047)	(1,207,597)	(195,155)	(4,453,799)
Future production costs	(9,381,857)	(6,362,901)	(1,258,890)	(17,003,648)
Future income tax expenses	(4,821,696)	(1,910,370)	(4,213)	(6,736,279)

Future net cash flows	19,190,049	12,025,158	2,555,556	33,770,763
10% discount to reflect timing of cash flows	(9,764,471)	(5,300,657)	(925,442)	(15,990,570)

Standardized measure of discounted future net cash flows	$9,425,578	$6,724,501	$1,630,114	$17,780,193

The changes in the pro forma combined standardized measure of discounted future net cash flows relating to proved reserves for the year ended December 31, 2022 are as follows:

	Year Ended December 31, 2022
(in thousands)	Permian Resources Historical	Earthstone Historical	Earthstone Transactions(1)	Pro Forma Combined
Standardized measure of discounted future net cash flows, beginning of period	$3,396,320	$1,818,372	$941,569	$6,156,261
Sales of oil, natural gas and NGLs, net of production costs	(1,705,759)	(1,341,586)	(317,711)	(3,365,056)
Purchase of minerals in place	5,555,649	2,011,980	8,760	7,576,389
Divestiture of minerals in place	(103,030)	(76,570)	—	(179,600)
Extensions and discoveries, net of future development costs	1,789,830	1,178,521	303,632	3,271,983
Previously estimated development costs incurred during the period	369,088	246,705	103,008	718,801
Net change in prices and production costs	2,508,583	3,838,439	489,293	6,836,315
Change in estimated future development costs	85,931	(295,553)	(32,632)	(242,254)
Revisions of previous quantity estimates	(1,127,536)	3,283	(25,082)	(1,149,335)
Accretion of discount	387,747	345,642	94,330	827,719
Net change in income taxes	(1,807,957)	(866,805)	(818)	(2,675,580)
Net change in timing of production and other	76,712	(137,927)	65,765	4,550

Standardized measure of discounted future net cash flows, end of period	$9,425,578	$6,724,501	$1,630,114	$17,780,193

(1)	Represents reserves acquired as a part of the Earthstone Transactions discussed in Note 5, which have been adjusted to reflect the portion retained by Earthstone.

COMPARISON OF STOCKHOLDER RIGHTS

Earthstone stockholders and holders of Earthstone equity awards will receive shares of Permian Resources common stock in the mergers. Permian Resources and Earthstone are both Delaware corporations subject to the DGCL. If the mergers are completed, the rights of Earthstone stockholders and holders of Earthstone equity awards who become Permian Resources stockholders through the receipt of shares of common stock and the rights of Permian Resources stockholders will continue to be governed by the DGCL, the Permian Resources certificate of incorporation and the Permian Resources bylaws.

The following summary is not a complete statement of the rights of Permian Resources stockholders or Earthstone stockholders or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and Permian Resources’ and Earthstone’s governing corporate documents, which Earthstone stockholders should read. For information on how copies of these documents may be obtained, please see “Where You Can Find More Information.”

AUTHORIZED CAPITAL STOCK

Permian Resources	Earthstone

The Permian Resources certificate of incorporation currently authorizes Permian Resources to issue (i) 1,000,000,000 shares of Permian Resources Class A common stock (ii) 500,000,000 shares of Permian Resources Class C common stock and (iii) 1,000,000 shares of Permian Resources preferred stock.

As of September 20, 2023, there were 328,795,305 shares of Permian Resources Class A common stock and 243,075,559 shares of Permian Resources Class C common stock issued and entitled to vote and no shares of Permian Resources preferred stock issued or outstanding.

The Earthstone certificate of incorporation currently authorizes Earthstone to issue (i) 200,000,000 shares of Earthstone Class A common stock, (ii) 50,000,000 shares of Earthstone Class B common stock and (iii) 20,000,000 shares of Earthstone preferred stock.

As of September 22, 2023, there were 106,331,055 shares of Earthstone Class A common stock issued and outstanding, 34,257,641 shares of Earthstone Class B common stock issued and outstanding and no shares of Earthstone preferred stock issued or outstanding.

VOTING RIGHTS

The DGCL provides that each stockholder must be entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in a corporation’s certificate of incorporation. Each share of Permian Resources common stock and each share of Earthstone common stock entitles its holder to one vote for each share held of record on each matter submitted to a vote of stockholders.

Permian Resources	Earthstone
Subject to the discussion in “— Election of Directors” below, with respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by law, Permian Resources’ governing documents or applicable stock exchange rules, the vote of the holders of a majority of the votes cast at which a quorum is present will be the act of the Permian Resources stockholders.	Subject to the discussion in “— Election of Directors” below, unless otherwise required by law, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Permian Resources	Earthstone

Each holder of Permian Resources common stock is entitled to one vote for each share of Permian Resources common stock held on each matter properly submitted to the stockholders on which the holders of shares of Permian Resources common stock are entitled to vote.

The Permian Resources board is expressly authorized to provide out of the unissued shares of the Permian Resources preferred stock for one or more series of Permian Resources preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Permian Resources board.

Each holder of Earthstone common stock is entitled to one vote for each share of Earthstone common stock held on all matters as to which holders of Earthstone common stock are entitled to vote. Except as otherwise provided in Earthstone’s governing documents, or by applicable law, Earthstone stockholders vote together as a single class on all matters.

Pursuant to the Earthstone certificate of incorporation, the Earthstone board is authorized to provide for the issuance of shares of Earthstone preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Earthstone board.

NUMBER OF DIRECTORS AND SIZE OF BOARD

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by such company’s certificate of incorporation or bylaws.

Permian Resources	Earthstone

The Permian Resources board currently has ten members. Prior to the Initial Company Merger Effective Time, the size of the Permian Resources board will increase to eleven members and will consist of two individuals designated by Earthstone.

The Permian Resources bylaws provide that the number of directors shall be fixed from time to time by resolution of the Permian Resources board.

The Earthstone board currently has eleven members.

The Earthstone bylaws provide that the number of directors shall consist of not less than three nor more than eleven members, the exact number of which shall be fixed from time to time exclusively by resolutions adopted by the Earthstone board.

TERM OF DIRECTORS

Permian Resources	Earthstone
The Permian Resources certificate of incorporation provides for a board divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Directors are elected for a three-year term and hold office or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.	The Earthstone certificate of incorporation provides for a board divided into three classes, consisting, as nearly as possible, of one-third of the number of directors constituting the entire Earthstone board and designated Class I, Class II and Class III. Directors are elected for a three-year term and hold office until the annual meeting for the year in which their term expires and until their successor is elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

ELECTION OF DIRECTORS

Permian Resources	Earthstone

Under the Permian Resources bylaws, a nominee for director is elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided that if the number of nominees exceeds the number of directors to be elected as of the record date for such meeting, the directors shall be elected by the vote of a plurality of the votes cast at any such meeting.

The Permian Resources board or the chairman of the meeting may require that any votes be cast by written ballot. There is no cumulative voting for election of directors.

Under the Earthstone bylaws, directors are elected by a plurality in voting power of the shares in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors.

Election of Earthstone directors need not be by written ballot.

REMOVAL OF DIRECTORS

The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Permian Resources	Earthstone

Under the Permian Resources certificate of incorporation, subject to the rights, if any, of the holders of shares of Permian Resources preferred stock then outstanding, any or all of the Permian Resources directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Permian Resources entitled to vote generally in the election of directors, voting together as a single class.

Except as otherwise required by law, whenever the holders of one or more series of Permian Resources preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Permian Resources preferred stock as set forth in the Permian Resources certificate of incorporation and such directors shall not be included in any of the board classes created pursuant to the Permian Resources certificate of incorporation.

The Earthstone organizational documents do not contain provisions relating to the removal of directors.

VACANCIES

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum.

Permian Resources	Earthstone
Under the Permian Resources certificate of incorporation, and in accordance with the DGCL, subject to the rights of holders of any series of any preferred stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors and any vacancies in the Permian Resources board may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Subject to the rights of the holders of Earthstone preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Earthstone board resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Earthstone board. Any director elected to fill a vacancy shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director’s successor shall have been elected and qualified.

QUORUM FOR BOARD MEETINGS

The DGCL provides that in no case will a quorum be less than one-third of the authorized number of directors.

Permian Resources	Earthstone
Under the Permian Resources bylaws, a majority of the Permian Resources board constitutes a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Permian Resources board.	Under the Earthstone bylaws, the presence of a majority of the directors then in office is necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at a meeting at which a quorum is present will be deemed the act of the Earthstone board.

ANNUAL MEETINGS OF STOCKHOLDERS

Under the DGCL, if a corporation does not hold an annual meeting to elect directors within the thirteen-month period following its last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Each of the Permian Resources bylaws and the Earthstone bylaws provide that annual meetings of stockholders shall be held at such dates and times as shall be designated by such corporation’s board and stated in the notice of the meeting, at which time the stockholders shall elect a board of directors and transact such other business as may be properly brought before the meeting. The board of directors of each corporation may postpone any previously scheduled annual meeting of stockholders.

QUORUM FOR STOCKHOLDER MEETINGS

Under the DGCL the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

Permian Resources	Earthstone
Under the Permian Resources bylaws, the presence, in person or by proxy, of the holders of shares of outstanding capital stock of Permian Resources representing a majority of the voting power of all outstanding shares of capital stock of Permian Resources entitled to vote at such meeting shall constitute a quorum for the transaction of business.	Under the Earthstone bylaws, the holders of not less than a majority of the shares entitled to vote at any meeting of the Earthstone stockholders, present in person or by proxy, shall constitute a quorum.

NOTICE OF ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

Under the DGCL and each of the Permian Resources bylaws and the Earthstone bylaws, notice of any meeting of stockholders must be sent not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

CALLING SPECIAL MEETINGS OF STOCKHOLDERS

The DGCL provides that special meetings may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or by the bylaws.

Permian Resources	Earthstone
The Permian Resources bylaws provide subject to the rights, if any, of the holders of any outstanding series of preferred stock, and to the requirements of applicable law, special meetings of Permian Resources stockholders may be called only by the chairman, the Chief Executive Officer or the Permian Resources board pursuant to a resolution adopted by a majority of the Permian Resources board. Permian Resources stockholders do not have the right to call a special meeting.	The Earthstone bylaws provide that special meetings of stockholders may be called only by an officer of Earthstone only upon the written request of a majority of the Earthstone board.

STOCKHOLDERS ACTION BY WRITTEN CONSENT

The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Permian Resources	Earthstone
The Permian Resources certificate of incorporation provides that, except as may be otherwise provided for or fixed pursuant to the Permian Resources bylaws relating to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the Permian Resources stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.	The Earthstone certificate of incorporation provides that any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to Earthstone by delivery to its registered office in the State of Delaware, its principal executive offices, or an officer or agent of Earthstone having custody of the book in which proceedings of meetings of stockholders are recorded.

AMENDMENT OF GOVERNING DOCUMENTS

Under the DGCL, the power to make, alter or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to make, alter or repeal its bylaws.

Permian Resources	Earthstone

The Permian Resources certificate of incorporation grants the Permian Resources board the power to adopt, amend, alter or repeal the Permian Resources bylaws.

The Permian Resources stockholders may also adopt, amend, alter or repeal the Permian Resources bylaws by the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock.

The Earthstone certificate of incorporation provides that the Earthstone board is authorized to adopt, repeal, alter, amend and rescind any or all of the Earthstone bylaws.

The Earthstone bylaws may also be altered, amended, or repealed at any annual meeting of the Earthstone stockholders or at any special meeting of the Earthstone stockholders duly called for that purpose by a majority vote of the shares present in person or represented by proxy and entitled to vote at such meeting.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of their fiduciary duty of care. The duty of care requires the exercise of an informed business judgment based on all material information reasonably available.

Permian Resources	Earthstone

The Permian Resources certificate of incorporation provides that Permian Resources directors are not personally liable to Permian Resources or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, unless they

(1)   violated their duty of loyalty to Permian Resources or its stockholders,

(2)   acted in bad faith,

(3)   knowingly or intentionally violated the law,

(4)   authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or

(5)   derived improper personal benefit from their actions as directors.

The Permian Resources certificate of incorporation does not provide for limitation of liability of officers.

The Earthstone certificate of incorporation provides that the personal liability of a director or officer to Earthstone and its stockholders for monetary damages for breach of fiduciary duty as a director or officer of Earthstone is eliminated to the fullest extent permitted by the DGCL, provided that such provision shall not limit the liability of a director or officer

(1)   for any breach of the director’s or officer’s duty of loyalty to Earthstone or its stockholders,

(2)   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)   under section 174 of the DGCL, or

(4)   for any transaction from which the director or officer derived an improper personal benefit.

ANTI-TAKEOVER PROVISIONS

Each of Earthstone and Permian Resources are governed by Section 203 of the DGCL, which prohibits a defined set of transactions between a Delaware corporation and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. This prohibition is effective unless: (i) the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by such corporation’s board prior to the time the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or (iii) the business combination is approved by a majority of the board of the corporation and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

EXCLUSIVE FORUM

Permian Resources	Earthstone

The Permian Resources certificate of incorporation provides that unless Permian Resources consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Permian Resources, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Permian Resources to the Permian Resources stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Permian Resources organizational documents or (iv) any action, suit or proceeding asserting a claim against Permian Resources governed by the internal affairs doctrine.

The Permian Resources certificate of incorporation also provides that, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

The Earthstone organizational documents do not contain exclusive forum provisions.

APPRAISAL RIGHTS

Under the DGCL, the stockholders of Delaware corporations have appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the criteria and conditions set forth in Section 262 of the DGCL. No appraisal rights or dissenters’ rights will be available with respect to the Permian Resources stock issuance. Holders of Earthstone Class B common stock are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the criteria and conditions set forth in Section 262 of the DGCL. Shares of Earthstone Class B common stock held by stockholders that do not vote to approve the mergers and make a demand for appraisal in accordance with Delaware law will not be converted into shares of Permian Resources Class C common stock, but will be converted into the right to receive payment from the combined company consideration determined in accordance with Delaware law. See “The Mergers — Appraisal Rights and Dissenters’ Rights.”

LEGAL MATTERS

The legality of the shares of Permian Resources common stock issuable in the mergers will be passed upon for Permian Resources by Kirkland & Ellis LLP. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for Earthstone by Vinson & Elkins L.L.P.

EXPERTS

Permian Resources Corporation

The consolidated financial statements of Permian Resources Corporation and its subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2022, contains an explanatory paragraph that states Permian Resources acquired Colgate Energy Partners III, LLC during 2022, and management excluded from its assessment of the effectiveness of Permian Resources and its subsidiaries’ internal control over financial reporting as of December 31, 2022, Colgate Energy Partners III, LLC’s internal control over financial reporting associated with 50% of total assets and 26% of total revenues included in the consolidated financial statements of Permian Resources and its subsidiaries as of and for the year ended December 31, 2022. The audit of internal control over financial reporting of Permian Resources and its subsidiaries also excluded an evaluation of the internal control over financial reporting of Colgate Energy Partners III, LLC.

The consolidated financial statements of Colgate Energy Partners III, LLC and its subsidiaries as of December 31, 2021 and 2020, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Estimates of proved reserves attributable to certain interests of Permian Resources as of December 31, 2022 and related information included herein have been prepared based on reports by Netherland, Sewell & Associates, Inc., independent reserve engineers, and all such information has been so incorporated in reliance on the authority of such experts in such matters.

Earthstone Energy, Inc.

The consolidated financial statements of Earthstone as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 incorporated in this joint proxy statement/prospectus by reference from the Annual Report on Form 10-K of Earthstone for the year ended December 31, 2022 and the effectiveness of internal control over financial reporting have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm as experts in accounting and auditing.

The information included in this joint proxy statement/prospectus regarding estimated quantities of proved reserves of Earthstone as of December 31, 2022 using SEC guidelines were prepared or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. These estimates are included herein in reliance on the authority of such firm as experts in petroleum engineering.

Novo Oil & Gas Holdings, LLC

The combined consolidated financial statements of Novo as of December 31, 2022 and 2021 and for the years then ended, incorporated by reference in this joint proxy statement/prospectus from the Current Report on Form 8-K/A of Earthstone dated September 5, 2023, have been audited by Moss Adams LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such combined consolidated financial statements are incorporated by reference in reliance upon the report of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Permian Resources Corporation

Permian Resources held a regular annual meeting of stockholders in 2023 on May 23, 2023. Permian Resources will hold a regular annual meeting of stockholders in 2024 (the “Permian Resources 2024 Annual Meeting”) regardless of whether the mergers are completed.

Any stockholder of Permian Resources who desires to submit a proposal for action at the Permian Resources 2024 Annual Meeting and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in Permian Resources’ proxy materials, must submit such Rule 14a-8 Proposal at its principal executive office, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, no later than December 12, 2023, delivered to the attention of the Corporate Secretary of Permian Resources, unless Permian Resources notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by Permian Resources and meets the requirements of the applicable rules of the SEC and the Permian Resources bylaws will be considered.

Any stockholder of Permian Resources who desires to submit a proposal for action at the Permian Resources 2024 Annual Meeting or nominate an individual for election or re-election as a director, but does not wish to have such proposal included in Permian Resources’ proxy materials, must submit such proposal to Permian Resources at its principal executive offices no earlier than January 23, 2024, and no later than the close of business on February 22, 2024, unless Permian Resources notifies the stockholders otherwise. In addition to being proper for stockholder action and in compliance with applicable law, such proposal must be submitted in accordance with, and include the information and materials required by the Permian Resources bylaws and, to the extent applicable, the Permian Resources certificate of incorporation.

Written requests for inclusion of any stockholder proposal, including with respect to any director candidates recommended by stockholders, should be addressed to Permian Resources Corporation, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, Attention: Corporate Secretary. Permian Resources suggests that any such proposal be sent by certified mail, return receipt requested.

A copy of the Permian Resources bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained by submitting a request to the Corporate Secretary at Permian Resources’ principal executive offices, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701.

Earthstone Energy, Inc.

Earthstone held a regular annual meeting of stockholders in 2023 on June 8, 2023. Earthstone will hold a regular annual meeting of stockholders in 2024 (the “Earthstone 2024 Annual Meeting”) only if the mergers are not consummated.

If an Earthstone stockholder wants to include a proposal in Earthstone’s proxy statement for the Earthstone 2024 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, materials must be received by Earthstone’s Corporate Secretary at Earthstone’s principal executive offices in The Woodlands, Texas by December 29, 2023. Any proposals must comply with all of the requirements of Rule 14a-8 under the Exchange Act and should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, pursuant to the Earthstone bylaws, an Earthstone stockholder who intends to nominate a candidate for election to the Earthstone board or to propose other business for consideration at the Earthstone 2024 Annual Meeting must provide notice of such business or nomination to Earthstone not less than ninety

(90) nor more than 120 days prior to the date of the Earthstone 2024 Annual Meeting (provided, however, that in the event that public disclosure of the date of the Earthstone 2024 Annual Meeting is first made less than 100 days prior to the date of the Earthstone 2024 Annual Meeting, notice by the Earthstone stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure was made). Such notice should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. In order to curtail controversy as to the date on which a proposal was received by Earthstone, it is suggested that proponents submit their proposals by certified mail-return receipt requested. Such proposals and nominations (including the notice with respect thereto) must also meet the other requirements set forth in the Earthstone bylaws. These requirements are separate from and in addition to the SEC’s requirements described in the previous paragraph relating to including a proposal in Earthstone’s proxy statements.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable, Permian Resources Corporation, 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, Telephone: (432) 695-4222 or Earthstone Energy, Inc., 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, Telephone: (281) 298-4246.

WHERE YOU CAN FIND MORE INFORMATION

Permian Resources and Earthstone each file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC electronically under the Exchange Act. The SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from Permian Resources at www.permianres.com and from Earthstone at www.earthstoneenergy.com. Information included on these websites is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

Permian Resources has filed with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Permian Resources common stock issuable to Earthstone stockholders in the mergers. The registration statement, including the attached exhibits, contains additional relevant information about Permian Resources and Permian Resources common stock. The rules and regulations of the SEC allow Permian Resources and Earthstone to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Permian Resources and Earthstone to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the Permian Resources or Earthstone documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of the Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Permian Resources and Earthstone have previously filed with the SEC. These documents contain important information about Permian Resources and Earthstone, their respective financial condition and other matters.

Permian Resources SEC Filings (File No. 001-37697)	Period or File Date
Annual Report on Form 10-K	Fiscal year ended December 31, 2022, filed on February 24, 2023.

Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2023, filed on May 9, 2023; quarterly period ended June 30, 2023, filed on August 3, 2023.

Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)	Filed on September 8, 2022 (Exhibit 99.2 only), March 2, 2023, March 10, 2023, April 28, 2023, May 24, 2023, August 21, 2023, September 5, 2023, September 6, 2023, September 7, 2023, September 12, 2023, September 19, 2023 and September 21, 2023.

Definitive Proxy Statement on Schedule 14A to the extent incorporated by reference into Permian Resources’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022	Filed on April 11, 2023.

The description of Permian Resources Class A common stock contained in its Registration Statement on Form 8-A, as such description may be updated from time to time.	Filed on September 8, 2022.

Earthstone SEC Filings (File No. 001-35049)	Period or File Date
Annual Report on Form 10-K	Fiscal year ended December 31, 2022, filed on March 8, 2023.

Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2023, filed on May 3, 2023; quarterly period ended June 30, 2023, filed on August 2, 2023.

Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)	Filed on January 12, 2023, April 4, 2023, June 9, 2023, June 16, 2023, June 27, 2023, June 27, 2023, June 28, 2023, June 30, 2023, July 11, 2023, August 17, 2023, August 21, 2023, August 21, 2023, August 22, 2023 and September 20, 2023 and on Form 8-K/A filed on September 5, 2023.

Definitive Proxy Statement on Schedule 14A to the extent incorporated by reference into Earthstone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022	Filed on April 27, 2023.

The description of Earthstone Class A common stock contained in its Registration Statement on Form 8-A, as such description may be updated from time to time.	Filed on May 9, 2017.

In addition, Permian Resources and Earthstone incorporate by reference any future filings they make, respectively, with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (ii) after the date of this joint proxy statement/prospectus and prior to the date of the Permian Resources special meeting and the Earthstone special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Permian Resources or Earthstone, as applicable, will provide you with copies of these documents, without charge, upon written or oral request to:

For Permian Resources stockholders:	For Earthstone stockholders:
Permian Resources Corporation 300 N. Marienfeld Street, Suite 1000 Midland, Texas 79701 (432) 695-4222	Earthstone Energy, Inc. 1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380 (281) 298-4246

Permian Resources Corporation

c/o Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: PR@investor.morrowsodali.com

Earthstone Energy, Inc.

c/o Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: ESTE@investor.morrowsodali.com

If you would like to request any documents, please do so by October 23, 2023, which is five business days prior to the date of the Permian Resources special meeting and the Earthstone special meeting, in order to receive them before the applicable meeting.

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. Neither Permian Resources nor Earthstone can guarantee the reliability of such other information that others may give you. This joint proxy statement/prospectus is dated September 25, 2023. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither Permian Resources’ mailing of this joint proxy statement/prospectus to Permian Resources stockholders or Earthstone stockholders nor the Permian Resources stock issuance will create any implication to the contrary.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of Permian Resources and Earthstone made to the other in the merger agreement. Representations and warranties made by Earthstone, Permian Resources and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

ANNEX A: MERGER AGREEMENT

Execution Version

AGREEMENT AND PLAN OF MERGER

among

PERMIAN RESOURCES CORPORATION,

SMITS MERGER SUB I INC.,

SMITS MERGER SUB II LLC,

PERMIAN RESOURCES OPERATING, LLC,

EARTHSTONE ENERGY, INC.,

AND

EARTHSTONE ENERGY HOLDINGS, LLC

Dated as of August 21, 2023

A-i

A-ii

EXHIBITS
Exhibit A: Form of Company Support Agreement
Exhibit B: Form of Parent Support Agreement
Exhibit C: Form of Registration Rights Agreement
Exhibit D: Form of Seventh Amended and Restated Pacers OpCo LLC Agreement

SCHEDULES
Schedule I: Company Supporting Stockholders	A-108
Schedule II: Parent Supporting Stockholders	A-109

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 21, 2023 (this “Agreement”), is entered into by and among Permian Resources Corporation, a Delaware corporation (“Parent”), Smits Merger Sub I Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company (“Pacers OpCo” and, together with Parent, Merger Sub I and Merger Sub II, the “Parent Parties”), Earthstone Energy, Inc., a Delaware corporation (the “Company”), and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Heat OpCo” and, together with the Company, the “Company Parties”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Company Mergers, are fair to, and in the best interests of, the Company and the holders of the shares of Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Company Mergers, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for its adoption, and (iv) resolved to recommend that the holders of Company Common Stock adopt this Agreement and approve the Transactions, including the Company Mergers;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the issuance of the shares of Parent Common Stock as Company Merger Consideration (the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent and the holders of Parent Common Stock, (ii) approved and declared advisable the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance;

WHEREAS, the Board of Directors of Merger Sub I (the “Merger Sub Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Initial Company Merger, are fair to, and in the best interests of, Merger Sub I and the sole stockholder of Merger Sub I and (ii) approved and declared advisable this Agreement and the Transactions, including the Initial Company Merger;

WHEREAS, Parent, as the sole member of Merger Sub II and as the sole managing member of Pacers OpCo, has approved and declared advisable this Agreement and the Transactions, including the Subsequent Company Merger and the OpCo Merger, as applicable;

WHEREAS, the Company, as the sole managing member of Heat OpCo, has approved and declared advisable this Agreement and the Transactions, including the OpCo Merger;

WHEREAS, as an inducement to Parent to enter into this Agreement, concurrently with the execution of this Agreement, certain existing stockholders of the Company listed on Schedule I attached hereto (collectively, the “Company Supporting Stockholders”) have entered into a Support Agreement (the “Company Support Agreement”) in the form of Exhibit A attached hereto, pursuant to which, among other things, the Company Supporting Stockholders have agreed to vote in favor of the adoption of this Agreement and approval of the Transactions, including the Company Mergers;

WHEREAS, as an inducement to the Company to enter into this Agreement, concurrently with the execution of this Agreement, certain existing stockholders of Parent listed on Schedule II attached hereto (collectively, the “Parent Supporting Stockholders”) have entered into a Support Agreement (the “Parent Support Agreement”) in the form of Exhibit B attached hereto, pursuant to which, among other things, the Parent Supporting Stockholders have agreed to vote in favor of the Parent Stock Issuance;

WHEREAS, simultaneously with the execution of this Agreement, Parent and certain stockholders of the Company have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit C attached hereto, to be effective upon the Closing; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Initial Company Merger and the Subsequent Company Merger, taken together, constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a); and (ii) the OpCo Merger be treated as a partnership merger transaction within the meaning of Treasury Regulations § 1.708-1(c) to which Treasury Regulations § 1.708-1(c)(3)(i) applies, whereby (A) Heat OpCo is treated as the “terminating partnership” and Pacers OpCo is treated as the “resulting partnership”, (B) any cash to be paid in lieu of any fractional Pacers OpCo Units in accordance with Section 3.5(h) and any cash to be paid in satisfaction of a withholding Tax in accordance with Section 3.5(j)(i)(B), in each case, is treated as consideration in connection with a “sale within a merger” of Heat OpCo Units by the relevant holder thereof occurring immediately prior to the OpCo Merger in accordance with Treasury Regulations § 1.708-1(c)(4) to the extent that the relevant holder consents to such treatment in accordance with such Treasury Regulations, and (C) except (1) as described in the foregoing clause (ii)(B), (2) in connection with a distribution to the unitholders of Heat OpCo pursuant to Section 6.23, (3) as a result of any “disguised sale” resulting from or attributable to the transactions deemed to occur pursuant to the OpCo Merger, (4) as a result of the application of Sections 897, 1445 or 1446 of the Code, or (5) in connection with a net decrease in a holder’s allocable share of partnership liabilities pursuant to Section 752 of the Code, no holder of Heat OpCo Units recognizes taxable income or gain (clauses (i) and (ii), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parent Parties and the Company Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

Section 1.2 Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Applicable Date	4.5(a)
Appraisal Shares	3.6
Balance Sheet Date	4.6(b)
Book-Entry Securities	3.5(b)(ii)
Certificates	3.5(b)(i)
Certificates of Merger	2.3(b)
Class A Merger Consideration	3.1(b)
Class B Merger Consideration	3.1(b)
Closing	2.3(a)
Closing Date	2.3(a)
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.9(e)

Definition	Section
Company Alternative Acquisition Agreement	6.3(d)(iv)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.3(d)(vii)
Company Contracts	4.20(b)
Company Counsel	7.3(e)
Company Disclosure Letter	Article IV
Company Employees	4.10(l)
Company FA	4.23
Company Intellectual Property	4.14(a)
Company Marketing Contract	4.20(a)(ii)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.16
Company Material Real Property	4.16
Company Material Real Property Lease	4.16
Company Merger Consideration	3.1(b)
Company Officer’s Tax Certificate	6.18(c)
Company Owned Real Property	4.16
Company Parties	Preamble
Company Permits	4.9(a)
Company Preferred Stock	4.2(a)
Company Related Party Transaction	4.25
Company Reserve Report	4.18(a)
Company SEC Documents	4.5(a)
Company Support Agreement	Recitals
Company Supporting Stockholders	Recitals
Confidentiality Agreement	6.7(b)
Continuation Period	6.9(a)
Continuing Employees	6.9(a)
Creditors’ Rights	4.3(a)
D&O Insurance	6.10(d)
Days	9.4(e)
DGCL	2.1
DLLCA	2.2
DTC	3.5(b)(ii)
e-mail	9.3
Eligible Class A Shares	3.1(b)
Eligible Class B Shares	3.1(b)
Eligible Heat OpCo Units	3.3(a)
Eligible Shares	3.1(b)
Excess Shares	3.5(h)
Exchange Agent	3.5(a)
Exchange Fund	3.5(a)
Exchange Ratio	3.1(b)
Excluded Shares	3.1(d)
GAAP	4.5(b)
Heat OpCo	Preamble
HSR Act	4.4
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)

Definition	Section
Initial Company Merger	2.1(a)
Initial Company Merger Effective Time	2.3(b)
Initial Surviving Corporation	2.1(a)
Intended Tax Treatment	Recitals
Joint Proxy Statement/Prospectus	4.4
Letter of Transmittal	3.5(b)(i)
made available	9.4(e)
Material Company Insurance Policies	4.21
Material Parent Insurance Policies	5.19
Measurement Date	4.2(a)
Merger Consideration	3.1(b)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub Board	Recitals
OpCo Merger	2.2
OpCo Merger Consideration	3.3(a)
OpCo Merger Effective Time	2.3(b)
Pacers OpCo	Preamble
Parent	Preamble
Parent 401(k) Plan	6.9(e)
Parent Alternative Acquisition Agreement	6.4(d)(iv)
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Capital Stock	5.2(a)
Parent Change of Recommendation	6.4(d)(vii)
Parent Contracts	5.18(b)
Parent Counsel	7.3(e)
Parent Disclosure Letter	Article V
Parent FA	5.21
Parent Marketing Contract	5.18(a)(ii)
Parent Material Adverse Effect	5.1
Parent Material Leased Real Property	5.14
Parent Material Real Property	5.14
Parent Material Real Property Lease	5.14
Parent Officer’s Tax Certificate	6.18(c)
Parent Owned Real Property	5.14
Parent Parties	Preamble
Parent Permits	5.9(a)
Parent Preferred Stock	5.2(a)
Parent Related Party Transaction	5.23
Parent Reserve Report	5.16(a)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
Parent Support Agreement	Recitals
Parent Supporting Stockholders	Recitals
pdf	2.3(a)
Post-Effective Time Distributions	3.5(g)
PSU Consideration	3.4(b)
Registration Rights Agreement	Recitals
Registration Statement	4.8
Rights-of-Way	4.17

Definition	Section
RSU Consideration	3.4(a)
Second Request	6.8(d)
Subject Courts	9.14
Subsequent Company Merger	2.1(b)
Subsequent Company Merger Effective Time	2.3(b)
Surviving Company	2.1(b)
Surviving OpCo	2.2
Tail Period	6.10(d)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.11

ARTICLE II

THE MERGERS

Section 2.1 The Company Mergers. Upon the terms and subject to the conditions of this Agreement:

(a) at the Initial Company Merger Effective Time, Merger Sub I will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”, and the merger, the “Initial Company Merger”). As a result of the Initial Company Merger, the separate existence of Merger Sub I shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Initial Surviving Corporation”) and as a wholly owned Subsidiary of Parent; and

(b) at the Subsequent Company Merger Effective Time, the Initial Surviving Corporation will be merged with and into Merger Sub II (the “Subsequent Company Merger”) in accordance with the provisions of the DGCL and Delaware Limited Liability Company Act (the “DLLCA”). As a result of the Subsequent Company Merger, the separate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall continue its existence under the laws of the State of Delaware as the surviving company (in such capacity, Merger Sub II is sometimes referred to herein as the “Surviving Company”) and as a wholly owned Subsidiary of Parent.

Section 2.2 OpCo Merger. At the OpCo Merger Effective Time, Heat OpCo will be merged with and into Pacers OpCo (the “OpCo Merger”) in accordance with the provisions of the DLLCA. As a result of the OpCo Merger, the separate existence of Heat OpCo shall cease and Pacers OpCo shall continue its existence under the laws of the State of Delaware as the surviving company (in such capacity, Pacers OpCo is sometimes referred to herein as the “Surviving OpCo”).

Section 2.3 Closing.

(a) The closing of the Mergers (the “Closing”) shall take place by the exchange of documents by “portable document format” (“pdf”) or other electronic means at 9:00 a.m., Houston, Texas time, on the date that is three (3) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date or place is agreed to in writing by Parent and the Company. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b) As soon as practicable on the Closing Date, Parent and the Company will cause certificates of merger with respect to each of the Mergers to be prepared and executed in accordance with the relevant provisions of the DGCL and DLLCA, as applicable (the “Certificates of Merger”), and to be filed with the Office of the Secretary of State of the State of Delaware. The Initial Company Merger shall become effective upon such filing, or at such later time as Parent and the Company shall agree upon in writing and shall specify in such Certificate of Merger (the time the Initial Company Merger becomes effective being the “Initial Company Merger Effective Time”). As soon as practicable following the Initial Company Merger Effective Time, the Certificate of Merger for the Subsequent Company Merger shall be filed with the Office of the Secretary of State of the State of Delaware. The Subsequent Company Merger shall become effective upon such filing, or at such later time as Parent and the Company shall agree upon in writing and shall specify in such Certificate of Merger (the time the Subsequent Company Merger becomes effective being the “Subsequent Company Merger Effective Time”). As soon as practicable following the Subsequent Company Merger Effective Time, the Certificate of Merger for the OpCo Merger shall be filed with the Office of the Secretary of State of the State of Delaware. The OpCo Merger shall become effective upon such filing, or at such later time as Parent and the Company shall agree upon in writing and shall specify in such Certificate of Merger (the time the OpCo Merger becomes effective being the “OpCo Merger Effective Time”).

Section 2.4 Effect of the Mergers.

(a) At the Initial Company Merger Effective Time, the Initial Company Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Initial Company Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub I shall vest in the Initial Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Initial Surviving Corporation.

(b) At the Subsequent Company Merger Effective Time, the Subsequent Company Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Subsequent Company Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Initial Surviving Corporation and Merger Sub II shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Initial Surviving Corporation and Merger Sub II shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

(c) At the OpCo Merger Effective Time, the OpCo Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the OpCo Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Heat OpCo and Pacers OpCo shall vest in the Surviving OpCo, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Heat OpCo and Pacers OpCo shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving OpCo.

Section 2.5 Organizational Documents.

(a) At the Initial Company Merger Effective Time, the Organizational Documents of the Initial Surviving Corporation shall be amended and restated in their entirety to be in substantially the form of the Merger Sub I Organizational Documents in effect immediately prior to the Initial Company Merger Effective Time. The Organizational Documents of Merger Sub I, as amended and restated pursuant to the immediately preceding sentence, shall be the Organizational Documents of the Initial Surviving Corporation until thereafter duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.

(b) At the Subsequent Company Merger Effective Time, the Organizational Documents of Merger Sub II in effect immediately prior to the Subsequent Company Merger Effective Time shall be the Organizational Documents of the Surviving Company (except that references to Merger Sub II’s name shall be replaced with references to “Earthstone Energy, LLC”), until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.

(c) At the OpCo Merger Effective Time, the Pacers OpCo LLC Agreement shall be amended and restated in its entirety to be in substantially the form set forth on Exhibit D attached hereto. The certificate of formation of Pacers OpCo and the Pacers OpCo LLC Agreement, as amended and restated pursuant to the immediately preceding sentence, shall be the Organizational Documents of the Surviving OpCo until thereafter duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.

Section 2.6 Directors and Officers of the Surviving OpCo, the Initial Surviving Corporation and the Surviving Company.

(a) The Parties shall take all necessary action, from and after the Initial Company Merger Effective Time, to cause the directors and officers of Merger Sub I as of immediately prior to the Initial Company Merger Effective Time to be the directors and officers of the Initial Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Initial Surviving Corporation.

(b) The Parties shall take all necessary action, from and after the Subsequent Company Merger Effective Time, to cause the officers of Merger Sub II as of immediately prior to the Subsequent Company Merger Effective Time to be the officers of the Surviving Company, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.

(c) The officers of the Surviving OpCo shall be the officers of Pacers OpCo immediately prior to the OpCo Merger Effective Time, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving OpCo.

Section 2.7 Corporate Governance Matters. Prior to the Initial Company Merger Effective Time, Parent shall take all necessary corporate action so that upon and after the Initial Company Merger Effective Time, the size of the Parent Board shall be comprised of eleven (11) members, which shall include two (2) members designated by the Company, one (1) of whom will be a Class I director, with a term ending at the 2026 annual meeting, and one (1) of whom will be a Class III director, with a term ending at the 2025 annual meeting.

ARTICLE III

EFFECT OF THE MERGERS; EXCHANGE

Section 3.1 Effect of the Initial Company Merger. Subject to the other provisions of this Article III, at the Initial Company Merger Effective Time, by virtue of the Initial Company Merger and without any action on the part of Parent, Merger Sub I, the Company or any holder of any securities of Parent, Merger Sub I or the Company:

(a) each share of capital stock of Merger Sub I issued and outstanding immediately prior to the Initial Company Merger Effective Time shall be converted into and shall represent one (1) validly issued, fully paid and nonassessable share of Class A common stock, par value $0.01 per share, of the Initial Surviving Corporation, which, after giving effect to the transactions contemplated by the remaining provisions of this Section 3.1, shall constitute the only outstanding shares of common stock of the Initial Surviving Corporation immediately following the Initial Company Merger Effective Time;

(b) (i) each share of Company Class A Common Stock issued and outstanding immediately prior to the Initial Company Merger Effective Time (excluding any Excluded Shares and any shares of Company Class A Common Stock covered by Section 3.4) (the “Eligible Class A Shares”) shall be converted automatically at the Initial Company Merger Effective Time into the right to receive: 1.446 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Class A Common Stock (the “Class A Merger Consideration”), and (ii) each share of Company Class B Common Stock issued and outstanding immediately prior to the Initial Company Merger Effective Time (excluding any Excluded Shares and any Appraisal Shares) (the “Eligible Class B Shares” and, together with the Eligible Class A Shares, the “Eligible Shares”) shall be converted automatically at the Initial Company Merger Effective Time into the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Class C Common Stock equal to the Exchange Ratio (the “Class B Merger Consideration” and, together with the Class A Merger Consideration, the “Company Merger Consideration” and, the Company Merger Consideration, together with the OpCo Merger Consideration, the “Merger Consideration”);

(c) all Eligible Shares, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each holder of an Eligible Share that was outstanding immediately prior to the Initial Company Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive (i) the Company Merger Consideration pursuant to Section 3.1(b), (ii) any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock in accordance with Section 3.5(h), and (iii) any Post-Effective Time Distributions, in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Securities, as applicable, in accordance with Section 3.5(a); and

(d) all shares of Company Common Stock held by the Company as treasury shares or held by Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries immediately prior to the Initial Company Merger Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be cancelled and cease to exist as of the Initial Company Merger Effective Time, and no consideration shall be delivered in exchange therefor.

Section 3.2 Effect of the Subsequent Company Merger. At the Subsequent Company Merger Effective Time, by virtue of the Subsequent Company Merger and without any action on the part of Parent, Merger Sub II, the Initial Surviving Corporation or any holder of any securities of Parent, Merger Sub II or the Initial Surviving Corporation, (a) each share of capital stock of the Initial Surviving Corporation issued and outstanding immediately prior to the Subsequent Company Merger Effective Time shall be converted into and shall represent one (1) validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) unit of the Surviving Company and (b) each unit of Merger Sub II shall be unaffected by the Subsequent Company Merger and shall remain outstanding as an unit of the Surviving Company.

Section 3.3 Effect of the OpCo Merger. Subject to the other provisions of this Article III, at the OpCo Merger Effective Time, by virtue of the OpCo Merger and without any action on the part of Heat OpCo, Pacers OpCo, Parent, the Company or any holder of any securities of Heat OpCo, Pacers OpCo, Parent or the Company:

(a) each Heat OpCo Unit issued and outstanding immediately prior to the OpCo Merger Effective Time (“Eligible Heat OpCo Units”) shall be converted automatically at the Effective Time into the right to receive a number of validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) Pacers OpCo Units equal to the Exchange Ratio (the “OpCo Merger Consideration”); provided, that notwithstanding the foregoing, at the OpCo Merger Effective Time, the Surviving Company and its wholly owned Subsidiaries will receive, in exchange for their Eligible Heat OpCo Units, a number of Pacers OpCo Units equal, in the aggregate, to the number of shares of Parent Class A Common Stock that are issued in connection with the Initial Company Merger (for the avoidance of doubt, after taking into account the payment of cash in lieu of fractional shares pursuant to Section 3.5(h) and any shares of Parent Class A Common Stock issued pursuant to Section 3.4); and

(b) all such Heat OpCo Units, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each holder of a Heat OpCo Unit that was outstanding immediately prior to the OpCo Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive (i) the consideration pursuant to Section 3.3(a), (ii) any cash to be paid in lieu of any fractional Pacers OpCo Units in accordance with Section 3.5(h) and (iii) any Post-Initial Company Merger Effective Time Distributions, in each case, to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Securities, as applicable, in accordance with Section 3.5(a).

Section 3.4 Treatment of Company Equity Awards.

(a) Company RSU Awards. At the Initial Company Merger Effective Time, to the extent provided for in the applicable award agreement as in place at the Initial Company Merger Effective Time, each Company RSU that is outstanding immediately prior to the Initial Company Merger Effective Time shall automatically, by virtue of the occurrence of the Closing, (i) vest in full immediately prior to the Initial Company Merger Effective Time (including with respect to any dividend equivalents credited with respect to such Company RSUs that remain unpaid as of the Initial Company Merger Effective Time) and (ii) be canceled and converted into the right to receive, at the Initial Company Merger Effective Time, without interest, the Class A Merger Consideration with respect to each share of Company Class A Common Stock subject to such Company RSU (including, for the avoidance of doubt, any dividend equivalents credited with respect to such Company RSUs that remain unpaid as of the Initial Company Merger Effective Time) (the “RSU Consideration”). No fractional share of Parent Class A Common Stock shall be issued as part of the RSU Consideration, and any such fractional share of Parent Class A Common Stock shall instead be paid in cash in accordance with Section 3.5(h).

(b) Company PSU Awards. At the Initial Company Merger Effective Time, to the extent provided for in the applicable award agreement as in place at the Initial Company Merger Effective Time, each Company PSU that is outstanding immediately prior to the Initial Company Merger Effective Time shall automatically, by virtue of the occurrence of the Closing, (i) vest immediately prior to the Initial Company Merger Effective Time (including, for the avoidance of doubt, with respect to any dividend equivalents credited with respect to such Company PSUs that remain unpaid as of the Initial Company Merger Effective Time), based on the attainment of the applicable performance metrics at the maximum level of performance (which, for the avoidance of doubt, shall be equal to 200% of the Target Units (as such term is defined in the applicable award agreement)), in accordance with the terms of the Company Equity Plan and applicable award agreements in effect as of the Initial Company Merger Effective Time, and (ii) be cancelled and converted into the right to receive, without interest, the Class A Merger Consideration with respect to each share of Company Class A Common Stock subject to such Company PSU (including any dividend equivalents credited with respect to such Company PSUs that remain unpaid as of the Initial Company Merger Effective Time) (the “PSU Consideration”). No fractional share of Parent Class A Common Stock shall be issued as part of the PSU Consideration, and any such fractional share of Parent Class A Common Stock shall instead be paid in cash in accordance with Section 3.5(h).

(c) No later than five (5) Business Days following the Initial Company Merger Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay through the payroll of the Surviving Company (to the extent the RSU Consideration or PSU Consideration, as applicable, is subject to withholding and payroll taxes) or by other means, the RSU Consideration to each holder of a Company RSU pursuant to Section 3.4(a) and the PSU Consideration to each holder of a Company PSU pursuant to Section 3.4(b), in each case, less any required withholding Taxes; provided that, to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger a Tax or penalty. Notwithstanding anything in this Agreement to the contrary, pursuant to Section 3.5(j), each of Parent, the Company, the Initial Surviving Corporation, the Surviving Company and their respective Affiliates shall be entitled to deduct or withhold from any amounts payable to any Person pursuant to this Agreement, including the RSU Consideration and the PSU Consideration contemplated within this Section 3.4, any amount required to be deducted or withheld under this Agreement, applicable Law and the Company Equity Plan.

(d) Prior to the Initial Company Merger Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plan) shall pass any necessary resolutions or take any other required action in order to (1) effect the foregoing provisions of this Section 3.4 and (2) if so requested by Parent no later than ten (10) Business Days prior to the Initial Company Merger Effective Time, cause the Company Equity Plan to terminate at or prior to the Initial Company Merger Effective Time. The Company shall take all actions necessary to ensure that from and after the Initial Company Merger Effective Time neither Parent nor the Surviving Company shall be required to deliver shares or other capital stock of the Company to any Person pursuant to the settlement of Company RSUs and Company PSUs.

Section 3.5 Payment for Securities; Exchange.

(a) Exchange Agent; Exchange Fund. Prior to the Initial Company Merger Effective Time, Parent shall enter into an agreement with a commercial bank, trust company or transfer agent that is mutually acceptable to the Company and Parent to act as agent for the holders of Eligible Shares in connection with the Initial Company Merger and the holders of Eligible Heat OpCo Units in connection with the OpCo Merger (the “Exchange Agent”) and to receive the Merger Consideration to which such holders shall become entitled pursuant to this Article III. Prior to the Initial Company Merger Effective Time, Parent and Pacers OpCo shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares and holders of Eligible Heat OpCo Units, for distribution in accordance with this Article III through the Exchange Agent, the Merger Consideration in respect of Eligible Shares and Eligible Heat OpCo Units pursuant to Section 3.1 and Section 3.3, respectively. In addition, on the Closing Date, Parent and Pacers OpCo shall deposit, or cause to be deposited, with the Exchange Agent, from time to time as needed, cash sufficient to pay any Post-Effective Time Distributions and to make payments in lieu of fractional Pacers OpCo Units pursuant to Section 3.5(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares or Eligible Heat OpCo Units, as applicable, pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.5(a), Section 3.5(g) and Section 3.5(h), the Exchange Fund shall not be used for any other purpose. Any cash, shares of Parent Common Stock and Pacers OpCo Units deposited with the Exchange Agent (including as payment for fractional shares or units in accordance with Section 3.5(h) and any Post-Effective Time Distributions) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares and Eligible Heat OpCo Units pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent or Pacers OpCo shall promptly replace, restore or supplement (or cause to be replaced, restored or supplemented) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Company.

(b) Payment Procedures.

(i) Certificates. As soon as practicable after the OpCo Merger Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the OpCo Merger Effective Time or Initial Company Merger Effective Time, as applicable, of an outstanding certificate or certificates that immediately prior to the OpCo Effective Time or Initial Company Merger Effective Time, as applicable, represented Eligible Shares or Eligible Heat OpCo Units, as applicable (“Certificates”), a notice advising such holders of the effectiveness of the Initial Company Merger and OpCo Merger, as applicable, and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.3 and Section 3.1. Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) with respect to Certificates of Eligible Shares, one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all Eligible Shares then held by such holder), (B) with respect to Certificates of Eligible Heat OpCo Units, one or more Pacers OpCo Units (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of Pacers OpCo Units, if any, that such holder has the right to receive pursuant to Section 3.3 (after taking into account all Eligible Heat OpCo Units then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Class A Common Stock or Heat OpCo Units pursuant to Section 3.5(h) and Post-Effective Time Distributions.

(ii) Non-DTC Book-Entry Securities. Promptly after the OpCo Merger Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the OpCo Merger Effective Time or Initial Company Merger Effective Time, as applicable, of Eligible Shares or Eligible Heat OpCo Units, as applicable, represented by book-entry (“Book-Entry Securities”) not held through the Depository Trust Company (“DTC”), (A) a notice advising such holders of the effectiveness of the Initial Company Merger or the OpCo Merger, as applicable, (B) a statement reflecting the number of shares of Parent Common Stock or Pacers OpCo Units, as applicable (which, in each case, shall be in uncertificated book-entry form), representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, or Pacers OpCo Units, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) or Section 3.3 (after taking into account all Heat OpCo Units then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units pursuant to Section 3.5(h) and Post-Effective Time Distributions.

(iii) DTC Book-Entry Securities. With respect to Book-Entry Securities held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees promptly on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Class A Merger Consideration, the cash to be paid in lieu of any fractional shares of Parent Class A Common Stock in accordance with Section 3.5(h), if any, and Post-Effective Time Distributions.

(iv) No interest shall be paid or accrued on any amount payable for Eligible Shares or Eligible Heat OpCo Units, as applicable, pursuant to this Article III.

(v) With respect to Certificates, if payment of the Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h), and Post-Effective Time Distributions are to be made to a Person other than the record holder of such Eligible Shares or Eligible Heat OpCo Units, it shall be a condition of payment that shares or units so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions to a Person other than the registered holder of such shares or units surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. With respect to Book-Entry Securities, payment of the Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions shall only be made to the Person in whose name such Book-Entry Securities are registered in the transfer books of the Company as of the Initial Company Merger Effective Time or Heat OpCo as of the OpCo Merger Effective Time. Until surrendered as contemplated by this Section 3.5(b)(v), each Certificate of Eligible Shares or Eligible Heat OpCo Units shall be deemed at any time after the Initial Company Merger Effective Time or OpCo Merger Effective Time, as applicable, to represent only the right to receive upon such surrender the Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and any Post-Effective Time Distributions payable in respect of such shares of Company Common Stock or Heat OpCo Units.

(c) Termination of Rights. All Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions, paid upon the surrender of and in exchange for Eligible Shares or Eligible Heat OpCo Units, as applicable, in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Eligible Shares and Eligible Heat OpCo Units. At the Initial Company Merger Effective Time, the stock transfer books of the Company shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Initial Company Merger Effective Time. If, after the Initial Company Merger Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the Company Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock in accordance with Section 3.5(h) and Post-Effective Time Distributions payable in respect of the Eligible Shares previously represented by such Certificates. At the OpCo Merger Effective Time, the transfer books of Heat OpCo shall be closed immediately, and there shall be no further registration of transfers on the transfer books of Heat OpCo of the Heat OpCo Units that were outstanding immediately prior to the OpCo Merger Effective Time. If, after the OpCo Merger Effective Time, Certificates are presented to the Surviving OpCo for any reason, they shall be cancelled and exchanged for the OpCo Merger Consideration and any cash to be paid in lieu of any fractional Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions payable in respect of the Heat OpCo Units previously represented by such Certificates.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company or the former unitholders of Heat OpCo on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any former holder of Company Common Stock or Heat OpCo Units, as applicable, who have not theretofore received the Merger Consideration, any cash to be paid in lieu of any fractional shares of Parent Class A Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions, in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Company, the Surviving OpCo and Parent for payment of their claim for such amounts.

(e) No Liability. None of the Initial Surviving Corporation, the Surviving Company the Surviving OpCo, Parent, Merger Sub I, Merger Sub II, Pacers OpCo or the Exchange Agent shall be liable to any holder of Company Common Stock or Heat OpCo Units for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company or the Surviving OpCo, as applicable, the posting by such Person of a bond in such reasonable amount as the Surviving Company or Surviving OpCo, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash to be paid in lieu of any fractional shares of Parent Common Stock or Pacers OpCo Units in accordance with Section 3.5(h) and Post-Effective Time Distributions payable in respect of the shares of Company Common Stock or Heat OpCo Units formerly represented by such Certificate.

(g) Distributions with Respect to Unexchanged Shares of Parent Common Stock and Pacers OpCo Units. No dividends or other distributions declared or made with respect to shares of Parent Common Stock or Pacers OpCo Units with a record date after the Initial Company Merger Effective Time with respect to the Parent Common Stock or the OpCo Merger Effective Time with respect to the Pacers OpCo Units (“Post-Effective Time Distributions”), shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock or Pacers OpCo Units, as applicable, that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Class A Common Stock or Pacers OpCo Units shall be paid to any such holder, in each case, until such holder shall surrender such Certificate in accordance with this Section 3.5. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Parent Common Stock or Pacers OpCo Units, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the Post-Effective Time Distributions theretofore paid with respect to such whole shares of Parent Common Stock or Pacers OpCo Units, as applicable, and (ii) at the appropriate payment date, the Post-Effective Time Distributions with a record date prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or Pacers OpCo Units, as applicable. For purposes of dividends or other distributions in respect of shares of Parent Common Stock or Pacers OpCo Units, as applicable, all whole shares of Parent Common Stock to be issued pursuant to the Initial Company Merger or Pacers OpCo Units to be issued pursuant to the OpCo Merger shall be entitled to Post-Effective Time Distributions pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Initial Company Merger Effective Time or Pacers OpCo Units were issued and outstanding as of the OpCo Merger Effective Time, as applicable.

(h) No Fractional Shares of Parent Common Stock or Fractional Pacers OpCo Units.

(i) No certificates or scrip or shares representing fractional shares of Parent Common Stock or fractional Pacers OpCo Units shall be issued upon the exchange of Eligible Shares or Eligible Heat OpCo Units, as applicable, and such fractional interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or equityholder of Pacers OpCo, as applicable, or a holder of shares of Parent Common Stock or Pacers OpCo Units, as applicable.

(ii) Notwithstanding any other provision of this Agreement, each holder of Eligible Shares that constitute Company Class A Common Stock, Company RSUs or Company PSUs, exchanged pursuant to the Company Mergers who would have otherwise have been entitled to receive a fraction of Parent Common Stock (after taking into account all Eligible Shares then held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the OpCo Merger Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 3.5(a) over (B) the aggregate number of full shares of Parent Common Stock to be distributed pursuant to Section 3.5(g) (such excess being herein referred to as, the “Excess Shares”). Following the OpCo Merger Effective Time, the Exchange Agent, as agent for the holders of Eligible Shares in connection with the Company Mergers, shall sell the Excess Shares at then prevailing prices on the NYSE, all in a manner provided in subsection (iii) of this Section 3.5(h).

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Eligible Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Eligible Shares. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of applicable Certificates or Book-Entry Securities, as applicable, shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of net proceeds to which each holder of applicable Certificates or Book-Entry Securities, as applicable, shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of applicable Certificates or Book-Entry Securities is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of applicable Certificates or Book-Entry Securities are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of applicable Certificates or Book-Entry Securities with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.5(h). The payment of cash in lieu of fractional shares of Parent Class A Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(iv) Notwithstanding any other provision of this Agreement, each holder of Eligible Heat OpCo Units exchanged pursuant to the OpCo Merger, other than the Surviving Company or any of its wholly owned Subsidiaries, who would otherwise have been entitled to receive a fraction of a Pacers OpCo Unit (after taking into account all Certificates, Book-Entry Securities and Eligible Heat OpCo Units held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (A) such fractional part of a Pacers OpCo Unit multiplied by (B) the volume weighted average price of the shares of Parent Class A Common Stock on the NYSE for the five (5) consecutive Trading Days immediately prior to the Closing Date as reported by Bloomberg, L.P. Promptly after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional Pacers OpCo Units is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(v) Notwithstanding anything in this Agreement to the contrary, if any holder of Eligible Shares that constitute Company Class B Common Stock would otherwise be entitled to receive a fraction of a share of Parent Class C Common Stock, such fractional share of Parent Class C Common Stock shall be canceled, and such holder shall not be entitled to any additional consideration in respect of such fractional share of Parent Class C Common Stock. The Parties acknowledge and agree that any such fractional shares of Parent Class C Common Stock have no fair value for purposes of Section 155 of the DGCL.

(i) Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, (ii) the number of Heat OpCo Units or securities convertible or exchangeable into or exercisable for Heat OpCo Units, (iii) the number of Pacers OpCo Units or securities convertible or exchangeable into or exercisable for Pacers OpCo Units or (iv) the number of shares of Parent Common Stock, or securities convertible or exchangeable into, exercisable for or settled in shares of Parent Common Stock (including options to purchase shares of Parent Common Stock, Parent Restricted Shares and Parent PSUs), in each case issued and outstanding after the date of this Agreement and prior to the Initial Company Merger Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio and the Merger Consideration shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Exchange Ratio and the Merger Consideration, subject to further adjustment in accordance with this Section 3.5(i). Nothing in this Section 3.5(i) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement (including Section 6.1 and Section 6.2).

(j) Withholding Taxes.

(i) Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Initial Surviving Corporation, the Surviving Company, Merger Sub I, Merger Sub II, Heat OpCo, Pacers OpCo, the Surviving OpCo, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct or withhold from any amounts otherwise payable to any Person pursuant to this Agreement any amount required to be deducted or withheld under applicable Law (and, for the avoidance of doubt, to the extent any deduction or withholding is required in respect of the delivery of any shares of Parent Common Stock or Pacers OpCo Units pursuant to this Agreement, a portion of the shares of Parent Common Stock or Pacers OpCo Units otherwise deliverable hereunder may be deducted or withheld); provided, that to the extent Heat OpCo or any holder of

Heat OpCo Units delivers an IRS Form W-9 in accordance with Section 3.5(j)(ii), absent a change in applicable Law, no such deduction or withholding in respect of U.S. federal income Taxes is anticipated with respect to the payment of the Merger Consideration to Heat OpCo or such holder of Heat OpCo Units, as applicable, hereunder; provided, further, that if Parent or any of its Affiliates determines that any deduction or withholding is required with respect to amounts payable to Heat OpCo or such holder of Heat OpCo Units, as applicable, hereunder (other than with respect to amounts treated as compensation or as a result of such Person’s failing to deliver the forms described in Section 3.5(j)(ii)), Parent shall use commercially reasonable efforts to provide prior notice to such Person of such intended deduction or withholding and shall reasonably cooperate with such Person to reduce or eliminate the amount of any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are properly deducted or withheld and paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all applicable purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding. If withholding is taken (A) in shares of Parent Class A Common Stock, the relevant withholding agent shall be treated as having sold such shares of Parent Class A Common Stock on behalf of the applicable Person for an amount of cash equal to the fair market value thereof at the time of such withholding and paid such cash proceeds to the relevant Taxing Authority, or (B) in Pacers OpCo Units, (I) Pacers OpCo shall be treated as having paid to the applicable Person an amount of cash equal to the fair market value thereof at the time of such withholding (and, for the avoidance of doubt, such payment shall be treated in a manner consistent with the Intended Tax Treatment) and (II) an equivalent number of shares of Parent Class C Common Stock shall also be withheld.

(ii) Heat OpCo shall (A) deliver to Parent and Pacers OpCo at or prior to the Closing a properly executed IRS Form W-9 with respect to itself and (B) use commercially reasonable efforts to cause each holder of Heat OpCo Units (other than the Company and its Subsidiaries) to deliver to Parent and Pacers OpCo at or prior to the Closing a properly executed IRS Form W-9 with respect to such holder. The Company shall deliver to Parent and Pacers OpCo at or prior to the Closing a properly executed IRS Form W-9 with respect to itself and each of its Subsidiaries that holds Heat OpCo Units.

Section 3.6 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Class B Common Stock issued and outstanding immediately prior to the Initial Company Merger Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Class B Merger Consideration payable pursuant to Section 3.1(b)(ii), but instead at the Initial Company Merger Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Initial Company Merger Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, except as otherwise set forth in this Section 3.6. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (a) such shares of Company Class B Common Stock shall thereupon cease to constitute Appraisal Shares and (b) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Initial Company Merger Effective Time, the right to receive, without interest thereon, the Class B Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Class B Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Initial Company Merger Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any amount payable to any holder of Appraisal Shares exercising appraisal rights shall be paid in accordance with the DGCL by Parent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by each of the Company Parties to the Parent Parties on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on EDGAR, since January 1, 2022 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), the Company and Heat OpCo jointly and severally represent and warrant to each of the Parent Parties as follows:

Section 4.1 Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of the Company, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Class A Common Stock and 50,000,000 shares of Company Class B Common Stock, and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on August 18, 2023 (the “Measurement Date”): (A) 106,331,055 shares of Company Class A Common Stock were issued and outstanding, and approximately 5,170,435 shares of Company Class A Common Stock were reserved for issuance, (B) 34,257,641 shares of Company Class B Common Stock were issued and outstanding and (C) no shares of Company Preferred Stock were issued and outstanding.

(b) At the close of business on the Measurement Date, (i) there are (A) 34,257,641 shares of Company Class A Common Stock issuable upon redemption of the outstanding Heat OpCo Units, (B) 907,215 shares of Company Class A Common Stock subject to outstanding Company RSUs (including, for the avoidance of doubt, any dividend equivalents credited in the form of shares in respect of the Company RSUs), (C) 2,131,610 shares of Company Class A Common Stock subject to outstanding Company PSUs, assuming the target level of performance, and (D) 4,263,220 shares of Company Class A Common Stock subject to outstanding Company PSUs, assuming the maximum level of performance (in each case, including, for the avoidance of doubt, any dividend equivalents credited in the form of shares in respect of Company PSUs); (ii) 93,668,945 shares of Company Class A Common Stock remain available for issuance, including 5,407,085 shares of Company Class A Common Stock pursuant to the Company Equity Plan; (iii) there are 140,588,696 Heat OpCo Units issued and outstanding, of which the Company and its Subsidiaries collectively own 106,331,055 Heat OpCo

Units, and Schedule 4.2(b) of the Company Disclosure Letter sets forth all securities of Heat OpCo as of the close of business on the Measurement Date by holder, including any securities convertible into or exchangeable or exercisable for, or measured by reference to, units of Heat OpCo; and (iv) no Heat OpCo Preferred Units are issued and outstanding.

(c) As of the close of business on the Measurement Date, except as set forth in this Section 4.2, there are outstanding: (i) no shares of Company Capital Stock, Heat OpCo Membership Interests or any Voting Debt or other voting securities of the Company or Heat OpCo, as applicable; (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Heat OpCo Membership Interests or any Voting Debt or other voting securities of the Company; and (iii) no options, warrants, restricted shares, restricted share units, stock appreciation rights, performance shares, “phantom” stock, subscriptions, calls, or similar securities or rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, Heat OpCo Membership Interests or any Voting Debt or other voting securities of the Company or Heat OpCo, as applicable, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, restricted share, restricted share unit, stock appreciation right, performance share, “phantom” stock, subscription, call, right, commitment or agreement.

(d) All outstanding shares of Company Common Stock and all Heat OpCo Units have been duly authorized and are validly issued, fully paid and nonassessable (except, in the case of the Heat OpCo Units, as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) and are not subject to preemptive rights. All outstanding shares of Company Common Stock and all Heat OpCo Units have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law, (ii) the Organizational Documents of the Company or Heat OpCo, as applicable, and (iii) all requirements set forth in applicable Contracts (including the Company Equity Plan). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company or Heat OpCo, or a direct or indirect wholly owned Subsidiary of the Company or Heat OpCo, and are owned free and clear of all Encumbrances, other than Permitted Encumbrances. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company have been duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) and all such shares or equity ownership interests are set forth in Schedule 4.2(d) of the Company Disclosure Letter. Except for the Company Support Agreement and the Organizational Documents of the Company and its Subsidiaries, and except as set forth on Schedule 4.2(d) of the Company Disclosure Letter, there are not any stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Common Stock or any other shares of Company Capital Stock.

(e) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person, in each case other than as set forth on Schedule 4.2(e) of the Company Disclosure Letter.

Section 4.3 Authority; No Violations; Consents and Approvals.

(a) Each of the Company Parties has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which any Company Party is a party and, subject to the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware and the obtaining of Company Stockholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company Parties and each other Transaction Document to which any Company Party is a party and the consummation by each Company Party of the Transactions have been duly authorized by all necessary action on the part of each of the Company Parties (subject, only with respect to the consummation of the Mergers, to obtaining Company Stockholder Approval), subject to the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement and each other Transaction Document to which any Company Party is a party has been duly executed and delivered by each applicable Company Party, and assuming the due and valid execution of this Agreement and each other Transaction Document to which any Company Party is a party by the other parties hereto and thereto, constitutes a valid and binding obligation of the applicable Company Parties enforceable against the applicable Company Parties, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Company Mergers, are fair to, and in the best interests of, the Company and the holders of the Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Company Mergers, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for its adoption, and (iv) resolved to recommend that the holders of Company Common Stock adopt this Agreement and approve the Transactions, including the Company Mergers (such recommendation described in clause (iv), the “Company Board Recommendation”). The Company, in its capacity as sole managing member of Heat OpCo, approving and declaring advisable this Agreement and the Transactions, including the OpCo Merger is the only vote of the holders of any class or series of Heat OpCo Membership Interests necessary to approve and adopt this Agreement and the OpCo Merger. Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Company Mergers.

(b) The execution, delivery and performance of this Agreement and each other Transaction Document to which any Company Party is a party does not, and the consummation of the Transactions will not (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of the Company (assuming Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement (subject, in the case of the Company Credit Facility, to the payoff and termination thereof prior to or substantially concurrently with Closing), note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and Company Stockholder Approval has been obtained, contravene, conflict with or result in a breach or violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except for this Agreement, the Company Parties are not party to any contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.

Section 4.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by any Company Party or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any Company Party or Subsidiary thereof is party or the consummation by any of the Company Parties of the Transactions, except for: (a) any filings of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the expiration or termination of any applicable waiting periods with respect thereto; (b) the filing with the SEC of

(i) a joint proxy statement/prospectus in preliminary and definitive form (including any amendments or supplements, the “Joint Proxy Statement/Prospectus”) relating to the Company Stockholders Meeting and Parent Stockholders Meeting, which the Joint Proxy Statement/Prospectus may form part of the Registration Statement, and (ii) such reports under the Securities Act, the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Company SEC Documents; Financial Statements.

(a) Since December 31, 2021 (the “Applicable Date”), the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied, or if not yet filed or furnished, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied, or, in the case of Company SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were, or in the case of Company SEC Documents filed after the date of this Agreement, will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

(c) The Company has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) utilized by the Company or its Subsidiaries, (ii) is not, and

since January 1, 2022, there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and (iii) is not, and since January 1, 2022, there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

Section 4.6 Absence of Certain Changes or Events.

(a) Since December 31, 2022, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) From June 30, 2023 (the “Balance Sheet Date”) through the date of this Agreement:

(i) the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;

(ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance; and

(iii) neither the Company nor any of its Subsidiaries has undertaken any action that would be prohibited by Section 6.1(b)(i)(A) or Section 6.1(b)(iv)—Section 6.1(b)(xiii) if such provisions were in effect at all times since the Balance Sheet Date.

Section 4.7 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities to the extent adequately provided for on the balance sheet of the Company (i) dated as of December 31, 2022 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the twelve (12) months ended December 31, 2022 or (ii) dated as of June 30, 2023 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the six (6) months ended June 30, 2023; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2022; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as expressly permitted or required under this Agreement; (e) liabilities incurred in connection with the transactions contemplated by the Novo Purchase Agreement to the extent set forth on Schedule 4.7(e) of the Company Disclosure Letter; and (f) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company Parties for inclusion or incorporation by reference in (a) a registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Class A Common Stock issuable in the Initial Company Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to stockholders of the Company and to the stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, in the case of clause (a) and (b), no representation is made by the Company Parties with respect to the statements made therein based on information supplied by any of the Parent Parties specifically for inclusion or incorporation by reference therein. Subject to the accuracy of the first sentence of Section 5.8, the Joint Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with, as applicable, the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by the Company Parties with respect to the statements made therein based on information supplied by any of the Parent Parties specifically for inclusion or incorporation by reference therein.

Section 4.9 Company Permits; Compliance with Applicable Law.

(a) The Company and its Subsidiaries hold and at all times since the Applicable Date have held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The businesses of the Company and its Subsidiaries and, with respect to the business and Oil and Gas Properties of the Company and its Subsidiaries that are operated by third parties, to the knowledge of the Company, are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except, in each case, for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Compensation; Benefits.

(a) Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Company Benefit Plans.

(b) With respect to each material Company Benefit Plan, the Company has provided or made available to the Parent true, correct and complete copies of the current plan and trust documents (or a written description of material terms if such plan is not written) and, to the extent applicable, (i) the most recent favorable determination, advisory or opinion letter received from the Internal Revenue Service; (ii) the most recent report filed on Form 5500 (and all schedules and attachments thereto); (iii) the most recent summary plan description provided to participants (and all summaries of material modifications); (iv) the most recently prepared actuarial reports and financial statements; (v) all related insurance contracts or other funding arrangements; and (vi) all material non-routine correspondence to or from any Governmental Entity received in the past three (3) years addressing any matter involving actual or potential material liability relating to a Company Benefit Plan.

(c) Each Company Benefit Plan has been established, funded, administered and maintained in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, except where the failure to so comply would not reasonably be expected to be, individually or in the aggregate, a material liability to the Company.

(d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, on behalf of or with respect to, any of the Company Benefit Plans, except for such Proceedings that would not reasonably be expected to be, individually or in the aggregate, a material liability to the Company, and there are no Proceedings by a Governmental Entity on behalf of or with respect to any of the Company Benefit Plans, except for such Proceedings that would not reasonably be expected to be, individually or in the aggregate, a material liability to the Company.

(e) All material contributions, reimbursements, and premium payments required to be made by the Company or any of its Subsidiaries with respect to the Company Benefit Plans pursuant to their terms or applicable Law have been timely made or properly accrued or otherwise been adequately reserved to the extent required by, and in accordance with, GAAP.

(f) Each Company Benefit Plan that is or was intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or may rely upon a current opinion or advisory letter from the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any Company Benefit Plan, none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, has engaged in a “prohibited transaction” or breach of a fiduciary duty (as determined under ERISA) in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. The Company and its Subsidiaries have not incurred any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g) Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has an obligation to contribute to (including on account of any member of their Aggregated Group) or has any current or contingent liability or obligation under or with respect to, and no Company Benefit Plan is, a plan that is or was: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(h) Other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law for which the recipient pays the full premium cost of coverage, no Company Benefit Plan provides and the Company and its Subsidiaries have no current or potential obligation to provide retiree, post-employment, post-ownership, or post-service medical, disability, life insurance or other welfare benefits to any Person.

(i) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, either alone or in combination with another event, could: (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any Subsidiary thereof (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash or property); (ii) increase the amount of compensation or benefits due or payable to any such Person set forth in the preceding clause (i); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) require a contribution by the Company to any Company Benefit Plan; (v) restrict the ability of the Company to merge, amend or terminate any Company Benefit Plan, (vi) result in the forgiveness of any employee or service provider loan; or (vii) result in any payment (whether in cash, property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of the Company or any of its Subsidiaries that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code.

(j) Neither the Company nor any Subsidiary thereof has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(k) To the knowledge of the Company, (i) each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and (ii) to the knowledge of the Company, no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(l) No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employee of the Company or any Subsidiary thereof (“Company Employees”) who resides or works outside of the United States.

Section 4.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Labor Agreement and no employee of the Company or any of its Subsidiaries is represented by any labor union, works council, or similar labor organization or employee representative body with respect to his or her employment with the Company or its Subsidiary. There is no, and since the Applicable Date there has been no, pending or, to the knowledge of the Company, threatened union representation petition involving employees of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no, and since the Applicable Date there have not been any, union organizing activities with respect to any employees of the Company or its Subsidiaries.

(b) There is, and since the Applicable Date there has been, no strike, organized labor slowdown, concerted work stoppage, lockout, picketing, handbilling unfair labor practice charges, labor arbitration, material labor grievances, or other material labor dispute pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance in all respects with all applicable Laws respecting labor, employment and employment practices, including all such Laws respecting terms and conditions of employment, wages and hours, worker classification (including the classification of exempt and non-exempt employees and of independent contractors), discrimination, retaliation, harassment, workers’ compensation, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), recordkeeping, whistleblowing, disability rights or benefits, equal opportunity, pay transparency, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave (including family and medical leave) issues, child labor, unemployment insurance, and occupational health and safety requirements, in each case other than any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are, and since the Applicable Date there have been, no Proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or individual classified as an independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied Contract of employment, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and each of its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation, or policy violation allegations of which any of them is or, within the past three years, has been made aware. With respect to each such allegation with potential merit, the Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and do not have any knowledge of any allegations relating to officers, directors, employees, contractors or agents of the Company and its Subsidiaries that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

Section 4.12 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by the Company or any of its Subsidiaries have been duly and timely paid or adequate reserves in respect thereof have been established on the financial statements of the Company in accordance with GAAP. All withholding Tax requirements imposed on or with respect to payments by the Company or any of its Subsidiaries to employees, creditors or equityholders have been satisfied, and the Company and its Subsidiaries have complied in all respects with all related information reporting and record retention requirements.

(ii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(iii) There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.

(iv) Except as set forth on Schedule 4.12 of the Company Disclosure Letter, there is no audit, investigation or other similar Proceeding currently being conducted or, to the knowledge of the Company, threatened with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(v) Except as set forth on Schedule 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is the Company or any of its Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.

(vi) No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return or pay Taxes that the Company or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(vii) There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes.

(viii) Neither the Company nor any of its Subsidiaries is a party to, has any obligation under or is bound by any Tax allocation, sharing or indemnity Contract or arrangement pursuant to which it will have any potential liability to any Person after the Initial Company Merger Effective Time (excluding (A) any Contract or arrangement solely between or among the Company and/or any of its Subsidiaries, and (B) any customary provisions contained in any commercial agreement entered into in the ordinary course of business).

(ix) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(x) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(xi) Each Subsidiary of Heat OpCo is, and has been since its formation, properly classified as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal (and applicable state and local) income tax purposes.

(b) Heat OpCo is, and has been since its formation, properly classified as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal (and applicable state and local) income tax purposes.

Section 4.13 Litigation. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and since the Applicable Date there has been, no (a) Proceeding pending, or, to the knowledge of the Company, threatened against or by the Company or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. Except as set forth on Schedule 4.13 of the Company Disclosure Letter, as of the date hereof, no officer or director of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.

Section 4.14 Intellectual Property.

(a) The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries and the operation of the business of each of the Company and its Subsidiaries as conducted during the applicable time has not infringed, misappropriated or otherwise violated any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company in the last three (3) years, no third party has infringed, misappropriated or violated the Company Intellectual Property, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no (and in the past three (3) years there have been no) Proceedings pending, or to the knowledge of the Company, threatened (including unsolicited offers, demands, or requests to license or cease and desist letters) by or against Company or any of its Subsidiaries alleging infringement, misappropriation, or other violation of any Intellectual Property.

(c) The Company and its Subsidiaries have taken commercially reasonable measures consistent with prudent industry practices to protect the Company Owned IP together with the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Person who has participated in the development of any material Intellectual Property for the Company or any of its Subsidiaries has executed and delivered to the Company or any applicable Subsidiary of the Company a valid and enforceable written Contract providing for (i) the confidentiality and non-disclosure by such Person of all trade secrets and confidential information and (ii) the assignment by such Person (by way of a present grant of assignment) to the Company or the applicable Subsidiary of all right, title and interest in and to such Intellectual Property (in the case, in accordance with all applicable Laws and without further consideration or any restrictions or obligations (unless, with respect to this clause (ii), sole ownership of any such Intellectual Property automatically vests with the Company or applicable Subsidiary under applicable Law)), except in each case where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Information Technology and Data Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not experienced any material failures, breakdowns, outages, or unavailability within the past three (3) years; and (iii) to the knowledge of the Company, are free from any “back door,” virus, malware, Trojan horse or similar malicious code and material bugs.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries, and (ii) the Company and each of its Subsidiaries are, and in the past three (3) years have been, in compliance with all Company Data Security Requirements.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past three (3) years, (i) there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has experienced or been subject to any Security Incident, and (iii) neither the Company nor any of its Subsidiaries has received any written notices or complaints from any Person or been the subject of Proceeding with respect to any Security Incident or breach or violation of any Company Data Security Requirement.

Section 4.16 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased or subleased or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property” and, together with the Company Owned Real Property, the “Company Material Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances; (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) is, to the knowledge of the Company, in full force and effect and is valid and enforceable against the parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease; and (c) as of the date of this Agreement there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

Section 4.17 Rights-of-Way. Each of the Company and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted in the ordinary course, and subject to the limitations, qualifications, reservations and Encumbrances contained in any Company SEC Document, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18 Oil and Gas Matters.

(a) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date specified in the reserve report prepared by the Company Reserve Engineer relating to the Company’s interests referred to therein and dated as of December 31, 2022 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of (other than transactions effected after the date hereof in accordance with Section 6.1(b)(v)), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one and/or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (1) entitles the Company (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties (other than decreases in connection with operations in which the Company and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case, to the extent occurring after the date of the Company Reserve Report), (2) obligates the Company (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Reserve Engineer relating to the Company’s interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to the Company Reserve Engineer’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided (or modified or amended prior to the issuance of the Company Reserve Reports), accurate in all respects. To the Company’s knowledge, any assumptions or estimates provided by the Company’s Subsidiaries to the Company Reserve Engineer in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Reserve Engineer, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company and its Subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases owned or held by the Company or any of its Subsidiaries have been properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by the Company or its Subsidiaries in accordance with applicable Law) and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries. To the knowledge of the Company, Schedule 4.18(c) of the Company Disclosure Letter sets forth all the material Oil and Gas Leases where (1) the primary term thereof is scheduled to expire by the express terms thereof (in whole or in part) at any time prior to the one year anniversary of the date of this Agreement and (2) in which the primary term is not currently being perpetuated by production in paying quantities, operations or other terms of the applicable Oil and Gas Leases.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells. Neither the Company nor any of its Subsidiaries (i) is obligated by virtue of a take-or-pay payment, advance payment or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery or (ii) has any material transportation, processing or plant imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.

(e) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries that were drilled and completed by the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by the Company or any of its Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment, if applicable) of such Wells and such other wells that were drilled and completed (and plugged and abandoned, if applicable) by the Company or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, Consent or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Company and its Subsidiaries, taken as a whole and is not reflected in the Company Reserve Reports or where such election not to participate in such operation or activity was made after the date of the Company Reserve Reports in the ordinary course of business.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to Oil and Gas Properties operated by the Company and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(i) As of the date of this Agreement, except as set forth on Schedule 4.18(i) of the Company Disclosure Letter, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on the Company or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties for which such operations have not been completed that the Company reasonably anticipates will individually or in the aggregate require expenditures after the Initial Company Merger Effective Time of greater than $10,000,000.

Section 4.19 Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries and their respective operations and assets are, and since the Applicable Date have been, in compliance with Environmental Laws, which compliance includes, and since the Applicable Date has included, obtaining, maintaining and complying with all Company Permits required under Environmental Laws for their respective businesses and operations as currently conducted, including current ownership or occupancy of any real property;

(b) Neither the Company nor any of its Subsidiaries is subject to any outstanding order, consent or other agreement with any Governmental Entity relating to alleged violations of, or liability arising under, Environmental Laws, and the Company and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws;

(c) Neither the Company nor any of its Subsidiaries has exposed any Person to, disposed of, arranged for or permitted the disposal of, transported or Released, or owned or operated any property or facility that is or has been contaminated by, any Hazardous Materials, in each case, in a manner or under conditions giving rise to a current remedial liability or obligation of the Company or its Subsidiaries under Environmental Laws;

(d) Neither the Company nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws, including with respect to any Release of any Hazardous Materials at or from any property currently owned or operated by the Company, by or in connection with the Company’s operations, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, in each case that remains unresolved; and

(e) Except for customary indemnities in standard service agreements, neither the Company nor any of its Subsidiaries has contractually assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person under any Environmental Law that remains outstanding.

The representations and warranties in Section 4.4 and this Section 4.19 represent the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to compliance with or liability under Environmental Laws, Company Permits issued thereunder, or with respect to Hazardous Materials.

Section 4.20 Material Contracts.

(a) Schedule 4.20 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party;

(ii) each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with respect to which the Company reasonably expects that the Company and its Subsidiaries will make or receive payments in any calendar year in excess of $20,000,000 or aggregate payments in excess of $30,000,000, in each case other than (A) any Contract providing for the purchase or sale by the Company or any of its Subsidiaries of Hydrocarbons, or related to Hydrocarbons, produced water or freshwater or Contracts for gathering, processing, transportation, treating, storage, blending or similar midstream services (each, a “Company Marketing Contract”), or (B) master services agreements and similar agreements;

(iii) each Contract (other than agreements solely between or among the Company and its Subsidiaries) (A) evidencing Indebtedness of the Company or any of its Subsidiaries or (B) that creates a capitalized lease obligation of the Company or any of its Subsidiaries, in each case with an aggregate principal amount in excess of $20,000,000;

(iv) each Contract to which the Company or any Subsidiary of the Company is a party that (A) requires the Company or any Subsidiary of the Company to conduct any business on a “most favored nations” basis with any third party or (B) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A) and (B), for such restrictions, requirements and provisions that are not material to the Company and its Subsidiaries or that relate to acreage dedications;

(v) each Contract that (A) purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after the Initial Company Merger Effective Time, Parent or its Subsidiaries) may engage or the locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision) or (B) could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Initial Company Merger Effective Time, Parent or its Subsidiaries);

(vi) each Contract for any Derivative Transaction;

(vii) any Company Marketing Contract which is not terminable without penalty or other payment upon 90 days’ or less notice and (A) that would reasonably be expected to involve payments in excess of $10,000,000 in any calendar year, (B) that contains acreage dedications other than wellbore-only dedications or (C) that contains minimum volume commitments or capacity reservation fees that would reasonably be expected to involve payments, taken as a whole, of more than $1,000,000 in any calendar year;

(viii) any acquisition or divestiture Contract that contains “earn out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments by or to the Company or any of its Subsidiaries in excess of $5,000,000;

(ix) each Contract for lease of personal property or real property (other than Oil and Gas Properties and Contracts related to drilling rigs) involving payments in excess of $5,000,000 in any calendar year that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within ninety (90) days;

(x) each Contract that would reasonably be expected to require the disposition of any assets or line of business of the Company or its Subsidiaries (or, after the Initial Company Merger Effective Time, Parent or its Subsidiaries) for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $5,000,000;

(xi) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any of the assets or properties of the Company or its Subsidiaries (including any Oil and Gas Properties but excluding purchases and sales of Hydrocarbons), taken as a whole, for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $5,000,000;

(xii) each material joint venture agreement, other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of the Company or that are exclusively among (a) the Company and any of its wholly owned Subsidiaries or (b) Heat OpCo and any of its wholly owned Subsidiaries;

(xiii) each agreement for the employment or engagement of any current or former employee, officer, director or other individual service provider of the Company or any Subsidiary thereof that (A) provides for (1) annual compensation that could exceed $150,000; (2) payment of any severance benefits; or (3) any change in control, retention or other payments that would be triggered solely by the consummation of the Transactions contemplated hereunder; or (B) cannot be terminated upon thirty (30) days’ notice or less without further payment, liability or obligation;

(xiv) each Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xv) each Contract relating to a Company Related Party Transaction; and

(xvi) each joint development agreement, exploration agreement, participation, farmout, farmin or similar Contract, excluding joint operating agreements, that would reasonably be expected to require the Company or any of its Subsidiaries to make expenditures in excess of $20,000,000 in any one calendar year period.

(b) Collectively, the Contracts described in Section 4.20(a) are herein referred to as the “Company Contracts,” including, for the avoidance of doubt, any Company Marketing Contract responsive under Section 4.20(a)(vii). A complete and correct copy of each of the Company Contracts (other than the Company Marketing Contracts) has been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any

Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the material insurance policies held by the Company or any of its Subsidiaries (collectively, the “Material Company Insurance Policies”) is in full force and effect on the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

Section 4.22 Derivative Transactions and Hedging.

All Derivative Transactions of the Company and its Subsidiaries in effect as of the date hereof were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in all material respects in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries; and

The Company and its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

(a) The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company or its Subsidiaries, as of the dates reflected therein.

Section 4.23 Opinion of Financial Advisor. The Company Board has received the opinion of RBC Capital Markets, LLC (the “Company FA”) addressed to the Company Board to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by the Company FA as set forth therein, the Exchange Ratio provided for in the Initial Company Merger is fair, from a financial point of view, to the holders of the Eligible Class A Shares.

Section 4.24 Brokers. Except for the fees and expenses payable to the advisors set forth on Schedule 4.24 of the Company Disclosure Letter, no broker, investment banker, advisor, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.25 Related Party Transactions. Except as set forth on Schedule 4.25 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the

“immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of the Company), in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Company Related Party Transaction”).

Section 4.26 Regulatory Matters.

(a) The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) Except as set forth on Schedule 4.26 of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries owns, holds, or operates any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid or other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (i) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, Natural Gas Policy Act of 1978, or the Interstate Commerce Act, in each case as amended, or (ii) rate regulation or comprehensive nondiscriminatory access regulation by any other federal agency or under the Laws of any state or other local jurisdiction.

Section 4.27 Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.29, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement or the Transactions.

Section 4.28 Tax Treatment. Neither the Company nor any of its Subsidiaries is aware, after reasonable diligence, of the existence of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 4.29 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, none of the Company Parties or any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company Parties nor any other Person makes or has made any representation or warranty to any Parent Party or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company Parties in this Article IV, any oral or written information presented to any Parent Party or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.29 shall limit any Parent Party’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by the Company Parties in this Article IV. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 4.29 shall waive, disclaim or supersede in any manner the representations and warranties made by the parties to the Company Support Agreement that are expressly set forth in the Company Support Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company Parties acknowledge and agree that none of the Parent Parties or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub I, Merger Sub II and Pacers OpCo) whatsoever, express or implied, beyond those expressly given by the Parent and Pacers OpCo in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Representatives and that none of the Company Parties has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the other Transactions) and that none of the Company Parties has relied on any such other representation or warranty not set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by each of the Parent Parties to the Company Parties on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on EDGAR, since January 1, 2022 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), Parent and Pacers OpCo jointly and severally represent and warrant to each of the Company Parties as follows:

Section 5.1 Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of Parent, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither Parent nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

Section 5.2 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 1,000,000,000 shares of Parent Class A Common Stock, (ii) 500,000,000 shares of Parent Class C Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (collectively, the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on the Measurement Date: (A) 321,840,109 shares of Parent Class A Common Stock were issued and outstanding and approximately 308,784,914 shares of Parent Class A Common Stock were reserved for issuance, (B) 244,127,559 shares of Parent Class C Common Stock were issued and outstanding and (C) no shares of Parent Preferred Stock were issued and outstanding.

(b) As of the close of business on the Measurement Date, (i) there are (A) 244,127,559 shares of Parent Class A Common Stock issuable upon redemption of the outstanding Pacers OpCo Units, (B) 5,934,436 shares of Parent Class A Common Stock subject to outstanding Parent Restricted Shares, (C) 4,415,863 shares of Parent Class A Common Stock subject to outstanding Parent PSUs, assuming the target level of performance, and (D) 1,115,299 shares of Parent Class A Common Stock subject to outstanding Parent Options; (ii) 369,374,977 shares of Parent Class A Common Stock remain available for issuance, including 24,275,813 shares of Parent Class A Common Stock pursuant to the Parent Equity Plan; (iii) there are 565,967,668 Pacers OpCo Units issued and outstanding, of which Parent and its Subsidiaries collectively own 321,840,109 Pacers OpCo Units, and Schedule 5.2(b) of the Parent Disclosure Letter sets forth all securities of Pacers OpCo as of the close of business on the Measurement Date by holder, including any securities convertible into or exchangeable or exercisable for, or measured by reference to, units of Pacers OpCo; and (iv) no Pacers OpCo Preferred Units are issued and outstanding.

(c) As of the close of business on the Measurement Date, except as set forth in this Section 5.2, there are outstanding: (i) no shares of Parent Capital Stock, Pacers OpCo Membership Interests or any Voting Debt or other voting securities of Parent or Pacers OpCo, as applicable; (ii) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock, Pacers OpCo Membership Interests or any Voting Debt or other voting securities of Parent; and (iii) no options, warrants, restricted shares, restricted share units, stock appreciation rights, performance shares, “phantom” stock, subscriptions, calls, or similar securities or rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, Pacers OpCo Membership Interests or any Voting Debt or other voting securities of Parent or Pacers OpCo, as applicable, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, restricted share, restricted share unit, stock appreciation right, performance share, “phantom” stock, subscription, call, right, commitment or agreement.

(d) All outstanding shares of Parent Capital Stock and all Pacers OpCo Units have been duly authorized and are validly issued, fully paid and nonassessable (except, in the case of the Pacers OpCo Units, as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) and are not subject to preemptive rights. The shares of Parent Common Stock and Pacers OpCo Units to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable (except, in the case of the Pacers OpCo Units, as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) and not subject to preemptive rights. The shares of Parent Common Stock and Pacers OpCo Units to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law, (ii) the Organizational Documents of Parent or Pacers OpCo, as applicable, and (iii) all requirements set forth in applicable Contracts (including the Parent Equity Plan). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent or Pacers OpCo, or a direct or indirect wholly owned Subsidiary of Parent or Pacers OpCo, and are owned free and clear of all Encumbrances, other than Permitted Encumbrances. All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent have been duly authorized, validly issued, fully paid and nonassessable (except as nonassessability may be affected by matters described in Section 18-607 of the DLLCA) and all such shares or equity ownership interests are set forth in Schedule 5.2 of the Parent Disclosure Letter. Except for the Parent Support Agreement and the Organizational Documents of Parent and its Subsidiaries, there are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock.

(e) As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person, in each case other than as set forth on Schedule 5.2(e) of the Parent Disclosure Letter.

(f) As of the date of this Agreement, the authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

(g) As of the date of this Agreement, Parent owns all of the outstanding equity interests in Merger Sub II.

Section 5.3 Authority; No Violations; Consents and Approvals.

(a) Each of the Parent Parties has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which any Parent Party is a party and, subject to the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware and the obtaining of Parent Stockholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Parent Parties and each other Transaction Document to which any Parent Party is a party and the consummation by each Parent Party of the Transactions have been duly authorized by all necessary action on the part of each of Parent (subject, only with respect to the Parent Stock Issuance, to obtaining Parent Stockholder Approval), Merger Sub I (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub I, which shall occur immediately after the execution and delivery of this Agreement) and Merger Sub II, subject to the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement and each other Transaction Document to which any Parent Party is a party has been duly executed and delivered by each applicable Parent Party, and assuming the due and valid execution of this Agreement and each other Transaction Document to which any Parent Party is a party by the other parties hereto and thereto, constitutes a valid and binding obligation of the applicable Parent Party enforceable against the applicable Parent Parties, in accordance with its terms, subject as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of shares of Parent Common Stock approve the Parent Stock Issuance (such recommendation described in clause (iii), the “Parent Board Recommendation”). The Merger Sub Board, at a meeting duly called and held, has by unanimous vote (A) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Merger Sub I and the sole stockholder of Merger Sub I and (B) approved and declared advisable this Agreement and the Transactions, including the Mergers. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub I, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub I. Parent, as the sole member of Merger Sub II and the Managing Member and Majority Member (as such terms are defined in the Pacers OpCo LLC Agreement) of Pacers Opco, approved and declared advisable this Agreement and the Transactions, including the OpCo Merger. Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance.

(b) The execution, delivery and performance of this Agreement and each other Transaction Document to which any Parent Party is a party does not, and the consummation of the Transactions will not (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of Parent (assuming that Parent Stockholder Approval is obtained) or any of its Subsidiaries (including Merger Sub I and Merger Sub II), (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent, Merger Sub I or Merger Sub II or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and Parent Stockholder Approval has been obtained, contravene, conflict with or result in a breach or violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except for this Agreement, the Parent Parties are not party to any contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.

Section 5.4 Consents. No Consent from any Governmental Entity is required to be obtained or made by any Parent Party or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which any Parent Party or Subsidiary thereof is party or the consummation by any of the Parent Parties of the Transactions, except for: (a) any filings of a premerger notification report by Parent under the HSR Act, and the expiration or termination of any applicable waiting periods with respect thereto; (b) the filing with the SEC of (i) the Registration Statement relating to the registration under the Securities Act of the shares of Parent Common Stock to be issued under this Agreement, (ii) the Joint Proxy Statement/Prospectus relating to the Company Stockholders Meeting and the Parent Stockholders Meeting which may form part of the Registration Statement and (iii) such reports under the Securities Act, the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Parent SEC Documents; Financial Statements.

(a) Since the Applicable Date, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or in the case of Parent SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were, or in the case of Parent SEC Documents filed after the date of this Agreement, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(c) Other than with respect to the assets that were contributed into Pacers OpCo through the merger of Colgate Energy Partners III, LLC with and into Pacers OpCo on September 1, 2022, for the year ended December 31, 2022, Parent has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) utilized by Parent or its Subsidiaries, (ii) is not, and since January 1, 2022, there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (iii) is not, and since January 1, 2022, there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

Section 5.6 Absence of Certain Changes or Events.

(a) Since December 31, 2022, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b) From the Balance Sheet Date through the date of this Agreement:

(i) Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;

(ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, including the Oil and Gas Properties of Parent and its Subsidiaries, whether or not covered by insurance; and

(iii) neither Parent nor any of its Subsidiaries has undertaken any action that would be prohibited by Section 6.2(b)(i)(A) or Section 6.2(b)(iv)—Section 6.2(b)(viii) if such provisions were in effect at all times since the Balance Sheet Date.

Section 5.7 No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities to the extent adequately provided for on the balance sheet of Parent (i) dated as of December 31, 2022 (including the notes thereto) contained in Parent’s Annual Report on Form 10-K for the twelve (12) months ended December 31, 2022 or (ii) dated as of June 30, 2023 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the six (6) months ended June 30, 2023; (b)

liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2022; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as expressly permitted or required under this Agreement; and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to the stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, in the case of clause (a) and (b), no representation is made by the Parent Parties with respect to the statements made therein based on information supplied by any of the Company Parties specifically for inclusion or incorporation by reference therein. Subject to the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with, as applicable, the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by the Parent Parties with respect to the statements made therein based on information supplied by any of the Company Parties specifically for inclusion or incorporation by reference therein.

Section 5.9 Parent Permits; Compliance with Applicable Law.

(a) Parent and its Subsidiaries hold and at all times since the Applicable Date have held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The businesses of Parent and its Subsidiaries and, with respect to the business and Oil and Gas Properties of Parent and its Subsidiaries that are operated by third parties, to the knowledge of Parent, are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except, in each case, for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10 Compensation; Benefits.

(a) Set forth on Schedule 4.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Parent Benefit Plans.

(b) Each material Parent Benefit Plan has been established, funded, administered and maintained in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Parent, threatened against, on behalf of or with respect to, any of the Parent Benefit Plans, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no Proceedings by a Governmental Entity on behalf of or with respect to any of the Parent Benefit Plans, except for such Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Each Parent Benefit Plan that is or was intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or may rely upon a current opinion or advisory letter from the Internal Revenue Service and to the knowledge of Parent nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Parent Benefit Plan. The Parent and its Subsidiaries have not incurred any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e) Neither the Parent nor any of its Subsidiaries sponsors, maintains, contributes to or has an obligation to contribute to (including on account of any member of their Aggregated Group) or has any current or contingent liability or obligation under or with respect to, and no Parent Benefit Plan is, a plan that is: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Parent nor any of its Subsidiaries has any current or contingent liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(f) Other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law for which the recipient pays the full premium cost of coverage, no Parent Benefit Plan provides and the Parent and its Subsidiaries have no current or potential obligation to provide retiree, post-employment, post-ownership, or post-service medical, disability, life insurance or other welfare benefits to any Person.

Section 5.11 Labor Matters.

(a) Neither Parent nor any of its Subsidiaries is a party to or bound by any Labor Agreement and no employee of Parent or any of its Subsidiaries is represented by any labor union, works council, or similar labor organization or employee representative body with respect to his or her employment with Parent or its Subsidiary. There is no, and since the Applicable Date there has been no, pending or, to the knowledge of Parent, threatened union representation petition involving employees of Parent or any of its Subsidiaries. To the knowledge of Parent, there are no, and since the Applicable Date there have not been any, union organizing activities with respect to any employees of Parent or its Subsidiaries.

(b) There is, and since the Applicable Date there has been, no strike, organized labor slowdown, concerted work stoppage, lockout, picketing, handbilling unfair labor practice charges, labor arbitration, material labor grievances, or other material labor dispute pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries.

(c) There is, and since the Applicable Date there has been, no actual, or to the knowledge of Parent, threatened unfair labor practice charges, labor arbitration, material labor grievances, strike, lockout, concerted work stoppage, organized labor slowdown or any other material labor related Proceedings against or by Parent or any of its Subsidiaries.

(d) Parent and its Subsidiaries are, and since the Applicable Date have been, in compliance in all respects with all applicable Laws respecting labor, employment and employment practices, including all such Laws respecting terms and conditions of employment, wages and hours, worker classification (including the classification of exempt and non-exempt employees and of independent contractors), discrimination, retaliation, harassment, workers’ compensation, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), recordkeeping, whistleblowing, disability rights or benefits, equal opportunity, pay transparency, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave (including family and medical leave) issues, child labor, unemployment insurance, and occupational health and safety requirements, in each case other than any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are, and since the Applicable Date there have been, no Proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or individual classified as an independent contractor or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied Contract of employment, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Applicable Date, neither Parent nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Parent and each of its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation, or policy violation allegations of which any of them is or, within the past three years, has been made aware. With respect to each such allegation with potential merit, Parent and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. Parent and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations and do not have any knowledge of any allegations relating to officers, directors, employees, contractors or agents of Parent and its Subsidiaries that, if known to the public, would bring Parent and its Subsidiaries into material disrepute.

Section 5.12 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) All Tax Returns required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by Parent or any of its Subsidiaries have been duly and timely paid or adequate reserves in respect thereof have been established on the financial statements of Parent in accordance with GAAP. All withholding Tax requirements imposed on or with respect to payments by Parent or any of its Subsidiaries to employees, creditors or equityholders have been satisfied, and Parent and its Subsidiaries have complied in all respects with all related information reporting and record retention requirements.

(ii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Parent or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(iii) There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of Parent in accordance with GAAP.

(iv) There is no audit, investigation or other similar Proceeding currently being conducted or, to the knowledge of Parent, threatened with respect to any Taxes or Tax Returns of Parent or any of its Subsidiaries.

(v) Neither Parent nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is Parent or any of its Subsidiaries) or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.

(vi) No written claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return or pay Taxes that Parent or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(vii) There are no Encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes.

(viii) Neither Parent nor any of its Subsidiaries is a party to, has any obligation under or is bound by any Tax allocation, sharing or indemnity Contract or arrangement pursuant to which it will have any potential liability to any Person after the Initial Company Merger Effective Time (excluding (A) any Contract or arrangement solely between or among Parent and/or any of its Subsidiaries, and (B) any customary provisions contained in any commercial agreement entered into in the ordinary course of business).

(ix) Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(x) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(xi) Except as set forth on Schedule 5.12(a)(xi) of the Parent Disclosure Letter, each Subsidiary of Pacers OpCo is, and has been since its formation, properly classified as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal (and applicable state and local) income tax purposes.

(b) Merger Sub II is, and has been since its formation, properly classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes. Pacers OpCo is, and has been since its formation, properly classified as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal (and applicable state and local) income tax purposes.

Section 5.13 Litigation. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is, and since the Applicable Date there has been, no (a) Proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries. Except as set forth on Schedule 5.13 of the Parent Disclosure Letter, as of the date hereof, no officer or director of Parent is a defendant in any Proceeding in connection with his or her status as an officer or director of Parent or any of its Subsidiaries.

Section 5.14 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of Parent’s Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all material real property leased or subleased or otherwise occupied

(whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the “Parent Material Leased Real Property” and, together with the Parent Owned Real Property, the “Parent Material Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances; (b) each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) is, to the knowledge of Parent, in full force and effect and is valid and enforceable against the parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease; and (c) as of the date of this Agreement there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain Proceedings that affect any of Parent’s Oil and Gas Properties, Parent Owned Real Property or Parent Material Leased Real Property.

Section 5.15 Rights-of-Way. Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business as presently conducted in the ordinary course, and subject to the limitations, qualifications, reservations and Encumbrances contained in any Parent SEC Document, except for such Rights-of-Way, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by Parent, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.16 Oil and Gas Matters.

(a) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date specified in the reserve report prepared by the Parent Reserve Engineer relating to Parent’s interests referred to therein and dated as of December 31, 2022 (the “Parent Reserve Report”) or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of (other than transactions effected after the date hereof in accordance with Section 6.1(b)(v)), Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one and/or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (1) entitles Parent (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties (other than decreases in connection with operations in which Parent and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case, to the extent occurring after the date of the Parent Reserve Report), (2) obligates Parent (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Parent Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to the Parent Reserve Engineer relating to Parent’s interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to the Parent Reserve Engineer’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided (or modified or amended prior to the issuance of the Parent Reserve Reports), accurate in all respects. To the Parent’s knowledge, any assumptions or estimates provided by the Parent’s Subsidiaries to the Parent Reserve Engineer in connection with its preparation of the Parent Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Parent at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Reserve Engineer, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent and its Subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases owned or held by Parent or any of its Subsidiaries have been properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by Parent or its Subsidiaries in accordance with applicable Law) and (iii) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries. To the knowledge of Parent, Schedule 5.16(c) of the Parent Disclosure Letter sets forth all the material Oil and Gas Leases where (1) the primary term thereof is scheduled to expire by the express terms thereof (in whole or in part) at any time prior to the one year anniversary of the date of this Agreement and (2) in which the primary term is not currently being perpetuated by production in paying quantities, operations or other terms of the applicable Oil and Gas Leases.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells. Neither Parent nor any of its Subsidiaries (i) is obligated by virtue of a take-or-pay payment, advance payment or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery or (ii) has any material transportation, processing or plant imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.

(e) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries that were drilled and completed by Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by Parent or any of its Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment, if applicable) of such Wells and such other wells that were drilled and completed (and plugged and abandoned, if applicable) by Parent or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, Consent or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to Parent and its Subsidiaries, taken as a whole and is not reflected in the Parent Reserve Reports or where such election not to participate in such operation or activity was made after the date of the Parent Reserve Reports in the ordinary course of business.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to Oil and Gas Properties operated by Parent and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(i) As of the date of this Agreement, except as set forth on Schedule 5.16(i) of the Parent Disclosure Letter, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on Parent or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties for which such operations have not been completed that Parent reasonably anticipates will individually or in the aggregate require expenditures after the Initial Company Merger Effective Time of greater than $20,000,000.

Section 5.17 Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) The Parent and its Subsidiaries and their respective operations and assets are, and since the Applicable Date have been, in compliance with Environmental Laws, which compliance includes, and since the Applicable Date has included, obtaining, maintaining and complying with all Company Permits required under Environmental Laws for their respective businesses and operations as currently conducted, including current ownership or occupancy of any real property;

(b) Neither the Parent nor any of its Subsidiaries is subject to any outstanding order, consent or other agreement with any Governmental Entity relating to alleged violations of, or liability arising under, Environmental Laws, and the Parent and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws;

(c) Neither Parent nor any of its Subsidiaries has exposed any Person to, disposed of, arranged for or permitted the disposal of, transported or Released, or owned or operated any property or facility that is or has been contaminated by, any Hazardous Materials, in each case, in a manner or under conditions giving rise to a current remedial liability or obligation of Parent or its Subsidiaries under Environmental Laws;

(d) Neither Parent nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws, including with respect to any Release of any Hazardous Materials at or from any property currently owned or operated by Parent, by or in connection with Parent’s operations, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling, in each case that remains unresolved; and

(e) Except for customary indemnities in standard service agreements, neither Parent nor any of its Subsidiaries has contractually assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person under any Environmental Law that remains outstanding.

(f) The representations and warranties in Section 5.4 and this Section 5.17 represent the sole and exclusive representations and warranties of the Parent and its Subsidiaries with respect to compliance with or liability under Environmental Laws, Parent Permits issued thereunder, or with respect to Hazardous Materials.

Section 5.18 Material Contracts.

(a) Schedule 5.18 of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) to which Parent or any of its Subsidiaries is a party;

(ii) each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with respect to which Parent reasonably expects that Parent and its Subsidiaries will make or receive payments in any calendar year in excess of $40,000,000 or aggregate payments in excess of $60,000,000, in each case other than (A) any Contract providing for the purchase or sale by the Company or any of its Subsidiaries of Hydrocarbons, or related to Hydrocarbons, produced water or freshwater or Contracts for gathering, processing, transportation, treating, storage, blending or similar midstream services (each, a “Parent Marketing Contract”) or (B) master services agreements and similar agreements;

(iii) each Contract (other than agreements solely between or among Parent and its Subsidiaries) (A) evidencing Indebtedness of Parent or any of its Subsidiaries or (B) that creates a capitalized lease obligation of Parent or any of its Subsidiaries, in each case with an aggregate principal amount in excess of $40,000,000;

(iv) each Contract to which Parent or any Subsidiary of Parent is a party that (A) requires Parent or any Subsidiary of Parent to conduct any business on a “most favored nations” basis with any third party or (B) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A) and (B), for such restrictions, requirements and provisions that are not material to Parent and its Subsidiaries or that relate to acreage dedications;

(v) each Contract that (A) purports to limit in any material respect either the type of business in which Parent or any of its Subsidiaries may engage or the locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision) or (B) could require the disposition of any material assets or line of business of Parent or its Subsidiaries;

(vi) each Contract for any Derivative Transaction;

(vii) any Parent Marketing Contract which is not terminable without penalty or other payment upon 90 days’ or less notice and (A) that would reasonably be expected to involve payments in excess of $20,000,000 in any calendar year, (B) that contains acreage dedications other than wellbore-only dedications or (C) that contains minimum volume commitments or capacity reservation fees that would reasonably be expected to involve payments by Parent and its Subsidiaries, taken as a whole, of more than $2,000,000 in any calendar year;

(viii) any acquisition or divestiture Contract that contains “earn out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Parent set forth in the Parent Reserve Report), that would reasonably be expected to result in annual payments by or to Parent or any of its Subsidiaries in excess of $10,000,000;

(ix) each Contract for lease of personal property or real property (other than Oil and Gas Properties and Contracts related to drilling rigs) involving payments in excess of $10,000,000 in any calendar year that are not terminable without penalty or other liability to Parent (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination to ) within ninety (90) days;

(x) each Contract that would reasonably be expected to require the disposition of any assets or line of business of Parent or its Subsidiaries for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $10,000,000;

(xi) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any of the assets or properties of Parent or its Subsidiaries (including any Oil and Gas Properties but excluding purchases and sales of Hydrocarbons), taken as a whole, for which the aggregate consideration (or the fair market value of such consideration, if non-cash) exceeds $10,000,000;

(xii) each material joint venture agreement, other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of Parent or that are exclusively among Parent and its wholly owned Subsidiaries;

(xiii) each Contract relating to a Parent Related Party Transaction; and

(xiv) each joint development agreement, exploration agreement, participation, farmout, farmin or similar Contract, excluding joint operating agreements, that would reasonably be expected to require Parent or any of its Subsidiaries to make expenditures in excess of $40,000,000 in any one calendar year period.

(b) Collectively, the Contracts described in Section 5.18(a) are herein referred to as the “Parent Contracts,” including, for the avoidance of doubt, any Parent Marketing Contract responsive under Section 5.18(a)(vii). A complete and correct copy of each of the Parent Contracts (other than the Parent Marketing Contracts) has been made available to the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries, or, to the knowledge of Parent, any other party thereto. There are no disputes pending or, to the knowledge of Parent, threatened with respect to any Parent Contract and neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate for default, convenience or otherwise any Parent Contract, nor to the knowledge of Parent, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.19 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the material insurance policies held by Parent or any of its Subsidiaries (collectively, the “Material Parent Insurance Policies”) is in full force and effect on the date of this Agreement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Parent Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

Section 5.20 Derivative Transactions and Hedging. The Parent SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of Parent and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of Parent attributable to the production and marketing of Parent or its Subsidiaries, as of the dates reflected therein.

Section 5.21 Opinion of Financial Advisor. The Parent Board has received the opinion of Morgan Stanley & Co. LLC (“Parent FA”) addressed to the Parent Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Parent FA as set forth therein, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent.

Section 5.22 Brokers. Except for the fees and expenses payable to the advisors set forth on Schedule 5.22 of the Parent Disclosure Letter, no broker, investment banker, advisor or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 5.23 Related Party Transactions. Except as set forth on Schedule 5.23 of the Parent Disclosure Letter, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Parent or any of its Subsidiaries whose status as a 5% holder is known to Parent as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b) (but only, with respect to the Persons in clause (b), to the knowledge of Parent), in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Parent Related Party Transaction”).

Section 5.24 Business Conduct. Merger Sub I was incorporated on August 18, 2023, and Merger Sub II was formed on August 18, 2023. Since the inception of each of Merger Sub I and Merger Sub II, neither entity has engaged in any activity, other than such actions in connection with (x) its organization or formation, as applicable, and (y) the preparation, negotiation and execution of this Agreement and the Transactions. Each of Merger Sub I and Merger Sub II has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement.

Section 5.25 Regulatory Matters.

(a) Parent is not a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holdings Company Act of 2005.

(b) Except as set forth on Schedule 5.25 of the Parent Disclosure Letter, neither Parent nor any of Parent’s Subsidiaries owns, holds, or operates any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid or other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (i) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, Natural Gas Policy Act of 1978, or the Interstate Commerce Act, in each case as amended, or (ii) rate regulation or comprehensive nondiscriminatory access regulation by any other federal agency or under the Laws of any state or other local jurisdiction.

Section 5.26 Takeover Laws. The approval of the Parent Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law or any anti-takeover provision in Parent’s Organizational Documents that is applicable to Parent, the shares of Parent Common Stock, this Agreement or the Transactions. For the avoidance of doubt, the issuance of the Parent Common Stock and Pacers OpCo Units in connection with the Transactions to a holder of Eligible Shares and any subsequent redemption of Pacers OpCo Units (together with corresponding shares of Parent Class C Common Stock) in exchange for the issuance of Parent Class A Common Stock have been approved by the Parent Board for all purposes under Section 203 of the DGCL.

Section 5.27 Tax Treatment. Neither Parent nor any of its Subsidiaries is aware, after reasonable diligence, of the existence of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment.

Section 5.28 Financing. Parent has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill its obligations under this Agreement and to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

Section 5.29 Ownership of Company Capital Stock. Neither Parent nor any of its Subsidiaries own any shares of Company Capital Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Capital Stock).

Section 5.30 Production. Since January 1, 2023, Parent and its Subsidiaries, taken as a whole, have not produced, sold or marketed on average more than 2,000 barrels per day of waxy crude from the counties set forth on Schedule 5.30 of the Parent Disclosure Letter.

Section 5.31 No Additional Representations.

(a) Except for the representations and warranties made in this Article V, none of the Parent Parties or any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Parent Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Parent Parties nor any other Person makes or has made any representation or warranty to any Company Party or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Parent Parties in this Article V, any oral or written information presented to any Company Party or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.31 shall limit any Company Party’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by the Parent Parties in this Article V. Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.31 shall waive, disclaim or supersede in any manner the representations and warranties made by the parties to the Parent Support Agreement that are expressly set forth in the Parent Support Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Parent Parties acknowledge and agree that none of the Company Parties or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries (including Heat OpCo) whatsoever, express or implied, beyond those expressly given by the Company and Heat OpCo in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that none of the Parent Parties has relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Mergers or the other Transactions) and that none of the Parent Parties has relied on any such other representation or warranty not set forth in this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of the Company Business Pending the Mergers.

(a) Except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Initial Company Merger Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets and preserve its existing relationships with Governmental Entities and its significant customers, suppliers and others having significant business dealings with it; provided, however, that no action or inaction by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

(b) Except (i) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Initial Company Merger Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall cause its Subsidiaries not to:

(i) (A) subject to Section 6.23, declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for (1) dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another direct or indirect wholly owned Subsidiary of the Company or by a wholly owned subsidiary of Heat OpCo to Heat OpCo or to another direct or indirect wholly owned Subsidiary of Heat OpCo or (2) tax distributions by Heat OpCo to the extent required by and in accordance with the Heat OpCo LLC Agreement, (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of its Subsidiaries or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares in the capital of, or other equity interests in, the Company or any Subsidiary of the Company, other than in the case of clause (C), in respect of (I) any Company RSUs and Company PSUs outstanding as of the date hereof, in accordance with the terms of the Company Equity Plan and applicable award agreements in effect as of the date hereof or (II) a non-cash exchange or redemption of Heat OpCo Units (together with shares of Company Class B Common Stock) in accordance with the Heat OpCo LLC Agreement;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance of shares of Company Class A Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Company Equity Plan and outstanding on the date hereof in accordance with their terms in effect as of the date hereof, and the issuance of corresponding Heat OpCo Units to the Company in accordance with the Heat OpCo LLC Agreement, (B) issuances by a wholly owned Subsidiary of Heat OpCo of such Subsidiary’s capital stock or other equity interests to Heat OpCo or any other wholly owned Subsidiary of Heat OpCo or issuances by a direct or indirect wholly owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company and (C) issuances in connection with an exchange or redemption of Heat OpCo Units (together with shares of Company Class B Common Stock) in accordance with the Heat OpCo LLC Agreement;

(iii) amend or propose to amend (A) the Company’s Organizational Documents or (B) the Organizational Documents of any of the Company’s Subsidiaries;

(iv) (A) merge, consolidate, combine or amalgamate with any Person other than mergers between wholly owned Subsidiaries of the Company or between wholly owned Subsidiaries of Heat OpCo or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, other than in the case of clause (B), (x) acquisitions or investments for which the consideration is less than $30,000,000 in the aggregate or that are otherwise in connection with asset swaps permitted by Section 6.1(b)(v), (y) acquisitions of inventory, equipment, materials, consumables or other similar assets in the ordinary course of business or pursuant to an existing Contract in effect on the date of this Agreement and set forth on Schedule 6.1(b)(iv) of the Company Disclosure Letter or (z) licenses in the ordinary course of business;

(v) sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to a Contract in effect on the date of this Agreement and set forth on Schedule 6.1(b)(v) of the Company Disclosure Letter, (B) sales, leases, exchanges or dispositions for which the consideration is less than $10,000,000 in the aggregate, (C) sales, swaps, exchanges, transfers or dispositions among the Company or Heat OpCo and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Heat OpCo, (D) sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business consistent with past practice, (E) the sale of Hydrocarbons in the ordinary course of business or (F) swaps of assets or property, which may include cash consideration, up to $10,000,000 in the aggregate;

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of the Company or among wholly owned Subsidiaries of Heat OpCo;

(vii) change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP, COPAS or applicable Law;

(viii) (A) make, change or revoke any material Tax election (but excluding any election that must be made periodically and is made consistent with past practice), (B) change an annual Tax accounting period, (C) change any material Tax accounting method, (D) file any material amended Tax Return, (E) enter into any material closing agreement with respect to Taxes, (F) settle or compromise any material Proceeding with respect to Taxes, (G) surrender any right to claim a material Tax refund or (H) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes (other than extensions of time to file Tax Returns obtained in the ordinary course of business);

(ix) except as required by an existing Company Benefit Plan as in effect on the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors; (B) grant to any of its directors, executive officers, employees or individual independent contractors any incentive compensation or severance or termination pay except that the Company may pay each employee an annual bonus for the 2023 fiscal year consistent with Schedule 6.1(b)(ix) to the Company Disclosure Letter; (C) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, executive officers, employees or individual independent contractors; (D) establish, adopt, enter into, amend, modify or terminate any Company Benefit Plan (or any plan, policy, or arrangement that would be a Company Benefit Plan if it had been in existence as of the date of this Agreement); (E) enter into any new award agreements under the Company Equity Plan or any other Company Benefit Plan, or amend or terminate any award agreements under the Company Equity Plan or any other Company Benefit Plan in effect as of the date hereof; (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors; or (G) hire, promote, engage, terminate (other than for cause), furlough, or temporarily lay off any of its employees or individual independent contractors, in each case whose total annual compensation exceeds $200,000;

(x) (i) modify, extend, terminate or enter into any Labor Agreement or (ii) recognize any labor union, works council, labor organization or group of employees as the bargaining representative of any employees;

(xi) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that would trigger notice obligations under the WARN Act;

(xii) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(xiii) (A) incur, create, assume, waive or release any Indebtedness or guarantee any such Indebtedness of another Person or (B) incur, create or assume any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict (1) the incurrence of Indebtedness under the Company Credit Facility in the ordinary course of business consistent with past practice, or (2) additional Indebtedness (other than for borrowed money) in an amount not to exceed $5,000,000 or (3) the creation of any Encumbrance securing Indebtedness permitted by the foregoing clause (1) and (2).

(xiv) (A) except for the Company Marketing Contracts which are addressed in clause (B) below, other than in the ordinary course of business consistent with past practice (1) enter into any Contract that would be a Company Contract if it were in effect on the date of this Agreement (other than Company Contracts entered into in connection with transactions permitted by this Section 6.1(b)), or (2) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (other than as permitted by this Section 6.1(b)); and (B) other than extensions of 12 months or less of any Company Marketing Contracts (and only if such Company Marketing Contract is expiring according to its terms and up for renewal) on terms substantially similar to those in effect with respect to such Company Marketing Contract on the date of this Agreement, (1) enter into any Company Marketing Contract (other than Company Marketing Contracts entered into in connection with transactions permitted by this Section 6.1(b)), or (2) modify, amend, terminate or assign, or waive or assign any rights under, any Company Marketing Contract (other than as permitted by this Section 6.1(b));

(xv) waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceedings (excluding any Proceeding in respect of Taxes (which shall be governed by Section 6.1(b)(viii)) or any Transaction Litigation (which shall be governed by Section 6.11)) except (A) the settlement of such Proceedings involving payments of no more than $1,000,000 individually or $5,000,000 in the aggregate on a basis that would not (A) prevent or materially delay consummation of the Mergers or the Transactions and (B) as would not result in any restriction on future activity or conduct of Parent or its Subsidiaries or a finding or admission of a violation of Law;

(xvi) make or commit to make any capital expenditures that are in the aggregate greater than one hundred and ten percent (110%) of the capital expenditures expressly provided for in the capital budget included on Schedule 6.1(b)(xvi) of the Company Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures on an emergency basis for the safety of individuals, assets or the environments in which individuals perform work for the Company and its Subsidiaries (provided that the Company shall notify Parent of any such emergency expenditure as soon as reasonably practicable);

(xvii) fail to use its reasonable best efforts to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Company and its Subsidiaries at a level at least comparable to current levels (or current market terms) or otherwise in a manner inconsistent with past practice;

(xviii) elect to participate with respect to any proposed operation regarding any of the Oil and Gas Properties that involve capital expenditures (net to the interest of the Company and its Subsidiaries) in excess of $2,500,000;

(xix) take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the Transactions; or

(xx) agree or commit to take any action that is prohibited by this Section 6.1(b).

Section 6.2 Conduct of Parent Business Pending the Mergers.

(a) Except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Initial Company Merger Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets and preserve its existing relationships with Governmental Entities and its significant customers, suppliers and others having significant business dealings with it; provided, however, that no action or inaction by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b) Except (i) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Initial Company Merger Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall cause its Subsidiaries not to:

(i) (A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for (1) dividends and distributions by a wholly owned Subsidiary of Parent to Parent or another direct or indirect wholly owned Subsidiary of Parent or by a wholly owned Subsidiary of Pacers OpCo to Pacers OpCo or to another direct or indirect wholly owned Subsidiary of Pacers OpCo or (2) tax distributions by Pacers OpCo to the extent required by and in accordance with the Pacers OpCo LLC Agreement, (B) split, combine or reclassify any shares in the capital of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Parent or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares in the capital of, or other equity interests in, Parent or any Subsidiary of Parent, other than in the case of clause (C), in respect of (I) any Parent Restricted Shares, Parent PSUs, Parent Options or other awards outstanding as of the date hereof or granted after the date hereof as permitted by this Agreement, in accordance with the terms of the Parent Equity Plan and applicable award agreements, (II) a non-cash exchange or redemption of Pacers OpCo Units (together with shares of Parent Class C Common Stock) in accordance with the Pacers OpCo LLC Agreement or (III) any redemptions or share repurchases made subject to the limitations set forth on Schedule 6.2(b)(i)(C) of the Parent Disclosure Schedules;

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance of shares of Parent Class A Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding as of the date hereof in accordance with their terms in effect as of the date hereof, and the issuance of corresponding Pacers OpCo Units to Parent in accordance with the Pacers OpCo LLC Agreement, (B) the grant of Parent Restricted Shares, Parent PSUs, Parent Options or other awards, in each case, under the Parent Equity Plan in connection with annual grants and awards to newly hired employees, in each case, in the ordinary course of business and in a manner consistent with past practice, including in terms of timing, amount and forms of awards, (C) issuances by a wholly owned Subsidiary of Pacers OpCo of such Subsidiary’s capital stock or other equity interests to Pacers OpCo or any other wholly owned Subsidiary of Pacers OpCo or issuances by a direct or indirect wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent and (D) issuances in connection with an exchange or redemption of Pacers OpCo Units (together with shares of Parent Class C Common Stock) in accordance with the Pacers OpCo LLC Agreement;

(iii) amend or propose to amend (A) Parent’s Organizational Documents or (B) the Organizational Documents of any Subsidiary of Parent;

(iv) (A) merge, consolidate, combine or amalgamate with any Person other than mergers between wholly owned Subsidiaries of Parent or between wholly owned Subsidiaries of Pacers OpCo or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, other than, in the case of each of clauses (A) and (B), in one or more acquisitions or investments, including by merger involving Subsidiaries of Pacers OpCo, that do not involve (i) consideration valued in excess of $500,000,000 in the aggregate or (ii) the direct or indirect acquisition of any material assets located outside of the Permian Basin;

(v) sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to a Contract in effect on the date of this Agreement and set forth on Schedule 6.2(b)(v), of the Parent Disclosure Letter, (B) sales, leases, exchanges or dispositions for which the consideration is less than $200,000,000 in the aggregate, (C) sales, swaps, exchanges, transfers or dispositions among Parent or Pacers OpCo and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Pacers OpCo, (D) sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business consistent with past practice, (E) the sale of Hydrocarbons in the ordinary course of business or (F) swaps of assets or property, which may include cash consideration, up to $500,000,000 in the aggregate;

(vi) authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of Parent or among wholly owned Subsidiaries of Pacers OpCo;

(vii) change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP, COPAS or applicable Law;

(viii) (A) incur, create, assume, waive or release any Indebtedness or guarantee any such Indebtedness of another Person or (B) incur, create or assume any Encumbrances on any property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict (1) the incurrence of Indebtedness under existing credit facilities in the ordinary course of business consistent with past practice, or (2) additional Indebtedness (other than for borrowed money) in an amount not to exceed $10,000,000 or (3) the creation of any Encumbrance securing Indebtedness permitted by the foregoing clause (1) and (2);

(ix) take any action (including without limitation any acquisition, disposition, merger, consolidation, entry into a Contract or otherwise) that would or would reasonably be expected to result in a breach of Parent’s representations and warranties in Section 5.30 as of the time of the taking of such action or as of the Initial Company Merger Effective Time;

(x) take any action that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the Transactions; or

(xi) agree or commit to take any action that is prohibited by this Section 6.2(b).

Section 6.3 No Solicitation by the Company.

(a) From and after the date of this Agreement and until the earlier of the Initial Company Merger Effective Time and termination of this Agreement pursuant to Article VIII, the Company and its officers and directors will, will cause the Company’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Competing Proposal. The Company will immediately terminate any physical and electronic data access related to any potential Company Competing Proposal previously granted to such Persons.

(b) From and after the date of this Agreement and until the earlier of the Initial Company Merger Effective Time and termination of this Agreement pursuant to Article VIII, the Company and its officers and directors will not, will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iii) furnish any information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iv) enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 6.3(e)(ii)); or

(v) submit any Company Competing Proposal to the vote of the stockholders of the Company;

provided, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal from a third party, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Company Superior Proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.3 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) From and after the date of this Agreement, the Company shall promptly (and in any event within 48 hours) notify Parent of the receipt by the Company (directly or indirectly) of any Company Competing Proposal made on or after the date of this Agreement, any request for information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (including the identity of such Person), and the Company shall provide to Parent promptly (and in any event within 48 hours) (i) an unredacted copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) if any such Company Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter, the Company shall (A) keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours), of any material development regarding the status or terms of any such Company Competing Proposal (including any amendments thereto) or material requests and shall promptly (and in any event within 48 hours) apprise Parent of the status of any such discussions or negotiations and (B) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person. Without limiting the foregoing, the Company shall notify Parent if the Company determines in accordance with Section 6.3(e) to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d) Except as permitted by Section 6.3(e), the Company Board, or any committee thereof, and its officers and directors will not, and will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Parent Parties, the Company Board Recommendation;

(ii) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus;

(iii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 6.3(e)(ii)) relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”);

(v) in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or any of its Subsidiaries), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi) if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to five (5) Business Days after Parent so requests in writing; or

(vii) cause or permit the Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Company Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through its Representatives, may:

(i) after consultation with its outside legal counsel, make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement/Prospectus by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c);

(ii) prior to, but not after, the receipt of Company Stockholder Approval, engage in the activities prohibited by Section 6.3(b)(i), Section 6.3(b)(ii) or Section 6.3(b)(iii) with any Person if the Company receives a bona fide written Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board or any committee in good faith after consultation with its legal counsel (provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from providing any information to Parent in accordance with this Section 6.3 or that otherwise prohibits the Company from complying with the provisions of this Section 6.3), (B) any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 48 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and (D) prior to taking such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(iii) prior to, but not after, the receipt of Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, (x) effect a Company Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) in response to a Company Superior Proposal if:

(A) the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;

(B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Parent written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and include a copy of the available proposed Company Competing Proposal and any applicable transaction and financing documents;

(D) after giving such notice and prior to effecting such Company Change of Recommendation or terminating this Agreement pursuant to Section 8.1(d)(ii), the Company makes itself available to negotiate (and causes its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E) at the end of the three (3) Business Day period, prior to taking action to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(ii), the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith (1) after consultation with the Company’s financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and (2) after consultation with the Company’s outside legal counsel, that the failure to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(ii), as applicable, in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period; and

(iv) prior to, but not after, the receipt of Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, if the Company Board so chooses, effect a Company Change of Recommendation (only of the type contemplated by Section 6.3(d)(i) or Section 6.3(d)(ii)) if:

(A) the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that a Company Intervening Event has occurred;

(B) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C) the Company provides Parent written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

(D) after giving such notice and prior to effecting such Company Change of Recommendation, the Company makes itself available to negotiate (and causes its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E) at the end of the three (3) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with the Company’s outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period.

(f) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Initial Company Merger Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time Company Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Company Competing Proposal, on a confidential basis, to the Company Board and communicate such waiver to the applicable third party; provided, however, that the Company shall advise Parent at least two (2) Business Days prior to taking such action.

(g) Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by or at the direction of a director or officer of the Company or any of its Subsidiaries in violation of this Section 6.3 shall be deemed to be a breach of this Section 6.3 by the Company.

Section 6.4 No Solicitation by Parent.

(a) From and after the date of this Agreement and until the earlier of the Initial Company Merger Effective Time and termination of this Agreement pursuant to Article VIII, Parent and its officers and directors will, will cause Parent’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Competing Proposal. Parent will immediately terminate any physical and electronic data access related to any potential Parent Competing Proposal previously granted to such Persons.

(b) From and after the date of this Agreement and until the earlier of the Initial Company Merger Effective Time and termination of this Agreement pursuant to Article VIII, Parent and its officers and directors will not, will cause Parent’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations with any Person with respect to, relating to, or in furtherance of a Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;

(iii) furnish any information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to any Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;

(iv) enter into any letter of intent or agreement in principle, or other agreement providing for a Parent Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 6.4(e)(iv)); or

(v) submit any Parent Competing Proposal to the vote of the stockholders of Parent.

provided, that notwithstanding anything to the contrary in this Agreement, Parent or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal from a third party, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Parent Superior Proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.4 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) From and after the date of this Agreement, Parent shall promptly (and in any event within 48 hours) notify the Company of the receipt by Parent (directly or indirectly) of any Parent Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (including the identity of such Person), and Parent shall provide to the Company promptly (and in any event within 48 hours) (i) a redacted copy of any such Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) if any such Parent Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter, Parent shall (A) keep the Company reasonably informed, on a prompt basis (and in any event within 48 hours), of any material development regarding the status or terms of any such Parent Competing Proposal (including any amendments thereto) or material requests and shall promptly (and in any event within 48 hours) apprise the Company of the status of any such discussions or negotiations and (B) provide to the Company as soon as practicable after receipt or delivery thereof (and in any event within 48 hours) copies of all material written correspondence and other material written materials provided to Parent or its Representatives from any Person. Without limiting the foregoing, Parent shall notify the Company if Parent determines in accordance with Section 6.4(e) to begin providing information or to engage in discussions or negotiations concerning a Parent Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d) Except as permitted by Section 6.4(e), the Parent Board, including any committee thereof, and its officers and directors will not, and will cause Parent’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation;

(ii) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus;

(iii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Parent Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any confidentiality agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 6.4(e)(iv)) relating to a Parent Competing Proposal (a “Parent Alternative Acquisition Agreement”);

(v) in the case of a Parent Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Parent Common Stock (other than by the Company or any of its Subsidiaries), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi) if a Parent Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Parent Board Recommendation on or prior to five (5) Business Days after the Company so requests in writing; or

(vii) cause or permit Parent to enter into a Parent Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi), a “Parent Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through its Representatives, may:

(i) after consultation with its outside legal counsel, make such disclosures as the Parent Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement/Prospectus by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation, such disclosure shall be deemed to be a Parent Change of Recommendation and the Company shall have the right to terminate this Agreement as set forth in Section 8.1(d)(i);

(ii) prior to, but not after, the receipt of Parent Stockholder Approval, engage in the activities prohibited by Section 6.4(b)(i), Section 6.4(b)(ii) or Section 6.4(b)(iii) with any Person if Parent receives a bona fide written Parent Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.4; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board or any committee in good faith after consultation with its legal counsel (provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from providing any information to the Company in accordance with this Section 6.4 or that otherwise prohibits Parent from complying with the provisions of this Section 6.4), (B) any such non-public information has previously been made available to, or is made available to, the Company prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 48 hours) after) the time such information is made available to such Person, and (C) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with Parent’s financial advisors and outside legal counsel, that such Parent Competing Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and (D) prior to taking such actions, the Parent Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law;

(iii) prior to, but not after, the receipt of Parent Stockholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, the Parent Board may (x) effect a Parent Change of Recommendation or (y) terminate this Agreement pursuant to Section 8.1(c)(ii) in response to a Parent Superior Proposal if:

(A) the Parent Board determines in good faith after consultation with Parent’s financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal;

(B) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Superior Proposal would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of the Parent under applicable Law;

(C) Parent provides the Company written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that the Parent Board intends to consider whether to take such action and include a copy of the available proposed Parent Competing Proposal and any applicable transaction and financing documents;

(D) after giving such notice and prior to effecting such Parent Change of Recommendation or terminating this Agreement pursuant to Section 8.1(c)(ii), Parent makes itself available to negotiate (and causes its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation in response thereto; and

(E) at the end of the three (3) Business Day period, prior to taking action to effect a Parent Change of Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii), the Parent Board takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith (1) after consultation with Parent’s financial advisors and outside legal counsel, that the Parent Competing Proposal remains a Parent Superior Proposal and (2) after consultation with Parent’s outside legal counsel, that the failure to effect a Parent Change of Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii), as applicable, in response to such Parent Superior Proposal would be inconsistent with the fiduciary duties owed by Parent Board to the stockholders of the Parent under applicable Law; provided, that in the event of any material amendment or material modification to any Parent Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Parent Superior Proposal shall be deemed material), Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period; and

(iv) prior to, but not after, the receipt of Parent Stockholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Parent, Parent may, if the Parent Board so chooses, effect a Parent Change of Recommendation (only of the type contemplated by Section 6.4(d)(i) or Section 6.4(d)(ii)) if:

(A) the Parent Board determines in good faith after consultation with Parent’s financial advisors and outside legal counsel that a Parent Intervening Event has occurred;

(B) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law;

(C) Parent provides the Company written notice of such proposed action and the basis thereof three (3) Business Days in advance, which notice shall set forth in writing that the Parent Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Parent Intervening Event;

(D) after giving such notice and prior to effecting such Parent Change of Recommendation, Parent makes itself available to negotiate (and causes its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board not to effect a Parent Change of Recommendation in response thereto; and

(E) at the end of the three (3) Business Day period, prior to taking action to effect a Parent Change of Recommendation, the Parent Board takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith after consultation with Parent’s outside legal counsel, that the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law; provided, that in the event of any material changes regarding any Parent Intervening Event, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original three (3) Business Day notice period.

(f) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Initial Company Merger Effective Time and termination of this Agreement in accordance with Article VIII, Parent shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.4, prior to, but not after, the time Parent Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Parent Board may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Parent Competing Proposal, on a confidential basis, to the Parent Board and communicate such waiver to the applicable third party; provided, however, that Parent shall advise the Company at least two (2) Business Days prior to taking such action.

(g) Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action, that is taken by or at the direction of a director or officer of Parent or any of its Subsidiaries in violation of this Section 6.4 shall be deemed to be a breach of this Section 6.4 by Parent.

Section 6.5 Preparation of the Joint Proxy Statement/Prospectus and Registration Statement.

(a) Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries and its stockholders, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement/Prospectus and any amendments or supplements thereto. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Joint Proxy Statement/Prospectus and Registration Statement and any amendments or supplements thereto.

(b) Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be filed with the SEC, as promptly as practicable following the execution of this Agreement, a mutually acceptable (i) Joint Proxy Statement/Prospectus relating to matters to be submitted to the holders of the Company Common Stock at the Company Stockholders Meeting and matters to be submitted to the holders of the Parent Common Stock at the Parent Stockholders Meeting and (ii) Registration

Statement (of which the Joint Proxy Statement/Prospectus will be a part). The Company and Parent shall each use reasonable best efforts to cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder and to respond as promptly as practicable to any comments of the SEC or its staff. Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective under the Securities Act promptly after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information, and Parent and the Company shall jointly prepare any response to such comments or requests, and shall provide each other with copies of all correspondence that is provided by or on behalf of it, on one hand, and by the SEC on the other hand. Parent and the Company shall each use its reasonable best efforts to resolve all SEC comments with respect to the Joint Proxy Statement/Prospectus as promptly as reasonably practicable after receipt thereof, and Parent shall use its reasonable best efforts to resolve any comment from the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement, as applicable. Each of Parent and the Company agrees to permit the other (in each case, to the extent practicable), and their respective counsels, to participate in all meetings and conferences with the SEC. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (iii) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (iv) include in such document or response all comments reasonably and promptly proposed by the other and (v) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Parent and the Company shall make all necessary filings with respect to the Mergers and the Transactions under the Securities Act, the Exchange Act, applicable “blue sky” Laws and the rules and regulations thereunder and the rules and regulations of the NYSE. Each Party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop or cease-trade order, or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop or cease-trade order or suspension lifted, reversed or otherwise terminated.

(d) If at any time prior to the Initial Company Merger Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the stockholders of Parent.

Section 6.6 Stockholders Meetings.

(a) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining Company Stockholder Approval, to be held as promptly as practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC and the Registration Statement being declared effective by the SEC. Unless there has been a Company Change of Recommendation in accordance with Section 6.3(e), the Company Board shall recommend that the stockholders of the Company approve and adopt this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of

Company proxies in favor of the adoption of this Agreement, and the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the immediately preceding date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. If requested by Parent, the Company shall promptly provide Parent with all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto.

(b) Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold the Parent Stockholders Meeting for the purpose of obtaining Parent Stockholder Approval, to be held as promptly as practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC and the Registration Statement being declared effective by the SEC. Unless there has been a Parent Change of Recommendation in accordance with Section 6.4(e), the Parent Board shall recommend that the stockholders of Parent approve the Parent Stock Issuance, mail the Joint Proxy Statement/Prospectus to the stockholders of Parent and solicit from stockholders of Parent proxies in favor of the Parent Stock Issuance, and the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation. Parent may include in the Joint Proxy and Solicitation Statement, and solicit from stockholders of Parent proxies in favor of, a proposal to amend the certificate of incorporation of Parent as contemplated in Schedule 6.2(b)(iii) of the Parent Disclosure Schedules, provided, that in no event shall the approval of any such proposal be a condition to the Closing or a condition to the Parent Stock Issuance. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the immediately preceding date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto. Unless there has been a Parent Change of Recommendation in accordance with Section 6.4(e), the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of Parent’s stockholders or any other Person to prevent Parent Stockholder Approval from being obtained. Once Parent has established a record date for the Parent Stockholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholders Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment of the Parent Stockholders Meeting permitted hereunder.

(c) The Parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, on the same day and at approximately the same time.

(d) Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VIII, each of the Company and Parent agrees that its obligations to call, give notice of, convene and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation or a Parent Change of Recommendation, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to the Company or Parent, as applicable, of any Company Competing Proposal or Parent Competing Proposal or other proposal (including, with respect to the Company, a Company Superior Proposal or, with respect to Parent, a Parent Superior Proposal) or the occurrence or disclosure of any Company Intervening Event or Parent Intervening Event.

(e) Promptly following the execution of this Agreement by Merger Sub I and Merger Sub II, Parent shall cause the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub I, in accordance with applicable Law and the Organizational Documents of Merger Sub I and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

Section 6.7 Access to Information.

(a) Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus or the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. Each Party shall, and shall cause each of its Subsidiaries to, afford to the other Party and its Representatives, during the period prior to the earlier of the Initial Company Merger Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to their books, records, Contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Party and its Representatives such information concerning its and its Subsidiaries’ business, properties, Contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other Party. Each Party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other Party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i) No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing Contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required Consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii) No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other personnel information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;

(iii) Each Party shall not be permitted to conduct any invasive or intrusive sampling or analysis (commonly known as a “Phase II”) of any environmental media or building materials at any property or facility of the other Party or its Subsidiaries without the prior written consent of the other Party (which may be granted or withheld in such other Party’s sole discretion); and

(iv) No investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by any Party and no Party shall, and each Party shall cause their respective Representatives to not, use any information obtained pursuant to this Section 6.7 for any purpose unrelated to the evaluation, negotiation or consummation of the Transactions.

(b) The Mutual Confidentiality and Non-Disclosure Agreement, dated as of April 19, 2023, between Pacers OpCo and the Company (the “Confidentiality Agreement”), shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any Party or its Representative pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement. From and after the date of this Agreement until the earlier of the Initial Company Merger Effective Time and termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the electronic data room relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.

Section 6.8 Reasonable Best Efforts; HSR and Other Approvals.

(a) Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3 and Section 6.4), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, promptly, the Mergers and the other Transactions.

(b) In furtherance of the foregoing, Parent and the Company shall use their reasonable best efforts to (i) promptly prepare and file all forms, notifications, declarations, registrations, notices and other submissions required to be filed with any Governmental Entity or with NYSE prior to the consummation of the Transactions, (ii) obtain (and cooperate with each other in obtaining) any Consent, clearance, authorization, order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include making an appropriate response to any requests for information and documentary material under the HSR Act or any other Antitrust Laws) required to be obtained or made by Parent, the Company or any of their respective Subsidiaries in connection with or that are necessary to consummate the Transactions and (iii) defend any Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Company, Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, Consent or waiver to effectuate the Transactions (except, for greater certainty, with respect to any customary filing fees payable to the SEC or NYSE in connection with the Transactions). In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Transactions, the Parties shall cooperate with each other and use their respective reasonable best efforts to contest and resist any such litigation, action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Additionally, Parent and the Company shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent, clearance, authorization, order or approval from any Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers or re-issuances of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Parties shall use reasonable best efforts to timely effect such transfers or re-issuances.

(c) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required Consents, clearances, authorizations, orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.8. In that regard, each Party shall promptly consult with the other Party to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of), all filings, notices or other submissions made by such Party with any Governmental Entity or any other information supplied by such Party to, or substantive correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any material communication from any Governmental Entity regarding the Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written or oral communication with any such Governmental Entity. If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response to such request. Neither Parent nor the Company shall participate in any meeting or teleconference with any Governmental Entity where material issues would be reasonably expected to be discussed in connection with this Agreement and the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. The materials provided pursuant to this Section 6.8 may be redacted (i) to remove references concerning the valuation of the Company, Parent, the Transaction or other confidential or competitively sensitive information, (ii) as necessary to comply with contractual requirements and (iii) as necessary to address reasonable privilege waiver risks.

(d) The Company and Parent shall file promptly (but in any event no later than ten (10) Business Days after the date of this Agreement) the notification and report forms required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request promptly, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process; provided, however, the final determination as to the appropriate course of action shall be made by Parent after consulting with the Company in advance and in good faith taking the Company’s views into account.

(e) Notwithstanding anything to the contrary in this Agreement, the reasonable best efforts contemplated by this Section 6.8 shall not include: (i) selling, divesting, transferring, licensing or otherwise disposing of any assets or businesses of the Parties or any of their respective Affiliates or Subsidiaries (or interests held by the

Parties or any of their Affiliates or Subsidiaries); (ii) agreeing to behavioral, conduct, ownership and operational limitations on, including actions and agreements that would limit the freedom of action with respect to, or the ability to own or operate, any assets or businesses of the Parties or any of their respective Affiliates or Subsidiaries (or interests held by the Parties or any of their Affiliates or Subsidiaries); (iii) creating, terminating, modifying, transferring or taking any other action with respect to any relationships, agreements and contractual rights and obligations of the Parties or any of their Subsidiaries; (iv) taking any other action that limits or affects the Parties’ or their Affiliates’ or Subsidiaries’ freedom of action; and (v) agreeing to any other remedy, commitment or condition of any kind (and, in each case, entering into agreements or stipulating to the entry of an order or decree or filing appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; provided, however, that any such action may, at the discretion of Parent, be conditioned upon consummation of the Transactions) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Transactions, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Transactions, fails to do so by the Outside Date.

Section 6.9 Employee Matters.

(a) Parent agrees that for a period of 12 months following the Effective Time (or, if earlier, the date of the applicable Continuing Employee’s termination of employment with Parent or one of its Affiliates) (the “Continuation Period”), Parent shall, or shall cause the applicable Subsidiary of Parent to provide each employee of Parent or its Affiliates who was an employee of the Company or any of its Affiliates immediately prior to the Closing and who continues in employment with Parent or any of its Subsidiaries, including the Surviving Company and the Surviving OpCo, immediately following the Closing (each, a “Continuing Employee”): (i) annual base salary or hourly wage rate (as applicable) and annual cash bonus opportunities that are no less favorable than the annual base salary or hourly wage rate, as applicable, and annual cash bonus opportunities in effect for such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (including equity and equity-based compensation but excluding nonqualified deferred compensation, defined benefit plans, and retiree medical or welfare plans or arrangements) that are substantially similar in the aggregate to the employee benefits to which such Continuing Employee was entitled immediately prior to the Effective Time (subject to the same exclusions). For the avoidance of doubt, nothing in this Section 6.9(a) shall prevent Parent or any of its Subsidiaries from converting the method of payment for any Continuing Employee from salaried to an hourly basis or vice versa.

(b) Notwithstanding anything to the contrary under Section 6.9(a), with respect to any Continuing Employee whose employment is terminated during the 18-month period following Closing, Parent shall or shall cause the applicable Subsidiary of Parent to, provide severance benefits to such Continuing Employee that are no less favorable than those that would have been payable to such Continuing Employee in respect of such a termination of employment under the severance plan, policy or agreement maintained by the Company for the benefit of such Continuing Employee immediately prior to the Closing Date as set forth on Schedule 6.9(b) of the Company Disclosure Letter.

(c) From and after the Effective Time, as applicable, Parent shall, or shall cause the Surviving Company, the Surviving OpCo and their respective Subsidiaries to credit the Continuing Employees for purposes of vesting, eligibility to participate and benefit accrual (including for purposes of determining severance benefits and the number of vacation days and other paid time off to which each Continuing Employee is entitled) under the corresponding Parent Benefit Plan (other than for any purposes with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, retiree medical benefits or disability benefits, equity or equity based compensation or nonqualified deferred compensation plans) in which the Continuing Employees participate, for such Continuing Employees’ service with the Company and its Subsidiaries to the same extent and for the same purposes that such service was taken into account under a corresponding Company Benefit Plan in effect immediately prior to the Closing Date, to the extent that such credit does not result in duplicate benefits or compensation.

(d) The Parties shall, or shall cause the Surviving Company, the Surviving OpCo and their respective Subsidiaries, to use commercially reasonable efforts to, for the plan year in which the Closing Date occurs: (i) waive any limitation on health coverage of any Continuing Employees or any of their covered, eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under any Parent Benefit Plan that is a group health plan in which the Continuing Employees participate to the extent such Continuing Employee and his or her eligible dependents are covered under the corresponding Company Benefit Plan immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Company Benefit Plan, and (ii) give each Continuing Employee credit towards applicable deductibles, coinsurance and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider.

(e) Prior to the Closing Date, if requested by Parent in writing at least five (5) days before the Closing, the Company shall cause the Company and its Subsidiaries to take all necessary and appropriate actions to cause (i) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) to be terminated and (ii) all participants to cease participating under the Company 401(k) Plan, in each case, effective no later than the Business Day preceding the Closing Date; provided, however, that such actions may be contingent upon Closing. The Company shall provide Parent with an advance copy of all documentation necessary to effect this Section 6.9(e) and a reasonable opportunity to comment thereon prior to the adoption or execution thereof. As soon as administratively practicable following the Effective Time, Parent shall use commercially reasonable efforts to take any and all action as may be reasonably required, including amendments to a defined contribution retirement plan intended to be qualified under Section 401(a) of the Code designated by Parent (the “Parent 401(k) Plan”) to (x) cause the Parent 401(k) Plan to accept any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in the form of cash in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan and (y) cause each Continuing Employee to become a participant in the Parent 401(k) Plan as soon as administratively practicable following the Closing Date (giving effect to the service crediting provisions of Section 6.9(b)).

(f) Parent shall, or shall cause the Surviving Company, the Surviving OpCo and their respective Subsidiaries to, provide that each eligible Continuing Employee receives an annual bonus in respect of the fiscal year in which the Closing Date occurs consistent with Schedule 6.9(f) of the Company Disclosure Letter.

(g) From and after the Effective Time, Parent shall, or shall cause the Surviving Company, the Surviving OpCo and their respective Subsidiaries, to assume and honor their respective obligations under all employment, severance, change in control, retention, and other agreements, if any, between the Company (or a Subsidiary thereof) and an individual employed prior to the Closing Date by the Company or a Subsidiary thereof to the extent set forth on Schedule 4.10(a) of the Company Disclosure Letter or as otherwise contemplated by the terms of this Agreement and the Company Disclosure Letter.

(h) Nothing in this Agreement shall constitute an establishment or termination of, or an amendment to, or be construed as establishing, terminating or amending, any Parent Benefit Plan, Company Benefit Plan or other benefit or compensation plan, program, policy, contract, agreement or arrangement at any time. The provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company, Parent or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Section 6.9. Nothing in this Section 6.9 is intended to (i) prevent Parent, the Surviving Company, the Surviving OpCo or any of their Affiliates from terminating the employment or service of any Person, including a Company Employee, at any time and for any reason, (ii) provide any Person any right to employment or service or continued employment or service with Parent or any of its Subsidiaries (including following the Subsequent Company Merger Effective Time, the Surviving Company and following the consummation of the OpCo Merger, the Surviving OpCo) or any particular term or condition of employment or service, or (iii) prevent Parent, the Surviving Company, or any of their Affiliates from adopting, establishing, terminating, revising or amending any Parent Benefit Plan, Company Benefit Plan (except as otherwise provided under the terms of such Company Benefit Plan, as in effect as of the Initial Company Merger Effective Time) or other benefit or compensation plan, program, policy, contract, agreement or arrangement at any time.

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Initial Company Merger Effective Time and until the six (6) year anniversary of the Initial Company Merger Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless, in the same manner as provided by the Company immediately prior to the date of this Agreement (including, for the avoidance of doubt, by maintaining the protections afforded to directors and officers of the Company in the event of a future change in applicable law (including changes in law after the date of this Agreement) set forth in Article 7 of the Third Amended and Restated Certificate of Incorporation of the Company, as amended), each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Initial Company Merger Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, but not after, the Initial Company Merger Effective Time and whether asserted or claimed prior to, at or after the Initial Company Merger Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Company shall, jointly and severally, pay expenses incurred in connection therewith, including but not limited to expenses for the retention of the Company’s regularly engaged legal counsel or other counsel satisfactory to them, in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Initial Company Merger Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Company shall use their best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify Parent and the Surviving Company (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such Party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Company under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Company, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Company or the Indemnified Person within the last three (3) years.

(b) Parent and Merger Sub II agree that, until the six (6) year anniversary date of the Initial Company Merger Effective Time, that neither Parent nor the Surviving Company shall amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of their respective directors or officers existing and in effect immediately prior to the Initial Company Merger Effective Time.

(c) To the extent permitted by applicable Law, Parent and the Surviving Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or Contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d) Parent and the Surviving Company shall cause to be put in place, and Parent shall fully prepay immediately prior to the Initial Company Merger Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Initial Company Merger Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at, prior to, or after, the Initial Company Merger Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Company shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

(e) In the event that Parent, the Surviving Company or any of their Subsidiaries or any of their respective successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Law. To the extent permitted by applicable Law, Parent and the Surviving Company shall pay all expenses, including reasonable and documented attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

Section 6.11 Transaction Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages or an injunction in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (at such Party’s cost) and shall consider in good faith, acting reasonably the other Party’s advice with respect to such Transaction Litigation; provided that the Party that is subject to such Transaction Litigation shall not offer or agree to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.12 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s shares or capital stock, as applicable, is traded or (c) consistent with the final form of the joint press release announcing the Mergers and the investor presentation given to investors on the morning of announcement of the Mergers; provided, in the case of clauses (a) and (b), such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon (which such comments shall be considered in good faith by the disclosing party); and provided, further, that no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or a Parent Competing Proposal, as applicable, and matters related thereto or a Company Change of Recommendation or a Parent Change of Recommendation, other than as set forth in Section 6.3 or Section 6.4, as applicable.

Section 6.13 Control of Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Initial Company Merger Effective Time. Prior to the Initial Company Merger Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.14 Transfer Taxes. Except as otherwise provided in Section 3.5(b), to the extent any Transfer Taxes are imposed with respect to the Transactions, such Transfer Taxes shall be borne by Pacers OpCo. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to such Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any such Transfer Taxes.

Section 6.15 Section 16 Matters. Prior to the Initial Company Merger Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.16 Stock Exchange Listing and Deregistration. Parent shall take all action necessary to cause the shares of Parent Class A Common Stock to be issued in the Mergers (including any shares issuable upon the exchange of Pacers OpCo Units and Parent Class C Common Stock to be issued pursuant to this Agreement) to be conditionally approved for listing on the NYSE prior to the Initial Company Merger Effective Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NYSE to enable the delisting by the Surviving Company of the shares of Company Class A Common Stock from NYSE and the deregistration of the shares of Company Class A Common Stock under the Exchange Act promptly after the Initial Company Merger Effective Time, and in any event no more than ten (10) days after the Initial Company Merger Effective Time. If the Surviving Company is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the fifteen (15) days following the Closing Date, the Company shall make available to Parent, at least ten (10) Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Parent shall promptly notify the Company of any material communications or correspondence received by Parent from NYSE with respect to the listing of shares of Parent Class A Common Stock to be issued in the Mergers or other securities of Parent, compliance with the rules and regulations of NYSE, and any potential cease-trade, suspension or delisting action contemplated or threatened by NYSE.

Section 6.17 Registration Rights Agreement. Not less than thirty (30) days prior to Closing, Parent shall offer to each holder of Heat OpCo Units as of such date to enter into a joinder to the Registration Rights Agreement with such Person in the form attached to the Registration Rights Agreement set forth on Exhibit C, and, at or prior to the Closing Date, Parent shall enter into an agreement with each holder of Heat OpCo Units who desires to be a party thereto, and informs Parent thereof, not less than three (3) Business Days prior to the Closing Date.

Section 6.18 Intended Tax Treatment; Tax Cooperation.

(a) Each of Parent, Pacers OpCo, the Company and Heat OpCo shall (and shall cause each of its Subsidiaries and Affiliates to) use reasonable best efforts to cause the Transactions to qualify for the Intended Tax Treatment; provided that the Parties will not, based on the foregoing, be required to make any adjustments to the amount or form of Merger Consideration or any other amounts payable to the unitholders of Heat OpCo or stockholders of the Company or with respect to any Company RSUs or Company PSUs pursuant to any Transaction Document, including the distributions and dividends described in Section 6.23. Neither Parent, Pacers OpCo, the Company nor Heat OpCo shall (nor shall they permit their respective Subsidiaries or Affiliates to) take any action (whether or not otherwise permitted under this Agreement), or cause any action to be taken, which action could reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment. Each of Parent, Pacers OpCo, the Company and Heat OpCo shall notify the other Parties promptly after becoming aware of any fact or circumstance that could reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax Treatment.

(b) This Agreement is intended to constitute, and the Parties adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a). The relevant Parties shall (and shall cause their Subsidiaries and Affiliates to) treat the Transactions as qualifying for the Intended Tax Treatment for U.S. federal (and applicable state and local) income Tax purposes, file their applicable Tax Returns consistent with the Intended Tax Treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with the Intended Tax Treatment.

(c) Each of Parent, Pacers OpCo, the Company and Heat OpCo shall reasonably cooperate with one another and their respective Tax advisors and use its reasonable best efforts (i) in order for the Tax opinion described in Section 7.3(e) to be rendered and (ii) in connection with the issuance to Parent or the Company of any Tax opinion or advice by its counsel or other Tax advisors relating to the Tax consequences of the Transactions, including any such opinion to be filed in connection with the Registration Statement or the Joint Proxy Statement/Prospectus. In connection with the opinion described in Section 7.3(e) and any other Tax opinion to be issued to any of the Parties related to the Tax consequences of the Transactions, (i) the Company (and, if applicable, Heat OpCo) shall deliver to Company Counsel, Parent Counsel or such other counsel as may be applicable, a duly authorized and executed officer’s certificate, dated as of the Closing Date (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Registration Statement or the Joint Proxy Statement/Prospectus or such other dates as may be applicable), containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the Tax opinion described in Section 7.3(e) (the “Company Officer’s Tax Certificate”) or such other Tax opinion, and (ii) Parent (and, if applicable, Pacers OpCo) shall deliver to Company Counsel, Parent Counsel or such other counsel as may be applicable, a duly authorized and executed officer’s certificate, dated as of the Closing Date (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Registration Statement or the Joint Proxy Statement/Prospectus or such other dates as may be applicable), containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the Tax opinion described in Section 7.3(e) (the “Parent Officer’s Tax Certificate”) or such other Tax opinion, and Parent, Pacers OpCo, the Company and Heat OpCo shall provide such other information as reasonably requested by counsel for purposes of rendering the opinion described in Section 7.3(e) (or any opinions to be filed in connection with the Registration Statement or the Joint Proxy Statement/Prospectus). If any Tax opinion is required to be delivered in connection with the Joint Proxy Statement/Prospectus as it relates to the qualification of the Initial Company Merger and the Subsequent Company Merger as a “reorganization” within the meaning of Section 368(a) of the Code, such Tax opinion shall be delivered by Company Counsel.

(d) Parent and the Company shall, and shall cause their respective Representatives to, consult in good faith regarding (i) any tax planning steps that may be beneficial to undertake in respect of Lynden Energy Corporation (including consideration of the potential liquidation of Lynden Energy Corporation prior to the Closing) and (ii) any material tax reporting matters with respect to the Company and its Subsidiaries that may be relevant to Parent and its Affiliates (including, following the Initial Company Merger, the Company and Heat OpCo) that would require the consent of Parent pursuant to Section 6.1(b)(viii). The Company shall consider in good faith any reasonable comments provided by Parent reasonably in advance of such due date. The Parties agree that any action agreed in writing by the Company and Parent to be undertaken pursuant to this Section 6.18(d) shall not constitute a breach of the covenants set forth in Section 6.1 or Section 6.2.

Section 6.19 Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 6.20 Obligations of Merger Sub I and Merger Sub II. Parent shall take all action necessary to cause Merger Sub I and Merger Sub II to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.21 Financing Matters.

(a) The Company and its Subsidiaries shall deliver to Parent at least one (1) Business Days prior to the Closing Date a duly executed payoff letter in a customary form satisfactory to Parent, setting forth the total amounts payable pursuant to the Company Credit Facility to fully satisfy all principal, interest, fees, costs, and expenses owed to each holder of Indebtedness under the Company Credit Facility as of the anticipated Closing Date, together with appropriate wire instructions, and the agreement from the administrative agent under the Company Credit Facility that upon payment in full of all such amounts owed to such holder, all Indebtedness under the Company Credit Facility shall be discharged and satisfied in full (other than contingent obligations not then due and obligations in respect of letters of credit and hedging arrangements with respect to which arrangements will be made to the satisfaction of the applicable issuing banks and hedge counterparties, respectively, and Parent), the Obligations, Commitments and Loan Documents (each as defined in the Company Credit Facility) shall be terminated with respect to the Company and its Subsidiaries (and the assets and equity of which secure such Indebtedness) and all liens on the Company and its Subsidiaries and their respective assets (other than liens securing obligations under letters of credit that may survive pursuant to the terms of such payoff letter) and equity securing the Company Credit Facility shall be immediately released and terminated without further action, together with any applicable documents necessary to evidence the release and termination of all liens on the Company and its Subsidiaries and their respective assets and equity securing, and any guarantees by the Company and its Subsidiaries in respect of, such Company Credit Facility.

(b) From the date of this Agreement until the Initial Company Merger Effective Time, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate with one another as reasonably requested by the other Party, in connection with obtaining or refinancing any debt financing of Parent, the Company or their Affiliates, including by (i) furnishing financial and other pertinent information of Parent, the Company or their Subsidiaries necessary to show the pro forma impact of the Transactions on Parent, the Company and its Subsidiaries, as applicable, (ii) cooperating with the creation and perfection of pledge and security instruments effective as of the Initial Company Merger Effective Time and (iii) providing pertinent information of Parent, the Company and their Subsidiaries that is required in connection with the applicable debt financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; provided, that the foregoing cooperation obligations shall be limited to such actions upon which the occurrence of the Closing is contingent.

Section 6.22 Derivative Contracts; Hedging Matters.

(a) The Company shall use reasonable best efforts to assist Parent, its Subsidiaries and its and their Representatives in the amendment, assignment or novation of any Derivative Transaction (including any commodity hedging arrangement or related Contract) of the Company or any of its Subsidiaries, in each case, on terms that are reasonably requested by Parent and effective at and conditioned upon the Closing.

(b) Between the date hereof and the Initial Company Merger Effective Time, except as set forth on Schedule 6.22 of the Company Disclosure Letter, the Company shall obtain consent from Parent prior to the Company or any of its Subsidiaries unwinding or otherwise modifying existing hedges or entering into any Derivative Transactions.

Section 6.23 Dividends and Distributions.

(a) Between the date of this Agreement and the OpCo Merger Effective Time, each of Parent and the Company shall coordinate with each other regarding the declaration and payment of dividends in respect of shares of Parent Class A Common Stock and Company Class A Common Stock and the record and payment dates relating thereto, in order to effect the matters contemplated by this Section 6.23. From the date of this Merger Agreement until the Initial Merger Effective Time, Parent shall not declare any dividend and Pacers OpCo shall not declare any distribution that, in each case, is not fully paid (and deemed to have been fully paid pursuant to Section 6.23(b) or Section 6.23(c), as applicable) prior to the date of the Closing.

(b) Prior to the Initial Company Merger Effective Time, Heat OpCo shall declare a distribution to the unitholders of Heat OpCo, the record date for which shall be the close of business on the last business day prior to the day on which the Initial Company Merger Effective Time occurs and the payment date for which shall be three (3) Business Days after the Initial Company Merger Effective Time; provided, that the payment of such distribution may be conditioned upon the occurrence of the Initial Company Merger Effective Time. The amount distributed per Heat OpCo Unit payable by Heat OpCo pursuant to this Section 6.23(b) shall be an amount equal to the product of (i) the aggregate amount of cash distribution paid per Pacers OpCo Unit (excluding Tax distributions, if any, paid by Pacers OpCo to permit the payment of taxes by Pacers, together with any corresponding pro rata Tax distributions to other holders of Pacers OpCo Units) on or after the date of this Agreement and prior to the Initial Company Merger Effective Time (for the avoidance of doubt, such amounts shall include any distribution required to be made by Pacers OpCo to its unitholders in respect of the quarterly base and variable dividend payable to holders of Parent Class A Common Stock on August 23, 2023 even if such distribution was made on or prior to the date hereof), multiplied by (ii) the Exchange Ratio.

(c) Prior to the Initial Company Merger Effective Time, the Company shall declare a dividend to its shareholders, including, for the avoidance of doubt, holders of Company RSUs and Company PSUs (and for the avoidance of doubt, Heat OpCo shall be permitted to make a distribution or payment to the Company, or otherwise provide funding, to allow the Company to make any such required payment to the holders of Company

RSUs and Company PSUs), the record date for which shall be the close of business on the last business day prior to the day on which the Initial Company Merger Effective Time occurs and the payment date for which shall be three (3) Business Days after the OpCo Merger Effective Time; provided, that the payment of such dividend may be conditioned upon the occurrence of the OpCo Merger Effective Time. The per share dividend amount payable by the Company pursuant to this Section 6.23(c) shall be an amount equal to the product of (i) the aggregate amount of cash dividends paid per share of Parent Class A Common Stock on or after the date of this Agreement and prior to the OpCo Merger Effective Time, multiplied by (ii)  the Exchange Ratio.

Section 6.24 Form S-3. Prior to the Closing, Parent shall use its commercially reasonable efforts to not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent to be ineligible to file a registration statement on Form S-3ASR promulgated under the Securities Act (or any successor form). Parent shall use commercially reasonable efforts to cause any registration statement to be filed with the SEC pursuant to the Registration Rights Agreement to be declared effective in accordance therewith.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Consummate the Mergers. The respective obligation of each Party to consummate the Mergers is subject to the satisfaction at or prior to the Initial Company Merger of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approvals. (i) Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company and (ii) Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of Parent.

(b) Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions, including the Mergers, and no Law shall have been adopted that makes consummation of the Transactions, including the Mergers, illegal or otherwise prohibited.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e) Stock Exchange Listing. The shares of Parent Class A Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance (including shares issuable upon exchange of the Parent Class C Common Stock to be issued pursuant to this Agreement).

Section 7.2 Additional Conditions to Obligations of the Parent Parties. The obligations of each of the Parent Parties to consummate the Mergers are subject to the satisfaction at or prior to the Initial Company Merger Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a), (b) and (c) (Capital Structure), Section 4.3(a) (Authority; No Violations; Consents and Approvals), and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except, with respect to

Section 4.2(a), (b) and (c) (Capital Structure), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and (ii) all other representations and warranties of the Company Parties set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. Each of the Company Parties shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Initial Company Merger Effective Time; provided, that in no event shall a failure of any Person to deliver an IRS Form W-9 in accordance with Section 3.5(j)(ii) be a condition to the obligations of the Parent Parties to consummate the Mergers.

(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3 Additional Conditions to Obligations of the Company Parties. The obligation of each of the Company Parties to consummate the Mergers is subject to the satisfaction at or prior to the Initial Company Merger Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Parent Parties. (i) The representations and warranties of the Parent Parties set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a), (b) and (c) (Capital Structure), Section 5.3(a) (Authority; No Violations; Consents and Approvals), Section 5.6(a) (Absence of Certain Changes or Events) and Section 5.30 (Production) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except, with respect to Section 5.2(a), (b) and (c) (Capital Structure), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and (ii) all other representations and warranties of Parent and Pacers OpCo set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of the Parent Parties. Each of the Parent Parties shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Initial Company Merger Effective Time.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Pacers OpCo LLC Agreement. Each of Parent and Merger Sub II shall have delivered to the Company an executed counterpart to the Pacers OpCo LLC Agreement.

(e) Tax Opinion. The Company shall have received a written opinion from Vinson & Elkins L.L.P. or such other nationally recognized law firm reasonably satisfactory to the Company (“Company Counsel”), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Initial Company Merger and the Subsequent Company Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that if Company Counsel is unwilling or unable to deliver such opinion, this condition shall be satisfied if such opinion is rendered by Kirkland & Ellis LLP (“Parent Counsel”). In rendering the opinion described in this Section 7.3(e), Company Counsel or Parent Counsel, as applicable, shall be entitled to rely on the Company Officer’s Tax Certificate, the Parent Officer’s Tax Certificate and such other representations, information and assumptions as Company Counsel or Parent Counsel reasonably deems relevant.

Section 7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Mergers or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2, or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Initial Company Merger Effective Time, whether (except as expressly set forth below) before or after Company Stockholder Approval or Parent Stockholder Approval has been obtained:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Mergers and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of any of the Mergers illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii) if the Mergers shall not have been consummated on or before 5:00 p.m. Houston, Texas time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Mergers to occur on or before such date;

(iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it was continuing as of the Closing (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured by the earlier of (A) thirty (30) days after the giving of written notice to the breaching Party of such breach and (B) two (2) Business Days prior to the Outside Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv) if (A) Company Stockholder Approval shall not have been obtained upon a vote at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof or (B) Parent Stockholder Approval shall not have been obtained upon a vote at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof;

(c) by Parent:

(i) prior to, but not after, the time Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement); or

(ii) prior to, but not after, the time the Parent Stockholder Approval is obtained, in order to enter into a definitive agreement with respect to a Parent Superior Proposal; provided, however, that Parent shall have contemporaneously with such termination paid the Company the Parent Termination Fee pursuant to Section 8.3;

(d) by the Company:

(i) prior to, but not after, the time Parent Stockholder Approval is obtained, if the Parent Board or a committee thereof shall have effected a Parent Change of Recommendation (whether or not such Parent Change of Recommendation is permitted by this Agreement); or

(ii) prior to, but not after, the time the Company Stockholder Approval is obtained, in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that the Company shall have contemporaneously with such termination paid Parent the Company Termination Fee pursuant to Section 8.3.

Section 8.2 Notice of Termination; Effect of Termination.

(a) A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and, if made in accordance with this Agreement, any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b) In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Article I and Article IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of this Agreement or fraud.

Section 8.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Mergers shall be consummated, except that all filing fees paid in respect of the filings under the HSR Act in connection with the Mergers shall be borne by Parent.

(b) If Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.

(c) If the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Parent Change of Recommendation), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after notice of termination of this Agreement.

(d) If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent concurrently with the termination of this Agreement.

(e) If Parent terminates this Agreement pursuant to Section 8.1(c)(ii) (Parent Superior Proposal), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company concurrently with the termination of this Agreement.

(f) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), and on or before the date of any such termination, a Company Competing Proposal shall have been publicly announced or publicly disclosed or (B) (1) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) or (2) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and, in the case of each of clauses (1) and (2), following the execution of this Agreement and on or before the date of any such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal) or consummates a Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee within three (3) Business Days after the earlier to occur of (x) the consummation of such Company Competing Proposal or (y) entering into a definitive agreement relating to a Company Competing Proposal. For purposes of this Section 8.3(f), any reference in the definition of Company Competing Proposal to “20% or more” and “at least 20%” shall be deemed to be a reference to “more than 50%”.

(g) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), and on or before the date of any such termination, a Parent Competing Proposal shall have been publicly announced or publicly disclosed or (B) (1) Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) or (2) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) and, in the case of each of clauses (1) and (2), following the execution of this Agreement and on or before the date of any such termination a Parent Competing Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months of the date of such termination, Parent enters into a definitive agreement with respect to a Parent Competing Proposal (or publicly approves or recommends to the stockholders of Parent or otherwise does not oppose, in the case of a tender or exchange offer, a Parent Competing Proposal) or consummates a Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee within three (3) Business Days after the earlier to occur of (x) the consummation of such Parent Competing Proposal or (y) entering into a definitive agreement relating to a Parent Competing Proposal. For purposes of this Section 8.3(g), any reference in the definition of Parent Competing Proposal to “20% or more” and “at least 20%” shall be deemed to be a reference to “more than 50%”.

(h) If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval), then the Company shall pay Parent the Parent Expenses.

(i) If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), then Parent shall pay the Company the Company Expenses.

(j) In no event shall Parent or the Company, respectively, be entitled to receive more than one payment of the Company Termination Fee or Parent Termination Fee, as applicable. Notwithstanding anything in this

Agreement to the contrary, the payment of the Parent Expenses or of the Company Expenses shall not relieve the Company or Parent, respectively, of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b), Section 8.3(d) or Section 8.3(f) or the Parent Termination Fee pursuant to Section 8.3(c), Section 8.3(e) or Section 8.3(g), as applicable; provided, that the Company shall be entitled to credit any prior Parent Expenses actually paid by the Company against the amount of any Company Termination Fee required to be paid pursuant to Section 8.3(b), Section 8.3(d) or Section 8.3(f) and Parent shall be entitled to credit any prior Company Expenses actually paid by Parent against the amount of any Parent Termination Fee required to be paid pursuant to Section 8.3(c), Section 8.3(e) or Section 8.3(g). The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.10 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against the Parent Parties and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of any of the Mergers to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Parent Parties shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Parent Parties or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Parent Parties in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and its Subsidiaries against the Company Parties and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of any of the Mergers to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company Parties shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company Parties or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company Parties in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

Section 9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX, Section 4.29 (No Additional Representations), Section 5.31 (No Additional Representations), Section 6.7 (Access to Information), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) and Section 6.18 (Intended Tax Treatment) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Initial Company Merger Effective Time.

Section 9.3 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice Party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i)	if to the Parent Parties, to:

Permian Resources Corporation
300 N. Marienfeld St., Suite 1000
Midland, Texas 79701
Attention: John Bell
E-mail: john.bell@permianres.com

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention:	Sean T. Wheeler, P.C.
Debbie Yee, P.C.
Camille E. Walker
Emily Lichtenheld
E-mail:	sean.wheeler@kirkland.com
debbie.yee@kirkland.com
camille.walker@kirkland.com
emily.lichtenheld@kirkland.com

(ii)	if to the Company, to:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention: Robert J. Anderson
Robert W. Hunt, Jr.
E-mail:	robert@earthstoneenery.com
bobby@earthstoneenergy.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Douglas E. McWilliams
Lande A. Spottswood
E-mail:	dmcwilliams@velaw.com
lspottswood@velaw.com

Section 9.4 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty, shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, clauses, subclauses and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, clauses, subclauses and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, clauses, subclauses or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, clauses, subclauses or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this clause,” “this subclause” and words of similar import, refer only to the Sections, clauses or subclauses hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Any capitalized terms herein which are defined with reference to another agreement are defined with reference to such other agreement as of the date hereof, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, solely to the extent (A) permitted by the terms thereof and, if applicable, by the terms of this Agreement and (B) that such amendment, modification, supplement, restatement or replacement has been made available to Parent or the Company, as applicable, prior to the date of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was (A) in the electronic data room relating to the Transactions maintained by the Company or Parent, as applicable, (B) filed with or furnished to the SEC and available on EDGAR, or (C) provided by the Company or Parent, as applicable, in physical form for review by the other Party or its Representatives, in each case, by 5:00 p.m. Houston, Texas time on the day prior to the execution of this Agreement.

Section 9.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via facsimile or e-mail in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock and Heat OpCo Units to receive the Merger Consideration and any dividends or distributions to be paid in accordance with Section 6.23) but only from and after the Initial Company Merger Effective Time and (b) Section 6.10 (which from and after the Initial Company Merger Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Initial Company Merger Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA

LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(C) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8 Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

Section 9.10 Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 9.10. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.

Section 9.11 Amendment. This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.12 Extension; Waiver. At any time prior to the Initial Company Merger Effective Time, the Company and Parent may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the Parties of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.13 Non-Recourse. Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parent Parties or the Company Parties under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 9.14 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Parent and its Affiliates under or pursuant any agreement entered into with respect to the Debt Financing), each of the parties to this Agreement on behalf of itself and each of its controlled affiliates hereby: (a) agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Committed Financing Sources, arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York (provided, however, that notwithstanding the forgoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (B) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term may be defined in a commitment letter) and whether as a result of any inaccuracy thereof Parent or any of its Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 8.1(b)(iii) or decline to consummate the Closing as a result thereof pursuant to Section 8.1 and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its controlled affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Committed Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Committed Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Committed Financing Sources will have any liability to any of the Company, its Subsidiaries or their respective affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company, its Subsidiaries or their respective affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Committed Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Committed Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Committed Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 9.14 (and the definitions of any terms used in this Section 9.14) and (y) to the extent any amendments to any provision of this Section 9.14 (or, solely as they relate to such Section, the definitions of any terms used in this Section 9.14) are materially adverse to the Committed Financing Sources, such provisions shall not be amended without the prior written consent of the Committed Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 9.14 shall in any way affect any party’s or any of their respective affiliates’ rights and remedies under any binding agreement between a Committed Financing Source and such party.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PARENT:

PERMIAN RESOURCES CORPORATION

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

MERGER SUB I:

SMITS MERGER SUB I INC.

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

MERGER SUB II:

SMITS MERGER SUB II LLC

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

PACERS OPCO:

PERMIAN RESOURCES OPERATING, LLC

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

Signature Page to Agreement and Plan of Merger

COMPANY:

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer

HEAT OPCO:

EARTHSTONE ENERGY HOLDINGS, LLC

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX A

CERTAIN DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, that, for the avoidance of doubt, (a) no portfolio company of the Parent Supporting Stockholders shall be an Affiliate of Parent and (b) no portfolio company of the Company Supporting Stockholders shall be an Affiliate of the Company, in each case of clause (a) and (b), for purposes of this Agreement. For purposes of this definition, “control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregated Group” means all Persons, entities or trades or businesses (whether or not incorporated) under common control with any other Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Antitrust Authority” means the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States or any other competition authority of any jurisdiction.

“Antitrust Laws” means the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position.

“beneficial ownership” including the correlative term “beneficially owning” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Committed Financing Sources” means each Debt Financing Source that has otherwise entered into any committed agreements with respect to any Debt Financing, including any other commitment letter or other documentation with respect to any permanent financing and any amendments, supplements, joinder agreements and definitive documentation relating thereto, together with their respective Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

“Company Benefit Plan” means each Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

“Company Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Competing Proposal” means any Contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any direct or indirect acquisition (by asset purchase, share purchase, amalgamation, merger, arrangement, business combination, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including shares in the capital of or ownership interest in any

Subsidiary) that accounted for or generated 20% or more of the Company’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or any direct or indirect take-over bid, tender or exchange offer or that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, amalgamation, arrangement, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which is structured to permit any Person or group to acquire beneficial ownership of at least 20% of the Company’s and its Subsidiaries’ assets or equity interests.

“Company Credit Facility” means the Credit Agreement, dated as of November 21, 2019, among Heat OpCo, as borrower, the Company, as Parent (as defined therein), each of the lenders and other financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the lenders, as amended prior to the date hereof.

“Company Data Security Requirements” means the following, in each case to the extent applicable to the Company or any of its Subsidiaries and relating to any security breach notification requirements, IT Assets or Personal Information, or any other matter relating to data privacy, protection, or security: (a) all applicable Laws and any related security breach notification requirements; (b) the Company or any of its Subsidiaries’ own rules, policies, and procedures; (c) industry standards to which the Company or any of its Subsidiaries purports to comply with or be bound; and (d) Contracts to which the Company or any of its Subsidiaries is bound.

“Company Equity Plan” means the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended from time to time.

“Company Expenses” means a cash amount equal to $50,000,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Company Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to the Company that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement); provided, however, that in no event shall (a) the receipt, existence or terms of a Company Competing Proposal or Parent Competing Proposal, or any matter relating thereto or a consequence thereof or (b) any changes to the market price or trading volume of shares of Company Class A Common Stock or Parent Class A Common Stock or any other securities of the Company or Parent, or the fact that the Company or Parent meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (however the underlying cause or any of the foregoing may constitute a Company Intervening Event), constitute a Company Intervening Event.

“Company Mergers” means the Initial Company Merger and the Subsequent Company Merger.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by, as applicable, the Company or its Subsidiaries.

“Company PSU” means a restricted stock unit granted pursuant to the Company Equity Plan that is subject to performance-based vesting.

“Company Reserve Engineer” means Cawley, Gillespie & Associates, Inc.

“Company RSU” means a restricted stock unit granted pursuant to the Company Equity Plan that vests solely on the basis of time.

“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Transactions, including the Company Mergers, by the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon.

“Company Stockholders Meeting” means the meeting of the stockholders of the Company to be held for the purposes of obtaining Parent Stockholder Approval, including any postponement, adjournment or recess thereof.

“Company Superior Proposal” means a Company Competing Proposal that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in Section 6.3 (with references in the definition of Company Competing Proposal to “20% or more” and “at least 20%” being deemed to be replaced with references to “more than 50%”) that in the good faith determination of the Company Board or any committee thereof, after consultation with the Company’s financial advisors, (a) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Mergers (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise) and, (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects or factors considered relevant by the Company Board.

“Company Termination Fee” means $87,500,000.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“Contract” means any contract, legally binding commitment, license, promissory note, loan, bond, mortgage, indenture, lease or other legally binding instrument or agreement (whether written or oral).

“COPAS” means Council of Petroleum Accountants Society.

“COVID-19” means the disease caused by SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks, or public health emergencies.

“Debt Financing” means any debt financing incurred, including the public offering or private placement of debt securities, borrowing under revolving, long-term or bridge loans, in each case by Parent or any of its Subsidiaries in connection with the Mergers.

“Debt Financing Sources” means any underwriter, initial purchaser, syndicate or other group engaged for any and all purposes of the Debt Financing, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit or joint venture participations or other agreements entered pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

“Derivative Transaction” means any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” means, whether or not funded or registered, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each other benefit or compensation plan, equity option, restricted equity, equity purchase plan, equity or equity-based compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, post-termination or retiree health or welfare, pension, savings, profit sharing, retirement, hospitalization or other health, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, individual consulting agreement, employment agreement, and any other benefit or compensation plan, policy, contract, agreement, arrangement, program, practice or understanding.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license, sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means any and all Laws pertaining to pollution, protection of the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal or Release of, or exposure to, Hazardous Materials) or human health and safety (as it relates to exposure to Hazardous Materials), in each case as enacted or in effect as of or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, provincial, territorial, tribal, local or municipal court, governmental, regulatory or administrative agency, ministry or commission or other governmental authority or instrumentality, domestic or foreign (which entity has jurisdiction over the applicable Person), or public or private arbitral body.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any chemical, product, material, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law, including asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, radioactive materials (naturally occurring or otherwise), per- and polyfluoroalkyl substances, radon and any Hydrocarbons.

“Heat OpCo LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Heat OpCo, dated as of April 14, 2022.

“Heat OpCo Membership Interests” means, collectively, Heat OpCo Units and Heat OpCo Preferred Units.

“Heat OpCo Preferred Units” means a Preferred Unit (as defined in the Heat OpCo LLC Agreement).

“Heat OpCo Units” means a Common Unit (as defined in the Heat OpCo LLC Agreement).

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, casinghead gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced, derived, refined or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include (i) accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business and (iii) obligations arising from treasury services, banking products and cash management services.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common Law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, industrial design registrations and applications for same, and extensions, divisionals, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common Law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common Law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, firmware, information technology assets, equipment, and infrastructure, data processing, information, communications, and peripherals, including any outsourced systems and processes, and all associated documentation.

“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed on Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed on Schedule 1.1 of the Parent Disclosure Letter.

“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, works council or similar employee representative body.

“Law” means any law, by-law, rule, regulation, ordinance, code, act, statute, injunction, ruling, award, decree, writ, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law and the rules and regulations of any applicable stock exchange.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would have, a material adverse effect on the financial condition, business or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that, in respect of clause (b) above, no fact, circumstance, effect, change, event or development (by itself or when aggregated or taken together with any and all other facts, circumstances, effects, changes, events or developments) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” with respect to a Party or shall be taken into account when determining whether a “Material Adverse Effect” with respect to a Party has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally;

(ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(iv) political conditions (or changes in such conditions), the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), or acts of war (including the Russian/Ukraine conflict), sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or weather conditions;

(vi) the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii) the execution and delivery of or compliance with the terms of, or the taking of any action or failure to take any action which action or failure to act is requested in writing by the other Party or expressly required by, this Agreement, the public announcement of this Agreement or the Transactions (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions);

(viii) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(ix) any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect to the extent not otherwise excluded by the definition hereof); or

(x) any Proceedings made or brought by any of the current or former stockholders of such Party (on their own behalf or on behalf of such Party) against a Company Party, a Parent Party or any of their respective directors or officers, arising out of the Mergers or in connection with any of the other Transactions;

provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing subclauses (i)– (v) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“Mergers” means the Initial Company Merger, the Subsequent Company Merger and the OpCo Merger.

“MMcf” means one million cubic feet.

“Novo Purchase Agreement” means that certain Securities Purchase Agreement, dated as of June 14, 2023, by and among Heat OpCo, Novo Oil & Gas Legacy Holdings, LLC, a Delaware limited liability company, Novo Intermediate, LLC, a Delaware limited liability company, and Novo Oil & Gas Holdings, LLC, a Delaware limited liability company.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions, (b) all Wells and (c) Hydrocarbons or revenues therefrom and claims and rights thereto.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) Parent, Merger Sub I, Merger Sub II and Pacers OpCo when used with respect to the Company, and (b) the Company and Heat OpCo when used with respect to Parent, Merger Sub I, Merger Sub II or Pacers OpCo.

“Outside Date” means April 21, 2024; provided, that, if on such date, one or more conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) (if the legal prohibition or applicable Law relates to any of the matters referenced in Section 7.1(b)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the Outside Date shall automatically extend to August 21, 2024.

“Pacers OpCo LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of Pacers OpCo, dated as of September 1, 2022.

“Pacers OpCo Membership Interests” means, collectively, Pacers OpCo Units and Pacers OpCo Preferred Units.

“Pacers OpCo Preferred Units” means preference equity securities issued by Pacers OpCo that rank senior to Pacers OpCo Units with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of Pacers OpCo.

“Pacers OpCo Units” means a Common Unit (as defined in the Pacers OpCo LLC Agreement).

“Parent Benefit Plan” means each Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by Parent or any of its Subsidiaries, or under or with respect to which Parent or any of its Subsidiaries has any current or contingent liability or obligation.

“Parent Class A Common Stock” means the Class A common stock, par value $0.0001 per share of Parent

“Parent Class C Common Stock” means the Class C common stock, par value $0.0001 of Parent.

“Parent Common Stock” means the Parent Class A Common Stock and the Parent Class C Common Stock.

“Parent Competing Proposal” means any Contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any direct or indirect acquisition (by asset purchase, share purchase, amalgamation, merger, arrangement, business combination, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including shares in the capital of or ownership interest in any Subsidiary) that accounted for or generated 20% or more of Parent’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or any direct or indirect take-over bid, tender or exchange offer or that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, amalgamation, arrangement, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries which is structured to permit any Person or group to acquire beneficial ownership of at least 20% of Parent’s and its Subsidiaries’ assets or equity interests.

“Parent Credit Facility” means the Third Amended and Restated Credit Agreement dated as of February 18, 2022, among Pacers OpCo, as borrower, Parent, as Parent (as defined therein), each of the lenders and other financial institution from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, as amended prior to the date hereof.

“Parent Equity Plan” means the Permian Resources Corporation 2023 Long Term Incentive Plan, as amended from time to time.

“Parent Expenses” means a cash amount equal to $25,000,000 to be paid in respect of the Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Parent Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to Parent that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Parent Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Parent Board as of the date of this Agreement); provided, however, that in no event shall (a) the receipt, existence or terms of a Parent Competing Proposal or Company Competing Proposal, or any matter relating thereto or a consequence thereof or (b) any changes to the market price or trading volume of shares of Parent Class A Common Stock or Company Class A Common Stock or any other securities of Parent or the Company, or the fact that Parent or the Company meets, fails to meet, or exceeds internal or published estimates, projections, forecasts or predictions for any period (however the underlying cause or any of the foregoing may constitute a Parent Intervening Event), constitute a Parent Intervening Event.

“Parent Options” means an option to purchase Parent Class A Common Stock under the Parent Equity Plan.

“Parent PSUs” means a restricted stock unit granted pursuant to the Parent Equity Plan that is subject to performance-based vesting.

“Parent Reserve Engineer” means Netherland, Sewell & Associates, Inc.

“Parent Restricted Shares” means any restricted share awards granted pursuant to the Parent Equity Plan.

“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the holders of a majority of the votes cast on the Parent Stock Issuance at the Parent Stockholders Meeting.

“Parent Stockholders Meeting” means the meeting of the stockholders of Parent to be held for the purposes of obtaining Parent Stockholder Approval, including any postponement, adjournment or recess thereof.

“Parent Superior Proposal” means a Parent Competing Proposal that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in Section 6.4 (with references in the definition of Parent Competing Proposal to “20% or more” and “at least 20%” being deemed to be replaced with references to “more than 50%”) that in the good faith determination of the Parent Board or any committee thereof, after consultation with the Parent’s financial advisors, (a) if consummated, would result in a transaction more favorable to the Parent’s stockholders from a financial point of view than the Mergers (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by the Company in response to such proposal or otherwise) and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects or factors considered relevant by the Parent Board.

“Parent Termination Fee” means $175,000,000.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Encumbrances” means:

(a) to the extent not applicable to the Transactions or otherwise waived prior to the Initial Company Merger Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, stockholders agreements, consents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, repairmen’s, construction and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the financial statements of the Company or Parent, as applicable, in accordance with GAAP;

(c) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable;

(d) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

(e) such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, have expressly waived in writing;

(f) all easements, zoning restrictions, conditions, covenants, Rights-of-Way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and Rights-of-Way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(h) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, Rights-of-Way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Parent (without at least a proportionate increase in net revenue interest), as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease and, in each case, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; and

(i) with respect to (i) Parent and its Subsidiaries, Encumbrances arising under the Parent Credit Facility and (ii) the Company and its Subsidiaries prior to the Closing, Encumbrances arising pursuant to the Company Credit Facility and otherwise permitted under this Agreement.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any data or other information that, alone or in combination with other information held by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, identifies, relates to, or could reasonably be used to identify an individual, household, or device, including any personally identifiable data, and any other personal information that is otherwise protected by, subject to, or defined under any applicable Laws as “personal information”, “personal data”, “personally identifiable information”, “protected health information”, or a similar term.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, charge, complaint, audit, litigation, suit, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity, in each case by or before a Governmental Entity whether civil, criminal, administrative, investigative or otherwise.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), but excluding Taxes and assessments of Governmental Entities.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into or migrating through the environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means, any cyber or security incident, breach of security or unauthorized access, disclosure, destruction, processing, use, or exfiltration affecting or with respect to any as applicable, IT Assets, or Personal Information, including any phishing incident, ransomware, denial of service, malware or other cyberattack.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means any and all taxes, charges, levies, deductions, withholdings, custom duties or other assessments, in each case in the nature of a tax, imposed by any Governmental Entity, including income, gross receipts, license, payroll, employment, stamp, occupation, windfall profits, environmental, capital stock, social security, unemployment, disability, transfer, registration, ad valorem, alternative or add-on minimum, estimated, corporate, capital, excise, property, sales, use, turnover, value-added and franchise taxes, together with all interest, penalties and additions thereto.

“Tax Returns” means any return, report, statement, declaration, claim for refund, information return or other document (including any related or supporting information, schedule or attachment thereto and including any amendment thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction over the administration or imposition of any Tax.

“Trading Day” means any day on which the shares of Parent Class A Common Stock are listed or quoted and traded on the NYSE.

“Transaction Document” means, individually or collectively, this Agreement, the Company Support Agreement, the Parent Support Agreement and the Registration Rights Agreement.

“Transactions” means the Mergers and the other transactions contemplated by this Agreement, including, without limitation, each other agreement to be executed and delivered in connection herewith and therewith and including, for greater certainty, the Parent Stock Issuance.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes.

“Treasury Regulations” means the temporary, proposed and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas, natural gas liquids, water, other Hydrocarbons and mineral production from such well.

“Willful and Material Breach” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act it is required to take under this Agreement by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a breach of this Agreement.

Exhibit A

Form of Company Support Agreement

[Omitted.]

Exhibit B

Form of Parent Support Agreement

[Omitted.]

Exhibit C

Form of Registration Rights Agreement

[Omitted.]

Exhibit D

Form of Seventh Amended and Restated Pacers OpCo LLC Agreement

[Omitted.]

Schedule I

Company Supporting Stockholders

[Omitted.]

SCHEDULE I-1

Schedule II

Parent Supporting Stockholders

[Omitted.]

SCHEDULE II-1

Annex B

August 20, 2023

Board of Directors Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Members of the Board:

We understand that Permian Resources Corporation (“Parent”), Smits Merger Sub I Inc., a wholly owned subsidiary of Parent (“Merger Sub I”), Smits Merger Sub II LLC, a wholly owned subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC (“Parent OpCo”), Earthstone Energy, Inc. (the “Company”) and Earthstone Energy Holdings, LLC (“Company OpCo”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 20, 2023 (the “Merger Agreement”), which provides, among other things, for (1) the merger of Merger Sub I with and into the Company (the “Initial Company Merger”) pursuant to which the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent, (2) following the Initial Company Merger, the merger of the Company with and into Merger Sub II (the “Subsequent Company Merger”) pursuant to which Merger Sub II will continue as the surviving company and as a wholly owned subsidiary of Parent and (3) following the Subsequent Company Merger, the merger of Company OpCo with and into Parent OpCo (the “OpCo Merger” and, collectively with the Initial Company Merger and the Subsequent Company Merger, the “Transaction”) pursuant to which Parent OpCo will continue as the surviving company. Pursuant to the Initial Company Merger, (1) each issued and outstanding share of Class A common stock, par value $0.001 per share (the “Company Class A Common Stock”), of the Company, other than shares held by the Company as treasury shares or held by Parent, Merger Sub I, Merger Sub II or any of their respective subsidiaries, will be converted into the right to receive 1.446 (the “Exchange Ratio”) shares of Class A common stock, par value $0.0001 per share (the “Parent Class A Common Stock”), of Parent and (2) each issued and outstanding share of Class B common stock, par value $0.001 per share (the “Company Class B Common Stock”), of the Company, other than shares held by the Company as treasury shares or held by Parent, Merger Sub I, Merger Sub II or any of their respective subsidiaries or as to which the holder is entitled to demand and properly demands appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law, will be converted into the right to receive a number of shares of Class C common stock, par value $0.0001 per share (the “Parent Class C Common Stock”), of Parent equal to the Exchange Ratio. Pursuant to the OpCo Merger, each issued and outstanding common unit representing an interest in Company OpCo (“Company OpCo Units”), other than Company OpCo Units owned by the Company and its wholly owned subsidiaries (which will be exchanged for an aggregate number of common units representing interests in Parent OpCo (“Parent OpCo Units”) as provided in the Merger Agreement), will be converted into the right to receive a number of Parent OpCo Units equal to the Exchange Ratio. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio in the Transaction pursuant to the Merger Agreement is fair from a financial point of view to Parent.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and Parent, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent, respectively;

3)

Reviewed financial and operating projections concerning the Company prepared by the management of Parent (including, as applicable, alternative commodity price assumptions reflected therein, tax attributes and the financial impact of the Company’s hedging arrangements, the “Financial and Operating Projections for the Company”);

4)

Reviewed financial and operating projections concerning Parent prepared by the management of Parent (including, as applicable, alternative commodity price assumptions reflected therein, tax attributes and the financial impact of Parent’s hedging arrangements, the “Financial and Operating Projections for Parent”);

5)

Reviewed information relating to certain strategic, financial and operational benefits, including cost savings (the “Synergies Estimates”), anticipated to result from the Transaction, prepared by the management of Parent;

6)

Discussed the past and current operations and financial condition and the prospects of the Company and Parent, including alternative commodity price assumptions, tax attributes and the financial impact of hedging arrangements, as well as information relating to certain strategic, financial and operational benefits anticipated to result from the Transaction, with senior executives of Parent;

7)	Reviewed the reported prices and trading activity for the Company Class A Common Stock and the Parent Class A Common Stock;

8)

Compared the financial performance of the Company and Parent and the prices and trading activity of the Company Class A Common Stock and the Parent Class A Common Stock with that of certain other publicly-traded companies comparable with the Company and Parent, respectively, and their securities;

9)	Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions we deemed relevant;

10)	Reviewed the Merger Agreement and certain related documents; and

11)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent, and formed a substantial basis for this opinion. With respect to the Financial and Operating Projections for the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of the Company and the other matters addressed thereby, including commodity price assumptions, tax attributes and the financial impact of the Company’s hedging arrangements. With respect to the Financial and Operating Projections for Parent, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of Parent and the other matters addressed thereby, including commodity price assumptions, tax attributes and the financial impact of Parent’s hedging arrangements. With respect to the information relating to certain strategic, financial and operational benefits, including the Synergies Estimates, anticipated to result from the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters addressed thereby. At your direction, we have assumed that the Financial and Operating Projections for the Company, and the Financial and Operating Projections for Parent and the Synergies Estimates are a reasonable basis upon which to evaluate the Company, Parent and the Transaction, and at your direction we have used and relied upon the Financial and Operating Projections for the Company, the Financial, and Operating Projections for Parent and the Synergies Estimates for purposes of our analyses and this opinion. We express no view or opinion with respect to the Financial and Operating Projections for the Company, and the Financial and Operating Projections for Parent and the Synergies Estimates, or the assumptions and methodologies upon which they are based.

In addition, we have relied upon, without independent verification (i) the assessments of the management of Parent with respect to Parent’s ability to integrate the businesses of the Company and Parent and (ii) the assessments of the management of Parent as to the Company’s existing technology and future capabilities with respect to the extraction of the Company’s oil and gas reserves and other oil and gas resources (and associated timing and costs) and the production of various oil and gas products (and associated timing and costs), and, with your consent, have assumed that there have been no developments that would adversely affect such management’s views with respect to such technologies, capabilities, timing and costs. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. With your approval, we have also assumed that the Transaction will qualify for the intended tax treatment contemplated by the Merger Agreement. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and its legal, tax, and regulatory advisors respect to such matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the parties, or any class of such persons, to the Transaction relative to the Exchange Ratio or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisal. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring or coming to our attention after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. In addition, as you are aware, the financial projections and estimates that we have reviewed regarding the future financial performance of the Company and Parent reflect certain assumptions regarding the oil and gas industry and future commodity prices associated with that industry that are or could be subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on our analyses and this opinion.

This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to Parent, nor does it address the underlying business decision of Parent to enter into the Merger Agreement. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith.

We have been advised and, for purposes of our analyses and opinion, we have assumed, that there is currently, and as of the closing of the Transaction there will be, an outstanding share of Parent Class C Common Stock associated with each outstanding Parent OpCo Unit not held by Parent or its subsidiaries, that each holder of outstanding shares of Parent Class C Common Stock currently holds, and as of the closing of the Transaction will hold, an equivalent number of Parent OpCo Units and that, pursuant to the Sixth Amended and Restated Limited Liability Company Agreement of Parent OpCo, dated as of September 1, 2022 (the “Parent OpCo LLC Agreement”), holders of Parent OpCo Units other than Parent and CRP Holdco Corp. have the right to require Parent OpCo to redeem its Parent OpCo Units together with the associated shares of Parent Class C Common Stock for, at the election of Parent OpCo, an equal number of shares of Parent Class A Common Stock or cash based on the fair market value of Parent Class A Common Stock as determined in accordance with the Parent OpCo LLC Agreement, and, consequently, for purposes of our analyses and this opinion we have, at your direction, treated one share of Parent Class C Common Stock and the associated Parent OpCo Unit as a single integrated security equivalent in value and identical in all other respects to a share of Parent Class A Common Stock.

We have been advised and, for purposes of our analyses and opinion, we have assumed, that there is currently, and as of immediately prior to the closing of the Transaction there will be, an outstanding share of Company Class B Common Stock associated with each outstanding Company OpCo Unit not held by the Company or its subsidiaries, that each holder of outstanding shares of Company Class B Common Stock currently holds, and as of immediately prior to the closing of the Transaction will hold, an equivalent number of Company OpCo Units and that, pursuant to the Second Amended and Restated Limited Liability Company Agreement of Company OpCo, dated as of April 14, 2022 (the “Company OpCo LLC Agreement”), holders of Company OpCo Units other than the Company and its subsidiaries have the right to require the Company OpCo to redeem its Company OpCo Units together with the associated shares of Company Class B Common Stock for, at the election of Company OpCo, an equal number of shares of Company Class A Common Stock or cash based on the fair market value of Company Class A Common Stock as determined in accordance with the Company OpCo LLC Agreement, and, consequently, for purposes of our analyses and this opinion we have, at your direction, treated one share of Company Class B Common Stock and the associated Company OpCo Unit as a single integrated security equivalent in value and identical in all other respects to a share of Company Class A Common Stock.

We have acted as financial advisor to the Board of Directors of Parent in connection with this Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transaction. In addition, Morgan Stanley will receive a fee upon delivery of this letter. In the two years prior to the date hereof, we have provided financing services for EnCap Investments L.P., a significant stockholder in the Company, and its affiliates and portfolio companies, and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent, the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, or any other company, or any currency or commodity, that may be involved in this Transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Parent. In addition, this opinion does not in any manner address the prices at which Parent Class A Common Stock will trade following consummation of the Transaction or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Parent or the Company should vote at the shareholders’ meetings to be held in connection with the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio in the Transaction pursuant to the Merger Agreement is fair from a financial point of view to Parent.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Ryan Synnott
Ryan Synnott Managing Director

Annex C

RBC Capital Markets, LLC 609 Main Street Suite 3600 Houston, TX 77002 United States

August 20, 2023

The Board of Directors

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.001 per share (“Earthstone Class A Common Stock”), of Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and among Permian Resources Corporation, a Delaware corporation (“Permian”), Smits Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Permian (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Permian (“Merger Sub II”), Permian Operating, LLC, a Delaware limited liability company (“Permian OpCo”), Earthstone and Earthstone Holdings, LLC, a Delaware limited liability company (“Earthstone OpCo”).

The Merger Agreement provides for, among other things, (i) the merger of Merger Sub I with and into Earthstone (the “Initial Company Merger”) pursuant to which, (a) each outstanding share of Earthstone Class A Common Stock, other than shares held by Earthstone, Permian, or any of their respective subsidiaries (the “Excluded Shares”; such shares other than the Excluded Shares, the “Eligible Class A Shares”), will be converted into the right to receive 1.446 (the “Exchange Ratio”) shares of Class A common stock, par value $0.0001 per share (“Permian Class A Common Stock”), of Permian, and (b) each outstanding share of Class B common stock, par value $0.001 per share (“Earthstone Class B Common Stock”), of Earthstone, subject to certain exceptions, will be converted into the right to receive a number of shares of Class C common stock, par value $0.0001 per share (“Permian Class C Common Stock”), of Permian, equal to the Exchange Ratio; (ii) the subsequent merger of Earthstone with and into Merger Sub II (the “Subsequent Company Merger”), pursuant to which, (a) each outstanding share of capital stock of Earthstone will be converted into one (1) unit of Merger Sub II and (b) each unit of Merger Sub II shall be unaffected by the Subsequent Company Merger and remain outstanding; and (iii) the merger of Earthstone OpCo with and into Permian OpCo (the “OpCo Merger,” and together with the Initial Company Merger and Subsequent Company Merger, the “Mergers”) pursuant to which each outstanding common unit of Earthstone OpCo will be converted into the right to receive a number of common units of Permian OpCo equal to the Exchange Ratio. The terms and conditions of the Mergers are set forth more fully in the Merger Agreement. We also understand that certain stockholders of Earthstone will be entering into a support agreement (the “Company Support Agreement”) pursuant to which such stockholders will agree, among other things, to vote in favor of the Mergers.

RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or certain of our affiliates may act

The Board of Directors

Earthstone Energy, Inc.

August 20, 2023

as a market maker and broker in the publicly traded securities of Earthstone, Permian and/or other entities involved in the Mergers or their respective affiliates and receive customary compensation in connection therewith, and may also actively trade securities of Earthstone, Permian and/or other entities involved in the Mergers or their respective affiliates for our or our affiliates’ own account or for the account of customers and, accordingly, RBCCM and our affiliates may hold a long or short position in such securities. We are acting as financial advisor to Earthstone in connection with the Mergers and we will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Mergers. In addition, Earthstone has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses incurred in connection with our services. As you are aware, RBCCM and certain of our affiliates in the past have provided, and/or currently are providing, investment banking, commercial banking and financial advisory services to Earthstone, Permian, EnCap Investments, L.P. (“EnCap”), and NGP Energy Capital Management, LLC (“NGP”), and certain of their respective affiliates unrelated to the Mergers, for which services RBCCM and our affiliates have received and expect to receive customary compensation, including, since the beginning of RBCCM’s 2021 fiscal year (November 1, 2020), having acted or acting as (i) with respect to Earthstone, (a) joint bookrunner on a senior unsecured notes offering in June 2023, (b) lead bookrunner on a senior unsecured notes offering in April 2022, (c) financial advisor in connection with the purchase of Independence Resources Management, LLC in January 2021, (d) lender under a credit facility, and (e) commodity hedging services provider; (ii) with respect to Permian and/or its predecessor entities, (a) co-manager in connection with a secondary offering of Class A common stock in March 2023, (b) joint bookrunner in connection with a senior unsecured notes offering in January 2021, (c) co-manager in connection with a senior unsecured notes offering in March 2021, (d) counterparty to a certain call option arrangement relating to certain convertible notes and (e) commodity hedging services provider; (iii) with respect to EnCap, its affiliates and certain portfolio companies of EnCap, (a) financial advisor to certain portfolio companies of EnCap in connection with the sale of two portfolio companies in 2023, (b) lender under certain credit facilities of four portfolio companies of EnCap (other than Earthstone), and (c) commodity hedging services provider, including to certain portfolio companies of EnCap; and (iv) with respect to NGP, its affiliates and certain portfolio companies of NGP, (a) bookrunner in connection with a senior unsecured notes offering in September 2021 for a certain portfolio company of NGP, (b) financial advisor to certain portfolio companies of NGP in connection with the sale of a portfolio company in August 2023 and certain portfolio company assets in July 2021, (c) lender under certain credit facilities of three portfolio companies of NGP, and (d) commodity hedging services provider to certain portfolio companies of NGP. Additionally, RBCCM and certain of our affiliates in the future may provide investment banking, commercial banking and financial advisory services to Earthstone, Permian, EnCap, NGP, Post Oak Energy Capital, L.P., Riverstone Holdings LLC, Pearl Energy Investments, L.P. and certain of their respective affiliates.

For purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following:

(i)	we reviewed the financial terms of a draft, labeled “Execution Version”, of the Merger Agreement;

(ii)

we reviewed certain publicly available financial and other information, and certain historical operating data, relating to Earthstone made available to us from published sources and internal records of Earthstone, pro forma for the acquisition of Novo Oil & Gas Holdings, LLC (“Novo”);

(iii)

we reviewed certain publicly available financial and other information, and certain historical operating data, relating to Permian made available to us from published sources and internal records of Permian;

(iv)

we reviewed (a) financial projections and other estimates and data relating to Earthstone, prepared by the management of Earthstone (the “Standalone Earthstone Projections”), as well as financial projections and other estimates and data relating to Permian, prepared by the management of

The Board of Directors

Earthstone Energy, Inc.

August 20, 2023

Earthstone (the “Standalone Permian Projections” and, together with the Standalone Earthstone Projections, the “Standalone Projections”), (b) financial projections and other estimates and data, prepared by the management of Earthstone relating to the combined post-Mergers company (the “Post-Mergers Projections” and, together with the Standalone Projections, the “Projections”), which included estimates of the potential cost savings anticipated by the management of Earthstone to be realized from the Mergers by the combined post-Mergers company through certain drilling optimization and reductions in capital expenditures and other corporate expenses (collectively, the “Synergies”), (c) certain crude oil, natural gas and natural gas liquids reserve information regarding proved and unproved crude oil, natural gas and natural gas liquids reserves and undeveloped resources of Earthstone, pro forma for the acquisition of Novo, prepared by the management of Earthstone (the “Earthstone Resource Information”), and certain crude oil, natural gas and natural gas liquids reserve information regarding proved and unproved crude oil, natural gas and natural gas liquids reserves and undeveloped resources of Permian, prepared by the management of Earthstone (the “Permian Resource Information” and, together with the Earthstone Resource Information, the “Resource Information”), which, in each case, included the discounting of categories of crude oil, natural gas and natural gas liquids reserves and undeveloped resources information provided by the management of Earthstone, as well as (d) certain future crude oil, natural gas and natural gas liquids commodity price assumptions, which included New York Mercantile Exchange strip pricing and Wall Street research analyst consensus pricing estimates, all of which Projections, Synergies, Resource Information, commodity price assumptions and other data we were directed by the management of Earthstone to utilize for purposes of our analyses and opinion;

(v)

we conducted discussions with members of the senior management of Earthstone, relating to the respective businesses, prospects and financial outlook of Earthstone, Permian and the combined post-Mergers company, Resource Information, the Synergies, and the crude oil, natural gas and natural gas liquids commodity price assumptions we were directed to utilize by the management of Earthstone;

(vi)	we reviewed the reported prices and trading activity for Earthstone Class A Common Stock and Permian Class A Common Stock;

(vii)

we compared certain financial metrics of Earthstone and Permian with those of selected publicly traded companies in lines of businesses that we considered generally relevant in evaluating Earthstone and Permian; and

(viii)	we considered other information and performed other studies and analyses as we deemed appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with us by, or on behalf of, Earthstone or Permian (including, without limitation, financial statements and related notes), and upon the assurance of the management and other representatives of Earthstone that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. We have not assumed responsibility for independently verifying and have not independently verified such information. We also have assumed at the direction of the management of Earthstone and with your consent, that each of the Standalone Projections, the Resource Information and the Post-Mergers Projections that we were directed to utilize in our analyses, including the Synergies, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Earthstone as to the future financial performance of each of Earthstone, Permian and the post-Mergers company (subject, in the case of the Projections, to the varying underlying future crude oil, natural gas and natural gas liquids commodity price assumptions). We express no opinion as to any such Projections or Resource Information or the assumptions upon which they are based. We have relied upon the assessments of the management of Earthstone

The Board of Directors

Earthstone Energy, Inc.

August 20, 2023

as to future crude oil, natural gas and natural gas liquids drilling and production, market and cyclical trends and prospects relating to the crude oil, natural gas and natural gas liquids industry, regulatory matters with respect thereto and the potential impact thereof on each of Earthstone and Permian, and we have assumed that there will be no developments with respect to any of the foregoing that would be meaningful to our analyses or opinion. We have assumed that there will be no developments with respect to any of the foregoing that would have an adverse effect on Earthstone, Permian or the Mergers (or the Synergies) that would be meaningful in any respect to our analyses or opinion.

In connection with our opinion, we have not assumed any responsibility to perform, and we have not performed, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to Earthstone, Permian or any other entity and we have not been furnished with any such valuations or appraisals, other than the Resource Information. We have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the property or facilities of Earthstone, Permian or any other entity. We are not experts in the evaluation of crude oil, natural gas and natural gas liquids reserves, drilling or production levels and we express no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing), of any crude oil, natural gas or natural gas liquids reserves of Earthstone, Permian, or otherwise. We also express no view as to future crude oil, natural gas, natural gas liquids and related commodity prices utilized in our analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion. We have not investigated, and make no assumption regarding, any litigation or other claims affecting Earthstone, Permian or any other entity. We have not evaluated the solvency or fair value of Earthstone, Permian or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that the Mergers will be consummated in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Mergers, no delay, limitation, restriction or condition will be imposed or occur, including any divestiture or other requirements, that would have an adverse effect on Earthstone, Permian or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that each of (i) the Initial Company Merger and the Subsequent Company Merger, taken together, and (ii) the OpCo Merger, will qualify for the intended tax treatment contemplated by the Merger Agreement. In addition, we have assumed that the final executed Merger Agreement will not differ, in any respect meaningful to our analyses or opinion, from the draft that we reviewed.

Our opinion speaks only as of the date hereof, is based on conditions as they exist and information supplied or reviewed as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken any obligation to update, revise or reaffirm this opinion for events occurring after the date hereof. Our opinion, as set forth herein, relates to the relative values of Earthstone Class A Common Stock and Permian Class A Common Stock. We are not expressing any opinion as to the actual value of Permian Class A Common Stock when issued or distributed in the Initial Company Merger or the price or range of prices at which Earthstone Class A Common Stock, Permian Class A Common Stock or any other securities of Earthstone or Permian may trade or otherwise be transferable at any time, including following announcement or consummation of the Mergers. As you are aware, the crude oil and natural gas commodity markets, and the industries in which Earthstone and Permian operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Earthstone or Permian (or their respective businesses) or the Mergers (including the contemplated benefits thereof).

The Board of Directors

Earthstone Energy, Inc.

August 20, 2023

The advice (written or oral) of RBCCM and our opinion expressed herein is provided for the benefit, information and assistance of the Board of Directors of Earthstone (in its capacity as such) in connection with its evaluation of the Mergers. We express no opinion and make no recommendation to any stockholder as to how such stockholder should vote or act with respect to the Mergers or any proposal to be voted upon in connection with the Mergers or otherwise.

Our opinion addresses the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the holders of the Eligible Class A Shares (to the extent expressly specified herein), without regard to individual circumstances of specific holders that may distinguish such holders or the securities of Earthstone held by such holders. Our opinion does not in any way address any other terms, conditions, implications or other aspects of the Mergers or the Merger Agreement, including, without limitation, the form or structure of the Mergers or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers or otherwise. Our opinion also does not address the underlying business decision of Earthstone to engage in the Mergers or the relative merits of the Mergers compared to any alternative business strategy or transaction that may be available to Earthstone or in which Earthstone might engage. We do not express any opinion or view with respect to, and we have relied upon the assessments of Earthstone and its representatives regarding, legal, regulatory, tax, accounting and similar matters, as to which we understand that Earthstone has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the consideration to be received by holders of Eligible Class A Shares or otherwise. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on Earthstone’s behalf with respect to the acquisition of all or a part of Earthstone.

The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Initial Company Merger is fair, from a financial point of view, to holders of the Eligible Class A Shares.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

ANNEX D: REGISTRATION RIGHTS AGREEMENT

Execution Version

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of August 21, 2023 and effective as of the Closing Date, is made and entered into by and among Permian Resources Corporation, a Delaware corporation (the “Company”), the parties listed on the signature pages hereto (each such party, an “Initial Holder” and collectively, the “Initial Holders”) and each person who becomes a party to this Agreement by entering into a joinder agreement in the form attached hereto as Exhibit A.

RECITALS

WHEREAS, the Company, Smits Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company (“Permian OpCo”), Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Earthstone OpCo”), entered into that certain Agreement and Plan of Merger, dated as of the date herewith (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (i) Merger Sub I will merge with and into Earthstone (the “Initial Merger”), with Earthstone surviving the Initial Merger as a wholly owned subsidiary of the Company (“Initial Surviving Corporation”), (ii) as soon as practicable thereafter, the Initial Surviving Corporation will merge with and into Merger Sub II (the “Subsequent Merger”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of the Company (the “Surviving Company”) and (iii) as soon as practicable thereafter, Permian OpCo will merge with and into Earthstone OpCo (the “OpCo Merger”), with Permian OpCo surviving the OpCo Merger as a subsidiary of the Company (the “Surviving OpCo”);

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement (the “Closing” and such date of closing, the “Closing Date”), among other things, the Initial Holders will receive shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”), shares of Class C common stock, par value $0.0001 per share, of the Company (“Class C Common Stock”) and units of the Surviving OpCo (“Units”);

WHEREAS, each Unit will be redeemable or exchangeable, together with one share of Class C Common Stock, for one share of Class A Common Stock in accordance with the Seventh Amended and Restated Limited Liability Company Agreement of the Surviving OpCo, to be dated as of the Closing Date (the “Surviving OpCo LLCA”);

WHEREAS, in connection with the execution of the Merger Agreement, the Company and each of the Initial Holders have entered into this Agreement to set forth certain understandings among themselves with respect to, among other things, the registration of securities owned by the Holders; and

WHEREAS, this Agreement shall become effective immediately and automatically upon the Closing.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“2016 Holders” shall mean the parties to the 2016 Registration Rights Agreement, other than the Company, who continue to hold Registrable Securities (as such term is defined in the 2016 Registration Rights Agreement).

“2016 Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights Agreement, dated as of October 11, 2016, by and among the Company and the 2016 Holders.

“2022 Holders” shall mean the parties to the 2022 Registration Rights Agreement, other than the Company, who continue to hold Registrable Securities (as such term is defined in the 2022 Registration Rights Agreement).

“2022 Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of September 1, 2022, by and among the Company and the 2022 Holders.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of one or more of the Co-Chief Executive Officers or the principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder by reason of an investment in, or holding of Common Stock (or securities convertible or exchangeable for shares of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” shall have the meaning given in the Preamble hereto.

“Blackout Period” shall have the meaning given in subsection 3.4.2.

“Block Trade” shall have the meaning given in subsection 2.4.5.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class C Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock and the Class C Common Stock, collectively.

“Company” shall have the meaning given in the Preamble hereto.

“Earthstone” shall have the meaning given in the Recitals hereto.

“Earthstone OpCo” shall have the meaning given in the Recitals hereto.

“EnCap Holder” means, collectively, funds or investment vehicles associated with EnCap Investments L.P. or any Affiliate thereof (including, for the avoidance of doubt, EnCap Energy Capital Fund VIII, L.P., Bold Energy Holdings, LLC and EnCap Energy Capital Fund XI, L.P.).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holder” and “Holders” shall mean the Initial Holders and such other Persons who sign a joinder agreement pursuant to Section 6.17 of the Merger Agreement.

“Initial Holder” and “Initial Holders” shall have the meaning given in the Preamble hereto.

“Initial Merger” shall have the meaning given in the Recitals hereto.

“Initial Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Initial Surviving Corporation” shall have the meaning given in the Recitals hereto.

“Lock-Up Period” shall mean the period commencing on the Closing Date and ending on the six (6) month anniversary of the Closing Date.

“Lock-Up Securities” shall mean shares of Common Stock, Units (including the shares of Class A Common stock issuable upon the exchange of the Units in accordance with the Surviving OpCo LLCA) and any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.2.

“Member Distribution” shall have the meaning given in subsection 2.1.1.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub I” shall have the meaning given in the Recitals hereto.

“Merger Sub II” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in subsection 2.2.1.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“NGP Holder” means, collectively, funds or investment vehicles associated with NGP Energy Capital Management, L.L.C. or any Affiliate thereof (including, for the avoidance of doubt, Luxe Energy LLC).

“NGP Priority Offering” shall mean a single underwritten shelf takedown or block trade for the benefit of only the NGP Holder with gross offering proceeds of no greater than $350 million, which offering may occur at any time after the record date for the special meeting of stockholders of the Company to approve the issuance of shares of Class A Common Stock and Class C Common Stock pursuant to the Merger and before the expiration of the Lock-Up Period.

“OpCo Merger” shall have the meaning given in the Recitals hereto.

“Organized Offering” shall have the meaning given in subsection 2.2.3(a).

“Other Coordinated Offering” shall have the meaning given in subsection 2.4.5.

“Participating Sponsor Holders” shall have the meaning given in subsection 2.2.3(e).

“Participation Term” shall mean have the meaning given in subsection 2.2.3(f).

“Pearl Holder” means, collectively, funds or investment vehicles associated with Pearl Energy Investments, L.P. or any Affiliate thereof.

“Permitted Transferees” shall mean, with respect to a Holder, a Person or entity to whom a Holder of Registrable Securities is permitted to Transfer such Registrable Securities prior to the expiration of the Lock-Up Period and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Piggyback Underwritten Offering” shall have the meaning given in subsection 2.4.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Class A Common Stock issuable upon the redemption or exchange of the Units in accordance with the Surviving OpCo LLCA, (b) any outstanding share of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the Closing Date, and (c) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission).

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company; and

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requested Offering” shall have the meaning given in subsection 2.2.3(c).

“Riverstone Holder” shall mean Riverstone VI Centennial QB Holdings, L.P. or any Affiliate thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Initial Shelf Registration Statement and any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor Holders” shall mean the Pearl Holder, the NGP Holder, the Riverstone Holder and the EnCap Holder, in each case, so long as such Holder beneficially owns any Registrable Securities.

“Subsequent Merger” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.2.

“Surviving Company” shall have the meaning given in the Recitals hereto.

“Surviving OpCo” shall have the meaning given in the Recitals hereto.

“Surviving OpCo LLCA” shall have the meaning given in the Recitals hereto.

“Suspension Period” shall have the meaning given in subsection 3.4.1.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand Holder” shall have the meaning given in subsection 2.2.1.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public (which shall, for the avoidance of doubt, include any Underwritten Shelf Takedown).

“Underwritten Offering Filing” means (a) with respect to an Underwritten Shelf Takedown, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf relating to such Underwritten Shelf Takedown, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf) in which Registrable Securities could be included and the Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf), in each case relating to such Piggyback Underwritten Offering.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.2.1.

“Units” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Shelf Registration. The Company shall as soon as reasonably practicable, but in any event within five (5) business days after the Closing Date, file with the Commission a Registration Statement for a Shelf Registration (the “Initial Shelf Registration Statement”) covering, subject to Section 3.3, the public resale of all of the Registrable Securities (determined as of the Closing) on a delayed or continuous basis and shall use its commercially reasonable efforts to cause such Initial Shelf Registration Statement to be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) on Form S-3. The Initial Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities and shall contain a prospectus in such form as to permit the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, including a distribution to, and resale by, the members, partners, stockholders or other equity holders of any Holder (a “Member Distribution”). Further, the Company shall, at the reasonable request of any Holder seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the Initial Shelf Registration Statement (or, if applicable, the registration statement filed in connection with any Subsequent Shelf Registration (as defined below)), or revise such language if deemed reasonably necessary by any such Holder in connection with such Member Distribution or otherwise to permit the public resale of Registrable Securities by such Holder in accordance with this Section 2.1. As soon as practicable following the effective date of the Initial Shelf Registration Statement, but in any event within three (3) business days of such date, the Company shall notify the Holders of the effectiveness of such Initial Shelf Registration Statement. When deemed effective, the Initial Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

2.1.2 Subsequent Shelf Registration. The Company shall maintain a Shelf for the benefit of the Holders in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use by each Holder and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.3 and Section 3.4, use its commercially reasonable efforts to as promptly as reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), including, if necessary, amending such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or filing an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, including a Member Distribution. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. As soon as practicable following the effective date of any Subsequent Shelf Registration, but in any event within three (3) business days of such date, the Company shall notify the Holders of the effectiveness of such Subsequent Shelf Registration. When deemed effective, a Subsequent Shelf Registration (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.

2.2 Underwritten Shelf Takedown.

2.2.1 Underwritten Shelf Takedown Request. At any time and from time to time following the effectiveness of a Shelf pursuant to Section 2.1, any Holder (each, an “Underwritten Demand Holder”) may request to sell all or any portion of its or their Registrable Securities in an Underwritten Offering that is registered pursuant to such Shelf (each, an “Underwritten Shelf Takedown”); provided, in each case, that the Company shall be obligated to effect an Underwritten Shelf Takedown only if such offering shall include (a) Registrable Securities proposed to be sold by the Holder(s) making such request with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000 or (b) all remaining Registrable Securities held by the Holders (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Offering. Within five (5) business days after receipt of a request for an Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders of Registrable Securities and, subject to the provisions of subsection 2.2.2, the Company shall include in such Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) business days after sending such notice to Holders. The Company and such Holders shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by such parties with the managing Underwriter or Underwriters selected by the Holders requesting such Underwritten Shelf Takedown (which managing Underwriter or Underwriters shall be subject to approval of the Company, which approval shall not be unreasonably withheld) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.2.1, subject to subsection 3.4 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Notwithstanding any other provision of this Agreement to the contrary, (i) no Holder may demand more than two (2) Underwritten Shelf Takedowns in the aggregate during any 12-month period, provided that this clause (i) shall not preclude the ability of any Holder to exercise their rights pursuant to Section 2.4 hereof; (ii) the Company shall not be obligated to participate in more than three (3) Underwritten Shelf Takedowns demanded by any individual Sponsor Holder (i.e. twelve (12) Underwritten Shelf Takedowns in the aggregate) nor more than one (1) Underwritten Shelf Takedown in any calendar quarter (the “Total Takedown Allocation”), in each case, pursuant to this subsection 2.2.1; and (iii) notwithstanding anything to the contrary in this Agreement, the Company may effect an Underwritten Shelf Takedown pursuant to any then-effective Shelf that is then available for such offering.

2.2.2 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Shelf Takedown, in good faith, advise the Company and the applicable Holders (if any) in writing that the dollar amount or number of Registrable Securities that any such Holders desire to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell and the Class A Common Stock, if any, as to which an Underwritten Offering has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(a) first, the Registrable Securities of the Underwritten Demand Holders (pro rata based on the respective number of Registrable Securities that each such Underwritten Demand Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Underwritten Demand Holders have requested be included in such Underwritten Offering), that can be sold without exceeding the Maximum Number of Securities;

(b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1 (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Piggyback Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested be included in such Piggyback Underwritten Offering), that can be sold without exceeding the Maximum Number of Securities;

(c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a) and clause (b), the Class A Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and

(d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), clause (b) or clause (c), the Class A Common Stock or other equity securities of other Persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.3 Participation Elections.

(a) Company Determination. At least five (5) days prior to each date on which the Company issues a press release announcing its financial and operational results for the period then ended (the “earnings release”) during the Participation Term, the Company shall provide an update to the Sponsor Holders as to market activity in the Class A Common Stock and shall notify each Sponsor Holder as to whether the Company intends to organize an offering among the Sponsor Holders to sell all or any portion of their Registrable Securities in an Underwritten Offering, Block Trade, a block trade pursuant to Rule 144 or Other Coordinated Offering during the open trading window following such earnings release (each such organized offering, an “Organized Offering”).

(b) Participation in Organized Offering. During the Participation Term, if the Company determines to proceed with an Organized Offering, the Company shall deliver to each Sponsor Holder written notice of its intent to commence an Organized Offering. Each Sponsor Holder may elect to participate in such Organized Offering by providing written notice to the Company of such Sponsor Holder’s election to participate by no later than (i) one business day after the Company’s delivery of written notice to the Sponsor Holders of its determination of proceed with an Organized Offering or (ii) such other date as the Company may specify in such written notice to the Sponsor Holders. The Company shall waive the transfer restrictions set forth in Section 5.1 with respect to any Lock-Up Securities that will be sold through an Organized Offering. For the avoidance of doubt, a request for inclusion in an Organized Offering shall not be counted against the Total Takedown Allocation.

(c) Participation in Requested Offering. During the Participation Term, if the Company does not intend to proceed with an Organized Offering in accordance with subsection 2.2.3(a) or otherwise does not give notice to commence an Organized Offering following a request by any Sponsor Holder for the Company to commence an Organized Offering, each Sponsor Holder shall nonetheless have the right during the Participation Term to request an Underwritten Shelf Takedown or Block Trade by providing a written demand to the Company and each Sponsor Holder (each such offering so requested, a “Requested Offering”). Each Sponsor Holder shall have the opportunity to participate in such Requested Offering by providing written notice to the Company of such Sponsor Holder’s election to participate by no later than (i) one business day after the delivery of such written demand by a Sponsor Holder or (ii) such other date as the Sponsor Holder may specify in its written demand for such Requested Offering. The Company shall waive the transfer restrictions set forth in Section 5.1 with respect to any Lock-Up Securities that will be sold through a Requested Offering. For the avoidance of doubt, no request for, commencement of, or inclusion in, a Requested Offering shall be counted against the Total Takedown Allocation.

(d) Participation Term Transfers. During the Participation Term, without the prior written consent of the Company, each Sponsor Holder, individually and not jointly, agrees with the Company (and only with the Company) that it shall not Transfer any Common Stock beneficially owned or owned of record by such Sponsor Holder (including securities held as a custodian) other than Transfers to Permitted Transferees or by means of an Organized Offering or Requested Offering. Notwithstanding any other provision of this Agreement to the contrary, during the Participation Term, the Company shall not be obligated to participate in more than one (1) Underwritten Shelf Takedown or one (1) Block Trade, block trade pursuant to Rule 144 or Other Coordinated Offering in a single calendar quarter pursuant to this subsection 2.2.3.

(e) Pro-rata Priority. Notwithstanding the priorities specified in subsection 2.2.2, unless otherwise agreed among the Sponsor Holders participating in an Organized Offering or Requested Offering (the “Participating Sponsor Holders”), the Registrable Securities included in each Recommended Offering or Requested Offering, as applicable, shall be allocated among the Participating Sponsor Holders on a pro rata basis based on such Holder’s ownership of Registrable Securities in the Company, or such lesser amount requested by such Holder to be included in such Recommended Offering or Requested Offering, as applicable; provided, that solely with respect to the first Recommended Offering or Requested Offering that occurs prior to the end of the Lock-Up Period, to the extent the NGP Holder has not previously sold Registrable Securities having gross offering proceeds of $350 million in connection with the NGP Priority

Offering, the Registrable Securities shall be allocated first, to the NGP Holder until the NGP Holder has sold $350 million of Registrable Securities in the aggregate when combined with the amount of Registrable Securities sold in the NGP Priority Offering and second, among the Participating Sponsors pro rata as described above.

(f) Participation Term. This subsection 2.2.3 shall be in effect after the Closing Date for an initial term (A) commencing on the earliest to occur of (i) the expiration of the Lock-Up Period or (ii) (x) if the NGP Priority Offering does not occur before Closing, then the date on which the NGP Holder completes the NGP Priority Offering or (y) if the NGP Priority Offering occurs before Closing, then the Closing Date and (B) ending on the later of (i) June 30, 2024 or (ii) the last day of the calendar quarter during which the Lock-Up Period expires, and shall thereafter automatically renew on a calendar quarterly basis until terminated by the Company or any Sponsor Holder by delivery of a written notice of non-renewal to the Company and each Sponsor Holder on the date that is ten (10) days in advance of the end of the then-applicable initial term or renewal term (such initial term and any renewal terms together, the “Participation Term”); provided, however that if any Sponsor Holder reasonably believes that the Company is in breach of its obligations under this subsection 2.2.3, such Sponsor Holder may, by written notice to the Company and each other Sponsor Holder, terminate the Participation Term effective five (5) business days following the delivery of such written notice. If the Company delivers notice of non-renewal of the Participation Term in accordance with this clause (f), this subsection 2.2.3 shall terminate as to each Sponsor Holder at the end of the Participation Term. If a Sponsor Holder delivers notice of non-renewal of the Participation Term in accordance with this clause (f), this subsection 2.2.3 shall terminate solely with respect to such Sponsor Holder at the end of the Participation Term. After receiving a notice of non-renewal by one or more Sponsor Holders, each Sponsor Holder that would otherwise remain subject to this subsection 2.2.3 shall have an opportunity to similarly terminate this subsection 2.2.3 as it relates to itself by providing written notice of non-renewal to the Company and each Sponsor Holder by no later than the end of such Participation Term.

2.3 Withdrawal. An Underwritten Demand Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Shelf Takedown pursuant to Section 2.2 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to so withdraw at any time prior to prior to the pricing of such Underwritten Offering; provided, however, that upon withdrawal of an amount of Registrable Securities that results in the remaining amount of Registrable Securities included in such Underwritten Shelf Takedown being less than the Minimum Takedown Threshold, the Company may cease all efforts to complete the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.3.

2.4 Piggyback Underwritten Offering.

2.4.1 Piggyback Rights. If the Company proposes to file an Underwritten Offering Filing for an Underwritten Offering of its own account or for the account of any other stockholders of the Company who have been granted registration rights (a “Piggyback Underwritten Offering”) then the Company shall give written notice of such proposed Piggyback Underwritten Offering to all of the Holders of Registrable Securities (other than any Holder of Registrable Securities who has previously requested in writing that the Company not provide it with notices of Piggyback Underwritten Offerings) as soon as practicable but not less than five (5) business days before the anticipated filing date of Underwritten Offering Filing, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice. Each Holder of Registrable Securities shall then have four (4) business days after the date on which such Holder received notice pursuant to this subsection 2.4.1 to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. All such Holders proposing to distribute their Registrable Securities through a Piggyback Underwritten Offering under this subsection 2.4.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.4.1 to be included in a Piggyback Underwritten Offering on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof, including via a Member Distribution. The Company shall, at the reasonable request of any Holder seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in such registration statement, or revise such language if deemed reasonably necessary by any such Holder to effect any such Member Distribution.

2.4.2 Reduction of Piggyback Underwritten Offering. If the managing Underwriter or Underwriters in a Piggyback Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Underwritten Offering in writing that the dollar amount or number of the Class A Common Stock that the Company desires to sell, taken together with (i) the Class A Common Stock, if any, as to which participation in the Piggyback Underwritten Offering has been demanded pursuant to separate written contractual arrangements with Persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which participation has been requested pursuant to subsection 2.4.1 and (iii) the Class A Common Stock, if any, as to which participation has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Piggyback Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Piggyback Underwritten Offering: (i) first, the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), (A) the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.4.1 and (B) the Class A Common Stock, if any, as to which participation has been requested pursuant to written contractual piggy-back registration rights of other stockholders (pro rata based on the respective number of Registrable Securities or shares of Class A Common Stock that each Holder or other stockholder of the Company has requested be included in such Piggyback Underwritten Offering and the aggregate number of Registrable Securities and Class A Common Stock that the Holders and other stockholders of the Company have requested be included in such Piggyback Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities;

(b) If the Piggyback Underwritten Offering is pursuant to a request by Persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Piggyback Underwritten Offering: (i) first, the Class A Common Stock or other equity securities, if any, of such requesting Persons or entities, other than the Holders of Registrable Securities, that can be sold without exceeding the Maximum Number of Securities; (ii) second, (A) the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.4.1 and (B) the Class A Common Stock, if any, as to which participation has been requested pursuant to written contractual piggy-back registration rights of other stockholders (pro rata based on the respective number of Registrable Securities or shares of Class A Common Stock that each Holder or other stockholder of the Company has requested be included in such Piggyback Underwritten Offering and the aggregate number of Registrable Securities and Class A Common Stock that the Holders and other stockholders of the Company have requested be included in such Piggyback Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and (iii) third, the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.4.3 Piggyback Underwritten Offering Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities included in a Piggyback Underwritten Offering for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw such Registrable Securities from such Piggyback Underwritten Offering prior to the pricing of such Underwritten Offering or Underwritten Shelf Takedown. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw an Underwritten Offering Filing filed with the Commission in connection with a Piggyback Underwritten Offering at any time prior to the pricing of such Piggyback Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Underwritten Offering prior to its withdrawal under this subsection 2.4.3.

2.4.4 Unlimited Piggyback Underwritten Offerings. For purposes of clarity, any Piggyback Underwritten Offering effected pursuant to this Section 2.4 shall not be counted as an Underwritten Shelf Takedown effected under Section 2.2.

2.4.5 Block Trades; Other Coordinated Offerings.

(a) Notwithstanding any other provision of this Article II, but subject to subsection 2.2.3 and Section 3.4, at any time and from time to time when an effective shelf registration statement is on file with the Commission, if a Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) consisting of Registrable Securities (x) with a total offering price reasonably expected to exceed $25,000,000 or (y) representing all remaining Registrable Securities held by the Holders or (b) an “at the market” or similar non-marketed, non-underwritten registered offering through a broker, sales agent or distribution agent, whether as agent or principal, which shall not require the delivery of any comfort letters, execution of an underwriting agreement or the conducting of any underwriter due diligence (an “Other Coordinated Offering”), then, provided that such Holder notifies the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence, the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering, including, (a) in the event of a Block Trade, the delivery of customary comfort letters, customary legal opinions and customary underwriter due diligence, subject to receipt by the Company, its auditors and legal counsel of representation and documentation by such persons to permit the delivery of such comfort letter and legal opinions and (b) in the event of an Other Coordinated Offering, the provision of any customary “legend removal” legal opinions in accordance with Section 5.3.

(b) Prior to the pricing of any Block Trade or Other Coordinated Offering, the Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering for any or no reason whatsoever. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.5.

(c) Notwithstanding anything to the contrary in this Agreement, except as provided in subsection 2.2.3, subsection 2.4.1 through subsection 2.4.4 shall not apply to any Block Trade or Other Coordinated Offering.

(d) The Holder(s) initiating a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(e) For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this subsection 2.4.5 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to subsection 2.2.1 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. Whenever required under Section 2.1 to use commercially reasonable efforts to effect the registration of any Registrable Securities, the Company shall:

3.1.1 as expeditiously as possible, subject to the other provisions of this Agreement, prepare and file a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and one legal counsel to such Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the one legal counsel for such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or one counsel on behalf of such sellers;

3.1.9 promptly notify the Holders in writing at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, the broker, placement agents, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if an Underwritten Offering is expected to yield gross proceeds of at least $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company unless such Person (i) agrees to sell such Person’s equity securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

3.4.2 If the filing, initial effectiveness or continued use of (including in connection with any Underwritten Offering) a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of (including in connection with any Underwritten Offering), such Registration Statement for the shortest period of time, but in no event more than ninety (90) days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Blackout Periods and any Suspension Periods continue for more than one hundred and twenty (120) days in the aggregate during any 365-day period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Closing Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the

Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Transfer Restrictions.

5.1.1 Except as permitted by subsections 2.2.3 and 5.1.2, during the Lock-Up Period, each Sponsor Holder, Will Hickey and James Walter, individually and not jointly, agrees with the Company (and only with the Company) that it shall not Transfer any Lock-Up Securities beneficially owned or owned of record by such Holder (including securities held as a custodian); provided, however, that during the Lock-Up Period, the NGP Holder shall be permitted to Transfer Lock-Up Securities pursuant to an NGP Priority Offering if an NGP Priority Offering has not been consummated prior to the Closing; provided, further, that Will Hickey and James Walter shall no longer be subject to the restrictions in this Section 5.1 once the Participation Term commences.

5.1.2 Notwithstanding the provisions set forth in subsection 5.1.1, Transfers of Lock-Up Securities are permitted (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Holder of Lock-Up Securities or any other person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder (including, but not limited to, any Member Distribution), or (B) to partners, limited liability company members, or stockholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (C) by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vi) pursuant to transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s security holders having the right to exchange their shares of Common Stock for cash, securities or other property; or (vii) in connection with the grant and maintenance of a bona fide lien, security interest, pledge or other similar encumbrance to a nationally or internationally recognized financial institution with assets of not less than

$10 billion in connection with a loan; provided that (A) the Holder shall provide the Company prior written notice informing them of any public filing, report or announcement made by or on behalf of the Holder with respect thereto and (B) any grant and maintenance of a bona fide lien, security interest, pledge or other similar encumbrance under this clause (x) shall not (1) be in violation of the Insider Trading and Regulation FD Policy of the Company or (2) permit an exercise on the Class A Common Stock serving as collateral in the event of default; provided, however, that in the case of clauses (i) through (vii), such Permitted Transferees, to the extent not already party hereto, must enter into a written agreement agreeing to be bound by the restrictions in this Section 5.1.

5.1.3 Each Holder of Lock-Up Securities hereby represents and warrants that it now has and, except as contemplated by this subsection 5.1.3, for the duration of the Lock-Up Period will have good and marketable title to its Lock-Up Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions. Each such Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-Up Securities during the Lock-Up Period.

5.2 Effectiveness. This Agreement shall become effective immediately and automatically upon the Closing and shall thereafter be effective until terminated in accordance with the terms of this Agreement. In the event that the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, this Agreement and all the terms hereunder shall also terminate without any further action of the parties hereto, regardless of any other provisions set forth in this Agreement.

5.3 Removal of Legends. The legend on any Registrable Securities covered by this Agreement shall be removed if (i) such Registrable Securities are sold pursuant to an effective registration statement, (ii) (A) a registration statement covering the resale of such Registrable Securities is effective under the Securities Act and the applicable holder of such Registrable Securities delivers to the Company a representation letter agreeing that such Registrable Securities will be sold under such effective registration statement, or (B) six (6) months after Closing, such Holder has held such Registrable Securities for at least six months and is not, and has not been in the preceding three (3) months, an Affiliate of the Company (as defined in Rule 144 under the Securities Act), and such Holder or its Permitted Transferee provides to the Company any other information the Company deems reasonably necessary to deliver to the transfer agent an instruction to so remove such legend, (iii) such Registrable Securities may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act or (iv) such Registrable Securities are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (ii)(A), (iii) or (iv) above, the Holder of such Registrable Securities has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company to confirm that the legend may be removed under applicable securities law. The Company shall cooperate with the applicable Holder of Registrable securities to effect removal of the legend on such shares pursuant to this Section 5.3 as soon as reasonably practicable after delivery of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence). The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 5.3.

5.4 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Permian Resources Corporation, 300 N. Marienfeld St., Suite 1000, Midland, Texas 79701, Attention: John Charles Bell and Chad MacDonald; Email: john.bell@permianres.com and chad.macdonald@permianres.com, with copies to (which shall not constitute notice) Sean Wheeler, P.C. and Debbie Yee, P.C., Kirkland & Ellis LLP 609 Main Street #4700 Houston, TX 77002; Email: sean.wheeler@kirkland.com and debbie.yee@kirkland.com; and, if to any Holder, to the email and physical addresses set forth on Schedule I, with a copies to (which shall not constitute notice) W. Matthew Strock; Email: mstrock@velaw.com. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective promptly after delivery of such notice as provided in this Section 5.4.

5.5 Assignment; No Third Party Beneficiaries.

5.5.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.5.2 Prior to the expiration of the Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.5.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include transferees of Registrable Securities.

5.5.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.5.

5.5.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.4 and (ii) the written agreement of the assignee by the execution of the joinder agreement attached hereto as Exhibit A, or in a form reasonably satisfactory to the Company to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 5.5 shall be null and void.

5.6 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. No party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

5.7 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (i) any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected and (ii) any amendment hereto or waiver hereof that adversely affects a Holder, solely in its capacity as a Holder, in a manner that is materially different from the other Holders, shall require the consent of the Holders of a majority-in-interest of the then-outstanding number of Registrable Securities held by the Holders. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.9 Termination of Prior Agreements. Effective immediately upon this Agreement becoming effective in accordance with Section 5.2, (i) the Company and the 2016 Holders agree that the 2016 Registration Rights Agreement is hereby terminated in all respects and (ii) the Company and the 2022 Holders agree that the 2022 Registration Rights Agreement is hereby terminated in all respects.

5.10 Other Registration Rights. The Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company shall not, without the prior written consent of Holders of at least a majority-in-interest of the Registrable Securities under this Agreement at the time in question, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for other Holders on a basis other than expressly subordinate to the rights of the Holders of Registrable Securities hereunder.

5.11 Entire Agreement. This Agreement supersedes all other prior oral or written agreements between the Holders, the Company, their respective Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement (together with the Merger Agreement and any other documents and instruments executed pursuant hereto or thereto) constitutes the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Holder makes any representation, warranty, covenant or undertaking with respect to such matters.

5.12 Term. This Agreement shall be effective upon the Closing and shall terminate upon the earlier of (a) the tenth anniversary of the Closing Date; (b) with respect to any Sponsor Holder, the date as of which the aggregate beneficial ownership of such Sponsor Holder is less than 5% of such Sponsor Holder’s Registrable Securities in existence as of the Closing Date; and (c) the date as of which the aggregate beneficial ownership of the Holders is less than 5% of the Registrable Securities in existence as of the Closing Date.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

PERMIAN RESOURCES CORPORATION,
a Delaware corporation

By:	/s/ William M. Hickey III
Name:	William M. Hickey III
Title:	Co-Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

PERMIAN RESOURCES CORPORATION,
a Delaware corporation

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

HOLDERS:

By:	/s/ William M. Hickey III
Name:	William M. Hickey III

HOLDERS:

By:	/s/ James Walter
Name:	James Walter

HOLDERS:

By:	/s/ Brandon Gaynor
Name:	Brandon Gaynor

HOLDERS:

By:	/s/ John Bell
Name:	John Bell

HOLDERS:

PEARL ENERGY INVESTMENTS, LP

By:	Pearl Energy Investment GP, LP., its general partner

By:	Pearl Energy Investment UGP, LLC, its general partner

By:	/s/ William J. Quinn
Name:	William J. Quinn
Title:	Managing Member

[Signature Page to Registration Rights Agreement]

HOLDERS:

PEARL ENERGY INVESTMENTS II, LP

By:	Pearl Energy Investment II GP, LP., its general partner

By:	Pearl Energy Investment II UGP, LLC, its general partner

By:	/s/ William J. Quinn
Name:	William J. Quinn
Title:	Managing Member

HOLDERS:

PEARL CIII HOLDINGS, LP

By:	Pearl Energy Investment II GP, LP., its general partner

By:	Pearl Energy Investment II UGP, LLC, its general partner

By:	/s/ William J. Quinn
Name:	William J. Quinn
Title:	Managing Member

HOLDERS:

RIVERSTONE VI CENTENNIAL QB HOLDINGS, L.P.

By: Riverstone Energy Partners VI, L.P.
its general partner

By: Riverstone Energy GP VI, LLC
its general partner

By:	/s/ Peter Haskopoulous
Name:	Peter Haskopoulos
Title:	Managing Director

[Signature Page to Registration Rights Agreement]

REL US CENTENNIAL HOLDINGS, LLC

By: REL IP General Partner LP
its managing member

By: REL IP General Partner Limited
its general partner

By:	/s/ Peter Haskopoulous
Name:	Peter Haskopoulos
Title:	Director

RIVERSTONE NON-ECI USRPI AIV, L.P.

By: Riverstone Non-ECI USRPI AIV GP, L.L.C.
its general partner

By:	/s/ Peter Haskopoulous
Name:	Peter Haskopoulos
Title:	Managing Director

SILVER RUN SPONSOR, LLC

By: Silver Run Sponsor Manager, LLC
its managing member

By:	/s/ Peter Haskopoulous
Name:	Peter Haskopoulos
Title:	Managing Director

HOLDERS:

NGP XI US HOLDINGS, L.P.

By:	NGP XI US Holdings GP, L.L.C., its general partner

By:	/s/ Craig Glick
Name:	Craig Glick
Title:	Authorized Person

NGP PEARL HOLDINGS II, LLC

By:	/s/ Craig Glick
Name:	Craig Glick
Title:	Authorized Person

[Signature Page to Registration Rights Agreement]

LUXE ENERGY, LLC

By:	/s/ Craig Glick
Name:	Craig Glick
Title:	Authorized Person

HOLDERS:

ENCAP ENERGY CAPITAL FUND VIII, L.P.,
a Texas limited partnership

By:	EnCap Equity Fund VIII GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C.,
its general partner

By:	/s/ Douglas E. Swanson, Jr.
Name:	Douglas E. Swanson, Jr.
Title:	Managing Director

HOLDERS:

BOLD ENERGY HOLDINGS, LLC
a Texas limited liability company

By:	EnCap Energy Capital Fund IX, L.P.,
its sole member

By:	EnCap Equity Fund IX GP, L.P.,
its general partner

By:	EnCap Investments L.P.,
its general partner

By:	EnCap Investments GP, L.L.C.,
its general partner

By:	/s/ Douglas E. Swanson, Jr.
Name:	Douglas E. Swanson, Jr.
Title:	Managing Director

[Signature Page to Registration Rights Agreement]

HOLDERS:

ENCAP ENERGY CAPITAL FUND XI, L.P.,
a Texas limited partnership

By:	EnCap Equity Fund XI GP, L.P.,
its general partner

By:	EnCap Equity Fund IX GP, LLC,
its general partner

By:	EnCap Investments L.P.,
its sole member

By:	EnCap Investments GP, L.L.C.,
its general partner

By:	/s/ Douglas E. Swanson, Jr.
Name:	Douglas E. Swanson, Jr.
Title:	Managing Director

[Signature Page to Registration Rights Agreement]

Schedule I

Holders

Schedule I

Exhibit A

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”), dated as of _______________, 20__ (the “Effective Date”) is executed by and between Permian Resources Corporation, a Delaware corporation (the “Company”), and _______________ (the “Additional Holder”) in connection with that certain Registration Rights Agreement, dated as of 21, 2023 (the “Agreement”), by and among the Company, the parties listed on the signature pages thereto and each person who has become a party thereto by entering into a joinder agreement in accordance with the terms thereof. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.

By the execution of this Joinder Agreement, the Additional Holder agrees as follows:

1.	The Additional Holder is the holder of the number of Units set forth below its name on the signature page hereto, which Units were received in connection with the consummation of the OpCo Merger.

2.

The Additional Holder shall be considered a “Holder” for purposes of the Agreement, except for Section 5.1 thereto, and the Units of Permian OpCo set forth below the Additional Holder’s name on the signature page hereto (including, for the avoidance of doubt, any shares of Class A Common Stock issuable upon redemption of such Units) shall constitute “Registrable Securities” for the purposes of the Agreement, for so long as, and to the extent that, the Additional Holder and such Units (or Class A Common Stock, as applicable) otherwise meet the applicable definitions thereof pursuant to the Agreement.

3.

Notwithstanding anything in the Agreement or this Joinder Agreement to the contrary, the Additional Holder shall not be entitled to exercise any of the rights applicable to Holders that are set forth in Section 2.2, 2.3 or 2.4 of the Agreement.

4.	As of the Effective Date, the Additional Holder hereby joins in, and agrees to be bound by and subject to, the terms set forth in the Agreement applicable to Holders, except for Section 5.1 thereto.

5.	Any notice required or permitted by the Agreement shall be given to the Additional Holder at the address listed below its name on the signature page hereto.

[Remainder of Page Left Intentionally Blank]

EXECUTED AND DATED as of the Effective Date.

HOLDER

By:
Name:
Title:

Number of Units:
Address:
______________________________
______________________________
______________________________

ACKNOWLEDGED AND AGREED:

PERMIAN RESOURCES CORPORATION

By:
Name:
Title:

Signature Page to Joinder Agreement

ANNEX E: PERMIAN RESOURCES SUPPORT AGREEMENTS

ANNEX E-1

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of August 21, 2023 (the “Agreement”), by and among Permian Resources Corporation, a Delaware corporation (“Parent”), the undersigned stockholders of Parent (the “Holders” and each individually, a “Holder”), and Earthstone Energy, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Smits Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company, the Company, and Earthstone Energy Holdings, LLC, a Delaware limited liability company;

WHEREAS, each Holder is the Beneficial Owner (as defined below) of such number of shares of Class A common stock, par value $0.0001 per share, of Parent and/or Class C common stock, par value $0.0001 per share, of Parent (collectively, the “Parent Common Stock” and such shares of Parent Common Stock, the “Shares”) set forth under its name on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to the Company and its Subsidiary entering into the Merger Agreement, the Holders are entering into this Agreement with respect to the Shares; and

WHEREAS, the Holders are willing, subject to the limitations herein, not to Transfer (as defined below) any of their Shares, and to vote their Shares in a manner so as to facilitate the Parent Stock Issuance, consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

Section 1.1 Definitions. This Agreement is the “Parent Support Agreement” as defined in the Merger Agreement. For purposes of this Agreement, Parent shall not be deemed an Affiliate of any Holder, and Parent and its Representatives are not Representatives of any Holder. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c) “Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Shares, including in each case through the Transfer of any Person or any interest in any Person or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Shares subject to Article III that is less than the amount of Shares subject to Article III as of the date of this Agreement. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

ARTICLE II

AGREEMENT TO RETAIN SHARES

Section 2.1 Transfer and Encumbrance of Shares.

(a) From the date of this Agreement until the earliest of (i) Parent Stockholder Approval being obtained, (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof, (iii) if at any time prior to receipt of Parent Stockholder Approval, a Parent Change of Recommendation in accordance with Section 6.4(e) of the Merger Agreement occurs, (iv) as to a Holder, the date of any modification, waiver or amendment to the Merger Agreement effected without such Holder’s consent that increases the amount or changes the form of Merger Consideration payable to the holders of shares of Company Common Stock and Heat OpCo Membership Interests pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement, or (v) the termination of this Agreement by the written consent of the parties hereto (such earliest date, the “Termination Date”), each Holder shall not, with respect to any Shares Beneficially Owned by such Holder as of the date of this Agreement or to any class or series of Pacers OpCo Membership Interests Beneficially Owned by such Holder as of the date of this Agreement, (x) Transfer any such Shares or Pacers OpCo Membership Interests or (y) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

(b) Notwithstanding Section 2.1(a), the Holders may Transfer any Shares to any Person that is a party to an agreement with the Company with substantially similar terms as this Agreement.

(c) Notwithstanding the foregoing, this Section 2.1 shall not prohibit a Transfer of any Shares by any Holder to any of its Affiliates; provided, that such Transfer shall be permitted only if, as a precondition to such Transfer, (A) the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement and (B) the Holder Transfers all, but not less than all, of its Shares and Pacers OpCo Membership Interests to only one (1) Person.

Section 2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of Parent Common Stock and any other shares of capital stock or other equity of Parent that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date of this Agreement, and each Holder shall promptly notify Parent of the existence of any such after-acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Parent affecting the Shares, the terms of this Agreement shall apply to the resulting securities.

Section 2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares or Pacers OpCo Membership Interests in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs Parent to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares and Pacers OpCo Membership Interests and to instruct Parent in its capacity as sole managing member of Pacers OpCo not to recognize any Transfer of Pacers OpCo Membership Interests in violation of Article II on the books and records of Pacers OpCo; provided, that such stop transfer order or other prohibition shall be removed with respect to any Transfer permitted under this Agreement. If any involuntary Transfer of any of a Holder’s Shares or a Holder’s Pacers OpCo Membership Interests shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or Pacers OpCo Membership Interests subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

AGREEMENT TO CONSENT AND VOTE

Section 3.1 Agreement to Vote. Prior to the Termination Date, each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Shares it owns:

(a) in favor of the approval of the Parent Stock Issuance and approval of any other matters necessary for consummation of the Transactions (collectively, the “Transaction Matters”); and

(b) against (i) any agreement, transaction or proposal that relates to a Parent Competing Proposal or any other transaction, proposal, agreement or action made in opposition to approval of the Parent Stock Issuance or in competition or inconsistent with the Transactions or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any condition to the consummation of the Transactions set forth in Article VII of the Merger Agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of Parent (including any amendments to Parent’s Organizational Documents related thereto); and (iv) any other action that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the Transactions, including the Parent Stock Issuance and the Mergers, or this Agreement in any material respect. Any attempt by a Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3.1 shall be null and void ab initio. If any Holder is the Beneficial Owner, but not the holder of record, of any Shares, such Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), any of the applicable Shares to amend, modify or waive any provision of the Merger Agreement in a manner that increases the amount, changes the form of the Merger Consideration payable or extends the Outside Date in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) the applicable Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of Parent.

Section 3.2 Proxy. Each Holder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any Person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to vote the Shares as indicated in, and solely for the matters set forth in, Section 3.1(a) and Section 3.1(b) above. Each Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Holder with respect to the Shares (and each Holder hereby represents that any such proxy is revocable). The proxy granted by any Holder (i) shall be automatically revoked upon the occurrence of the Termination Date and (ii) may be terminated at any time by the Company in its sole election by written notice provided to such Holder.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Further Assurances. Each Holder agrees that from and after the date of this Agreement and until the Termination Date, each Holder shall take no action that would reasonably be likely to adversely affect or delay the ability for it to perform its covenants and agreements under this Agreement.

Section 4.2 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record owner or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Holder’s designees serving in his or her capacity as a director of Parent (or a Subsidiary of Parent). The taking of any actions (or failures to act) by such Holder’s designees serving as a director of Parent (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Holders. Each Holder, severally and not jointly, hereby represents and warrants as follows:

(a) Ownership. Such Holder has, with respect to the Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Shares constitute all of the shares of Parent Common Stock owned of record or beneficially by such Holder as of the date of this Agreement. Other than this Agreement and except as set forth in the Pacers OpCo LLC Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of the Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. Such Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent and the Company) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by such Holder of this Agreement does not, and the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of such Holder, as of the date of this Agreement, there is no Proceeding pending against, or threatened in writing against, such Holder that would prevent the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.

(f) Absence of Other Voting Agreements. None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents and as contemplated by this Agreement. None of the Shares is subject to any pledge agreement pursuant to which such Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Section 5.2 Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) Organization; Authority. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each Holder and the Parent) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by the Company or the performance of the Company’s obligations hereunder.

(b) No Violation. The execution, delivery and performance by the Company of this Agreement will not (i) violate any provision of any Law applicable to the Company; (ii) violate any order, judgment or decree applicable to the Company or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Company or any of its Affiliates is a party or any term or condition of its certificate of incorporation or bylaws, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder.

ARTICLE VI

MISCELLANEOUS

Section 6.1 No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) through (v) of Section 6.4(b) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). Each Holder shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than the Company) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Competing Proposal. Notwithstanding the foregoing, to the extent Parent complies with its obligations under Section 6.4 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Parent Competing Proposal, Holder and/or any of its Representatives

may engage in discussions or negotiations with such Person to the extent that Parent is permitted to do so under Section 6.4 of the Merger Agreement.

Section 6.2 Notice of Certain Events. Each Holder shall notify the Company and Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Holder under this Agreement and (b) the receipt by such Holder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to any party. The Company shall notify each Holder in writing promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Company under this Agreement.

Section 6.3 Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 6.3 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 6.4 Reliance. The Holder understands and acknowledges that Parent, Merger Sub I, Merger Sub II, Heat OpCo, Pacers OpCo and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

Section 6.5 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to any Holder, to:

c/o Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Attention:  John Bell

E-mail:     john.bell@permianres.com

if to Parent, to:

Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Attention:  John Bell

E-mail:     john.bell@permianres.com

with a required copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention:  Sean T. Wheeler, P.C.

    Debbie P. Yee, P.C.

E-mail:     sean.wheeler@kirkland.com

     debbie.yee@kirkland.com

if to the Company, to:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention: Robert J. Anderson

    Robert W. Hunt, Jr.

E-mail:   robert@earthstoneenery.com

   bobby@earthstoneenergy.com

with a required copy to (which shall not constitute notice):

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:  Douglas E. McWilliams

      Lande Alexandra Spottswood

E-mail:    dmcwilliams@velaw.com

    lspottswood@velaw.com

Section 6.6 Amendment; Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party hereto to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 6.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via e-mail in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 6.8 Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in the prior sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment in violation of this Section 6.8 shall be void.

Section 6.9 Entire Agreement. This Agreement (including the schedule hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.10 Severability. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.11 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.12 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.12.

Section 6.13 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated this Agreement, whether or not the Mergers shall be consummated.

Section 6.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

Section 6.15 Injunctive Relief. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 6.3, it is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.15, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each party hereto accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 6.15. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.15, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.16 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Holders, and the Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Holders in the voting or disposition of any Shares, except as otherwise expressly provided herein.

Section 6.17 Disclosure. Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy and Solicitation Statement, and any other disclosure document required in connection with the Merger Agreement and the Transactions.

Section 6.18 Interpretation. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted it is of no application and is hereby expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PARENT:

PERMIAN RESOURCES CORPORATION

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

HOLDER:

By:	/s/ James Walter
Name:	James Walter

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

HOLDER:

By:	/s/ William M. Hickey III
Name:	William M. Hickey III

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

COMPANY:

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer

Signature Page to Voting and Support Agreement

SCHEDULE I

Number of Shares Beneficially Owned

William M. Hickey, III

Parent Class A common stock: 0

Parent Class C common stock: 16,467,681

James Walter:

Parent Class A common stock: 0

Parent Class C common stock: 16,267,681

Schedule I to Voting and Support Agreement

ANNEX E-2

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of August 21, 2023 (the “Agreement”), by and among Permian Resources Corporation, a Delaware corporation (“Parent”), the undersigned stockholders of Parent (the “Holders” and each individually, a “Holder”), and Earthstone Energy, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Smits Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company, the Company, and Earthstone Energy Holdings, LLC, a Delaware limited liability company;

WHEREAS, each Holder is the Beneficial Owner (as defined below) of such number of shares of Class A common stock, par value $0.0001 per share, of Parent and/or Class C common stock, par value $0.0001 per share, of Parent (collectively, the “Parent Common Stock” and such shares of Parent Common Stock, the “Shares”) set forth under its name on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to the Company and its Subsidiary entering into the Merger Agreement, the Holders are entering into this Agreement with respect to the Shares; and

WHEREAS, the Holders are willing, subject to the limitations herein, not to Transfer (as defined below) any of their Shares, and to vote their Shares in a manner so as to facilitate the Parent Stock Issuance, consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

Section 1.1 Definitions. This Agreement is the “Parent Support Agreement” as defined in the Merger Agreement. For purposes of this Agreement, Parent shall not be deemed an Affiliate of any Holder, and Parent and its Representatives are not Representatives of any Holder. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c) “Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Shares, including in each case through the Transfer of any Person or any interest in any Person or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Shares subject to Article III that is less than the amount of Shares subject to Article III as of the date of this Agreement. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

ARTICLE II

AGREEMENT TO RETAIN SHARES

Section 2.1 Transfer and Encumbrance of Shares.

(a) From the date of this Agreement until the earliest of (i) Parent Stockholder Approval being obtained, (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof, (iii) if at any time prior to receipt of Parent Stockholder Approval, a Parent Change of Recommendation in accordance with Section 6.4(e) of the Merger Agreement occurs, (iv) as to a Holder, the date of any modification, waiver or amendment to the Merger Agreement effected without such Holder’s consent that increases the amount or changes the form of Merger Consideration payable to the holders of shares of Company Common Stock and Heat OpCo Membership Interests pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement, or (v) the termination of this Agreement by the written consent of the parties hereto (such earliest date, the “Termination Date”), each Holder shall not, with respect to any Shares Beneficially Owned by such Holder as of the date of this Agreement or to any class or series of Pacers OpCo Membership Interests Beneficially Owned by such Holder as of the date of this Agreement, (x) Transfer any such Shares or Pacers OpCo Membership Interests or (y) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto; provided, that Holder may Transfer Shares held by it or its controlled Affiliates after the date of this Agreement, in a single transaction, resulting in an aggregate amount of gross proceeds less than or equal to $350,000,000 so long as such Transfer is consummated after the record date relating to the Parent Stockholders Meeting. No Transfer of Shares pursuant to this Section 2.1(a) will relieve the Holder of its obligations pursuant to this Agreement, including for the avoidance of doubt Article III.

(b) Notwithstanding the foregoing, this Section 2.1 shall not prohibit (i) direct or indirect Transfers of capital stock or other interests in any Holder or (ii) a Transfer of any Shares by any Holder to any of its Affiliates; provided, that a Transfer described in this clause (ii) shall be permitted only if, as a precondition to such Transfer, (A) the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement and (B) the Holder Transfers all, but not less than all, of its Shares and Pacers OpCo Membership Interests to only one (1) Person.

Section 2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of Parent Common Stock and any other shares of capital stock or other equity of Parent that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date of this Agreement, and each Holder shall promptly notify Parent of the existence of any such after-acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Parent affecting the Shares, the terms of this Agreement shall apply to the resulting securities.

Section 2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares or Pacers OpCo Membership Interests in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs Parent to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares and Pacers OpCo Membership Interests and to instruct Parent in its capacity as sole managing member of Pacers OpCo not to recognize any Transfer of Pacers OpCo Membership Interests in violation of Article II on the books and records of Pacers OpCo; provided, that such stop transfer order or other prohibition shall be removed with respect to any Transfer permitted under this Agreement. If any involuntary Transfer of any of a Holder’s Shares or a Holder’s Pacers OpCo Membership Interests shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or Pacers OpCo Membership Interests subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

AGREEMENT TO CONSENT AND VOTE

Section 3.1 Agreement to Vote. Prior to the Termination Date, each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Shares it owns:

(a) in favor of the approval of the Parent Stock Issuance and approval of any other matters necessary for consummation of the Transactions (collectively, the “Transaction Matters”); and

(b) against (i) any agreement, transaction or proposal that relates to a Parent Competing Proposal or any other transaction, proposal, agreement or action made in opposition to approval of the Parent Stock Issuance or in competition or inconsistent with the Transactions or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any condition to the consummation of the Transactions set forth in Article VII of the Merger Agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of Parent (including any amendments to Parent’s Organizational Documents related thereto); and (iv) any other action that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the Transactions, including the Parent Stock Issuance and the Mergers, or this Agreement in any material respect. Any attempt by a Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3.1 shall be null and void ab initio. If any Holder is the Beneficial Owner, but not the holder of record, of any Shares, such Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), any of the applicable Shares to amend, modify or waive any provision of the Merger Agreement in a manner that increases the amount, changes the form of the Merger Consideration payable or extends the Outside Date in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) the applicable Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of Parent.

Section 3.2 Proxy. Each Holder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any Person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to vote the Shares as indicated in, and solely for the matters set forth in, Section 3.1(a) and Section 3.1(b) above. Each Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Holder with respect to the Shares (and each Holder hereby represents that any such proxy is revocable). The proxy granted by any Holder (i) shall be automatically revoked upon the occurrence of the Termination Date and (ii) may be terminated at any time by the Company in its sole election by written notice provided to such Holder.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Further Assurances. Each Holder agrees that from and after the date of this Agreement and until the Termination Date, each Holder shall take no action that would reasonably be likely to adversely affect or delay the ability for it to perform its covenants and agreements under this Agreement.

Section 4.2 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record owner or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Holder’s designees serving in his or her capacity as a director of Parent (or a Subsidiary of Parent). The taking of any actions (or failures to act) by such Holder’s designees serving as a director of Parent (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Holders. Each Holder, severally and not jointly, hereby represents and warrants as follows:

(a) Ownership. Such Holder has, with respect to the Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Shares constitute all of the shares of Parent Common Stock owned of record or beneficially by such Holder as of the date of this Agreement. Other than this Agreement and except as set forth in the Pacers OpCo LLC Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of the Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. Such Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent and the Company) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of limited partnership or limited partnership agreement, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by such Holder of this Agreement does not, and the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of such Holder, as of the date of this Agreement, there is no Proceeding pending against, or threatened in writing against, such Holder that would prevent the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.

(f) Absence of Other Voting Agreements. None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents and as contemplated by this Agreement. None of the Shares is subject to any pledge agreement pursuant to which such Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Section 5.2 Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) Organization; Authority. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each Holder and the Parent) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by the Company or the performance of the Company’s obligations hereunder.

(b) No Violation. The execution, delivery and performance by the Company of this Agreement will not (i) violate any provision of any Law applicable to the Company; (ii) violate any order, judgment or decree applicable to the Company or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Company or any of its Affiliates is a party or any term or condition of its certificate of incorporation or bylaws, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder.

ARTICLE VI

MISCELLANEOUS

Section 6.1 No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) through (v) of Section 6.4(b) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). Each Holder shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than the Company) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Competing Proposal. Notwithstanding the foregoing, to the extent Parent complies with its obligations under Section 6.4 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Parent Competing Proposal, Holder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that Parent is permitted to do so under Section 6.4 of the Merger Agreement.

Section 6.2 Notice of Certain Events. Each Holder shall notify the Company and Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Holder under this Agreement and (b) the receipt by such Holder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to any party. The Company shall notify each Holder in writing promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Company under this Agreement.

Section 6.3 Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 6.3 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 6.4 Reliance. The Holder understands and acknowledges that Parent, Merger Sub I, Merger Sub II, Heat OpCo, Pacers OpCo and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

Section 6.5 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to any Holder, to:

c/o NGP Energy Capital Management. L.L.C.

2850 N. Harwood Street, 19th Floor

Dallas, Texas 75201

Attention:  Jeff Zlotky

E-mail:     jzlotky@ngpenergy.com

if to Parent, to:

Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Attention:  John Bell

E-mail:    john.bell@permianres.com

with a required copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention:  Sean T. Wheeler, P.C.

     Debbie P. Yee, P.C.

E-mail:   sean.wheeler@kirkland.com

     debbie.yee@kirkland.com

if to the Company, to:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention: Robert J. Anderson

    Robert W. Hunt, Jr.

E-mail:     robert@earthstoneenery.com

      bobby@earthstoneenergy.com

with a required copy to (which shall not constitute notice):

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Douglas E. McWilliams

    Lande Alexandra Spottswood

E-mail:      dmcwilliams@velaw.com

    lspottswood@velaw.com

Section 6.6 Amendment; Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party hereto to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 6.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via e-mail in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 6.8 Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in the prior sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment in violation of this Section 6.8 shall be void.

Section 6.9 Entire Agreement. This Agreement (including the schedule hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.10 Severability. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.11 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.12 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.12.

Section 6.13 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated this Agreement, whether or not the Mergers shall be consummated.

Section 6.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

Section 6.15 Injunctive Relief. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 6.3, it is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.15, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each party hereto accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 6.15. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.15, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.16 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Holders, and the Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Holders in the voting or disposition of any Shares, except as otherwise expressly provided herein.

Section 6.17 Disclosure. Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy and Solicitation Statement, and any other disclosure document required in connection with the Merger Agreement and the Transactions.

Section 6.18 Interpretation. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted it is of no application and is hereby expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PARENT:

PERMIAN RESOURCES CORPORATION

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

Signature Page to Voting and Support Agreement

HOLDERS:

NGP XI US HOLDINGS, L.P.

By: NGP XI Holdings GP, L.L.C., its general partner

By:	/s/ Craig Glick
Name:	Craig Glick
Title:	Authorized Person

NGP PEARL HOLDINGS II, LLC

By:	/s/ Craig Glick
Name:	Craig Glick
Title:	Authorized Person

LUXE ENERGY, LLC

By:	/s/ Craig Glick
Name:	Craig Glick
Title:	Authorized Person

Signature Page to Voting and Support Agreement

COMPANY:

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer

Signature Page to Voting and Support Agreement

SCHEDULE I

Number of Shares Beneficially Owned

NGP XI US Holdings, L.P.:

Parent Class A common stock: 0

Parent Class C common stock: 25,748,457

NGP Pearl Holdings II, LLC:

Parent Class A common stock: 0

Parent Class C common stock: 12,853,273

Luxe Energy, LLC:

Parent Class A common stock: 0

Parent Class C common stock: 60,792,641

Schedule I to Voting and Support Agreement

ANNEX E-3

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of August 21, 2023 (the “Agreement”), by and among Permian Resources Corporation, a Delaware corporation (“Parent”), the undersigned stockholders of Parent (the “Holders” and each individually, a “Holder”), and Earthstone Energy, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Smits Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company, the Company, and Earthstone Energy Holdings, LLC, a Delaware limited liability company;

WHEREAS, each Holder is the Beneficial Owner (as defined below) of such number of shares of Class A common stock, par value $0.0001 per share, of Parent and/or Class C common stock, par value $0.0001 per share, of Parent (collectively, the “Parent Common Stock” and such shares of Parent Common Stock, the “Shares”) set forth under its name on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to the Company and its Subsidiary entering into the Merger Agreement, the Holders are entering into this Agreement with respect to the Shares; and

WHEREAS, the Holders are willing, subject to the limitations herein, not to Transfer (as defined below) any of their Shares, and to vote their Shares in a manner so as to facilitate the Parent Stock Issuance, consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

Section 1.1 Definitions. This Agreement is the “Parent Support Agreement” as defined in the Merger Agreement. For purposes of this Agreement, Parent shall not be deemed an Affiliate of any Holder, and Parent and its Representatives are not Representatives of any Holder. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c) “Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Shares, including in each case through the Transfer of any Person or any interest in any Person or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Shares subject to Article III that is less than the amount of Shares subject to Article III as of the date of this Agreement. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

ARTICLE II

AGREEMENT TO RETAIN SHARES

Section 2.1 Transfer and Encumbrance of Shares.

(a) From the date of this Agreement until the earliest of (i) Parent Stockholder Approval being obtained, (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof, (iii) if at any time prior to receipt of Parent Stockholder Approval, a Parent Change of Recommendation in accordance with Section 6.4(e) of the Merger Agreement occurs, (iv) as to a Holder, the date of any modification, waiver or amendment to the Merger Agreement effected without such Holder’s consent that increases the amount or changes the form of Merger Consideration payable to the holders of shares of Company Common Stock and Heat OpCo Membership Interests pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement, or (v) the termination of this Agreement by the written consent of the parties hereto (such earliest date, the “Termination Date”), each Holder shall not, with respect to any Shares Beneficially Owned by such Holder as of the date of this Agreement or to any class or series of Pacers OpCo Membership Interests Beneficially Owned by such Holder as of the date of this Agreement, (x) Transfer any such Shares or Pacers OpCo Membership Interests or (y) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

(b) Notwithstanding the foregoing, this Section 2.1 shall not prohibit (i) direct or indirect Transfers of capital stock or other interests in any Holder or (ii) a Transfer of any Shares by any Holder to any of its Affiliates; provided, that a Transfer described in this clause (ii) shall be permitted only if, as a precondition to such Transfer, (A) the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement and (B) the Holder Transfers all, but not less than all, of its Shares and Pacers OpCo Membership Interests to only one (1) Person.

Section 2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of Parent Common Stock and any other shares of capital stock or other equity of Parent that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date of this Agreement, and each Holder shall promptly notify Parent of the existence of any such after-acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Parent affecting the Shares, the terms of this Agreement shall apply to the resulting securities.

Section 2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares or Pacers OpCo Membership Interests in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs Parent to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares and Pacers OpCo Membership Interests and to instruct Parent in its capacity as sole managing member of Pacers OpCo not to recognize any Transfer of Pacers OpCo Membership Interests in violation of Article II on the books and records of Pacers OpCo; provided, that such stop transfer order or other prohibition shall be removed with respect to any Transfer permitted under this Agreement. If any involuntary Transfer of any of a Holder’s Shares or a Holder’s Pacers OpCo Membership Interests shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or Pacers OpCo Membership Interests subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

AGREEMENT TO CONSENT AND VOTE

Section 3.1 Agreement to Vote. Prior to the Termination Date, each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Shares it owns:

(a) in favor of the approval of the Parent Stock Issuance and approval of any other matters necessary for consummation of the Transactions (collectively, the “Transaction Matters”); and

(b) against (i) any agreement, transaction or proposal that relates to a Parent Competing Proposal or any other transaction, proposal, agreement or action made in opposition to approval of the Parent Stock Issuance or in competition or inconsistent with the Transactions or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any condition to the consummation of the Transactions set forth in Article VII of the Merger Agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of Parent (including any amendments to Parent’s Organizational Documents related thereto); and (iv) any other action that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the Transactions, including the Parent Stock Issuance and the Mergers, or this Agreement in any material respect. Any attempt by a Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3.1 shall be null and void ab initio. If any Holder is the Beneficial Owner, but not the holder of record, of any Shares, such Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), any of the applicable Shares to amend, modify or waive any provision of the Merger Agreement in a manner that increases the amount, changes the form of the Merger Consideration payable or extends the Outside Date in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) the applicable Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of Parent.

Section 3.2 Proxy. Each Holder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any Person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to vote the Shares as indicated in, and solely for the matters set forth in, Section 3.1(a) and Section 3.1(b) above. Each Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Holder with respect to the Shares (and each Holder hereby represents that any such proxy is revocable). The proxy granted by any Holder (i) shall be automatically revoked upon the occurrence of the Termination Date and (ii) may be terminated at any time by the Company in its sole election by written notice provided to such Holder.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Further Assurances. Each Holder agrees that from and after the date of this Agreement and until the Termination Date, each Holder shall take no action that would reasonably be likely to adversely affect or delay the ability for it to perform its covenants and agreements under this Agreement.

Section 4.2 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record owner or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Holder’s designees serving in his or her capacity as a director of Parent (or a Subsidiary of Parent). The taking of any actions (or failures to act) by such Holder’s designees serving as a director of Parent (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Holders. Each Holder, severally and not jointly, hereby represents and warrants as follows:

(a) Ownership. Such Holder has, with respect to the Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Shares constitute all of the shares of Parent Common Stock owned of record or beneficially by such Holder as of the date of this Agreement. Other than this Agreement and except as set forth in the Pacers OpCo LLC Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of the Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. Such Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent and the Company) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of limited partnership or limited partnership agreement, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by such Holder of this Agreement does not, and the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of such Holder, as of the date of this Agreement, there is no Proceeding pending against, or threatened in writing against, such Holder that would prevent the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.

(f) Absence of Other Voting Agreements. None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents and as contemplated by this Agreement. None of the Shares is subject to any pledge agreement pursuant to which such Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Section 5.2 Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) Organization; Authority. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each Holder and the Parent) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by the Company or the performance of the Company’s obligations hereunder.

(b) No Violation. The execution, delivery and performance by the Company of this Agreement will not (i) violate any provision of any Law applicable to the Company; (ii) violate any order, judgment or decree applicable to the Company or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Company or any of its Affiliates is a party or any term or condition of its certificate of incorporation or bylaws, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder.

ARTICLE VI

MISCELLANEOUS

Section 6.1 No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) through (v) of Section 6.4(b) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). Each Holder shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than the Company) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Competing Proposal. Notwithstanding the foregoing, to the extent Parent complies with its obligations under Section 6.4 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Parent Competing Proposal, Holder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that Parent is permitted to do so under Section 6.4 of the Merger Agreement.

Section 6.2 Notice of Certain Events. Each Holder shall notify the Company and Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Holder under this Agreement and (b) the receipt by such Holder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to any party. The Company shall notify each Holder in writing promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Company under this Agreement.

Section 6.3 Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 6.3 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 6.4 Reliance. The Holder understands and acknowledges that Parent, Merger Sub I, Merger Sub II, Heat OpCo, Pacers OpCo and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

Section 6.5 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to any Holder, to:

c/o Pearl Energy Investments

2100 McKinney Ave., Suite 1675

Dallas, TX 75201

Attention: David Levinson

E-mail:  dlevinson@pearl-energy.com

if to Parent, to:

Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Attention: John Bell

E-mail:  john.bell@permianres.com

with a required copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention: Sean T. Wheeler, P.C.

   Debbie P. Yee, P.C.

E-mail:  sean.wheeler@kirkland.com

   debbie.yee@kirkland.com

if to the Company, to:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention: Robert J. Anderson

   Robert W. Hunt, Jr.

E-mail:  robert@earthstoneenery.com

   bobby@earthstoneenergy.com

with a required copy to (which shall not constitute notice):

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Douglas E. McWilliams

   Lande Alexandra Spottswood

E-mail:    dmcwilliams@velaw.com

   lspottswood@velaw.com

Section 6.6 Amendment; Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party hereto to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 6.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via e-mail in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 6.8 Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in the prior sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment in violation of this Section 6.8 shall be void.

Section 6.9 Entire Agreement. This Agreement (including the schedule hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.10 Severability. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.11 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.12 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER

PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.12.

Section 6.13 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated this Agreement, whether or not the Mergers shall be consummated.

Section 6.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

Section 6.15 Injunctive Relief. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 6.3, it is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.15, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each party hereto accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 6.15. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.15, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.16 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Holders, and the Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Holders in the voting or disposition of any Shares, except as otherwise expressly provided herein.

Section 6.17 Disclosure. Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy and Solicitation Statement, and any other disclosure document required in connection with the Merger Agreement and the Transactions.

Section 6.18 Interpretation. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted it is of no application and is hereby expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PARENT:

PERMIAN RESOURCES CORPORATION

By:	/s/ James Walter
Name: James Walter
Title: Co-Chief Executive Officer

Signature Page to Voting and Support Agreement

HOLDERS:

PEARL ENERGY INVESTMENTS, L.P.
By: Pearl Energy Investment GP, LP., its general partner
By: Pearl Energy Investment UGP, LLC, its general partner

By:	/s/ William J. Quinn
Name: William J. Quinn
Title: Managing Member

PEARL ENERGY INVESTMENTS II, L.P.
By: Pearl Energy Investment II GP, LP., its general partner
By: Pearl Energy Investment II UGP, LLC, its general partner

By:	/s/ William J. Quinn
Name: William J. Quinn
Title: Managing Member

PEARL CIII HOLDINGS, L.P.
By: Pearl Energy Investment II GP, LP., its general partner
By: Pearl Energy Investment II UGP, LLC, its general partner

By:	/s/ William J. Quinn
Name: William J. Quinn
Title: Managing Member

Signature Page to Voting and Support Agreement

COMPANY:

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name: Robert J. Anderson
Title: President and Chief Executive Officer

Signature Page to Voting and Support Agreement

SCHEDULE I

Number of Shares Beneficially Owned

Pearl Energy Investments, L.P.:

Parent Class A common stock: 0

Parent Class C common stock: 56,429,386

Pearl Energy Investments II, L.P.:

Parent Class A common stock: 0

Parent Class C common stock: 16,094,353

Pearl CIII Holdings, L.P.:

Parent Class A common stock: 0

Parent Class C common stock: 16,609,730

Schedule I to Voting and Support Agreement

ANNEX E-4

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of August 21, 2023 (the “Agreement”), by and among Permian Resources Corporation, a Delaware corporation (“Parent”), the undersigned stockholders of Parent (the “Holders” and each individually, a “Holder”), and Earthstone Energy, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Smits Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company, the Company, and Earthstone Energy Holdings, LLC, a Delaware limited liability company;

WHEREAS, each Holder is the Beneficial Owner (as defined below) of such number of shares of Class A common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock” and such shares of Parent Common Stock, the “Shares”) set forth under its name on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to the Company and its Subsidiary entering into the Merger Agreement, the Holders are entering into this Agreement with respect to the Shares; and

WHEREAS, the Holders are willing, subject to the limitations herein, not to Transfer (as defined below) any of their Shares, and to vote their Shares in a manner so as to facilitate the Parent Stock Issuance, consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

Section 1.1 Definitions. This Agreement is the “Parent Support Agreement” as defined in the Merger Agreement. For purposes of this Agreement, Parent shall not be deemed an Affiliate of any Holder, and Parent and its Representatives are not Representatives of any Holder. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c) “Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Shares, including in each case through the Transfer of any Person or any interest in any Person or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Shares subject to Article III that is less than the amount of Shares subject to Article III as of the date of this Agreement. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

ARTICLE II

AGREEMENT TO RETAIN SHARES

Section 2.1 Transfer and Encumbrance of Shares.

(a) From the date of this Agreement until the earliest of (i) Parent Stockholder Approval being obtained, (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof, (iii) if at any time prior to receipt of Parent Stockholder Approval, a Parent Change of Recommendation in accordance with Section 6.4(e) of the Merger Agreement occurs, (iv) as to a Holder, the date of any modification, waiver or amendment to the Merger Agreement effected without such Holder’s consent that increases the amount or changes the form of Merger Consideration payable to the holders of shares of Company Common Stock and Heat OpCo Membership Interests pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement, or (v) the termination of this Agreement by the written consent of the parties hereto (such earliest date, the “Termination Date”), each Holder shall not, with respect to any Shares Beneficially Owned by such Holder as of the date of this Agreement, (x) Transfer any such Shares or (y) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

(b) Notwithstanding Section 2.1(a), the Holders may Transfer any Shares to any Person that is a party to an agreement with the Company with substantially similar terms as this Agreement.

(c) Notwithstanding the foregoing, this Section 2.1 shall not prohibit (i) direct or indirect Transfers of capital stock or other interests in any Holder or (ii) a Transfer of any Shares by any Holder to any of its Affiliates; provided, that a Transfer described in this clause (ii) shall be permitted only if, as a precondition to such Transfer, (A) the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement and (B) the Holder Transfers all, but not less than all, of its Shares to only one (1) Person.

Section 2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of Parent Common Stock and any other shares of capital stock or other equity of Parent that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date of this Agreement, and each Holder shall promptly notify Parent of the existence of any such after-acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Parent affecting the Shares, the terms of this Agreement shall apply to the resulting securities.

Section 2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs Parent to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares; provided, that such stop transfer order or other prohibition shall be removed with respect to any Transfer permitted under this Agreement. If any involuntary Transfer of any of a Holder’s Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

AGREEMENT TO CONSENT AND VOTE

Section 3.1 Agreement to Vote. Prior to the Termination Date, each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Shares it owns:

(a) in favor of the approval of the Parent Stock Issuance and approval of any other matters necessary for consummation of the Transactions (collectively, the “Transaction Matters”); and

(b) against (i) any agreement, transaction or proposal that relates to a Parent Competing Proposal or any other transaction, proposal, agreement or action made in opposition to approval of the Parent Stock Issuance or in competition or inconsistent with the Transactions or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any condition to the consummation of the Transactions set forth in Article VII of the Merger Agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of Parent (including any amendments to Parent’s Organizational Documents related thereto); and (iv) any other action that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the Transactions, including the Parent Stock Issuance and the Mergers, or this Agreement in any material respect. Any attempt by a Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3.1 shall be null and void ab initio. If any Holder is the Beneficial Owner, but not the holder of record, of any Shares, such Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), any of the applicable Shares to amend, modify or waive any provision of the Merger Agreement in a manner that increases the amount, changes the form of the Merger Consideration payable or extends the Outside Date in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) the applicable Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of Parent.

Section 3.2 Proxy. Each Holder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any Person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to vote the Shares as indicated in, and solely for the matters set forth in, Section 3.1(a) and Section 3.1(b) above. Each Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Holder with respect to the Shares (and each Holder hereby represents that any such proxy is revocable). The proxy granted by any Holder (i) shall be automatically revoked upon the occurrence of the Termination Date and (ii) may be terminated at any time by the Company in its sole election by written notice provided to such Holder.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Further Assurances. Each Holder agrees that from and after the date of this Agreement and until the Termination Date, each Holder shall take no action that would reasonably be likely to adversely affect or delay the ability for it to perform its covenants and agreements under this Agreement.

Section 4.2 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record owner or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Holder’s designees serving in his or her capacity as a director of Parent (or a Subsidiary of Parent). The taking of any actions (or failures to act) by such Holder’s designees serving as a director of Parent (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Holders. Each Holder, severally and not jointly, hereby represents and warrants as follows:

(a) Ownership. Such Holder has, with respect to the Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Shares constitute all of the shares of Parent Common Stock owned of record or beneficially by such Holder as of the date of this Agreement. Other than this Agreement and except as set forth in the Pacers OpCo LLC Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of the Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. Such Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent and the Company) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of limited partnership or limited partnership agreement, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by such Holder of this Agreement does not, and the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of such Holder, as of the date of this Agreement, there is no Proceeding pending against, or threatened in writing against, such Holder that would prevent the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.

(f) Absence of Other Voting Agreements. None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents and as contemplated by this Agreement. None of the Shares is subject to any pledge agreement pursuant to which such Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Section 5.2 Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a) Organization; Authority. The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each Holder and the Parent) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by the Company or the performance of the Company’s obligations hereunder.

(b) No Violation. The execution, delivery and performance by the Company of this Agreement will not (i) violate any provision of any Law applicable to the Company; (ii) violate any order, judgment or decree applicable to the Company or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Company or any of its Affiliates is a party or any term or condition of its certificate of incorporation or bylaws, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Company’s ability to satisfy its obligations hereunder.

ARTICLE VI

MISCELLANEOUS

Section 6.1 No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) through (v) of Section 6.4(b) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). Each Holder shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than the Company) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Competing Proposal. Notwithstanding the foregoing, to the extent Parent complies with its obligations under Section 6.4 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Parent Competing Proposal, Holder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that Parent is permitted to do so under Section 6.4 of the Merger Agreement.

Section 6.2 Notice of Certain Events. Each Holder shall notify the Company and Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Holder under this Agreement and (b) the receipt by such Holder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to any party. The Company shall notify each Holder in writing promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Company under this Agreement.

Section 6.3 Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 6.3 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 6.4 Reliance. The Holder understands and acknowledges that Parent, Merger Sub I, Merger Sub II, Heat OpCo, Pacers OpCo and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

Section 6.5 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to any Holder, to :

c/o Riverstone Investment Group LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: General Counsel

E-mail:  legal@riverstonellc.com

if to Parent, to:

Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Attention: John Bell

E-mail:  john.bell@permianres.com

with a required copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention: Sean T. Wheeler, P.C.

   Debbie P. Yee, P.C.

E-mail:  sean.wheeler@kirkland.com

   debbie.yee@kirkland.com

if to the Company, to:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention: Robert J. Anderson

   Robert W. Hunt, Jr.

E-mail:  robert@earthstoneenery.com

   bobby@earthstoneenergy.com

with a required copy to (which shall not constitute notice):

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Douglas E. McWilliams

   Lande Alexandra Spottswood

E-mail:  dmcwilliams@velaw.com

   lspottswood@velaw.com

Section 6.6 Amendment; Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party hereto to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 6.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via e-mail in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 6.8 Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in the prior sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment in violation of this Section 6.8 shall be void.

Section 6.9 Entire Agreement. This Agreement (including the schedule hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.10 Severability. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.11 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.12 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT

OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.12.

Section 6.13 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated this Agreement, whether or not the Mergers shall be consummated.

Section 6.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

Section 6.15 Injunctive Relief. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 6.3, it is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.15, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each party hereto accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 6.15. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.15, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.16 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Holders, and the Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Holders in the voting or disposition of any Shares, except as otherwise expressly provided herein.

Section 6.17 Disclosure. Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of Shares, and the terms of this Agreement

(including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy and Solicitation Statement, and any other disclosure document required in connection with the Merger Agreement and the Transactions.

Section 6.18 Interpretation. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted it is of no application and is hereby expressly waived.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PARENT:

PERMIAN RESOURCES CORPORATION

By:	/s/ James Walter
Name: James Walter
Title: Co-Chief Executive Officer

Schedule I to Voting and Support Agreement

HOLDERS:

RIVERSTONE VI CENTENNIAL QB
HOLDINGS, L.P.
By: Riverstone Energy Partners VI, L.P. its general partner

By: Riverstone Energy GP VI, LLC its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

REL US CENTENNIAL HOLDINGS, LLC
By: REL IP General Partner LP its managing member

By: REL IP General Partner Limited its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Director

RIVERSTONE NON-ECI USRPI AIV, L.P.
By: Riverstone Non-ECI USRPI AIV GP, L.L.C. its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

Signature Page to Voting and Support Agreement

SILVER RUN SPONSOR, LLC
By: Silver Run Sponsor Manager, LLC
its managing member

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

Signature Page to Voting and Support Agreement

COMPANY:

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name: Robert J. Anderson
Title: President and Chief Executive Officer

Signature Page to Voting and Support Agreement

SCHEDULE I

Number of Shares Beneficially Owned

Riverstone VI Centennial QB Holdings, L.P.:

Parent Class A common stock: 41,084,578

REL US Centennial Holdings, LLC:

Parent Class A common stock: 10,052,173

Riverstone Non-ECI USRPI AIV, L.P.:

Parent Class A common stock: 4,129,918

Silver Run Sponsor, LLC:

Parent Class A common stock: 2,006,422

Schedule I to Voting and Support Agreement

ANNEX F: EARTHSTONE SUPPORT AGREEMENTS

ANNEX F-1

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of August 21, 2023 (the “Agreement”), by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), the undersigned, stockholders of the Company (the “Holders” and each individually, a “Holder”), and Permian Resources Corporation, a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Smits Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company (“Pacers OpCo”), the Company, and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Heat OpCo”);

WHEREAS, each Holder is the Beneficial Owner (as defined below) of such number of shares of Class A common stock, par value $0.01 per share, of the Company and/or Class B common stock, par value $0.01 per share, of the Company (collectively, the “Company Common Stock” and such shares of Company Common Stock, the “Shares”) set forth under its name on Schedule I hereto;

WHEREAS, Bold Energy Holdings, LLC (“Bold”), who is a Holder, also owns Heat OpCo Units;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and its Subsidiaries entering into the Merger Agreement, the Holders are entering into this Agreement with respect to the Shares and with respect to certain tax matters of Heat OpCo; and

WHEREAS, the Holders are willing, subject to the limitations herein, not to Transfer (as defined below) any of their Shares, and to vote their Shares in a manner so as to facilitate consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

Section 1.1 Definitions. This Agreement is the “Company Support Agreement” as defined in the Merger Agreement. For purposes of this Agreement, the Company shall not be deemed an Affiliate of any Holder, and the Company and its Representatives are not Representatives of any Holder. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c) “Pre-Closing Flow-Through Tax Return” means any Tax Return relating to Pre-Closing Flow-Through Taxes.

(d) “Pre-Closing Flow-Through Taxes” means U.S. federal (and applicable state and local) income Taxes reported on a flow-through basis (i.e., reported at the entity level but with respect to which items of income, gain, loss or deduction or other Tax attributes or Taxes are allocated to the direct or indirect beneficial owners of the entity) with respect to Heat OpCo or any of its Subsidiaries relating to any Tax period (or any portion of any Tax period) ending on or prior to the Closing Date.

(e) “Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Shares, including in each case through the Transfer of any Person or any interest in any Person or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Shares subject to Article III that is less than the amount of Shares subject to Article III as of the date of this Agreement. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

ARTICLE II

AGREEMENT TO RETAIN SHARES

Section 2.1 Transfer and Encumbrance of Shares. From the date of this Agreement until the earliest of (i) Company Stockholder Approval being obtained, (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof, (iii) if at any time prior to receipt of Company Stockholder Approval, a Company Change of Recommendation in accordance with Section 6.3(e) of the Merger Agreement occurs, (iv) as to a Holder, the date of any modification, waiver or amendment to the Merger Agreement effected without such Holder’s consent that decreases the amount or changes the form of Merger Consideration payable to all of the holders of shares of Company Common Stock and Heat OpCo Membership Interests pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement, (v) any breach of the representations and warranties of Parent set forth in Section 5.2(c), or (vi) the termination of this Agreement by the written consent of the parties hereto (such earliest date, the “Termination Date”), each Holder shall not, with respect to any Shares Beneficially Owned by such Holder as of the date of this Agreement or to any class or series of Heat OpCo Membership Interests Beneficially Owned by such Holder as of the date of this Agreement, (x) Transfer any such Shares or Heat OpCo Membership Interests or (y) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto. Notwithstanding the foregoing, this Section 2.1 shall not prohibit (i) direct or indirect Transfers of capital stock or other interests in any Holder or (ii) a Transfer of any Shares by any Holder to any of its Affiliates; provided, that a Transfer described in this clause (ii) shall be permitted only if, as a precondition to such Transfer, (A) the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement and (B) the Holder Transfers all, but not less than all, of its Shares to only one (1) Person.

Section 2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity of the Company that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date of this Agreement, and each Holder shall promptly notify the Company of the existence of any such after-acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities.

Section 2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares or Heat OpCo Membership Interests in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares and Heat OpCo Membership Interests and to instruct the Company in its capacity as sole managing member of Heat OpCo not to recognize any Transfer of Heat OpCo Membership Interests in violation of Article II on the books and records of Heat OpCo; provided, that such stop transfer order or other prohibition shall be removed with respect to any Transfer permitted under this Agreement. If any involuntary Transfer of any of a Holder’s Shares or a Holder’s Heat OpCo Membership Interests shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or Heat OpCo Membership Interests subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

AGREEMENT TO CONSENT AND VOTE

Section 3.1 Agreement to Vote. Prior to the Termination Date, each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Shares it owns:

(a) in favor of the approval of the Transactions, adoption of the Merger Agreement and approval of any other matters necessary for consummation of the Transactions, including the Company Mergers (collectively, the “Transaction Matters”); and

(b) against (i) any agreement, transaction or proposal that relates to a Company Competing Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Transactions or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any condition to the consummation of the Transactions set forth in Article VII of the Merger Agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of the Company (including any amendments to the Company’s Organizational Documents); and (iv) any other action that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the Transactions, including the Mergers, or this Agreement in any material respect. Any attempt by a Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3.1 shall be null and void ab initio. If any Holder is the Beneficial Owner, but not the holder of record, of any Shares, such Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), any of the applicable Shares to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the amount, changes the form of the Merger Consideration payable or extends the Outside Date in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) the applicable Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of the Company.

Section 3.2 Proxy. Each Holder hereby irrevocably appoints as its proxy and attorney-in-fact, Parent and any Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote the Shares as indicated in, and solely for the matters set forth in, Section 3.1(a) and Section 3.1(b) above. Each Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Holder with respect to the Shares (and each Holder hereby represents that any such proxy is revocable). The proxy granted by any Holder (i) shall be automatically revoked upon the occurrence of the Termination Date and (ii) may be terminated at any time by Parent in its sole election by written notice provided to such Holder.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Waiver of Appraisal Rights. To the fullest extent permitted by Law, the Holder hereby irrevocably and unconditionally waives, and agrees to refrain from exercising, any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the Transactions that the Holder may directly or indirectly have by virtue of the ownership of any Shares.

Section 4.2 Tax Matters With Respect to Heat OpCo.

(a) Intended Tax Treatment. Bold expressly acknowledges and agrees to the “Intended Tax Treatment” described in the Merger Agreement, including that immediately prior to the OpCo Merger, Bold will be treated as having sold a partnership interest in Heat OpCo to Pacers OpCo to the extent of any cash to be paid in lieu of fractional Pacers OpCo Units in accordance with Section 3.5(h) of the Merger Agreement and any cash to be paid in satisfaction of a withholding Tax in accordance with Section 3.5(j)(i)(B) of the Merger Agreement in a manner consistent with Treasury Regulations § 1.708-1(c)(4), and Bold hereby expressly consents to such treatment as required by Treasury Regulations § 1.708-1(c)(4).

(b) Withholding Certificates. At or prior to the Closing, Bold will deliver a properly executed IRS Form W-9 with respect to itself to Parent and Pacers OpCo.

(c) Tax Returns. Parent shall prepare, or cause to be prepared, each Pre-Closing Flow-Through Tax Return required to be filed after the Closing with respect to Heat OpCo in a manner consistent with past practice, except to the extent otherwise required by applicable Law or this Agreement or the Merger Agreement. Not later than 10 days prior to the due date (including extensions) for filing any such Pre-Closing Flow-Through Tax Return, Parent shall deliver a draft of each such Pre-Closing Flow-Through Tax Return, together with any supporting documentation and workpapers reasonably requested by Bold that may be necessary to understand such Pre-Closing Flow-Through Tax Return, to Bold for its review and reasonable comment. Parent shall consider in good faith any reasonable comments timely received from Bold prior to filing.

(d) Tax Proceedings. After the Closing, Bold shall, at its sole cost and to the extent permitted by the applicable taxing authority, be entitled to participate in any audit, examination, contest, litigation or other Proceeding relating to Pre-Closing Flow-Through Taxes with respect to Heat OpCo, and none of Parent, the Surviving Company, the Surviving OpCo or any of their Affiliates shall settle or compromise any such Proceeding without the prior written consent of Bold (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement or compromise would reasonably be expected to have a disproportionate (as compared to Parent) and material adverse effect on Bold.

(e) Cooperation. Parent shall (and shall cause its Subsidiaries to) and Bold shall reasonably cooperate as and to the extent reasonably requested by the other Party in connection with the filing of any Tax Returns described in Section 4.2(c) and any Proceeding described in Section 4.2(d). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Party requesting cooperation under this Section 4.2(e) shall reimburse the Party providing such cooperation for any reasonable out-of-pocket costs or expenses incurred by the providing Party.

(f) Distribution Tax Treatment. For U.S. federal (and applicable state and local) income Tax purposes, the parties hereto shall endeavor to treat any distribution to the unitholders or former unitholders of Heat OpCo pursuant to Section 6.23 of the Merger Agreement as a distribution under Section 731 of the Code by Heat OpCo prior to the OpCo Merger or by Pacers OpCo following the OpCo Merger, as applicable (such treatment, the “Distribution Tax Treatment”), and, to the extent permitted by applicable Law at a “more likely than not” (or higher) level of comfort, the parties hereto shall (and shall cause their Subsidiaries and Affiliates to) treat any such distribution in a manner consistent with the Distribution Tax Treatment for U.S. federal (and applicable state and local) income Tax purposes, and file their applicable Tax Returns consistent with the Distribution Tax Treatment. To the extent the Distribution Tax Treatment is not permitted by applicable Law at a “more likely than not” (or higher) level of comfort and the parties hereto determine they are required by applicable Law to treat any such distribution as consideration received in connection with the OpCo Merger, the parties hereto shall (and shall cause their Subsidiaries and Affiliates to) treat any such distribution as consideration in connection with a “sale within a merger” of Heat OpCo Units by the relevant holder thereof occurring immediately prior to the OpCo Merger in accordance with Treasury Regulations § 1.708-1(c)(4) to the extent the relevant holder consents to such treatment in accordance with such Treasury Regulations. In such a case, Bold hereby expressly consents to such treatment as required by Treasury Regulations § 1.708-1(c)(4).

Section 4.3 Further Assurances. Each Holder agrees that from and after the date of this Agreement and until the Termination Date, each Holder shall take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Antitrust Authority or the Company Stockholder Approval, as applicable, or other Governmental Entity required for the Transactions or to perform its covenants and agreements under this Agreement.

Section 4.4 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record owner or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Holder’s designees serving in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by such Holder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Holders. Each Holder, severally and not jointly, hereby represents and warrants as follows:

(a) Ownership. Such Holder has, with respect to the Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Shares constitute all of the shares of Company Common Stock owned of record or beneficially by such Holder as of the date of this Agreement. Other than this Agreement and except as set forth in the Heat OpCo LLC Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of the Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. Such Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent and the Company) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of limited partnership or limited partnership agreement, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by such Holder of this Agreement does not, and the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of such Holder, as of the date of this Agreement, there is no Proceeding pending against, or threatened in writing against, such Holder that would prevent the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.

(f) Absence of Other Voting Agreements. None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents and as contemplated by this Agreement. None of the Shares is subject to any pledge agreement pursuant to which such Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Section 5.2 Representations and Warranties of Parent. Parent hereby represents and warrants as follows:

(a) Organization; Authority. Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by each Holder and the Company) constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by Parentor the performance of Parent’s obligations hereunder.

(b) No Violation. The execution, delivery and performance by Parent of this Agreement will not (i) violate any provision of any Law applicable to Parent; (ii) violate any order, judgment or decree applicable to Parent or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Parent or any of its Affiliates is a party or any term or condition of its certificate of incorporation or bylaws, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Parent’s ability to satisfy its obligations hereunder.

(c) Production. Since January 1, 2023, Parent and its Subsidiaries, taken as a whole, have not produced, sold or marketed on average more than 2,000 barrels per day of waxy crude from the counties set forth on Schedule 5.30 of the Parent Disclosure Letter.

ARTICLE VI

MISCELLANEOUS

Section 6.1 No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) through (v) of Section 6.3(b) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). Each Holder shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than Parent) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Competing Proposal. Notwithstanding the foregoing, to the extent the Company complies with its obligations under Section 6.3 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Company Competing Proposal, Holder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company is permitted to do so under Section 6.3 of the Merger Agreement.

Section 6.2 Notice of Certain Events. Each Holder shall notify the Company and Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Holder under this Agreement and (b) the receipt by such Holder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to any party. Parent shall notify each Holder in writing promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of Parent under this Agreement.

Section 6.3 Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 6.3 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 6.4 Reliance. The Holder understands and acknowledges that Parent, Merger Sub I, Merger Sub II, Heat OpCo, Pacers OpCo and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

Section 6.5 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to any Holder, to such address set forth opposite the Holder’s signature hereto;

if to Parent, to:

Permian Resources Corporation

300 N. Marienfeld Street, Suite 1000

Midland, TX 79701

Attention:  John Bell

    Chad MacDonald

E-mail:    john.bell@permianres.com

with a required copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention:  Sean T. Wheeler, P.C.

    Debbie P. Yee, P.C.

E-mail:    sean.wheeler@kirkland.com

    debbie.yee@kirkland.com

if to the Company, to:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention : Robert J. Anderson

 Robert W. Hunt, Jr.

E-mail:  robert@earthstoneenery.com

 bobby@earthstoneenergy.com

with a required copy to (which shall not constitute notice):

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Douglas E. McWilliams

 Lande Alexandra Spottswood

E-mail:   dmcwilliams@velaw.com

 lspottswood@velaw.com

Section 6.6 Amendment; Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party hereto to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 6.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via e-mail in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 6.8 Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in the prior sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment in violation of this Section 6.8 shall be void.

Section 6.9 Entire Agreement. This Agreement (including the schedule hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.10 Severability. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.11 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.12 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING

FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.12.

Section 6.13 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated this Agreement, whether or not the Mergers shall be consummated.

Section 6.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

Section 6.15 Injunctive Relief. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 6.3, it is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.15, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each party hereto accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 6.15. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.15, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.16 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Holders, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Holders in the voting or disposition of any Shares, except as otherwise expressly provided herein.

Section 6.17 Disclosure. Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy and Solicitation Statement, and any other disclosure document required in connection with the Merger Agreement and the Transactions.

Section 6.18 Interpretation.

(a) Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted it is of no application and is hereby expressly waived.

(b) Notwithstanding anything in this Agreement to the contrary, each Holder’s representations, warranties and obligations hereunder are only with respect to itself and the Shares it owns, and such Holder is not responsible for any breach by any other Holder or with respect to such other Holder’s Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name: Robert J. Anderson
Title: President and Chief Executive Officer

Signature Page to Voting and Support Agreement

HOLDERS: ENCAP ENERGY CAPITAL FUND VIII, L.P. a Texas limited partnership

By:	EnCap Equity Fund VIII GP, L.P., its general partner

By:	EnCap Investments L.P., its general partner

By:	EnCap Investments GP, L.L.C., its general partner

EnCap Energy Capital Fund VIII, L.P.

9651 Katy Freeway, Suite 600

Houston, TX 77024

Attention: Douglas E. Swanson, Jr.

Email: dswanson@encapinvestments.com

With a copy to (which shall not constitute notice):

W. Matthew Strock

Vinson & Elkins LLP

845 Texas Ave., Suite 4700

Houston, TX 77002

Email: mstrock@velaw.com

By:	/s/ Douglas E. Swanson, Jr.
Name:	Douglas E. Swanson, Jr.
Title:	Managing Director

Signature Page to Voting and Support Agreement

HOLDERS: BOLD ENERGY HOLDINGS, LLC a Texas limited liability company

By: EnCap Energy Capital Fund IX, L.P., its sole member

By: EnCap Equity Fund IX GP, L.P., its general partner

By: EnCap Investments L.P., its general partner

By: EnCap Investments GP, L.L.C., its general partner

Bold Energy Holdings, LLC

9651 Katy Freeway, Suite 600

Houston, TX 77024

Attention: Douglas E. Swanson, Jr.

Email: dswanson@encapinvestments.com

With a copy to (which shall not constitute notice):

W. Matthew Strock

Vinson & Elkins LLP

845 Texas Ave., Suite 4700

Houston, TX 77002

Email: mstrock@velaw.com

By:	/s/ Douglas E. Swanson, Jr.
Name: Douglas E. Swanson, Jr. Title: Managing Director

Signature Page to Voting and Support Agreement

HOLDERS: ENCAP ENERGY CAPITAL FUND XI, L.P. a Texas limited partnership

By: EnCap Energy Capital Fund XI GP, L.P., its general partner

By: EnCap Equity Fund XI GP, L.P., its general partner

By: EnCap Investments L.P., its sole member

By: EnCap Investments GP, L.L.C., its general partner

EnCap Energy Capital Fund XI, L.P.

9651 Katy Freeway, Suite 600

Houston, TX 77024

Attention: Douglas E. Swanson, Jr.

Email: dswanson@encapinvestments.com

With a copy to (which shall not constitute notice):

W. Matthew Strock

Vinson & Elkins LLP

845 Texas Ave., Suite 4700

Houston, TX 77002

Email: mstrock@velaw.com

By:	/s/ Douglas E. Swanson, Jr.
Name: Douglas E. Swanson, Jr. Title: Managing Director

Signature Page to Voting and Support Agreement

PARENT: PERMIAN RESOURCES CORPORATION

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

PARENT: PERMIAN RESOURCES CORPORATION

By:	/s/ William M Hickey, III
Name:	William M. Hickey, III
Title:	Co-Chief Executive Officer

Signature Page to Voting and Support Agreement

SCHEDULE I

Number of Shares Beneficially Owned

EnCap Energy Capital Fund VIII, L.P.:

Company Class A common stock: 2,303,000

Company Class B common stock: 0

Bold Energy Holdings, LLC:

Company Class A common stock: 0

Company Class B common stock: 33,956,524

EnCap Energy Capital Fund XI, L.P.:

Company Class A common stock: 19,819,820

Company Class B common stock: 0

Schedule I to Voting and Support Agreement

ANNEX F-2

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of August 21, 2023 (the “Agreement”), by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), the undersigned, stockholders of the Company (the “Holders” and each individually, a “Holder”), and Permian Resources Corporation, a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Smits Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”), Permian Resources Operating, LLC, a Delaware limited liability company (“Pacers OpCo”), the Company, and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Heat OpCo”);

WHEREAS, each Holder is the Beneficial Owner (as defined below) of such number of shares of Class A common stock, par value $0.01 per share, of the Company and/or Class B common stock, par value $0.01 per share, of the Company (collectively, the “Company Common Stock” and such shares of Company Common Stock, the “Shares”) set forth under its name on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and its Subsidiaries entering into the Merger Agreement, the Holders are entering into this Agreement with respect to the Shares and with respect to certain tax matters of Heat OpCo; and

WHEREAS, the Holders are willing, subject to the limitations herein, not to Transfer (as defined below) any of their Shares, and to vote their Shares in a manner so as to facilitate consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

Section 1.1 Definitions. This Agreement is the “Company Support Agreement” as defined in the Merger Agreement. For purposes of this Agreement, the Company shall not be deemed an Affiliate of any Holder, and the Company and its Representatives are not Representatives of any Holder. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b) “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c) “Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Shares, including in each case through the Transfer of any Person or any interest in any Person or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Shares subject to Article III that is less than the amount of Shares subject to Article III as of the date of this Agreement. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

ARTICLE II

AGREEMENT TO RETAIN SHARES

Section 2.1 Transfer and Encumbrance of Shares. From the date of this Agreement until the earliest of (i) Company Stockholder Approval being obtained, (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof, (iii) if at any time prior to receipt of Company Stockholder Approval, a Company Change of Recommendation in accordance with Section 6.3(e) of the Merger Agreement occurs, (iv) as to a Holder, the date of any modification, waiver or amendment to the Merger Agreement effected without such Holder’s consent that decreases the amount or changes the form of Merger Consideration payable to all of the holders of shares of Company Common Stock and Heat OpCo Membership Interests pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement, (v) any breach of the representations and warranties of Parent set forth in Section 5.2(c), or (vi) the termination of this Agreement by the written consent of the parties hereto (such earliest date, the “Termination Date”), each Holder shall not, with respect to any Shares Beneficially Owned by such Holder as of the date of this Agreement or to any class or series of Heat OpCo Membership Interests Beneficially Owned by such Holder as of the date of this Agreement, (x) Transfer any such Shares or Heat OpCo Membership Interests or (y) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto. Notwithstanding the foregoing, this Section 2.1 shall not prohibit (i) direct or indirect Transfers of capital stock or other interests in any Holder or (ii) a Transfer of any Shares by any Holder to any of its Affiliates; provided, that a Transfer described in this clause (ii) shall be permitted only if, as a precondition to such Transfer, (A) the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement and (B) the Holder Transfers all, but not less than all, of its Shares to only one (1) Person.

Section 2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity of the Company that such Holder purchases or otherwise acquires or with respect to which such Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares as of the date of this Agreement, and each Holder shall promptly notify the Company of the existence of any such after-acquired Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities.

Section 2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Shares or Heat OpCo Membership Interests in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares and Heat OpCo Membership Interests and to instruct the Company in its capacity as sole managing member of Heat OpCo not to recognize any Transfer of Heat OpCo Membership Interests in violation of Article II on the books and records of Heat OpCo; provided, that such stop transfer order or other prohibition shall be removed with respect to any Transfer permitted under this Agreement. If any involuntary Transfer of any of a Holder’s Shares or a Holder’s Heat OpCo Membership Interests shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or Heat OpCo Membership Interests subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

AGREEMENT TO CONSENT AND VOTE

Section 3.1 Agreement to Vote. Prior to the Termination Date, each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Shares it owns:

(a) in favor of the approval of the Transactions, adoption of the Merger Agreement and approval of any other matters necessary for consummation of the Transactions, including the Company Mergers (collectively, the “Transaction Matters”); and

(b) against (i) any agreement, transaction or proposal that relates to a Company Competing Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Transactions or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of such Holder contained in this Agreement; (iii) any action or agreement that would reasonably be expected to result in (x) any condition to the consummation of the Transactions set forth in Article VII of the Merger Agreement not being fulfilled or (y) any change to the voting rights of any class of shares of capital stock of the Company (including any amendments to the Company’s Organizational Documents); and (iv) any other action that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect any of the Transactions, including the Mergers, or this Agreement in any material respect. Any attempt by a Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Shares in contravention of this Section 3.1 shall be null and void ab initio. If any Holder is the Beneficial Owner, but not the holder of record, of any Shares, such Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), any of the applicable Shares to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the amount, changes the form of the Merger Consideration payable or extends the Outside Date in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) the applicable Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of the Company.

Section 3.2 Proxy. Each Holder hereby irrevocably appoints as its proxy and attorney-in-fact, Parent and any Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote the Shares as indicated in, and solely for the matters set forth in, Section 3.1(a) and Section 3.1(b) above. Each Holder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by such Holder with respect to the Shares (and each Holder hereby represents that any such proxy is revocable). The proxy granted by any Holder (i) shall be automatically revoked upon the occurrence of the Termination Date and (ii) may be terminated at any time by Parent in its sole election by written notice provided to such Holder.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Waiver of Appraisal Rights. To the fullest extent permitted by Law, the Holder hereby irrevocably and unconditionally waives, and agrees to refrain from exercising, any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the Transactions that the Holder may directly or indirectly have by virtue of the ownership of any Shares.

Section 4.2 Further Assurances. Each Holder agrees that from and after the date of this Agreement and until the Termination Date, each Holder shall take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Antitrust Authority or the Company Stockholder Approval, as applicable, or other Governmental Entity required for the Transactions or to perform its covenants and agreements under this Agreement.

Section 4.3 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record owner or Beneficial Owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Holder’s designees serving in his or her capacity as a director of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by such Holder’s designees serving as a director of the Company (in such capacity as a director) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Holders. Each Holder, severally and not jointly, hereby represents and warrants as follows:

(a) Ownership. Such Holder has, with respect to the Shares, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Shares. The Shares constitute all of the shares of Company Common Stock owned of record or beneficially by such Holder as of the date of this Agreement. Other than this Agreement and except as set forth in the Heat OpCo LLC Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which such Holder is a party obligating such Holder to Transfer or cause to be Transferred to any Person any of the Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. Such Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Holder and (assuming due authorization, execution and delivery by Parent and the Company) constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by such Holder or the performance of such Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by such Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of limited partnership or limited partnership agreement, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by such Holder of this Agreement does not, and the performance of such Holder’s obligations hereunder, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of such Holder, as of the date of this Agreement, there is no Proceeding pending against, or threatened in writing against, such Holder that would prevent the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.

(f) Absence of Other Voting Agreements. None of the Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents and as contemplated by this Agreement. None of the Shares is subject to any pledge agreement pursuant to which such Holder does not retain sole and exclusive voting rights with respect to the Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Section 5.2 Representations and Warranties of Parent. Parent hereby represents and warrants as follows:

(a) Organization; Authority. Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by each Holder and the Company) constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by Parentor the performance of Parent’s obligations hereunder.

(b) No Violation. The execution, delivery and performance by Parent of this Agreement will not (i) violate any provision of any Law applicable to Parent; (ii) violate any order, judgment or decree applicable to Parent or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Parent or any of its Affiliates is a party or any term or condition of its certificate of incorporation or bylaws, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Parent’s ability to satisfy its obligations hereunder.

(c) Production. Since January 1, 2023, Parent and its Subsidiaries, taken as a whole, have not produced, sold or marketed on average more than 2,000 barrels per day of waxy crude from the counties set forth on Schedule 5.30 of the Parent Disclosure Letter.

ARTICLE VI

MISCELLANEOUS

Section 6.1 No Solicitation. Each Holder agrees that it will not, and will cause its Affiliates not to, and will use reasonable best efforts to cause its and their Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) through (v) of Section 6.3(b) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). Each Holder shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than Parent) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Competing Proposal. Notwithstanding the foregoing, to the extent the Company complies with its obligations under Section 6.3 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Company Competing Proposal, Holder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company is permitted to do so under Section 6.3 of the Merger Agreement.

Section 6.2 Notice of Certain Events. Each Holder shall notify the Company and Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Holder under this Agreement and (b) the receipt by such Holder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to any party. Parent shall notify each Holder in writing promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of Parent under this Agreement.

Section 6.3 Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 6.3 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 6.4 Reliance. The Holder understands and acknowledges that Parent, Merger Sub I, Merger Sub II, Heat OpCo, Pacers OpCo and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

Section 6.5 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to any Holder, to such address set forth opposite the Holder’s signature hereto;

if to Parent, to:

Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Attention:  John Bell

E-mail:   john.bell@permianres.com

with a required copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention: Sean T. Wheeler, P.C.

    Debbie P. Yee, P.C.

E-mail:   sean.wheeler@kirkland.com

    debbie.yee@kirkland.com

if to the Company, to:

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Attention:  Robert J. Anderson

     Robert W. Hunt, Jr.

E-mail:   robert@earthstoneenery.com

        bobby@earthstoneenergy.com

with a required copy to (which shall not constitute notice):

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:  Douglas E. McWilliams

    Lande Alexandra Spottswood

E-mail:   dmcwilliams@velaw.com

    lspottswood@velaw.com

Section 6.6 Amendment; Waiver.

(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party hereto to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 6.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, including via e-mail in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 6.8 Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Except as expressly set forth in the prior sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment in violation of this Section 6.8 shall be void.

Section 6.9 Entire Agreement. This Agreement (including the schedule hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 6.10 Severability. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.11 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.12 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT

ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.12.

Section 6.13 Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated this Agreement, whether or not the Mergers shall be consummated.

Section 6.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

Section 6.15 Injunctive Relief. The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 6.3, it is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.15, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each party hereto accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 6.15. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.15, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.16 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Holders, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Holders in the voting or disposition of any Shares, except as otherwise expressly provided herein.

Section 6.17 Disclosure. Each Holder consents to and authorizes the publication and disclosure by the Company and Parent of such Holder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Joint Proxy and Solicitation Statement, and any other disclosure document required in connection with the Merger Agreement and the Transactions.

Section 6.18 Interpretation.

(a) Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted it is of no application and is hereby expressly waived.

(b) Notwithstanding anything in this Agreement to the contrary, each Holder’s representations, warranties and obligations hereunder are only with respect to itself and the Shares it owns, and such Holder is not responsible for any breach by any other Holder or with respect to such other Holder’s Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer

Signature Page to Voting and Support Agreement

HOLDERS:

CYPRESS INVESTMENTS, LLC
Cypress Investments, LLC 34 S. Wynden Drive, Suite 300 Houston, TX 77056 Attention: Henry May	By:	/s/ Frost W. Cochran
	Name:	Frost W. Cochran
	Title:	Authorized Person

BROKEN OAK INVESTMENTS, LLC
Broken Oak Investments, LLC 34 S. Wynden Drive, Suite 300 Houston, TX 77056 Attention: Henry May	By:	/s/ Frost W. Cochran
	Name:	Frost W. Cochran
	Title:	Authorized Person

Signature Page to Voting and Support Agreement

PARENT: PERMIAN RESOURCES CORPORATION

By:	/s/ James Walter
Name:	James Walter
Title:	Co-Chief Executive Officer

PARENT: PERMIAN RESOURCES CORPORATION

By:	/s/ William M Hickey, III
Name:	William M. Hickey, III
Title:	Co-Chief Executive Officer

Signature Page to Voting and Support Agreement

SCHEDULE I

Number of Shares Beneficially Owned

Cypress Investments, LLC:

Company Class A common stock: 11,017,213

Company Class B common stock: 0

Broken Oak Investments, LLC:

Company Class A common stock: 150,000

Company Class B common stock: 0

Schedule I to Voting and Support Agreement

ANNEX G: FORM OF SEVENTH AMENDED AND RESTATED PERMIAN RESOURCES OPCO LLC AGREEMENT

Final Form

Form of Seventh Amended and Restated

Limited Liability Company Agreement

PERMIAN RESOURCES OPERATING, LLC

SEVENTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [•]

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Schedules

Schedule 1	–	Schedule of Members

Exhibits

Exhibit A	–	Form of Joinder Agreement

PERMIAN RESOURCES OPERATING, LLC

SEVENTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [●], is entered into by and among Permian Resources Operating, LLC, a Delaware limited liability company (the “Company”), and its Members (as defined herein).

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Act (as defined herein) by the filing of the Certificate (as defined herein) with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on August 10, 2012;

WHEREAS, the Company entered into that certain Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 1, 2021 (together with all schedules, exhibits and annexes thereto, the “Sixth A&R LLC Agreement”), with the members of the Company party thereto;

WHEREAS, pursuant to Section 16.03 of the Sixth A&R LLC Agreement, the Sixth A&R LLC Agreement may be amended or modified solely by the Manager, subject to the prior written consent of both (a) the Majority Members and (b) the Audit Committee of the Corporate Board;

WHEREAS, the Company, Permian Resources Corporation (formerly known as Centennial Resource Development, Inc.), a Delaware corporation (the “Corporation”), and certain Members holding a majority of the Units outstanding and constituting the Majority Members desire to amend and restate the Sixth A&R LLC Agreement as of the Effective Time (as defined herein) to reflect (a) the consummation of the transactions contemplated by the Merger Agreement (as defined herein), (b) the admission of each of the Legacy Earthstone Unitholders as a Member and (c) the rights and obligations of the Members that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time, at which time the Sixth A&R LLC Agreement shall be superseded entirely by this Agreement; and

WHEREAS, the Audit Committee of the Corporate Board has approved of the amendment and restatement of the Sixth A&R LLC Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Member, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement). Notwithstanding anything to the contrary herein, (a) with respect to the Members of the Company (other than the Corporation and its Subsidiaries), “Affiliate” shall not include any portfolio companies of Pearl Energy Investments, NGP Energy Capital or EnCap Investments, L.P. and (b) with respect to the Corporation and its Subsidiaries, “Affiliate” shall not include any portfolio companies of Riverstone Energy Investments.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisers” has the meaning set forth in Section 15.02.

“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to Article XII.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Block Redemption Date” means the date on which a Member elects to have its Common Units redeemed in connection with a Redemption permitted pursuant to Section 11.01(i).

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeemed Member is subject, which period restricts the ability of such Redeemed Member to immediately resell shares of Class A Common Stock to be delivered to such Redeemed Member in connection with a Share Settlement.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g) and 1.704-1(b)(2)(iv)(s); provided, that if any noncompensatory options are outstanding upon the occurrence of any adjustment described herein, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (a) the Share Settlement and (b) the Common Unit Redemption Price.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Change of Control Transaction” means (a) a sale of all or substantially all of the Company’s assets determined on a consolidated basis, (b) a sale of a majority of the Company’s outstanding Units (other than (i) to the Corporation or (ii) in connection with a Redemption or Direct Exchange in accordance with Article XI) or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Company; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (w) a transaction solely between the Company or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, nor (x) a transaction solely for the purpose of changing the jurisdiction of domicile of the Company, nor (y) a transaction solely for the purpose of changing the form of entity of the Company, nor (z) a sale of a majority of the outstanding shares of Class A Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (w), (x), (y) and (z) constitute a Change of Control Transaction.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the Class C Common Stock, par value $0.0001 per share, of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means all classes and series of common stock of the Corporation, including the Class A Common Stock and the Class C Common Stock.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume-weighted closing price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock (or such other class of stock into which it has been converted) no longer trades on a securities exchange or automated or electronic quotation system, then the Common Unit Redemption Price shall be the fair market value of one share of Class A Common Stock, as determined by a majority of the Independent Directors in good faith, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means the interest of a Member in Profits, Losses and Distributions.

“Company Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Corporate Board” means the Board of Directors of the Corporation.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of February 18, 2022, by and among the Company, as borrower, the Corporation, as Parent, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as may be subsequently amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation).

“CRP Holdco Corp.” means CRP Holdco Corp., a Delaware corporation.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.L. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property, the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation for such Taxable Year or other Fiscal Period shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.06.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreement (and without otherwise violating any applicable provisions of the Credit Agreement).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Company to a Member in redemption of all or a portion of such Member’s Units or (c) any amounts payable pursuant to Section 6.06.

“Effective Time” has the meaning set forth in Section 16.15.

“EnCap Unitholder” means, collectively, Bold Energy Holdings, LLC, a Texas limited liability company and any funds or investment vehicles associated with EnCap Investments, L.P. or any Affiliate thereof.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation.

“Equity Securities” means (i) with respect to the Company or any of its Subsidiaries, (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company and (ii) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Company and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Independent Directors” means the members of the Corporate Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the Securities Act and the corresponding rules of the applicable exchange on which the Class A Common Stock is traded or quoted.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“Legacy Earthstone Unitholders” means Smits Merger Sub II LLC, a Delaware limited liability company, Lynden USA Inc., a Utah corporation, the EnCap Unitholder, and each of the other persons that held membership interests in Earthstone Energy Holdings, LLC, immediately prior to the Merger Closing.

“LLC Employee” means an employee of, or other service provider to, the Company or any Subsidiary, in each case acting in such capacity.

“Lock-Up Period” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Losses” means items of Company loss or deduction determined according to Section 5.01(b).

“Majority Members” means the Members (which may include the Manager) holding a majority of the Units then outstanding; provided that, if as of any date of determination, a majority of the Units are then held by the Manager or any Affiliates controlled by the Manager, then “Majority Members” shall mean the Manager together with Members holding a majority of the Units (excluding Units held by the Manager and its controlled Affiliates) then outstanding.

“Manager” has the meaning set forth in Section 6.01.

“Manager Change of Control” shall be deemed to have occurred if or upon:

(a) both the stockholders of the Corporation and the Corporate Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis), including a sale of all of the equity interests in the Company, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to any directly or indirectly wholly owned subsidiary of the Corporation, and such sale, lease or transfer is consummated;

(b) both the stockholders of the Corporation and the Corporate Board approve, in accordance with the Corporation’s certificate of incorporation and applicable law, a merger or consolidation of the Corporation with any other Person, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.01% of the total voting power represented by the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, and such merger or consolidation is consummated; or

(c) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or (b) a corporation or other entity owned, directly or indirectly, by all of the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 50.01% of the aggregate voting power of the Voting Securities of the Corporation; provided, that the Corporate Board recommends or otherwise approves or determines that such acquisition is in the best interests of the Corporation and its stockholders.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Material Subsidiary” means any direct or indirect Subsidiary of the Company that, as of any date of determination, represents more than (a) 50% of the consolidated net tangible assets of the Company or (b) 50% of the consolidated net income of the Company before interest, taxes, depreciation and amortization (calculated in a manner substantially consistent with the definition of “Consolidated Net Income” and “EBITDAX” or similar definition(s) appearing in the Credit Agreement, including such additional adjustments that are permitted to be made to such measure as described in “EBITDAX” or a similar definition appearing in the Credit Agreement).

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of [•], 2023, by and among the Corporation, Pacers Merger Sub I Inc., a Delaware corporation, Pacers Merger Sub II LLC, a Delaware limited liability company, the Company, Earthstone Energy, Inc., a Delaware corporation, and Earthstone Energy Holdings, LLC, a Delaware limited liability company (as may be amended or supplemented from time to time).

“Merger Closing” means the consummation of the transactions contemplated by the Merger Agreement.

“MidCo Unitholder” means each of Colgate Energy Partners III MidCo, LLC, Colgate Energy Partners, LLC, Colgate Energy Partners II, LLC and CEP Holdings, LLC, and their successors and assigns.

“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Audit Provisions” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Partnership Representative” has the meaning set forth in Section 9.03(a).

“Pearl Unitholder” means, collectively, Pearl Energy Investments, L.P., Pearl Energy Investments II, L.P. and Pearl CIII Holdings, L.P.

“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing such Member’s Units by the total Units of all Members at such time. The Percentage Interest of each member shall be calculated to the 4th decimal place.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pro rata,” “proportional,” “in proportion to,” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of such Units held by such holder as compared to the total number of Units outstanding.

“Profits” means items of Company income and gain determined according to Section 5.01(b).

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (b) any merger, consolidation or other combination involving the Corporation, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock.

“Redeemed Member” has the meaning set forth in Section 11.01(a).

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” means a Regular Redemption Date, a Special Redemption Date or a Block Redemption Date.

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Notice Date” means, except as otherwise specified by the Manager to the extent necessary for the Corporation to comply with the Registration Rights Agreement, with respect to any Regular Redemption Date or Special Redemption Date, the date that is ten (10) Business Days before such Redemption Date, and for any other Redemption Date, the date the Redemption Notice with respect to such Redemption Date is delivered, which date shall not be (i) less than ten (10) Business Days before such Redemption Date, or (ii) with respect to any Redemption permitted pursuant to Section 11.01(i), less than three (3) Business Days before the Block Redemption Date.

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registered Offering” means any secondary securities offering (which may include a “bought deal” or “overnight” offering), and any primary securities offering for which piggyback rights are offered, pursuant to the Registration Rights Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [•], 2023, by and among the Corporation, the EnCap Unitholder, the Pearl Unitholders and the other parties named therein (together with any joinder thereto from time to time by any successor or assign to any party to such Agreement).

“Regular Redemption Date” means a date within each fiscal quarter specified by the Manager from time to time.

“Related Person” has the meaning set forth in Section 7.01(c).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Retraction Notice” has the meaning set forth in Section 11.01(b).

“Schedule of Members” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Settlement Method Notice” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Redeemed Units.

“Simulated Basis” means, with respect to each Depletable Property, the Book Value of such property. For purposes of such computation, the Simulated Basis of each Depletable Property (including any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) shall be allocated to each Member in accordance with such Member’s relative Percentage Interest as of the time such Depletable Property (or such addition to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis) is acquired (or expended) by the Company, and shall be reallocated among the Members in accordance with the such Members’ Percentage Interest as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Value of the Company’s Depletable Properties pursuant to the definition of Book Value. Upon a transfer by a Member of any Units, a portion of the Simulated Basis allocated to such Member shall be reallocated to the transferee in accordance with the relative Percentage Interest transferred.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles and in a manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, in no event shall such allowance, in the aggregate, exceed the Simulated Basis of such Depletable Property. If the Book Value of a Depletable Property is adjusted pursuant to the definition of Book Value during a Taxable Year or other Fiscal Period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Book Value.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of a Depletable Property over the Book Value of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Book Value of a Depletable Property over the amount realized from the sale or other disposition of such Depletable Property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Sixth A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Special Redemption Date” means a date specified by the Manager in addition to or in lieu of the Regular Redemption Date during the same fiscal quarter. The Manager must specify a Special Redemption Date effective with any Registered Offering.

“Sponsor Person” has the meaning set forth in Section 7.04(d).

“Stock Exchange” means the New York Stock Exchange.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Company or by the Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Company or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the regulations promulgated under the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Company Interest of a Member or a permitted Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees as may be established by the Manager from time to time in accordance with Section 3.02; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

“Value” means (a) for any Stock Option Plan, the Market Price for the trading day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the trading day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(c).

“Voting Securities” means any Equity Securities of the Corporation that are entitled to vote generally in matters submitted for a vote of the Corporation’s stockholders or generally in the election of the Corporate Board.

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Company. The Company was formed on August 10, 2012 pursuant to the provisions of the Delaware Act.

Section 2.02 Seventh Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Sixth A&R LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, Section 18-210 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section 2.03 Name. The name of the Company shall be “Permian Resources Operating, LLC.” The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 2.04 Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be 251 Little Falls Drive, Wilmington, County of New Castle, DE 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution of the Company in accordance with the provisions of Article XIV.

Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal (and applicable state and local) income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III.

MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) The Corporation, CRP Holdco Corp. and the MidCo Unitholders were previously admitted as Members and shall remain Members of the Company upon the Effective Time. At the Effective Time and concurrently with the Merger Closing, each of the Legacy Earthstone Unitholders shall be admitted to the Company as a Member.

(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Time is set forth as Schedule 1 to this Agreement. The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.

Section 3.02 Units. Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of a single class of Common Units. To the extent required pursuant to Section 3.04(a), the Manager may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of the Corporation or class or series of preferred stock of the Corporation.

Section 3.03 The Merger Closing Issuances.In connection with the Merger Closing, at the Merger Closing, the Company issued the Legacy Earthstone Unitholders the number of Common Units set forth next to such person’s name on Schedule 1.

Section 3.04 Authorization and Issuance of Additional Units.

(a) If at any time the Corporation issues a share of its Class A Common Stock or any other Equity Security of the Corporation, (i) the Company shall issue to the Corporation one Common Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Company (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Company as a Capital Contribution; provided, that if the Corporation issues any shares of Class A Common Stock in order to directly purchase from another Member (other than the Corporation and its wholly owned Subsidiaries) a number of Common Units pursuant to Section 11.03(a) (and a corresponding number of shares of Class C Common Stock), then the Company shall not issue any new Common Units in connection therewith and the Corporation shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such other Member as consideration for such purchase). Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (i) (A) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan or (B) the issuance under the Corporation’s Equity Plans or Stock Option Plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property or (ii) the issuance of Equity Securities pursuant to any Equity Plan (other than a Stock Option Plan) that are restricted, subject to forfeiture or otherwise unvested upon issuance, but shall apply on the applicable Vesting Date with respect to such Equity Securities. Except pursuant to Article XI, (x) the Company may not issue any additional Common Units to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells an equal number of shares of the Corporation’s Class A Common Stock to another Person, and (y) the Company may not issue any other Equity Securities of the Company to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Corporation or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.

(b) The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04 and Section 3.11.

(c) The Company shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Company shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Company (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Company, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 3.05 Repurchases or Redemptions. The Corporation or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Corporation an equal number of Common Units for the same price per security or (ii) any other Equity Securities of the Corporation unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such

Equity Securities of the Corporation for the same price per security. The Company may not redeem, repurchase or otherwise acquire (A) any Common Units from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Company from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Corporation. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The Manager agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Tax Treatment of Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than an LLC Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(b) Options Granted to LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to an LLC Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred:

(i) The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) The Corporation shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation to such LLC Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv) The Corporation shall be deemed to have contributed any amounts received by the Corporation pursuant to Section 3.10(b)(i) and any amount deemed to be received by the Company pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c) Restricted Stock Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (a) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (b) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Employee, (c) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (d) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Manager without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Units. Upon such contribution, the Company will issue to the Corporation a number of Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV.

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager shall determine using such record date as the Manager may designate; such Distributions shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would violate Section 18-607 of the Delaware Act. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the Manager shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of tax distributions required to be made pursuant to Section 4.01(b) or reimbursements required to be made pursuant to Section 6.06).

(b) Tax Distributions. The Company shall make distributions to all Members pro rata, in accordance with each Member’s Percentage Interest, at such times and in such amounts as necessary to enable the Corporation and each of its wholly owned Subsidiaries to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities.

Section 4.02 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement.

ARTICLE V.

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The Capital Account balance of each of the Members as of the date hereof, as adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and Section 3.04(c) of this Agreement, is its respective “Merger Closing Capital Account Balance” set forth on the Schedule of Members.

(b) For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing Profits or Losses (excluding depletion with respect to a Depletable Property), there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period.

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi) Simulated Gains with respect to Depletable Properties shall be taken into account in computing Profits and Losses in lieu of actual gains on such Depletable Properties.

(vii) Items specifically allocated under Section  5.03 shall be excluded from the computation of Profits and Losses.

Section 5.02 Allocations. After giving effect to the allocations under Section 5.03, and subject to Section 5.04, Profits and Losses for any Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Members pro rata in such a manner that, after giving effect to the special allocations set forth in Section 5.03 and all other distributions through the end of such Taxable Year or other Fiscal Period, the Capital Account balance of each Member, immediately after making such allocation, is as nearly as possible equal to (a) the amount such Member would receive pursuant to Section 14.02(d) if all of the assets of the Company on hand at the end of such Taxable Year or other Fiscal Period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and all remaining or resulting cash were distributed, in accordance with Section 14.02(d), to the Members immediately after making such allocation, minus (b) such Member’s share of the Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. Notwithstanding any contrary provision in this Agreement, the Manager shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year or other Fiscal Period of the event requiring such adjustments or allocations.

Section 5.03 Regulatory and Special Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Member Minimum Gain, Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(g), if there is a net decrease in the Company Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Losses to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e) Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f) Simulated Depletion for each Depletable Property and Simulated Loss upon the disposition of a Depletable Property shall be allocated among the Members in proportion to their shares of the Simulated Basis in such property.

(g) The allocations set forth in Section 5.03(a) through and including Section 5.03(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Taxable Year or other Fiscal Period there is a decrease in Company Minimum Gain, or in Member Minimum Gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

Section 5.04 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Cost and percentage depletion deductions with respect each Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the U.S. federal income tax basis of each Depletable Property shall be allocated to each Member in accordance with such Member’s Percentage Interest as of the time such Depletable Property is acquired by the Company, and shall be reallocated among the Members in accordance with such Member’s Percentage Interest as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Company’s Depletable Properties pursuant to the definition of Book Value (or at the time of any material additions to the U.S. federal income tax basis of such Depletable Property). Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Members understand and agree that the Manager may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable

Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) that apply the principles of Section 704(c). For the purposes of applying the “remedial allocation method” to Depletable Properties (i) the amount by which any Member’s Capital Account is adjusted for Simulated Depletion shall be treated as an amount of book depletion allocated to such Member and (ii) the amount of cost depletion computed by such Member under section 613A(c)(7)(D) of the Code shall be treated as an amount of tax depletion allocated to such Member.

(c) For purposes of the separate computation of gain or loss by each Member on a taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property and in the same proportion as their shares thereof were allocated and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains; provided, however, that the Members understand and agree that the Board of Managers may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) that apply the principles of Section 704(c). The provisions of this Section 5.04(c) and the other provisions of this Agreement relating to allocations under Section 613A(c)(7)(D) of the Code are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d) Each Member shall, in a manner consistent with this Article V, separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the request of the Company, each Member may advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

(e) Items of Company taxable income, gain, loss and deduction with respect to any property contributed or deemed contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value as of the date of the applicable contribution using the traditional method set forth in Treasury Regulations Section 1.704-3(b); provided that, (i) the Company shall use the remedial method set forth in Treasury Regulations Section 1.704 3(d) with respect to any property contributed or deemed contributed to the Company by the MidCo Unitholders, and (ii) with the prior written consent of the EnCap Unitholder, the Company may use another method determined by the Manager that is permitted under Treasury Regulations Section 1.704-3 with respect to any property contributed or deemed contributed to the Company in connection with the transactions contemplated by the Merger Agreement.

(f) If the Book Value of any Company asset is adjusted pursuant to Section 5.01(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) using the the traditional method set forth in Treasury Regulations Section 1.704-3(b).

(g) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(h) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members pro rata as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(i) For purposes of determining a Member’s pro rata share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be in proportion to the Units held by such Member.

(j) Allocations pursuant to this Section 5.05 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.

Section 5.05 Withholding; Indemnification and Reimbursement for Payments on Behalf of a Member. If requested by the Manager, each Member shall, if able to do so, deliver to the Manager: (A) an affidavit in form satisfactory to the Company, such as an IRS Form W-9 or applicable IRS Form W-8, that the applicable Member (or its beneficial owners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with this Section 5.05. To the extent the Corporation, the Company and its Subsidiaries is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (including the delivery of consideration in connection with a Redemption or Direct Exchange, backup withholding, Section 1445 of the Code, Section 1446 of the Code or any “imputed underpayment” within the meaning of the Code or, in each case, similar provisions of state, local or other tax Law) the Corporation, the Company or the applicable Subsidiary, as the case may be, may withhold such amounts and make such tax payments as so required, and each Member hereby authorizes the Corporation, the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state, or local or non-U.S. taxes that the Manager determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable, allocable or payable by or with respect to such Member pursuant to this Agreement. In addition, if the Company is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member (including U.S. federal income taxes as a result of Company obligations pursuant to the Partnership Audit Provisions with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 5.05 shall be treated as having been distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, such Member shall indemnify the Company in full for the amount of such excess. The Manager may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 5.05. A Member’s obligation to indemnify the Company under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.05, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Company at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income from such indemnity (and interest) shall not be allocated to or distributed to the Member paying such indemnity (and interest). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.

ARTICLE VI.

MANAGEMENT

Section 6.01 Authority of Manager.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, the “Manager”) and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the Manager.

(c) The Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity.

Section 6.02 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section  6.07.

Section 6.03 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

Section 6.04 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation and its wholly owned Subsidiaries) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.05 Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided such contracts and dealings are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members holding a majority of the Units (excluding Units held by the Manager and its controlled Affiliates) then outstanding and otherwise are permitted by the Credit Agreement.

Section 6.06 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock is and will continue to be publicly traded and therefore the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs of being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that (i) shares of Class A Common Stock are sold to underwriters in any public offering after the Effective Time at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Settlement for any Redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Manager for such Discount by treating such Discount as an additional Capital Contribution made by the Manager to the Company, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 11.02, and increasing the Manager’s Capital Account by the amount of such Discount. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 6.07 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

Section 6.08 Limitation of Liability of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, employees or other agents shall be liable to the Company, to any Member or to any other Person bound by this Agreement that is not the Manager for any act or omission performed or omitted by the Manager or such Person in its capacity as the sole managing member of the Company or as an Affiliate, officer, employee or other agent of the Manager, as applicable, pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s willful misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in the other agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager and each of its Affiliates, officers, employees and other agents shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, as to matters such Person reasonably believes are within such other Person’s professional or expert competence and any act of or failure to act by the Manager or such other Person in good faith reliance on such advice shall in no event subject the Manager or such other Person to liability to the Company or any Member or to any other Person bound by this Agreement.

(b) To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(c) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion,” with its “approval” or “consent” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(d) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, (i) whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and (ii) so long as the Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Manager or any of the Manager’s Affiliates and shall be deemed approved by all Members..

Section 6.09 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.10 Outside Activities of the Manager. The Manager shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Manager as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Company as Capital Contributions and the proceeds of any other financing raised by the Manager pursuant to the preceding clauses (d) and (e) shall be made available to the Company as loans or otherwise as appropriate and, provided further, that the Manager may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Manager takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit the Manager from executing any guarantee of indebtedness of the Company or its Subsidiaries.

Section 6.11 Standard of Care. Except to the extent otherwise expressly set forth in this Agreement, the Manager shall, in connection with the performance of its duties in its capacity as the Manager, have the same fiduciary duties to the Company and the Members as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under the Laws of the State of Delaware as in effect from time to time). The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the Manager.

ARTICLE VII.

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.01 Limitation of Liability and Duties of Members; Investment Opportunities.

(a) Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager; provided that, in the case of the Manager, this sentence shall not in any manner limit the liability of the Manager to the Company or any Member (other than the Manager) attributable to a breach by the Manager of any obligations of the Manager under this Agreement. Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members or the Manager for liabilities of the Company.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.08 with respect to the Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by Law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

(d) Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Member (including the Manager) or to any Related Person of such Member, and no Member (or any Related Person of such Member) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or the Members will have any duty to communicate or offer such opportunity to the Company or the Members, or to develop any particular investment, and such Person will not be liable to the Company or the Members for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Members. Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, neither the Company nor any Member has any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Company, even if competitive with the activities of the Company or the Members, will not be deemed wrongful or improper.

Section 7.02 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 7.04 Indemnification.

(a) Subject to Section 5.05, the Company shall indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted by applicable Law (including as it presently exists or may hereafter be amended, substituted or replaced but, to the fullest extent permitted by applicable Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than such Law permitted the Company to provide immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such Person by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in the Corporation) or is or was serving as the Manager or a director, officer, employee or other agent of the Manager, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another Person; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ bad faith, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person (and the investment funds, if any, they represent)

against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(d) Notwithstanding anything contained herein to the contrary (including in this Section 7.04), the Company agrees that any indemnification and advancement of expenses available to any current or former Indemnified Person from any investment fund that is an Affiliate of the Company who served as a director of the Company or as a Member of the Company by virtue of such Person’s service as a member, director, partner or employee of any such fund prior to or following the Effective Time (any such Person, a “Sponsor Person”) shall be secondary to the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 7.04 which shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company and the Company (i) shall be the primary indemnitor of first resort for such Sponsor Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Sponsor Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section  7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Members Right to Act. For matters that require the approval of the Members, the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by this Agreement, acts by the Members holding a majority of the outstanding Units, voting together as a single class, shall be the acts of the Members. Any Member entitled to vote at a meeting of Members may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Manager or by the Members holding a majority of the Units entitled to vote on such matter on at least 48 hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

Section 7.06 Inspection Rights. The Company shall permit each Member and each of its designated representatives to (i) visit and inspect any of the properties of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, (iii) consult with the managers, officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries. The presentation of an executed copy of this Agreement by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives.

ARTICLE VIII.

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.03 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager; provided that the Company shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

Section 8.03 Reports. The Company shall deliver or cause to be delivered, within ninety (90) days after the end of each Fiscal Year, to each Person who was a Member at any time during such Fiscal Year, all information reasonably necessary for the preparation of such Person’s United States federal and applicable state income tax returns.

ARTICLE IX.

TAX MATTERS

Section 9.01 Preparation of Tax Returns. The Manager shall arrange, at the Company’s expense, for the preparation and timely filing of all tax returns required to be filed by the Company. On or before March 15, June 15, September 15, and December 15 of each Taxable Year, the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of such Member’s state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for the prior quarter, which estimate shall have been reviewed by the Company’s outside tax accountants. For so long as any Member owns 5% or more of the outstanding Common Units, the Company shall (a) send a draft of any income tax return of the Company to such Member, at least fifteen days prior to filing, for review and comment, and (b) consider in good faith all reasonable comments received from such Member at least five days prior to the due date for the filing of any such tax return. In addition, no later than the later of (i) March 15 following the end of the prior Taxable Year, and (ii) thirty (30) Business Days after the issuance of the final financial statement report for a Fiscal Year by the Company’s auditors, the Company shall send to each Person who was a Member at any time during such Taxable Year, a statement showing such Member’s (A) final state tax apportionment information, (B) allocations to the Members of taxable income, gains, losses, deductions and credits for such Taxable Year, (C) a completed IRS Schedule K-1 and (D) all other information reasonably requested and necessary for the preparation of such Person’s U.S. federal (and applicable state and local) income tax returns. Each Member shall notify the Company, and the Company shall take reasonable efforts to notify each of the other Members, upon receipt of any notice of tax examination of the Company by U.S. federal, state or local authorities. Subject to the terms and conditions of this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion.

Section 9.02 Tax Elections. The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code and shall not thereafter revoke such election. In addition, the Company (and any eligible Subsidiary) shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s Taxable Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b).

Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Tax Controversies.

(a) The Corporation shall be designated and may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the “partnership representative” of the Company, within the meaning given to such term in Section 6223 of the Code and any corresponding or similar role for relevant state and local tax purposes (the Corporation, in such capacity, the “Partnership Representative”). The Partnership Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Partnership Representative prior to the date hereof) shall reasonably cooperate with each other and shall use reasonable best efforts to cause the Manager (or any Person subsequently designated) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). The Partnership Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Partnership Representative. Subject to the other terms of this Agreement, the Partnership Representative is authorized to take such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Audit Provisions. The Partnership Representative will have discretion to determine whether the Company (either in its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Each Member agrees to reasonably cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member, and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 5.06. The Partnership Representative shall be entitled to cause the Company to elect the application of Section 6226 of the Code with respect to any imputed underpayment or make any other decision or election, or take any action pursuant to Sections 6221 through 6235 and 6241 of the Code. The Partnership Representative shall keep the Members reasonably informed of any material audit or administrative or judicial proceedings and any decisions or elections described in the previous sentence that are material in nature. The Company shall reimburse the Partnership Representative for all reasonable and documented out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. In the event that the Manager determines that the foregoing provisions are no longer applicable to the Company, either due to a change of controlling law or the enactment of applicable Treasury Regulations, the Manager is authorized to take any reasonable actions as may be required concerning tax matters of the Company not otherwise addressed in this Section 9.03(a). The provisions of this Section 9.03(a) shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and the termination of the Company and shall remain binding on each Member for the period of time necessary to resolve with any applicable taxing authority any income tax matters relating to the Company. Notwithstanding anything to the contrary herein (except for elections and Section 704(c) methods expressly provided for herein), the Partnership Representative shall not settle any tax controversy that would reasonably be expected to have a disproportionate and adverse impact on any Member (or subset of Members) without the prior written consent of such Member (or subset of Members).

ARTICLE X.

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS

Section 10.01 Transfers by Members. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 or (b) approved in writing by the Manager. Notwithstanding the foregoing, “Transfer” shall not include an event that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer”) (i) by a Member to an Affiliate of such Member, (ii) by a Member to any of its partners, limited liability company members, stockholders or other equity holders of such Member, (iii) by the Corporation to the holders of equity interests in the Corporation in connection with the dissolution of the Corporation, (iv) by any transferee pursuant to clause (ii) or (iii) of this sentence to any by a Member to any of its partners, limited liability company members, stockholders or other equity holders of such Member or Affiliate of such transferee or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such transferee or Relatives of such transferee, (iv) pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof, or (v) by any Member to the holders of equity interests in such Member in connection with a Permitted Transfer or a dissolution of such Member; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units and (B) in the case of the foregoing clauses (i), (ii), (iii) and (v), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer (other than a Redemption or

Direct Exchange) by the Corporation of Common Units to a transferee in accordance with this Section 10.02, the Corporation shall be required to also transfer a number of shares of Class C Common Stock corresponding to the number of such Member’s (or subsequent transferee’s) Common Units that were transferred in the transaction to such transferee; and, in the case of a Redemption or Direct Exchange, a number of shares of Class C Common Stock corresponding to the number of such Member’s Common Units that were transferred in such Redemption or Direct Exchange shall be cancelled. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [●], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PERMIAN RESOURCES OPERATING, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND PERMIAN RESOURCES OPERATING, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY PERMIAN RESOURCES OPERATING, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units (other than (i) in connection with a Redemption or Direct Exchange in accordance with Article XI or (ii) pursuant to a Change of Control Transaction), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company and the other holders of Units a Joinder (or other counterpart to this Agreement acceptable to the Manager) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other Company items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

Section 10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Company Interest in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 6.08, Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

Section 10.07 Overriding Provisions.

(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii) subject the Company to registration as an investment company under the Investment Company Act;

(iii) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(iv) in the reasonable determination of the Manager, cause the Company to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code and any applicable Treasury Regulations issued thereunder, or any successor provision of the Code;

(v) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors); or

(vi) in the reasonable determination of the Manager, result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE XI.

REDEMPTION AND EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Member.

(a) Each Member (other than the Corporation and its wholly owned Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its Common Units (the “Redemption Right”), upon the terms and subject to the conditions set forth in this Section 11.01. A Member desiring to exercise its Redemption Right (the “Redeemed Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation on or before the Redemption Notice Date. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeemed Member intends to have the Company redeem on the Redemption Date. Except as provided in Section 11.01(b) or (c), upon delivery of any Redemption Notice by any Member on or before any Redemption Notice Date, such Member may not revoke or rescind such Redemption Notice after such Redemption Notice Date. Any Redemption Notice delivered for a Redemption on a Regular Redemption Date may not be contingent. Any Redemption Notice delivered for a Redemption on a Special Redemption Date may be made contingent on the consummation of the Registered Offering or other transaction described in the notice of the Manager specifying such Special Redemption Date. Any notice by any Member pursuant to the Registration Rights Agreement to demand or participate in any Registered Offering shall be deemed to constitute a Redemption Notice for the related Special Redemption Date. Unless the Redeemed Member timely has delivered a Retraction Notice as provided in Section 11.01(b) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Redeemed Member shall transfer and surrender the Redeemed Units to the Company and a corresponding number of shares of Class C Common Stock to the Corporation, in each case free and clear of all liens and encumbrances, (ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeemed Member the consideration to which the Redeemed Member is entitled under Section 11.01(b), and (z) if the Common Units are certificated, issue to the Redeemed Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeemed Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units and (iii) the Corporation shall cancel such shares of Class C Common Stock.

(b) In exchange for its Redeemed Units, a Redeemed Member shall be entitled to receive the Share Settlement or, at the Company’s election, the Cash Settlement from the Company. Within one (1) Business Day of the Redemption Notice Date, the Company shall give written notice (the “Settlement Method Notice”) to the Redeemed Member (with a copy to the Corporation) of its intended settlement method; provided that if the Company does not timely deliver a Settlement Method Notice, the Company shall be deemed to have elected the Share Settlement method. The Redeemed Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the Business Day after delivery of the Settlement Method Notice. The timely delivery of a

Retraction Notice shall terminate all of the Redeemed Member’s, the Company’s and the Corporation’ rights and obligations under this Section 11.01 arising from the retracted Redemption Notice.

(c) Notwithstanding anything to the contrary in Section 11.01(a) or (b), in the event the Company elects a Share Settlement in connection with a Redemption, a Redeemed Member shall be entitled, at any time prior to the consummation of a Redemption, to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeemed Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeemed Member to have the resale of its Class A Common Stock registered at or immediately following the consummation of the Redemption; (iv) the Corporation shall have disclosed to such Redeemed Member any material non-public information concerning the Corporation, the receipt of which results in such Redeemed Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeemed Member at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeemed Member to consummate the resale of Class A Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided further, that in no event shall the Redeemed Member seeking to delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Redeemed Member with a basis for such delay or revocation. If a Redeemed Member delays the consummation of a Redemption pursuant to this Section 11.01(c), (A) the Redemption Date shall occur on the third Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeemed Member may agree in writing) and (B) notwithstanding anything to the contrary in Section 7.01(b), the Redeemed Member may retract its Redemption Notice by giving a Retraction Notice to the Company (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on the second Business Day following the date on which the conditions giving rise to such delay cease to exist.

(d) Unless otherwise approved in advance by the Manager, each Member’s Redemption Right shall be subject to the following limitations and qualifications:

(i) except (A) Redemptions pre-approved by the Manager, including Redemptions in connection with Rule 10b5-1 plans previously approved by the Manager, and (B) as otherwise provided herein, Redemptions shall only be permitted on a Redemption Date;

(ii) a Redeeming Member shall only be permitted to redeem less than all of its Common Units if (A) prior to such Redemption it holds at least 50,000 Units and (B) it redeems not less than 50,000 Common Units in such Redemption; and

(iii) any Redemption of Common Units issued after the date hereof (other than in connection with any recapitalization), including such Common Units issued to Members as of the date hereof, may be limited in accordance with the terms of any agreements or instruments entered into in connection with such issuance, as deemed necessary or desirable in the discretion of the Manager.

(e) The amount of the Share Settlement or the Cash Settlement that a Redeemed Member is entitled to receive under Section 11.01(b) shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeemed Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeemed Member transferred and surrendered the Redeemed Units to the Company prior to such date.

(f) In the event of a distribution (by dividend or otherwise) by the Corporation to all holders of Class A Common Stock of evidences of its indebtedness, securities, or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or distribution of any such assets received by the Corporation in respect of its Units, then in exchange for its Redeemed Units, a Redeemed Member shall be entitled to receive, in addition to the consideration set forth in Section 11.01(b), the amount of such security, securities or other property that the Redeemed Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Class A Common Stock in such transaction.

(g) If a Reclassification Event occurs, the Manager or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.03, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the rights of holders of Common Units (other than the Corporation and its wholly owned Subsidiaries) set forth in this Section 11.01 provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (ii) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such redemption. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

(h) In connection with a Manager Change of Control, the Corporation shall have the right to require each Member (other than the Corporation and its wholly owned Subsidiaries) to effect a Redemption of some or all of such Member’s Common Units and a corresponding number of shares of Class C Common Stock. Any Redemption pursuant to this Section 11.01(h) shall be effective immediately prior to the consummation of the Manager Change of Control (and, for the avoidance of doubt, shall not be effective if such Manager Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Common Units and shares of Class C Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Redemption Date and (ii) such Member shall cease to have any rights with respect to the Common Units and shares of Class C Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). The Corporation shall provide written notice of an expected Manager Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of the agreement with respect to such Manager Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated Manager Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Manager Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Manager Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Manager Change of Control, and the number of Common Units and shares of Class C Common Stock held by such Member that the Corporation intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to Section 11.01(a) to effect a Redemption.

(i) Notwithstanding any provision hereof to the contrary, a Member may exercise its Redemption Right with respect to all or at least 7,000,000 Common Units (as adjusted for any Unit splits, combinations, subdivisions, reclassifications or similar actions or events) at any time.

Section 11.02 Contribution of the Corporation. Subject to Section 11.03, in connection with the exercise of a Redeemed Member’s Redemption Rights under Section 11.01(a), the Corporation shall contribute to the Company the consideration the Redeemed Member is entitled to receive under Section 11.01(b). Unless the Redeemed Member has timely delivered a Retraction Notice as provided in Section 11.01(b) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make its Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement) required under this Section 11.02, and (ii) the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeemed Member. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Class A Common Stock equal to the number of Redeemed Units to be redeemed with such Cash Settlement; provided that the Corporation’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Class A Common Stock in accordance with Section 6.06.

Section 11.03 Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI, the Corporation may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or Cash Settlement, at the Corporation’s option, through a direct exchange of such Redeemed Units and such consideration between the Redeemed Member and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Redeemed Units.

(b) The Corporation may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Company and the Redeemed Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

Section 11.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or the delivery of cash pursuant to a Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with the corresponding provisions of the Corporation’s certificate of incorporation.

Section 11.05 Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Members and the Redeemed Member (to the extent of such Redeemed Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeemed Member of any prior breach of this Agreement.

Section 11.06 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeemed Member for U.S. federal (and applicable state and local) income tax purposes and no party shall take a position inconsistent with such intended tax treatment on any tax return, amendment thereof or any other communication with a taxing authority, in each case unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. The issuance of shares of Class A Common Stock or other securities upon a Redemption or Direct Exchange shall be made without charge to the Redeemed Member for any stamp or other similar tax in respect of such issuance.

ARTICLE XII.

ADMISSION OF MEMBERS

Section 12.01 Substituted Members. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Company Interest hereunder, the transferee shall become a substituted Member (“Substituted Member”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company.

Section 12.02 Additional Members. Subject to the provisions of Article III and Article X, any Person that is not the Corporation, any Member as of the date hereof, or the Legacy Earthstone Unitholders may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) a Joinder (or other counterpart to this Agreement acceptable to the Manager) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Manager determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

ARTICLE XIII.

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Members. No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV.

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the unanimous decision of the Manager together with all the Members to dissolve the Company;

(b) a Change of Control Transaction that is not approved by the Majority Members;

(c) a dissolution of the Company under Section 18-801(4) of the Delaware Act; or

(d) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Liquidation and Termination. On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause the notice described in the Delaware Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c) the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Company; and

(d) all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation). The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 14.02(d), (b) as tenants in common and in accordance with the provisions of Section 14.02(d), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section  14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE XV.

VALUATION

Section 15.01 Determination. “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02 Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the Manager and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the Manager shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.

ARTICLE XVI.

GENERAL PROVISIONS

Section 16.01 Power of Attorney.

(a) Each Member who is an individual hereby constitutes and appoints the Manager (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article XII or Article XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his, her or its Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 16.02 Confidentiality. The Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and may not use such information except in furtherance of the business of the Company or as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business, in each case obtained by a Member from the Company or any of its Affiliates or representatives. With respect to the Manager and each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of the Manager or each Member at the time of disclosure by the Company; (b) before or after it has been disclosed to the Manager or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer of the Company or of the Corporation; (d) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.

Section 16.03 Amendments. This Agreement may be amended or modified solely by the Manager, subject to the prior written consent of both (a) the Majority Members and (b) the Audit Committee of the Corporate Board; provided, that, solely for purposes of this Section 16.03, the second reference to “a majority” in the definition of Majority Members shall be deemed to be “thirty-three percent (33%) or more.” Notwithstanding the foregoing, no amendment or modification (a) to this Section 16.03 may be made without the prior written consent of each of the Members, (b) that modifies the limited liability of any Member, or increases the liabilities or obligations of any Member, in each case, may be made without the consent of each such affected Member, (c) that materially alters or changes any rights, preferences or privileges of any Company Interests in a manner that is different or prejudicial relative to any other Company Interests, may be made without the approval of a majority in interest of the Members holding the Company Interests affected in such a different or prejudicial manner, (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Company Interests in a manner that is different or prejudicial relative to any other holder of the same class of Company Interests, may be made without the approval of the holder of Company Interests affected in such a different or prejudicial manner and (e) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the Manager, acting alone, may amend this Agreement to reflect the issuance of additional Units or Equity Securities in accordance with Section 3.04.

Section 16.04 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 16.05 Addresses and Notices. Any notice, request, demand or instruction specified or permitted by this Agreement shall be in writing and shall be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the Company or by electronic mail at the address set forth below and to any other recipient and to any Member at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally or sent by telecopier (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service or if sent by electronic mail, upon confirmed receipt. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof signed by the Person entitled to such notice, whether before or after the time stated at which such notice is required to be given, shall be deemed equivalent to the giving of such notice. The Company’s address is:

to the Company:

Permian Resources Operating, LLC

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

with a copy (which copy shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attn: Sean T. Wheeler

   Debbie P. Yee

E-mail: sean.wheeler@kirkland.com

   debbie.yee@kirkland.com

Section 16.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 16.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 16.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 16.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 16.13 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 16.14 Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 16.14.

Section 16.15 Effectiveness. This Agreement shall be effective immediately upon the Merger Closing (the “Effective Time”). The Sixth A&R LLC Agreement shall govern the rights and obligations of the Company and the other parties to this Agreement in their capacity as Members prior to the Effective Time.

Section 16.16 Entire Agreement. This Agreement, those documents expressly referred to herein (including the Registration Rights Agreement), the Merger Agreement, any indemnity agreements entered into with any member of the board of managers prior to the date hereof or in connection with the Merger Closing and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Sixth A&R LLC Agreement is superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.17 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 16.18 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Seventh Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

PERMIAN RESOURCES OPERATING, LLC

By:
Name:	James Walter
Title:	Co-Chief Executive Officer

[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement]

MEMBERS:

PERMIAN RESOURCES CORPORATION

By:
Name:	James Walter
Title:	Co-Chief Executive Officer

CRP HOLDCO CORP.

By:
Name:	James Walter
Title:	Co-Chief Executive Officer

[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement]

NGP XI US HOLDINGS, L.P.

By: NGP XI Holdings GP, L.L.C., its general partner

By:
Name:
Title:

NGP PEARL HOLDINGS II, LLC

By:
Name:
Title:

LUXE ENERGY, LLC

By:
Name:
Title:

[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement]

PEARL ENERGY INVESTMENTS, L.P.
By: Pearl Energy Investment GP, LP., its general partner
By: Pearl Energy Investment UGP, LLC, its general partner

By:
Name:
Title:

PEARL ENERGY INVESTMENTS II, L.P.
By: Pearl Energy Investment II GP, LP., its general partner
By: Pearl Energy Investment II UGP, LLC, its general partner

By:
Name:
Title:

PEARL CIII HOLDINGS, L.P.
By: Pearl Energy Investment II GP, LP., its general partner
By: Pearl Energy Investment II UGP, LLC, its general partner

By:
Name:
Title:

[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement]

BOLD ENERGY HOLDINGS, LLC

By; EnCap Energy Capital Fund IX, L.P., its sole member

By; EnCap Equity Fund IX GP, L.P., its general partner

By; EnCap Investments, L.P., its general partner

By; EnCap Investments GP, L.L.C., its general partner

By:
Name:	Douglas E. Swanson, Jr.
Title:	Managing Director

LYNDEN ENERGY CORP.

By:
Name:
Title:

LYNDEN USA INC.

By:
Name:
Title:

[Signature Page to Seventh Amended and Restated Limited Liability Company Agreement]

SCHEDULE 11

SCHEDULE OF MEMBERS

See attached.

[1]

This Schedule of Members shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, to reflect any additional issuances of Common Units pursuant to this Agreement or to reflect the addition of any subsequent Member pursuant to the execution by such person of a Joinder.

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [●] (this “Joinder”), is delivered pursuant to that certain Seventh Amended and Restated Limited Liability Company Agreement, dated as of [●], 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among Permian Resources Operating, LLC, a Delaware limited liability company (the “Company”), Permian Resources Corporation, a Delaware corporation and the managing member of the Company (the “Manager”), the other Members party thereto, and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1. Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Manager, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2. Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3. Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

PERMIAN RESOURCES OPERATING, LLC

By: PERMIAN RESOURCES CORPORATION, its Managing Member

By:
Name:
Title:

Annex H

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to §  251, §  252, §  254, §  255, §  256, §  257, §  258, §  263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting,

transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

ANNEX I: PROXY CARD FOR

SPECIAL MEETING OF PERMIAN RESOURCES CORPORATION

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – Q U I C K * * * E A S Y

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

PERMIAN RESOURCES CORPORATION	Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on October 29, 2023.

INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD

IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY CARD THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.	Please mark your votes like this

1. Approval of the issuance of shares of Permian Resources Class A common stock and Permian Resources Class C common stock to stockholders of Earthstone Energy, Inc., in connection with the transactions pursuant to the terms of the Agreement and Plan of Merger, dated as of August 21, 2023, by and among Permian Resources, Smits Merger Sub I Inc., Smits Merger Sub II LLC, Permian Resources Operating, LLC, Earthstone Energy, Inc. and Earthstone Energy Holdings, LLC.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Approval of the adjournment of the Permian Resources special meeting to solicit additional proxies if there are not sufficient votes at the time of the Permian Resources special meeting to approve Proposal 1 above.

FOR ☐	AGAINST ☐	ABSTAIN ☐

CONTROL NUMBER

Signature             Signature, if held jointly            Date        , 2023

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

I-1

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders.

This notice of meeting and the accompanying

Proxy Statement are available at

https://www.cstproxy.com/permianres/sm2023

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PERMIAN RESOURCES CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

The undersigned appoints William M. Hickey, James H. Walter, Guy M. Oliphint and John C. Bell, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Permian Resources Corporation held of record by the undersigned at the close of business on September 20, 2023 at the Special Meeting of Stockholders of Permian Resources Corporation to be held in-person at the Petroleum Club of Midland at 501 West Wall Street, Midland, TX 79701 on October 30, 2023, at 10:00 a.m. Central Time or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

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ANNEX J: PROXY CARD FOR

SPECIAL MEETING OF EARTHSTONE ENERGY, INC.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/ESTE Cast your vote online Have your Proxy Card ready P.O. BOX 8016, CARY, NC 27512-9903 Follow the simple instructions to record your vote PHONE Call 1-866-994-4794 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Earthstone Energy, Inc. Special Meeting of Stockholders For Stockholders of record as of September 22, 2023 DATE: Monday, October 30, 2023 TIME: 10:00 AM, Central Time PLACE: 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Robert J. Anderson and Tony Oviedo (the "Named Proxies"), and each or either of them, as proxies of the undersigned, with full power of substitution and revocation, and authorizes them, and each or either of them, to vote all the shares of Class A Common Stock and Class B Common Stock of Earthstone Energy, Inc. ("Earthstone") which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon the Named Proxies to vote in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In postponement their discretion, thereof the .Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or You accordance are encouraged with the Board to specify of Directors' your choice recommendation by marking the . The appropriate Named Proxies box (SEE cannot REVERSE vote your SIDE) shares but you unless need you not sign mark (on any the box reverse if you side) wish and to vote return in this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Earthstone Energy, Inc. Special Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS FOR AGAINST ABSTAIN 1. To approve and adopt the merger agreement, by and among Earthstone, Earthstone Energy FOR Holdings, LLC ("Earthstone OpCo"), Permian Resources Corporation ("Permian Resources"), Smits Merger Sub I Inc. ("Merger Sub I"), Smits Merger Sub II LLC ("Merger Sub II") and Permian Resources Operating, LLC ("Permian Resources OpCo"), pursuant to which (i) Merger Sub I will merge with and into Earthstone, with Earthstone continuing its existence as the surviving corporation following the Initial Company Merger as a direct, wholly owned subsidiary of Permian Resources as the "Initial Surviving Corporation," (ii) the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as a direct, wholly owned subsidiary of Permian Resources, and (iii) Earthstone OpCo will merge with and into Permian Resources OpCo; 2. To vote on a proposal to approve, on a non-binding advisory basis, the compensation that may FOR be paid or become payable to Earthstone's named executive officers that is based on or otherwise relates to the mergers; 3. To approve, the adjournment of the Earthstone special meeting to solicit additional proxies if FOR there are not sufficient votes at the time of the Earthstone special meeting to approve the Earthstone merger proposal. Check here if you would like to attend the meeting in person. Authorized Signatures-Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date